Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189402

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Actavis, Inc. (“Actavis”) to be held on September 10, 2013 at 9:00 a.m. local time, at the Parsippany Hilton, 1 Hilton Ct., Parsippany, NJ 07054.

As previously announced, on May 19, 2013, Actavis entered into a transaction agreement with Warner Chilcott Public Limited Company (“Warner Chilcott”) to acquire Warner Chilcott through the formation of a new holding company incorporated in Ireland that will be renamed Actavis plc (“New Actavis”). The acquisition of Warner Chilcott will be effected by means of a “scheme of arrangement” under Irish law, subject to the approval of the Irish High Court. As consideration for the acquisition, Warner Chilcott shareholders will receive 0.160 of a New Actavis ordinary share for each Warner Chilcott share.

In connection with the acquisition, Actavis will merge with Actavis W.C. Holding 2 Inc., an indirect wholly owned subsidiary of New Actavis. Each Actavis common share then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Actavis. After giving effect to the acquisition and the merger, former Actavis stockholders are expected to own approximately 77% of the New Actavis ordinary shares and former Warner Chilcott shareholders are expected to own approximately 23% of the New Actavis ordinary shares. The exchange of Actavis shares for New Actavis ordinary shares and cash in lieu of New Actavis fractional shares will be a taxable transaction to Actavis stockholders. The New Actavis ordinary shares are expected to be listed on the NYSE under the symbol “ACT”. Based on the number of Actavis and Warner Chilcott shares outstanding as of July 30, 2013, the total number of New Actavis ordinary shares that is expected to be issued in connection with the acquisition and the merger is approximately 173 million.

We urge all Actavis stockholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 31 of the accompanying joint proxy statement/prospectus.

Actavis is holding a special meeting of our stockholders to seek your approval of the Transaction Agreement, the merger and certain related proposals. However, the acquisition is not conditioned upon approval of such related proposals. Your proxy is being solicited by the board of directors of Actavis. After careful consideration, our board of directors has unanimously approved the Transaction Agreement and determined that the terms of the acquisition will further the strategies and goals of Actavis. Our board of directors recommends unanimously that you vote “FOR” the proposal to approve the Transaction Agreement and the merger and “FOR” the other proposals described in the accompanying joint proxy statement/prospectus. In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Actavis”. Your vote is very important. Please vote as soon as possible whether or not you plan to attend the special meeting by following the instructions in the accompanying joint proxy statement/prospectus.

On behalf of the Actavis board of directors, thank you for your consideration and continued support.

Very truly yours,

Paul M. Bisaro
President, Chief Executive Officer and Director
Actavis, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated July 31, 2013, and is first being mailed to stockholders of Actavis on or about August 2, 2013.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Actavis from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Actavis at the following address and telephone number:

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Investor Relations

(862) 261-7488

ir.actavis.com

In addition, if you have questions about the transaction or the special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy card or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.

MacKenzie Partners Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (call collect)

or

Toll-Free (800) 322-2885

If you would like to request documents, please do so by September 3, 2013, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 236 of the accompanying joint proxy statement/prospectus.

Warner Chilcott Public Limited Company

1 Grand Canal Square

Docklands

Dublin 2, Ireland

To Our Shareholders:

You are cordially invited to attend two special meetings of the shareholders of Warner Chilcott Public Limited Company (“Warner Chilcott”). The first, the special court-ordered meeting, is to be held on Tuesday, September 10, 2013 at 8:00 a.m. (local time), at The K Club, Straffan, Co. Kildare, Ireland, and the second, the extraordinary general meeting (the “EGM”), is to be held on Tuesday, September 10, 2013 at 8:30 a.m. (local time), at the same location, or, if later, as soon as possible after the conclusion or adjournment of the special court-ordered meeting.

As previously announced, on May 19, 2013, Warner Chilcott entered into a transaction agreement (the “Transaction Agreement”) with Actavis, Inc. (“Actavis”), pursuant to which Actavis will acquire Warner Chilcott through the formation of a new holding company incorporated in Ireland, which is referred to as “New Actavis”. The acquisition of Warner Chilcott will be effected by means of a “scheme of arrangement” under Irish law.

As consideration for the acquisition, Warner Chilcott shareholders will receive 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share. In connection with the acquisition, Actavis will merge with an indirect wholly owned subsidiary of New Actavis. Each Actavis common share then issued and outstanding will be cancelled and automatically converted into the right to receive one New Actavis ordinary share. Upon completion of the merger and the acquisition, based on the number of Actavis and Warner Chilcott shares outstanding as of July 30, 2013, the former stockholders of Actavis are expected to own approximately 77%, and the former shareholders of Warner Chilcott are expected to own approximately 23%, of the outstanding ordinary shares of New Actavis. The receipt of New Actavis ordinary shares for Warner Chilcott ordinary shares is expected to be a tax-free transaction to Warner Chilcott shareholders.

You are being asked to vote on a proposal to approve the scheme at both special meetings, as well as three related proposals being presented at the EGM that shareholders must approve in order to properly implement the scheme. You are also being asked to vote at the EGM on proposals relating to the creation of “distributable reserves”, which are required under Irish law in order for New Actavis to, among other things, be able to pay dividends in the future, as well as the non-binding advisory approval of specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction; however, the acquisition is not conditioned on approval of these two proposals. The scheme is also subject to approval by the Irish High Court. More information about the transaction and the proposals is contained in the accompanying joint proxy statement/prospectus. We urge all Warner Chilcott shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 31 of the accompanying joint proxy statement/prospectus.

Your proxy is being solicited by the board of directors of Warner Chilcott. After careful consideration, the board of directors of Warner Chilcott has unanimously determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Warner Chilcott and its shareholders. The Warner Chilcott board of directors recommends unanimously that you vote “FOR” all proposals. In considering the recommendation of the Warner Chilcott board of directors, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. Your vote is very important. Please vote as soon as possible, whether or not you plan to attend the special meetings, by following the instructions in the accompanying joint proxy statement/prospectus.

On behalf of the Warner Chilcott board of directors, thank you for your consideration and continued support.

Very truly yours,

Roger M. Boissonneault
Chief Executive Officer, President and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated July 31, 2013, and is first being mailed to shareholders of Warner Chilcott on or about August 2, 2013.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Warner Chilcott from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Warner Chilcott at the following address and telephone number:

Warner Chilcott

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Attention: Investor Relations

(973) 442-3200

www.wcrx.com “Investor Relations” tab

In addition, if you have questions about the transaction or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy card or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Toll-Free (888) 680-1528

If you would like to request documents, please do so by September 3, 2013, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 236 of the accompanying joint proxy statement/prospectus.

ACTAVIS, INC.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:	9:00 a.m. local time

Date:	September 10, 2013

Place:	Parsippany Hilton, 1 Hilton Ct., Parsippany, NJ 07054.

Purpose:

(1) To approve the Transaction Agreement, dated May 19, 2013, among Actavis, Inc. (“Actavis”), Warner Chilcott Public Limited Company (“Warner Chilcott”), Actavis Limited (“New Actavis”), Actavis Ireland Holding Limited, Actavis W.C. Holding LLC, and Actavis W.C. Holding 2 LLC and the merger;

(2) To approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme of arrangement by which New Actavis will acquire Warner Chilcott;

(3) To consider and vote upon, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the Transaction Agreement; and

(4) To approve any motion to adjourn the Actavis special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Actavis special meeting to approve the Transaction Agreement and the merger, (ii) to provide to Actavis stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to the Actavis stockholders voting at the special meeting.

The merger and the acquisition are not conditioned on approval of proposals 2, 3 or 4 described above.

The enclosed joint proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the Transaction Agreement and the merger and includes a copy of the Transaction Agreement as Annex A and the conditions of the acquisition and the scheme as Annex B. Please read these documents carefully before deciding how to vote.

Record Date:	The record date for the Actavis special meeting has been fixed by the board of directors as the close of business on July 30, 2013. Actavis stockholders of record at that time are entitled to vote at the Actavis special meeting.

More information about the transaction and the proposals is contained in the accompanying joint proxy statement/prospectus. We urge all Actavis stockholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 31 of the accompanying joint proxy statement/prospectus.

The Actavis board of directors recommends unanimously that Actavis stockholders vote “FOR” the proposal to approve the Transaction Agreement and the merger, “FOR” the proposal to reduce all of the share premium of New Actavis to create distributable reserves, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of the accompanying joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of the accompanying joint proxy statement/prospectus and “FOR” the Actavis adjournment proposal.

By order of the board of directors

David A. Buchen
Chief Legal Officer - Global and Secretary
July 31, 2013

YOUR VOTE IS IMPORTANT

You may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting. We strongly encourage you to vote.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Registered in Ireland

No. 471506

1 Grand Canal Square, Docklands

Dublin 2, Ireland

NOTICE OF COURT MEETING OF SHAREHOLDERS

NOTICE OF COURT MEETING

IN THE HIGH COURT No. 2013/322 COS

IN THE MATTER OF WARNER CHILCOTT PUBLIC LIMITED COMPANY

– and –

IN THE MATTER OF THE COMPANIES ACTS 1963 to 2012

NOTICE IS HEREBY GIVEN that by an Order dated July 30, 2013 made in the above matters, the Irish High Court has directed a meeting (the “Court Meeting”) to be convened of the holders of the Scheme Shares (as defined in the proposed scheme of arrangement) as of the Voting Record Time (as defined below) of Warner Chilcott Public Limited Company (“Warner Chilcott”) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement pursuant to Section 201 of the Companies Act 1963 proposed to be made between Warner Chilcott and the holders of the Scheme Shares (and that such meeting will be held at The K Club, Straffan, Co. Kildare, Ireland, on Tuesday, September 10, 2013, at 8:00 a.m. (local time)), at which place and time all holders of the Scheme Shares entitled to vote thereat are invited to attend.

A copy of the scheme of arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 202 of the Companies Act 1963 are included in the document of which this Notice forms part.

Scheme Shareholders as of the Voting Record Time may vote in person at the Court Meeting or they may appoint another person, whether a shareholder of Warner Chilcott or not, as their proxy to attend, speak and vote in their stead, as further described in the accompanying joint proxy statement/prospectus. A proxy card (also referred to as a “Form of Proxy”) is enclosed with this Notice. Completion and return of a Form of Proxy will not preclude a Scheme Shareholder from attending and voting in person at the Court Meeting, or any adjournment thereof, if that shareholder wishes to do so, as further described in the accompanying joint proxy statement/prospectus. Any alteration to the Form of Proxy must be initialed by the person who signs it.

Whether or not you plan to attend the Court Meeting in person, it is important that your shares be represented and voted at the Court Meeting. Holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed reply envelope. Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in the name of a bank, broker or other nominee (“street name”) must vote in accordance with the voting instructions provided to them by their bank, broker or other nominee. Such holders may be eligible to submit a proxy electronically or by telephone. Any holder of record who is present at the Court Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. If you are a holder of record entitled to attend and vote at the Court Meeting, then you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf at the Court Meeting. A proxy is not required to be a shareholder of Warner Chilcott. A holder of record wishing to name any person other than the individual specified on the proxy card as his or her proxy holder may do so by crossing out the name of the designated proxy holder specified on the proxy card, inserting the name of such other person to act as his or her proxy and initialling such alteration. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it in accordance with the instructions on the enclosed proxy card, with a copy to the person named as his or her proxy holder, and for the person so named to be present to vote at the Court Meeting.

Please note that if shareholders plan to attend the Court Meeting in person, they will need to register in advance to be admitted. Holders of record can register for the Court Meeting by checking the appropriate box on their proxy card. The Court Meeting will start promptly at 8:00 a.m. (local time).

In addition to registering in advance, shareholders will be required to present a valid government-issued photo identification (e.g., driver’s license or passport) to enter the Court Meeting. Holders of record, whose shares are registered in their name, should bring a valid form of photo identification to the Court Meeting. Beneficial holders whose shares are held in street name will need to bring a letter from their bank, broker or other nominee that confirms that such holder is the beneficial owner of such shares as of the record date, together with a valid form of photo identification. Beneficial holders whose shares are held in street name and who plan to vote at the Court Meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the Court Meeting. Holders of record will be verified against an official list. Warner Chilcott reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of July 30, 2013. See “The Special Meetings of Warner Chilcott’s Shareholders” of the accompanying joint proxy statement/prospectus.

Entitlement to attend and vote at the Court Meeting, or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of Warner Chilcott as of the close of business on July 30, 2013, which is referred to as the “Voting Record Time”.

If the Form of Proxy is properly executed and submitted, it will be voted in the manner directed by the shareholder executing it, or if no directions are given, will be voted at the discretion of the Chairman of the Court Meeting or any other person duly appointed as proxy by the shareholder.

By the said Order, the Irish High Court has appointed John A. King, Ph.D., Non-Executive Chairman, or, failing him, Roger M. Boissonneault, Chief Executive Officer, President and Director, or, failing him, such director or officer of Warner Chilcott as the board of directors of Warner Chilcott may determine, to act as Chairman of said meeting and has directed the Chairman to report the result thereof to the Irish High Court.

Subject to the approval of the resolution proposed at the meeting convened by this notice and the requisite resolutions to be proposed at the extraordinary general meeting of Warner Chilcott convened for Tuesday, September 10, 2013, it is anticipated that the Irish High Court will order that the hearing of the petition to sanction said scheme of arrangement will take place in the second half of 2013.

Terms shall have the same meaning in this Notice as they have in the joint proxy statement/prospectus accompanying this Notice.

The scheme of arrangement will be subject to the subsequent sanction of the Irish High Court.

Issued shares and total voting rights

The total number of issued Scheme Shares held by Scheme Shareholders as of the Voting Record Time entitled to vote at the Court Meeting is 251,198,538. The resolution at the Court Meeting shall be decided on a poll. Every holder of a Warner Chilcott ordinary share as of the Voting Record Time (other than Actavis or any of its affiliates) will have one vote for every Warner Chilcott ordinary share of which he, she or it is the holder. A holder of a Warner Chilcott ordinary share as of the Voting Record Time (whether present in person or by proxy) who is entitled to more than one vote need not use all his, her or its votes or cast all his, her or its votes in the same way. The approval required at the Court Meeting is a majority in number of the Warner Chilcott shareholders of record as of the Voting Record Time casting votes on the proposal representing three-fourths (75 percent) or more in value of the Warner Chilcott ordinary shares held by such holders, present and voting either in person or by proxy.

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF WARNER CHILCOTT SHAREHOLDER OPINION. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR SUBMIT A PROXY BY INTERNET OR TELEPHONE IN THE MANNER PROVIDED ABOVE. AS FURTHER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

Dated July 31, 2013

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Ireland

Solicitors for Warner Chilcott Public Limited Company

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Registered in Ireland No. 471506

1 Grand Canal Square, Docklands

Dublin 2, Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF WARNER CHILCOTT PUBLIC LIMITED COMPANY

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING (“EGM”) of Warner Chilcott Public Limited Company (the “Company” or “Warner Chilcott”) will be held at The K Club, Straffan, Co. Kildare, Ireland, on Tuesday, September 10, 2013 at 8:30 a.m. (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting (as defined in the Scheme of Arrangement, a copy of which is included in the document of which this Notice forms part)) for the purpose of considering and, if thought fit, passing the following resolutions of which Resolutions 1, 3, 5, 6 and 7 will be proposed as ordinary resolutions and Resolutions 2 and 4 as special resolutions:

1.	Ordinary Resolution: To approve the Scheme of Arrangement

That, subject to the approval by the requisite majorities of the Scheme of Arrangement (as defined in the document of which this Notice forms part) at the Court Meeting, the Scheme of Arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the Chairman thereof) in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court be approved and the directors of Warner Chilcott be authorized to take all such action as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.

2.	Special Resolution: Cancellation of Warner Chilcott Shares pursuant to the Scheme of Arrangement

That, subject to the passing of Resolution 1 (above) and to the confirmation of the Irish High Court pursuant to Section 72 of the Companies Act 1963, the issued capital of Warner Chilcott be reduced by cancelling and extinguishing all the Cancellation Shares (as defined in the Scheme of Arrangement) but without thereby reducing the authorized share capital of Warner Chilcott.

3.	Ordinary Resolution: Directors’ authority to allot securities and application of reserves

That, subject to the passing of Resolutions 1 and 2 above:

(i)	the directors of Warner Chilcott be and are hereby generally authorized pursuant to and in accordance with Section 20 of the Companies (Amendment) Act 1983 to give effect to this resolution and accordingly to effect the allotment of the New Warner Chilcott Shares (as defined in the Scheme of Arrangement) referred to in paragraph (ii) below provided that (i) this authority shall expire on December 31, 2014, (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be an amount equal to the nominal value of the Cancellation Shares and (iii) this authority shall be without prejudice to any other authority under Section 20 previously granted before the date on which this resolution is passed; and

(ii)

forthwith upon the reduction of capital referred to in Resolution 2 above taking effect, the reserve credit arising in the books of account of Warner Chilcott as a result of the cancellation of the Cancellation Shares be applied in paying up in full at par such number of New Warner Chilcott Shares as shall be equal to the aggregate of the number of Cancellation Shares cancelled pursuant to

Resolution 2 above, such new Warner Chilcott Shares to be allotted and issued to Actavis Limited, a company incorporated in Ireland (company number 527629) (“New Actavis”) and/or its nominee(s) credited as fully paid up and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

4.	Special Resolution: Amendment to Articles

That, subject to the Scheme becoming effective, the Articles of Association of Warner Chilcott be amended by adding the following new Article 155:

155. Scheme of Arrangement

(a)	In these Articles, the “Scheme” means the scheme of arrangement dated July 31, 2013 between the Company and the holders of the Scheme Shares under Section 201 of the Companies Act 1963 in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court and expressions defined in the Scheme and (if not so defined) in the document containing the explanatory statement circulated with the Scheme under Section 202 of the Companies Act 1963 shall have the same meanings in this Article.

(b)	Notwithstanding any other provision of these Articles, if the Company allots and issues any ordinary shares (other than to New Actavis, or its nominee(s) (holding on bare trust for New Actavis)) on or after the Voting Record Time and prior to 10:00 p.m. (Irish time) on the day before the date on which the Scheme becomes effective (the “Scheme Record Time ”), such shares shall be allotted and issued subject to the terms of the Scheme and the holder or holders of those shares shall be bound by the Scheme accordingly.

(c)	Notwithstanding any other provision of these Articles, if any new ordinary shares are allotted or issued to any person (a “new member”) (other than under the Scheme or to New Actavis or any subsidiary undertaking of New Actavis or anyone acting on behalf of New Actavis (holding on bare trust for New Actavis) at or after the Scheme Record Time, New Actavis will, provided the Scheme has become effective, have such shares transferred immediately, free of all encumbrances, to New Actavis and/or its nominee(s) (holding on bare trust for New Actavis) in consideration of and conditional on the payment by New Actavis to the new member of the consideration to which the new member would have been entitled under the terms of the Scheme had such shares transferred to New Actavis hereunder been a Scheme Share, such new Warner Chilcott Shares to rank pari passu in all respects with all other Warner Chilcott Shares for the time being in issue and ranking for any dividends or distributions made, paid or declared thereon following the date on which the transfer of such new Warner Chilcott Shares is executed.

(d)	In order to give effect to any such transfer required by this Article 155, the Company may appoint any person to execute and deliver a form of transfer on behalf of, or as attorney for, the new member in favor of New Actavis and/or its nominee(s) (holding on bare trust for New Actavis). Pending the registration of New Actavis as a holder of any share to be transferred under this Article 155, the new member shall not be entitled to exercise any rights attaching to any such share unless so agreed by New Actavis and New Actavis shall be irrevocably empowered to appoint a person nominated by the Directors of New Actavis to act as attorney on behalf of any holder of that share in accordance with any directions New Actavis gives in relation to any dealings with or disposal of that share (or any interest in it), exercising any rights attached to it or receiving any distribution or other benefit accruing or payable in respect of it and any holders of that share must exercise all rights attaching to it in accordance with the directions of New Actavis. The Company shall not be obliged to issue a certificate to the new member for any such share.

5.	Ordinary Resolution: Creation of Distributable Reserves of New Actavis

That the creation of distributable reserves in New Actavis, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis Ordinary Shares (as defined in the Scheme of Arrangement) pursuant to the Scheme of Arrangement, be approved.

6.	Ordinary Resolution (non-binding, advisory): Approval of specified compensatory arrangements between Warner Chilcott and its named executive officers

That, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction as disclosed in the section of the accompanying joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott—Golden Parachute Compensation” beginning on page 116 of the accompanying joint proxy statement/prospectus, and the related resolution set forth in “Warner Chilcott Shareholder Vote on Specified Compensatory Arrangements” on page 183 of the accompanying joint proxy statement/prospectus, be approved.

7.	Ordinary Resolution: Adjournment of the EGM

That any motion by the Chairman to adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme of Arrangement, or the other resolutions set out at 2 through 6 above, (ii) to provide to Warner Chilcott shareholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Warner Chilcott shareholders voting at the EGM, be approved.

By order of the Board Company Secretary /s/ Ryan T. Sullivan Ryan T. Sullivan Dated: July 31, 2013	Warner Chilcott Public Limited Company 1 Grand Canal Square Docklands Dublin 2 Ireland

Notes:

1.	Whether or not you plan to attend the EGM in person, it is important that your shares be represented and voted at the EGM. Holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed reply envelope. Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in street name must vote in accordance with the voting instructions provided to them by their bank, broker, trustee, custodian or other nominee. Such holders may be eligible to submit a proxy electronically or by telephone. Any holder of record who is present at the EGM may vote in person instead of by proxy, thereby canceling any previous proxy. If you are a holder of record entitled to attend and vote at the EGM, then you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf at the EGM. A proxy is not required to be a shareholder of the Company. A holder of record wishing to name any person other than the individual specified on the proxy card as his or her proxy holder may do so by crossing out the name of the designated proxy holder specified on the proxy card, inserting the name of such other person to act as his or her proxy and initialling such alteration. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it in accordance with the instructions on the enclosed proxy card, with a copy to the person named as his or her proxy holder, and for the person so named to be present to vote at the EGM.

Please note that if shareholders plan to attend the EGM in person, they will need to register in advance to be admitted. Holders of record can register for the EGM by checking the appropriate box on their proxy card. The EGM will start promptly at 8:30 a.m. (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting).

In addition to registering in advance, shareholders will be required to present a valid government-issued photo identification (e.g., driver’s license or passport) to enter the EGM. Holders of record, whose shares are registered in their name, should bring a valid form of photo identification to the EGM. Beneficial holders whose shares are held in street name will need to bring a letter from their bank, broker or other nominee that confirms that such holder is the beneficial owner of such shares as of the record date, together with a valid form of photo identification. Beneficial holders whose shares are held in street name and who plan to vote at the EGM must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, to be able to vote at the EGM. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of July 30, 2013. See “The Special Meetings of Warner Chilcott’s Shareholders” of the accompanying joint proxy statement/prospectus.

2.	If the Form of Proxy is properly executed and submitted, it will be voted in the manner directed by the shareholder executing it or, if no directions are given, will be voted at the discretion of the Chairman of the EGM or any other person duly appointed as proxy by the shareholder.

3.	The completion and return of the Form of Proxy will not preclude a shareholder from attending and voting at the meeting in person.

4.	In accordance with article 29 of Warner Chilcott’s articles of association, the board of directors of Warner Chilcott has determined that only holders of record of ordinary shares of Warner Chilcott as of the close of business on July 30, 2013 may vote at the EGM or any adjournment thereof.

5.	Terms shall have the same meaning in this Notice as they have in the Scheme of Arrangement included in the joint proxy statement/prospectus accompanying this Notice.

6.	Any alteration to the Form of Proxy must be initialed by the person who signs it.

7.	The Scheme is subject to the approval of the Scheme by the requisite shareholder majorities at the Court Meeting, the passing of resolutions 1 through 4 at the EGM and the subsequent sanction by the Irish High Court. The Scheme is not subject to the passing of resolutions 5 through 7 at the EGM.

8.	Warner Chilcott shareholders should also refer to the section of the accompanying joint proxy statement/prospectus captioned “The Special Meetings of Warner Chilcott’s Shareholders”, which further describes the matters being voted on at the EGM and the ultimate effect of each resolution.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transaction and the special meetings. These questions and answers only highlight some of the information contained in this joint proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, to understand fully the proposed transaction and the voting procedures for the special meetings. See “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus. Unless otherwise specified, all references in this joint proxy statement/prospectus to “Actavis” refer to Actavis, Inc., a Nevada corporation; all references in this joint proxy statement/prospectus to “Warner Chilcott” refer to Warner Chilcott Public Limited Company, a public limited company organized under the laws of Ireland; all references in this joint proxy statement/prospectus to “New Actavis” refer to Actavis Limited, a company organized under the laws of Ireland that will be re-registered as a public limited company and renamed Actavis plc at or prior to the effective time of the transaction, referred to herein as the “effective time”, as described in this joint proxy statement/prospectus; all references in this joint proxy statement/prospectus to “IrSub” refer to Actavis Ireland Holding Ltd., a private limited company organized under the laws of Ireland; all references in this joint proxy statement/prospectus to “LuxSub” refer to Actavis W.C. Holding S.à r.l., a private limited liability company organized under the laws of Luxembourg; all references in this joint proxy statement/prospectus to “U.S. Holdco” refer to Actavis W.C. Holding LLC, a Nevada limited liability company that will be converted to a corporation and renamed Actavis W.C. Holding Inc.; all references in this joint proxy statement/prospectus to “MergerSub” refer to Actavis W.C. Holding 2 LLC, a Nevada limited liability company that will be converted to a corporation and renamed Actavis W.C. Holding 2 Inc.; unless otherwise indicated or the context requires, all references in this joint proxy statement/prospectus to “our” or “we” refer to Actavis and Warner Chilcott; all references to the “Transaction Agreement” refer to the Transaction Agreement, dated May 19, 2013, by and among Actavis, Warner Chilcott, New Actavis, IrSub, U.S. Holdco and MergerSub, a copy of which is included as Annex A to this joint proxy statement/prospectus; all references to the “conditions appendix” refer to Annex B to this joint proxy statement/prospectus; and all references to the “Expenses Reimbursement Agreement” refer to the Expenses Reimbursement Agreement, dated May 19, 2013, by and between Actavis and Warner Chilcott, a copy of which is included as Annex C to this joint proxy statement/prospectus. Unless otherwise indicated, all references to “dollars” or “$” in this joint proxy statement/prospectus are references to U.S. dollars. If you are in any doubt about this transaction you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 (as amended).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Actavis, Warner Chilcott, New Actavis, IrSub, U.S. Holdco and MergerSub have entered into the Transaction Agreement, pursuant to which New Actavis will acquire Warner Chilcott by means of a “scheme of arrangement”, or “scheme”, which is referred to in this joint proxy statement/prospectus as the “acquisition”, and, simultaneously with and conditioned on the concurrent consummation of the acquisition, MergerSub will be merged with and into Actavis, which is referred to in this joint proxy statement/prospectus as the “merger”, with Actavis surviving the merger as a wholly owned subsidiary of New Actavis.

Actavis will be holding a special meeting of stockholders in order to obtain the stockholder approval necessary to approve the Transaction Agreement and the merger, as described in this joint proxy statement/prospectus.

Warner Chilcott will be convening a special court-ordered meeting of its shareholders (referred to herein as the “Court Meeting”) in order to obtain shareholder approval of the scheme of arrangement. If Warner Chilcott obtains the necessary shareholder approval of the scheme of arrangement at the Court Meeting, Warner Chilcott will convene an extraordinary general meeting, or the “EGM”, in order to obtain shareholder approval of the resolutions necessary to implement the scheme of arrangement and related resolutions. The Court Meeting and the EGM are referred to herein collectively as the Warner Chilcott “special meetings”.

We will be unable to complete the merger and the acquisition unless the requisite Actavis and Warner Chilcott shareholder approvals are obtained at the respective special meetings. However, as described below, the merger and the acquisition are not conditioned on approval of certain of the matters being presented at the Actavis special meeting and the Warner Chilcott EGM.

The acquisition, the merger and the other transactions contemplated to occur at the completion of the acquisition and merger by the Transaction Agreement are referred to collectively in this joint proxy statement/prospectus as the “transaction”.

We have included in this joint proxy statement/prospectus important information about the merger, the acquisition, the Transaction Agreement (a copy of which is attached as Annex A), the conditions appendix (a copy of which is attached as Annex B), the Expenses Reimbursement Agreement (a copy of which is attached as Annex C), the Actavis special meeting and the Warner Chilcott special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting by granting a proxy or voting your shares by mail or telephone or over the Internet.

Q:	When and where will the Actavis and the Warner Chilcott special meetings be held?

A:	Actavis: The Actavis special meeting will be held at the Parsippany Hilton, 1 Hilton Ct., Parsippany, NJ 07054, on Tuesday, September 10, 2013, at 9:00 a.m., local time.

Warner Chilcott: The Court Meeting will be convened at The K Club, Straffan, Co. Kildare, Ireland, on Tuesday, September 10, 2013, at 8:00 a.m., local time.

The EGM will be convened at The K Club, Straffan, Co. Kildare, Ireland, on Tuesday, September 10, 2013, at 8:30 a.m., local time or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting.

Q:	What will the Actavis stockholders receive as consideration in the transaction?

A:	At the effective time, each Actavis common share issued and outstanding immediately prior to the merger will be cancelled and will automatically be converted into the right to receive one New Actavis ordinary share. Each New Actavis ordinary share (a “New Actavis ordinary share”) will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus. The one-for-one exchange ratio is fixed, and, as a result, the number of New Actavis ordinary shares to be received by the Actavis stockholders in the transaction will not fluctuate up or down based on the market price of the Actavis common shares or the Warner Chilcott ordinary shares prior to the effective time. It is expected that the New Actavis ordinary shares will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “ACT”. Following the effective time, the Actavis common shares will be delisted from the NYSE.

Since Irish law does not recognize fractional shares held of record, New Actavis will not issue any fractions of New Actavis ordinary shares to Actavis stockholders in this transaction. Instead, the total number of New Actavis ordinary shares that any Actavis stockholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Actavis ordinary shares to which Actavis stockholders would otherwise have been entitled will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Actavis stockholders whose fractional entitlements have been sold in accordance with the fractional entitlements to which they would otherwise have been entitled.

Q:	What will the Warner Chilcott shareholders receive as consideration in the transaction?

A:	At the effective time, the holders of Warner Chilcott ordinary shares issued and outstanding immediately prior to completion of the acquisition (other than Actavis or any Actavis affiliate) will obtain the right to receive from New Actavis 0.160 of a New Actavis ordinary share for each such Warner Chilcott ordinary share, which is referred to in this joint proxy statement/prospectus as the “scheme consideration”. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Warner Chilcott, please see “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus.

Since Irish law does not recognize fractional shares held of record, New Actavis will not issue any fractions of New Actavis ordinary shares to Warner Chilcott shareholders in this transaction. Instead, the total number of New Actavis ordinary shares that any Warner Chilcott shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Actavis ordinary shares to which Warner Chilcott shareholders would otherwise have been entitled will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Warner Chilcott shareholders whose fractional entitlements have been sold in accordance with the fractional entitlements to which they would otherwise have been entitled.

Following the effective time, Warner Chilcott ordinary shares will be delisted from the NASDAQ Global Select Market (the “NASDAQ”).

Q:	Who is entitled to vote?

A:	Actavis: The board of directors of Actavis has fixed a record date of July 30, 2013 as the Actavis record date. If you were an Actavis stockholder of record as of the close of business on the Actavis record date, you are entitled to receive notice of and to vote at the Actavis special meeting and any adjournments thereof.

Warner Chilcott: The board of directors of Warner Chilcott has fixed a record date of July 30, 2013 as the Warner Chilcott record date. If you were a Warner Chilcott shareholder of record as of the close of business on the Warner Chilcott record date, you are entitled to receive notice of and to vote at the Warner Chilcott special meetings and any adjournments thereof.

If you hold shares as of the record date through a bank, broker or other nominee, you must follow the instructions provided by your bank, broker or other nominee in order to vote your shares.

Q:	What if I sell my Actavis common shares before the Actavis special meeting or my Warner Chilcott ordinary shares before the Warner Chilcott special meetings?

A:	Actavis: The Actavis record date is earlier than the date of the Actavis special meeting and the date that the transaction is expected to be completed. If you transfer your shares after the Actavis record date but before the Actavis special meeting, you will retain your right to vote at the Actavis special meeting, but will have transferred the right to receive New Actavis ordinary shares pursuant to the transaction. In order to receive the New Actavis ordinary shares, you must hold your shares through the effective time.

Warner Chilcott: The Warner Chilcott record date is also earlier than the date of the Warner Chilcott special meetings and the date that the transaction is expected to be completed. If you transfer your shares after the Warner Chilcott record date but before the Warner Chilcott special meetings, you will retain your right to vote at the Warner Chilcott special meetings, but will have transferred the right to receive the scheme consideration. In order to receive the scheme consideration, you must hold your shares through the effective time.

Q:	How do I vote?

A:	Actavis: If you are an Actavis stockholder of record, you may vote your shares at the Actavis special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the Actavis special meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

Warner Chilcott: If you are a Warner Chilcott shareholder of record, you may vote your shares at the Warner Chilcott special meetings in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the applicable Warner Chilcott special meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. Your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares. Therefore, you should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides.

Brokers do not have discretionary authority to vote on any of the Actavis proposals or on any of the Warner Chilcott proposals.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meetings, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals, if a beneficial owner of Actavis common shares or Warner Chilcott ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposals, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals.

Please see “The Special Meeting of Actavis’ Stockholders—Voting Shares Held in Street Name” beginning on page 51 of this joint proxy statement/prospectus and “The Special Meetings of Warner Chilcott’s Shareholders—Voting Ordinary Shares Held in Street Name” beginning on page 57 of this joint proxy statement/prospectus.

Q:	How many votes do I have?

A:	Actavis: You are entitled to one vote for each Actavis common share that you owned as of the close of business on the Actavis record date. As of the close of business on the Actavis record date, 133,161,220 Actavis common shares were outstanding and entitled to vote at the Actavis special meeting.

Warner Chilcott: You are entitled to one vote for each Warner Chilcott ordinary share that you owned as of the close of business on the Warner Chilcott record date. As of the close of business on the Warner Chilcott record date, 251,198,538 Warner Chilcott ordinary shares were outstanding and entitled to vote at the Court Meeting and at the EGM.

Q:	What if I hold shares in both Actavis and Warner Chilcott?

A:	If you are both a stockholder of Actavis and a shareholder of Warner Chilcott, you will receive two separate packages of proxy materials. A vote as an Actavis stockholder for the proposal to approve the Transaction Agreement and the merger will not constitute a vote as a Warner Chilcott shareholder for the proposal to approve the scheme of arrangement, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM ACTAVIS OR WARNER CHILCOTT, OR SUBMIT A SEPARATE PROXY AS BOTH AN ACTAVIS STOCKHOLDER AND A WARNER CHILCOTT SHAREHOLDER FOR EACH SPECIAL MEETING OVER THE INTERNET OR BY TELEPHONE.

Q:	Should I send in my stock certificates now?

A:	No. Most Actavis and Warner Chilcott shares are held in book entry form. However, to the extent certain stockholders or shareholders have certificated shares, such stockholders or shareholders should keep their existing stock certificates at this time. After the transaction is completed, you will receive written instructions for exchanging your stock certificates for New Actavis ordinary shares and other consideration, if applicable.

Q:	What proposals are being voted on at the Actavis special meeting and what stockholder vote is required to approve those proposals?

A:	(1) Proposal to approve the Transaction Agreement and the merger: The affirmative vote of holders of a majority of the Actavis common shares outstanding and entitled to vote on the record date.

If you fail to vote on proposal 1, or if you vote “abstain” by proxy or in person at the Actavis special meeting, your Actavis shares will have the same effect as a vote “against” proposal 1.

(2) Proposal to approve the creation of distributable reserves by reducing all of the share premium of New Actavis: The affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting, is required for the approval of proposal 2.

(3) Proposal to consider and vote upon, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of this joint proxy statement/prospectus: The affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting, is required for the approval of proposal 3. This proposal is advisory and therefore not binding on Actavis or its board of directors.

(4) Proposal to adjourn the Actavis special meeting, or any adjournments thereof, (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Transaction Agreement and the merger, (ii) to provide to the Actavis stockholders any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to the Actavis stockholders voting at the special meeting, referred to as the “Actavis adjournment proposal”: The affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting, is required for the approval of proposal 4.

If you vote “abstain” by proxy or in person at the special meeting, or if you attend the special meeting in person and fail to vote on proposals 2, 3 and 4, your Actavis shares will have the same effect as a vote “against” proposals 2, 3 and 4. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker, bank or other nominee with voting instructions, your Actavis shares will have no effect on proposals 2, 3 and 4.

The merger and the acquisition are not conditioned on approval of proposals 2, 3 or 4 described above.

As of the Actavis record date, the directors and executive officers of Actavis and their affiliates owned and were entitled to vote 1,155,707 Actavis common shares, representing approximately 0.87% percent of the Actavis common shares outstanding on that date. It is expected that Actavis’ directors and executive officers will vote “FOR” each of the proposals at the Actavis special meeting.

Q:	What proposals are being voted on at the Warner Chilcott special meetings and what shareholder vote is required to approve those proposals?

A:	Warner Chilcott Court Meeting

Warner Chilcott shareholders are being asked to vote on a proposal to approve the scheme at both the Court Meeting and the EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings”, the approval required at the Court Meeting is a majority in number of the Warner Chilcott shareholders of record as of the Voting Record Time casting votes on the proposal representing three-fourths (75 percent) or more in value of the Warner Chilcott ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Court Meeting is based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Court Meeting.

Warner Chilcott Extraordinary General Meeting

Set forth below is a table summarizing certain information with respect to the EGM Resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?

1	Approve the scheme of arrangement and authorize the directors of Warner Chilcott to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Warner Chilcott ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Warner Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme.	Ordinary	Yes

4	Amend the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration.	Special	Yes

5	Approve the creation of distributable reserves by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme.	Ordinary	No

6	Approve, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction.	Ordinary	No

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?

7	Adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme of Arrangement, or the other resolutions set out at 2 through 6 above, (ii) to provide to Warner Chilcott shareholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Warner Chilcott shareholders voting at the EGM. This resolution is referred to as the “Warner Chilcott EGM adjournment proposal”.	Ordinary	No

At the Warner Chilcott EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5, 6 and 7), which requires the approval of the holders of at least a majority of the votes cast by the holders of Warner Chilcott ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Warner Chilcott ordinary shares present and voting, either in person or by proxy.

For all the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the EGM resolutions.

As of the Warner Chilcott record date, the Warner Chilcott directors and executive officers had beneficial ownership of approximately 1.9% of the Warner Chilcott ordinary shares then outstanding and entitled to vote at the Court Meeting and the EGM. It is expected that Warner Chilcott’s directors and executive officers will vote “FOR” each of the proposals at the Court Meeting and at the EGM.

Q:	Why are there two Warner Chilcott special meetings?

A:	Irish law requires that two separate shareholder meetings be held, the Court Meeting and the EGM. Both meetings are necessary to cause the scheme of arrangement to become effective. At the Court Meeting, Warner Chilcott shareholders (other than Actavis or any of its affiliates) will be asked to approve the scheme. At the EGM, Warner Chilcott shareholders will be asked to approve the scheme and certain related matters. For more detail on these matters, see “The Special Meetings of Warner Chilcott’s Shareholders”.

Q:	What constitutes a quorum?

A:	Actavis: The stockholders present in person or by proxy at any meeting of stockholders holding a majority of the common stock outstanding and entitled to vote will constitute a quorum for the meeting. Actavis’ inspector of election intends to treat as “present” for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked “abstain”.

Warner Chilcott: At least two persons present in person and representing, in person or by proxy, more than 50% of the total issued voting rights of Warner Chilcott’s ordinary shares will constitute a quorum for each Warner Chilcott special meeting. Abstentions are considered present for purposes of determining a quorum.

Q:	Why am I being asked to approve the distributable reserves proposal?

A:	Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves”, which New Actavis will not have immediately following the effective time. Please see “Creation of Distributable Reserves of New Actavis” beginning on page 181 of this joint proxy statement/prospectus. Stockholders of Actavis and shareholders of Warner Chilcott are being asked at their respective special meetings to approve the creation of distributable reserves of New Actavis (through the reduction of all of the share premium account of New Actavis), in order to permit New Actavis to be able to pay dividends (and repurchase or redeem shares) after the transaction.

The approval of the distributable reserves proposal is not a condition to the consummation of the transaction. Accordingly, if stockholders of Actavis approve the Transaction Agreement, and shareholders of Warner Chilcott approve the scheme at the Court Meeting and resolutions 1, 2, 3 and 4 at the EGM, but stockholders of Actavis and/or the shareholders of Warner Chilcott do not approve the distributable reserves proposal, and the transaction is consummated, New Actavis may not have sufficient distributable reserves to pay dividends (or to repurchase or redeem shares) following the transaction. In addition, the creation of distributable reserves of New Actavis requires the approval of the Irish High Court. Although New Actavis is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Please see “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus and “Creation of Distributable Reserves of New Actavis” beginning on page 181 of this joint proxy statement/prospectus.

Q:	What are the recommendations of the Actavis and Warner Chilcott boards of directors regarding the proposals being put to a vote at their respective special meetings?

A:	Actavis: The Actavis board of directors has unanimously approved the Transaction Agreement and the merger and determined that the terms of the acquisition will further the strategies and goals of Actavis.

The Actavis board of directors unanimously recommends that Actavis stockholders vote:

•	“FOR” the proposal to approve the Transaction Agreement and the merger;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme;

•

“FOR” the approval, on a non-binding advisory basis, of specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of this joint proxy statement/prospectus; and

•	“FOR” the Actavis adjournment proposal.

See “The Transaction—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction” beginning on page 69 of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus.

Warner Chilcott: The Warner Chilcott board of directors has unanimously approved the Transaction Agreement and determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Warner Chilcott and its shareholders.

The Warner Chilcott board of directors unanimously recommends that Warner Chilcott shareholders vote:

•	“FOR” the scheme of arrangement at the Court Meeting;

•	“FOR” the scheme of arrangement at the EGM;

•	“FOR” the cancellation of any Warner Chilcott ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme;

•	“FOR” the authorization of the directors of Warner Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme;

•

“FOR” amendment of the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration;

•	“FOR” the proposal to approve creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme;

•

“FOR” the approval, on a non-binding advisory basis, of specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott—Golden Parachute Compensation” beginning on page 116 of this joint proxy statement/prospectus; and

•	“FOR” the Warner Chilcott EGM adjournment proposal.

See “The Transaction—Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction” beginning on page 66 of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

Q:	When is the transaction expected to be completed?

A:	As of the date of this joint proxy statement/prospectus, the transaction is expected to be completed in the second half of 2013. However, no assurance can be provided as to when or if the transaction will be completed. The required vote of Actavis and Warner Chilcott shareholders to approve the required shareholder proposals at their respective special meetings, as well as the necessary regulatory consents and approvals, must first be obtained and other conditions specified in the conditions appendix must be satisfied or, to the extent applicable, waived.

Q:	Why will the place of incorporation of New Actavis be Ireland?

A:	Actavis decided that New Actavis would be incorporated in Ireland, given:

•

Incorporating New Actavis in Ireland will result in significantly enhanced global cash management and flexibility and associated financial benefits to the combined enterprise. These benefits include increased global liquidity and free global cash flow among the various entities of the combined enterprise without negative tax effects. Because of these benefits, we expect that New Actavis will be able to operate its businesses more easily and at lower cost, and also will have a lower worldwide effective tax rate than it would have otherwise;

•	Ireland is a beneficial location considering Actavis’ and Warner Chilcott’s presence in markets outside the U.S., particularly in Europe; and

•

Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the U.S., the European Union and many other countries where both Warner Chilcott and Actavis have major operations.

See “Risk Factors—Risks Relating to the Businesses of the Combined Company” beginning on page 34 of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	If you are entitled to vote at a special meeting of your company’s stockholders or shareholders, you can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote by proxy before the special meeting. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed prepaid envelope as soon as possible so that your shares may be voted at your company’s special meeting(s). Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at your company’s special meeting(s) as directed by you.

If you are a stockholder or shareholder of record and you sign and send in your proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” each of the proposals.

If you hold your Actavis common shares or Warner Chilcott ordinary shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your Actavis common shares or Warner Chilcott ordinary shares.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, you may change your vote at any time before your proxy is voted at the Actavis special meeting or at the Warner Chilcott Court Meeting or the Warner Chilcott EGM. If you are an Actavis or Warner Chilcott shareholder of record, you can do this in one of four ways:

•	timely deliver a valid later-dated proxy by mail;

•	timely deliver written notice that you have revoked your proxy to the secretary of Actavis or Warner Chilcott, as applicable, at the following respective addresses:

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Corporate Secretary

Warner Chilcott Public Limited Company

1 Grand Canal Square

Docklands

Dublin 2, Ireland

Attention: Corporate Secretary

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•

attend the applicable special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the meeting to change your vote.

If your shares are held in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you must follow the directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

Q:	Who can help answer my questions?

A:	If you have questions about the transaction, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an Actavis stockholder, you should contact MacKenzie Partners Inc., the proxy solicitation agent for Actavis, by mail at 105 Madison Avenue, New York, NY 10016 or by telephone toll free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500). If you are a Warner Chilcott shareholder, you should contact Georgeson Inc., the proxy solicitation agent for Warner Chilcott, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or by telephone at (888) 680-1528 (toll free).

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q:	Where can I find more information about Actavis and Warner Chilcott?

A:	You can find more information about Actavis and Warner Chilcott from various sources described under “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus.

Information about the Companies (Page 142)

Actavis

Actavis is a Nevada corporation which is currently listed (ticker symbol “ACT”) on the NYSE. Actavis is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Operating as Actavis Pharma, Actavis develops, manufactures and markets generic, branded generic, legacy brands and over-the-counter products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor. Actavis’ principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

New Actavis

New Actavis is a private limited company incorporated in Ireland (registered number 527629), formed on May 16, 2013 for the purpose of holding Warner Chilcott, Actavis, IrSub, LuxSub and U.S. Holdco as direct or indirect wholly owned subsidiaries following the effective time, which is referred to in this joint proxy statement/prospectus as the “effective time”. To date, New Actavis has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and certain activities in connection with arranging financing for the repayment of indebtedness in connection with the consummation of the proposed transaction.

At and as of the effective time, it is expected that New Actavis will be a publicly traded company listed on the NYSE under the ticker symbol “ACT”. New Actavis will be re-registered as a public limited company and renamed “Actavis plc.” Following the effective time, both Actavis and Warner Chilcott will be direct or indirect wholly owned subsidiaries of New Actavis. Immediately following the transaction, based on the number of Actavis and Warner Chilcott shares outstanding as of the record date, the former stockholders of Actavis are expected to own approximately 77% of New Actavis and the remaining approximately 23% of New Actavis is expected to be owned by the former shareholders of Warner Chilcott.

New Actavis’ principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (862) 261-7000.

IrSub

IrSub is a private limited liability company incorporated in Ireland (registered number 527630) and a direct, wholly owned subsidiary of New Actavis, formed on May 16, 2013. To date, IrSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After the effective time, IrSub will operate as an Irish holding company. IrSub’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (862) 261-7000.

LuxSub

LuxSub is a private limited liability company incorporated in Luxembourg and a direct wholly owned subsidiary of IrSub, formed on June 14, 2013. To date, LuxSub has not conducted any activities other than those incidental to its formation and to maintain its corporate existence in Luxembourg, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and certain activities in connection with arranging the financing for the repayment of indebtedness in connection with the consummation of the proposed transaction. After the effective time, LuxSub will serve as one of New Actavis’ major holding companies. LuxSub’s principal executive offices are located at 46A, avenue J.F. Kennedy, L-1855 Luxembourg and its telephone number is (862) 261-7000.

U.S. Holdco

U.S. Holdco is a limited liability company organized in Delaware and a direct wholly owned subsidiary of LuxSub, formed on May 16, 2013. Prior to the effective time, U.S. Holdco will be converted to a corporation and renamed “Actavis W.C. Holding Inc.” and will remain a direct wholly owned subsidiary of LuxSub. To date, U.S. Holdco has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After the effective time, U.S. Holdco will serve as the U.S. parent company of the Actavis U.S. group of companies. U.S. Holdco’s principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

MergerSub

MergerSub is a limited liability company organized in Nevada and a direct wholly owned subsidiary of U.S. Holdco, formed on May 16, 2013. Prior to the effective time, MergerSub will be converted to a corporation and renamed “Actavis W.C. Holding 2 Inc.” and will remain a direct wholly owned subsidiary of U.S. Holdco. To date, MergerSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. MergerSub’s principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. Warner Chilcott is a fully integrated company with internal resources dedicated to the development, manufacture and promotion of its products. Warner Chilcott’s principal executive offices are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, and its telephone number is +353.1.897.2000.

The Transaction (Page 59)

On May 19, 2013, Actavis, Warner Chilcott, New Actavis, IrSub, U.S. Holdco and MergerSub entered into the Transaction Agreement.

Subject to the terms and conditions of the Transaction Agreement, New Actavis will acquire Warner Chilcott by means of a scheme of arrangement, as described in this joint proxy statement/prospectus and referred to as the “scheme”. A “scheme” or a “scheme of arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The scheme will be subject to the subsequent sanction of the Irish High Court. The scheme involves the cancellation of all of the shares of Warner Chilcott which are not already owned by New Actavis or any of its affiliates and the issuance of new ordinary shares of Warner Chilcott by Warner Chilcott to New Actavis. Ordinary shares of New Actavis are then issued to the applicable shareholders of Warner Chilcott. At the effective time, the holders of Warner Chilcott ordinary shares (other than those held by Actavis or any of its affiliates) will be entitled to receive 0.160 of a New Actavis ordinary share for each such Warner Chilcott ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Warner Chilcott, please see “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus.

Simultaneously with and conditioned upon the concurrent consummation of the scheme, MergerSub, a wholly owned indirect subsidiary of New Actavis, will merge with and into Actavis, the separate corporate existence of MergerSub will cease and Actavis will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding Actavis common share will be cancelled and automatically converted into the right to receive one New Actavis ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus.

Based on the number of Actavis common shares and Warner Chilcott ordinary shares outstanding as of the record date, (i) the total number of New Actavis ordinary shares expected to be issued pursuant to the transaction and delivered to the Actavis stockholders and Warner Chilcott shareholders (assuming no Actavis or Warner Chilcott options are exercised and no share awards vest between the record date and the closing of the transaction) will be approximately 173 million, (ii) former Warner Chilcott shareholders are expected to hold approximately 23% of the New Actavis ordinary shares after giving effect to the acquisition and the merger, and (iii) former Actavis stockholders are expected to hold approximately 77% of the New Actavis ordinary shares after giving effect to the acquisition and the merger.

Actavis reserves the right, subject to the prior written approval of the Irish Takeover Panel (the “Panel”), to effect the acquisition by way of a takeover offer, as an alternative to the scheme, in the circumstances described in and subject to the terms of the Transaction Agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Warner Chilcott shareholders (except for an acceptance condition set at 80 percent of the nominal value of the Warner Chilcott shares to which such offer relates and which are not already beneficially owned by Actavis) as those which would apply in relation to the scheme, among other requirements.

Form of the Transaction (Page 160)

At the effective time, each of Actavis and Warner Chilcott will be direct or indirect wholly owned subsidiaries of New Actavis. The following diagrams illustrate in simplified terms the current structure of Actavis and Warner Chilcott and the expected structure of New Actavis following the effective time. Pursuant to the Transaction Agreement, Actavis has the right to make certain changes to the structure of New Actavis and its subsidiaries, subject to Warner Chilcott’s consent.

Scheme Consideration to Warner Chilcott Shareholders (Page 160) and Transaction Consideration to Actavis Stockholders (Page 160)

As a result of the transaction, (i) the holders of outstanding Actavis common shares will have the right to receive one New Actavis ordinary share for each such Actavis common share and (ii) the holders of outstanding Warner Chilcott ordinary shares will have the right to receive 0.160 of a New Actavis ordinary share for each such Warner Chilcott ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the articles of association of New Actavis, the form of which is attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis or Warner Chilcott, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on pages 201 and 227, respectively, of this joint proxy statement/prospectus.

Since Irish law does not recognize fractional shares held of record, New Actavis will not issue any fractions of New Actavis ordinary shares to Warner Chilcott shareholders or Actavis stockholders in this transaction. Instead, the total number of New Actavis ordinary shares that any Warner Chilcott shareholder or Actavis stockholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Actavis ordinary shares to which Warner Chilcott shareholders or Actavis stockholders would otherwise have been entitled will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Warner Chilcott shareholders and Actavis stockholders whose fractional entitlements have been sold in accordance with the fractional entitlements to which they would otherwise have been entitled.

Treatment of Actavis Options and Other Actavis Equity Awards (Page 162)

Treatment of Actavis Options

At the effective time, each outstanding option to purchase a number of Actavis common shares will be converted into an option to purchase, on substantially the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such option immediately prior to the effective time, the same number of New Actavis ordinary shares. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985 of the Internal Revenue Code (“Section 4985”), immediately prior to the effective time, each outstanding option to purchase a number of Actavis common shares held by Section 16 reporting officers and directors (as defined below) of Actavis will become fully vested and exercisable and will be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the option immediately prior to the effective time, net of any applicable exercise price and tax withholdings.

Treatment of Other Actavis Equity Awards

At the effective time, each issued and outstanding share of Actavis restricted stock will be converted into the right to receive a share of New Actavis restricted stock, which will be subject to substantially the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Actavis restricted stock in respect of which it was issued immediately prior to the effective time. Each other issued and outstanding Actavis equity award (other than options to purchase Actavis common shares), as a result of the transaction, will be converted into an award based on New Actavis ordinary shares, provided that such a converted equity right or award will be subject to substantially the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Actavis equity award in respect of which it was issued immediately prior to the effective time. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each issued and outstanding share of Actavis restricted stock and each other issued and outstanding Actavis equity award (other than options to purchase Actavis common shares) held by Section 16 reporting officers and directors of Actavis will become fully vested and will be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the award immediately prior to the effective time, net of applicable tax withholdings.

Assumption of Actavis Equity Plans

At the effective time, New Actavis will assume all Actavis equity plans and will be able to grant stock awards, to the extent permissible by applicable laws and NYSE regulations, under the terms of the Actavis equity plans to issue the reserved but unissued shares of Actavis, except that (a) shares of Actavis covered by such awards will be shares of New Actavis and (b) all references to a number of Actavis shares will be changed to reference shares of New Actavis.

Treatment of Warner Chilcott Options and Other Warner Chilcott Equity Awards (Page 161)

Treatment of Warner Chilcott Options

At the effective time, each outstanding option to purchase Warner Chilcott ordinary shares, whether or not vested, will be converted into an option to purchase, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such option immediately prior to the effective time, a number of New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the option immediately prior to the effective time by (b) 0.160, at a per share exercise price determined by dividing (x) the per share exercise price of such Warner Chilcott option immediately prior to the effective time by (y) 0.160 (rounded up to the nearest whole cent). Certain outstanding options will, by their terms, vest in connection with the transaction and be assumed by New Actavis in accordance with the preceding sentence. All fractional entitlements with respect to Warner Chilcott ordinary shares subject to options will be paid out in cash. Solely to the extent provided for in an award agreement evidencing an option to purchase Warner Chilcott ordinary shares, if an option becomes vested in connection with the scheme and the exercise price of an option exceeds or equals the Share Consideration Value (as defined below), the option will be cancelled and immediately terminated prior to the effective time without any payment therefor in accordance with the terms of the award agreement. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and exercisable and will be cancelled and converted into the right to receive from New Actavis 0.160 of a New Actavis ordinary share for each Net Share (as defined below) subject to the option immediately prior to the effective time, net of applicable tax withholdings. Further, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors of Warner Chilcott with an exercise price that exceeds or equals the Share Consideration Value will be cancelled and immediately terminated prior to the effective time without any payment therefor.

For the purpose of this joint proxy statement/prospectus, “Net Share” means a number of whole and partial Warner Chilcott ordinary shares (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of Warner Chilcott ordinary shares subject to the option immediately prior to the effective time and (ii) the excess of the Share Consideration Value over the exercise price per option immediately prior to the effective time by (b) the Share Consideration Value. “Section 16 reporting officers and directors” means those current and former officers and directors who are subject to the reporting requirements of Section 16(a) of the Exchange Act during the six-month period preceding the effective time. “Share Consideration Value” means the product of (x) 0.160 and (y) the average, rounded down to the nearest cent, of the closing sale price of an Actavis common share on the NYSE as reported by The Wall Street Journal for the five trading days preceding the day on which the effective time occurs.

Treatment of Other Warner Chilcott Equity Awards

At the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and restricted share units will be converted into the right to receive, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such award immediately prior to the effective time, an award denominated in New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the award immediately prior to the effective time by (b) 0.160. All fractional entitlements with respect to Warner Chilcott restricted ordinary shares and restricted share units will be paid out in cash. With respect to each award of Warner Chilcott performance-based restricted ordinary shares and restricted share units, the number of Warner Chilcott ordinary shares subject to such award will equal the number of Warner Chilcott ordinary shares subject to the award in accordance with the terms of the applicable award agreement (which deems performance to have been achieved at 100% of target upon a change in control). Certain Warner Chilcott restricted ordinary shares and restricted share units will, by their terms, vest in connection with the transaction. To the extent that an award of Warner Chilcott restricted ordinary shares or restricted share units will become vested in connection with the transaction, each such award will be converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and restricted share units held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and will be cancelled and converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time.

All holders of awards of Warner Chilcott restricted ordinary shares and restricted share units are entitled to dividend-equivalent cash bonus payments (or in certain jurisdictions, dividends) with respect to their outstanding awards in an amount equal to the amount of dividends paid by Warner Chilcott during the applicable vesting periods. These dividend-equivalent cash bonus payments (or dividends, as applicable) vest and become payable on the same schedule and in accordance with the same terms as the associated award of Warner Chilcott restricted ordinary shares or restricted share units.

Comparative Per Share Market Price and Dividend Information (Page 186)

Actavis common shares are listed on the NYSE under the symbol “ACT”. Warner Chilcott ordinary shares are listed on the NASDAQ under the symbol “WCRX”. The following table shows the closing prices of Actavis common shares and Warner Chilcott ordinary shares as reported on the NYSE and NASDAQ on May 17, 2013, the last trading day before the Transaction Agreement was announced, and on July 30, 2013, the record date for the Actavis and Warner Chilcott special meetings. This table also shows the equivalent value of the consideration per Warner Chilcott ordinary share, which was calculated by multiplying the closing price of Actavis common shares as of the specified date by the Warner Chilcott exchange ratio of 0.160.

	Actavis Common Shares	Warner Chilcott Ordinary Shares	Equivalent Value of Transaction Consideration Per Warner Chilcott Ordinary Share

May 17, 2013	$125.50	$19.21	$20.08
July 30, 2013	$135.38	$21.42	$21.66

Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction (Page 69)

The board of directors of Actavis has unanimously approved the Transaction Agreement and the merger and determined that the terms of the acquisition will further the strategies and goals of Actavis.

The Actavis board of directors unanimously recommends that Actavis stockholders vote:

•	“FOR” the proposal to approve the Transaction Agreement and the merger;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme;

•

“FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of this joint proxy statement/prospectus; and

•

“FOR” the proposal to approve any motion to adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Actavis special meeting to approve the Transaction Agreement, (ii) to provide to Actavis stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Actavis stockholders voting at the Actavis special meeting.

The Actavis board of directors considered many factors in making its determination that the terms of the transaction are advisable, consistent with, and in furtherance of, the strategies and goals of Actavis and recommending approval of the Transaction Agreement and the merger by the Actavis stockholders. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction” beginning on page 69 of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus.

Opinions of Actavis’ Financial Advisors (Page 77)

In connection with the transaction, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Greenhill & Co., LLC (“Greenhill”), financial advisors to Actavis, each delivered to Actavis’ board of directors a written opinion, each dated May 19, 2013, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Actavis common stock of the exchange ratio of one ordinary share of New Actavis for each Actavis share (the “Actavis exchange ratio”), taking into account the proposed acquisition by New Actavis of Warner Chilcott pursuant to the scheme of arrangement. The full text of the separate written opinions, each dated May 19, 2013, of BofA Merrill Lynch and Greenhill, each of which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E and Annex F, respectively, to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch and Greenhill each provided its opinion to Actavis’ board of directors for the benefit and use of Actavis’ board of directors in connection with and for purposes of its evaluation of the Actavis exchange ratio (taking into account the acquisition) from a financial point of view. The opinions of BofA Merrill Lynch and Greenhill do not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the transaction. The opinions of BofA Merrill Lynch and Greenhill do not address any other aspect of the transaction and do not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed transaction or any related matter.

Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction (Page 66)

The Warner Chilcott board of directors has unanimously approved the Transaction Agreement and determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Warner Chilcott and its shareholders.

The Warner Chilcott board of directors unanimously recommends that Warner Chilcott shareholders vote:

•	“FOR” the scheme of arrangement at the Court Meeting.

•	“FOR” the scheme of arrangement at the EGM;

•	“FOR” the cancellation of any Warner Chilcott ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme at the EGM;

•	“FOR” the authorization of the directors of Warner Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme at the EGM;

•

“FOR” the amendment of the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective, are acquired by New Actavis for the scheme consideration at the EGM;

•

“FOR” the proposal to approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme at the EGM;

•

“FOR” the approval, on a non-binding advisory basis, of specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott—Golden Parachute Compensation” beginning on page 116 of this joint proxy statement/prospectus at the EGM; and

•	“FOR” the Warner Chilcott EGM adjournment proposal.

The Warner Chilcott board of directors considered many factors in making its determination that the Transaction Agreement and the transactions contemplated thereby, including the scheme, were fair and reasonable and in the best interests of Warner Chilcott and Warner Chilcott’s shareholders. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction” beginning on page 66 of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

Opinion of Warner Chilcott’s Financial Advisor (Page 96)

Deutsche Bank Securities Inc. (“Deutsche Bank”) rendered its opinion to the Warner Chilcott board of directors, dated May 19, 2013, that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Warner Chilcott shares.

The full text of the written opinion of Deutsche Bank, dated May 19, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and the limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex G and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Warner Chilcott board of directors in connection with and for the purpose of its evaluation of the transaction. Deutsche Bank’s opinion was limited to the fairness of the Warner Chilcott exchange ratio, from a financial point of view, to the holders of Warner Chilcott shares as of the date of the opinion. Deutsche Bank expressed no opinion as to what the value of the New Actavis ordinary shares will be when issued pursuant to the scheme or the price at which the New Actavis ordinary shares will trade at any time. Deutsche Bank’s opinion did not address any other terms of the transaction or the Transaction Agreement. Deutsche Bank expressed no opinion as to the relative merits of the transaction as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Warner Chilcott shares should vote with respect to the scheme or whether or not any holder of Warner Chilcott shares should tender shares pursuant to a takeover offer implemented as an alternative to the scheme, if any. For a more complete description, please see the section of this joint proxy statement/prospectus entitled “The Transaction—Opinion of Warner Chilcott’s Financial Advisor”. Please see also Annex G to this joint proxy statement/prospectus.

Interests of Certain Persons in the Transaction (Page 110)

Actavis

In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally and which may create potential conflicts of interest. The members of Actavis’ board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transaction and in making their recommendations to the stockholders of Actavis. These interests include the following:

•

Pursuant to the Transaction Agreement, at the effective time, the common shares and equity awards held by the directors and executive officers of Actavis will be treated in accordance with the description in “The Transaction Agreement—Transaction Consideration to Actavis Stockholders” beginning on page 160 of this joint proxy statement/prospectus and “The Transaction Agreement—Treatment of Actavis Options and Other Actavis Equity Awards” beginning on page 162 of this joint proxy statement/prospectus, respectively. With respect to Section 16 reporting officers and directors of Actavis, immediately prior to the effective time, each outstanding option to purchase a number of Actavis common shares will become fully vested and exercisable and be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the option immediately prior to the effective time, net of any applicable exercise price and tax withholdings. In addition, immediately prior to the effective time, each issued and outstanding share of Actavis restricted stock and each other issued and outstanding Actavis equity award (other than options to purchase Actavis common shares) held by Section 16 reporting officers and directors of Actavis will become fully vested and be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of

Actavis common shares subject to the award immediately prior to the effective time, net of applicable tax withholdings. Absent such accelerated vesting, cancellation and payment of shares, Section 16 reporting officers and directors of Actavis would be subject to an excise tax under Section 4985 on equity compensation at the effective time.

•	Actavis’ directors and executive officers are entitled to continued indemnification and insurance coverage under the Transaction Agreement.

We estimate the aggregate value of these interests (other than with respect to already vested common shares and equity awards and indemnification and insurance) to be approximately $132.7 million net of any applicable exercise price, or approximately $65.1 million net of any applicable exercise price and estimated tax withholdings. For more information, including the assumptions used to estimate the value of such interests, see “The Transaction—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus. The consummation of the transaction will not constitute a change of control under Actavis’ equity plans or the employment agreements Actavis has entered into with its executive officers.

Actavis expects to provide, or for New Actavis to provide, appropriate new retention and incentive arrangements for its executive officers shortly after the effective time, with the expectation that such awards will be provided in a manner that is not intended to trigger the excise tax under Section 4985 with respect to such awards.

Warner Chilcott

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally and which may create potential conflicts of interest. The members of Warner Chilcott’s board of directors were aware of the interests of these executives and directors in evaluating and negotiating the Transaction Agreement and the transaction and in making their recommendations to the shareholders of Warner Chilcott. These interests include the following:

•

Pursuant to the Transaction Agreement, at the effective time, the ordinary shares and equity awards held by the directors and executive officers of Warner Chilcott will be treated in accordance with the description in “The Transaction Agreement—Scheme Consideration to Warner Chilcott Shareholders” beginning on page 160 of this joint proxy statement/prospectus and “The Transaction Agreement—Treatment of Warner Chilcott Options and Other Warner Chilcott Equity Awards” beginning on page 161 of this joint proxy statement/prospectus, respectively. With respect to Section 16 reporting officers and directors of Warner Chilcott, immediately prior to the effective time, each outstanding option to purchase a number of Warner Chilcott ordinary shares will become fully vested and exercisable and be cancelled and converted into the right to receive from New Actavis 0.160 of a New Actavis ordinary share for each Net Share subject to the option immediately prior to the effective time, net of applicable tax withholdings. In addition, immediately prior to the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and restricted share units held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and be cancelled and converted into the right to receive from New Actavis 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time, net of applicable tax withholdings. Absent such accelerated vesting, cancellation and payment of shares, Section 16 reporting officers and directors of Warner Chilcott would be subject to an excise tax under Section 4985 on equity compensation at the effective time.

•

Warner Chilcott’s executive officers are party to individual agreements that provide change in control severance benefits in the event of certain qualifying terminations of employment in connection with or following the transaction, and in certain cases at the effective time. In addition, pursuant to their agreements, Warner Chilcott’s executive officers who are U.S. taxpayers are eligible to receive a reimbursement for the excise tax (if any) imposed on the executives under Section 4999 of the Internal Revenue Code (“Section 4999”) on the value of the payments and benefits that they would receive in connection with the scheme.

•

Pursuant to the Transaction Agreement, Warner Chilcott’s employees (including its executive officers) will be entitled to receive their 2013 annual bonuses prorated through the date of termination of employment.

•	Warner Chilcott’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Transaction Agreement.

We estimate the aggregate value of these interests (other than with respect to already vested ordinary shares and equity awards and indemnification and insurance) to be approximately $64.4 million net of any applicable exercise price, or approximately $32.2 million net of any applicable exercise price and estimated tax withholdings. For more information, including the assumptions used to estimate the value of such interests, see “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

Board of Directors and Management after the Transaction (Page 119)

The Transaction Agreement provides that the board of directors of New Actavis after the transaction will have twelve members consisting of (i) no more than seven members of the Actavis board of directors as of immediately prior to the closing of the merger and (ii) five members of the Warner Chilcott board of directors as of the date of the Transaction Agreement, to be selected by the governance committee of the Actavis board of directors; provided, however, that upon written notice from Actavis to Warner Chilcott, only four individuals who were members of the Warner Chilcott board of directors as of the date of the Transaction Agreement shall be designated to the New Actavis board of directors, and the remaining position on the New Actavis board of directors shall be filled by a new independent director to be selected by the governance committee of the Actavis board of directors.

As of the date of this joint proxy statement/prospectus, the governance committee of the Actavis board of directors has not finally determined which Warner Chilcott directors will be designated to the board of directors of New Actavis and it has not been finally determined which Actavis directors will be designated to the board of directors of New Actavis. The Actavis and Warner Chilcott directors that will serve on the New Actavis board of directors will be selected prior to the effective time.

The New Actavis senior management team after the acquisition and the merger is expected to be the same as the current senior management team of Actavis.

Certain Tax Consequences of the Transaction (Page 125)

Actavis

The receipt of New Actavis ordinary shares and cash in lieu of fractional New Actavis ordinary shares for Actavis common shares by U.S. holders (as defined below) pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, under such treatment, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the New Actavis ordinary shares and any cash in lieu of fractional New Actavis ordinary shares received as consideration in the transaction and (ii) the holder’s adjusted tax basis in the Actavis common shares surrendered in the exchange. A U.S. holder’s adjusted basis in the Actavis common shares generally will equal such holder’s purchase price for such Actavis common shares, as adjusted to take into account stock dividends, stock splits or similar transactions. Actavis recommends that U.S. holders consult their own tax advisors as to the particular tax consequences of the transaction, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations” beginning on page 125 of this joint proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the transaction.

No Irish tax will arise for Actavis stockholders pursuant to the transaction, unless such Actavis stockholders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade carried on in Ireland through an Irish branch or agency. See “Certain Tax Consequences of the Transaction—Irish Tax Considerations” beginning on page 134 of this joint proxy statement/prospectus for a more detailed description of the Irish tax consequences of the transaction.

Warner Chilcott

We have structured the scheme so that the receipt of the scheme consideration in exchange for Warner Chilcott ordinary shares pursuant to the scheme is intended to qualify as a “reorganization” for U.S. federal income tax purposes. Assuming the scheme is so treated, Warner Chilcott shareholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Warner Chilcott ordinary shares for New Actavis ordinary shares in the scheme, except for any gain or loss recognized in connection with any cash received in lieu of a fractional New Actavis ordinary share. However, it is not a condition to Warner Chilcott’s obligation to complete the scheme that it receive a legal opinion from its outside counsel that the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is a “reorganization” for U.S. federal income tax purposes. Consequently, the parties may proceed with the transaction even if the receipt of the scheme consideration is taxable to Warner Chilcott shareholders for U.S. federal income tax purposes. You should review “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations” for a discussion of the material tax consequences of the scheme to Warner Chilcott shareholders.

The U.S. federal income tax consequences described above may not apply to all Warner Chilcott shareholders, including certain Warner Chilcott shareholders specifically referred to on page 126. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the scheme to you.

No Irish tax will arise for Warner Chilcott shareholders as a result of the scheme of arrangement. Only Warner Chilcott shareholders who are resident or ordinarily resident in Ireland for Irish tax purposes or hold their shares in Warner Chilcott in connection with a trade carried on by such holder in Ireland through a branch or agency will be within the charge to Irish tax on chargeable gains as a result of the scheme of arrangement. However, such shareholders should be treated as falling within specific relieving provisions and should not recognize any taxable gain or loss on the cancellation of their Warner Chilcott shares pursuant to the scheme of arrangement.

Please refer to “Certain Tax Consequences of the Transaction” for a description of the material U.S. and Irish tax consequences of the scheme of arrangement to Warner Chilcott shareholders. Determining the actual tax consequences of the scheme of arrangement to you may be complex and will depend on your specific situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the scheme of arrangement to you.

No Dissenters’ Rights (Page 123)

Under the Nevada General Corporation Law, holders of Actavis common shares do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Under Irish law, holders of Warner Chilcott ordinary shares do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

Stock Exchange Listing (Page 199)

New Actavis ordinary shares are currently not traded or quoted on a stock exchange or quotation system. New Actavis expects that, as of the effective time, New Actavis ordinary shares will be listed for trading under the symbol “ACT” on the NYSE.

Conditions to the Completion of the Acquisition and the Merger (Page 174 and Annex B)

The completion of the acquisition and the scheme is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions:

•	the approval of the Transaction Agreement by Actavis stockholders as required by the Nevada General Corporation Law and Article I of the Second Amended and Restated Bylaws of Actavis;

•	the approval of the scheme by the Warner Chilcott shareholders at the Court Meeting (or at any adjournment of such meeting);

•	certain of the EGM resolutions being duly passed by Warner Chilcott shareholders at the EGM (or at any adjournment of such meeting);

•

the Irish High Court’s sanction of the scheme of arrangement and confirmation (including certain evidence of confirmation) of the reduction of capital of Warner Chilcott and/or copies of each of the Irish High Court’s order and the minute required under Irish law in respect of the reduction of capital of Warner Chilcott being delivered for registration to the Registrar of Companies and subsequently registered;

•

the NYSE having authorized, and not withdrawn its authorization, for listing all of the New Actavis ordinary shares to be issued in the acquisition and the merger, subject to satisfaction of any conditions to which such approval is expressed to be subject;

•	all applicable waiting periods under the HSR Act (as defined below) having expired or having been terminated, in each case in connection with the acquisition;

•

to the extent that the acquisition (which the parties agree is not a concentration within the scope of the EC Merger Regulation) becomes subject to the EC Merger Regulation by virtue of a European Union member state referral: (i) the European Commission declares the acquisition compatible with the common market under Article 6(1)(b), Article 8(1), or Article 8(2) of the EC Merger Regulation; and (ii) no formal indication having been made that a European Union or European Free Trade Association member state will take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the EC Merger Regulation in relation to the acquisition or its financing;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or been terminated (as appropriate), in each case in connection with the acquisition, under the antitrust, competition or foreign investment laws of Germany, France, and any other applicable jurisdiction in which Actavis or Warner Chilcott conducts its operations that asserts jurisdiction over the Transaction Agreement, the acquisition or the scheme if the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to New Actavis (following the effective time);

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any governmental authority which prohibits consummation of the transaction having been entered and which is continuing to be in effect; and

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order.

In addition, Actavis’ and Warner Chilcott’s obligation to effect the acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations and covenants under the Transaction Agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants.

The acquisition is also conditioned on the scheme becoming effective and unconditional by not later than February 19, 2014, subject to an extension to May 19, 2014 in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions (or earlier if required by the Panel or later if the parties agree and, if required, the Panel consents and the Irish High Court allows). In addition, the scheme will lapse unless it is effective on or prior to February 19, 2014, subject to an extension to May 19, 2014 in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions. The merger is conditioned only upon the concurrent consummation and implementation of the scheme of arrangement and acquisition. See “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page 174 of this joint proxy statement/prospectus.

Regulatory Approvals Required (Page 121)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated.

On June 10, 2013, each of Actavis and Warner Chilcott filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On July 10, 2013 the parties received a request for additional information and documentary materials (“Second Request”) from the FTC. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Actavis and Warner Chilcott have substantially complied with the request. The FTC may terminate the additional waiting period before its expiration. The parties may also voluntarily agree not to consummate the transaction for some time after the expiration of the waiting period while the FTC’s investigation continues. While we believe that HSR approval will ultimately be obtained, this approval is not assured.

Actavis and Warner Chilcott derive revenues in other jurisdictions where merger or acquisition control filings or approvals are or may be required. These include Germany and France. The transaction cannot be consummated until the required approvals have been obtained under the competition laws of Germany and France. Actavis filed a merger notification on behalf of both parties with the German Federal Cartel Office on June 21, 2013. The German Federal Cartel Office cleared the transaction unconditionally on July 15, 2013. Actavis filed a merger notification on behalf of both parties with the French Competition Authority on July 2, 2013. The statutory waiting period for Phase I clearance of the transaction by the French Competition Authority ends on August 6, 2013. Further, if any jurisdiction (other than Germany and France) in which Actavis or Warner Chilcott conducts its operations asserts jurisdiction over the Transaction Agreement, the acquisition or the scheme, and the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to New Actavis following the consummation of the acquisition and the merger, obtaining regulatory clearance in that jurisdiction will be a condition to consummating the transaction. Actavis may, in whole or in part, waive the conditions to consummation of the transaction that relate to the receipt of approvals in Germany, France and any other relevant jurisdiction as described above (other than the United States), subject to certain requirements.

Conditions Imposed by Regulatory Agencies

The FTC, the French Competition Authority or other applicable regulatory authorities may require the imposition of certain conditions on the transaction in connection with obtaining regulatory clearances. Should such conditions require Actavis or Warner Chilcott (or any of their respective subsidiaries) to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting business in any specified manner) that would individually or in the aggregate reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the post-transaction entity, Actavis and/or Warner Chilcott may decide not to accept such conditions. With respect to U.S. antitrust clearance, the FTC, if it wished to impose such conditions, would then be required to seek a court order preventing the consummation of the transaction on the grounds that the transaction would violate the U.S. antitrust laws. In France, the French Competition Authority may prohibit the transaction if it considers that consummation of the transaction absent proposed conditions would significantly lessen competition. While the parties do not believe that conditions resulting in a material adverse effect on the post-transaction entity are likely to be imposed, there can be no assurances that the applicable regulatory authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the transaction, including, but not limited to, a prohibition on consummation.

Irish Court Approvals

The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Warner Chilcott to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Warner Chilcott that would be effected by EGM resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Actavis, which involves a reduction of all of New Actavis’ share premium, also requires the approval of the Irish High Court, but obtaining such approval is not a condition to the acquisition. See “Creation of Distributable Reserves of New Actavis”.

Termination of the Transaction Agreement (Page 175)

The Transaction Agreement may be terminated at any time prior to the time the scheme becomes effective in any of the following ways:

•	by mutual written consent of Actavis and Warner Chilcott;

•	by either Actavis or Warner Chilcott:

•

if (i) after completion of the Warner Chilcott Court Meeting or the EGM, the applicable resolutions have not been approved by the requisite vote, or (ii) after completion of the Actavis stockholders meeting, the Actavis stockholder approval has not been obtained;

•

if the transaction has not been consummated by 11:59 p.m., New York City time, on February 19, 2014, subject to an extension to May 19, 2014 in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions;

•	if the Irish High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the Irish High Court shall be appealed; or

•	in certain circumstances if an injunction that permanently restrains, enjoins or otherwise prohibits the consummation of the acquisition or the merger has become final and non-appealable;

•	by Warner Chilcott:

•

in certain circumstances if Actavis, New Actavis, IrSub, U.S. Holdco or MergerSub breaches or fails to perform in any material respect its representations, warranties, covenants or other agreements contained in the Transaction Agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by February 19, 2014;

•

if the Actavis board of directors withdraws or modifies in any manner adverse to Warner Chilcott (or publicly proposes to do the same) its recommendation that the stockholders of Actavis approve the Transaction Agreement in response to an Actavis Superior Proposal (as defined in “The Transaction Agreement—Termination” beginning on page 175 of this joint proxy statement/prospectus) or material intervening event; or

•

prior to obtaining shareholder approval, in order to enter into an agreement providing for a Warner Chilcott Superior Proposal (as defined in “The Transaction Agreement—Termination” beginning on page 175 of this joint proxy statement/prospectus);

•	by Actavis:

•

in certain circumstances if Warner Chilcott breaches or fails to perform in any material respect its representations, warranties, covenants or other agreements contained in the Transaction Agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by February 19, 2014; or

•

if the Warner Chilcott board of directors withdraws or modifies in any manner adverse to Actavis (or publicly proposes to do the same) its recommendation that the shareholders of Warner Chilcott approve the scheme or approves, recommends or declares advisable, or proposes publicly to do the same, a Warner Chilcott Alternative Proposal (as defined in “The Transaction Agreement—Termination” beginning on page 175 of this joint proxy statement/prospectus).

The Transaction Agreement also provides that if the Transaction Agreement is terminated (i) by Warner Chilcott following the board of directors of Actavis changing its recommendation to the Actavis stockholders to approve the Transaction Agreement (except in limited circumstances) or (ii) by Warner Chilcott or Actavis following the failure of the Actavis stockholders to approve the Transaction Agreement following the board of directors of Actavis changing its recommendation (except in limited circumstances), then Actavis shall pay to Warner Chilcott $160 million, subject to reduction in certain circumstances. See “The Transaction Agreement—Reverse Termination Payment” beginning on page 176 of this joint proxy statement/prospectus.

Expenses Reimbursement Agreement (Page 178)

In connection with the execution of the Transaction Agreement, Actavis and Warner Chilcott entered into an Expenses Reimbursement Agreement, the terms of which have been consented to by the Panel for purposes of Rule 21.2 only. Under the Expenses Reimbursement Agreement, Warner Chilcott has agreed to pay to Actavis the documented, specific and quantifiable third-party costs and expenses incurred by Actavis in connection with the acquisition upon the termination of the Transaction Agreement in specified circumstances. The maximum amount payable by Warner Chilcott to Actavis pursuant to the Expenses Reimbursement Agreement (the “Expense Reimbursement Amount”) is an amount equal to one percent (1%) of the aggregate value of the issued share capital of Warner Chilcott, or approximately $51 million. Actavis does not expect the transaction-related costs reimbursable pursuant to the Expenses Reimbursement Agreement to exceed the Expense Reimbursement Amount.

See “Expenses Reimbursement Agreement” beginning on page 178 of this joint proxy statement/prospectus.

Financing Relating to the Transaction (Page 180)

New Actavis intends to satisfy the cash components of the transaction (i.e., cash payments required under the Warner Chilcott Equity Award Holder Proposal as defined in the Transaction Agreement) and pay certain transactional expenses on the closing date of the acquisition with cash on hand of New Actavis, Actavis and/or Warner Chilcott and drawings under available credit facilities.

Actavis intends to enter into (i) an amendment agreement (the “Revolver Amendment”) to amend and restate Actavis’ existing $750 million senior unsecured revolving credit loan facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to Credit Agreement and Joinder Agreement, dated as of May 21, 2012 (such facility, prior to its amendment and restatement pursuant to the Revolver Amendment, the “Existing Revolver”) and (ii) an amendment agreement (the “Term Loan Amendment” and, together with the Revolver Amendment, the “Amendments”) to amend and restate Actavis’ existing $1.8 billion senior unsecured term loan credit facility dated June 22, 2012 (such facility, prior to its amendment and restatement pursuant to the Term Loan Amendment, the “Existing Term Loan”).

The Amendments are expected to, among other things: (i) replace Actavis, as borrower, with LuxSub, (ii) add New Actavis and Actavis as guarantors, (iii) delete the springing minimum net worth financial maintenance covenant and (iv) revise certain representations and warranties, financial reporting requirements and other affirmative and negative covenants and events of default as will be more fully set out in the Amended and Restated Credit Facilities (as defined below). In addition, the Revolver Amendment is expected to extend the maturity of the Existing Revolver by one year, to September 16, 2017 (or if such day is not a business day, the next preceding business day). The Existing Revolver and the Existing Term Loan, as amended by the Amendments, are referred to herein collectively as the “Amended and Restated Credit Facilities”.

In addition, New Actavis intends to enter into a new senior unsecured term loan credit and guaranty agreement (the “New Term Loan Credit Facility”) pursuant to which the lenders party to the agreement would provide loans, on the closing date of the acquisition, to Warner Chilcott Corporation, a Delaware corporation (the “U.S. Borrower”), WC Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), organized under the laws of the Grand-Duchy of Luxembourg (the “Luxembourg Borrower”), and Warner Chilcott Company, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Puerto Rico Borrower” and, together with the U.S. Borrower and the Luxembourg Borrower, the “WC Borrowers”) in an aggregate amount not to exceed $2.0 billion, comprised of (i) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is three years after the closing date of the acquisition and (ii) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is five years after the closing date of the acquisition. The proceeds from borrowings under the New Term Loan Credit Facility would be used to finance the repayment of the existing credit facilities of Warner Chilcott and pay transaction fees and expenses. The WC Borrowers and Warner Chilcott Finance LLC, as a guarantor, are expected to become parties to the New Term Loan Credit Facility on the closing date of the acquisition.

The effectiveness of the Amended and Restated Credit Facilities on the closing date of the acquisition is expected to be subject to several conditions, including (i) no “Warner Chilcott Material Adverse Effect” under the Transaction Agreement, (ii) consummation of the acquisition, (iii) receipt of customary closing documents and (iv) other customary closing conditions to be more fully set out in the Amended and Restated Credit Facilities.

Borrowings under the New Term Loan Credit Facility are expected to be subject to conditions that are substantially similar to those in the Amended and Restated Credit Facilities, and the final termination date for the availability of the loans under the New Term Loan Credit Facility is expected to be the “End Date” under the Transaction Agreement. However, the consummation of the acquisition is not conditioned upon the receipt of any financing.

See also “Financing Relating to the Transaction” beginning on page 180 of this joint proxy statement/prospectus.

Accounting Treatment of the Transaction (Page 124)

New Actavis will account for the acquisition pursuant to the Transaction Agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). New Actavis will be the accounting acquiror. New Actavis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares (Page 201)

As a result of the transaction, the holders of Actavis common shares will become holders of New Actavis ordinary shares and their rights will be governed by Irish law (instead of the Nevada General Corporation Law (the “NGCL”)) and by the memorandum and articles of association of New Actavis (instead of Actavis’ Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws). The current memorandum and articles of association of New Actavis will be amended and restated prior to the effective time in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Actavis stockholders may have different rights as New Actavis shareholders than they had as Actavis stockholders. Material differences between the rights of stockholders of Actavis and the rights of shareholders of New Actavis include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. For a summary of the material differences between the rights of Actavis stockholders and New Actavis shareholders, see “Description of New Actavis Ordinary Shares” beginning on page 187 of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus.

Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares (Page 227)

As a result of the transaction, the holders of Warner Chilcott ordinary shares will become holders of New Actavis ordinary shares and their rights will be governed by the memorandum and articles of association of New Actavis instead of Warner Chilcott’s memorandum and articles of association. The current memorandum and articles of association of New Actavis will be amended and restated prior to the effective time in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Warner Chilcott shareholders may have different rights as New Actavis shareholders than they had as Warner Chilcott shareholders. Material differences between the rights of New Actavis shareholders following the transaction and the rights of Warner Chilcott shareholders before the transaction include, among other things, differences with respect to the board of directors, shareholders rights plans and financial assistance. For a summary of the material differences between the rights of Warner Chilcott shareholders and New Actavis shareholders, see “Description of New Actavis Ordinary Shares” beginning on page 187 of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements”. You should also read and consider the risks associated with the business of Actavis and the risks associated with the business of Warner Chilcott because these risks will also affect New Actavis. The risks associated with the business of Actavis can be found in the Actavis Annual Report on Form 10-K for the fiscal year ended December 31, 2012, in the Actavis Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013, and in the Actavis Current Report on Form 8-K filed with the SEC on June 18, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”. The risks associated with the business of Warner Chilcott can be found in the Warner Chilcott Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Warner Chilcott Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Risks Relating to the Transaction

The number of New Actavis ordinary shares that Warner Chilcott shareholders will receive as a result of the acquisition will be based on a fixed exchange ratio. The value of the New Actavis ordinary shares that Warner Chilcott shareholders receive could be different than at the time Warner Chilcott shareholders vote to approve the scheme.

At the effective time, Warner Chilcott shareholders (other than Actavis or any of its nominees) will receive 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share they hold. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Warner Chilcott, please see “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus. The number of New Actavis ordinary shares that Warner Chilcott shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Actavis common shares or Warner Chilcott ordinary shares.

The market value of the New Actavis ordinary shares that Warner Chilcott shareholders will be entitled to receive when the acquisition is completed could vary significantly from the market value of Actavis common shares on the date of this joint proxy statement/prospectus or the date of the Warner Chilcott special meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Actavis common shares or Warner Chilcott ordinary shares, such market price fluctuations may affect the value that Warner Chilcott shareholders will receive at the effective time. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Actavis or Warner Chilcott, market assessments of the likelihood that the transaction will be completed, the timing of the transaction, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for Actavis common shares and Warner Chilcott ordinary shares. See the section entitled “Comparative Per Share Market Price Data and Dividend Information” beginning on page 186 of this joint proxy statement/prospectus for additional information on the market value of Actavis common shares and Warner Chilcott ordinary shares.

Actavis and Warner Chilcott must obtain required approvals and governmental and regulatory consents to consummate the transaction, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the acquisition or the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

The transaction is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of Actavis stockholders and Warner Chilcott shareholders, the effectiveness of the registration statement, the approval of the scheme of arrangement by the Irish High Court and the expiration or termination of applicable waiting periods under the HSR Act, and the relevant approvals under the antitrust, competition and foreign investment laws of certain foreign countries under which filings or approvals are or may be required, including Germany and France.

The governmental agencies from which the parties will seek certain of these approvals and consents have broad discretion in administering the governing regulations. Actavis and Warner Chilcott can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the transaction, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Actavis’ business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the effective time or reduce the anticipated benefits of the transaction. Further, no assurance can be given that the required shareholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Actavis and Warner Chilcott agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the transaction, these requirements, limitations, costs, divestitures or restrictions could adversely affect New Actavis’ ability to integrate Actavis’ operations with Warner Chilcott’s operations and/or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transaction or have a material adverse effect on New Actavis’ business and results of operations.

The Transaction Agreement contains provisions that restrict Warner Chilcott’s ability to pursue alternatives to the transaction and, in specified circumstances, could require Warner Chilcott to reimburse certain of Actavis’ expenses.

Under the Transaction Agreement, Warner Chilcott is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person. Warner Chilcott may terminate the Transaction Agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including a determination by the Warner Chilcott board of directors (after consultation with Warner Chilcott’s financial advisors and legal counsel) that such proposal is more favorable to the Warner Chilcott shareholders than the transaction, and such a termination would result in Warner Chilcott being required to reimburse certain of Actavis’ expenses under the Expenses Reimbursement Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Warner Chilcott from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the scheme consideration.

The Transaction Agreement contains provisions that restrict Actavis’ ability to pursue alternatives to the transaction and, in specified circumstances, could require Actavis to pay to Warner Chilcott a termination fee.

Under the Transaction Agreement, Actavis is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person. Actavis may not terminate the Transaction Agreement in order to enter into an agreement with respect to a superior proposal. If the Transaction Agreement is terminated in certain circumstances where a superior proposal has been made, Actavis will be required to pay to Warner Chilcott an amount equal to $160 million, subject to reduction in certain circumstances. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Actavis from considering or proposing that acquisition.

Failure to consummate the transaction could negatively impact the share price and the future business and financial results of Actavis and/or Warner Chilcott.

If the transaction is not consummated, the ongoing businesses of Actavis and/or Warner Chilcott may be adversely affected and, without realizing any of the benefits of having consummated the transaction, Actavis and/or Warner Chilcott will be subject to a number of risks, including the following:

•	Actavis and/or Warner Chilcott will be required to pay costs and expenses relating to the proposed transaction;

•	if the Transaction Agreement is terminated under specified circumstances, Warner Chilcott may be obligated to reimburse certain expenses of Actavis, in an amount up to approximately $51 million;

•

if the Transaction Agreement is terminated under specified circumstances, Actavis may be required to pay to Warner Chilcott a termination fee equal to $160 million, subject to reduction in certain circumstances;

•

matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by Actavis management and Warner Chilcott management, which could otherwise have been devoted to other opportunities that may have been beneficial to Actavis or Warner Chilcott, as the case may be;

•

the Transaction Agreement restricts Actavis and Warner Chilcott, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the merger and the acquisition occur or the Transaction Agreement terminates. These restrictions may prevent Actavis and Warner Chilcott from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the merger and the acquisition or termination of the Transaction Agreement; and

•

Actavis and/or Warner Chilcott also could be subject to litigation related to any failure to consummate the transaction or related to any enforcement proceeding commenced against Actavis and/or Warner Chilcott to perform their respective obligations under the Transaction Agreement.

If the transaction is not consummated, these risks may materialize and may adversely affect Actavis and/or Warner Chilcott’s business, financial results and share price.

Actavis’ and Warner Chilcott’s directors and executive officers will have interests in the transaction that may be different from, or in addition to, the interests of Actavis’ stockholders and Warner Chilcott’s shareholders generally.

In considering the recommendations of the Actavis and Warner Chilcott boards of directors, you should be aware that certain of Actavis’ and Warner Chilcott’s directors and executive officers will have interests in the proposed transaction that may be different from, or in addition to, the interests of each company’s stockholders and shareholders generally, the aggregate values of which (other than with respect to already vested shares and equity awards and indemnification and insurance) we estimate to be approximately $132.7 million in the aggregate net of any applicable exercise price (or approximately $65.1 million net of any applicable exercise price and estimated tax withholdings) for Actavis’ directors and executive officers and approximately $64.4 million in the aggregate net of any applicable exercise price (or approximately $32.2 million net of any applicable exercise price and estimated tax withholdings) for Warner Chilcott’s directors and executive officers. For more information, including the assumptions used to estimate the value of such interests, see “The Transaction—Interests of Certain Persons in the Transaction” beginning on page 110 of this joint proxy statement/prospectus. You should consider these interests in connection with your vote on the related proposals.

While the transaction is pending, Actavis and Warner Chilcott will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the transaction on employees, customers and suppliers may have an adverse effect on Actavis and Warner Chilcott and, consequently, on New Actavis. These uncertainties may impair

Actavis’ and Warner Chilcott’s ability to attract, retain and motivate key personnel until the merger and the acquisition are consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Actavis and Warner Chilcott to seek to change existing business relationships with Actavis and Warner Chilcott. Employee retention may be particularly challenging during the pendency of the transaction because employees may experience uncertainty about their future roles with New Actavis. If, despite Actavis’ and Warner Chilcott’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with New Actavis, New Actavis’ business could be seriously harmed.

Risks Relating to the Businesses of the Combined Company

We may not realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the transaction will depend, to a large extent, on our ability to integrate the Actavis and Warner Chilcott businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Actavis and Warner Chilcott. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of New Actavis and could adversely affect New Actavis’ results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Actavis with that of Warner Chilcott;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of New Actavis. In addition, even if the operations of the businesses of Actavis and Warner Chilcott are integrated successfully, we may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of Actavis and Warner Chilcott. All of these factors could cause dilution to the earnings per share of New Actavis, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of New Actavis’ ordinary shares. As a result, we cannot assure you that the combination of the Actavis and Warner Chilcott businesses will result in the realization of the full benefits anticipated from the transaction.

New Actavis will incur direct and indirect costs as a result of the transaction.

New Actavis will incur costs and expenses in connection with and as a result of the transaction. These costs and expenses include professional fees to comply with Irish corporate and tax laws and financial reporting requirements, costs and expenses incurred in connection with holding a majority of the meetings of the New Actavis board of directors and certain executive management meetings in Ireland, as well as any additional costs New Actavis may incur going forward as a result of its new corporate structure. These costs may exceed the costs historically borne by Actavis and Warner Chilcott.

Actavis’ and Warner Chilcott’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what New Actavis’ financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Actavis and Warner Chilcott and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Warner Chilcott have been measured at fair value based on various preliminary estimates using assumptions that Actavis management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Actavis’ financial condition or results of operations following the closing. Any potential decline in New Actavis’ financial condition or results of operations may cause significant variations in the share price of New Actavis. Please see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 144 of this joint proxy statement/prospectus.

We will need to raise additional funds in order to consummate the refinancing of certain existing indebtedness upon the closing of the acquisition which may not be available on acceptable terms or at all.

We will need to raise additional funds in order to consummate the refinancing of certain existing indebtedness upon the closing of the acquisition which may not be available on acceptable terms or at all. The acquisition will constitute a change of control under certain existing indebtedness, which would lead to the occurrence of an event of default or the need to refinance such existing indebtedness. If we are unable to obtain additional funds sufficient to refinance such existing indebtedness, or if we are unable to obtain such funds on acceptable terms, this could require us to take additional actions that may impact the closing of the transaction or that could have a material adverse effect on us. As of the date of this joint proxy statement/prospectus, New Actavis and Actavis are in discussions with various financing sources with a view to obtaining financing commitments that will be available upon the closing of the acquisition to fund the refinancing. The final terms of any new credit facilities or debt securities or other aspects of the refinancing plan are still under discussion with financing sources and will depend on market and other conditions existing at the time the refinancing plan is finalized. Any commitments to provide financing may be subject to certain conditions (including the closing of the acquisition). There can be no assurances regarding the outcome or the scope of these discussions with financing sources.

The Internal Revenue Service (the “IRS”) may not agree with the conclusion that New Actavis is expected to be treated as a foreign corporation for U.S. federal tax purposes following the transaction.

Although New Actavis will be incorporated in Ireland, the IRS may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal tax purposes pursuant to section 7874 of the

Code. For U.S. federal tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because New Actavis is an Irish incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.

For New Actavis to be treated as a foreign corporation for U.S. federal tax purposes under section 7874, either (i) the former stockholders of Actavis must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Actavis stock by reason of holding shares in Actavis, which is referred to in this joint proxy statement/prospectus as the “ownership test”, or (ii) New Actavis must have substantial business activities in Ireland after the transaction (taking into account the activities of New Actavis’ expanded affiliated group). The Actavis stockholders are expected to own less than 80% (by both vote and value) of the shares in New Actavis after the transaction by reason of their ownership of shares of Actavis stock. As a result, under current law, New Actavis is expected to be treated as a foreign corporation for U.S. federal tax purposes. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied, however. There is limited guidance regarding the section 7874 provisions, including the application of the ownership test.

Please see “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Actavis and New Actavis—U.S. Federal Income Tax Classification of New Actavis as a Result of the Transaction” beginning on page 127 of this joint proxy statement/prospectus for a full discussion of the application of section 7874 of the Code to the transaction.

Section 7874 likely will limit Actavis’ and its U.S. affiliates’ ability to utilize their U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transaction or certain specified transactions for a period of time following the transaction.

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Actavis and New Actavis—Potential Limitation on the Utilization of Actavis’ (and its U.S. Affiliates’) Tax Attributes” beginning on page 127 of this joint proxy statement/prospectus. Based on the limited guidance available, Actavis currently expects that following the transaction, this limitation will apply and as a result, Actavis currently does not expect that it or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. Please see “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Actavis and New Actavis—Potential Limitation on the Utilization of Actavis’ (and its U.S. Affiliates’) Tax Attributes” beginning on page 127 of this joint proxy statement/prospectus.

Future changes to the international tax laws could adversely affect New Actavis.

Under current law, New Actavis is expected to be treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in section 7874 or the U.S. Treasury Regulations promulgated thereunder could adversely affect New Actavis’ status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to New Actavis, Actavis, their respective stockholders, shareholders and affiliates, and/or the transaction. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on New Actavis.

Moreover, the U.S. Congress, the Organisation for Economic Co-operation and Development and other Government agencies in jurisdictions where New Actavis and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which New Actavis and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New Actavis.

New Actavis will seek Irish High Court approval of the creation of distributable reserves. New Actavis expects this will be forthcoming but cannot guarantee this.

Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves”, which New Actavis will not have immediately following the closing. The creation of distributable reserves of New Actavis requires the approval of the Irish High Court and, in connection with seeking such court approval, we are seeking the approval of Actavis stockholders and Warner Chilcott shareholders. The approval of the Irish High Court is expected within 15 weeks following the closing. New Actavis is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves; however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approvals by Actavis stockholders and Warner Chilcott shareholders will be obtained. In the event that distributable reserves of New Actavis are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

The New Actavis ordinary shares to be received by Actavis stockholders and Warner Chilcott shareholders in connection with the transaction will have different rights from the Actavis common shares and the Warner Chilcott ordinary shares.

Upon completion of the merger and the acquisition, Actavis stockholders and Warner Chilcott shareholders will become New Actavis shareholders and their rights as shareholders will be governed by New Actavis’ memorandum and articles of association and Irish law. The rights associated with each of the Actavis common shares and Warner Chilcott ordinary shares are different than the rights associated with New Actavis ordinary shares. Material differences between the rights of stockholders of Actavis before the transaction and the rights of shareholders of New Actavis following the transaction include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. Material differences between the rights of New Actavis shareholders following the transaction and the rights of Warner Chilcott shareholders before the transaction include, among other things, differences with respect to the board of directors, shareholders rights plans and financial assistance. See “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus.

As a result of different shareholder voting requirements in Ireland relative to Nevada, New Actavis will have less flexibility with respect to certain aspects of capital management than Actavis currently has.

Under Nevada law, Actavis’ directors may issue, without stockholder approval, any common shares authorized by its articles of incorporation that are not already issued.

Under Irish law, the authorized share capital of New Actavis can be increased by an ordinary resolution of its shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by the articles of association of New Actavis or by an ordinary resolution of the New Actavis shareholders. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory preemption rights by way of special resolution with respect to any particular allotment of shares. Accordingly, New Actavis’ articles of association contain, as permitted by Irish company law, a provision authorizing the board to issue new shares for cash without offering preemption rights. The authorization of the directors to issue shares and the authorization of the waiver of the statutory preemption rights must both be renewed by the shareholders at least every five years, and Actavis cannot provide any assurance that these authorizations will always be approved, which could limit New Actavis’ ability to issue equity and thereby adversely affect the holders of New Actavis securities. While Actavis does not believe that the differences between Nevada law and Irish law relating to New Actavis’ capital management will have an adverse effect on New Actavis, situations may arise where the flexibility Actavis now has under Nevada law would have provided benefits to New Actavis shareholders that will not be available under Irish law. Please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus.

Following the effective time, a future transfer of your New Actavis ordinary shares, other than by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

Transfers of New Actavis ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of New Actavis ordinary shares will be traded through DTC by brokers who hold such shares on behalf of customers. However, if you hold your New Actavis ordinary shares directly rather than beneficially through DTC, any transfer of your New Actavis ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. Warner Chilcott shareholders should be aware, however, that transfers of Warner Chilcott shares are currently subject to the same potential liability to Irish stamp duty in circumstances similar to those in which Irish stamp duty may be payable in respect of New Actavis ordinary shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Stamp Duty” beginning on page 136 of this joint proxy statement/prospectus.

In certain limited circumstances, dividends paid by New Actavis may be subject to Irish dividend withholding tax.

While New Actavis does not currently contemplate paying dividends upon New Actavis ordinary shares, in certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends, if any, paid on New Actavis ordinary shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the U.S. and shareholders resident in the countries listed in Annex H attached to this joint proxy statement/prospectus may be entitled to exemptions from dividend withholding tax (the “Relevant Territories”).

Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page 136 of this joint proxy statement/prospectus and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

Shareholders resident in the U.S. that hold their shares through DTC will not be subject to dividend withholding tax provided the addresses of the beneficial owners of such shares in the records of the brokers holding such shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by New Actavis). Similarly, shareholders resident in the U.S.

that are former Actavis shareholders and hold their shares outside of DTC will not be subject to dividend withholding tax if they provide a completed IRS Form 6166 to New Actavis’ transfer agent to confirm their U.S. residence and claim an exemption. Former Warner Chilcott shareholders who are resident in the U.S. and who hold their shares in New Actavis outside of DTC will be able to rely on their valid dividend withholding tax forms previously filed with Warner Chilcott or its transfer agent in respect of their Warner Chilcott shareholdings. All new U.S. resident shareholders in New Actavis that hold their shares outside of DTC and shareholders resident in other Relevant Territories will not be subject to dividend withholding tax provided the beneficial owners of such shares have furnished completed and valid dividend withholding tax forms or an IRS Form 6166, as appropriate, to New Actavis’ transfer agent or their brokers (and such brokers have further transmitted the relevant information to New Actavis’ transfer agent). However, other shareholders may be subject to dividend withholding tax, which could adversely affect the price of your shares. Former Warner Chilcott shareholders should be aware, however, that dividends currently paid on Warner Chilcott shares are subject to similar Irish dividend withholding tax implications and procedures as dividends which may be paid on New Actavis ordinary shares and former Warner Chilcott shareholders who hold New Actavis ordinary shares will be able to rely on forms previously filed (which have not expired) with Warner Chilcott or its transfer agent to receive dividends without Irish withholding tax. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page 136 of this joint proxy statement/prospectus.

After the transaction, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from New Actavis will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in New Actavis (for example, they are resident in Ireland). Shareholders who are not resident nor ordinarily resident in Ireland but who are not entitled to an exemption from Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends which suffer dividend withholding tax. Warner Chilcott shareholders should be aware, however, that similar Irish income tax considerations currently apply to the holders of Warner Chilcott shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Income Tax on Dividends Paid on New Actavis Ordinary Shares” beginning on page 139 of this joint proxy statement/prospectus.

New Actavis ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of New Actavis ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Actavis ordinary shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Warner Chilcott shareholders should be aware, however, that Warner Chilcott shares are also regarded as property situated in Ireland for CAT purposes and the same CAT considerations also currently apply to holders of Warner Chilcott shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Capital Acquisitions Tax” beginning on page 139 of this joint proxy statement/prospectus.

It is recommended that each stockholder or shareholder consult his or her own tax advisor as to the tax consequences of holding shares in and receiving dividends from New Actavis.

SELECTED HISTORICAL FINANCIAL DATA OF ACTAVIS

Actavis is providing you with the following historical consolidated financial information to assist you in your analysis of the financial aspects of the merger and the acquisition. Actavis derived (i) the financial information as of and for the fiscal years ended December 31, 2008 through December 31, 2012 from its audited consolidated financial statements for the fiscal years then ended and (ii) the financial information as of and for the six months ended June 30, 2013 and 2012 from its unaudited condensed consolidated financial statements which include, in the opinion of Actavis’ management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Actavis and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Current Report on Form 8-K filed with the SEC on June 18, 2013, and quarterly report on Form 10-Q for the six months ended June 30, 2013 that Actavis previously filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share amounts)	2013	2012	2012(2)	2011	2010	2009(3)	2008
Operating Highlights:
Net revenues	$3,885.3	$2,879.5	$5,914.9	$4,584.4	$3,566.9	$2,793.0	$2,535.5
Operating income (loss)(1)	$(504.3)	$213.1	$320.8	$536.2	$305.4	$383.9	$358.2
Net income (loss) attributable to common shareholders(1)	$(667.6)	$(7.4)	$97.3	$260.9	$184.4	$222.0	$238.4
Basic earnings (loss) per share	$(5.09)	$(0.06)	$0.77	$2.10	$1.51	$2.11	$2.32
Diluted earnings (loss) per share	$(5.09)	$(0.06)	$0.76	$2.06	$1.48	$1.96	$2.09
Weighted average shares outstanding:
Basic	131.2	125.5	125.8	124.5	122.4	105.0	102.8
Diluted	131.2	125.5	128.4	126.5	124.2	116.4	117.7

	(Unaudited) At June 30,		At December 31,
	2013	2012	Revised 2012(2)	2011	2010	2009(3)	2008
Balance Sheet Highlights:
Current assets	$3,916.0	$2,319.9	$3,838.3	$2,569.7	$1,786.7	$1,749.2	$1,442.6
Working capital	$1,527.0	$789.2	$1,089.0	$730.2	$978.7	$721.6	$976.4
Total assets	$13,560.6	$6,527.1	$14,114.8	$6,698.3	$5,686.6	$5,772.4	$3,609.8
Total debt	$6,351.1	$1,292.1	$6,433.3	$1,033.0	$1,016.1	$1,457.8	$877.9
Total equity	$3,541.0	$3,560.2	$3,856.4	$3,562.5	$3,282.6	$3,023.1	$2,108.6

(1)	For a discussion on the comparability of operating income and net income, please refer to the financial line item discussion in Actavis’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Actavis’ Annual Report on Form 10-K for the year ended December 31, 2012, as revised by Actavis’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Actavis’ Current Report on Form 8-K filed on June 18, 2013 and Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

During the six months ended June 30, 2013, Actavis recorded a charge of $150.3 million for an adjustment to the contingent consideration related to the Actavis Group acquisition and a preliminary goodwill impairment charge of $647.5 million. Actavis expects to finalize the step two goodwill impairment analyses in the third quarter of 2013 and any material adjustments will be recorded in that period.

(2)	On October 31, 2012, Watson Pharmaceuticals, Inc. completed the acquisition of Actavis Group. The acquisition was consummated for a cash payment of €4.2 billion, or approximately $5.5 billion, and a contingent consideration payment in the form of 5.5 million newly issued shares of Actavis common stock. Actavis Group was a privately held generic pharmaceutical company specializing in the development, manufacture and sale of generic pharmaceuticals. Actavis’ financial statements incorporated by reference into this joint proxy statement/prospectus do not include the financial results of the Actavis Group for any of the periods or at any of the dates presented prior to October 31, 2012. During the quarter ended March 31, 2013, further adjustments were made to the preliminary amounts recorded in the prior year in connection with the acquisition of the Actavis Group primarily related to working capital, intangible assets and deferred taxes. These adjustments are reflected in the revised 2012 balance sheet highlights.
(3)	On December 2, 2009, Watson Pharmaceuticals, Inc. acquired all the outstanding equity of the Arrow Group in exchange for cash consideration of $1.05 billion, approximately 16.9 million shares of Restricted Common Stock of Actavis and 200,000 shares of Mandatorily Redeemable Preferred Stock of Actavis and certain contingent consideration. The fair value of the total consideration was approximately $1.95 billion.

SELECTED HISTORICAL FINANCIAL DATA OF WARNER CHILCOTT

Warner Chilcott is providing you with the following historical consolidated financial information to assist you in your analysis of the financial aspects of the acquisition and the merger. Warner Chilcott derived (i) the financial information as of and for the fiscal years ended December 31, 2008 through December 31, 2012 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the six months ended June 30, 2013 and 2012 from its unaudited condensed consolidated financial statements and related notes which include, in the opinion of Warner Chilcott’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Warner Chilcott and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report on Form 10-K for the year ended December 31, 2012 and quarterly report on Form 10-Q for the six months ended June 30, 2013 that Warner Chilcott previously filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share amounts)	2013(1)	2012(1)	2012(1)	2011(1)	2010(1)	2009(1)	2008
Statement of Operations Data:
Total revenue	$1,206	$1,323	$2,541	$2,728	$2,974	$1,436	$938
Costs and expenses:
Cost of sales (excluding amortization and impairment of intangible assets)(2)	151	142	311	356	493	320	199
Selling, general and administrative(3)	381	371	745	924	1,090	436	193
Restructuring (income) / costs(4)	(3)	50	47	104	—	—	—
Research and development	58	48	103	108	147	77	50
Amortization of intangible assets	220	254	498	596	653	312	224
Impairment of intangible assets(5)	—	106	106	—	—	—	163
(Gain) on sale of assets(6)	—	—	—	—	—	(393)	—
Interest expense, net(7)(8)(9)(10)	125	114	236	340	284	125	93

Income before taxes	274	238	495	300	307	559	16
Provision for income taxes	53	72	92	129	136	45	24

Net income / (loss)	$221	$166	$403	$171	$171	$514	$(8)

Per Share Data(11)(12)(13):
Earnings / (loss) per ordinary share—basic	$0.89	$0.67	$1.62	$0.68	$0.68	$2.05	$(0.03)
Earnings / (loss) per ordinary share—diluted	$0.88	$0.66	$1.61	$0.67	$0.67	$2.05	$(0.03)
Dividends per share(7)(10)(14)(15)	$0.25	$—	$4.25	$—	$8.50	$—	$—
Weighted average shares outstanding—basic	249.3	248.2	248.3	252.0	251.3	250.6	249.8
Weighted average shares outstanding—diluted	251.7	250.2	250.5	254.3	253.9	251.2	249.8
Balance Sheet Data (at period end):
Cash and cash equivalents	$224	$530	$474	$616	$401	$539	$36
Total assets(2)(4)(5)(6)(7)(8)	3,832	4,552	4,218	5,030	5,652	6,054	2,583
Total debt(6)(7)(8)(9)(10)	3,490	3,454	3,975	3,863	4,679	3,039	963
Shareholders’ (deficit) /equity(7)(10)(13)(14)(15)	(427)	220	(600)	69	(66)	1,889	1,350

(1)	On October 30, 2009, Warner Chilcott acquired The Procter & Gamble Company’s (“P&G”) global branded pharmaceuticals business (“PGP”) for $2,919 million in cash and the assumption of certain liabilities (the “PGP Acquisition”). Under the terms of the purchase agreement, Warner Chilcott acquired PGP’s portfolio of branded pharmaceutical products, its prescription drug pipeline, its manufacturing facilities in Manati, Puerto Rico and Germany and a net receivable owed from P&G of approximately $60 million. Warner Chilcott funded the PGP Acquisition with the proceeds of $2,600 million of borrowings made on October 30, 2009 under senior secured credit facilities (the “Prior WC Senior Secured Credit Facilities”) and cash on hand. The incurrence of such indebtedness impacted Warner Chilcott’s interest expense during the years ended December 31, 2012, 2011, 2010 and 2009 and the six months ended June 30, 2013 and 2012. The results of operations of PGP have been included in Warner Chilcott’s consolidated statement of operations since October 30, 2009. Warner Chilcott measured the assets acquired and liabilities assumed at their fair values as of the date of the PGP Acquisition, which resulted in a significant increase to intangible assets. In addition, Warner Chilcott’s cost of sales for the years ended December 31, 2010 and 2009 included charges of $106 million and $74 million, respectively, attributable to an acquisition accounting adjustment increasing the opening value of the inventories acquired in the PGP Acquisition, which were recorded as that inventory was sold during each respective period.
(2)	In April 2011, Warner Chilcott announced a plan to repurpose its Manati, Puerto Rico manufacturing facility. This facility now serves primarily as a warehouse and distribution center. As a result of the repurposing, Warner Chilcott recorded charges of $23 million for the write-down of certain property, plant and equipment and severance costs of $8 million in the year ended December 31, 2011. The expenses related to the Manati repurposing were recorded as a component of cost of sales.
(3)	Warner Chilcott recorded a gain of $20 million in the six months ended June 30, 2012, as a reduction of selling, general and administrative expenses, based on the determination that it was no longer probable that the contingent milestone payments to Novartis Pharmaceuticals Corporation (“Novartis”) in connection with Warner Chilcott’s acquisition of the U.S. rights to ENABLEX from Novartis in 2010 (the “ENABLEX Acquisition”) would be required to be paid.
(4)	In April 2011, Warner Chilcott announced a plan to restructure its operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The restructuring did not impact Warner Chilcott’s operations at its headquarters in Dublin, Ireland, its facilities in Dundalk, Ireland, Larne, Northern Ireland or Weiterstadt, Germany or its commercial operations in the United Kingdom. Warner Chilcott determined to proceed with the restructuring following the completion of a strategic review of its operations in its Western European markets where its product ACTONEL lost exclusivity in late 2010. ACTONEL accounted for approximately 70% of Warner Chilcott’s Western European revenues in the year ended December 31, 2010. In connection with the restructuring, Warner Chilcott moved to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. The implementation of the restructuring plan impacted approximately 500 employees.
(5)	During the six months ended June 30, 2012, Warner Chilcott recorded a noncash impairment charge relating to its intangible assets of $106 million, $101 million of which was attributable to the impairment of its DORYX intangible asset following the April 30, 2012 decision of the U.S. District Court for the District of New Jersey holding that neither Mylan Pharmaceuticals Inc.’s (“Mylan”) nor Impax Laboratories, Inc.’s proposed generic version of Warner Chilcott’s DORYX 150 mg product infringed the patent covering such product, and Mylan’s subsequent introduction of a generic product in early May 2012. During the year ended December 31, 2008, Warner Chilcott recorded a noncash impairment charge related to the OVCON/FEMCON FE product family intangible asset as its forecast of future cash flows declined compared to prior forecasts.
(6)

On September 23, 2009, Warner Chilcott agreed to terminate its exclusive product licensing rights in the U.S. to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and all other dermatology products in LEO’s development pipeline, and sold the related assets to LEO, for $1,000 million in cash (the “LEO Transaction”). The LEO Transaction resulted in a gain of $393 million and resulted in reductions of goodwill and intangible assets of $252 million and $220 million, respectively. Warner Chilcott used a portion of the cash proceeds from the LEO Transaction to repay in full its then-outstanding senior secured credit facilities. In connection with the LEO Transaction, Warner Chilcott entered into a distribution agreement with LEO pursuant to which Warner Chilcott agreed to, among other things, continue to distribute DOVONEX and TACLONEX for LEO, for a distribution fee, through September 23, 2010. On June 30, 2010, LEO assumed responsibility for its own distribution services.
(7)	On September 8, 2010, Warner Chilcott paid a special cash dividend of $8.50 per share, or $2,144 million in the aggregate, to its shareholders (the “2010 Special Dividend”). At the time of the 2010 Special Dividend Warner Chilcott retained earnings were in a deficit position and consequently, the 2010 Special Dividend reduced its additional paid-in-capital from $2,087 million to zero and increased its accumulated deficit by $57 million. Warner Chilcott funded the 2010 Special Dividend and paid related fees and expenses with the proceeds of $1,500 million of additional term loans borrowed under the Prior WC Senior Secured Credit Facilities and the issuance of $750 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), in each case on August 20, 2012. The incurrence of such indebtedness impacted Warner Chilcott’s interest expense during the years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013 and 2012.
(8)	On October 18, 2010, Warner Chilcott acquired the U.S. rights to ENABLEX from Novartis for an upfront payment of $400 million in cash at closing, plus potential future milestone payments of up to $20 million in the aggregate, subject to the achievement of pre-defined 2011 and 2012 ENABLEX net sales thresholds. At the time of the ENABLEX Acquisition, $420 million was recorded as a component of intangible assets and is being amortized on an accelerated basis over the period of the projected cash flows for the product. On September 29, 2010, Warner Chilcott issued an additional $500 million aggregate principal amount of the 7.75% Notes in order to fund the ENABLEX Acquisition and for general corporate purposes. The incurrence of such indebtedness impacted Warner Chilcott’s interest expense during the years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013 and 2012.
(9)	On March 17, 2011, Warner Chilcott refinanced the Prior WC Senior Secured Credit Facilities and paid related fees and expenses and accrued interest with the proceeds of $3,000 million of term loans borrowed under new senior secured credit facilities (the “WC Senior Secured Credit Facilities”), as well as approximately $279 million of cash on hand. The refinancing had the effect of extending the maturity profile of Warner Chilcott’s senior secured indebtedness and reducing certain LIBOR floors and interest margins, and impacted its interest expense during the years ended December 31, 2012 and 2011 and the six months ended June 30, 2013 and 2012.
(10)	On September 10, 2012, Warner Chilcott paid a special cash dividend of $4.00 per share, or $1,002 million in the aggregate, to its shareholders (the “2012 Special Dividend”). At the time of the 2012 Special Dividend Warner Chilcott’s retained earnings were in a deficit position and consequently, the 2012 Special Dividend reduced its additional paid-in-capital from $63 million to zero and increased its accumulated deficit by $939 million. Warner Chilcott funded the 2012 Special Dividend and paid related fees and expenses with the proceeds of $600 million of additional term loans borrowed under the WC Senior Secured Credit Facilities on August 20, 2012 and cash on hand. The incurrence of such indebtedness impacted Warner Chilcott’s interest expense during the year ended December 31, 2012 and the six months ended June 30, 2013.
(11)	As part of Warner Chilcott redomestication from Bermuda to Ireland on August 20, 2009 (the “Redomestication”), each outstanding Class A common share, par value $0.01 per share, of Warner Chilcott Limited was exchanged on a one-for-one basis for an ordinary share, par value $0.01 per share, of Warner Chilcott. With respect to Warner Chilcott, references to “ordinary shares” refer to Warner Chilcott Limited’s Class A common shares, par value $0.01 per share, prior to the Redomestication and to Warner Chilcott’s ordinary shares, par value $0.01 per share, from and after the Redomestication.
(12)	Warner Chilcott was in a net loss position for the year ended December 31, 2008. The effect from the exercise of outstanding options and the vesting of restricted shares and their equivalents during the period would have been anti-dilutive. Accordingly, the effect of the shares issuable upon exercise of such options and the restricted shares and their equivalents have not been included in the calculation of diluted earnings per share for the year ended December 31, 2008.
(13)

In the years ended December 31, 2012 and 2011, Warner Chilcott redeemed 1.9 million ordinary shares (for an aggregate cost of $32 million) and 3.7 million ordinary shares (for an aggregate cost of $56 million), respectively, pursuant to Warner Chilcott’s then-existing share redemption program. Following the settlement of such redemptions, Warner Chilcott cancelled all shares redeemed. As a result, Warner Chilcott recorded a decrease in ordinary shares at par value of $0.01 per share, and its accumulated deficit/retained earnings was increased/decreased in the years ended December 31, 2012 and 2011, respectively.
(14)	On December 14, 2012, Warner Chilcott paid its first semi-annual cash dividend to its shareholders under its dividend policy announced in August 2012 in the amount of $0.25 per share, or $62 million in the aggregate. The December 2012 semi-annual dividend reduced Warner Chilcott’s additional paid-in-capital from $5 million to zero as of November 30, 2012 and increased its accumulated deficit by $57 million.
(15)	On June 14, 2013, Warner Chilcott paid a semi-annual cash dividend to its shareholders under its dividend policy announced in August 2012 in the amount of $0.25 per share, or $63 million in the aggregate. The June 2013 semi-annual dividend reduced Warner Chilcott’s additional paid-in-capital from $17 million to zero as of May 31, 2013 and increased its accumulated deficit by $46 million.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma financial data (“selected pro forma data”) give effect to the acquisition of Warner Chilcott by Actavis. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, under which the assets and liabilities of Warner Chilcott will be recorded by Actavis at their respective fair values as of the date the acquisition is completed. The selected Unaudited Pro Forma Condensed Combined Balance Sheet data as of June 30, 2013 gives effect to the transaction as if it had occurred on June 30, 2013. The selected Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2013 and the year ended December 31, 2012 give effect to New Actavis’ results of operations as if the transaction had occurred on January 1, 2012.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (“pro forma statements”) of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of both Actavis and Warner Chilcott for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the acquisition.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations

	Six months ended June 30, 2013	Year ended December 31, 2012
(in millions except for per share data)	(Unaudited Pro Forma Combined)
Net Revenues	$5,083	$10,555
Net loss attributable to common shareholders	$(510)	$(16)
Loss per common share - basic	$(2.95)	$(0.09)
Loss per common share - diluted	$(2.95)	$(0.09)
Weighted-average number of common shares outstanding - basic	172.8	167.4
Weighted-average number of common shares outstanding - diluted	172.8	167.4

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of June 30, 2013
(in millions)	(Unaudited Pro Forma Combined)
Total Assets	$23,381
Long-term debt and capital leases	$9,423
Total equity	$8,475

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this joint proxy statement/prospectus and the documents incorporated into it by reference that refer to Actavis’, Warner Chilcott’s and/or New Actavis’ estimated or anticipated future results or other nonhistorical facts are forward-looking statements that reflect Actavis’, Warner Chilcott’s and/or New Actavis’ perspective of existing trends and information as of the date made. Forward- looking statements generally will be accompanied by words such as “anticipate”, “believe”, “plan”, “could”, “should”, “estimate”, “expect”, “forecast”, “outlook”, “guidance”, “intend”, “may”, “might”, “will”, “possible”, “potential”, “predict”, “project”, or other similar words, phrases or expressions. It is important to note that New Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from New Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Warner Chilcott’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the transaction; subsequent integration of Actavis’ and Warner Chilcott’s businesses and the ability to recognize the anticipated synergies and benefits of the transaction; the receipt of required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition); the diversion of management time on transaction-related issues; the anticipated size of the markets and continued demand for Actavis’ and Warner Chilcott’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition) on a timely basis and on reasonable terms; maintaining a position in the Standard & Poor’s 500; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on commercially reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government or regulatory investigations (including, without limitation, such matters disclosed in the periodic reports of Actavis and Warner Chilcott); periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Warner Chilcott’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Warner Chilcott’s facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; delays in qualifying any manufacturing facilities that produce Actavis’ or Warner Chilcott’s products, production or regulatory problems with either Actavis’ or Warner Chilcott’s own manufacturing facilities or those of third party manufacturers, packagers or active pharmaceutical ingredient suppliers upon whom Actavis or Warner Chilcott may rely for some of their products or other disruptions within Actavis’ or Warner Chilcott’s supply chain; the ability to manage the growth of Actavis’, Warner Chilcott’s or New Actavis’ businesses by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; and such other risks and uncertainties detailed in Warner Chilcott’s and Actavis’ periodic public filings with the SEC, including but not limited to Warner Chilcott’s and Actavis’ Annual Reports on Form 10-K for the year ended December 31, 2012, Warner Chilcott’s and Actavis’ Quarterly Reports on Form 10-Q for the quarter ended June 30, 2013 and Actavis’ Current Report on Form 8-K filed with the SEC on June 18, 2013, and from time to time in Warner Chilcott’s and Actavis’ other investor communications. Except as expressly required by law, New Actavis, Actavis and Warner Chilcott disclaim any intent or obligation to update or revise these forward-looking statements.

PART 1—THE TRANSACTION AND THE SPECIAL MEETINGS

THE SPECIAL MEETING OF ACTAVIS’ STOCKHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Actavis stockholders as part of a solicitation of proxies by the Actavis board of directors for use at the special meeting of Actavis stockholders and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Actavis stockholders on or about August 2, 2013. In addition, this joint proxy statement/prospectus constitutes a prospectus for New Actavis in connection with the issuance by New Actavis of ordinary shares to be delivered to Actavis stockholders in connection with the transaction. This joint proxy statement/prospectus provides Actavis stockholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Actavis Special Meeting

Actavis will hold a special meeting of stockholders on September 10, 2013, at 9:00 a.m. local time, at the Parsippany Hilton, 1 Hilton Ct., Parsippany, NJ 07054.

Attendance

Only Actavis stockholders on the Actavis record date or persons holding a written proxy for any stockholder or account of Actavis as of the record date may attend the Actavis special meeting. Proof of stock ownership is necessary to attend. Registered Actavis stockholders who plan to attend the special meeting may obtain admission tickets at the registration desk prior to the special meeting. Actavis stockholders whose shares are registered in the name of a broker or bank may attend the special meeting by writing to the Corporate Secretary, Actavis, Inc., Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, or by bringing certification of ownership, such as a driver’s license or passport and proof of ownership as of the Actavis record date to the Actavis special meeting. The use of cameras, cell phones, PDAs and recording equipment will be prohibited at the Actavis special meeting.

Proposals

At the special meeting, Actavis stockholders will vote upon proposals to:

•	approve the Transaction Agreement and the merger;

•	approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme;

•	approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction; and

•

adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Transaction Agreement, (ii) to provide to Actavis stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Actavis stockholders voting at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Actavis common shares as of the close of business on July 30, 2013, the record date for the Actavis special meeting, will be entitled to notice of, and to vote at, the Actavis special meeting or any adjournments thereof. On the Actavis record date, there were 133,161,220 Actavis common shares outstanding, held by 5,384 holders of record. Each outstanding Actavis share is entitled to one vote on each proposal and any other matter properly coming before the Actavis special meeting.

Quorum

The stockholders present in person or by proxy holding a majority of the outstanding stock entitled to vote will constitute a quorum for the transaction of business at the Actavis special meeting. Actavis’ inspector of election intends to treat as “present” for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked “abstain”.

Vote Required; Recommendation of Actavis’ Board of Directors

Proposal to Approve the Transaction Agreement

Actavis stockholders are considering and voting on a proposal to approve the Transaction Agreement and the merger. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transaction. In particular, you are directed to the Transaction Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The approval of the Transaction Agreement requires the affirmative vote of holders of a majority of the Actavis common shares outstanding and entitled to vote on the Transaction Agreement proposal. Because the vote required to approve this proposal is based upon the total number of outstanding Actavis common shares entitled to vote, abstentions and failures to vote will have the same effect as a vote against the Transaction Agreement proposal.

The board of directors of Actavis recommends that you vote “FOR” the approval of the Transaction Agreement.

Proposal to Create Distributable Reserves of New Actavis

Actavis stockholders are considering and voting on a proposal to reduce the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the creation of distributable reserves. See “Creation of Distributable Reserves of New Actavis”.

Approval of the proposal to reduce all of the share premium of New Actavis and to create distributable reserves requires the affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting. Because the vote required to approve this proposal is based upon the total number of Actavis voting shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal. Approval of this proposal is not a condition to the completion of the transaction and whether or not this proposal is approved will have no impact on the completion of the transaction.

The board of directors of Actavis recommends that you vote “FOR” the proposal to create distributable reserves.

Proposal to Approve, on a Non-Binding Advisory Basis, Specified Compensatory Arrangements Between Actavis and its Named Executive Officers Relating to the Transaction

Actavis stockholders are considering and voting on a proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction.

Approval of the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of this joint proxy statement/prospectus requires the affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting, although such vote will not be binding on Actavis or its board of directors. Because the vote required to approve this proposal is based upon the total number of Actavis voting shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The board of directors of Actavis recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction.

Proposal to Adjourn the Special Meeting

Actavis stockholders may be asked to vote on a proposal to adjourn the special meeting, or any adjournments thereof, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Transaction Agreement, (ii) to provide to Actavis stockholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Actavis stockholders voting at the special meeting.

Approval of the Actavis adjournment proposal requires the affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present. Because the vote required to approve this proposal is based upon the total number of Actavis voting shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The board of directors of Actavis recommends that you vote “FOR” the Actavis adjournment proposal.

Share Ownership and Voting by Actavis’ Officers and Directors

As of the Actavis record date, the Actavis directors and executive officers had the right to vote approximately 1,155,707 Actavis common shares, representing approximately 0.87% of the Actavis common shares then outstanding and entitled to vote at the meeting. It is expected that the Actavis directors and executive officers who are stockholders of Actavis will vote “FOR” the proposal to approve the Transaction Agreement and the merger, “FOR” the proposal to create distributable reserves of New Actavis, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” beginning on page 112 of this joint proxy statement/prospectus and “FOR” the Actavis adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting Your Shares

Actavis stockholders may vote in person at the special meeting or by proxy. Actavis recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meeting.

If you own shares in your own name, you are considered, with respect to those shares, the “stockholder of record”. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”.

If you are an Actavis stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to approve the Transaction Agreement, to create distributable reserves of New Actavis, to approve the advisory proposal regarding the specified compensatory arrangements between Actavis and its named executive officers relating to the transaction and to adjourn the special meeting.

Actavis stockholders may also vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by close of business on the day immediately preceding the Actavis special meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares are held in an account through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting with respect to any of the proposals, if a beneficial owner of Actavis common shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals.

Revoking Your Proxy

If you are an Actavis stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	timely delivering a written revocation letter to the Secretary of Actavis;

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person.

Attendance at the special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

Actavis will bear the cost of soliciting proxies from its stockholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Warner Chilcott’s shareholders and Actavis’ stockholders will be borne and discharged one half by Warner Chilcott and one half by Actavis.

Actavis will solicit proxies by mail. In addition, the directors, officers and employees of Actavis may solicit proxies from its stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Actavis will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Actavis common shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Actavis has engaged a professional proxy solicitation firm, MacKenzie Partners Inc., 105 Madison Avenue, New York, New York 10016, to assist in soliciting proxies for a fee not to exceed $50,000. In addition, Actavis will reimburse Mackenzie Partners Inc. for its reasonable disbursements.

Actavis stockholders should not send in their stock certificates with their proxy cards.

As described on page 163 of this joint proxy statement/prospectus, Actavis stockholders of record will be sent materials for exchanging Actavis common shares shortly after the effective time.

Other Business

Actavis is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Actavis board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Actavis’ special meeting, please contact MacKenzie Partners Inc., the proxy solicitation agent for Actavis, by mail at 105 Madison Avenue, New York, New York 10016. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885.

THE SPECIAL MEETINGS OF WARNER CHILCOTT’S SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Warner Chilcott shareholders as part of a solicitation of proxies by the Warner Chilcott board of directors for use at the special meetings of Warner Chilcott shareholders and at any adjournments of such meetings. This joint proxy statement/prospectus is being furnished to Warner Chilcott shareholders on or about August 2, 2013. This joint proxy statement/prospectus provides Warner Chilcott shareholders with information they need to be able to vote or instruct their vote to be cast at the special meetings.

Date, Time & Place of the Warner Chilcott Special Meetings

Warner Chilcott will convene the Court Meeting on Tuesday, September 10, 2013 at 8:00 a.m. (local time), at The K Club, Straffan, Co. Kildare, Ireland. Warner Chilcott will convene the EGM on Tuesday, September 10, 2013 at 8:30 a.m. (local time), at the same location, or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting.

Attendance

Attendance at the Court Meeting and the EGM is limited to Warner Chilcott shareholders on the Warner Chilcott record date. Please indicate on the enclosed proxy card if you plan to attend the Warner Chilcott special meetings. If your shares are held through a bank, broker or other nominee and you would like to attend, you will need to bring to the meeting a letter from the bank, broker or other nominee confirming beneficial ownership of the Warner Chilcott shares as of the Warner Chilcott record date for the meetings. Any beneficial holder who plans to vote at either meeting must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Each Warner Chilcott shareholder will be asked to provide a valid government-issued photo identification, such as a driver’s license or passport, and proof of ownership as of the Warner Chilcott record date. The use of cell phones, smartphones, pagers, recording and photographic equipment will not be permitted in the meeting rooms.

Proposals

Court Meeting: Warner Chilcott shareholders (other than Actavis or any of its affiliates) are being asked to consider and vote on a proposal at the Court Meeting to approve the scheme of arrangement. The merger and the acquisition are conditioned on approval of this proposal.

EGM: Warner Chilcott shareholders are also being asked to consider and vote on a proposal at the EGM to approve the scheme of arrangement, in addition to certain other proposals as set forth in the EGM resolutions described below.

The first three EGM resolutions relate to the approval of the scheme of arrangement and of actions required to be taken in connection with the scheme—specifically, both the cancellation of the shares of Warner Chilcott that are not already owned by New Actavis or its affiliates and the subsequent allotment and issuance of new shares of Warner Chilcott to New Actavis in exchange for the scheme consideration. The fourth EGM resolution also relates to the scheme of arrangement and would ensure that the holders of any ordinary shares of Warner Chilcott issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration. The merger and the acquisition are conditioned on approval of EGM resolutions 1 through 4.

•

EGM Resolution #1: To approve the scheme of arrangement and authorize the directors of Warner Chilcott to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.

•	EGM Resolution #2: To approve the cancellation of any Warner Chilcott ordinary shares in issue prior to 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.

•	EGM Resolution #3: To authorize the directors of Warner Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme.

•

EGM Resolution #4: To amend the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration.

The merger and the acquisition are not conditioned on approval of the remaining EGM resolutions. The fifth EGM resolution relates to the creation of distributable reserves of New Actavis, which are required under Irish law in order for New Actavis to be able to pay dividends and repurchase or redeem shares after the transaction.

•

EGM Resolution #5: To approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme.

Warner Chilcott shareholders are also being asked to vote on the following proposals at the EGM:

•

EGM Resolution #6: To approve, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction as disclosed in the section of this joint proxy statement/prospectus captioned “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott—Golden Parachute Compensation” beginning on page 116 of this joint proxy statement/prospectus.

•

EGM Resolution #7: To adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme of Arrangement, or the other resolutions set out at 2 through 6 above, (ii) to provide to Warner Chilcott shareholders any supplement or amendment to the joint proxy statement/prospectus and/or (iii) to disseminate any other information which is material to Warner Chilcott shareholders voting at the EGM.

Record Date; Outstanding Ordinary Shares; Ordinary Shares Entitled to Vote

Only holders of Warner Chilcott ordinary shares as of the close of business on July 30, 2013, the record date for the Warner Chilcott special meetings (also referred to herein as the “Voting Record Time”), will be entitled to notice of, and to vote at the Warner Chilcott special meetings or any adjournments thereof. On the Warner Chilcott record date, there were 251,198,538 Warner Chilcott ordinary shares outstanding, held by 1,096 registered holders. Each outstanding Warner Chilcott ordinary share (other than, in the case of the Court Meeting, those held by Actavis or any of its affiliates) is entitled to one vote on each proposal and any other matter properly coming before the Warner Chilcott special meetings.

Quorum

At least two persons present in person and representing, in person or by proxy, more than 50% of the total issued voting rights of Warner Chilcott’s ordinary shares will constitute a quorum for each of the Warner Chilcott special meetings. Abstentions are considered present for purposes of determining a quorum.

Ordinary Share Ownership and Voting by Warner Chilcott’s Directors and Officers

As of the Warner Chilcott record date, the Warner Chilcott directors and executive officers had beneficial ownership of approximately 4,708,594 of the then-outstanding Warner Chilcott ordinary shares, representing approximately 1.9% of the Warner Chilcott shares then outstanding and entitled to vote at the Court Meeting and the EGM. The Warner Chilcott directors and executive officers who are shareholders of Warner Chilcott intend to vote “FOR” the scheme of arrangement at the Court Meeting, “FOR” the scheme of arrangement at the EGM, “FOR” the cancellation of any Warner Chilcott ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme, “FOR” the authorization of the directors of Warner

Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme, “FOR” amendment of the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration, “FOR” the proposal to approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme, “FOR” the approval, on a non-binding advisory basis of specified compensatory arrangements between Warner Chilcott and its named executive officers and “FOR” the Warner Chilcott EGM adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Vote Required; Recommendation of Warner Chilcott’s Board of Directors

Warner Chilcott Court Meeting

Proposal to approve the scheme of arrangement: Warner Chilcott shareholders are being asked to vote on a proposal to approve the scheme at both the Court Meeting and at the EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings”, the approval required at the Court Meeting is a majority in number of the Warner Chilcott shareholders of record as of the Voting Record Time casting votes on the proposal representing three-fourths (75 percent) or more in value of the Warner Chilcott ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Court Meeting is based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Court Meeting.

The Warner Chilcott board of directors recommends that Warner Chilcott shareholders vote “FOR” the proposal to approve the scheme of arrangement at the Court Meeting.

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, those interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

Warner Chilcott EGM

Set forth below is a table summarizing certain information with respect to the EGM Resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?

1	Approve the scheme of arrangement and authorize the directors of Warner Chilcott to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Warner Chilcott ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Warner Chilcott to allot and issue new Warner Chilcott shares, fully paid up, to New Actavis in connection with effecting the scheme.	Ordinary	Yes

4	Amend the articles of association of Warner Chilcott so that any ordinary shares of Warner Chilcott that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Actavis for the scheme consideration.	Special	Yes

5	Approve the creation of distributable reserves, by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme.	Ordinary	No

6	Approve, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction.	Ordinary	No

7	Approve the Warner Chilcott EGM adjournment proposal.	Ordinary	No

At the EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5, 6 and 7), which requires the approval of the holders of at least a majority of the votes cast by the holders of Warner Chilcott ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Warner Chilcott ordinary shares present and voting, either in person or by proxy.

For all of the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the EGM resolutions.

The Warner Chilcott board of directors recommends that Warner Chilcott shareholders vote “FOR” the proposals to approve each of the EGM resolutions.

In considering the recommendations of the board of directors of Warner Chilcott described above, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott”.

Voting Your Ordinary Shares

Warner Chilcott shareholders as of the Voting Record Time may vote by proxy or in person at the special meetings. Warner Chilcott recommends that you submit your proxy even if you plan to attend the special meetings. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meetings.

If you own shares in your own name, you are considered, with respect to those shares, the “shareholder of record”. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”.

If you properly complete, sign, date and return your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the special meetings for which proxies have been properly submitted and not revoked. If you sign and return your proxy card appointing the Chairman as your proxy but do not mark your card to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendations of the Warner Chilcott board of directors.

Warner Chilcott shareholders of record may also vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 anytime up to 11:59 p.m. (Eastern Time in the U.S.) on September 8, 2013. Voting instructions are printed on the proxy card you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meetings.

Voting Ordinary Shares Held in Street Name

If your shares are held in an account through a bank, broker or other nominee, you must instruct the bank, broker or other nominee how to vote your shares by following the instructions that the bank, broker or other nominee provides you along with this joint proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your bank, broker or other nominee. You may be eligible to submit such instructions electronically or by telephone.

If you do not provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your bank, broker or other nominee) to your bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. Banks, brokers and other nominees do not have discretionary voting with respect to any of the proposals. Accordingly, if you fail to provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your bank, broker or other nominee) to your bank, broker or other nominee, your shares held through such bank, broker or other nominee will not be voted.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meetings, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting with respect to any of the proposals, if a beneficial owner of Warner Chilcott ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals.

Revoking Your Proxy

If you are a Warner Chilcott shareholder of record, you may revoke your proxy at any time before it is voted at a Warner Chilcott special meeting by:

•	timely delivering a valid later-dated proxy by mail;

•	timely delivering written notice that you have revoked your proxy to the secretary of Warner Chilcott at the following address:

Warner Chilcott Public Limited Company

1 Grand Canal Square

Docklands

Dublin 2, Ireland

Attention: Corporate Secretary

•	timely submitting revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•	attending the relevant Warner Chilcott special meeting and voting by ballot in person.

Attendance at a Warner Chilcott special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

Warner Chilcott will bear the cost of soliciting proxies from its shareholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Warner Chilcott’s shareholders and Actavis’ stockholders will be borne and discharged one half by Warner Chilcott and one half by Actavis.

Warner Chilcott will solicit proxies by mail. In addition, the directors, officers and employees of Warner Chilcott may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Warner Chilcott will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Warner Chilcott ordinary shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Warner Chilcott has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $25,000, and will reimburse Georgeson Inc. for its reasonable out-of-pocket expenses.

Other Business

Management of Warner Chilcott does not know of any other matters to be brought before the special meetings except those set forth in the notice thereof. If other business is properly presented for consideration at the special meetings, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Adjournment; Postponement

Any adjournment or postponement of the Court Meeting will result in an adjournment or postponement, as applicable, of the EGM.

Assistance

If you need assistance in completing your proxy card or have questions regarding Warner Chilcott’s special meetings, please contact Georgeson Inc., the proxy solicitation agent for Warner Chilcott, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or by telephone at (888) 680-1528 (toll free).

THE TRANSACTION

The Merger and the Acquisition

On May 19, 2013, Actavis, Warner Chilcott, New Actavis, IrSub, U.S. Holdco and MergerSub entered into the Transaction Agreement.

Subject to the terms and conditions of the Transaction Agreement, New Actavis will acquire Warner Chilcott by means of a scheme of arrangement, as described in this joint proxy statement/prospectus. A “scheme” or a “scheme of arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The scheme of arrangement will be subject to the subsequent sanction of the Irish High Court. In the context of the acquisition, the scheme involves the cancellation of all of the shares of Warner Chilcott which are not already owned by New Actavis or any of its affiliates, and the payment by New Actavis to the applicable shareholders in consideration of that cancellation. New shares of Warner Chilcott are then issued directly to New Actavis. At the effective time, the holders of Warner Chilcott ordinary shares issued and outstanding immediately prior to the completion of the transaction (other than those held by Actavis or any of its affiliates) will be entitled to receive 0.160 of a New Actavis ordinary share for each such Warner Chilcott ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis or Warner Chilcott, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on pages 201 and 227, respectively, of this joint proxy statement/prospectus. As a result of the transaction, based on the number of outstanding shares of Actavis and Warner Chilcott as of July 30, 2013, former Warner Chilcott shareholders are expected to hold approximately 23% of the New Actavis ordinary shares after giving effect to the acquisition and the merger.

Simultaneously with and conditioned upon the concurrent consummation of the scheme, MergerSub, a wholly owned indirect subsidiary of New Actavis, will merge with and into Actavis, the separate corporate existence of MergerSub will cease and Actavis will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding Actavis common share will be cancelled and automatically converted into the right to receive one New Actavis ordinary share from New Actavis. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis or Warner Chilcott, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on pages 201 and 227, respectively, of this joint proxy statement/prospectus. Based on the number of outstanding shares of Actavis and Warner Chilcott as of July 30, 2013, former Actavis stockholders are expected to hold approximately 77% of the New Actavis ordinary shares after giving effect to the acquisition and the merger.

As a result of the transaction, both Actavis and Warner Chilcott will become wholly owned subsidiaries of New Actavis, whose ordinary shares are expected to be listed for trading on the NYSE under the ticker symbol “ACT”.

Actavis reserves the right, subject to the prior written approval of the Panel, to effect the acquisition by way of a takeover offer, as an alternative to the scheme, in the circumstances described in and subject to the terms of the Transaction Agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Warner Chilcott shareholders (except for an acceptance condition set at 80 percent of the nominal value of the Warner Chilcott shares to which such offer relates and which are not already beneficially owned by Actavis) as those which would apply in relation to the scheme, among other requirements.

Background of the Transaction

As part of the ongoing evaluation of each of Warner Chilcott’s and Actavis’ business, members of Warner Chilcott’s senior management and board of directors, and Actavis’ senior management and board of directors, respectively, periodically review and assess the operations and financial performance of their respective companies, as well as industry conditions and related regulatory developments as they may each impact their respective companies’ long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives. As part of this ongoing evaluation process, from time to time representatives of Warner Chilcott and Actavis had discussed each other’s businesses and potential opportunities to explore business combinations.

In early 2012, Warner Chilcott initiated a process to explore a broad range of potential strategic alternatives to enhance shareholder value, and engaged in preliminary discussions with twelve potential offerors, including Actavis. Warner Chilcott publicly announced this strategic review process on April 30, 2012. In connection with such process (which occurred prior to Warner Chilcott’s declaration of the special cash dividend and semi-annual dividends described below), Warner Chilcott received two preliminary, non-binding indications of interest in acquiring Warner Chilcott (neither of which were made by Actavis) for prices ranging from $20.00 to $22.50 per share and $22.00 to $24.00 per share, respectively. However, this process did not result in any business combination transaction; rather, in August 2012, Warner Chilcott announced a number of strategic initiatives intended to enhance shareholder value, namely a special dividend transaction pursuant to which Warner Chilcott declared a special cash dividend of $4.00 per share, the adoption of a new dividend policy pursuant to which Warner Chilcott has declared two regular semi-annual dividends of $0.25 per share, and the renewal of its share redemption program.

From time to time, Actavis has considered strategic transactions. During the months of April and May 2013, it was presented with certain strategic opportunities and engaged in preliminary discussions with third parties. The board of directors of Actavis ultimately determined those strategic alternatives were not in the best interests of its stockholders.

On May 3, 2013, in response to an earlier telephone call from Roger M. Boissonneault, the President and Chief Executive Officer and a Director of Warner Chilcott, Paul M. Bisaro, the President and Chief Executive Officer and a Director of Actavis, had a phone conversation with Mr. Boissonneault during which they discussed, among other things, the companies’ respective businesses and a possible acquisition of Warner Chilcott by Actavis, although no specific transaction terms were discussed.

On May 3 and May 4, 2013, Mr. Boissonneault and Paul Herendeen, the Executive Vice President and Chief Financial Officer and a Director of Warner Chilcott, reported this conversation to other members of Warner Chilcott’s board of directors in advance of the next regularly scheduled board meeting scheduled for May 7, 2013.

On May 4 and May 5, 2013, representatives of Actavis and Warner Chilcott, including their respective financial and legal advisors, engaged in preliminary discussions regarding the potential strategic synergies that might result from the combination of the two companies and instructed their respective advisors to explore potential transaction structures, including a stock-for-stock acquisition of Warner Chilcott by Actavis. The parties did not discuss a proposed exchange ratio for the transaction at that time. The parties also began exchanging high-level financial and business information pursuant to an existing confidentiality agreement that had been previously entered into between the parties in connection with Warner Chilcott’s exploration of strategic alternatives in early 2012.

On May 5, 2013, Mr. Bisaro met with Mr. Boissonneault to discuss preliminary issues with respect to a potential transaction. Mr. Bisaro did not propose an exchange ratio or other economic terms of an acquisition proposal at that time. Later that day, representatives of Warner Chilcott and Actavis held a conference call to discuss potential synergies from a transaction.

On May 7, 2013, at a regularly-scheduled meeting of Warner Chilcott’s board of directors at which all directors were present, the board discussed, among other topics, Actavis’ interest in exploring a potential transaction with Warner Chilcott. At that meeting, Warner Chilcott’s board of directors authorized senior management to continue its preliminary discussions with Actavis in order to assess the feasibility and merits of a potential transaction.

On May 8, 2013, during a meeting of the Actavis board of directors scheduled in conjunction with Actavis’ annual meeting of stockholders, the board discussed, among other topics, the attractiveness of a potential acquisition of Warner Chilcott. The board reviewed a financial overview of Warner Chilcott prepared by management and discussed certain assumptions regarding a potential acquisition. At that meeting, Actavis’ board of directors authorized senior management to continue exploratory discussions with Warner Chilcott in order to assess the feasibility and merits of a potential transaction.

On May 9, 2013, Mr. Bisaro informed Mr. Boissoneault that the Actavis board of directors supported further exploration of a potential transaction with Warner Chilcott. Neither individual proposed an exchange ratio or other economic terms of an acquisition proposal at that time. Subsequently, representatives of Warner Chilcott and Actavis and their respective legal and financial advisors engaged in additional discussions and exchanged financial and business information.

On May 10, 2013, Bloomberg reported that Actavis was in early talks to acquire Warner Chilcott. Shortly thereafter, and as required by the Irish Takeover Rules 2007 (as amended) (the “Irish Takeover Rules” or the “Takeover Rules”), Warner Chilcott released an announcement confirming that it was engaged in preliminary discussions with Actavis regarding a potential business combination transaction. Actavis also released a statement confirming the preliminary discussions. Warner Chilcott’s and Actavis’ stock prices closed up 16.4% and 11.4%, respectively, from their volume-weighted average trading prices for the period from market open on May 10 until the Bloomberg story was published later that day.

Also on May 10, 2013, Warner Chilcott and Actavis, together with their respective legal and financial advisors, commenced in-depth business, legal and financial due diligence.

On May 11, 2013, Warner Chilcott provided Actavis access to an electronic data room containing certain non-public information regarding Warner Chilcott’s business and operations. During the next several days, Warner Chilcott supplied Actavis and its representatives with extensive due diligence information regarding Warner Chilcott, and Warner Chilcott engaged in extensive “reverse” due diligence of Actavis. Members of senior management and other representatives of both parties also engaged in several in-person and telephonic discussions, including in-person management meetings on May 14 and May 15, 2013, in Parsippany, New Jersey, and multiple follow-up diligence and “reverse” diligence calls on individual topics.

On May 13, 2013, Actavis’ board of directors held a special telephonic meeting at which Actavis’ management updated the Actavis board on discussions with, and their preliminary due diligence review of, Warner Chilcott. Actavis’ board of directors discussed the pro forma ownership of a combined company that would be represented by various illustrative exchange ratios and provided guidance to Actavis management on a potentially acceptable range of exchange ratios. At the conclusion of that meeting, Actavis’ board of directors authorized senior management to continue discussions with, and proceed with the due diligence review of, Warner Chilcott.

On May 13, 2013, Messrs. Boissoneault, Bisaro, Herendeen and Sigurdur Olafsson, Actavis’ President, Global Generics, met to discuss preliminary issues regarding a potential transaction. Later that day, Mr. Bisaro indicated to Mr. Boissoneault during a telephonic conversation that Actavis would be interested in pursuing an acquisition of Warner Chilcott pursuant to a so-called “double dummy” structure (i.e., involving the acquisition of both Actavis and Warner Chilcott by New Actavis, an Irish holding company) at a fixed exchange ratio of 0.1373 of a New Actavis ordinary share for each Warner Chilcott ordinary share. This proposed exchange ratio was derived from the ratio of the two companies’ respective closing stock prices on May 3, 2013, and, valuing the New Actavis ordinary shares at Actavis’ closing stock price on that date, represented a 0% premium to

Warner Chilcott’s closing price on May 3, 2013 and a 6% discount to Warner Chilcott’s volume-weighted average trading price for the period from market open on May 10, 2013 until the Bloomberg story was published later that day. Mr. Bisaro stated that Actavis did not believe it was appropriate to offer a premium to Warner Chilcott’s stock price in the context of the proposed transaction. Mr. Boissoneault subsequently indicated that, in his view, Warner Chilcott’s board of directors likely would view Actavis’ proposed consideration as financially inadequate.

During the morning of May 14, 2013, Mr. Bisaro and Mr. Herendeen verbally negotiated the exchange ratio, along with the respective financial advisors of Actavis and Warner Chilcott. During this negotiation, Mr. Bisaro increased Actavis’ preliminary, non-binding offer to an exchange ratio of 0.151 New Actavis shares for each Warner Chilcott share (representing a 10% premium to the previously proposed “unaffected” exchange ratio of 0.1373). Mr. Herendeen indicated that he would communicate Mr. Bisaro’s revised proposal to the Warner Chilcott board.

At a special telephonic meeting of the Warner Chilcott board of directors later on May 14, 2013, the board and members of Warner Chilcott’s senior management and legal and financial advisors reviewed discussions that had occurred between representatives of Warner Chilcott and Actavis since the prior board meeting. Representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”), Warner Chilcott’s financial advisor, reviewed with the board certain preliminary financial analyses and data regarding Warner Chilcott, various preliminary valuation observations, and various process considerations. Representatives of Deutsche Bank also discussed the likelihood of alternative proposals for the acquisition of Warner Chilcott from parties other than Actavis. Representatives of Warner Chilcott’s legal advisors, Davis Polk & Wardwell LLP (“Davis Polk”) and Arthur Cox, reviewed the duties of Warner Chilcott’s directors and officers in connection with a potential transaction. Arthur Cox also reviewed certain applicable provisions of the Irish Takeover Rules.

The Warner Chilcott board of directors discussed the potential opportunities and considerations presented by a potential transaction with Actavis and associated with Warner Chilcott continuing to operate as an independent company. The Warner Chilcott board of directors discussed the risks associated with Warner Chilcott’s business on a standalone basis. The board also discussed the value that Warner Chilcott’s shareholders would receive in a potential business combination with Actavis, including the potential to participate in the accretive effects of the transaction as continuing shareholders of the combined company. The Warner Chilcott board of directors then engaged in extensive discussions regarding Actavis’ proposal and whether it was in the best interests of Warner Chilcott shareholders to engage in further discussions with Actavis. The board also considered whether it was in the best interest of Warner Chilcott’s shareholders to solicit potential alternative proposals from other parties. The board considered it unlikely that a third party would be willing and capable of making an offer superior to the offer made by Actavis given (a) the potential operational cost efficiencies and incremental revenue opportunities of the potential transaction with Actavis, (b) the strategic review process undertaken by Warner Chilcott in 2012 did not result in a business combination and (c) the fact that despite the public report and confirmation by Warner Chilcott and Actavis that discussions were taking place between the two companies, no other potential acquirers had approached Warner Chilcott. The board concluded that it would be advisable to continue negotiating only with Actavis in order not to lose the attractive opportunity presented by the Actavis proposal, but to negotiate a provision in the transaction agreement allowing Warner Chilcott to terminate a transaction agreement with Actavis, subject to certain conditions, including payment of a customary expense reimbursement, to enter into an agreement with a third party should such a third party make a superior proposal. At the conclusion of this board meeting, the Warner Chilcott board of directors instructed Warner Chilcott’s senior management and Deutsche Bank to contact Actavis and request that Actavis improve the terms of its proposal, including the consideration to be offered to Warner Chilcott’s shareholders. The Warner Chilcott board of directors also instructed Warner Chilcott’s senior management to express to Actavis that certainty of completion of the transaction was paramount in any potential transaction, and therefore any definitive agreement would need to minimize conditionality for Warner Chilcott’s shareholders.

After the Warner Chilcott board meeting on May 14, 2013, representatives of Warner Chilcott and Actavis, as well as representatives of Deutsche Bank, Actavis’ financial advisors Greenhill & Co. (“Greenhill”) and Bank of America Merrill Lynch (“BofA Merrill Lynch”), Davis Polk and Actavis’ legal advisor, Latham & Watkins LLP (“Latham & Watkins”), met at Actavis’ headquarters in Parsippany, New Jersey to further discuss certain terms of the transaction. During this meeting, Actavis verbally increased the proposed exchange ratio from 0.151 to 0.160 (representing a 16.5% premium to the previously proposed “unaffected” exchange ratio of 0.1373). Actavis stated that this was its best and final offer. Also at this time, Actavis proposed that the companies move expeditiously with respect to the proposed transaction, with the aim of completing discussions and negotiations by May 19, 2013. During the course of the meeting, representatives of Warner Chilcott and Actavis and their respective advisors discussed certain key issues relating to a potential transaction, including certainty of closing, financing-related issues, regulatory approvals, and governance of the combined company.

On May 15, 2013, Latham & Watkins delivered to Davis Polk drafts of a transaction agreement and an expenses reimbursement agreement. During the course of that day, representatives of Davis Polk and Latham & Watkins engaged in discussions regarding certain proposed terms of these agreements, including closing conditions, the deal protection provisions, and the composition of the board of directors of the combined company.

Also on May 15, 2013, representatives of Arthur Cox and Actavis’ Irish legal counsel, Matheson, together with representatives of Deutsche Bank, Greenhill and BofA Merrill Lynch contacted the Irish Takeover Panel (the “Panel”) to discuss the possibility of a transaction between Warner Chilcott and Actavis.

On May 16, 2013, at a special telephonic meeting of the Warner Chilcott board of directors in which all directors participated, Michael Halstead, Warner Chilcott’s Senior Vice President, Corporate Development, informed the board that Actavis had verbally increased its proposed exchange ratio to 0.160 New Actavis ordinary shares for each Warner Chilcott share. Representatives of Davis Polk and Arthur Cox reviewed and discussed with the board the terms of the draft agreements that Latham & Watkins had sent to Davis Polk on May 15, 2013, including the proposed transaction structure, the deal protection provisions of the transaction agreement, the representation of Warner Chilcott directors on the board of directors of the combined company, the closing conditions and the termination provisions. The board discussed with its legal advisors the nature of the proposed deal protection provisions, including the fact that, were a third party willing and able to make a superior proposal, the board retained the ability to terminate the transaction agreement, subject to certain conditions, including payment of a customary expense reimbursement, to enter into an agreement with such third party. The board also discussed with its advisors the expected tax treatment of the proposed transaction, including the fact that the proposed transaction was expected to be non-taxable to Warner Chilcott shareholders for U.S. federal income tax purposes. The board also reviewed with counsel information previously provided by Deutsche Bank concerning the extent of their business relationships with, and the amount of fees received from, Actavis and its affiliates in the previous two years, which matters are described in the section entitled “—Opinion of Warner Chilcott’s Financial Advisor”.

The Warner Chilcott board of directors then discussed the potential opportunities and considerations presented by a potential transaction with Actavis and associated with Warner Chilcott continuing to operate as an independent company. The Warner Chilcott board of directors revisited and continued its earlier discussion of the risks associated with Warner Chilcott’s business on a standalone basis. The board also revisited and continued its earlier discussion of the value that Warner Chilcott’s shareholders would receive in a potential business combination with Actavis, including the potential to participate in the accretive effects of the transaction as continuing shareholders of the combined company. The Warner Chilcott board of directors then engaged in extensive discussions regarding Actavis’ proposal and whether it was in the best interests of Warner Chilcott shareholders to engage in further discussions with Actavis. The Board also considered the desirability of entering into a binding transaction agreement on an expedited basis given, among other reasons, the attractiveness of Actavis’ revised proposal. The board discussed the terms contained in the draft transaction agreement provided by Actavis’ counsel and the desirability and likelihood of improving certain of those terms, including the desirability of subjecting Actavis to a “no-shop” restriction following the signing of a definitive transaction agreement. Following these discussions, the Warner Chilcott board of directors instructed Warner Chilcott’s senior management and advisors to continue engaging in non-binding discussions and negotiations with Actavis regarding the terms of a proposed transaction in order to obtain the best terms possible for Warner Chilcott and its shareholders and with the aim of completing discussions and negotiations in the near term.

Later on May 16, 2013, representatives of Davis Polk and Latham & Watkins engaged in discussions regarding the draft agreements, including with respect to the composition of the board of directors of the combined company, the amount of the reverse termination fee that Actavis would be required to pay if the transaction agreement were terminated under certain circumstances, and the imposition of a “no-shop” restriction on Actavis.

Later on May 16, 2013, at a special telephonic meeting of the Actavis board of directors in which all directors participated, members of Actavis management discussed the results of ongoing due diligence and the negotiations of the acquisition, including the proposed exchange ratio of 0.160 New Actavis ordinary shares for each Warner Chilcott share. Representatives of Latham & Watkins reviewed and discussed with the board their fiduciary duties in considering a potential acquisition. Representatives of Latham & Watkins and Matheson then discussed the key terms of the draft agreements that Latham & Watkins had sent to Davis Polk on May 15, 2013, and the subsequent negotiations including the proposed transaction structure, treatment of Warner Chilcott equity awards, the proposed deal protection provisions of the transaction agreement, the representations, warranties and covenants of the parties, the required regulatory approvals to consummate the transaction, the composition of the board of directors of the combined company, the termination provisions, and closing conditions, as well as the terms and conditions of the expenses reimbursement agreement. The board discussed with its legal advisors the nature of the deal protection provisions, including the fact that, were a third party willing and able to make a superior proposal that would be contingent upon termination of the transaction agreement, the board retained the ability to change its recommendation to the Actavis stockholders, subject to certain conditions, and the requirement that a reverse termination fee be payable to Warner Chilcott under certain circumstances. Representatives of Latham & Watkins and Matheson then discussed the post-closing public disclosure obligations of the parties given the joint oversight of the transaction of U.S. securities regulators and the Panel. The board also discussed with its advisors the expected tax treatment of the proposed transaction, including the fact that the proposed transaction was expected to be taxable to Actavis stockholders for U.S. federal income tax purposes. The board also reviewed with counsel information previously provided by Greenhill and BofA Merrill Lynch concerning the extent of their business relationships with, and the amount of fees received from, Warner Chilcott and its affiliates in the previous two years, which matters are described in the section entitled “—Opinion of Actavis’ Financial Advisor”.

The Actavis board of directors then discussed the potential opportunities and considerations presented by a potential transaction with Warner Chilcott. Following these discussions, the Actavis board of directors instructed Actavis’ senior management and advisors to continue engaging in non-binding discussions and negotiations with Warner Chilcott regarding the terms of a proposed transaction in order to obtain the best terms possible for Actavis and its stockholders and with the aim of completing discussions and negotiations in the near term.

Subsequently on May 16, 2013, Davis Polk delivered to Latham & Watkins revised drafts of the transaction agreement and the expenses reimbursement agreement.

On May 17, 2013, Latham & Watkins delivered to Davis Polk a revised draft of the transaction agreement.

On May 17, 2013, the Panel approved the form of the proposed expenses reimbursement agreement.

On May 18, 2013, Davis Polk delivered to Latham & Watkins a revised draft of the transaction agreement and a draft of Warner Chilcott’s disclosure schedule. In the course of the evening of May 18, 2013, Latham & Watkins delivered to Davis Polk a revised draft of Warner Chilcott’s disclosure schedule and a draft of Actavis’ disclosure schedule.

During May 18, 2013 and the morning of May 19, 2013, the parties engaged in further discussions regarding the terms of the proposed transaction, and reached a tentative agreement (subject to the approval of each party’s board of directors) regarding, among other things, the amount of the reverse termination fee payable by Actavis if the transaction were to be terminated under certain circumstances.

On May 19, 2013, the full Warner Chilcott board of directors held a special telephonic meeting to consider the terms of the proposed transaction. Prior to the meeting, the directors received copies of the Transaction Agreement and of the other transaction documents and a summary of the terms thereof, as well as presentation materials prepared by Deutsche Bank. At the meeting, Mr. Halstead reported on the status of negotiations with Actavis and provided an overview of certain terms of the proposed transaction. Representatives of Deutsche Bank reviewed Deutsche Bank’s financial analysis of the proposed transaction, including discussing the various financial methodologies used in its analysis. The board discussed the terms of the proposed transaction, including the amount of the termination payment that would be payable by Actavis in certain circumstances. Representatives of Deutsche Bank then delivered the oral opinion of Deutsche Bank (which was subsequently confirmed in writing) that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, it was of the opinion, as of such date, that the exchange ratio of 0.160 New Actavis ordinary shares for each Warner Chilcott share was fair, from a financial point of view, to holders of Warner Chilcott shares. The full text of the written opinion of Deutsche Bank dated May 19, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G to this joint proxy statement/prospectus. Subsequently, representatives of Davis Polk and Arthur Cox reviewed the key terms of the Transaction Agreement and Expenses Reimbursement Agreement based on the discussion materials. The representatives of Davis Polk and Arthur Cox also reviewed the duties of Warner Chilcott’s directors and officers in connection with a potential transaction.

After considering the proposed terms of the Transaction Agreement and the Expenses Reimbursement Agreement and the various presentations of Warner Chilcott’s financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the board, including the factors described under “—Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction”, the Warner Chilcott board of directors unanimously determined that the Transaction Agreement, the Expenses Reimbursement Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Warner Chilcott and its shareholders, approved the Transaction Agreement and the Expenses Reimbursement Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, and resolved to recommend that the Warner Chilcott shareholders vote in favor of the scheme.

On May 19, 2013, the full Actavis board of directors held a special telephonic meeting to consider the terms of the proposed transaction. Prior to the meeting, the directors received copies of the Transaction Agreement and of the other transaction documents and a summary of the terms thereof, as well as presentation materials prepared by each of Greenhill, BofA Merrill Lynch and Latham & Watkins. At the meeting, Mr. Bisaro reported on the status of negotiations with Warner Chilcott and provided an overview of certain terms of the proposed transaction, and management provided the board of directors with an update on key due diligence items. Representatives of Latham & Watkins reviewed the key terms of the Transaction Agreement and Expenses Reimbursement Agreement based on the discussion materials. The representatives of Latham & Watkins also reviewed the duties of Actavis’ directors and officers in connection with a potential transaction. Representatives of Matheson reviewed the terms of the Rule 2.5 Announcement and discussed the director responsibility statement. Representatives of Greenhill reviewed Greenhill’s financial analysis of the proposed transaction, including discussing the various financial methodologies used in its analysis. Representatives of BofA Merrill Lynch reviewed BofA Merrill Lynch’s financial analysis of the proposed transaction, including discussing the various financial methodologies used in its analysis. Representatives of Greenhill then delivered the oral opinion of Greenhill, and representatives of BofA Merrill Lynch then delivered the oral opinion of BofA Merrill Lynch (in each case, which was subsequently confirmed in writing) that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in such advisor’s written opinion, it was of the opinion, as of such date, that the exchange ratio of one New Actavis ordinary share for each Actavis share in connection with the merger (taking into account the acquisition of Warner Chilcott) as provided for in the Transaction Agreement was fair, from a financial point of view, to the holders of Actavis shares. The full text of the written opinion of each of Greenhill and BofA Merrill Lynch, each dated May 19, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annex E and Annex F, respectively, to this joint proxy statement/prospectus.

After considering the proposed terms of the Transaction Agreement and the Expenses Reimbursement Agreement and the various presentations of Actavis’ financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the board, including the factors described under “—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction”, the Actavis board of directors unanimously determined that the Transaction Agreement, the Expenses Reimbursement Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Actavis and its stockholders, approved the Transaction Agreement and the Expenses Reimbursement Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, and resolved to recommend that the Actavis stockholders vote in favor of the Transaction Agreement and the merger.

Warner Chilcott and Actavis subsequently executed the definitive Transaction Agreement and Expenses Reimbursement Agreement, and, on May 20, 2013, Warner Chilcott and Actavis jointly issued a Rule 2.5 announcement and press release with respect to the transaction.

Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction

At its meeting on May 19, 2013, the members of Warner Chilcott’s board of directors unanimously determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the scheme, are fair and reasonable and in the best interests of Warner Chilcott and its shareholders. The Warner Chilcott board of directors unanimously recommends that the shareholders of Warner Chilcott vote in favor of the scheme at the Court Meeting and in favor of the scheme and other resolutions at the EGM.

In evaluating the Transaction Agreement and the proposed transaction, Warner Chilcott’s board of directors consulted with management, as well as Warner Chilcott’s financial and legal advisors, and considered a number of factors, weighing both perceived benefits of the transaction as well as potential risks in connection with the transaction. Warner Chilcott’s board of directors considered the following factors that it believes support its determinations and recommendations:

•

that the scheme consideration had an implied value per Warner Chilcott share of $20.08, based on the closing price of Actavis shares as of May 17, 2013 (the last trading day prior to announcement of the transaction), which value represented a 43% premium compared to Warner Chilcott’s volume weighted average trading price of $14.00 for the 30 trading day period ending on May 9, 2013 (the day before Warner Chilcott disclosed it was engaged in preliminary discussions with Actavis) and a 34% premium to the closing price of Warner Chilcott shares on May 9, 2013 of $15.01;

•	that the fixed exchange ratio provides certainty to the Warner Chilcott shareholders as to their pro forma percentage ownership of the combined company;

•	that the equity nature of the scheme consideration offers Warner Chilcott shareholders the opportunity to participate in the future earnings and growth of the combined company;

•

the potential for Warner Chilcott shareholders, as future shareholders of the combined company, to benefit to the extent of their interest in the combined company, from the expected synergies of the transaction, including Actavis’ anticipated after-tax operational synergies and related cost reductions and tax savings of more than $400 million;

•

the Warner Chilcott board’s belief that Warner Chilcott’s and Actavis’ businesses are a strong strategic fit and that their complementary development pipelines and product offerings would result in operational cost efficiencies and incremental revenue opportunities;

•

that the transaction would provide Warner Chilcott shareholders, as future shareholders of the combined company, with a diverse business as a result of the addition of a significant generics and wholesaler business, the addition of additional branded offerings and an expanded geographic footprint;

•	that the transaction provides Warner Chilcott, as part of the combined company, with better access to the capital markets;

•

information and discussions with Warner Chilcott’s management, in consultation with Deutsche Bank, regarding Actavis’ business, results of operations, financial and market position, and Warner Chilcott’s management’s expectations concerning Actavis’ future prospects, and historical and current share trading prices and volumes of Actavis shares;

•

information and discussions regarding the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company and the expected pro forma effect of the proposed transaction;

•

the risks associated with Warner Chilcott’s business on a standalone basis, including the risks relating to the litigation disclosed in Warner Chilcott’s public filings, the loss of patent and/or market exclusivity for certain of Warner Chilcott’s key products, the concentration of a significant percentage of Warner Chilcott’s revenues in certain key products and the potential that any events that adversely affect the markets for these products could materially reduce Warner Chilcott’s revenues, earnings and cash flows;

•

the fact that Warner Chilcott publicly announced its discussions with Actavis regarding a potential business combination on May 10, 2013 and no other parties expressed interest in engaging in a business combination with Warner Chilcott prior to its entry into the definitive agreement;

•

the Warner Chilcott board’s ongoing evaluation of strategic alternatives for maximizing shareholder value over the long term (such as the publicly announced strategic review process Warner Chilcott conducted in 2012), including Warner Chilcott’s discussions from time to time with other parties regarding potential business combinations and strategic transactions with such parties, including acquisitions of various sizes, and the potential risks, rewards and uncertainties associated with such alternatives, and the Warner Chilcott board’s belief that the proposed transaction with Actavis was the most attractive option available to Warner Chilcott shareholders;

•

the opinion of Deutsche Bank to Warner Chilcott’s board of directors that, as of May 19, 2013 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the exchange ratio of New Actavis ordinary shares for Warner Chilcott shares was fair from a financial point of view to Warner Chilcott shareholders, together with the financial analyses presented by Deutsche Bank to Warner Chilcott’s board of directors in connection with the delivery of the opinion, as further described under “—Opinion of Warner Chilcott’s Financial Advisor”;

•	the likelihood that the transaction will be consummated, based on, among other things:

•	the closing conditions to the scheme and acquisition, including the fact that the obligations of Actavis are not subject to a financing condition;

•

the commitment made by Actavis to Warner Chilcott to use all reasonable endeavors to obtain regulatory clearances, including under the HSR Act, including the commitment to divest assets or commit to limitations on the businesses of Warner Chilcott and Actavis to the extent provided in the Transaction Agreement, as discussed further under “The Transaction—Regulatory Approvals Required”;

•	the terms and conditions of the Transaction Agreement and the Expenses Reimbursement Agreement and the course of negotiations of such agreements, including, among other things:

•

the ability of Warner Chilcott, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Warner Chilcott board of directors determines, in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•

the ability of Warner Chilcott to terminate the Transaction Agreement under certain circumstances, including to enter into an agreement providing for a superior proposal, subject to certain conditions (including payment of an expense reimbursement and certain rights of Actavis to match the superior proposal), as further described under “The Transaction Agreement—Covenants and Agreements”; and

•

the Warner Chilcott board’s belief that the expenses reimbursement payment to be made to Actavis upon termination of the Transaction Agreement under specified circumstances, which is capped at 1% of the equity value of Warner Chilcott, is reasonable, customary and not likely to significantly deter another party from making a superior acquisition proposal;

•

the fact that the Transaction Agreement permitted Warner Chilcott to pay to its shareholders of record as of May 31, 2013 its previously announced dividend of $0.25 per Warner Chilcott share, which effectively increases the potential consideration payable to Warner Chilcott shareholders through the effective time;

•

the governance arrangements contained in the Transaction Agreement, which provide that, after completion of the scheme, the board of directors of New Actavis will have no more than 12 directors, of whom five individuals will be members of Warner Chilcott board of directors as of the date of entry into the Transaction Agreement (subject to the right of Actavis to replace one of those five individuals with a new independent director); and

•	the fact that the transaction is expected to be tax-free, for U.S. federal income tax purposes, to Warner Chilcott shareholders (except with respect to cash received in lieu of fractional shares);

Warner Chilcott’s board of directors also considered a variety of risks and other potentially negative factors, including:

•

the fact that the Transaction Agreement provides for a fixed exchange ratio and thus the exchange ratio will not change based on changes in Actavis’ share price if the value of Actavis’ business declines relative to the value of Warner Chilcott’s business prior to completion of the scheme (although the Warner Chilcott board of directors determined that the exchange ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Warner Chilcott and Actavis and the historic trading prices of Warner Chilcott and Actavis shares);

•

the fact that Warner Chilcott did not solicit proposals from other potential bidders (although it publicly announced its discussions with Actavis) and that Warner Chilcott did not have contact with any potential acquirors other than Actavis during the negotiations leading up to the execution of the Transaction Agreement (except as part of the publicly announced strategic review process Warner Chilcott conducted in 2012);

•

the terms of the Transaction Agreement that restrict Warner Chilcott’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed under “The Transaction Agreement—Covenants and Agreements”;

•

the restrictions on the conduct of Warner Chilcott’s business during the pendency of the transaction, which may delay or prevent Warner Chilcott from undertaking business opportunities that may arise or may negatively affect Warner Chilcott’s ability to attract and retain key personnel;

•	the potential for diversion of management focus and employee attrition and the possible effects of the announcement and pendency of the pending transaction on customers and business relationships;

•

the fact that substantial costs will be incurred by both Warner Chilcott and Actavis in connection with the transaction, as well as the costs of integrating the businesses of Warner Chilcott and Actavis;

•

the amount of time it could take to complete the transaction, including the fact that completion of the transaction depends on factors outside of Warner Chilcott’s control, and that there can be no assurance that the conditions will be satisfied even if the scheme is approved by Warner Chilcott shareholders;

•

the possibility of non-consummation of the transaction and the potential consequences of non-consummation, including the potential negative impacts on Warner Chilcott, its business and the trading price of its shares;

•

the difficulty and costs inherent in integrating diverse, global businesses and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

The Warner Chilcott board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Warner Chilcott and the Warner Chilcott shareholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Warner Chilcott board of directors includes the principal positive and negative factors considered by the Warner Chilcott board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Warner Chilcott board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Warner Chilcott board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Warner Chilcott shareholders. Rather, the Warner Chilcott board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Warner Chilcott board of directors may have given differing weights to different factors.

Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction

At its meeting on May 19, 2013, the Actavis board of directors unanimously approved the Transaction Agreement and determined that the terms of the acquisition will further the strategies and goals of Actavis. The Actavis board of directors unanimously recommends that the stockholders of Actavis vote for the approval of the Transaction Agreement and the approval of the merger and for the other resolutions at the Actavis special meeting.

The Actavis board of directors considered many factors in making its determination that the terms of the transaction are advisable, consistent with and in furtherance of, the strategies and goals of Actavis and recommending approval of the Transaction Agreement by the Actavis stockholders. In arriving at its determination, the board of directors consulted with Actavis’ management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the transaction is likely to result in significant strategic and financial benefits to Actavis and its stockholders, including:

•

the creation of a leading global specialty pharmaceutical company with approximately $11 billion in combined pro forma annual revenues and one of the largest US specialty pharmaceutical companies with approximately $3 billion in combined pro forma annual revenues focused on the core therapeutic categories of women’s health, urology, gastroenterology and dermatology;

•

the advancement of the Actavis strategic goal to build a multi-billion dollar specialty brands business, resulting in specialty brand sales comprising approximately 25% of the total combined company’s pro forma sales compared to approximately 7% for Actavis on a standalone basis;

•

a stronger foundation to market complementary product portfolios in the key specialty pharmaceutical areas of women’s health, urology, gastroenterology and dermatology, with the combined company having a R&D portfolio of over 25 products in various stages of development, including 15 candidates in women’s health;

•

an increased ability to grow through additional in-licensing opportunities within its key therapeutic categories, and the opportunity to introduce a broader portfolio of new products in New Actavis’ expanded global footprint;

•	potential synergies in both corporate and Global Brands business segment operations and from the use of best practices of each company to drive greater efficiencies;

•	the projected accretion of 30% to New Actavis non-GAAP earnings per share in 2014, including anticipated synergies;

•

the anticipated aggregate after tax operational synergies and related cost reductions and tax savings of more than $400 million during 2014 and 2015, with additional possible revenue, manufacturing or interest rate synergies or savings;

•	the expected generation of strong operating cash flow, which is anticipated to permit the combined company to rapidly de-lever the combined company balance sheet;

•

the anticipated enhanced credit profile of the combined company, with increased earnings and cash flow and better access to capital markets as a result of enhanced size and business diversification; and

•	the expected combined company effective non-GAAP tax rate of approximately 17%, as opposed to the current non-GAAP effective tax rate of Actavis of 28%.

These beliefs are based in part on the following factors that the Actavis board of directors considered:

•	the anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of New Actavis;

•	the significant value represented by the expected increased cash flow and earnings improvement of New Actavis;

•

that, subject to certain limited exceptions, Warner Chilcott is prohibited from soliciting, participating in any discussion or negotiations, providing information to any third party or entering into any agreement providing for the acquisition of Warner Chilcott;

•	the limited number and nature of the conditions to Warner Chilcott’s obligation to complete the transaction;

•

that Warner Chilcott must reimburse certain of Actavis’ expenses in connection with the transaction in an amount up to 1% of the equity value of Warner Chilcott if the Transaction Agreement is terminated under the circumstances specified in the Expenses Reimbursement Agreement;

•	the fact that the transaction is subject to the approval of the Transaction Agreement by the Actavis stockholders;

•	the likelihood that the transaction will be completed on a timely basis;

•	its knowledge of the Actavis business, operations, financial condition, earnings, strategy and future prospects;

•	its knowledge of the Warner Chilcott business, operations, financial condition, earnings, strategy and future prospects and the results of Actavis’ due diligence review of Warner Chilcott;

•	the financial statements of Warner Chilcott;

•	the likelihood that Actavis would be able to amend its existing term loan and revolving credit agreements;

•	the current and prospective competitive climate in the pharmaceutical industry, including the potential for further consolidation;

•

the global cash management and resultant tax benefits to New Actavis as an Irish tax resident and corporation, the benefits of which would accrue to Actavis stockholders as shareholders of New Actavis;

•

the presentations and the financial analyses of each of the opinions of BofA Merrill Lynch and Greenhill rendered to the board of directors of Actavis that, as of May 19, 2013, and based upon the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio of one New Actavis ordinary share for each outstanding Actavis share (other than Actavis shares held by Actavis) in connection with the merger was fair from a financial point of view to such stockholders, taking into account the proposed acquisition by New Actavis of Warner Chilcott pursuant to the scheme, and the related presentation and financial analyses of each of BofA Merrill Lynch and Greenhill provided to the board of directors of Actavis in connection with the rendering of their respective opinions, in each case as more fully described in the section entitled “—Opinions of Actavis’ Financial Advisors”; and

•	the current and prospective economic environment and increasing competitive burdens and constraints facing Actavis.

The Actavis board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the transaction, including the following:

•

the fixed exchange ratio will not adjust downwards to compensate for changes in the price of Actavis’ common stock or Warner Chilcott’s ordinary shares prior to the effective time, and the terms of the Transaction Agreement do not include termination rights triggered by a decrease in the value of Warner Chilcott relative to the value of Actavis;

•	the adverse impact that business uncertainty pending the effective time could have on the ability to attract, retain and motivate key personnel until the effective time;

•

that, subject to certain limited exceptions, Actavis is prohibited during the term of the Transaction Agreement from soliciting, participating in any discussion or negotiations, providing information to any third party or entering into any agreement providing for the acquisition of Actavis;

•	the risk of the provisions in the Transaction Agreement relating to the potential payment of a termination fee of up to $160 million under certain circumstances specified in the Transaction Agreement;

•

that Actavis is limited pursuant to Irish law to recovering its expenses from Warner Chilcott in an amount up to 1% of the equity value of Warner Chilcott if the Transaction Agreement is terminated under the circumstances specified in the Expenses Reimbursement Agreement;

•

the challenges inherent in the combination of two business enterprises of the size and scope of Actavis and Warner Chilcott, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transaction might not be achieved in the time frame contemplated or at all or the other numerous risks and uncertainties which could adversely affect New Actavis’ operating results;

•	the risk that the transaction might not be consummated in a timely manner or at all;

•	that failure to complete the transaction could cause Actavis to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the transaction is expected to be taxable for U.S. federal income tax purposes to the Actavis stockholders;

•	the potential failure of Actavis to obtain commitments for the refinancing of certain existing indebtedness of Actavis and Warner Chilcott on favorable terms or at all; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally. See “—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus.

The Actavis board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Actavis and the Actavis stockholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Actavis board of directors includes the principal positive and negative factors considered by the Actavis board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Actavis board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Actavis board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Actavis stockholders. Rather, the Actavis board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Actavis board of directors may have given differing weights to different factors.

Warner Chilcott and Actavis Unaudited Prospective Financial Information

Neither Warner Chilcott nor Actavis, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the transaction, in early May 2013, Warner Chilcott made available certain unaudited prospective financial information relating to Warner Chilcott on a stand-alone, pre-transaction basis (the “Warner Chilcott Management Case”) to Warner Chilcott’s financial advisor and to Actavis and Actavis’ financial advisors.

In addition, as discussed below and under “Opinion of Warner Chilcott’s Financial Advisor” beginning on page 96 of this joint proxy statement/prospectus, Deutsche Bank used in its analyses, and relied primarily on, certain unaudited prospective financial information relating to Warner Chilcott on a stand-alone, pre-transaction basis based on publicly available consensus estimates for the calendar years 2013-2017, including (for the calendar years 2016 and 2017) financial forecasts extrapolated from publicly available forecasts (the “Warner Chilcott Street Case” and, together with the Warner Chilcott Management Case, the “Warner Chilcott Cases”). The Warner Chilcott Cases were also made available to the Warner Chilcott board of directors in connection with the presentation of Deutsche Bank’s financial analyses.

Furthermore, as discussed below and under “Opinion of Actavis’ Financial Advisors” beginning on page 77 of this joint proxy statement/prospectus, BofA Merrill Lynch and Greenhill reviewed certain internal financial and operating information with respect to the business, operations and prospects of Warner Chilcott and Actavis, including, with respect to Warner Chilcott, the Warner Chilcott Management Case and an alternative version of the Warner Chilcott Management Case incorporating certain adjustments thereto made by the management of Actavis primarily with respect to lowering the revenue potential of certain drugs (the “Actavis-Adjusted Warner Chilcott Management Case”) and, with respect to Actavis, certain financial forecasts publicly disclosed by Actavis on February 19, 2013 (the “2013 Actavis Guidance”), certain publicly available financial forecasts prepared by certain research analysts for 2014 and 2015 and financial forecasts extrapolated from such publicly available forecasts at the direction of management of Actavis for 2016 and 2017 (together with the 2013 Actavis Guidance, the “Actavis Public Forecasts” and, together with the Warner Chilcott Cases and the Actavis-Adjusted Warner Chilcott Management Case, the “Cases”). The inclusion of information about the Cases in this joint proxy statement/prospectus should not be regarded as an indication that any of Warner Chilcott, Actavis or any other recipient of this information considered, or now considers, it to be predictive of actual future results. The information about the Cases included in this joint proxy statement/prospectus is presented solely to give Warner Chilcott shareholders and Actavis stockholders access to the information that was made available to Warner Chilcott’s financial advisor, the Warner Chilcott board of directors, Actavis’ financial advisors and the Actavis board of directors.

The Cases are each subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Cases reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Warner Chilcott’s and Actavis’ businesses, including the factors listed in this joint proxy statement/prospectus under the section entitled “Risk Factors”, all of which are difficult to predict and many of which are beyond Warner Chilcott’s or Actavis’ control. In particular, the Warner Chilcott Management Case, which was prepared for internal planning purposes only and not with a view toward public disclosure, does not incorporate risk adjustments related to potential loss of exclusivity on key marketed products or the approval of key pipeline products expected to be launched during the covered period. For this reason, Warner Chilcott does not view the Warner Chilcott Management Case as predictive of actual future results and directed Deutsche Bank to use in its analyses, and to rely primarily on, the Warner Chilcott Street Case. Furthermore, other than with respect to the 2013 Actavis Guidance, the Actavis Public Forecasts were not internally prepared or adopted by Actavis management. The information was prepared by independent analysts not affiliated with Actavis, at the time and based on assumptions that may no longer be accurate, and for purposes unrelated to the management of Actavis’ business or the transaction. Actavis disclaims responsibility for their accuracy and cannot provide any assurance that the assumptions underlying the Actavis Public Forecasts (excluding the 2013 Actavis Guidance as of the date originally published) are or were reasonable. Many of the assumptions reflected in the Cases are subject to change and none of the Cases reflect revised prospects for Warner Chilcott’s or Actavis’ business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Neither Warner Chilcott nor Actavis has updated, nor do Warner Chilcott nor Actavis intend to update or otherwise revise, the Cases (excluding possible ordinary course updates of 2013 guidance, including as described under “Warner Chilcott Profit Forecast” beginning on page 299 of this joint proxy statement/prospectus and “Actavis, Inc. Profit Forecast” beginning on page 297 of this joint proxy statement/prospectus). There can be no assurance that the results reflected in any of the Cases will be realized or that actual results will not materially vary from the Cases. In addition, since the Cases cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Cases in this joint proxy statement/prospectus should not be relied on as predictive of actual future events nor construed as financial guidance.

Warner Chilcott shareholders and Actavis stockholders are urged to review Warner Chilcott’s and Actavis’ most recent SEC filings for a description of risk factors with respect to Warner Chilcott’s and Actavis’ businesses. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the financial projections and “Where You Can Find More Information” beginning on page 236 of this joint proxy statement/prospectus.

The Cases were not prepared with a view toward complying with International Financial Reporting Standards (“IFRS”), U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Warner Chilcott’s nor Actavis’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Cases, nor have they expressed any opinion or any other form of assurance on the Cases or the achievability of the results reflected in the Cases, and they assume no responsibility for the Cases. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Actavis’ and Warner Chilcott’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. Certain of the financial projections set forth herein, including Adjusted EBITDA, Non-U.S. GAAP Net Income and Non-U.S. GAAP EPS, may be considered non-U.S. GAAP financial measures. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by Actavis and Warner Chilcott may not be comparable to similarly titled amounts used by other companies.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to unduly rely on the Cases. Neither Warner Chilcott nor Actavis has made any representation to Actavis or Warner Chilcott, as applicable, or any other person in the Transaction Agreement or otherwise concerning any of the Cases.

The information about the Cases set forth below does not give effect to the transaction and also does not take into account the effect of any failure of the transaction to be consummated.

The following table presents a summary of the Warner Chilcott Management Case:

	Warner Chilcott Management Case (in millions, except per share amounts)
	2013E	2014E	2015E	2016E	2017E
Revenue	$2,370	$2,299	$2,328	$2,458	$2,584
EBITDA(1)	$1,242	$1,220	$1,364	$1,453	$1,538
Adjusted Cash Net Income(2)	$843	$834	$987	$1,074	$1,167
Adjusted Cash Net Income per Share(3)	$3.35	$3.29	$3.86	$4.17	$4.50

(1)

Non-GAAP measure. For this purpose, EBITDA represents net income before interest, tax, depreciation, amortization, stock-based compensation, R&D milestones and other non-recurring expenses, and other charges historically excluded from Warner Chilcott’s reported EBITDA.

(2)

Non-GAAP measure. For this purpose, cash net income is defined as Warner Chilcott’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to its debt and further adjusted to exclude the impact, on an after-tax basis, of the Western European restructuring and litigation-related charges.

(3)	Non-GAAP measure.

Based on the Warner Chilcott Management Case, the following unaudited prospective financial information regarding free cash flows was calculated for use by Deutsche Bank in performing its discounted cash flow analysis, as discussed under “Opinion of Warner Chilcott’s Financial Advisor” beginning on page 96 of this joint proxy statement/prospectus:

	Free Cash Flow (in millions)
	2013E	2014E	2015E	2016E	2017E
Free Cash Flow(1)	$906	$983	$1,092	$1,205	$1,279

(1)

Non-GAAP measure. For this purpose, free cash flow represents EBITDA less stock-based compensation, R&D milestones and other non-recurring expenses, cash taxes and capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital.

The following table presents a summary of the Warner Chilcott Street Case:

	Warner Chilcott Street Case (in millions, except per share amounts)
	2013E	2014E	2015E	2016E		2017E
Revenue	$2,355	$2,178	$2,111		$2,097		$2,099
EBITDA(1)	$1,228	$1,113	$1,163		$1,156		$1,157
Adjusted Cash Net Income(1)	$837	$786	$846	$	n/a	$	n/a
Adjusted Cash Net Income per Share(1)	$3.34	$3.15	$3.31	$	n/a	$	n/a
Free Cash Flow(2)	$874	$894	$1,020		$944		$946

(1)	Non-GAAP measure.
(2)

Non-GAAP measure. For this purpose, free cash flow represents EBITDA less stock-based compensation, cash taxes and capital expenditures and less the amount of any increase or plus the amount of any decrease in working capital.

The following tables presents a summary of the Actavis Public Forecasts and the Actavis-Adjusted Warner Chilcott Management Case:

	Actavis Public Forecasts (in millions, except per share amounts)
	2013E	2014E	2015E	2016E	2017E
Revenue	$8,070	$8,460	$8,760	$9,311	$9,901
Adjusted EBITDA(1)	$1,990	$2,275	$2,393	$2,544	$2,750
Non-GAAP Net Income(2)	$1,114	$1,265	$1,400	$1,552	$1,715
Non-GAAP EPS(2)	$8.29	$9.33	$10.27	$11.33	$12.45
Unlevered Free Cash Flow(3)	$1,153	$1,360	$1,477	$1,569	$1,720
Unlevered Free Cash Flow(4)	$707 (for Q2-Q4 periods only)	$1,351	$1,467	$1,558	$1,709

	Actavis-Adjusted Warner Chilcott Management Case (in millions, except per share amounts)
	2013E	2014E	2015E	2016E	2017E
Revenue	$2,301	$1,989	$1,895	$1,898	$1,798
Adjusted EBITDA(1)	$1,194	$998	$1,064	$1,118	$1,026
Non-GAAP Net Income(2)	$803	$652	$743	$814	$760
Non-GAAP EPS(2)	$3.19	$2.57	$2.91	$3.16	$2.93
Unlevered Free Cash Flow(5)	$734 (for Q2-Q4 periods only)	$787	$832	$904	$854

(1)

Earnings excluding net interest expense, income tax expense, depreciation and amortization, adjusted to exclude stock-based compensation and other non-recurring expenses and other charges historically excluded from Actavis’ reported EBITDA.

(2)	Adjusted to exclude the after-tax effect of amortization of intangible assets and one-time items.
(3)

Defined as (1) (a) Adjusted EBITDA, minus depreciation and stock based compensation, multiplied by (b) an assumed 28% effective tax rate, plus (2) depreciation, less (3) capital expenditures, plus or minus (as applicable) (4) changes in net working capital. These unlevered free cash flow forecasts (75% of the forecasted amount for 2013) were used by Greenhill for purposes of its discounted cash flow analyses described above under “—Opinions of Actavis’ Financial Advisors”.

(4)

Defined as described in footnote (3), except that this metric reflects an additional deduction in each year for acquisition of intangibles and uses a 27% assumed effective tax rate for 2013. These unlevered free cash flow forecasts were used by BofA Merrill Lynch for purposes of its discounted cash flow analyses described above under “—Opinions of Actavis’ Financial Advisors”.

(5)

Defined as (1) (a) Adjusted EBITDA, minus depreciation and stock based compensation, multiplied by (b) an assumed 11% effective tax rate for 2013 and 12% effective tax rate for 2014-2017, plus (2) depreciation, minus (3) capital expenditures, plus or minus (as applicable) (4) changes in net working capital. These unlevered free cash flow forecasts were used by both BofA Merrill Lynch and Greenhill for purposes of their respective discounted cash flow analyses described above under “—Opinions of Actavis’ Financial Advisors”.

The Panel considers the Warner Chilcott Cases, as set out above, used by Deutsche Bank in connection with its financial analyses for the purpose of preparing its fairness opinion to be profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules. However, the Panel decided to waive the requirement under Rule 28.3 to have these forecasts examined and reported on by Warner Chilcott’s reporting accountants, PricewaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland (“PricewaterhouseCoopers Ireland”) as a result of the following exceptional circumstances:

(i)	the Warner Chilcott Cases are included in this joint proxy statement/prospectus as they are required to be included pursuant to SEC regulations;

(ii)	the Warner Chilcott Cases were not prepared as part of Warner Chilcott’s normal budgeting process and therefore do not meet the exacting criteria of profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules; and

(iii)	PricewaterhouseCoopers Ireland has confirmed that they would be unable, as reporting accountants, to provide the profit forecast reports required under Rule 28.3 of the Irish Takeover Rules in respect of the Warner Chilcott Cases.

While the prospective financial information set forth in the Warner Chilcott Cases has not been reported upon in accordance with Rule 28 of the Irish Takeover Rules, your attention is drawn to the “Warner Chilcott Profit Forecast” (as defined on page 299 of this joint proxy statement/prospectus) for the year ending December 31, 2013 included in Warner Chilcott’s second quarter 2013 earnings release issued on July 24, 2013, as set out under “Warner Chilcott Profit Forecast” beginning on page 299 of this joint proxy statement/prospectus, which has been reported upon in accordance with Rule 28 of the Takeover Rules and which sets forth a guidance range for, among other things, Warner Chilcott’s adjusted cash net income for the year ending December 31, 2013 of $834 million to $859 million. Please see “Warner Chilcott Profit Forecast” beginning on page 299 of this joint proxy statement/prospectus for further discussion on the Warner Chilcott Profit Forecast, including the underlying bases and assumptions.

The Panel considers certain earnings per share forecasts covering both Actavis and Warner Chilcott for the calendar years 2013-2017, forming part of the Cases, used by BofA Merrill Lynch and Greenhill in preparing their financial analyses in connection with rendering their fairness opinion to be profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules. However, the Panel decided to waive the requirement under Rule 28.3 to have these earnings per share forecasts examined and reported on by Actavis’ reporting accountants, PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY USA (“PricewaterhouseCoopers LLP US”), as a result of the following exceptional circumstances:

(i)	the earnings per share forecasts are included in this joint proxy statement/prospectus as they are required to be included pursuant to SEC regulations;

(ii)	the earnings per share forecasts beyond 2013 were not prepared as part of Actavis’ normal budgeting processes and therefore do not meet the exacting criteria of profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules; and

(iii)	PricewaterhouseCoopers LLP US has confirmed that they would be unable, as Actavis’ reporting accountants to provide the profit forecast reports required under Rule 28.3 of the Irish Takeover Rules in respect of the earnings per share forecasts beyond 2013.

While the earnings per share forecasts referred to above have not been reported upon in accordance with Rule 28 of the Irish Takeover Rules, your attention is drawn to the “Actavis, Inc. Profit Forecast” (as defined on page 297 of this joint proxy statement/prospectus) for the year ending December 31, 2013 included in Actavis’ second quarter 2013 earnings release issued on July 25, 2013, as set out under “Actavis, Inc. Profit Forecast” beginning on page 297 of this joint proxy statement/prospectus, which has been reported upon in accordance with Rule 28 of the Takeover Rules and which states, among other things, that Actavis’ guidance for Non-GAAP earnings per diluted share for 2013 was in the range of $8.15 to $8.50. Please see “Actavis, Inc. Profit Forecast” beginning on page 297 of this joint proxy statement/prospectus for further discussion on the Actavis, Inc. Profit Forecast, including the underlying bases and assumptions.

Opinions of Actavis’ Financial Advisors

Actavis has retained BofA Merrill Lynch and Greenhill as its financial advisors to advise the Actavis board of directors in connection with the transaction. Pursuant to BofA Merrill Lynch’s and Greenhill’s engagement, Actavis requested BofA Merrill Lynch and Greenhill to evaluate the fairness, from a financial point of view, to the Actavis stockholders of the exchange ratio of one New Actavis ordinary share for each outstanding Actavis share (other than Actavis shares held by Actavis) in connection with the merger (taking into account the acquisition of Warner Chilcott) as provided for in the Transaction Agreement. At the meeting of the Actavis board of directors on May 19, 2013, BofA Merrill Lynch and Greenhill each presented materials and each rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth therein, the exchange ratio of one New Actavis ordinary share for each outstanding Actavis share (other than Actavis shares held by Actavis) in connection with the merger (taking into account the acquisition of Warner Chilcott) as provided for in the Transaction Agreement was fair, from a financial point of view, to the Actavis stockholders.

Opinion of BofA Merrill Lynch

The full text of BofA Merrill Lynch’s written opinion to Actavis’ board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Actavis’ board of directors for the benefit and use of Actavis’ board of directors in connection with and for purposes of its evaluation of the Actavis exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholders as to how to vote or act in connection with the proposed transaction or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Warner Chilcott and Actavis;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Warner Chilcott furnished to or discussed with BofA Merrill Lynch by the management of Warner Chilcott, including the Warner Chilcott Management Case;

•

reviewed the Actavis-Adjusted Warner Chilcott Management Case and discussed with the management of Actavis its assessments as to the relative likelihood of achieving the future financial results reflected in the Warner Chilcott Management Case and the Actavis-Adjusted Warner Chilcott Management Case;

•	reviewed the 2013 Actavis Guidance and the Actavis Public Forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings and tax benefits (the “Synergies”) anticipated by the management of Actavis to result from the transaction;

•	discussed with the management of Actavis its assessment as to the products, product candidates and technology of Warner Chilcott;

•

discussed the past and current business, operations, financial condition and prospects of Warner Chilcott with members of senior managements of Warner Chilcott and Actavis, and discussed the past and current business, operations, financial condition and prospects of Actavis with members of senior management of Actavis;

•	reviewed the potential pro forma financial impact of the transaction on the future financial performance of New Actavis, including the potential effect on New Actavis’ estimated earnings per share;

•

reviewed the trading histories for Warner Chilcott shares and Actavis common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Warner Chilcott and Actavis with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the transaction to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the Transaction Agreement, the Expenses Reimbursement Agreement, the Rule 2.5 Announcement and certain related documents; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Actavis and Warner Chilcott that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Actavis-Adjusted Warner Chilcott Management Case and the Synergies, BofA Merrill Lynch assumed, at the direction of Actavis, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Actavis as to the future financial performance of Warner Chilcott and the other matters covered thereby and, based on the assessments of the management of Actavis as to the relative likelihood of achieving the future financial results reflected in the Warner Chilcott Management Case and the Actavis-Adjusted Warner Chilcott Management Case, BofA Merrill Lynch relied, at the direction of Actavis, on the Actavis-Adjusted Warner Chilcott Management Case for purposes of its opinion. BofA Merrill Lynch relied, at the direction of Actavis, on the assessment of the management of Actavis as to New Actavis’ ability to achieve the Synergies and was advised by Actavis, and assumed that the Synergies will be realized in the amounts and at the times projected. BofA Merrill Lynch was advised by Actavis and assumed that the Actavis Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of Actavis and, at the direction of the management of Actavis, BofA Merrill Lynch used the Actavis Public Forecasts in performing its analyses. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Warner Chilcott or Actavis, nor did it make any physical inspection of the properties or assets of Warner Chilcott or Actavis. Except to the extent reflected in the Actavis-Adjusted Warner Chilcott Management Case at Actavis’ direction BofA Merrill Lynch did not take into account any potential financial impact of the governmental investigations or litigations to which Warner Chilcott is subject and assumed that any such financial impact would not be material to its analyses or opinion. In addition, at Actavis’ direction, BofA Merrill Lynch did not take into account for purposes of its analyses any costs arising as a result of taxes that may be payable in connection with the transactions. BofA Merrill Lynch did not evaluate the solvency or fair value of Warner Chilcott or Actavis under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Actavis, that the transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Actavis, or the contemplated benefits of the transaction.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the transaction (other than the Actavis exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to the holders of Actavis common stock of the Actavis exchange ratio (taking into account the acquisition), and no opinion or view was expressed with respect to any consideration received in connection with the transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the transaction, or class of such persons, relative to the New Actavis ordinary shares to be received by holders of Actavis common stock in the transaction. Furthermore, no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the transaction. BofA Merrill Lynch did not express any opinion as to what the value of New Actavis ordinary shares actually would be when issued or the prices at which New Actavis ordinary shares, Actavis common stock or Warner Chilcott shares would trade at any time, including following announcement or effective time. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the transaction or any related matter. Except as described above, Actavis imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Actavis’ board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses

Selected Publicly Traded Companies Analysis

Warner Chilcott. In performing a selected publicly traded companies analysis of Warner Chilcott, BofA Merrill Lynch reviewed publicly available financial and stock market information for Warner Chilcott and the following seven publicly traded companies in the pharmaceuticals industry which, based on its professional judgment and experience, BofA Merrill Lynch deemed most relevant to consider in relation to Warner Chilcott:

•	Endo Health Solutions, Inc.;

•	Jazz Pharmaceuticals Public Limited Company;

•	Questcor Pharmaceuticals, Inc.;

•	Salix Pharmaceuticals, Ltd.;

•	Shire plc;

•	United Therapeutics Corporation; and

•	Valeant Pharmaceuticals International, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values of the selected companies as a multiple of 2013 and 2014 estimated earnings per share (commonly referred to as EPS) or P/E. BofA Merrill Lynch also reviewed enterprise values of the selected companies, calculated as equity values plus debt, plus minority interest, less cash, as a multiple of 2013 and 2014 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as Adjusted EBITDA, or Enterprise Value / Adjusted EBITDA. The per share values of the selected companies used for this analysis were based on the closing share prices of the selected companies on May 17, 2013. The estimated financial data used by BofA Merrill Lynch for the selected publicly traded companies were from publicly available research analysts’ estimates.

BofA Merrill Lynch then applied a reference range of 2013 EPS multiples of 8.0x to 10.0x and a reference range of 2014 EPS multiples of 7.5x to 9.5x, in each case derived by BofA Merrill Lynch based on its review of the selected companies, to Warner Chilcott’s 2013 and 2014 estimated EPS (non-U.S. GAAP). BofA Merrill Lynch also applied a reference range of 2013 Adjusted EBITDA multiples of 7.0x to 8.5x and 2014 Adjusted EBITDA multiples of 6.5x to 8.5x, in each case derived by BofA Merrill Lynch based on its review of the selected companies, to Warner Chilcott’s 2013 and 2014 estimated Adjusted EBITDA. The estimated financial data utilized by BofA Merrill Lynch for Warner Chilcott were from the Actavis-Adjusted Warner Chilcott Management Case.

This analysis indicated the following approximate implied per share equity value reference ranges for Warner Chilcott (rounded to the nearest $0.25 per share), as compared to:

•	the implied value, as of May 19, 2013, of the consideration payable per ordinary share of Warner Chilcott, which is referred to as the Implied Value of the Consideration,

•

the implied value as of 12:07 p.m. Eastern Time on May 10, 2013, the time prior to the publication of a media report of a potential transaction between Actavis and Warner Chilcott, of the consideration payable per ordinary share of Warner Chilcott, which is referred to as the Unaffected Implied Value of the Consideration, and

•	the value of an ordinary share of Warner Chilcott as of 12:07 p.m. Eastern Time on May 10, 2013, which is referred to as the Unaffected Warner Chilcott Share Price:

Implied Per Share Equity Value Reference Ranges for Warner Chilcott				Implied Value of the Consideration	Unaffected Implied Value of the Consideration	Unaffected Warner Chilcott Share Price
2013E Non-U.S. GAAP EPS	2014E Non-U.S. GAAP EPS	2013E Adj. EBITDA	2014E Adj. EBITDA
$25.50 - $32.00	$19.25 - $24.50	$19.50 - $26.25	$12.25 - $20.00	$20.08	$17.24	$15.49

No company used in this analysis is identical or directly comparable to Warner Chilcott. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Warner Chilcott were compared.

Actavis. In performing a selected publicly traded companies analysis of Actavis, BofA Merrill Lynch reviewed publicly available financial and stock market information for Actavis and the following six publicly traded companies in the generic pharmaceuticals industry which, based on its professional judgment and experience, BofA Merrill Lynch deemed most relevant to consider in relation to Actavis.

•	Akorn, Inc.;

•	Hospira Inc.;

•	Impax Laboratories, Inc.;

•	Mylan Inc.;

•	Perrigo Co.; and

•	Teva Pharmaceutical Industries Limited.

BofA Merrill Lynch reviewed, among other things, per share equity values, of the selected companies as a multiple of 2013 and 2014 estimated EPS. BofA Merrill Lynch also reviewed enterprise values of the selected companies, calculated as equity values plus debt, plus minority interest, less cash, as a multiple of 2013 and 2014 estimated Adjusted EBITDA. The per share values of the selected companies used for this analysis were based on closing share prices of the selected companies on May 17, 2013 (other than Mylan, Inc., which is based on the closing stock price on May 13, 2013, the last trading day before media reports of an offer by Mylan to acquire Actavis). The estimated financial data used by BofA Merrill Lynch for the selected publicly traded companies were from publicly available research analysts’ estimates.

BofA Merrill Lynch then derived reference ranges of 2013 EPS multiples, 2014 EPS multiples, 2013 Adjusted EBITDA multiples and 2014 Adjusted EBITDA multiples, in each case based on its review of the selected companies. BofA Merrill Lynch then compared these reference ranges of multiples to corresponding multiples implied for Actavis based on its stock price at 12:07 p.m. Eastern Time on May 10, 2013:

	Reference Ranges of Multiples	Implied Multiples for Actavis Based on Stock Price at 12:07 p.m. Eastern Time on May 10, 2013
Per Share Equity Value as a Multiple of:
Estimated Calendar Year 2013E EPS	12.0x - 16.0x	13.0x
Estimated Calendar Year 2014E EPS	10.0x - 14.0x	11.5x

Enterprise Value as a Multiple of:
Estimated Calendar Year 2013E Adj. EBITDA	10.0x - 12.0x	10.4x
Estimated Calendar Year 2014E Adj. EBITDA	9.5x - 11.5x	9.1x

No company used in this analysis is identical or directly comparable to Actavis. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Actavis were compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies in the pharmaceutical industry, which, based on its professional judgment and experience, BofA Merrill Lynch deemed relevant to consider in relation to Warner Chilcott and the transaction:

Target	Acquiror	Announcement Date

Actient Holdings LLC	Auxilium Pharmaceuticals, Inc.	4-29-2013

Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International, Inc.	9-3-2012

ISTA Pharmaceuticals, Inc.	Bausch & Lomb Incorporated	3-26-2012

Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	5-2-2011

King Pharmaceuticals, Inc.	Pfizer Inc.	10-12-2010

Biovail Corporation	Valeant Pharmaceuticals International	6-21-2010

Solvay Pharmaceutical	Abbott Laboratories	9-28-2009

Sepracor Inc.	Dainippon Sumitomo Pharma Co., Ltd.	9-3-2009

P&G Pharmaceuticals	Warner Chilcott plc	8-24-2009

Alpharma Inc.	King Pharmaceuticals, Inc.	11-24-2008

Sciele Pharma, Inc.	Shionogi & Co., Ltd.	9-1-2008

Axcan Pharma Inc.	TPG Capital	11-29-2007

Reliant Pharmaceuticals, Inc.	GlaxoSmithKline plc	11-21-2007

3M Pharmaceutical Business in U.S., Canada, and Latin America	Graceway Pharmaceuticals, LLC	11-9-2006

Kos Pharmaceuticals, Inc.	Abbott Laboratories	11-5-2006

Schwarz Pharma AG	UCB SA	9-26-2006

Altana Pharma AG	Nycomed AG	9-21-2006

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last 12 months, or LTM, EBITDA. This analysis indicated mean and median multiples for Enterprise Value / LTM EBITDA of 8.6x and 7.8x, respectively.

BofA Merrill Lynch then applied Enterprise Value / LTM EBITDA multiples of 6.0x to 8.0x derived from the selected transactions to Warner Chilcott’s LTM Adjusted EBITDA through March 31, 2013. The financial data used by BofA Merrill Lynch for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The financial data utilized by BofA Merrill Lynch for Warner Chilcott were derived from Warner Chilcott’s public filings with the SEC. This analysis indicated the following approximate implied per share equity value reference range for Warner Chilcott (rounded to the nearest $0.25 per share), as compared to (i) the Implied Value of the Consideration, (ii) the Unaffected Implied Value of the Consideration, and (iii) the Unaffected Warner Chilcott Share Price:

Implied Per Share Equity Value Reference Range for Warner Chilcott	Implied Value of the Consideration	Unaffected Implied Value of the Consideration	Unaffected Warner Chilcott Share Price

$19.25 - $30.00	$20.08	$17.24	$15.49

No company, business or transaction used in this analysis is identical or directly comparable to Warner Chilcott or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Warner Chilcott or the transaction were compared.

Discounted Cash Flow Analysis

Warner Chilcott: BofA Merrill Lynch performed a discounted cash flow analysis of Warner Chilcott to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Warner Chilcott was forecasted to generate from the second quarter of 2013 through fiscal year 2017 as reflected in the Actavis-Adjusted Warner Chilcott Management Case. BofA Merrill Lynch also calculated terminal values for Warner Chilcott by applying a perpetuity growth rate, based on its professional judgment given the nature of Warner Chilcott, its business and its industry, of negative 2.5% to negative 0.5% to projected unlevered, after-tax free cash flows in the terminal year. The cash flows and terminal values were then discounted to present value as of March 31, 2013 using discount rates ranging from 8.0% to 10.0%, which were based on an estimate of Warner Chilcott’s weighted average cost of capital, to derive a range of implied enterprises values for Warner Chilcott. A range of implied equity values for Warner Chilcott was calculated by reducing the range of implied enterprise values by the amount of Warner Chilcott’s net debt (debt less cash and cash equivalents) as of March 31, 2013. This analysis indicated the following approximate implied per share equity value reference range for Warner Chilcott (rounded to the nearest $0.25 per share), as compared to (i) the Implied Value of the Consideration, (ii) the Unaffected Implied Value of the Consideration, and (iii) the Unaffected Warner Chilcott Share Price:

Implied Per Share Equity Value Reference Range for Warner Chilcott	Implied Value of the Consideration	Unaffected Implied Value of the Consideration	Unaffected Warner Chilcott Share Price
LTM EBITDA
$17.00 - $28.00	$20.08	$17.24	$15.49

Actavis: BofA Merrill Lynch performed a discounted cash flow analysis of Actavis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Actavis was forecasted to generate from the second quarter of 2013 through fiscal year 2017 based on the Actavis Public Forecasts. BofA Merrill Lynch also calculated terminal values for Actavis by applying a perpetuity growth rate, based on its professional judgment given the nature of Actavis, its business and its industry, of 0.0% to 1.0% to projected unlevered, after-tax free cash flows in the terminal year. The cash flows and terminal values were then discounted to present value as of March 31, 2013 using discount rates ranging from 6.5% to 8.0%, which were based on an estimate of Actavis’ weighted average cost of capital, to derive a range of implied enterprises values for Actavis. A range of implied equity values for Actavis was calculated by reducing the range of implied enterprise values by the amount of Actavis’ net debt (debt less cash and cash equivalents plus minority interest) as of March 31, 2013. This analysis indicated the following approximate implied per share equity value reference range for Actavis rounded to the nearest $0.25 per share:

Implied Per Share Equity Value Reference Range for Actavis

$112.25 - $178.25

Value Creation Analysis Based on Discounted Cash Flow

BofA Merrill Lynch performed a value creation analysis by comparing the implied equity value of Actavis based on the discounted cash flow analysis described above to the portion of implied pro forma equity value of New Actavis after the transaction attributable to the equity ownership interest of Actavis stockholders.

To calculate the implied pro forma equity value of New Actavis, BofA Merrill Lynch summed (i) the mid-point of the discounted cash flow implied equity value of Actavis, (ii) the mid-point of the discounted cash flow implied intrinsic equity value of Warner Chilcott, (iii) the implied present value of expected operational synergies, as projected by the management of Actavis, discounted using a 9.0% discount rate and a negative 1.5% perpetuity growth rate (net of acquisition integration costs) and (iv) the implied present value of expected tax synergies, as projected by the management of Actavis, discounted using a 9.0% discount rate and a 0.5% perpetuity growth rate.

BofA Merrill Lynch then compared the portion of implied pro forma equity value of New Actavis calculated above attributable to the equity ownership interest of Actavis stockholders to the implied equity value of Actavis on a standalone basis derived from the discounted cash flow analysis described above, yielding an implied accretion in equity value to Actavis stockholders of 13%.

Value Creation Analysis Based on Trading Multiples

BofA Merrill Lynch also prepared a value creation analysis by comparing the price for a share of Actavis common stock at 12:07 p.m. Eastern Time on May 10, 2013, the time prior to the publication of a media report of a potential transaction between Actavis and Warner Chilcott, to the estimated pro forma market value per ordinary share of New Actavis after the transaction. BofA Merrill Lynch calculated a reference range of pro forma market values of New Actavis ordinary shares following the transaction by applying calendar year 2014 EPS multiples of 10.0x to 12.0x to estimated (non-U.S. GAAP) EPS for New Actavis for 2014. The estimated financial data utilized by BofA Merrill Lynch for New Actavis for 2014 were from the Actavis Public Forecasts and Actavis-Adjusted Warner Chilcott Management Case, reflects 75% of run-rate operational synergies, as projected by the management of Actavis, and per Actavis management assumes Actavis earnings before taxes taxed at 20% on a non-GAAP basis. This value creation analysis yielded an implied accretion in equity value to Actavis stockholders ranging from 16% to 40%.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including (i) historical trading prices of Actavis common stock and Warner Chilcott ordinary shares during the one-year period ended May 10, 2013, the day a media report of a potential transaction between Actavis and Warner Chilcott was published noting that the low and high closing prices during such period were $10.91 and $17.86, respectively; and (ii) selected analyst price targets found in publicly available equity research as of May 19, 2013, noting that the low and high share price targets ranged, when rounded to the nearest $0.25 per share, from $14.00 to $23.00.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Actavis’ board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Actavis and Warner Chilcott.

The estimates of the future performance of New Actavis, Actavis and Warner Chilcott in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the holders of Actavis common stock of the Actavis exchange ratio (taking into account the acquisition) and were provided to Actavis’ board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of New Actavis, Actavis or Warner Chilcott.

The type and amount of consideration payable in the transaction was determined through negotiations between Actavis and Warner Chilcott, rather than by any financial advisor, and was approved by Actavis’ board of directors. The decision to enter into the Transaction Agreement was solely that of Actavis’ board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Actavis’ board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of Actavis’ board of directors or management with respect to the transaction or the Actavis exchange ratio.

Actavis has agreed to pay BofA Merrill Lynch for its services in connection with the transaction an aggregate fee of $10.5 million, $2 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the transaction. In negotiating the fee payable to BofA Merrill Lynch, Actavis considered the fact that it intended to engage two financial advisors and, taking into account its financial analysis of the transaction, the fees that it expected should be payable to its financial advisors in the aggregate. Actavis also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of New Actavis, Actavis, Warner Chilcott and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Actavis and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager and/or arranger for various debt offerings and (iii) book-running manager, lead arranger and/or agent bank for, and lender under, certain credit facilities, as well as having provided or providing certain cash and treasury management services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Warner Chilcott and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) manager or arranger for various equity offerings and (ii) arranger and/or agent bank for, and lender under, certain credit facilities.

In selecting BofA Merrill Lynch as one of its financial advisors in connection with the transaction, Actavis considered, among other things, its qualifications, capabilities, and reputation for providing high-quality financial advisory services. In addition, BofA Merrill Lynch has a long-standing relationship and is familiar with Actavis and has substantial knowledge of and experience in the pharmaceutical sector. BofA Merrill Lynch is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids and private placements. For the foregoing reasons, Actavis selected BofA Merrill Lynch as one of its financial advisors.

Opinion of Greenhill

The full text of Greenhill’s written opinion dated May 19, 2013, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the Rule 2.5 Announcement, the Transaction Agreement, the Expenses Reimbursement Agreement and certain related documents;

•	reviewed certain publicly available financial statements of Actavis and Warner Chilcott;

•	reviewed certain other publicly available business and financial information relating to Actavis and Warner Chilcott that Greenhill deemed relevant;

•	reviewed certain information, including the Warner Chilcott Management Case, prepared by the management of Warner Chilcott;

•	reviewed the Actavis-Adjusted Warner Chilcott Management Case, and discussed with the management of Actavis its rationale for the changes to the Warner Chilcott Management Case;

•	reviewed the Actavis Public Forecasts;

•	discussed the past and present operations and financial condition and the prospects of Actavis with senior executives of Actavis;

•	discussed the past and present operations and financial condition and the prospects of Warner Chilcott with Warner Chilcott’s financial advisor;

•	reviewed the Synergies anticipated by the management of Actavis to result from the transaction;

•	reviewed the pro forma impact of the transaction on New Actavis earnings, cash flow, consolidated capitalization and financial ratios;

•	reviewed the historical market prices and trading activity for Actavis common stock and Warner Chilcott ordinary shares and analyzed their respective implied valuation multiples;

•	compared the value of the consideration to be paid in the acquisition with that paid in certain publicly available acquisition transactions that Greenhill deemed relevant;

•	compared the financial performance of Warner Chilcott with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•

compared the value of the consideration to be paid in the acquisition to the valuation derived by discounting future cash flows and a terminal value of the business of Warner Chilcott based upon the Actavis-Adjusted Warner Chilcott Management Case discount rates Greenhill deemed appropriate;

•

compared a valuation of the shares of Actavis common stock derived by discounting future cash flows and a terminal value of the business of Actavis to a valuation of the New Actavis ordinary shares to be issued in the merger in exchange for shares of Actavis common stock derived by discounting future cash flows and a terminal value of the business of New Actavis after giving effect to the transactions, in each case applying discount rates Greenhill deemed appropriate;

•	compared certain market prices for Actavis common stock prior to the transactions to illustrative prices for New Actavis ordinary shares after giving effect to the transactions;

•	participated in discussions and negotiations among representatives of Actavis and its legal advisors and representatives of Warner Chilcott and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the Actavis board of directors. It was not a recommendation to the Actavis board of directors as to whether it should approve the transaction, the Rule 2.5 Announcement or the Transaction Agreement, nor does it constitute a recommendation as to whether the stockholders of Actavis should approve the transaction or any other matter at any meeting of the shareholders convened in connection with the transaction. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the Transaction Agreement other than the fairness, from a financial point of view, as of May 19, 2013, of the exchange ratio to the holders of Actavis common stock pursuant to the Transaction Agreement. Greenhill’s opinion did not address in any manner the price at which Actavis common stock or New Actavis ordinary shares will trade at any future time. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of Actavis, or any class of such persons relative to the New Actavis ordinary shares to be received by holders of Actavis common stock in the transaction or with respect to the fairness of any such compensation. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the transaction in comparison to any alternative transactions or strategies that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the transaction.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied on, without independent verification, the accuracy and completeness in all material respects of the information publicly available, supplied or otherwise made available to it by representatives and management of Actavis and Warner Chilcott for the purposes of its opinion and further relied on the assurances of representatives and management of Actavis and Warner Chilcott, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the 2013 Actavis Guidance, the Actavis-Adjusted Warner Chilcott Management Case, the Synergies and other data that have been furnished or otherwise provided to Greenhill, Greenhill assumed that such guidance, forecasts, Synergies, and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Actavis as to those matters, and Greenhill relied upon such guidance, forecasts, Synergies, and data in arriving at its opinion. Greenhill was advised by Actavis and assumed that the Actavis Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of Actavis and, at the direction of the management of Actavis, Greenhill used the Actavis Public Forecasts in arriving at its opinion. Greenhill expressed no opinion with respect to the 2013 Actavis Guidance, the Actavis-Adjusted Warner Chilcott Management Case, the Synergies, the Actavis Public Forecasts and other data or the assumptions upon which they are based. Except to the extent reflected in the Actavis-Adjusted Warner Chilcott Management Case, at Actavis’ direction, Greenhill did not take into account any potential financial impact of the governmental investigations or litigation to which Warner Chilcott is subject and has assumed that any such financial impact would not be material to its analyses or opinion. In addition, at Actavis’ direction, Greenhill did not take into account for purposes of its analyses any costs arising as a result of taxes that may be payable in connection with the transactions.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Actavis or Warner Chilcott, nor was it furnished with any such appraisals. Greenhill assumed that the transaction will be consummated in accordance with the terms set forth in the Rule 2.5 Announcement and the Transaction

Agreement and without waiver of any material terms or conditions set forth in the Rule 2.5 Announcement and the Transaction Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the transactions will be obtained without any effect on Actavis, Warner Chilcott, the transaction or the contemplated benefits of the transaction material to its analyses.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. The most recent market data used by Greenhill was as of May 17, 2013.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the Actavis board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses.

Selected Company Analysis

Greenhill compared selected financial information, ratios and multiples for Warner Chilcott to the corresponding data for the following publicly traded companies selected by Greenhill:

•	Endo Health Solutions Inc.;

•	Forest Laboratories, Inc.;

•	Jazz Pharmaceuticals plc;

•	The Medicines Company;

•	Questcor Pharmaceuticals, Inc.

•	Salix Pharmaceuticals, Ltd.;

•	Shire plc;

•	United Therapeutics Corp.; and

•	Valeant Pharmaceuticals International, Inc.

Although none of the selected companies is directly comparable to Warner Chilcott, Greenhill chose these companies because they are publicly traded companies in the specialty pharmaceutical industry with operations that, for purposes of Greenhill’s analysis, may be considered similar or reasonably comparable to the operations of Warner Chilcott. However, because of the inherent differences between the business, operations and prospects of Warner Chilcott and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Warner Chilcott and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between Warner Chilcott and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies.

For each of the selected companies, Greenhill reviewed, among other information:

•

The ratio of enterprise value, which is referred to as EV, which was calculated as fully diluted equity value plus value of debt, plus minority interest, less cash and cash equivalents, as a multiple of estimated earnings from operations before interest expense, income taxes and depreciation and amortization, which is referred to as EBITDA, for 2013 and 2014; and

•	The ratio of fully diluted equity value to cash net income (excluding one-time items and amortization), which is referred to as Price to Earnings, for 2013 and 2014.

For purposes of these calculations, Greenhill utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s common stock closing share price on May 17, 2013. Greenhill compared financial information and calculated such ratios with respect to the selected companies and Warner Chilcott based on information it obtained from public filings and from consensus estimates as published by the Institutional Brokers Estimate System, which is referred to as IBES. The multiple ranges resulting from this analysis are summarized below:

	Implied Mean Multiples for Selected Companies	Implied Median Multiples for Selected Companies
Warner Chilcott Comparables:
Price to Earnings Multiple
2013E	18.6x	13.7x
2014E	13.4x	11.8x

EV to EBITDA Multiple
2013E	12.4x	10.1x
2014E	9.4x	8.6x

From this data, and based on its professional judgment and experience in the pharmaceuticals industry, Greenhill derived ranges of multiples it deemed most meaningful for its analysis.

Greenhill then calculated a range of implied equity values of Warner Chilcott by (i) applying 2013 price to earnings multiples of 8.0x to 10.0x to Warner Chilcott’s estimated 2013 net income based on IBES consensus estimates and Warner Chilcott’s estimated 2013 net income from the Actavis-Adjusted Warner Chilcott Management Case and (ii) applying 2014 price to net income multiples of 7.5x to 9.5x to Warner Chilcott’s estimated 2014 net income based on IBES consensus estimates and Warner Chilcott’s estimated 2014 net income based on the Actavis-Adjusted Warner Chilcott Management Case. Greenhill also calculated a range of implied enterprise values for Warner Chilcott by (i) applying 2013 EV to EBITDA multiples of 7.0x to 9.0x to Warner Chilcott’s estimated 2013 EBITDA based on IBES consensus estimates and Warner Chilcott’s estimated 2013 EBITDA from the Actavis-Adjusted Warner Chilcott Management Case and (ii) applying 2014 EV to EBITDA multiples of 6.5x to 8.5x to Warner Chilcott’s estimated 2014 EBITDA based on IBES consensus estimates and Warner Chilcott’s estimated 2014 EBITDA from the Actavis-Adjusted Warner Chilcott Management Case. Greenhill then subtracted debt (approximately $3.675 billion) and added cash (approximately $290 million) to Warner Chilcott’s implied enterprise value to arrive at its implied equity value. This analysis indicated the following ranges of implied prices per ordinary share of Warner Chilcott (all share prices are rounded to the nearest $0.10):

Implied Price Per Ordinary Share of Warner Chilcott
Price to Earnings Multiples
8.0x – 10.0x 2013E Net Income (IBES)	$26.10 - $32.60
8.0x – 10.0x 2013E Net Income (Actavis-Adjusted Warner Chilcott Management Case)	$25.00 - $31.20
7.5x – 9.5x 2014E Net Income (IBES)	$23.40 - $29.50
7.5x – 9.5x 2014E Net Income (Actavis-Adjusted Warner Chilcott Management Case)	$19.10 - $24.10

Enterprise Value to EBITDA Multiples
7.0x – 9.0x 2013E EBITDA (IBES)	$20.40 - $29.80
7.0x – 9.0x 2013E EBITDA (Actavis-Adjusted Warner Chilcott Management Case)	$19.40 - $28.60
6.5x – 8.5x 2014E EBITDA (IBES)	$15.10 - $23.70
6.5x – 8.5x 2014E EBITDA (Actavis-Adjusted Warner Chilcott Management Case)	$12.20 - $19.90

To determine the implied price per ordinary share of Warner Chilcott reflected above, Greenhill assumed a fully diluted share count based on 250.9 million shares outstanding, 2.3 million stock units outstanding and 6.5 million options outstanding at a weighted average exercise price of $11.38. Greenhill compared these ranges of implied prices per share to (i) the implied value of the consideration payable per ordinary share of Warner Chilcott as of May 19, 2013, (the “Implied Value of the Consideration”), and (ii) the price per ordinary share of Warner Chilcott as of 12:07 p.m. Eastern Daylight Time on May 10, 2013, the time prior to the publication of a media report of a potential transaction between Actavis and Warner Chilcott (the “Unaffected Warner Chilcott Share Price”).

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Warner Chilcott on a standalone basis using the Actavis-Adjusted Warner Chilcott Management Case for the second quarter of 2013 through 2017. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Warner Chilcott was forecasted to generate from April 1, 2013 through December 31, 2017. Greenhill also calculated estimated terminal values for Warner Chilcott, as of December 31, 2017, by applying perpetuity growth rates ranging from negative 3.0% to negative 1.0% to the standalone, unlevered, after-tax free cash flows that Warner Chilcott was forecasted to generate in 2017. Greenhill then added the net present values of the standalone, unlevered, after-tax free cash flows for the second quarter of 2013 through 2017 to the present value of the estimated terminal values, in each case discounted to March 31, 2013, using discount rates ranging from 8.0% to 9.0%, to derive a range of implied enterprise values for Warner Chilcott. Greenhill then calculated a range of implied present values per share of Warner Chilcott ordinary stock by subtracting Warner Chilcott’s debt amount (approximately $3.675 billion) and adding Warner Chilcott’s cash and cash equivalents (approximately $290 million) to the range of implied enterprise values that it derived for Warner Chilcott, and divided the results by the number of fully diluted shares of Warner Chilcott ordinary shares as of March 31, 2013, which were calculated using the methodology described above. The discount rates and perpetuity growth rates used in this analysis were selected based on Greenhill’s application of its professional judgment and expertise. This analysis implied the range of prices per ordinary share of Warner Chilcott (rounded to the nearest $0.10) of $18.70 - $26.60. Greenhill compared this range of implied prices per share to the Implied Value of the Consideration and the Unaffected Warner Chilcott Share Price.

Precedent Transaction Analysis

Greenhill performed an analysis of selected precedent change-in-control transactions since November 2007 with values greater than $1 billion involving specialty pharmaceutical organizations that in Greenhill’s judgment were relevant for its analysis. The following table identifies the 16 transactions reviewed by Greenhill in this analysis, which is referred to as the Precedent Transactions:

Target	Purchaser	Announcement Month and Year
Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International, Inc.	September 2012

Par Pharmaceutical Companies, Inc.	TPG Capital	July 2012

Actavis, Inc.	Watson Pharmaceuticals Inc.	April 2012

Nycomed A/S	Takeda Pharmaceutical Company Limited	May 2011

Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	May 2011

King Pharmaceuticals Inc.	Pfizer, Inc.	October 2010

Biovail Corporation	Valeant Pharmaceuticals International	June 2010

Solvay Pharmaceuticals	Abbott Laboratories	September 2009

P&G Pharmaceutical Business	Warner Chilcott plc	August 2009

Stiefel Laboratories, Inc.	GlaxoSmithKline plc	April 2009

Sepracor Inc.	Dainippon Sumitomo Pharma Co., Ltd.	September 2009

Alpharma Inc.	King Pharmaceuticals, Inc.	November 2008

Sciele Pharma, Inc.	Shionogi & Co., Ltd.	September 2008

Barr Pharmaceuticals, Inc.	Teva Pharmaceutical Industries Ltd.	July 2008

Axcan Pharma Inc.	TPG Capital	November 2007

Reliant Pharmaceuticals, Inc.	GlaxoSmithKline plc	November 2007

Although Greenhill analyzed the multiples implied by the Precedent Transactions, none of the Precedent Transactions or associated companies is identical to the transaction or to Warner Chilcott. Accordingly, Greenhill’s analysis of the Precedent Transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Warner Chilcott versus the values of the companies in the Precedent Transactions. In evaluating the Precedent Transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to Actavis and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for the Precedent Transactions, Greenhill reviewed the consideration paid in each such transaction and analyzed the transaction value implied by such consideration as a multiple of last 12 months (LTM) EBITDA. The following table summarizes the reference range of valuation multiples for all Precedent Transactions Greenhill derived from the Precedent Transactions:

	Implied Mean Multiples for Precedent Transactions	Implied Median Multiples for Precedent Transactions

Transaction Value to LTM EBITDA	9.4x	8.3x

From this data Greenhill derived a range of multiples of 6.5x to 8.5x based on its professional judgment and experience in the pharmaceutical industry and applied such range of multiples to Warner Chilcott’s EBITDA for the last 12-month period ended March 31, 2013, which resulted in a range of implied enterprise values for Warner Chilcott. Greenhill then subtracted debt (approximately $3,675 million) and added cash (approximately $290 million) to Warner Chilcott’s implied enterprise value to arrive at a range of implied equity values. This analysis resulted in a range of prices per ordinary share of Warner Chilcott of $21.90 - $32.60, which were calculated using the methodology described above, and rounded to the nearest $0.10. Greenhill compared this range of implied prices per share to the Implied Value of the Consideration and the Unaffected Warner Chilcott Share Price.

Premiums Paid Analyses

Greenhill performed an analysis of the premiums paid in the Precedent Transactions discussed above under “Precedent Transaction Analysis” which involved target companies in the specialty pharmaceuticals industry that in Greenhill’s judgment were relevant for its analysis. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the transaction or to Warner Chilcott.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the Precedent Transactions and analyzed the premium of the consideration in each such transaction over the closing price of the target company on the last trading day before the announcement of the applicable transaction and the closing prices one week and one month before the announcement of the applicable transaction. In situations where abnormal price movements prior to announcement were observed by Greenhill, the premiums calculated were based on the closing share prices of the target on the trading days one day, one week and one month prior to the abnormal price movements.

For the Precedent Transactions, Greenhill observed that the mean and median premium over the closing price of the target one day prior to the announcement was 39.0% and 39.2%, respectively, the mean and median premium over the average closing share price of the target one week prior to announcement was 40.2 and 41.2%, respectively, and the mean and median premium over the average closing share price of the target one month prior to announcement was 40.4 and 46.4%, respectively.

Greenhill then selected a representative range of premiums from 35% to 40% and applied this range of premiums to (i) the Unaffected Warner Chilcott Share Price, and (ii) the closing price per share of Warner Chilcott ordinary shares one day and one week prior to May 10, 2013, the date of media reports of a potential transaction between Actavis and Warner Chilcott, which is referred to as the unaffected price date. Greenhill also selected a representative range of premiums from 40% to 45% and applied this range of premiums to the closing price per share of Warner Chilcott ordinary shares one month prior to the unaffected price date. This analysis implied a range of prices per ordinary share of Warner Chilcott of $19.00 - $21.70. Greenhill compared this range of implied prices per share to the Implied Value of the Consideration and the Unaffected Warner Chilcott Share Price.

Value Creation Analysis Based on Discounted Cash Flow

Greenhill performed a value creation analysis to determine the impact of the transaction on the intrinsic equity value of Actavis common stock owned by Actavis stockholders. A discounted cash flow analysis was performed to calculate the estimated present intrinsic equity value of the standalone unlevered, after-tax free cash flows of each of Actavis and Warner Chilcott, based upon the applicable items set forth in the Actavis Public Forecasts and the Actavis-Adjusted Warner Chilcott Management Case, as well as Actavis management’s projected anticipated operational synergies and tax benefits, net of the projected corresponding costs of such synergies.

Greenhill performed a discounted cash flow analysis of Actavis on a standalone basis using the Actavis Public Forecasts for the second quarter of 2013 through 2017. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Actavis was forecasted to generate from April 1, 2013, through December 31, 2017. Greenhill also calculated estimated terminal values for Actavis, as of December 31, 2017, by applying perpetuity growth rates ranging from negative 0.5% to 0.5% to the standalone, unlevered, after-tax free cash flows that Actavis was forecasted to generate in 2017. Greenhill then added the net present values of the standalone, unlevered, after-tax free cash flows for the second quarter of 2013 through 2017 to the implied present value of the estimated terminal value, in each case discounted to March 31, 2013, using discount rates ranging between 7.0% and 8.0%, to derive a range of implied enterprise values for Actavis. Greenhill then calculated a range of present values of Actavis common stock by subtracting Actavis’ debt (approximately $6,456 million) and Actavis’ non-controlling interest (approximately $18 million) and adding Actavis’ cash and cash equivalents (approximately $337 million) to the range of implied enterprise values that it derived for Actavis. The discount rates and perpetuity growth rates used in this analysis were selected based on Greenhill’s application of its professional judgment and expertise.

To calculate the pro forma intrinsic equity value of New Actavis, Greenhill summed (i) the mid-point of the discounted cash flow implied equity value range of Actavis, (ii) the mid-point of the discounted cash flow implied equity value range of Warner Chilcott (iii) the implied present value of the range of expected operational synergies, as projected by the management of Actavis, discounted using an 8.5% discount rate and a perpetuity growth rate range of negative 3.0% to negative 1.0% (net of acquisition integration costs) and (iv) the implied present value of the range of expected tax synergies, as projected by the management of Actavis, discounted using a 7.5% discount rate and a perpetuity growth rate range of negative 0.5% to 0.5%.

Greenhill then compared the value differential between Actavis stockholders’ 76.8% ownership of the pro forma intrinsic equity value of New Actavis to Actavis’ standalone intrinsic equity value as derived from (i) the discounted cash flow analysis of Actavis discussed above, (ii) the price per share of Actavis common stock as of May 17, 2013, and (iii) the price per share of Actavis as of 12:07 p.m. Eastern Daylight Time on May 10, 2013, which is referred to as the Unaffected Actavis Share Price. This analysis indicated the following ranges of implied gain in equity value to Actavis stockholders:

Actavis Standalone Equity Value derived from:	Range of Implied Gain to Actavis Stockholders as Measured by Intrinsic Equity Value
Discounted Cash Flow Analysis of Actavis	19.2% - 20.0%
Price of Actavis Common Stock as of May 17, 2013	8.0% - 25.9%
Unaffected Actavis Share Price	25.9% - 46.7%

Value Creation Analysis Based on Trading Multiples

Greenhill reviewed the potential value creation of the transaction for Actavis stockholders by comparing the Unaffected Share Price of Actavis with the potential pro forma market value as of December 31, 2013, of one New Actavis ordinary share after the transaction. Greenhill calculated a potential market value of one share of Actavis common stock, on a standalone basis, by multiplying estimated cash earnings per share (excluding amortization and one-time items) (EPS) for Actavis for 2014 as reflected in the Actavis Public Forecasts by a 2014 EPS forward multiple of 12.9x, which was derived from 2013 IBES consensus estimates published prior to the date of the Unaffected Share Price for Actavis on a standalone basis. Greenhill also calculated a reference range of potential pro forma market values of New Actavis ordinary shares following the merger by multiplying the estimated EPS for New Actavis for 2014 by 2014 EPS forward multiples of (i) 11.1x, which is a blended multiple derived from the weighted average of the 2013 IBES consensus estimates for Actavis and Warner Chilcott, both published prior to the date of the Unaffected Share Price and (ii) 12.9x, which was derived from 2013 IBES consensus estimates for Actavis on a standalone basis published prior to the date of the Unaffected Share Price. Estimated financial data utilized by Greenhill for New Actavis for 2014 were based on the Actavis Public Forecasts, Actavis-Adjusted Warner Chilcott Management Case and expected operational and tax synergies, as provided by the management of Actavis. This analysis yielded the implied gain in equity value to Actavis stockholders set forth in the table below:

Implied Value of:	Estimated Percentage Premium to the Unaffected Share Price of Actavis
Actavis Common Stock (Stand Alone Basis)	11.6%
New Actavis Ordinary Share (Blended Multiple)	31.3%
New Actavis Ordinary Share (Standalone Actavis Multiple)	52.0%

Greenhill also reviewed the potential value creation of the transactions for Actavis stockholders by comparing the Unaffected Share Price of Actavis with a range of potential pro forma market values of one New Actavis ordinary share after giving effect to the transactions. Greenhill calculated a reference range of enterprise values of New Actavis ordinary shares following the transactions by applying estimated EV to EBITDA multiples ranging from 8.0x to 12.0x, based on the range of EV to EBITDA multiples in the Selected Company Analysis described above, to estimated EBITDA for New Actavis for 2014. Greenhill then calculated a range of implied equity values per share of New Actavis ordinary shares by subtracting New Actavis’ pro forma debt (approximately $10,131 million, without giving effect to any reductions in outstanding indebtedness arising from the completion of the transaction) and pro forma noncontrolling interest (approximately $18 million) and adding New Actavis’ pro forma cash and cash equivalents (approximately $627 million) to the range of implied enterprise values that it derived for New Actavis, and divided the results by the pro forma number of outstanding shares of New Actavis provided by the management of Actavis. Estimated financial data utilized by Greenhill for

New Actavis for 2014 were from the Actavis Public Forecasts, the Actavis-Adjusted Warner Chilcott Management Case and expected operational and tax synergies, as provided by the management of Actavis. This analysis resulted in an implied range of prices per ordinary share of New Actavis of $102.25 - $180.35. Greenhill compared this range of implied prices per share to the Unaffected Actavis Share Price.

Greenhill also performed a value creation analysis to determine the impact of the transactions on the intrinsic equity value of Actavis common stock owned by Actavis stockholders by comparing the value of the Actavis stockholders’ 76.8% ownership of the pro forma intrinsic equity value of New Actavis and Actavis’ standalone intrinsic equity value. Greenhill calculated a range of implied enterprise values for Actavis, on a standalone basis, by applying a range of 2014 EV to EBITDA multiples of 9.0x to 11.0x to Actavis’ estimated 2014 EBITDA from the Actavis Public Forecasts. Greenhill then subtracted debt (approximately $6,456 million) and noncontrolling interest (approximately $18 million) and added cash (approximately $337 million) to Actavis’ implied enterprise value to arrive at a range of implied equity values for Actavis.

Greenhill then calculated a range of implied enterprise values for New Actavis by applying a range of 2014 EV to EBITDA multiples of 9.0x to 11.0x to New Actavis’ estimated 2014 EBITDA giving effect to potential operational and tax synergies. Greenhill then subtracted pro forma debt (approximately $10,131 million) and pro forma noncontrolling interest (approximately $18 million) and added pro forma cash (approximately $627 million) to New Actavis’ implied enterprise values to arrive at a range of implied equity values for New Actavis. Estimated financial data of New Actavis were from the Actavis Public Forecasts, estimated financial data of Warner Chilcott were from the Actavis-Adjusted Warner Chilcott Management Case, and potential operational and tax synergies were based on projections provided by the management of Actavis.

Greenhill then compared the value differential between Actavis stockholders’ 76.8% ownership of the pro forma intrinsic equity value of New Actavis to Actavis’ standalone intrinsic equity value. This analysis yielded an implied gain in equity value to Actavis stockholders of 15.2% - 15.4%.

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to Actavis or the contemplated transaction. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, neither Actavis nor any other person assumes responsibility if future results are materially different from those forecasts or projections.

The exchange ratio and the transaction consideration were determined through arms’ length negotiations between Actavis and Warner Chilcott and were approved by the Actavis board of directors. Greenhill provided advice to Actavis’ board of directors during these negotiations. Greenhill did not, however, recommend any specific exchange ratio or amount of consideration to Actavis or the Actavis board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the transaction. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the transaction.

The Actavis board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two years preceding the date of this opinion, Greenhill has not been engaged by, performed any services for or received any compensation from Actavis, Warner Chilcott, New Actavis or MergerSub, other than amounts that were paid to it under the letter agreement pursuant to which Greenhill was retained as a financial advisor to Actavis in connection with the transaction.

Actavis has agreed to pay Greenhill a transaction fee of $10 million of which $2 million was paid in connection with delivery of the opinion and announcement of the transaction and the remainder of which is contingent on completion of the transaction. In negotiating the fee payable to Greenhill, Actavis considered the fact that it intended to engage two financial advisors and, taking into account its financial analysis of the transaction, the fees that it expected should be payable to its financial advisors in the aggregate. Actavis has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the Actavis board of directors in evaluating the transaction and should not be viewed as determinative of the views of the Actavis board of directors with respect to the transaction.

In selecting Greenhill as one of its financial advisors in connection with the transaction, Actavis considered, among other things, its qualifications, capabilities, and reputation for providing high-quality financial advisory services. In addition, Greenhill has a long-standing relationship and is familiar with Actavis and has substantial knowledge of and experience in the pharmaceutical sector. Greenhill is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids and private placements. For the foregoing reasons, Actavis selected Greenhill as one of its financial advisors.

Opinion of Warner Chilcott’s Financial Advisor

At the May 19, 2013 meeting of the Warner Chilcott board of directors, Deutsche Bank delivered its oral opinion to the Warner Chilcott board of directors, subsequently confirmed in writing as of the same date, that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Warner Chilcott shares.

The full text of the written opinion of Deutsche Bank, dated May 19, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and the limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex G and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Warner Chilcott board of directors in connection with and for the purpose of its evaluation of the transaction. Deutsche Bank’s opinion was limited to the fairness of the exchange ratio, from a financial point of view, to the holders of Warner Chilcott shares as of the date of the opinion. Deutsche Bank expressed no opinion as to what the value of the New Actavis ordinary shares will be when issued pursuant to the scheme or the price at which the New Actavis ordinary shares will trade at any time. Deutsche Bank’s opinion did not address any other terms of the transaction or the Transaction Agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors, or other constituencies of Warner Chilcott, nor did it address the fairness of the contemplated benefits of the transaction. Deutsche Bank expressed no opinion as to the relative merits of the transaction as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Warner Chilcott shares should vote with respect to the scheme or whether or not any holder of Warner Chilcott shares should tender shares pursuant to the takeover offer implemented as an alternative to the scheme, if any. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Warner Chilcott’s officers, directors or employees, or any class of such persons, in connection with the transaction relative to the consideration to be received by the holders of Warner Chilcott shares.

In connection with its role as financial advisor to Warner Chilcott, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Warner Chilcott and Actavis, and certain internal analyses, financial forecasts and other information relating to Warner Chilcott and Actavis prepared by the respective managements of Warner Chilcott and Actavis, including the Warner Chilcott Management Case, the Warner Chilcott Street Case and the Actavis Public Forecasts described above under “Warner Chilcott and Actavis Unaudited Prospective Financial Information” beginning on page 72 of this joint proxy statement/prospectus. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Warner Chilcott and Actavis regarding the business and prospects of Warner Chilcott and Actavis. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Warner Chilcott shares and the Actavis common stock;

•

compared certain financial and stock market information for Warner Chilcott and Actavis with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the Transaction Agreement and certain related documents, including the Rule 2.5 Announcement issued in connection therewith;

•

reviewed information relating to, and a range of estimates of, certain potential strategic, tax, financial and operational benefits anticipated to result from the transaction, based on public estimates and estimates prepared by the management of Actavis; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank considered appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Warner Chilcott or Actavis, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Warner Chilcott board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Warner Chilcott or Actavis or any of their respective subsidiaries, nor did it evaluate the solvency or fair value of Warner Chilcott under any law relating to bankruptcy, insolvency or similar matters.

Deutsche Bank was advised by the management of Warner Chilcott that the financial forecasts made available to Deutsche Bank regarding Warner Chilcott, referred to in this joint proxy statement/prospectus as the Warner Chilcott Management Case and described above under “Warner Chilcott and Actavis Unaudited

Prospective Financial Information” beginning on page 72 of this joint proxy statement/prospectus, were prepared for certain internal planning purposes and did not incorporate a risk adjustment related to potential loss of exclusivity on key marketed products or the approval of key pipeline products that were expected to be launched during the projection period. Accordingly, Deutsche Bank was directed by management of Warner Chilcott and by the Warner Chilcott board of directors to use in its analyses, and to rely primarily on, a set of forecasts based on publicly available consensus estimates of the future financial performance of Warner Chilcott for the calendar years 2013-2017, including (for the calendar years 2016 and 2017) financial forecasts extrapolated from publicly available forecasts, such estimates being referred to in this joint proxy statement/prospectus as the Warner Chilcott Street Case and described above under “Warner Chilcott and Actavis Unaudited Prospective Financial Information” beginning on page 72 of this joint proxy statement/prospectus. Deutsche Bank was advised by the management of Warner Chilcott, and assumed, that these consensus estimates were reflective of potential risk adjustments related to the potential loss of exclusivity on key marketed products and the approval of key pipeline products that were expected to be launched during the projection period, and that such estimates were a reasonable basis upon which to evaluate the future financial performance of Warner Chilcott. With respect to Actavis, Deutsche Bank was instructed to use, and, with the permission and knowledge of the Warner Chilcott board of directors, used, a set of forecasts based on publicly available estimates of the future financial performance of Actavis provided to Deutsche Bank by the management of Actavis and its representatives referred to in this joint proxy statement/prospectus as the Actavis Public Forecasts and described under “Warner Chilcott and Actavis Unaudited Prospective Financial Information” beginning on page 72 of this joint proxy statement/prospectus. Deutsche Bank was advised by the management of Actavis, and assumed, that the Actavis Public Forecasts were a reasonable basis upon which to evaluate the future performance of Actavis. Deutsche Bank assumed, with the consent of the Warner Chilcott board of directors, that the financial results reflected in the foregoing forecasts will be realized in the amounts and at the times projected. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based.

Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the Warner Chilcott board of directors that, in all respects material to its analysis, the transaction will be consummated in accordance with the terms of the Transaction Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed with the knowledge and permission of the Warner Chilcott board of directors that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Warner Chilcott and its other advisors with respect to such issues.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Warner Chilcott board of directors on May 19, 2013, and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 17, 2013, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis

Deutsche Bank calculated, reviewed and analyzed the average historical exchange ratios implied by dividing the daily closing prices of the Warner Chilcott shares by those of the shares of Actavis common stock, over historical periods up to and including 12:08 PM Eastern Time on May 10, 2013, which we refer to as the “leak time”, and as of May 17, 2013. The leak time corresponds to the release time of a news article stating that Actavis was in early talks to acquire Warner Chilcott. Using this time, Deutsche Bank calculated, and used for purposes of its analyses, the “unaffected price” of the Warner Chilcott shares and the shares of Actavis common stock, that is the price of these shares unaffected by the leak disclosing the potential transaction. As used herein and in Deutsche Bank’s analysis, “unaffected price” means the average trading price of such shares calculated on a volume-weighted-average basis, from the market opening on May 10, 2013, to 12:08 PM Eastern Time on that date, which was $15.47 for the Warner Chilcott shares and $107.56 for the shares of Actavis common stock.

The results of this historical exchange ratio analysis are as follows:

Average Exchange Ratios
Current (as of May 17, 2013)	0.1531
Warner Chilcott unaffected price and Actavis unaffected price	0.1438
5-day	0.1406
10-day	0.1380
1-month	0.1394
3-month	0.1487
6-month	0.1464

In addition, Deutsche Bank reviewed the range of exchange ratios over the 6-month period prior to the leak time. Deutsche Bank found that the exchange ratio ranged from 0.1238 to 0.1720 over that period. Deutsche Bank noted that the exchange ratio of 0.1600 fell within that range and was higher than each of the average exchange ratios implied by the calculations listed above.

Implied Exchange Ratio Analysis

In assessing the fairness of the exchange ratio, Deutsche Bank derived values for each of Warner Chilcott and Actavis using several valuation methodologies, including a comparable companies analysis in which implied values are derived using valuation multiples from selected publicly-traded companies and a discounted cash flow analysis, each of which is described in more detail in the summaries set forth below. In its valuation analyses of Warner Chilcott, Deutsche Bank used both the Warner Chilcott Management Case (referred to in the table below as “WC Management”) and the Warner Chilcott Street Case (referred to in the table below as “WC Street”) for its estimates of future results. In its valuation analyses of Actavis, Deutsche Bank used the Actavis Public Forecasts (referred to in the table below as “A Street”). Each of these methodologies was used to generate implied per share valuation ranges on a fully diluted common share basis. For each methodology, an implied exchange ratio range was then calculated based on these implied per share valuation ranges.

The following table outlines the implied exchange ratios derived using each of these methodologies. With respect to any given range of exchange ratios, the low exchange ratio represents the ratio of the lowest value per Warner Chilcott share implied by such valuation (as described in greater detail in the summaries set forth below) and the highest value per share of Actavis common stock implied by such valuation (as described in greater detail in the summaries set forth below), and the high exchange ratio represents the ratio of the highest value per Warner Chilcott share implied by such valuation (as described in greater detail in the summaries set forth below)

and the lowest value per share of Actavis common stock implied by such valuation (as described in greater detail in the summaries set forth below). The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

Implied Exchange Ratio
Trading Comparables Valuation
TEV/2013E EBITDA – WC Management/A Street estimates	0.1202 - 0.2429
TEV/2014E EBITDA – WC Management/A Street estimates	0.1102 - 0.2304
Price/2013E EPS – WC Management/A Street estimates	0.1348 - 0.2696
Price/2014E EPS – WC Management/A Street estimates	0.1269 - 0.2598
TEV/2013E EBITDA – WC Street/A Street estimates	0.1176 - 0.2384
TEV/2014E EBITDA – WC Street/A Street estimates	0.0917 - 0.1981
Price/2013E EPS – WC Street/A Street estimates	0.1343 - 0.2686
Price/2014E EPS – WC Street/A Street estimates	0.1215 - 0.2487

Discounted Cash Flow Valuation
WC Management/A Street estimates	0.1403 - 0.2471
WC Street/A Street estimates	0.0969 - 0.1745

Deutsche Bank noted that the exchange ratio of 0.1600 fell within each of the above implied exchange ratio ranges.

Public Trading Comparables Analysis – Warner Chilcott

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Warner Chilcott to corresponding financial information and measurements for the following selected companies:

•	Endo Health Solutions Inc.

•	Salix Pharmaceuticals Ltd.

•	Jazz Pharmaceuticals Public Limited Company

•	United Therapeutics Corporation

•	Questcor Pharmaceuticals, Inc.

Although none of the selected companies is either identical or directly comparable to Warner Chilcott, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis and based on Deutsche Bank’s professional judgment and experience, may be considered similar to certain operations of Warner Chilcott. Accordingly, the selection and analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

With respect to each of the selected companies and Warner Chilcott, Deutsche Bank calculated the following trading multiples:

•

the multiple of total enterprise value (“TEV”) to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we refer to as “TEV/EBITDA”, for calendar years 2013 and 2014; and

•

the multiple of price to estimated earnings per share (or, with respect to Warner Chilcott, estimated adjusted cash net income per share) (“EPS”), which we refer to as “P/E”, for calendar years 2013 and 2014.

The trading multiples of the selected companies and Warner Chilcott were calculated using the closing prices of the common stock of the selected companies and the Warner Chilcott shares on May 17, 2013 and the unaffected price of the Warner Chilcott shares, and were based on: (i) the most recent publicly available information; and (ii) Institutional Brokers’ Estimate System consensus estimates as of May 17, 2013, for calendar years 2013 and 2014. The results of these analyses are summarized as follows:

	TEV/EBITDA		P/E
	2013E	2014E	2013E	2014E
Warner Chilcott
Current (as of May 17, 2013) (a)	6.8x	7.5x	5.8x	6.1x
Unaffected price (b)	6.0x	6.6x	4.6x	4.9x

Selected Companies
High	11.2x	8.8x	17.5x	13.2x
Low	5.8x	4.0x	8.1x	7.8x
Mean	7.8x	6.7x	11.1x	9.7x
Median	7.5x	6.1x	9.5x	9.7x

(a)	Warner Chilcott calculations based on publicly available information as of May 17, 2013.
(b)	Warner Chilcott calculations based on publicly available information as of the leak time on May 10, 2013.

Based in part on the trading multiples described above and on its professional judgment and experience, Deutsche Bank selected certain reference ranges of multiples and calculated corresponding ranges of implied equity values per Warner Chilcott share as follows:

•

Deutsche Bank applied TEV/EBITDA multiples ranging from 5.5x to 7.0x to the estimated EBITDA of Warner Chilcott for the calendar years 2013 and 2014, as reflected in each of (i) the Warner Chilcott Management Case and (ii) the Warner Chilcott Street Case; and

•

Deutsche Bank applied P/E multiples ranging from 4.5x to 7.0x to the estimated adjusted cash net income per share of Warner Chilcott for the calendar years 2013 and 2014, as reflected in each of (i) the Warner Chilcott Management Case and (ii) the Warner Chilcott Street Case.

The ranges of approximate implied equity values per Warner Chilcott share resulting from the foregoing calculation are presented in the following table:

Approximate Implied Value per Share
WC Management Case
TEV/2013E EBITDA	$13.99 - $21.16
TEV/2014E EBITDA	$13.52 - $20.57
Price/2013E EPS (as defined)	$15.08 - $23.46
Price/2014E EPS (as defined)	$14.80 - $23.03

WC Street Case
TEV/2013E EBITDA	$13.68 - $20.77
TEV/2014E EBITDA	$11.26 - $17.69
Price/2013E EPS (as defined)	$15.03 - $23.37
Price/2014E EPS (as defined)	$14.17 - $22.04

Public Trading Comparables Analysis – Actavis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Actavis to corresponding financial information and measurements for the following selected companies:

•	Teva Pharmaceuticals Industries Limited

•	Mylan, Inc.

•	Perrigo Co.

•	Hospira Inc.

Although none of the selected companies is either identical or directly comparable to Actavis, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis and based on Deutsche Bank’s professional judgment and experience, may be considered similar to certain operations of Actavis. Accordingly, the selection and analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

With respect to each of the selected companies and Actavis, Deutsche Bank calculated the following trading multiples:

•	the TEV/EBITDA multiple for calendar years 2013 and 2014; and

•	the P/E multiple for calendar years 2013 and 2014.

The trading multiples of the selected companies and Actavis were calculated using the closing prices of the common stock of the selected companies and the Actavis shares on May 17, 2013 and the unaffected price of the Actavis shares, and were based on: (i) the most recent publicly available information; and (ii) Institutional Brokers’ Estimate System consensus estimates as of May 17, 2013, for calendar years 2013 and 2014. The results of these analyses are summarized as follows:

	TEV/EBITDA		P/E
	2013E	2014E	2013E	2014E
Actavis
Current (as of May 17, 2013) (a)	11.4x	10.2x	15.0x	13.5x
Unaffected price (b)	10.3x	9.2x	12.9x	11.5x

Selected Companies
High	12.9x	11.6x	19.5x	17.3x
Low	7.4x	6.9x	8.0x	7.4x
Mean	10.2x	9.5x	14.0x	12.9x
Median	10.3x	9.7x	14.3x	13.5x

(a)	Actavis calculations based on publicly available information as of May 17, 2013.
(b)	Actavis calculations based on publicly available information as of the leak time on May 10, 2013.

Based in part on the trading multiples described above and on its professional judgment and experience, Deutsche Bank selected certain reference ranges of multiples and calculated corresponding ranges of implied equity values per share of Actavis common stock as follows:

•

Deutsche Bank applied TEV/EBITDA multiples ranging from 9.0x to 11.0x and from 8.0x to 10.0x to the estimated EBITDA of Actavis for the calendar years 2013 and 2014, respectively, reflected in the Actavis Public Forecasts; and

•

Deutsche Bank applied P/E multiples ranging from 10.5x to 13.5x and from 9.5x to 12.5x to the estimated earnings per share of Actavis for the calendar years 2013 and 2014, respectively, reflected in the Actavis Public Forecasts.

The ranges of approximate implied equity values per Warner Chilcott share resulting from the foregoing calculation are presented in the following table:

Approximate Implied Value per Share
TEV/2013E EBITDA	$87.15 - $116.39
TEV/2014E EBITDA	$89.29 - $122.73
Price/2013E EPS (as defined)	$87.03 - $111.89
Price/2014E EPS (as defined)	$88.65 - $116.64

Discounted Cash Flow Analysis – Warner Chilcott

Based on the Warner Chilcott Management Case estimates and the Warner Chilcott Street Case estimates, Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per Warner Chilcott share as of March 31, 2013. Deutsche Bank calculated ranges of present values per Warner Chilcott share as the sum of (i) the present value of the estimated free cash flow per share for the nine months ended December 31, 2013 and for the years 2014 through 2017, using the midyear convention, using discount rates ranging from 8.0% to 10.0%, which were derived by Deutsche Bank utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Warner Chilcott and selected companies which exhibited similar characteristics to Warner Chilcott, and (ii) the present value of illustrative terminal values per share derived by applying EBITDA multiples ranging from 5.0x to 6.0x to Warner Chilcott’s estimated EBITDA for 2017 and applying discount rates ranging from 8.0% to 10.0% to such terminal values. Deutsche Bank selected the terminal value multiples used in this analysis based upon the historical trading values and multiples of Warner Chilcott shares. Based on the above analysis, Deutsche Bank determined a range of present values per Warner Chilcott share of approximately $22.34 to $28.88 on the basis of the Warner Chilcott Management Case estimates and of approximately $15.43 to $20.39 on the basis of the Warner Chilcott Street Case estimates.

Discounted Cash Flow Analysis – Actavis

Based on the Actavis Public Forecasts estimates, Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of Actavis common stock as of March 31, 2013. Deutsche Bank calculated ranges of present values per share of Actavis common stock as the sum of (i) the present value of the estimated free cash flow per share for the nine months ended December 31, 2013 and for the years 2014 through 2017, using the midyear convention, using discount rates ranging from 7.0% to 9.0%, which were derived by Deutsche Bank utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Actavis and selected companies which exhibited similar characteristics to Actavis, and (ii) the present value of illustrative terminal values per share derived by applying EBITDA multiples ranging from 9.0x to 11.0x to Actavis’ estimated EBITDA for 2017 and applying discount rates ranging from 7.0% to 9.0% to such terminal values. Deutsche Bank selected the terminal value multiples used in this analysis based upon the trading values and TEV/EBITDA multiples for the last 12 months of Actavis and of the selected companies described in the Public Trading Comparables Analysis above. Based on the above analysis, Deutsche Bank determined a range of present values per share of Actavis common stock of approximately $116.88 to $159.18.

Additional Valuation Analyses – Warner Chilcott

Historical Trading Analysis

Deutsche Bank reviewed the historical closing trading prices for Warner Chilcott shares during the 52-week period ending at the leak time on May 10, 2013. The trading range over the 52-week period was between $10.91 and $16.44, adjusting pre-dividend trading prices to reflect the $4.00 special dividend per share issued on August 31, 2012. Deutsche Bank also observed that the highest closing trading price for Warner Chilcott shares in the period between the leak time and May 17, 2013 was $19.28.

Analysts Price Targets

Deutsche Bank reviewed, for reference and informational purposes, share price targets for Warner Chilcott shares reflected in latest publicly available equity research analyst reports issued both before and after the leak time. Deutsche Bank observed that, in the reports issued before the leak time, the targets ranged from $14.50 to $23.00 per share and, in the reports issued between the leak time and May 17, 2013, the targets ranged from $14.50 to $24.00 per share.

Precedent Transaction Analysis

Deutsche Bank reviewed the financial terms, to the extent publicly available, of the following selected completed business combination and similar transactions since September 2008, involving companies that Deutsche Bank deemed, in its professional judgment and experience, as comparable to Warner Chilcott in certain business and financial respects. The transactions reviewed were as follows:

Date Announced	Acquirer	Target
09/2012	Valeant Pharmaceuticals International, Inc.	Medicis Pharmaceuticals Corporation
05/2011	Teva Pharmaceutical Industries Ltd.	Cephalon, Inc.
10/2010	Pfizer Inc.	King Pharmaceuticals, Inc.
06/2010	Valeant Pharmaceuticals International	Biovail Corporation (a)
09/2009	Abbott Laboratories	Solvay – Pharmaceutical business
09/2009	Leo Pharma Inc.	Warner Chilcott (licensing rights)
09/2009	Dainippon Sumitomo Pharma Co.	Sepracor Inc.
08/2009	Warner Chilcott	P&G – Global branded prescription pharmaceuticals business
04/2009	GlaxoSmithKline PLC	Stiefel Laboratories, Inc.
11/2008	King Pharmaceuticals, Inc.	Alpharma Inc.
09/2008	Shionogi & Co., Ltd.	Sciele Pharma, Inc.

(a)	Reverse merger between Valeant Pharmaceuticals International and Biovail Corporation shown as an acquisition by Valeant Pharmaceuticals International of Biovail Corporation for valuation analysis.

Although none of the selected transactions is directly comparable to the transaction, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the transaction. Accordingly, the selection and analysis of precedent transactions was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the transaction that could affect the value of the subject companies and Warner Chilcott.

With respect to each selected transaction, Deutsche Bank calculated the multiple of the target’s total enterprise value to its EBITDA for the 12-month period prior to announcement of the applicable transaction (“LTM”), which we refer to as “TEV/LTM EBITDA”, on the basis of certain publicly available information. The results of this analysis are summarized as follows:

Selected Transactions	TEV/LTM EBITDA
High	11.9x
Low	3.8x
Mean	7.6x
Median	8.0x

Based in part upon the multiples of the selected transactions described above and on its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per Warner Chilcott share by applying multiples of 6.0x to 8.0x to the estimated EBITDA of Warner Chilcott for the calendar year 2013, as reflected in the Warner Chilcott Management Case estimates. Deutsche Bank determined to use the estimated 2013 EBITDA rather than LTM EBITDA because estimated EBITDA is lower than LTM EBITDA. This analysis resulted in a range of implied values of approximately $16.38 to $25.95 per Warner Chilcott share. Deutsche Bank noted that the value of the consideration to be received in the transaction based on the unaffected price of Actavis common stock and on the closing price of Actavis common stock as of May 17, 2013, was $17.21 and $20.08, respectively, each of which is in the range of implied values from this analysis.

Additional Valuation Analyses – Actavis

Historical Trading Analysis

Deutsche Bank reviewed the historical closing trading prices for shares of Actavis common stock during the 52-week period ending at the leak time on May 10, 2013. The trading range over the 52-week period was between $67.92 and $107.56, represented by the unaffected price of the Actavis common stock. Deutsche Bank also observed that the highest closing trading price for shares of Actavis common stock in the period between the leak time and May 17, 2013 was $125.50.

Analysts Price Targets

Deutsche Bank reviewed, for reference and informational purposes, share price targets for shares of Actavis common stock reflected in latest publicly available equity research analyst reports issued both before and after the leak time. Deutsche Bank observed that, in the reports issued before the leak time, the targets ranged from $81.00 to $128.00 per share and, in the reports issued between the leak time and May 17, 2013, the targets ranged from $105.00 to $140.00 per share.

Additional Analyses

Transaction Premia Analysis

Deutsche Bank reviewed publicly available information relating to 19 selected stock-for-stock business combination transactions since 2009 that involved a U.S. publicly-traded target company with a total enterprise value of over $1 billion in which the holders of equity in the target company received less than 40% of the pro-forma ownership of the combined entity. These transactions are referred to below as the “selected premium transactions”.

Although none of the selected premium transactions is directly comparable to the transaction, the size of the target and pro forma ownership of the target’s equity holders in the selected premium transactions are such that, for purposes of analysis, Deutsche Bank believed in its professional judgment and experience that the selected premium transactions may be considered similar to the transaction.

With respect to each selected premium transaction, Deutsche Bank calculated the premium of the per-share consideration paid in such transaction, based on the applicable exchange ratio and the closing price of the acquirer’s common stock one day prior to the announcement of the transaction, to the closing price of the target’s common stock on the trading day prior to the announcement of the transaction (or, where applicable, prior to the date on which a leak or other disclosure of the potential transaction affected the price of the target’s equity).

Deutsche Bank also calculated the premia of the per-share consideration to be paid in the transaction, based on the exchange ratio and each of the closing price of the Actavis shares as of May 17, 2013, and the unaffected price of the Actavis shares, to the unaffected price of the Warner Chilcott shares. The premia calculated on the basis of the closing price of the Actavis shares as of May 17, 2013, and of the unaffected price of the Actavis shares were equal to 29.8% and 11.2%, respectively.

Deutsche Bank noted that, of the 19 selected premium transactions, four had premia in the 10-20% range, corresponding to the premium to be paid in the transaction based on the unaffected price of the Actavis shares, and seven had premia in the 20-30% range, corresponding to the premium to be paid in the transaction based on the Actavis share price as of May 17, 2013.

Illustrative Accretion/Dilution Analysis

Deutsche Bank reviewed the potential pro-forma financial effect of the transaction on New Actavis’ projected earnings per share for calendar years 2014 and 2015. Estimated financial data were based on the Warner Chilcott Street Case estimates and the Actavis Public Forecasts estimates.

The accretion/dilution analysis indicated that the transaction could be accretive to Actavis’ projected standalone earnings per share in calendar years 2014 and 2015 whether or not including an illustrative amount of $300 million in synergies per year that may result from the transaction. The results of this analysis are summarized as follows:

	Pro-Forma EPS	EPS Accretion
Without Illustrative Synergies
2014	$11.62	24.5%
2015	$12.67	23.4%

With Illustrative Synergies
2014	$12.84	37.6%
2015	$13.89	35.2%

The actual results achieved by the combined business after the effective time may vary from projected results and any such variation may be material.

Deutsche Bank noted that neither the transaction premia analysis nor the foregoing accretion/dilution analysis is a valuation methodology and each was presented merely for informational purposes.

General

The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Warner Chilcott board of directors as to the fairness, from a financial point of view, to the holders of Warner Chilcott shares, of the exchange ratio, as of the date of its opinion, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by the managements of Warner Chilcott and Actavis with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Warner Chilcott or Actavis. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Warner Chilcott, Actavis or their respective advisors, none of Warner Chilcott, Actavis, Deutsche Bank or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the exchange ratio, were determined through arm’s-length negotiations between Warner Chilcott and Actavis and were approved by the Warner Chilcott board of directors.

Representatives of Deutsche Bank provided advice to Warner Chilcott during these negotiations; however, Deutsche Bank did not recommend any specific exchange ratio to Warner Chilcott or the Warner Chilcott board of directors, nor did Deutsche Bank advise that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction. The decision to enter into the transaction was solely that of the Warner Chilcott board of directors. As described above, the opinion and presentation of Deutsche Bank to the Warner Chilcott board of directors were only one of a number of factors taken into consideration by the Warner Chilcott board of directors in making its determination to approve the Transaction Agreement and the transactions contemplated by it, including the transaction.

The Warner Chilcott board of directors selected Deutsche Bank as financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Warner Chilcott and Deutsche Bank dated May 19, 2013, and as subsequently amended, Warner Chilcott agreed to pay Deutsche Bank an aggregate fee of $12 million, of which $3 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Warner Chilcott that it was unable to render an opinion) and the remaining portion of which is contingent upon consummation of the transaction. Warner Chilcott has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable travel and other documented out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter, in each case on the terms set forth in the engagement letter. Warner Chilcott has also agreed to indemnify Deutsche Bank and certain related persons against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the transaction.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Actavis or its affiliates for which they have received compensation of approximately €8.1 million since January 1, 2011, including having served as lender to Watson Pharmaceuticals, Inc., the predecessor to Actavis, in September 2011 on a $500 million revolving credit facility; having served as lender to Watson Pharmaceuticals, Inc. in June 2012 on a $1.8 billion term loan facility; having served as underwriter in September 2012 on an offering of $3.9 billion aggregate principal amount of notes; and having served as financial advisor to the former Actavis plc in connection with its October 2012 sale to Watson Pharmaceuticals, Inc. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Warner Chilcott or its affiliates for which they have received compensation of approximately €2.1 million since January 1, 2011, including having served as co-manager in March 2011 of a secondary offering of approximately $580 million of Warner Chilcott shares; and having served as co-lead arranger and joint bookrunner in March 2011 on term loan and revolving credit facilities totaling $3.25 billion. In connection with the consummation of the transaction, it is anticipated that indebtedness of Warner Chilcott which has been extended in part by one or more members of the DB Group will be repaid or refinanced. The DB Group may also provide investment and commercial banking services to New Actavis and its affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Actavis, Warner Chilcott and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Financing

New Actavis intends to satisfy the cash components of the transaction (i.e., cash payments required under the Warner Chilcott Equity Award Holder Proposal) and pay certain transactional expenses on the closing date of the acquisition with cash on hand of New Actavis, Actavis and/or Warner Chilcott and drawings under available credit facilities.

Actavis intends to enter into (i) an amendment agreement (the “Revolver Amendment”) to amend and restate Actavis’ existing $750 million senior unsecured revolving credit loan facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to Credit Agreement and Joinder Agreement, dated as of May 21, 2012 (such facility, prior to its amendment and restatement pursuant to the Revolver Amendment, the “Existing Revolver”) and (ii) an amendment agreement (the “Term Loan Amendment” and, together with the Revolver Amendment, the “Amendments”) to amend and restate Actavis’ existing $1.8 billion senior unsecured term loan credit facility dated June 22, 2012 (such facility, prior to its amendment and restatement pursuant to the Term Loan Amendment, the “Existing Term Loan”).

The Amendments are expected to, among other things: (i) replace Actavis, as borrower, with LuxSub, (ii) add New Actavis and Actavis as guarantors, (iii) delete the springing minimum net worth financial maintenance covenant and (iv) revise certain representations and warranties, financial reporting requirements and other affirmative and negative covenants and events of default as will be more fully set out in the Amended and Restated Credit Facilities (as defined below). In addition, the Revolver Amendment is expected to extend the maturity of the Existing Revolver by one year, to September 16, 2017 (or if such day is not a business day, the next preceding business day). The Existing Revolver and the Existing Term Loan, as amended by the Amendments, are referred to herein collectively as the “Amended and Restated Credit Facilities”.

In addition, New Actavis intends to enter into a new senior unsecured term loan credit and guaranty agreement (the “New Term Loan Credit Facility”) pursuant to which the lenders party to the agreement would provide loans, on the closing date of the acquisition, to Warner Chilcott Corporation, a Delaware corporation (the “U.S. Borrower”), WC Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), organized under the laws of the Grand-Duchy of Luxembourg (the “Luxembourg Borrower”), and Warner Chilcott Company, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Puerto Rico Borrower” and, together with the U.S. Borrower and the Luxembourg Borrower, the “WC Borrowers”) in an aggregate amount not to exceed $2.0 billion, comprised of (i) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is three years after the closing date of the acquisition and (ii) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is five years after the closing date of the acquisition. The proceeds from borrowings under the New Term Loan Credit Facility would be used to finance the repayment of the existing credit facilities of Warner Chilcott and pay transaction fees and expenses. The WC Borrowers and Warner Chilcott Finance LLC, as a guarantor, are expected to become parties to the New Term Loan Credit Facility on the closing date of the acquisition.

The effectiveness of the Amended and Restated Credit Facilities on the closing date of the acquisition is expected to be subject to several conditions, including (i) no “Warner Chilcott Material Adverse Effect” under the Transaction Agreement, (ii) consummation of the acquisition, (iii) receipt of customary closing documents and (iv) other customary closing conditions to be more fully set out in the Amended and Restated Credit Facilities.

Borrowings under the New Term Loan Credit Facility are expected to be subject to conditions that are substantially similar to those in the Amended and Restated Credit Facilities, and the final termination date for the availability of the loans under the New Term Loan Credit Facility is expected to be the “End Date” under the Transaction Agreement. However, the consummation of the acquisition is not conditioned upon the receipt of any financing.

Transaction Related Costs

Actavis currently estimates that, upon the effective time, transaction-related costs incurred by the combined company, including fees and expenses relating to refinancing, will be approximately $97.1 million.

Interests of Certain Persons in the Transaction

Actavis

In considering the recommendation of the Actavis board of directors, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally and which may create potential conflicts of interest. These interests are described in more detail and quantified below. The Actavis board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the stockholders of Actavis. Other than the interests described below, the proposed transaction should not have a material impact on the compensation and benefits payable to Actavis’ directors or named executive officers. However, Actavis expects to provide, or for New Actavis to provide, appropriate new retention and incentive arrangements for its executive officers shortly after the effective time, with the expectation that such awards will be provided in a manner that is not intended to trigger the excise tax under Section 4985 with respect to such awards.

Description of Interests

Equity

Pursuant to the Transaction Agreement, the common shares and equity awards held by the directors and executive officers of Actavis will be treated as follows: (a) each Actavis common share will be treated in accordance with the description in “The Transaction Agreement—Transaction Consideration to Actavis Stockholders” beginning on page 160 of this joint proxy statement/prospectus; (b) because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each option held by Section 16 reporting officers and directors of Actavis will become fully vested and exercisable and will be converted into the right to receive a New Actavis ordinary share for each Actavis common share subject to the option immediately prior to the effective time net of any applicable exercise price and tax withholdings as more fully described in “The Transaction Agreement—Treatment of Actavis Options and Other Actavis Equity Awards” beginning on page 162 of this joint proxy statement/prospectus; and (c) because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each share of Actavis restricted stock and each Actavis common share relating to a restricted share unit held by Section 16 reporting officers and directors of Actavis will become fully vested and will be converted into the right to receive a New Actavis ordinary share for each Actavis common share subject to the award immediately prior to the effective time net of applicable tax withholdings as more fully described in “The Transaction Agreement—Treatment of Actavis Options and Other Actavis Equity Awards” beginning on page 162 of this joint proxy statement/prospectus.

With respect to the merger, Section 4985 imposes an excise tax (15% in 2013) on the value of certain equity compensation held at any time during the six months before and six months after the closing of the merger by individuals who were and/or are directors and executive officers of the parties to the transaction and subject to the reporting requirements of Section 16(a) of the Exchange Act during the same period. This excise tax applies to all payments (or rights to payment) granted to such persons by the party to the transaction to which the individual provides services and its affiliates in connection with the performance of such services if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of stock in the applicable entity or its affiliates (excluding certain statutory incentive options and holdings in tax qualified plans), which would include any outstanding (a) unexercised vested or unvested nonqualified options, (b) unvested restricted stock awards and (c) other equity compensation, held by such directors and executive officers during this twelve-month period and becomes effective contemporaneously with the closing of the transaction. However, the excise tax will not apply to (a) any option which is exercised on the expatriation date

(closing date of the transaction) or during the six-month period before such date and to the shares acquired in such exercise, if income is recognized under Section 83 of the Internal Revenue Code on or before the expatriation date with respect to the shares acquired pursuant to such exercise and (b) any other specified equity compensation which is exercised, sold, exchanged, distributed, cashed-out, or otherwise paid during such period in a transaction in which income, gain, or loss is recognized in full.

The Actavis board of directors carefully considered the potential impact of the imposition of the Section 4985 excise tax on Actavis’ Section 16 reporting officers and directors, determining that the imposition of the tax would result in the affected individuals being deprived of a substantial portion of the value of their then-unvested equity awards. The Actavis board of directors further concluded that it would not be appropriate to permit a significant burden arising from a transaction that was in the interests of stockholders to be imposed on the individuals most responsible for consummating the transaction and ensuring the success of the combined companies. The Actavis board of directors then assessed and compared the relative costs and benefits of each of two possible approaches for mitigating the impact of the Section 4985 excise tax: (a) “grossing-up” the Section 16 reporting officers and directors of Actavis for the Section 4985 excise tax that would be payable by them as a result of the transaction, and (b) accelerating the vesting of and/or canceling these officers’ and directors’ equity awards. In weighing these alternatives, the Actavis board of directors considered that the compensation expense associated with accelerating the vesting of and/or canceling the equity awards of the Section 16 reporting officers and directors of Actavis would be partially tax-deductible, while the entire expense of a Section 4985 excise tax “gross-up” would be non-tax deductible. The Actavis board of directors also considered that, following the effective time, Actavis or New Actavis would be able to provide appropriate new incentive and retention arrangements for Actavis’ Section 16 reporting officers without triggering the Section 4985 excise tax.

The Actavis board of directors has determined that it is appropriate that each outstanding option to purchase Actavis common shares and all issued and outstanding awards of Actavis restricted stock and other equity awards held by its Section 16 reporting officers and directors shall, immediately prior to the effective time, become fully vested and exercisable and be cancelled and converted into the right to receive from New Actavis (a) with respect to each option to purchase Actavis common shares, the right to receive a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the option immediately prior to the effective time, net of any applicable exercise price and applicable tax withholdings and (b) with respect to each share of Actavis restricted stock and each other issued and outstanding Actavis equity award (other than options to purchase Actavis common shares), the right to receive a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the Actavis restricted stock or equity award immediately prior to the effective time, net of applicable tax withholdings. By accelerating the vesting and exercisability of such awards and distributing shares in cancellation of such awards, the affected Actavis directors and executive officers should not be subject to the Section 4985 excise tax.

Quantification of Payments. The estimated values of the common shares and equity awards held by the directors and executive officers of Actavis are quantified below. The values assume that the effective time occurs on December 31, 2013 and that the directors and executive officers will not sell or acquire Actavis common shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013. Further, the values were calculated using a price per share of $128.06, the average closing market price of Actavis’ common shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The value of each unvested option is calculated as the difference between (a) $128.06 and (b) its exercise price.

For non-employee directors, the estimated value of the Actavis common shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Bodine ($1,633,021), Mr. Fedida ($3,010,050), Mr. Feldman ($2,395,786), Mr. Hummel ($17,747,776), Ms. Klema ($3,551,360), Mr. Michelson ($776,556), Mr. Taylor ($3,833,034), Mr. Turner ($456,406) and Mr. Weiss ($3,252,468); and the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is, for Messrs. Bodine, Fedida, Feldman, Hummel, Michelson, Taylor, Turner and Weiss and Ms. Klema ($240,369 each).

For named executive officers, the estimated value of the Actavis common shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Bisaro ($69,779,675), Mr. Joyce ($6,864,784), Mr. Stewart ($2,505,366), Mr. Olafsson ($2,124,259) and Mr. Buchen ($8,782,992); and for the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time, see “—Golden Parachute Compensation” below. For executive officers who are not named executive officers, the estimated aggregate value of the Actavis common shares and equity awards currently vested or scheduled to vest before the assumed effective time is approximately $8.0 million; and the estimated aggregate value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is approximately $29.8 million.

Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, Actavis’ directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Actavis. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page 172 of this joint proxy statement/prospectus.

Other Compensation Matters

The consummation of the transaction will not constitute a change of control under Actavis’ equity plans or the employment agreements Actavis has entered into with its executive officers.

Other than as set forth in this section entitled “The Transaction—Interests of Certain Persons in the Transaction—Actavis” of this joint proxy statement/prospectus, the compensation of the board of directors of Actavis will not be affected by the merger.

Golden Parachute Compensation

The table below sets forth estimates of the compensation that is based on or otherwise relates to the merger and that may become payable to each of Actavis’ named executive officers, assuming the effective time occurred on December 31, 2013. See the footnotes to the tables for additional assumptions.

Actavis stockholders are being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Actavis and its named executive officers relating to the transaction (see “Actavis Stockholder Vote on Specified Compensatory Arrangements” beginning on page 182 of this joint proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding on either Actavis or Warner Chilcott. Accordingly, if the Transaction Agreement is approved by Actavis stockholders and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto (which are described in the footnotes to this table), regardless of the outcome of the vote to approve such compensation.

Name	Equity Awards ($)(1)
Named Executive Officers
Paul M. Bisaro	40,074,200
R. Todd Joyce	10,704,344
Robert A. Stewart	17,586,776
Sigurdur O. Olafsson	21,125,115
David A. Buchen	11,318,775

(1)

The amounts in this column reflect the value of the accelerated vesting of the named executive officer’s unvested equity awards that would occur immediately prior to the effective time, as provided by the Transaction Agreement. In connection with the merger, the named executive officers will be entitled to receive New Actavis ordinary shares in exchange for Actavis equity awards and not cash payments. The acceleration of these equity awards is deemed to be “single-trigger” because it will occur immediately prior to the effective time and is not conditioned upon a termination or resignation of service. The following table breaks down these amounts by type of award. The values in the following table assume that the named executive officers will not sell or acquire Actavis common shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013 and were calculated using a price per share of $128.06, the average closing market price of Actavis’ common shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The estimated aggregate value of these interests is approximately $100.8 million net of any applicable exercise price, or approximately $49.5 million net of any applicable exercise price and estimated tax withholdings.

Name	Stock Options ($)(a)	Time-Based Restricted Stock ($)	Performance- Based Restricted Stock ($)(b)	Performance- Based Restricted Share Units ($)(c)	Total ($)
Paul M. Bisaro	—	16,133,191	2,140,075	21,800,934	40,074,200
R. Todd Joyce	—	4,227,069	535,035	5,942,240	10,704,344
Robert A. Stewart	3,090,000	6,988,170	701,449	6,807,157	17,586,776
Sigurdur O. Olafsson	6,180,000	7,516,674	642,029	6,786,412	21,125,115
David A. Buchen	—	4,841,500	535,035	5,942,240	11,318,775

Total					100,809,210

(a)	The value of each unvested option is calculated in accordance with SEC rules as the difference between (a) $128.06 (the price per share of Actavis common shares, as determined above) and (b) its exercise price.
(b)	Restricted stock awards subject to performance-based vesting have already been earned pursuant to their terms based on performance in fiscal years 2010 and 2011, and currently they are only subject to time-based vesting.
(c)	With respect to the restricted share units (“RSUs”) subject to performance-based vesting, the portion of the RSUs subject to an adjusted EBITDA performance goal have been earned at 103.4% for performance in 2012. The numbers in the table above do not include any adjustment to the EBITDA performance goal based on 2013 adjusted EBITDA. The portion of the RSUs subject to a total stockholder return, or TSR, performance goal are deemed earned at 150% for purposes of this table.

Warner Chilcott

In considering the recommendation of the Warner Chilcott board of directors, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally and which may create potential conflicts of interest. These interests are described in more detail and quantified below. The Warner Chilcott board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the shareholders of Warner Chilcott.

In addition to certain recent additions to its executive leadership team and board of directors, Warner Chilcott has experienced certain recent departures from its executive leadership team (including Marinus Johannes (“Hans”) van Zoonen, former President, Europe/International and Marketing, and Izumi Hara, former Senior Vice President, General Counsel and Secretary) and its board of directors (including Stephen Murray and Liam Fitzgerald). Pursuant to SEC rules, information regarding the interests of these former executive officers (who are each named executive officers of Warner Chilcott) and former non-employee directors is required to be provided in this joint proxy statement/prospectus, and therefore is included in the disclosure below as applicable. To the extent applicable, the equity holding information provided for each such individual is current as of the date that such individual ceased being an executive officer or director of Warner Chilcott, as applicable: Mr. van Zoonen (April 1, 2013); Ms. Hara (December 31, 2012); Mr. Murray (February 4, 2013); and Mr. Fitzgerald (May 2, 2013).

Description of Interests

Equity

Pursuant to the Transaction Agreement, the ordinary shares and equity awards held by the directors and executive officers of Warner Chilcott will be treated as follows: (a) each Warner Chilcott ordinary share will be treated in accordance with the description in “The Transaction Agreement—Scheme Consideration to Warner Chilcott Shareholders” beginning on page 160 of this joint proxy statement/prospectus; (b) because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each option held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and exercisable and will be converted into the right to receive 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the option immediately prior to the effective time net of any applicable exercise price and applicable tax withholdings as more fully described in “The Transaction Agreement—Treatment of Warner Chilcott Options and Other Warner Chilcott Equity Awards—Treatment of Warner Chilcott Options” beginning on page 161 of this joint proxy statement/prospectus; and (c) because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each Warner Chilcott restricted ordinary share and each Warner Chilcott ordinary share relating to a restricted share unit held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and will be converted into the right to receive 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time net of applicable tax withholdings as more fully described in “The Transaction Agreement—Treatment of Warner Chilcott Options and Other Warner Chilcott Equity Awards—Treatment of Other Warner Chilcott Equity Awards” beginning on page 161 of this joint proxy statement/prospectus. All performance is deemed to have been achieved at 100% of target upon a change in control. All dividend-equivalent cash bonus payments (or dividends, as applicable) that correspond to the award of such Warner Chilcott restricted ordinary shares and restricted share units will be paid immediately prior to the effective time.

Quantification of Payments. The estimated values of the ordinary shares and equity awards (including dividend-equivalent cash bonus payments (or dividends), as applicable) held by the directors and executive officers of Warner Chilcott are quantified below. The values assume that the effective time occurs on December 31, 2013, that the directors and executive officers will not sell or acquire Warner Chilcott ordinary shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013 and that Warner Chilcott will not declare and pay a semi-annual dividend in the second half of 2013 (although no determination with respect thereto has been made). Further, the values were calculated using a price per share of $20.08, the average closing market price of Warner Chilcott’s ordinary shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The value of each unvested option is calculated as the difference between (a) $20.08 and (b) its exercise price. No value has been included for options with a per share exercise price greater than or equal to $20.08 because “underwater” options will be cancelled without consideration.

For non-employee directors, the estimated value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Bloem ($744,172), Mr. Fitzgerald ($214,464), Mr. King ($27,701,974) and Mr. O’Sullivan ($493,420); and the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is, for Messrs. Bloem, King and O’Sullivan and Ms. Howson ($159,497 each) (as noted above, for former directors, these values are based on equity holdings current as of the date that such individual ceased being a director of Warner Chilcott).

For named executive officers, the estimated value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Boissonneault ($57,846,702), Mr. Herendeen ($6,832,104), Mr. Howard ($2,387,317), Mr. van Zoonen ($3,443,669), and Ms. Hara ($1,964,713) (as noted above, for former executive officers, these values are based on equity holdings current as of the date that such individual ceased being an executive officer of Warner Chilcott); and for the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time, see “—Golden Parachute Compensation” below. For executive officers who are not named executive officers, the estimated aggregate value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is approximately $13.6 million; and the estimated aggregate value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is approximately $12.8 million.

Individual Agreements

Each of Warner Chilcott’s executive officers is party to an individual agreement that provides for certain compensation and benefits in the event that his or her employment is terminated by Warner Chilcott without “Cause” or by the executive for “Good Reason” (as such terms are defined in the applicable agreement) (each, a “qualifying termination”), at any time within one year or two years, as applicable, following the effective time, and, in certain cases for non-named executive officers, upon the effective time. Warner Chilcott’s executive officers will be entitled to cash severance as follows: (a) if Mr. Howard or any of the executive officers who are not named executive officers experience a qualifying termination within one year following the effective time, such executive will be entitled to receive cash severance equal to the sum of one-and-one-half times (i) such executive’s base salary in effect on the date of termination of employment and (ii) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs or (b) if Messrs. Boissonneault or Herendeen experience a qualifying termination within two years following the effective time, such executive will be entitled to receive a cash lump sum equal to the sum of two times (i) such executive’s base salary in effect on the date of termination and (ii) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs.

Upon a qualifying termination that occurs during the periods described above, the executive officer would be entitled to continued health and welfare benefits for 12 months (Mr. Boissonneault) or 18 months (Mr. Howard and each of the executive officers who are not named executive officers) following termination of employment. Mr. Herendeen is not entitled to continued health and welfare benefits following termination of employment. Upon a qualifying termination that occurs during the periods described above, the executive officers subject to Section 4999 would be eligible to receive a reimbursement for the excise tax (if any) imposed on the executives under Section 4999 on the value of the payments and benefits that they would receive in connection with the scheme.

Quantification of Payments. For an estimate of the value of the payments and benefits described above that would be payable to each of Warner Chilcott’s named executive officers, see “—Golden Parachute Compensation” below. The estimated aggregate value of the cash payments, the health and welfare benefits continuation and the tax reimbursement payments described above that would be payable to all of Warner Chilcott’s executive officers who are not named executive officers if the effective time occurs on December 31, 2013 and all such executive officers experience a qualifying termination during the periods described above is approximately $12.7 million.

Prorated Bonuses

Pursuant to the Transaction Agreement, Warner Chilcott’s employees (including its executive officers) will be entitled to receive, to the extent that such individual’s 2013 bonus has not been previously paid and such individual experiences a qualifying termination, such individual’s 2013 annual bonus (prorated through the date of termination of employment and based on actual performance).

Quantification of Payments. For an estimate of the payments described above that would be payable to each of Warner Chilcott’s named executive officers, see “—Golden Parachute Compensation” below. The estimated aggregate value of the prorated bonuses that would be payable to all of Warner Chilcott’s executive officers who are not named executive officers if the effective time occurs on December 31, 2013 and all such executive officers experience a qualifying termination during the periods described above is approximately $1.6 million.

Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, Warner Chilcott’s current and former directors and executive officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page 172 of this joint proxy statement/prospectus.

Actavis or New Actavis Arrangements

It is possible that, prior to the effective time, some or all of Warner Chilcott’s executive officers may discuss or enter into agreements, arrangements or understandings with New Actavis or Actavis or any of their respective affiliates regarding their continuing employment with New Actavis, Actavis or one or more of their respective affiliates. However, as of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into or discussed. No framework regarding compensation has been provided by New Actavis or Actavis beyond what is provided for in the Transaction Agreement (see “The Transaction Agreement—Covenants and Agreements—Employee Benefits” beginning on page 173 of this joint proxy statement/prospectus for a summary of New Actavis’ obligations to Warner Chilcott’s employees during the specified periods following the effective time).

Golden Parachute Compensation

The table below sets forth estimates of the compensation that is based on or otherwise relates to the scheme and that may become payable to each of Warner Chilcott’s named executive officers, assuming the effective time occurred on December 31, 2013, and, except for the named executive officers who are former executive officers, the executive officer experienced a qualifying termination on such date. See the footnotes to the tables for additional assumptions.

Warner Chilcott shareholders are being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction (see “Warner Chilcott Shareholder Vote on Specified Compensatory Arrangements” beginning on page 183 of this joint proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding on either Warner Chilcott or Actavis. Accordingly, if the Transaction Agreement is approved by Warner Chilcott shareholders and the scheme is consummated, the compensation will be payable, subject only to the conditions applicable thereto (which are described in the footnotes to this table), regardless of the outcome of the vote to approve such compensation.

Name	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Current Executive Officers
Roger M. Boissonneault, President and Chief Executive Officer	5,625,784	13,582,266	25,000	5,233,902	24,466,952
Paul Herendeen, Executive Vice President and Chief Financial Officer	2,302,666	4,449,495	—	1,956,347	8,708,508
Alvin D. Howard, Senior Vice President, Regulatory Affairs	969,249	1,698,930	37,500	—	2,705,679
Former Executive Officers
Hans van Zoonen, Former President, Europe/International and Marketing (5)	—	780,120	—	—	780,120
Izumi Hara, Former Senior Vice President, General Counsel and Secretary (6)	—	—	—	—	—

(1)	Pursuant to their employment agreements, if Messrs. Boissonneault or Herendeen experience a qualifying termination within two years following the effective time, such executive would be entitled to receive cash severance in an amount equal to the sum of two times (a) such executive’s base salary in effect on the date of termination and (b) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs. The cash severance will be payable as a lump sum cash payment within 10 days after such executive’s last day of active employment. As a condition to the receipt of these payments, Messrs. Boissonneault and Herendeen each agrees to deliver an irrevocable release of claims in favor of Warner Chilcott and not to compete or solicit customers or employees for a period of 24 months following his termination of employment.

Pursuant to his severance agreement, if Mr. Howard experiences a qualifying termination within one year following the effective time, he would be entitled to receive cash severance in an amount equal to the sum of one-and-one-half times (a) his base salary in effect on the date of termination and (b) the annual cash bonus paid to him for the calendar year immediately preceding the year in which the date of termination occurs. The cash severance will be payable in equal monthly installments over a period of 18 months, except that an amount equal to the first two installments will be paid as a lump sum on the date that the payments commence following the delivery by him of an irrevocable release of claims (described below). As a condition to the receipt of these payments, he agrees to deliver an irrevocable release of claims in favor of Warner Chilcott and not to compete or solicit customers or employees for a period of 18 months following his termination of employment.

Pursuant to the Transaction Agreement, Warner Chilcott’s employees (including its named executive officers) will be entitled to receive, to the extent that such individual’s 2013 bonus has not been previously paid and such individual experiences a qualifying termination, such individual’s 2013 annual bonus (prorated through the date of termination of employment and based on actual performance). The prorated bonus will be paid in a lump sum on the date of termination of employment.

The following table sets forth the amount of base salary continuation payments, annual bonus payments and prorated bonus payments that each of the eligible named executive officers of Warner Chilcott would be entitled to receive if the executive experiences a qualifying termination as described above. These amounts are deemed to be “double-trigger” because they are conditioned upon a termination without cause or resignation of service for good reason.

Name	Base Salary ($)	Annual Bonus ($)	Prorated Bonus ($)	Total ($)

Roger M. Boissonneault	2,190,759	2,339,646	1,095,379	5,625,784
Paul Herendeen	1,058,224	847,608	396,834	2,302,666
Alvin D. Howard	586,976	186,614	195,659	969,249

(2)	The amounts in this column reflect the value of the accelerated vesting of the named executive officer’s unvested equity awards that would occur immediately prior to the effective time, as provided by the Transaction Agreement. In connection with the scheme, the named executive officers will be entitled to receive New Actavis ordinary shares in exchange for Warner Chilcott equity awards and not cash payments. The acceleration of these equity awards is deemed to be “single-trigger” because it will occur immediately prior to the effective time and is not conditioned upon a termination or resignation of service. The following table breaks down these amounts by type of award. The values in the following table assume that the named executive officers will not sell or acquire Warner Chilcott ordinary shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013 and were calculated using a price per share of $20.08, the average closing market price of Warner Chilcott’s ordinary shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The value of each unvested option is calculated in accordance with SEC rules as the difference between (a) $20.08 (the price per share of Warner Chilcott ordinary shares, as determined above) and (b) its exercise price. No value has been included for options with a per share exercise price greater than or equal to $20.08 because “underwater” options will be cancelled without consideration. Further, the table assumes that Warner Chilcott will not declare and pay a semi-annual dividend in the second half of 2013 (although no determination with respect thereto has been made). All performance is deemed to have been achieved at 100% of target upon a change in control.

Name	Stock Options ($)	Restricted Shares ($)	Restricted Share Units ($)	Dividend Equivalents ($)	Total ($)

Roger M. Boissonneault	3,604,117	4,165,797	4,634,464	1,177,888	13,582,266
Paul Herendeen	1,173,425	1,401,945	1,492,546	381,579	4,449,495
Alvin D. Howard	452,705	501,116	612,239	132,870	1,698,930
Hans van Zoonen (a)	—	—	637,299	142,821	780,120

(a)	Although Mr. van Zoonen is no longer employed by Warner Chilcott, he holds unvested performance-based restricted share units that, pursuant to his separation arrangement, continue to be eligible to vest.

(3)	The amounts in this column reflect the value of continued health and welfare benefits that each eligible named executive officer is entitled to receive (including for his spouse and dependents) under his employment agreement or severance agreement, as applicable, upon a qualifying termination during the specified periods. Mr. Boissonneault would be entitled to receive 12 months of continued health and welfare benefits and Mr. Howard would be entitled to receive 18 months of continued health and welfare benefits. These amounts are deemed to be “double-trigger” because they are conditioned upon a termination without cause or resignation of service for good reason.

(4)

The amounts in this column reflect reimbursement of taxes that may be payable by the named executive officers pursuant to their employment agreements or severance agreements, as applicable. A 20% excise tax may be imposed on the named executive officers of Warner Chilcott under Section 4999 on the value of the payments and benefits that they receive in connection with the scheme. If the amount of the payments and benefits equals or exceeds three times the named executive officer’s average annual compensation for 2008 through 2012, the tax would be imposed on the amount of the payments and benefits to the extent that the amount exceeded one times the named executive officer’s average annual compensation for such period. Estimated excise tax reimbursements are subject to change based on the actual closing date of the scheme, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value that may be determined to be reasonable compensation for services provided after the effective time, which may reduce the amount of the potential excise tax reimbursements.

(5)	Mr. van Zoonen ceased to be a Warner Chilcott executive officer and employee on April 1, 2013.

(6)	Ms. Hara ceased to be a Warner Chilcott executive officer and employee on December 31, 2012.

Board of Directors and Management after the Transaction

Board of Directors

The Transaction Agreement provides that the board of directors of New Actavis after the transaction will have twelve members consisting of (i) no more than seven members of the Actavis board of directors as of immediately prior to the closing of the merger and (ii) five members of the Warner Chilcott board of directors as of the date of the Transaction Agreement, to be selected by the governance committee of the Actavis board of directors provided, however, that upon written notice from Actavis to Warner Chilcott, only four individuals who were members of the Warner Chilcott board of directors as of the date of the Transaction Agreement shall be designated to the New Actavis board of directors, and the remaining position on the New Actavis board of directors shall be filled by a new independent director to be selected by the governance committee of the Actavis board of directors.

As of the date of this joint proxy statement/prospectus, the governance committee of the Actavis board of directors has not finally determined which Warner Chilcott directors will be designated to the board of directors of New Actavis and it has not been finally determined which Actavis directors will be designated to the board of directors of New Actavis. The Actavis and Warner Chilcott directors that will serve on the New Actavis board of directors will be selected prior to the effective time.

Biographical information with respect to the current Actavis directors from among whom the designees to the board of directors of New Actavis after the acquisition may be selected is contained in Actavis’ proxy statement for its 2013 annual meeting of stockholders and is incorporated herein by reference. Biographical information with respect to the current Warner Chilcott directors from among whom the designees to the board of directors of New Actavis after the acquisition will be selected is contained in Warner Chilcott’s proxy statement for its 2013 annual meeting of shareholders and its Form 8-K filed May 2, 2013, which are incorporated herein by reference.

Committees of the New Actavis Board of Directors

The New Actavis board of directors is expected to form the following board committees: Audit, Compensation and Nominating and Corporate Governance.

The membership of the various board committees has not been finalized at this time.

Management

The New Actavis senior management team after the acquisition and the merger is expected to be the same as the current senior management team of Actavis. Biographical information with respect to the current management of Actavis is contained in Actavis’ Annual Report on 10-K for the fiscal year ended December 31, 2012, and is incorporated herein by reference.

New Actavis’ Intentions Regarding Warner Chilcott and Actavis Employees

Actavis will commence a comprehensive evaluation of the combined company’s operation and will identify the best way to integrate the organizations in order to further improve our ability to serve our customers, as well as achieve revenue and cost synergies. Management from both Actavis and Warner Chilcott will be involved in both the evaluation and formation of integration plans and the execution of those integration plans.

Until these evaluations and formation of plans have been completed, Actavis is not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets. Based upon Actavis’ considerable experience in integrating acquisitions, it is Actavis’ expectation that there will be an overall reduction in headcount for the combined group stemming from the elimination of duplicative activities, functions, facilities or the redeployment of fixed assets.

Subject to the terms of the Transaction Agreement, during the specified periods following the effective time, Warner Chilcott employees shall continue to receive compensation and benefits as disclosed in “The Transaction Agreement—Covenants and Agreements—Employee Benefits” of this joint proxy statement/prospectus beginning on page 173 of this joint proxy statement/prospectus. The combined organization will be led by Paul Bisaro as President and Chief Executive Officer.

Subject to the de-listing of Warner Chilcott, New Actavis will also seek to reduce costs where appropriate, which have historically been related to Warner Chilcott’s status as a listed company.

Warner Chilcott notes that Actavis will be carrying out an evaluation of the combined company following completion of the acquisition, which may well lead to reduction in headcount and elimination of duplicative functions in either or both of Warner Chilcott and Actavis following completion. However, Warner Chilcott also notes that Warner Chilcott will have the opportunity to be involved in the evaluation and formation of integration plans and the execution of those plans.

Compensation of New Actavis’ Executive Officers

New Actavis did not have any employees during the year ended December 31, 2012, and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods.

Information concerning the historical compensation paid by Actavis to its executive officers, all of whom are expected to be the executive officers of New Actavis, is contained in Actavis’ proxy statement for its 2013 annual meeting of stockholders under the heading “Compensation Discussion and Analysis” beginning on page 17 thereto and is incorporated herein by reference.

Following the proposed transaction, it is expected that a compensation and organization committee of New Actavis will be formed, and that such committee will oversee and determine the compensation of the chief executive officer and other executive officers of New Actavis and evaluate and determine the appropriate executive compensation philosophy and objectives for New Actavis. This compensation committee is expected to evaluate and determine the appropriate design of the New Actavis executive compensation program and the appropriate process for establishing executive compensation. With respect to base salaries, annual incentive compensation and long-term incentive awards (or their equivalents), it is expected that New Actavis’ compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on New Actavis’ competitive marketplace. It is expected that the New Actavis compensation committee will also determine the appropriate benefits, perquisites and severance arrangements, if any, that it will make available to executive officers and may retain a compensation consultant with respect to these executive compensation evaluations and determinations.

This New Actavis compensation committee is expected to review its compensation policies with respect to the executive officers of New Actavis after the proposed transaction. Although New Actavis’ future executive officer compensation practices are expected to be based on Actavis’ historical executive officer compensation practices, New Actavis’ compensation committee may review the impact of the merger on executive officer compensation practices and may make adjustments that it believes are appropriate in structuring New Actavis’ future executive officer compensation arrangements.

Compensation of New Actavis’ Directors

Information concerning the historical compensation paid by Actavis to its directors, seven of whom are expected to be directors of New Actavis, is contained in Actavis’ proxy statement for its 2013 annual meeting of stockholders under the heading “Director Compensation” beginning on page 44 thereto and is incorporated herein by reference. Information concerning the historical compensation paid by Warner Chilcott to its directors, four or five of whom are expected to be directors of New Actavis, is contained in Warner Chilcott’s proxy statement for its 2013 annual meeting of shareholders under the heading “Director Compensation” beginning on page 17 thereto and is incorporated herein by reference.

Following the proposed transaction, director compensation will be determined by New Actavis’ governance committee. Although New Actavis’ future director compensation practices are expected to be based on Actavis’ historical director compensation practices, New Actavis’ governance committee may review the impact of the merger on director compensation practices and may make adjustments that it believes are appropriate in structuring New Actavis’ future director compensation arrangements.

Regulatory Approvals Required

United States Antitrust

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and all applicable waiting periods have expired or been terminated. On June 10, 2013, each of Actavis and Warner Chilcott filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On July 10, 2013 the parties received a Second Request from the FTC. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Actavis and Warner Chilcott have substantially complied with the request. The FTC may terminate the additional waiting period before its expiration. The parties may also voluntarily agree not to consummate the transaction for some time after the expiration of the waiting period while the FTC’s investigation continues. While we believe that HSR approval will ultimately be obtained, this approval is not assured.

Other Regulatory Approvals

Actavis and Warner Chilcott derive revenues in other jurisdictions where merger or acquisition control filings or approvals are or may be required, including Germany and France. The transaction cannot be consummated until the required approvals have been obtained under the competition laws of Germany and France. Actavis filed a merger notification on behalf of both parties with the German Federal Cartel Office on June 21, 2013. The German Federal Cartel Office cleared the transaction unconditionally on July 15, 2013. Actavis filed a merger notification on behalf of both parties with the French Competition Authority on July 2, 2013. The statutory waiting period for Phase I clearance of the transaction by the French Competition Authority ends on August 6, 2013. Further, if any jurisdiction, other than Germany and France, in which Actavis or Warner Chilcott conducts its operations, asserts jurisdiction over the Transaction Agreement, the acquisition or the Scheme, and the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to New Actavis following the consummation of the transaction, obtaining regulatory clearance in that jurisdiction will be a condition to consummating the transaction. Actavis may waive, in whole or in part, the conditions to consummation of the transaction that relate to the receipt of approvals in Germany, France and any other relevant jurisdiction as described above (other than the United States), subject to certain requirements.

Conditions Imposed by Regulatory Agencies

The FTC, the French Competition Authority or other applicable regulatory authorities may require the imposition of certain conditions on the transaction in connection with obtaining regulatory clearances. Should such conditions require Actavis or Warner Chilcott (or any of their respective subsidiaries) to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting business in any specified manner) that would individually or in the aggregate reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the post-transaction entity, Actavis and/or Warner Chilcott may decide not to accept such conditions. With respect to U.S. antitrust clearance, the FTC, if it wished to impose such conditions, would then be required to seek a court order preventing the consummation of the transaction on the grounds that the transaction would violate the U.S. antitrust laws. In France, the French Competition Authority may prohibit the transaction if it considers that consummation of the transaction absent proposed conditions would significantly lessen competition. While the parties do not believe that conditions resulting in a material adverse effect on the post-transaction entity are likely to be imposed, there can be no assurances that the applicable regulatory authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the transaction, including, but not limited to, a prohibition on consummation.

Irish Court Approvals

The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Warner Chilcott to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Warner Chilcott that would be effected by EGM resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Actavis, which involves a reduction of all of New Actavis’ share premium, also requires the approval of the Irish High Court, but obtaining such approval is not a condition to the acquisition. See “Creation of Distributable Reserves of New Actavis”.

NO DISSENTERS’ RIGHTS

Under the NGCL, holders of Actavis common shares do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Under Irish law, holders of Warner Chilcott ordinary shares do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

ACCOUNTING TREATMENT OF THE TRANSACTION

New Actavis will account for the acquisition pursuant to the Transaction Agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). New Actavis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Actavis management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

CERTAIN TAX CONSEQUENCES OF THE TRANSACTION

This section contains a general discussion of the material tax consequences of (i) the transaction and (ii) post-transaction ownership and disposition of New Actavis ordinary shares. The discussion below does not address the treatment of compensatory equity awards.

The discussion under the caption “U.S. Federal Income Tax Considerations” addresses (i) application of section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), which is referred to in this joint proxy statement/prospectus as “section 7874”, to Actavis and New Actavis, (ii) the material U.S. federal income tax consequences of the transaction to Actavis and New Actavis, and (iii) the material U.S. federal income tax consequences of (a) exchanging Actavis common shares for New Actavis ordinary shares in the transaction, (b) exchanging Warner Chilcott ordinary shares for New Actavis ordinary shares in the transaction and (c) owning and disposing of New Actavis ordinary shares received in the transaction.

The discussion under “Irish Tax Considerations” addresses certain Irish tax considerations of the transaction and subsequent ownership and disposition of New Actavis ordinary shares.

The discussion below is not a substitute for an individual analysis of the tax consequences of the transaction or post-transaction ownership and disposition of shares of New Actavis. You should consult your own tax advisor regarding the particular U.S. (federal, state and local), Irish and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

Scope of Discussion

The following discussion addresses the material U.S. federal income tax consequences of the transaction generally expected to be applicable to the holders of Actavis common shares and Warner Chilcott ordinary shares and their receipt and ownership of New Actavis ordinary shares. The discussion set forth below with respect to U.S. holders (as defined below) is applicable only to U.S. holders (i) who are residents of the U.S. for purposes of the current income tax treaty between Ireland and the U.S., which is referred to in this joint proxy statement/prospectus as the “Tax Treaty”, (ii) whose Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares are not, for purposes of the Tax Treaty, effectively connected with such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. Except where noted, this discussion deals only with Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). As used herein, the term “U.S. holder” means a beneficial owner of Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a holder of Actavis common shares or New Actavis ordinary shares other than a U.S. holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	dealers or brokers in securities, commodities or currencies;

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	regulated investment companies and real estate investment trusts;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	tax-exempt organizations;

•	holders who hold individual retirement or other tax-deferred accounts;

•

holders who hold Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction;

•	holders who acquired their Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares pursuant to the exercise of employee options or otherwise as compensation;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders liable for the alternative minimum tax;

•	holders who own or are deemed to own 10% or more of New Actavis’ voting stock;

•	holders of Actavis common shares who also own, actually or constructively, Warner Chilcott ordinary shares in a proportion that is equal to or greater than their proportional holdings in Actavis;

•	partnerships or other pass-through entities or investors in such entities; or

•	holders that have a functional currency other than the U.S. dollar.

The discussion below is based upon the provisions of the Code, and U.S. Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. No ruling is intended to be sought from the Internal Revenue Service (the “IRS”) with respect to the transaction, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Actavis common shares, Warner Chilcott ordinary shares or New Actavis ordinary shares, you should consult your tax advisors regarding the particular tax consequences of the transaction to you.

This discussion is not a complete analysis of all the potential U.S. federal income tax consequences, and does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax consequences or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. You should consult your own tax advisor concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Consequences of the Transaction to Actavis and New Actavis

U.S. Federal Income Tax Classification of New Actavis as a Result of the Transaction

For U.S. federal tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because New Actavis is an Irish incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of section 7874.

Under section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes (and, therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities. For purposes of section 7874, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

Pursuant to the Transaction Agreement, New Actavis will indirectly acquire all of Actavis’ assets through the acquisition of Actavis common shares in the transaction at the closing. As a result, for New Actavis to avoid being treated as a U.S. corporation for U.S. federal tax purposes under section 7874, either (i) the former stockholders of Actavis must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Actavis’ ordinary shares by reason of holding shares in Actavis, which is referred to in this joint proxy statement/prospectus as the “ownership test”, or (ii) New Actavis must have substantial business activities in Ireland after the transaction (taking into account the activities of New Actavis’ expanded affiliated group), which is referred to in this joint proxy statement/prospectus as the “substantial business activities test”.

Based on the rules for determining share ownership under section 7874, the Actavis stockholders are expected to receive less than 80% (by both vote and value) of the shares in New Actavis by reason of their ownership of Actavis common shares. As a result, New Actavis is expected to be treated as a foreign corporation for U.S. federal tax purposes under section 7874, and the remainder of this disclosure assumes such treatment. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied, however. In addition, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive changes to section 7874 or the U.S. Treasury Regulations promulgated thereunder that could result in New Actavis being treated as a U.S. corporation.

Potential Limitation on the Utilization of Actavis’ (and its U.S. Affiliates’) Tax Attributes

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can also limit the ability of the acquired U.S. corporation to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (i) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (ii) the shareholders of the acquired U.S. corporation hold at least 60%, by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (iii) the foreign corporation does not satisfy the substantial business activities test, the taxable income of the U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes income or gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or, if after the acquisition, is transferred or licensed to a foreign related person.

Pursuant to the Transaction Agreement, New Actavis will indirectly acquire all of Actavis’ assets at the effective time. The Actavis stockholders are expected to receive more than 60% (but less than 80%) of the vote and value of the New Actavis ordinary shares by reason of holding shares in Actavis. Therefore, Actavis’ ability to utilize its tax attributes to offset its inversion gain, if any, would be limited if New Actavis does not satisfy the substantial business activities test. Based on the limited guidance available for determining whether the substantial business activities test is satisfied, Actavis currently expects that this test will not be satisfied and thus the above limitations should apply following the transaction. As a result, Actavis currently does not expect that it or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their inversion gain, if any. A failure to satisfy the substantial business activities test should not adversely impact the treatment of New Actavis as a foreign corporation for U.S. tax purposes as the ownership test described above is expected to be satisfied.

U.S. Federal Income Tax Treatment of the Transaction

Neither New Actavis nor Actavis will be subject to U.S. federal income tax as a result of the transaction, although Actavis may be subject to limitations on the utilization of its tax attributes, as described above. In conjunction with the transaction, New Actavis, IrSub, LuxSub, U.S. Holdco, MergerSub and their affiliates will engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

Tax Consequences of the Transaction to Holders of Actavis Common Shares

Tax Consequences to U.S. Holders

The receipt of New Actavis ordinary shares and cash in lieu of fractional New Actavis ordinary shares for Actavis common shares pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Actavis ordinary shares on the date of the exchange and any cash in lieu of fractional New Actavis ordinary shares received as consideration in the transaction and (ii) the U.S. holder’s adjusted tax basis in the Actavis common shares surrendered in the exchange. A U.S. holder’s adjusted basis in the Actavis common shares generally will equal the holder’s purchase price for such Actavis common shares, as adjusted to take into account stock dividends, stock splits, or similar transactions.

A U.S. holder’s gain or loss on the receipt of New Actavis ordinary shares and cash in lieu of fractional New Actavis ordinary shares for Actavis common shares generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her Actavis common shares for more than one year as of the closing date of the transaction. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of Actavis common shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Actavis common shares.

Information returns may be filed with the IRS in connection with cash received in lieu of fractional shares pursuant to the transaction. Backup withholding may apply to cash paid in the transaction to a U.S. holder, unless the U.S. holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding, typically on IRS Form W-9.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of Actavis common shares for New Actavis ordinary shares pursuant to the transaction.

Tax Consequences to Non-U.S. Holders

The amount of gain a non-U.S. holder of Actavis common shares will recognize from the receipt of New Actavis ordinary shares in exchange for the non-U.S. holder’s Actavis common shares will be determined in the same manner as described above under “—Tax Consequences to U.S. Holders” as if the non-U.S. holder were a U.S. holder. However, a non-U.S. holder of Actavis common shares will not be subject to U.S. federal income tax on any such gain unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment”); or

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder of Actavis common shares described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. holder of Actavis common shares and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder of Actavis common shares described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. holder, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the U.S. or Ireland, the tax consequences of the receipt of New Actavis ordinary shares in exchange for the non-U.S. holder’s Actavis common shares will depend on the applicable tax laws in such country.

Tax Consequences of the Transaction to U.S. Holders of Warner Chilcott Ordinary Shares

We have structured the scheme so that the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is intended to qualify as a “reorganization” for U.S. federal income tax purposes. Warner Chilcott expects to receive, as of the effective time, an opinion of Davis Polk & Wardwell LLP, based on certain representations, covenants and assumptions described below, all of which must be true and accurate as of the effective time, that the receipt of the New Actavis ordinary shares in exchange for the Warner Chilcott ordinary shares pursuant to the scheme will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that New Actavis and Warner Chilcott will each be a party to that reorganization within the meaning of Section 368(b) of the Code (the “Tax Opinion”). If the effective time were the date hereof, and if the representations and covenants described below were made, Davis Polk & Wardwell LLP would be able to give the Tax Opinion. However, it is not a condition to Warner Chilcott’s obligation to complete the scheme that it receive the Tax Opinion and the discussion below under “Tax Consequences to U.S. Holders—Receipt of Scheme Consideration in a Taxable Transaction” describes the material U.S. federal income tax consequences to a holder of Warner Chilcott ordinary shares in the event that the receipt of the New Actavis ordinary shares in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is not treated for U.S. federal income tax purposes as a “reorganization”.

The Tax Opinion will rely on (i) representations and covenants made by New Actavis and Warner Chilcott, including those contained in certificates of officers of New Actavis and Warner Chilcott, and (ii) specified assumptions, including an assumption regarding the completion of the scheme in the manner contemplated by the Transaction Agreement. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the scheme to holders of Warner Chilcott ordinary shares could differ from those described in the Tax Opinion. In addition, Davis Polk & Wardwell LLP’s ability to provide the Tax Opinion as of the effective time will depend on the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the effective time. An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither New Actavis nor Warner Chilcott intends to obtain a ruling from the IRS on the tax consequences of the scheme.

This discussion assumes that Warner Chilcott was not a passive foreign investment company, as described below.

Receipt of Scheme Consideration in a “Reorganization”

The following discussion assumes that the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is a “reorganization” for U.S. federal income tax purposes. Except as described in the next paragraph with respect to a U.S. holder of Warner Chilcott ordinary shares that owns, directly or by attribution, 5% or more of the New Actavis ordinary shares immediately after the consummation of the scheme (a “5% U.S. holder”), a U.S. holder that receives New Actavis ordinary shares pursuant to the scheme will not recognize any gain or loss except for any gain or loss recognized with respect to cash received in lieu of a fractional New Actavis ordinary share. U.S. holders will recognize gain or loss on any cash received in lieu of a fractional New Actavis ordinary share equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s adjusted tax basis of the Warner Chilcott ordinary shares surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period in Warner Chilcott ordinary shares is more than one year as of the closing date of the scheme. Such U.S. holder will have an adjusted tax basis in the New Actavis ordinary shares received in the scheme, including any fractional share for which cash is received, equal to the adjusted tax basis of the Warner Chilcott ordinary shares surrendered by that holder in the scheme. The holding period for New Actavis ordinary shares received in the scheme, including any fractional share for which cash is received, will include the holding period for the Warner Chilcott ordinary shares surrendered therefor.

A 5% U.S. holder that receives New Actavis ordinary shares pursuant to the scheme will not recognize gain only if such U.S. holder files with the IRS a “gain recognition agreement”, as defined in applicable U.S. Treasury Regulations. Each such 5% U.S. holder should consult its tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing, and other applicable considerations.

A U.S. holder will be required to retain records pertaining to the scheme. In addition, each U.S. holder that owns at least 5% of the Warner Chilcott ordinary shares will be required to file with its U.S. federal income tax return for the year in which the scheme is consummated a statement setting forth facts relating to the scheme, including:

•	the names and employer identification numbers of the parties to the reorganization (Warner Chilcott (EIN: 98-0626948) and New Actavis (EIN: 98-1114402));

•	the date of the consummation of the scheme; and

•	the fair market value and tax basis of the Warner Chilcott ordinary shares transferred in the scheme, in each case determined immediately before the consummation of the scheme.

Receipt of Scheme Consideration in a Taxable Transaction

In the event that the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is a taxable transaction for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Actavis ordinary shares on the date of the exchange and any cash in lieu of fractional New Actavis ordinary shares received as consideration in the transaction and (ii) the U.S. holder’s adjusted tax basis in the Warner Chilcott ordinary shares surrendered in the scheme. A U.S. holder’s adjusted basis in the Warner Chilcott ordinary shares generally will equal the holder’s purchase price for such Warner Chilcott ordinary shares, as adjusted to take into account stock dividends, stock splits, or similar transactions.

A U.S. holder’s gain or loss on the receipt of New Actavis ordinary shares and cash in lieu of fractional ordinary shares for Warner Chilcott ordinary shares generally will be a capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her Warner Chilcott ordinary shares for more than one year as of the closing date of the transaction. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of Warner Chilcott ordinary shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Warner Chilcott ordinary shares.

Passive Foreign Investment Company Rules

Warner Chilcott believes that it was not a “passive foreign investment company” (a “PFIC”) (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2012 taxable year or any prior taxable year. If Warner Chilcott was a PFIC for any taxable year during which a U.S. holder held Warner Chilcott ordinary shares, certain adverse tax consequences could apply to such U.S. holder as a result of the scheme. You should consult your tax advisor with respect to the U.S. federal income tax consequences of the scheme if you believe that Warner Chilcott was a PFIC for any taxable year during which you held Warner Chilcott ordinary shares.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with cash received in lieu of fractional shares pursuant to the scheme. Backup withholding may apply to cash paid in the transaction to a U.S. holder, unless the U.S. holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding, typically on IRS Form W-9.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Holders of Holding Shares in New Actavis

Tax Consequences to U.S. Holders

Taxation of Dividends

The gross amount of cash distributions on New Actavis ordinary shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of New Actavis’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. holders (including individuals), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the U.S. which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the U.S. U.S. Treasury Department guidance indicates that the New Actavis ordinary shares, which are expected to be listed on the NYSE, will be considered readily tradable on an established securities market in the U.S. There can be no assurance that the New Actavis ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of New Actavis’ status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Subject to certain conditions and limitations, Irish withholding taxes, if any, on dividends may be credited against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on New Actavis ordinary shares will be treated as income from sources outside the U.S. and will generally constitute passive category income. Further, in certain circumstances, if you:

•	have held New Actavis ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or

•	are obligated to make payments related to the dividends,

you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on New Actavis ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds New Actavis’ current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of your New Actavis ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Distributions of New Actavis ordinary shares or rights to subscribe for New Actavis ordinary shares that are received as part of a pro rata distribution to all New Actavis shareholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you will not be able to claim a foreign tax credit from any Irish withholding tax imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a New Actavis ordinary share in an amount equal to the difference between the amount realized for the share and your tax basis in the share. For U.S. holders of Actavis common shares, your tax basis in New Actavis ordinary shares received in exchange for your Actavis common shares in the acquisition will equal the fair market value of the New Actavis ordinary shares at the time of the exchange. For U.S. holders of Warner Chilcott ordinary shares, assuming the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is a “reorganization”, your tax basis in New Actavis ordinary shares received in exchange for your Warner Chilcott ordinary shares in the acquisition will equal your tax basis in such Warner Chilcott ordinary shares exchanged (other than any such tax basis allocable to a fractional share in respect of which cash is received), increased in the case of a 5% U.S. holder by any gain recognized at the time of the exchange. In the event that the receipt of the scheme consideration in exchange for the Warner Chilcott ordinary shares pursuant to the scheme is a taxable transaction, a U.S. holder of Warner Chilcott ordinary shares’ tax basis in the New Actavis ordinary shares received as scheme consideration will equal the fair market value of the New Actavis ordinary shares at the time of the exchange. The gain or loss you recognize on the sale or exchange of New Actavis ordinary shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if you have held your New Actavis ordinary shares for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on the sale or exchange of New Actavis ordinary shares will generally be treated as U.S. source gain or loss.

If you are a 5% U.S. holder that filed a “gain recognition agreement” with the IRS as described under “Tax Consequences of the Transaction to U.S. Holders of Warner Chilcott Ordinary Shares—Receipt of Scheme Consideration in a “Reorganization””, your tax consequences may differ from those described above. Subject to certain exceptions, upon the sale, exchange or other disposition of New Actavis ordinary shares, including in transactions that might otherwise qualify as tax-free or upon certain transactions undertaken by New Actavis that would not otherwise be treated as a disposition by a shareholder, a 5% U.S. holder that filed a gain recognition agreement may be required to recognize gain as described above and to pay interest on any tax due as if such tax were owed at the time of the scheme. Any such 5% U.S. holders should consult their tax advisors concerning the tax consequences of holding New Actavis ordinary shares.

We believe that the New Actavis ordinary shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the New Actavis ordinary shares would be treated as stock in a PFIC if New Actavis were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s New Actavis ordinary shares. There can be no assurance that New Actavis will not be treated as a PFIC during a U.S. holder’s holding period. If New Actavis were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the New Actavis ordinary shares, gain realized on any sale or exchange of the New Actavis ordinary shares and certain distributions with respect to New Actavis ordinary shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from New Actavis with respect to New Actavis ordinary shares would not be eligible for the special tax rates applicable to qualified dividend income if New Actavis is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income.

Tax Consequences to Non-U.S. Holders

Taxation of Dividends

A non-U.S. holder generally will not be subject to U.S. federal income tax on dividends received from New Actavis unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty).

Taxation of Capital Gains

In addition, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of New Actavis ordinary shares unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment”); or

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. holder and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. holder, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the U.S. or Ireland, the tax consequences of owning and disposing of New Actavis ordinary shares will depend on the applicable tax laws in such country.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of New Actavis ordinary shares and the proceeds from the sale, exchange or redemption of New Actavis ordinary shares that are paid to you within the U.S. (and in certain cases, outside the U.S.), unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) may apply to such payments if you fail to provide a taxpayer identification number (a “TIN”) or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to New Actavis ordinary shares, subject to certain exceptions (including an exception for New Actavis ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold New Actavis ordinary shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of New Actavis ordinary shares.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Actavis shares and Warner Chilcott ordinary shares who receive New Actavis ordinary shares pursuant to the transaction and who are the beneficial owners of such New Actavis ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the stockholders or shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this joint proxy statement/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and stockholders or shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transaction and of the acquisition, ownership and disposal of New Actavis ordinary shares. The summary applies only to stockholders or shareholders who will own New Actavis ordinary shares as capital assets and does not apply to other categories of stockholders or shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and stockholders or shareholders who have, or who are deemed to have, acquired their New Actavis ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-resident shareholders

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. New Actavis shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their New Actavis ordinary shares.

Warner Chilcott shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Warner Chilcott ordinary shares, or on receipt of New Actavis ordinary shares pursuant to the scheme of arrangement.

Actavis stockholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such stockholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their shares, or on the receipt of New Actavis ordinary shares pursuant to the merger.

Irish resident shareholders

New Actavis shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their New Actavis ordinary shares.

Warner Chilcott shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency will be within the charge to Irish tax on chargeable gains arising on the cancellation of their Warner Chilcott shares, pursuant to the scheme of arrangement. However, such shareholders should not recognize any taxable gain or loss on the cancellation of the Warner Chilcott shares and the New Actavis ordinary shares received pursuant to the scheme of arrangement should be treated as the same asset as their cancelled Warner Chilcott shares.

Actavis stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or stockholders that hold their shares in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on the cancellation of their Actavis shares pursuant to the merger.

A shareholder of New Actavis who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the New Actavis ordinary shares.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

The merger and the scheme will not be within the charge to Irish stamp duty.

Irish stamp duty may, depending on the manner in which the shares in New Actavis are held, be payable in respect of transfers of New Actavis ordinary shares after the effective time.

Shares Held Through DTC

A transfer of New Actavis ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in New Actavis are expected to be held through DTC, it is anticipated that most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of New Actavis ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of New Actavis ordinary shares, it is strongly recommended that those stockholders who do not hold their Actavis shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Actavis shares into DTC as soon as possible and before the transaction is consummated. It is also strongly recommended that any person who wishes to acquire New Actavis ordinary shares after the effective time acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

Distributions made by New Actavis will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax (“DWT”) currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by New Actavis to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, New Actavis is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from New Actavis if such shareholder is beneficially entitled to the dividend and is either:

•

a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes, please see Annex H to this joint proxy statement/prospectus);

•	a company resident for tax purposes in a “relevant territory”, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•

a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, New Actavis or, in respect of shares held through DTC, any qualifying intermediary appointed by New Actavis, has received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT forms (the “DWT Forms”) prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Forms to:

•

its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by New Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC, or

•	New Actavis’ transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

Dividends paid in respect of New Actavis ordinary shares that are owned by U.S. residents and held through DTC will not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Actavis).

Dividends paid in respect of New Actavis shares that are held outside of DTC and are owned by former Actavis shareholders who are residents of the U.S. will not be subject to DWT if such shareholders provide a completed IRS Form 6166 to New Actavis’ transfer agent to confirm their U.S. residence and claim an exemption. It is strongly recommended that such shareholders ensure that a completed IRS Form 6166 has been provided to New Actavis’ transfer agent.

Dividends paid to new U.S. resident shareholders in respect of New Actavis shares that are owned by such shareholders and held outside of DTC will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms or an IRS Form 6166, as appropriate. Such shareholders must provide the appropriate DWT Forms or IRS Form 6166 to New Actavis’ transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders complete the appropriate DWT Forms or IRS Form 6166 and provide them to New Actavis’ transfer agent as soon as possible after acquiring their shares.

Former Warner Chilcott shareholders who hold New Actavis ordinary shares will be able to rely on forms previously filed with Warner Chilcott or Warner Chilcott’s transfer agent or qualifying intermediary and to receive dividends without such withholding tax, if such forms are still current and have not expired.

If any shareholder that is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories”, other than the U.S., must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to New Actavis’ transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders complete the appropriate DWT Forms and provide them to their brokers or New Actavis’ transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Former Warner Chilcott shareholders who hold New Actavis ordinary shares will be able to rely on forms previously filed with Warner Chilcott or Warner Chilcott’s transfer agent or qualifying intermediary and to receive dividends without such withholding tax, if such forms are still current and have not expired.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their New Actavis ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC), or to New Actavis’ transfer agent at least seven business days before the record date for the dividend (in the case of shares held outside of DTC).

Shares Held by Other Persons

New Actavis shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of New Actavis ordinary shares that are owned by a partnership formed under the laws of a “relevant territory” and held through DTC will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a relevant territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any dividend, New Actavis will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”, which will provide for certain arrangements relating to distributions in respect of shares of New Actavis that are held through DTC, which are referred to as the Deposited Securities. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after New Actavis delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

New Actavis will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on New Actavis Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from New Actavis. An exception to this position may apply where such shareholder holds New Actavis ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. An exception to this position may apply where the shareholder holds New Actavis ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by New Actavis discharges the liability to income tax.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or the universal social charge on dividends received from New Actavis.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of New Actavis ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Actavis ordinary shares are regarded as property situated in Ireland as the share register of New Actavis must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. New Actavis shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH ACTAVIS STOCKHOLDER AND WARNER CHILCOTT SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH STOCKHOLDER OR SHAREHOLDER.

LISTING OF NEW ACTAVIS ORDINARY SHARES ON STOCK EXCHANGE

New Actavis ordinary shares currently are not traded or quoted on a stock exchange or quotation system. New Actavis expects that, following the transaction, New Actavis ordinary shares will be listed for trading on the NYSE under the symbol “ACT”. It is a condition to the transaction that the NYSE shall have authorized, and not withdrawn its authorization, for listing of the New Actavis ordinary shares to be issued in the acquisition and the merger (subject to satisfaction of any conditions to which such approval is expressed to be subject).

DELISTING AND DEREGISTRATION OF ACTAVIS COMMON SHARES

Following the effective time, Actavis common shares will be delisted from the NYSE and deregistered under the Exchange Act.

DELISTING AND DEREGISTRATION OF WARNER CHILCOTT ORDINARY SHARES

Following the effective time, Warner Chilcott ordinary shares will be delisted from the NASDAQ and deregistered under the Exchange Act.

LEGAL PROCEEDINGS REGARDING THE TRANSACTION

On July 29, 2013, a purported Warner Chilcott shareholder filed a putative class action complaint in the United States District Court for the District of New Jersey, styled Martin v. Warner Chilcott Public Limited Company, Case No. 2:33-AV-00001, challenging the transaction. The complaint alleges that Warner Chilcott violated Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder by disseminating, with Actavis, a preliminary joint proxy statement/prospectus in connection with the transaction containing material omissions and misstatements. The alleged omissions and misstatements concern: (a) the background of the transaction, (b) management projections, (c) the analysis performed by Warner Chilcott’s and Actavis’ financial advisors and (d) potential conflicts of interest of the respective financial advisors. The plaintiff seeks, among other things, that consummation of the transaction be enjoined, as well as an unspecified amount of compensatory damages. Warner Chilcott and Actavis believe that the litigation is without merit and intend to vigorously defend against it. There is no assurance that Warner Chilcott and Actavis will be successful in the outcome of the pending or any potential future lawsuits.

INFORMATION ABOUT THE COMPANIES

Actavis

Actavis is a Nevada corporation which is currently listed (ticker symbol “ACT”) on the NYSE. Actavis is a is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Operating as Actavis Pharma, Actavis develops, manufactures and markets generic, branded generic, legacy brands and over-the-counter products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor. Actavis’ principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

New Actavis

New Actavis is a private limited company incorporated in Ireland (registered number 527629), formed on May 16, 2013 for the purpose of holding Warner Chilcott, Actavis, IrSub, LuxSub and U.S. Holdco as direct or indirect wholly owned subsidiaries following the effective time. To date, New Actavis has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and certain activities in connection with arranging the financing for the repayment of indebtedness in connection with the consummation of the proposed transaction.

On or prior to the effective time, New Actavis will be re-registered as a public limited company and renamed “Actavis plc”. Following the effective time, Actavis will be an indirect wholly owned subsidiary of New Actavis. Immediately following the transaction, based on the number of Actavis and Warner Chilcott shares outstanding as of the record date, the former stockholders of Actavis are expected to own approximately 77% of New Actavis and the remaining approximately 23% of New Actavis is expected to be owned by the former shareholders of Warner Chilcott.

At and as of the effective time, it is expected that New Actavis will be a publicly traded company listed on the NYSE under the ticker symbol “ACT”. New Actavis’ principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (862) 261-7000.

IrSub

IrSub is a private limited liability company incorporated in Ireland (registered number 527630) and a direct, wholly owned subsidiary of New Actavis, formed on May 16, 2013. To date, IrSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After the effective time, IrSub will operate as an Irish holding company. IrSub’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (862) 261-7000.

LuxSub

LuxSub is a private limited liability company incorporated in Luxembourg and a direct wholly owned subsidiary of IrSub, formed on June 14, 2013. To date, LuxSub has not conducted any activities other than those incidental to its formation and to maintain its corporate existence in Luxembourg, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and certain activities in connection with arranging the financing for the repayment of indebtedness in connection with the consummation of the proposed transaction. After the effective time, LuxSub will serve as one of New Actavis’ major holding companies. LuxSub’s principal executive offices are located at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, and its telephone number is (862) 261-7000.

U.S. Holdco

U.S. Holdco is a limited liability company organized in Delaware and a direct wholly owned subsidiary of LuxSub, formed on May 16, 2013. Prior to the effective time, U.S. Holdco will be converted to a corporation and renamed “Actavis W.C. Holding Inc.” and will remain a direct wholly owned subsidiary of LuxSub. To date, U.S. Holdco has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After the effective time, U.S. Holdco will serve as the U.S. parent company of the Actavis U.S. group of companies. U.S. Holdco’s principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

MergerSub

MergerSub is a limited liability company incorporated in Nevada and a direct wholly owned subsidiary of U.S. Holdco, formed on May 16, 2013. Prior to the effective time, MergerSub will be converted to a corporation and renamed “Actavis W.C. Holding 2 Inc.” and will remain a direct wholly owned subsidiary of U.S. Holdco. To date, MergerSub has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. MergerSub’s principal executive offices are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey, 07054, and its telephone number is (862) 261-7000.

Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. Warner Chilcott is a fully integrated company with internal resources dedicated to the development, manufacture and promotion of its products. Warner Chilcott’s principal executive offices are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, and its telephone number is +353.1.897.2000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate: (i) the estimated effects of the pending acquisition of Warner Chilcott, which was announced on May 20, 2013, (ii) the pending refinancing of Warner Chilcott’s senior secured credit facilities and (iii) the acquisition of Actavis Group (“Legacy Actavis”) by Actavis including the related financing, which was completed on October 31, 2012, on New Actavis’ financial position and results of operations. The following unaudited pro forma condensed combined balance sheet as of June 30, 2013 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 are based upon and derived from and should be read in conjunction with the historical unaudited financial statements of Actavis (which are available in Actavis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2013) and historical unaudited financial information of Warner Chilcott (which are available on Warner Chilcott’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is based upon and derived from and should be read in conjunction with the historical audited financial statements of Actavis (which are available in Actavis’ Current Report on Form 8-K filed with the SEC on June 18, 2013) and historical audited financial statements of Warner Chilcott (which are available in Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2012). Acquisitions of Warner Chilcott and Legacy Actavis have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations”, (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below give effect to the following:

•	the consummation of the pending acquisition of Warner Chilcott;

•	the refinancing of Warner Chilcott’s senior secured credit facilities;

•	the Legacy Actavis acquisition which closed on October 31, 2012;

•	the issuance of $3,900.0 million aggregate principal amount of senior notes in 2012 to finance the Legacy Actavis acquisition; and

•	certain IFRS to U.S. GAAP adjustments necessary to reflect Legacy Actavis under the same accounting principles as Actavis.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Warner Chilcott’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of June 30, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment to establish the fair value of consideration. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Warner Chilcott acquisition has not been consummated, New Actavis’ access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available, however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 assume the completion of the transactions occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of June 30, 2013 assumes the transactions occurred on June 30, 2013, except for the Legacy Actavis acquisition, which was already reflected in Actavis’ historical balance sheet as of June 30, 2013. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed combined financial position or results of operations that would have been realized had the acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed combined financial position or future results of operations that New Actavis will experience after the acquisitions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the acquisitions or the impact of any non-recurring activity and one-time transaction related costs. Certain financial information of Legacy Actavis and Warner Chilcott as presented in their respective consolidated financial statements has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Actavis and Warner Chilcott incorporated by reference into this joint proxy statement/prospectus.

Actavis Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2013

(In millions)	Historical Actavis	Historical Warner Chilcott	Warner Chilcott Acquisition Accounting	Warner Chilcott Refinancing	Footnote Reference	Pro forma
Assets
Current assets:

Cash and cash equivalents	$226.9	$224.0	$(83.4)	$(239.6)	5i,5q	$127.9
Marketable securities	8.0	—	—	—		8.0
Accounts receivable, net	1,372.3	265.0	(1.9)	—	5j	1,635.4
Inventories, net	1,601.9	126.0	181.4	—	5c	1,909.3
Prepaid expenses and other current assets	365.9	165.0	—	(8.8)	5r	522.1
Deferred tax assets	341.0	129.0	—	—		470.0

Total current assets	3,916.0	909.0	96.1	(248.4)		4,672.7
Property and equipment, net	1,417.7	208.0	29.0	—	5d	1,654.7
Investments and other assets	98.4	46.0	—	(22.0)	5r	122.4
Deferred tax assets	79.4	43.0	—	—		122.4
Product rights and other intangibles, net	3,856.6	1,597.0	3,857.0	—	5e	9,310.6
Goodwill	4,192.5	1,029.0	2,276.4	—	5h	7,497.9

Total assets	$13,560.6	$3,832.0	$6,258.5	$(270.4)		$23,380.7

LIABILITIES AND EQUITY
Current liabilities:

Accounts payable and accrued expenses	$2,104.5	$630.0	$(28.0)	$—	5j,5k	$2,706.5
Income taxes payable	46.1	16.0	—	—		62.1
Current portion of long-term debt and capital leases	177.2	190.0	—	(89.0)	5s	278.2
Deferred revenue	32.2	—	—	—		32.2
Deferred tax liabilities	29.0	1.0	—	—		30.0

Total current liabilities	2,389.0	837.0	(28.0)	(89.0)		3,109.0
Long-term liabilities:
Long-term debt and capital leases	6,173.9	3,300.0	93.0	(144.0)	5f,5s	9,422.9
Deferred revenue	30.7	—	—	—		30.7
Other long-term liabilities	355.0	26.0	—	—		381.0
Other taxes payable	84.7	64.0	—	—		148.7
Deferred tax liabilities	986.3	32.0	794.9	—	5g	1,813.2

Total liabilities	10,019.6	4,259.0	859.9	(233.0)		14,905.5

Commitments and contingencies
Equity:
Common stock	0.5	3.0	(3.0)	—	5l	0.5
Additional paid-in capital	2,470.1	4.0	4,670.6	—	5m	7,144.7
Retained earnings (accumulated deficit)	1,515.1	(397.0)	328.7	(37.4)	5n,5t	1,409.4
Accumulated other comprehensive (loss) income	(84.3)	(37.0)	37.0	—	5o	(84.3)
Treasury stock, at cost	(365.3)	—	365.3	—	5p	—

Total stockholders’ equity	3,536.1	(427.0)	5,398.6	(37.4)		8,470.3

Non-controlling interest	4.9	—	—			4.9
Total equity	3,541.0	(427.0)	5,398.6	(37.4)		8,475.2

Total liabilities and equity	$13,560.6	$3,832.0	$6,258.5	$(270.4)		$23,380.7

See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

Actavis Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(In millions, except per share amounts)	Historical Actavis	Historical Warner Chilcott	Warner Chilcott Acquisition Accounting	Warner Chilcott Refinancing	Footnote Reference	Pro Forma
Net revenues	$3,885.3	$1,207.0	$(9.0)	$—	6a	$5,083.3
Operating expenses:
Cost of sales (excludes amortization, presented below)	2,136.2	151.0	(8.0)	—	6a,6b	2,279.2
Research and development	267.7	58.0	0.2	—	6b	325.9
Selling and marketing	462.8	222.0	—	—		684.8
General and administrative	411.6	156.0	(25.4)	—	6b,6c,6d	542.2
Amortization	308.0	220.0	154.3	—	6e	682.3
Loss on asset sales, impairments and contingent consideration adjustment, net	803.3	1.0	—	—		804.3

Total operating expense	4,389.6	808.0	121.1	—		5,318.7

Operating income (loss)	(504.3)	399.0	(130.1)	—		(235.4)

Non-operating income (expense):
Interest income	2.0	—	—	—		2.0
Interest expense	(110.6)	(125.0)	8.9	41.8	6f,6h	(184.9)
Other income (expense), net	24.4	—	—	—		24.4

Total other (expense) income, net	(84.2)	(125.0)	8.9	41.8		(158.5)

Income (loss) before income taxes	(588.5)	274.0	(121.2)	41.8		(393.9)
Provision (benefit) for income taxes	79.6	53.0	(24.2)	8.4	6g,6i	116.8

Net income (loss)	(668.1)	221.0	(97.0)	33.4		(510.7)
Net income (loss) attributable to non-controlling interest	(0.5)	—	—	—		(0.5)

Net income (loss) attributable to common shareholders	$(667.6)	$221.0	$(97.0)	$33.4		$(510.2)

Earnings (loss) per share attributable to common shareholders:
Basic	$(5.09)					$(2.95)

Diluted	$(5.09)					$(2.95)

Weighted average shares outstanding:
Basic	131.2					172.8

Diluted	131.2					172.8

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

Actavis Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(In millions, except per share amounts)	Historical Actavis (7)	Legacy Actavis - IFRS (8)	Legacy Actavis -IFRS to US GAAP Adjustments and Reclassifications	Footnote Reference	Legacy Actavis Acquisition Accounting and Financing	Footnote Reference	Subtotal Actavis	Historical Warner Chilcott	Warner Chilcott Acquisition Accounting	Warner Chilcott Refinancing	Footnote Reference	Pro Forma
Net revenues	$5,914.9	$2,238.4	$(6.0)	9a	$(117.1)	6j,6k	$8,030.2	$2,541.0	$(15.9)	$—	6a	$10,555.3
Operating expenses:
Cost of sales (excludes amortization, presented below)	3,390.4	1,190.2	0.4	9b	(55.0)	6j,6k,6l	4,526.0	311.0	(14.1)	—	6a,6b	4,822.9
Research and development	401.8	185.8	22.5	9c,9j	(2.9)	6k,6l	607.2	102.0	0.5	—	6b	709.7
Selling and marketing	546.5	411.1	(23.5)	9d,9j	0.4	6l	934.5	494.0	—	—		1,428.5
General and administrative	624.8	220.0	(29.3)	9e,9j	(49.3)	6l,6m	766.2	318.0	15.9	—	6b,6c,6d	1,100.1
Amortization	481.1	—	57.1	9f,9j	268.4	6n	806.6	498.0	250.5	—	6e	1,555.1
Loss on asset sales, impairments and contingent consideration adjustment, net	149.5	12.1	33.5	9j	—		195.1	87.0	—	—		282.1

Total operating expense	5,594.1	2,019.2	60.7		161.6		7,835.6	1,810.0	252.8	—		9,898.4

Operating income (loss)	320.8	219.2	(66.7)		(278.7)		194.6	731.0	(268.7)	—		656.9

Non-operating income (expense):
Interest income	2.5	5.6	(2.9)	9g	—		5.2	—	—	—		5.2
Interest expense	(116.7)	(660.9)	43.9	9h	492.4	6o	(241.3)	(236.0)	17.7	85.5	6f,6h	(374.1)
Other income (expense), net	38.5	—	—		37.1	6o	75.6	—	—	—		75.6

Total other (expense) income, net	(75.7)	(655.3)	41.0		529.5		(160.5)	(236.0)	17.7	85.5		(293.3)

Income (loss) before income taxes	245.1	(436.1)	(25.7)		250.8		34.1	495.0	(251.0)	85.5		363.6
Provision (benefit) for income taxes	146.8	138.7	(53.6)	9i	94.0	6p	325.9	92.0	(50.2)	17.1	6g,6i	384.8

Net income (loss)	98.3	(574.8)	27.9		156.8		(291.8)	403.0	(200.8)	68.4		(21.2)

Net income (loss) attributable to non-controlling interest	1.0	(6.6)	—		—		(5.6)	—	—	—		(5.6)

Net income (loss) attributable to common shareholders	$97.3	$(568.2)	$27.9		$156.8		$(286.2)	$403.0	$(200.8)	$68.4		$(15.6)

Earnings (loss) per share attributable to common shareholders:
Basic	$0.77											$(0.09)

Diluted	$0.76											$(0.09)

Weighted average shares outstanding:
Basic	125.8											167.4

Diluted	128.4											167.4

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

1. Description of Transactions

On May 19, 2013, Actavis and Warner Chilcott entered into the Transaction Agreement. Subject to the terms and conditions of the Transaction Agreement, New Actavis will acquire Warner Chilcott by means of a scheme of arrangement, which involves the cancellation of each share of Warner Chilcott not already owned by New Actavis or any of its affiliates and the issuance of new ordinary shares of Warner Chilcott by Warner Chilcott to New Actavis. Ordinary shares of New Actavis will then be issued to the applicable shareholders of Warner Chilcott. At the effective time, the holders of Warner Chilcott ordinary shares (other than those held by Actavis or any of its affiliates) will be entitled to receive 0.160 of a New Actavis ordinary share.

Simultaneously with and conditioned upon the concurrent consummation of the scheme, MergerSub, a wholly owned indirect subsidiary of New Actavis, will merge with and into Actavis and Actavis will continue as the surviving corporation. Pursuant to the Transaction Agreement, each outstanding Actavis common share will be cancelled and automatically converted into the right to receive one New Actavis ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis or Warner Chilcott, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on pages 201 and 227, respectively, of this joint proxy statement/prospectus. As a result of the transaction, based on the number of outstanding shares of Actavis and Warner Chilcott as of July 30, 2013, former Actavis and Warner Chilcott shareholders are expected to hold approximately 77% and 23% of the New Actavis ordinary shares, respectively. From an accounting perspective, Actavis will be considered the acquirer of Warner Chilcott.

The acquisition is subject to customary conditions, including clearance by the U.S. Federal Trade Commission (“FTC”) under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), as well as by regulatory authorities outside of the U.S. Pending these clearances, Actavis anticipates closing the transaction in the fourth quarter of 2013.

In connection with the Warner Chilcott acquisition, New Actavis plans to refinance Warner Chilcott’s senior secured credit facilities at closing through a new unsecured senior credit facility, which will allow for term loan borrowings of up to $2,000 million (the “New Term Loan Credit Facility”). As of June 30, 2013, term loans under Warner Chilcott’s existing senior secured credit facilities amounted to $2,233 million.

The interest rates under the New Term Loan Credit Facility are expected to be, at New Actavis’ option, either LIBOR or the base rate plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that new term loans of $2,000 million will be borrowed under the New Term Loan Credit Facility at a LIBOR rate of 0.27% and weighted average interest rate of 1.59%. The interest rates used for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements may be considerably different than the actual interest rates incurred based on market conditions at the time of the refinancing.

On October 31, 2012, the acquisition of Legacy Actavis was completed for a cash payment of €4.2 billion, or approximately $5.5 billion, and contingent consideration payable in the form of 5.5 million newly issued shares of Actavis, Inc., common stock. As of June 30, 2013, the contingent consideration was settled. Subsequent to the Legacy Actavis acquisition, Watson Pharmaceuticals, Inc., was renamed Actavis, Inc. Legacy Actavis’ results are included in Actavis’ historical results of operation from the acquisition date.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Actavis and Warner Chilcott. The acquisition method of accounting based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair-value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, Actavis may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect Actavis’ intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet considering the likelihood of clinical success of the related product or technology as of the acquisition date.

ASC 820 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, Actavis does not have sufficient information to determine the fair value of contingencies of Warner Chilcott to be acquired and therefore, these amounts are reflected in accordance with ASC 450 as applied by Warner Chilcott in its historical consolidated financial statements. If information becomes available which would permit Actavis to determine the fair value of these acquired contingencies, Actavis will adjust these amounts in accordance with ASC 820.

3. Accounting Policies

Following the acquisition, Actavis will conduct a review of Warner Chilcott’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Warner Chilcott’s results of operations or reclassification of assets or liabilities to conform to Actavis’ accounting policies and classifications. As a result of that review, Actavis may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these pro forma condensed combined financial statements, Actavis was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Actavis’ financial presentation, and accordingly, these pro forma condensed combined financial information do not assume any material differences in accounting policies between the two companies.

4. Historical Warner Chilcott – Reclassification

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements as follows:

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of June 30, 2013
(In millions)	Before Reclassification		Reclassification	After Reclassification
Prepaid expenses and other current assets	294.0	(i)	(129.0)	165.0
Deferred tax assets - Current	—		129.0	129.0
Investments and other assets	89.0		(43.0)	46.0
Deferred tax assets - Non-current	—		43.0	43.0
Income taxes payable	17.0		(1.0)	16.0
Deferred tax liabilities - Current	—		1.0	1.0
Other long-term liabilities	122.0		(96.0)	26.0
Other taxes payable	—		64.0	64.0
Deferred tax liabilities - Non-current	—		32.0	32.0

(i)	Includes “Prepaid income taxes, net” of $75.0 million and “Prepaid expenses and other current assets” of $219.0 million.

The balance of accounts payable and accrued expenses under the “Historical Warner Chilcott” column includes “Accounts payable” of $39.0 million and “Accrued expenses and other current liabilities” of $591.0 million.

Reclassifications included in the unaudited pro forma condensed combined statement of operations

	For the Six Months Ended June 30, 2013
(In millions)	Before reclassification		Reclassification		After reclassification

Selling and marketing	378.0	(i)	(156.0)		222.0
General administrative	—		156.0		156.0
Net revenues	1,206.0		1.0	(ii)	1,207.0

Loss on asset sales, impairments and contingent consideration adjustment, net	—		1.0	(iii)	1.0

(i)	Includes “Selling, general and administrative” of $381.0 million and “Restructuring (income)” of $(3.0) million.
(ii)	Represents a credit balance reclassified from Selling, general and administrative account.
(iii)	Represents a debit balance reclassified from Selling, general and administrative account.

	For the Year Ended December 31, 2012
(In millions)	Before Reclassification		Reclassification		After Reclassification

Selling and marketing	792.0	(i)	(298.0)		494.0
General administrative	—		318.0		318.0
Research and development	103.0		(1.0	) (iii)	102.0

Loss on asset sales, impairments, and contingent consideration adjustment, net	106.0	(ii)	(19.0	) (iii)	87.0

(i)	Includes “Selling, general and administrative” of $745.0 million and “Restructuring costs” of $47.0 million.
(ii)	Represents $106.0 million impairment of intangible assets.
(iii)	Represents $20.0 million gain relating to the reversal of the liability for contingent milestone payments related to Enablex, offset by $1.0 million impairment of R&D assets.

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This footnote should be read in conjunction with “Note 1. Description of Acquisition”, “Note 2. Basis of Presentation”, “Note 3. Accounting Policies” and “Note 4. Historical Warner Chilcott – Reclassification”. Adjustments included in the columns “Warner Chilcott Acquisition Accounting” to the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2013 are represented by the following (in millions):

	Note	Amount
Calculation of consideration
Preliminary estimate of fair value of common stock issued	5a	$4,913.8
Preliminary estimate of fair value of equity awards issued	5a	74.3

Fair value of total consideration transferred		$4,988.1

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Warner Chilcott’s net assets	5b	(427.0)
Less transaction costs expected to incur	5b	(40.9)

Net assets to be acquired		(467.9)

Preliminary allocation of consideration to fair value of assets acquired
Inventory	5c	181.4
Property and equipment, net	5d	29.0
Product rights and other intangibles, net	5e	3,857.0
Long term debt	5f	(93.0)
Deferred tax liabilities	5g	(794.9)

Goodwill	5h	$2,276.4

a.	Preliminary estimate of fair value of Warner Chilcott ordinary shares issued to Warner Chilcott shareholders was estimated based on 249,853,185 of Warner Chilcott’s shares outstanding as of June 30, 2013, excluding unvested performance and restricted shares, multiplied by the exchange ratio of 0.16 and Actavis’ share price.

Preliminary estimate of fair value of equity awards issued relates to certain options and share awards of Warner Chilcott that will be replaced with New Actavis’ options and share awards. The fair value of New Actavis’ options and share awards attributable to pre-combination service is recognized as part of the purchase consideration transferred. These share awards include performance and restricted shares, which are included in Warner Chilcott’s shares outstanding as of June 30, 2013.

The number of New Actavis ordinary shares issued to Warner Chilcott shareholders is dependent on the number of Warner Chilcott’s ordinary shares, share awards and options outstanding on the date of the acquisition.

Fair value of ordinary shares and equity awards was estimated based on Actavis’ closing share price at July 16, 2013 of $122.84. A 20% increase to the Actavis’ share price would increase the purchase price by $1,006.6 million, and a 20% decrease in share price would decrease the purchase price by $1,005.0 million, both with a corresponding change to goodwill. The actual purchase price will fluctuate until the effective time and the final valuation could differ significantly from the current estimate.

b.	Reflects the acquisition of the historical book value of net assets of Warner Chilcott as of June 30, 2013 and the transaction costs expected to be incurred by Warner Chilcott.
c.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Actavis will reflect the fair value of Warner Chilcott’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year, after acquisition. As there is no continuing impact of the inventory step-up on Actavis’ results, the increased value is not included in the unaudited pro forma condensed combined statement of operations.
d.	Following the acquisition, property and equipment is measured at fair value. At this time, Actavis’ preliminary review of the nature, condition and age of Warner Chilcott’s property and equipment indicates the assets’ fair value is greater than their book value. Accordingly, for the purposes of preparing this unaudited pro forma condensed combined financial information, property and equipment have been increased by approximately $29.0 million to represent the best estimate of fair value. The final fair value determination of property, plant and equipment may differ from this preliminary determination.
e.	Of the total estimated consideration, approximately $5,454.0 million relates to identified intangible assets representing current market price (“CMP”) of $4,491.0 million that are expected to be amortized over a weighted average useful life of six years and IPR&D of $963.0 million. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Actavis will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations for either the fiscal year ended December 31, 2012 or the six months ended June 30, 2013. The acquisition accounting amount in the unaudited pro forma condensed combined balance sheet at June 30, 2013 of $3,857.0 million represents a net increase to record $5,454.0 million of identified intangible assets of Warner Chilcott.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

f.	Represents the incremental amount to record the 7.75% Notes at their fair value. The fair value was based upon quoted prices for similar notes in active markets.

g.	Reflects a deferred income tax liability resulting from fair value adjustments for the inventory, property and equipment, identifiable intangible assets acquired and long-term debt fair value step-up of $181.4 million, $29.0 million, $3,857.0 million and $(93.0) million, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the inventory, property and equipment and long-term debt fair value step-ups and identifiable intangible assets acquired at a 20.0% weighted average statutory tax rate of the U.S. and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.
h.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition accounting amount in the unaudited pro forma condensed combined balance sheet at June 30, 2013 of $2,276.4 million represents a net increase to present Actavis’ total goodwill of $7,497.9 million after this transaction.
i.	The adjustment relates to the transaction costs expected to be paid by Actavis and Warner Chilcott of $36.0 million and $47.4 million, respectively.
j.	Represents the elimination of accounts receivable and accounts payable between Actavis and Warner Chilcott of $1.9 million.
k.	Represents the reduction of the transaction cost payable amount accrued by Actavis and Warner Chilcott of $19.6 million and $6.5 million, respectively, which is assumed to have been paid as described in note 5(i).
l.	The adjustment relates to elimination of Warner Chilcott’s historical ordinary shares of $3.0 million. The aggregated par value of New Actavis’ ordinary shares was immaterial.
m.	The adjustment relates to the issuance of New Actavis ordinary shares (excluding restricted and performance shares) of $4,913.8 million, issuance of replacement equity awards (including restricted and performance shares) of $74.3 million, accelerated vesting of certain equity awards of $51.8 million in connection with Warner Chilcott acquisition and partially offset by the reclassification from treasury stock of $365.3 million as a result of recapitalization of New Actavis and the elimination of Warner Chilcott’s historical additional paid-in capital of $4.0 million.
n.	The adjustment relates to the elimination of Warner Chilcott’s historical accumulated deficit of $397.0 million, which has been partially offset by the recognition of transaction costs of $16.5 million to be additionally incurred by Actavis and accelerated vesting of certain Actavis and Warner Chilcott equity awards of $51.8 million in connection with the Warner Chilcott acquisition.
o.	The adjustment relates to the elimination of Warner Chilcott’s historical accumulated other comprehensive loss.
p.	The adjustment relates to the elimination of Actavis’ treasury shares in connection with the recapitalization of New Actavis.

Adjustments included in the column “Warner Chilcott Refinancing” to the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2013 are represented by the following (in millions):

q.	Represents the repayment of existing term loans of $2,233 million, new borrowings of $2,000 million under the New Term Loan Credit Facility and payment of underwriting discounts and commitment costs of $6.6 million.
r.	Adjustment relates to the write off of the historical financing costs related to the debt issuances of $37.4 million (including the portion recognized under “prepaid expenses and other current assets” of $8.8 million) offset by $6.6 million of underwriting discounts and commitment costs to be capitalized in “investment and other assets” related to refinancing of the Warner Chilcott term loans.
s.	Represents the repayment of existing term loans of $2,233 million (including the current portion of $189.0 million) and new borrowings of $2,000 million (including the current portion of $100 million) under the New Term Loan Credit Facility.

t.	Adjustment relates to the write off of historical unamortized deferred financing costs of $37.4 million. This amount has been excluded from the unaudited condensed combined statement of operations as it is non-recurring.

6. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

This footnote should be read in conjunction with “Note 1. Description of Acquisition”, “Note 2. Basis of Presentation”, “Note 3. Accounting Policies”, “Note 4. Historical Warner Chilcott – Reclassification”, “Note 5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments”, “Note 7. Historical Actavis”, “Note 8. Legacy Actavis - IFRS” and “Note 9. Legacy Actavis - IFRS and Reclassifications”.

Adjustments included in the columns “Warner Chilcott Acquisition Accounting” to the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 are represented by the following:

a.	Represents the elimination of net revenues and cost of goods sold of product sales and royalty payments between Actavis and Warner Chilcott of $15.9 million and $9.0 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

b.	Represents an increase in depreciation expense associated with preliminary fair value adjustments to the carrying value of property and equipment for the year ended December 31, 2012 and the six months ended June 30, 2013. The increase in depreciation expense is recorded as follows (in millions):

	Year Ended December 31, 2012	Six Months Ended June 30, 2013
Cost of sales	$1.8	$1.0
Research and development	0.5	0.2
General and administrative	3.8	1.8

Total	$6.2	$3.0

c.	Represents the expense attribution for the fair value of replacement equity awards relating to post-combination service of $12.1 million and $6.0 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

d.	Represents the elimination of transaction costs incurred by Actavis and Warner Chilcott of $0 and $33.2 million, for the fiscal year ended December 31, 2012 and for the six months ended June 30, 2013, respectively. These costs have been eliminated from the pro forma adjustments as these amounts are non-recurring.

e.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2012 and six months ended June 30, 2013. The increase in amortization expense for CMP intangible assets is based on a weighted average useful life of six years as follows (in millions):

			Year Ended December 31, 2012	Six Months Ended June 30, 2013
	Weighted Average Useful Lives	Fair Value
CMP intangible assets	six years	$4,491.0	$748.5	$374.3
IPR&D	non-amortizable	963.0	—	—

		$5,454.0	$748.5	$187.1

Less historical amortization			498.0	220.0

			$250.5	$154.3

A $100.0 million increase or decrease in fair value of identified intangible assets with average useful lives of six years would increase or decrease annual amortization by approximately $16.7 million.

f.	Represents the incremental amortization of the premium associated with fair value increases to the carrying value of the 7.75% Notes for the year ended December 31, 2012 and the six months ended June 30, 2013.

g.	Represents the income tax effect for unaudited pro forma condensed combined statement of operations adjustments related to the Warner Chilcott acquisition using a 20.0% weighted average statutory tax rate of the U.S. and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities.

Adjustments included in the columns “Warner Chilcott Refinancing” to the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 are represented by the following:

h.	Giving effect to the assumed refinancing of the $2,233 million of Warner Chilcott’s senior secured credit facilities, with an assumed weighted average interest rate of 1.59%, New Actavis’ interest expense, including amortization of the debt issuance costs, for the year ended December 31, 2012 and the six months ended June 30, 2013 is expected to decrease by $83.6 million and $40.9 million, respectively. In addition, in connection with the assumed refinancing of Warner Chilcott’s senior secured credit facilities, New Actavis does not expect to incur $1.9 million and $0.9 million of fees for Warner Chilcott’s revolving credit facility for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

A 1/8% increase or decrease in the variable interest rate on the New Term Loan Credit Facility would increase or decrease the annual interest expense by $2.5 million.

i.	Represents the income tax effect for unaudited pro forma condensed combined statement of operations adjustments related to the Warner Chilcott acquisition using a 20.0% weighted average statutory tax rate of the U.S. and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically.

Adjustments included in the columns “Legacy Actavis Acquisition Accounting and Financing” to the accompanying unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 are represented by the following:

j.	Represents the elimination of net revenues and cost of goods sold for product sales between Actavis and Legacy Actavis for the ten months ended October 31, 2012 of $17.3 million.

k.	In order to obtain regulatory approval of one or more regulatory agencies in connection with the Legacy Actavis acquisition, Actavis and Legacy Actavis had to dispose of certain products. The products consisted of both marketed products and those in the development stage. Actavis, based upon discussions with such agencies, identified and disposed of specific products immediately subsequent to the acquisition of Legacy Actavis. Since the specific products are identifiable, the pro forma financial statements reflect the impact of these disposals for the ten months ended October 31, 2012. The revenue and direct costs, including direct research and development costs, related to the products that were disposed of have been eliminated from the unaudited pro forma condensed combined financial information and the effect of supply agreements entered into are included. The following represents the adjustments to reflect the known disposals that have occurred and the related supply agreements Actavis has entered into (in millions):

Ten Months Ended October 31, 2012
Revenue, net of supply agreements	$(99.8)
Cost of goods	(40.2)
Research and development	(3.3)

l.	Represents incremental depreciation expense associated with fair value increases to the carrying value of property and equipment for the ten months ended October 31, 2012. The incremental depreciation expense is recorded as follows (in millions):

Ten Months Ended October 31, 2012
Cost of sales	$2.5
Research and development	0.4
Selling and marketing	0.4
General and administrative	0.6

In addition, Historical Actavis’ consolidated statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 include the effect of the inventory step-up in cost of goods sold relating the Legacy Actavis acquisition.

m.	Represents acquisition costs of $49.9 million incurred by Actavis for the ten months ended October 31, 2012 that have been eliminated as they are non-recurring.

n.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the ten months ended October 31, 2012. The increase in amortization expense for CMP intangible assets is based on a weighted average useful life of seven years as follows (in millions):

	Weighted Average Useful Lives	Fair Value	Ten Months Ended October 31, 2012
CMP intangible assets	seven years	$2,254.8	$268.4
IPR&D	non-amortizable	272.9	—

		$2,527.7	$268.4

o.	Giving effect to the borrowing of $1.8 billion aggregate principal amount of Term Loans and the issuance of $3.9 billion aggregate principal amount of notes that were issued in October 2012, New Actavis’ interest expense for the fiscal year ended December 31, 2012 would have increased by $118.7 million. Amortization of debt issue costs and the original issue discounts would have increased by $5.9 million for the fiscal year ended December 31, 2012. The adjustment includes a reduction of $617.0 million of historical interest expense recorded by Legacy Actavis, which was not assumed by Actavis as part of the Legacy Actavis acquisition. Bridge loan fees of $37.1 million were removed from other (expense) for the year ended December 31, 2012.

p.	Represents the income tax effect for unaudited pro forma condensed combined statement of operations adjustments related to the Legacy Actavis acquisition and financing using a statutory tax rate of approximately 37.5%, which is applicable to Legacy Actavis’ business.

The acquisition of Legacy Actavis has been accounted for as a business combination using the acquisition method of accounting under ASC 805, which requires fair valuation of assets acquired and liabilities assumed. Fair valuation of certain amounts have not been finalized including intangible asset values, uncertain tax positions, as well as evaluation of contingencies. The finalization of these matters may result in changes to Actavis’ financial position and results of operation. Actavis expects to finalize such matters in the second half of 2013.

7. Historical Actavis

Historical Actavis in the unaudited pro forma combined statement of operations for the year ended December 31, 2012 comprise twelve months of activities of Actavis (formerly known as Watson Pharmaceuticals, Inc.) and two months of activities of Legacy Actavis.

8. Legacy Actavis – IFRS

Legacy Actavis – IFRS comprise Legacy Actavis activities for the ten months ended October 31, 2012, which was prepared in accordance with International Financial Reporting Standards (“IFRS”), using the Euro as the reporting currency. For purposes of the unaudited pro forma condensed combined financial information, the Euro denominated financial statements have been converted to the U.S. dollar, using the average exchange rate during the ten months ended October 31, 2012 of $1.30.

9. Legacy Actavis – IFRS and Reclassifications

Adjustments included in the column “Actavis—IFRS to U.S. GAAP Adjustments and Reclassifications” to the accompanying unaudited pro forma condensed combined statements of operations for the ten months ended October 31, 2012 are represented by the following:

a.	Includes $6.0 million primarily to conform the accounting and presentation of certain sales deductions to U.S. GAAP.

b.	Includes $0.4 million, net to conform the accounting and presentation for inventory, leases, restructuring costs and pension to U.S. GAAP.

c.	Includes $119.1 million primarily to expense research and development costs capitalized under IFRS that would not be capitalized under U.S. GAAP.

d.	Includes $(5.6) million to conform the classification of certain sales deductions that were charged to selling and marketing expenses to U.S. GAAP, partially offset by $1.7 million primarily to conform accounting and presentation for pensions to U.S. GAAP.

e.	Includes $2.4 million to expense legal research and development costs capitalized under IFRS that would not be capitalized under U.S. GAAP and $4.3 million to conform accounting and presentation for leases and pensions to U.S. GAAP.

f.	Includes $61.6 million to reverse amortization expenses associated with research and development costs capitalized under IFRS that would not be capitalized under U.S. GAAP.

g.	Includes $2.9 million primarily to conform accounting and presentation for leases and pension to U.S. GAAP.

h.	Includes $32.9 million to reverse deferred finance costs associated with a prior debt restructuring, $5.7 million to reverse interest accretion associated with certain liabilities and $5.3 million to conform accounting and presentation for leases and pension to U.S. GAAP.

i.	Reflects the cumulative tax effect of the IFRS to U.S. GAAP adjustments noted above.

j.	Certain balances were reclassified from the consolidated statement of operations for the ten months ended October 31, 2012 of Legacy Actavis so their presentation would be consistent with Actavis as follows (in millions):

Increase/(Decrease) For the Ten Months Ended October 31, 2012
Research and development	$(96.6)
Selling and marketing	(19.6)
General and administrative	(36.0)
Amortization	118.7
Asset sales, impairments and contingent consideration adjustment, net	33.5

10. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Warner Chilcott are assumed to be replaced by the shares expected to be issued by New Actavis at an exchange ratio of 0.16 per Warner Chilcott share as well as equity awards that will be issued as part of the acquisition.

THE TRANSACTION AGREEMENT

The following is a summary of certain material terms of the Transaction Agreement and the conditions appendix and is qualified in its entirety by reference to (i) the complete text of the Transaction Agreement, which is incorporated into this joint proxy statement/prospectus by reference and attached as Annex A to this joint proxy statement/prospectus and (ii) the complete text of the conditions appendix, which is incorporated into the joint proxy statement/prospectus by reference and attached as Annex B to this joint proxy statement/prospectus. This summary is not intended to provide you with any other factual information about Actavis, Warner Chilcott or New Actavis. We urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information”.

Form of the Transaction

The Transaction Agreement provides, upon the terms set forth therein and subject to the conditions set forth in the conditions appendix, for two transactions involving Actavis and Warner Chilcott, respectively. First, New Actavis will acquire all of the outstanding shares of Warner Chilcott, in exchange for shares of New Actavis, by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963. Second, simultaneously with and conditioned upon the concurrent consummation of the scheme, MergerSub, a wholly owned indirect subsidiary of New Actavis, will merge with and into Actavis, the separate corporate existence of MergerSub will cease and Actavis will continue as the surviving corporation. As a result of the transaction, both Actavis and Warner Chilcott will become wholly owned subsidiaries of New Actavis, whose ordinary shares are expected to be listed for trading on the NYSE under the ticker symbol “ACT”.

Closing of the Transaction

The closing will occur on a date agreed by the parties, but in any event no more than three business days after satisfaction or waiver, where applicable, of the conditions set forth in the conditions appendix. For a description of the conditions to the closing of the acquisition and the merger, see the section entitled “—Conditions to the Completion of the Acquisition and Merger” beginning on page 174 of this joint proxy statement/prospectus.

Scheme Consideration to Warner Chilcott Shareholders

At the effective time, each Warner Chilcott share issued at or before 10:00 p.m., Irish time, on the last business day before the scheme becomes effective will be cancelled or transferred to New Actavis and the holder thereof will receive 0.160 of a New Actavis ordinary share, which will be duly authorized, validly issued, fully paid and non-assessable and free of liens and pre-emptive rights, for each such Warner Chilcott ordinary share; provided that Warner Chilcott shareholders will not receive any fractional shares of New Actavis pursuant to the acquisition. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Warner Chilcott shareholders whose fractional entitlements have been sold. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Warner Chilcott, please see “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on page 227 of this joint proxy statement/prospectus.

Transaction Consideration to Actavis Stockholders

At the effective time, each outstanding Actavis common share will be cancelled and automatically converted into the right to receive one New Actavis ordinary share from U.S. Holdco; provided that Actavis stockholders will not receive any fractional shares of New Actavis pursuant to the acquisition. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Actavis stockholders whose fractional entitlements have been sold. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares” beginning on page 201 of this joint proxy statement/prospectus.

Treatment of Warner Chilcott Options and Other Warner Chilcott Equity Awards

Treatment of Warner Chilcott Options

Options. Except as described below, each option granted under Warner Chilcott’s Equity Incentive Plan that is outstanding as of the effective time, whether or not vested, will be assumed by New Actavis and converted into an option to purchase, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such option immediately prior to the effective time, a number of New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the option immediately prior to the effective time by (b) 0.160, at a per share exercise price determined by dividing (x) the per share exercise price of such Warner Chilcott option immediately prior to the effective time by (y) 0.160 (rounded up to the nearest whole cent). Certain outstanding options will, by their terms, vest in connection with the transaction and be assumed by New Actavis in accordance with the preceding sentence. Solely to the extent provided for in an award agreement evidencing an option to purchase Warner Chilcott ordinary shares, if an option becomes vested in connection with the scheme and the exercise price of an option exceeds or equals the Share Consideration Value, the option will be cancelled and immediately terminated prior to the effective time without any payment therefor in accordance with the terms of the award agreement.

Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors of Warner Chilcott, whether or not vested, will become fully vested and exercisable and will be cancelled and converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Net Share subject to the option immediately prior to the effective time. Further, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors of Warner Chilcott with an exercise price that exceeds or equals the Share Consideration Value will be canceled and immediately terminated prior to the effective time without any payment therefor.

Fractional Entitlements. All fractional entitlements with respect to Warner Chilcott ordinary shares subject to options will be paid out in cash.

Treatment of Other Warner Chilcott Equity Awards

Restricted Ordinary Shares and Restricted Share Units. Except as described below, each award of Warner Chilcott restricted ordinary shares and each award of Warner Chilcott restricted share units granted under Warner Chilcott’s Equity Incentive Plan that is issued and outstanding as of the effective time, whether or not vested, will be assumed by New Actavis and converted into the right to receive, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable under such award immediately prior to the effective time, an award denominated in New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the award immediately prior to the effective time by (b) 0.160. With respect to each award of Warner Chilcott performance-based restricted ordinary shares and restricted share units, the number of Warner Chilcott ordinary shares subject to such award will equal the number of Warner Chilcott ordinary shares subject to the award in accordance with the terms of the applicable award agreement (which deems performance to have been achieved at 100% of target upon a change in control). Certain Warner Chilcott restricted ordinary shares and restricted share units will, by their terms, vest in connection with the transaction. To the extent that an award of Warner Chilcott restricted ordinary shares or restricted share units will become vested in connection with the transaction, each such award will be converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time.

Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and each award of restricted share units held by Section 16 reporting officers and directors of Warner Chilcott, whether or not vested, will become fully vested and will be cancelled and converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time.

Dividend-Equivalent Cash Bonus Payments. All holders of awards of Warner Chilcott restricted ordinary shares and restricted share units are entitled to dividend-equivalent cash bonus payments (or in certain jurisdictions, dividends) with respect to their outstanding awards in an amount equal to the amount of dividends paid by Warner Chilcott during the applicable vesting periods. These dividend-equivalent cash bonus payments (or dividends, as applicable) vest and become payable on the same schedule and in accordance with the same terms as the associated award of Warner Chilcott restricted ordinary shares or restricted share units.

Fractional Entitlements. All fractional entitlements with respect to restricted Warner Chilcott ordinary shares or restricted share units will be paid out in cash.

Treatment of Actavis Options and Other Actavis Equity Awards

Except as described below, at the effective time, each outstanding Actavis common share, option, restricted stock award and other equity award will be converted into the right to receive an ordinary share, option, restricted stock award or other equity award, as applicable, denominated in New Actavis ordinary shares, which award shall be subject to the same number of New Actavis ordinary shares and substantially the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Actavis award in respect of which it was issued immediately prior to the effective time.

Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, with respect to Section 16 reporting officers and directors of Actavis, immediately prior to the effective time, each outstanding option to purchase a number of Actavis common shares will become fully vested and exercisable and will be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the option immediately prior to the effective time, net of any applicable exercise price and tax withholdings. In addition, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each issued and outstanding share of Actavis restricted stock and each other issued and outstanding Actavis equity award (other than options to purchase Actavis common shares) held by Section 16 reporting officers and directors of Actavis will become fully vested and will be cancelled and converted into the right to receive from New Actavis a number of New Actavis ordinary shares equal to the number of Actavis common shares subject to the award immediately prior to the effective time, net of any applicable tax withholdings.

Exchange of Warner Chilcott Ordinary Shares

An exchange agent appointed by Actavis and reasonably acceptable to Warner Chilcott will act as exchange agent. On or immediately after the effective time, New Actavis will deposit, or cause to be deposited, with the exchange agent book-entry shares representing the total number of New Actavis ordinary shares issuable pursuant to the acquisition and cash in lieu of fractional shares to be received by the shareholders of Warner

Chilcott pursuant to the transaction. As soon as reasonably practicable (and in any event within four business days) after the effective time, the exchange agent will mail each holder of record of Warner Chilcott ordinary shares (other than Actavis or any of its affiliates) a letter of transmittal and instructions for use in receiving payment of the consideration owed to them pursuant to the acquisition. Beneficial holders whose shares are held in street name must follow any directions given to them by their broker, bank or other nominee in connection with their receipt of the scheme consideration. See “—Scheme Consideration to Warner Chilcott Shareholders”.

At the effective time, each holder of ordinary shares of Warner Chilcott (other than Actavis or any of its affiliates) will be entitled to receive from New Actavis: (i) the amount of any cash payable in lieu of fractional shares and (ii) that number of New Actavis ordinary shares into which such holder’s Warner Chilcott ordinary shares became entitled pursuant to the terms of the acquisition. See “—Scheme Consideration to Warner Chilcott Shareholders”.

Exchange of Actavis Shares

At the effective time, New Actavis will deposit certificates, or at New Actavis’ option, evidence of shares in book-entry form, representing the total number of New Actavis ordinary shares deliverable to the Actavis stockholders pursuant to the merger. As soon as reasonably practicable (and in any event within four business days) after the effective time, the exchange agent will mail each holder of record of Actavis shares a letter of transmittal and instructions for use in surrendering the Actavis shares in exchange for the consideration owed to them pursuant to the merger. See “—Transaction Consideration to Actavis Stockholders”.

Upon surrender of Actavis shares for cancellation to the exchange agent, together with a duly executed letter of transmittal and any other documents reasonably required by the exchange agent, the holder of such Actavis shares is entitled to receive in exchange: (i) that number of New Actavis ordinary shares into which such holder’s Actavis shares were converted pursuant to the terms of the Transaction Agreement (see “—Transaction Consideration to Actavis Stockholders”), (ii) a check in the amount of U.S. dollars equal to any cash dividends with respect to New Actavis ordinary shares made after the effective time. The properly surrendered Actavis shares will be cancelled.

Representations and Warranties

Actavis and Warner Chilcott made customary representations and warranties in the Transaction Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement or in information provided pursuant to certain disclosure schedules to the Transaction Agreement. The representations and warranties made by Actavis and Warner Chilcott are also subject to and qualified by certain information included in filings each party has made with the SEC.

Many of the representations and warranties are reciprocal and apply to Actavis or Warner Chilcott, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

•	corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

•	capital structure;

•	corporate authority to enter into the Transaction Agreement and the enforceability thereof;

•	required governmental approvals;

•	the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

•

SEC reports and financial statements, including their preparation in accordance with U.S. GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	the maintenance of internal disclosure controls and internal control over financial reporting;

•	the absence of undisclosed material liabilities that could reasonably be expected to have a material adverse effect;

•	compliance with laws and government regulations, including environmental laws;

•	compliance with applicable laws related to employee benefits and Employment Retirement Income Security Act;

•	the absence of certain changes since December 31, 2012, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of certain material litigation, claims and actions;

•	the reliability and accuracy of information supplied for this joint proxy statement/prospectus;

•

certain regulatory matters relating to, among other relevant authorities, the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, the U.S. Food and Drug Administration, and health insurance and healthcare laws;

•	the accuracy and completeness of certain tax matters;

•	the absence of collective bargaining agreements and other employment and labor matters;

•	ownership of or right to intellectual property, and absence of infringement;

•	title and rights to, and condition of, real property;

•	the receipt of fairness opinion(s);

•	the requisite vote of stockholders or shareholders;

•	the existence of and compliance with certain material contracts;

•	the existence and maintenance of insurance;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction; and

•	the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions.

Actavis made additional representations and warranties in the Transaction Agreement in relation to:

•	the business and capitalization of New Actavis, IrSub, U.S. Holdco and MergerSub; and

•	the availability of financing to New Actavis.

Under the Transaction Agreement, the parties agreed that except for the representations and warranties expressly contained in the Transaction Agreement and any ancillary agreements, neither Actavis nor Warner Chilcott makes any other representation or warranty.

Many of the representations and warranties made by each of Actavis and Warner Chilcott are qualified by a material adverse effect standard. For the purpose of the Transaction Agreement, a “material adverse effect” with respect to each of Actavis and Warner Chilcott means the following:

•

an event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of the relevant party and its subsidiaries, taken as a whole, excluding:

•

those (i) generally affecting the pharmaceutical industry or the segments thereof in which either Actavis or Warner Chilcott operate; (ii) generally affecting the economy or the financial, debt, credit or securities markets; (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, acts of war or terrorism; (iv) reflecting or resulting from changes or proposed changes in rules, regulations or law, regulatory conditions or U.S. GAAP or other accounting standards; (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, any governmental entity with respect to any Actavis or Warner Chilcott product which is not subject to an effective marketing application approval as of the date of the Transaction Agreement; or (vi) resulting from actions of the relevant party or any of its subsidiaries which the other party expressly requested in writing or expressly consented in writing (provided that each of the events in (i) through (iv) above may be taken into account to the extent Actavis or Warner Chilcott is disproportionately affected relative to other similarly situated companies);

•

any decline in the trading price of the shares of the relevant party on the NYSE, in the case of Actavis, or on the NASDAQ, in the case of Warner Chilcott, or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a material adverse effect); or

•

those events, developments, occurences, states of facts or changes resulting from the announcement or existence of the Transaction Agreement or the contemplated transaction, and compliance with the Transaction Agreement, including any litigation resulting therefrom or with respect thereto.

THE DESCRIPTION OF THE TRANSACTION AGREEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE TRANSACTION AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE TRANSACTION AGREEMENT AND IN SOME CASES WERE QUALIFIED BY CONFIDENTIAL DISCLOSURES MADE BY THE PARTIES, WHICH DISCLOSURES ARE NOT REFLECTED IN THE TRANSACTION AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

Covenants and Agreements

Stockholders or Shareholders Meetings and Recommendations

Warner Chilcott has agreed to (i) convene the Court Meeting to approve the scheme of arrangement and (ii) convene the EGM as soon as the Court Meeting has concluded or adjourned, in order to approve the EGM resolutions, subject to the specified exception described in “—Termination” below. Additionally, the board of directors of Warner Chilcott has, subject to the specified exceptions described in “—Third-Party Acquisition Proposals” below, recommended that Warner Chilcott’s shareholders vote to approve the scheme of arrangement at the Court Meeting and vote to approve the EGM resolutions at the EGM.

Actavis has agreed to hold a meeting of its stockholders to vote on the approval of the Transaction Agreement and the board of directors of Actavis has recommended that Actavis’ stockholders vote in favor of the approval of the Transaction Agreement, subject to the specified exceptions described in “—Third-Party Acquisition Proposals” below.

Either the Actavis or Warner Chilcott board of directors may change its recommendation, prior to obtaining Actavis or Warner Chilcott shareholder approval, as applicable, in response to a material event that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties.

Both Actavis and Warner Chilcott agreed to use all reasonable endeavors to submit to the vote of their respective stockholders or shareholders at the respective stockholder or shareholder meetings a resolution to approve the creation of distributable reserves, by reducing the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme (see “Creation of Distributable Reserves of New Actavis”). The parties have agreed that the respective approvals of the resolutions to approve the creation of distributable reserves of New Actavis will not be a condition to the parties’ obligation to effect the acquisition or the merger.

Third-Party Acquisition Proposals

Both Actavis and Warner Chilcott have agreed in the Transaction Agreement that each of Warner Chilcott and Actavis and their respective subsidiaries will not, and they will use all reasonable endeavors to cause their representatives not to:

•

solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Actavis Alternative Proposal or Warner Chilcott Alternative Proposal (each, an “Alternative Proposal”, as applicable, and as defined below);

•

participate in any discussions or negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding an Alternative Proposal to, any person that has made, or to Actavis’ or Warner Chilcott’s knowledge is considering making an Alternative Proposal; or

•

waive, terminate, modify or fail to use reasonable endeavors to enforce any standstill or similar obligation of any person with respect to Actavis or Warner Chilcott or any of their respective subsidiaries (provided that Actavis or Warner Chilcott will not be required to take, or be prohibited from taking, any action otherwise prohibited or required by the subclause described in this bullet if the board of directors of Actavis or Warner Chilcott determine in good faith (after consultation with Actavis’ or Warner Chilcott’s legal advisors, as applicable) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties).

However, if Actavis or Warner Chilcott receives a bona fide written Alternative Proposal or enquiry or proposal from a person who is intending on making an Alternative Proposal, and the board of directors of Actavis or Warner Chilcott, as applicable, determines in good faith (after consultation with Actavis’ or Warner Chilcott’s financial advisors and legal counsel, as applicable) that the failure to take the actions described in the next two bullets below would be reasonably likely to be inconsistent with the directors’ fiduciary duties, and the proposal was made after the date of the Transaction Agreement and did not result from a knowing or intentional breach of the terms of the Transaction Agreement, each of Actavis and Warner Chilcott may:

•

furnish to such a third party (and any persons working in concert with such third party and to their respective potential financing sources and its representatives) nonpublic information relating to Actavis or Warner Chilcott, as applicable, pursuant to an executed confidentiality agreement that is no less restrictive of such person than the confidentiality agreement between Actavis and Warner Chilcott, provided that all such nonpublic information provided to the third party must also be provided to Actavis or Warner Chilcott, as applicable; and

•	engage in negotiations or discussions with any third party with respect to an Alternative Proposal.

Each of Actavis and Warner Chilcott will promptly (and in any event within 24 hours of receipt) notify the other party of the receipt of any Alternative Proposal or any communication or proposal that may reasonably be expected to lead to an Alternative Proposal and will indicate the material terms and conditions of such Alternative Proposal or such communication or proposal (including through the provision of all written material exchanged with the third party that describes the material terms or conditions of such Alternative Proposal and any changes to such material terms and conditions) and the identity of the person making any such Alternative Proposal and thereafter will keep Actavis or Warner Chilcott, as applicable, reasonably informed on a reasonably current basis of any material change to the terms and status of any such Alternative Proposal.

Subject to certain exceptions, none of the Actavis board of directors, the Warner Chilcott board of directors, nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Actavis or Warner Chilcott, as applicable), or propose publicly to withdraw (or modify in any manner adverse to Actavis or Warner Chilcott, as applicable) the recommendation of the Actavis board of directors or the Warner Chilcott board of directors that, as applicable, the Warner Chilcott shareholders vote to approve the scheme of arrangement and the EGM resolutions or the Actavis stockholders vote to approve the Transaction Agreement, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Proposal (any action in subclauses (i) and (ii) being referred to as an “Actavis Change of Recommendation” or a “Warner Chilcott Change of Recommendation”, and either a “Change of Recommendation” as applicable) or (iii) cause or allow Actavis or Warner Chilcott or any of their subsidiaries to execute or enter into any agreement constituting an Alternative Proposal or requiring, or reasonably expected to cause, Actavis or Warner Chilcott to abandon, terminate, delay or fail to consummate the acquisition.

Prior to obtaining the approval of the Warner Chilcott shareholders of the scheme of arrangement and the EGM resolutions, the board of directors of Warner Chilcott may make a Warner Chilcott Change of Recommendation if it has concluded in good faith (after consultation with Warner Chilcott’s outside legal counsel and financial advisors) (i) that a Warner Chilcott Alternative Proposal constitutes a Warner Chilcott Superior Proposal (as defined below) and (ii) that the failure to make a Warner Chilcott Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties; provided, however, that Warner Chilcott must provide prior written notice to Actavis, at least three business days in advance, of the intention of the Warner Chilcott board of directors to make such Warner Chilcott Change of Recommendation, and provided further that Warner Chilcott must take into account any changes to the terms of the Transaction Agreement and the scheme of arrangement proposed by Actavis in response to such prior written notice or otherwise and during such three business day period must engage in good faith negotiations with Actavis regarding any changes to the Transaction Agreement proposed by Actavis.

Prior to obtaining the approval of the Warner Chilcott shareholders of the scheme of arrangement and the EGM resolutions, the board of directors of Warner Chilcott may make a Warner Chilcott Change of Recommendation in response to a material event that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties; provided, however, that Warner Chilcott must provide prior written notice to Actavis, at least three business days in advance, of the intention of the Warner Chilcott board of directors to make such Warner Chilcott Change of Recommendation, and provided further that Warner Chilcott must take into account any changes to the terms of the Transaction Agreement and the scheme of arrangement proposed by the other in response to such prior written notice or otherwise and, during such three business day period must engage in good faith negotiations with Actavis regarding any changes to the Transaction Agreement proposed by Actavis.

The Transaction Agreement provides that a “Warner Chilcott Alternative Proposal” means: a bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its associates or any person acting in concert with Actavis pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Warner Chilcott and its subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s subsidiaries); (iii) the acquisition by any person (or the shareholders of any person) of 25% or more of the outstanding Warner Chilcott ordinary shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott ordinary shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

The Transaction Agreement provides that a “Warner Chilcott Superior Proposal” means: a written bona fide Warner Chilcott Alternative Proposal made by any person that the board of directors of Warner Chilcott determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favorable to the Warner Chilcott shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott board of directors considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”).

Prior to obtaining the approval of the Actavis stockholders of the approval of the Transaction Agreement, the board of directors of Actavis may make an Actavis Change of Recommendation if it has concluded in good faith (after consultation with Actavis’ outside legal counsel and financial advisors) (i) that an Actavis Alternative Proposal constitutes an Actavis Superior Proposal (as defined below) and (ii) that the failure to make an Actavis Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties; provided, however, that Actavis must provide prior written notice to Warner Chilcott, at least three business days in advance, of the intention of the Actavis board of directors to make such Actavis Change of Recommendation, and provided further that Actavis must take into account any changes to the terms of the Transaction Agreement and the scheme of arrangement proposed by Warner Chilcott in response to such prior written notice or otherwise and during such three business day period must engage in good faith negotiations with Warner Chilcott regarding any changes to the Transaction Agreement proposed by Warner Chilcott.

Prior to obtaining the approval of the Actavis stockholders of the approval of the Transaction Agreement, the board of directors of Actavis may make an Actavis Change of Recommendation in response to a material event that was not known or reasonably foreseeable as of the date of the Transaction Agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties; provided, however, that Actavis must provide prior written notice to Warner Chilcott, at least three business days in advance, of the intention of the Actavis board of directors to make such Actavis Change of Recommendation, and provided further that Actavis must take into account any changes to the terms of the Transaction Agreement and the scheme of arrangement proposed by the other in response to such prior written notice or otherwise and, during such three business day period must engage in good faith negotiations with Warner Chilcott regarding any changes to the Transaction Agreement proposed by Warner Chilcott.

The Transaction Agreement provides that an “Actavis Alternative Proposal” means: a bona fide proposal or bona fide offer made by any person for (i) the acquisition of Actavis by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Actavis and its subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Actavis’ subsidiaries); (iii) the acquisition by any person (or the shareholders of any person) of 25% or more of the outstanding Actavis common shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Actavis as a result of which the holders of Actavis common shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

The Transaction Agreement provides that an “Actavis Superior Proposal” means: a written bona fide Actavis Alternative Proposal made by any person that the board of directors of Actavis determines in good faith (after consultation with Actavis’ financial advisors and legal counsel) is more favorable to the Actavis stockholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Actavis board of directors considers to be appropriate (it being understood that, for purposes of the definition of “Actavis Superior Proposal”, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”).

The obligations of the parties under the Transaction Agreement are subject in all respects to the parties’ obligations under the Irish Takeover Rules.

Termination and Right to Match in the Event of a Warner Chilcott Superior Proposal

Warner Chilcott may terminate the Transaction Agreement in order to enter into a Warner Chilcott Superior Proposal at any time prior to obtaining the approval of the Warner Chilcott shareholders of the scheme of arrangement and the EGM resolutions, subject to the following. Upon the Warner Chilcott board of directors’ determination (and each time thereafter) that a Warner Chilcott Superior Proposal exists (and in any event, within 24 hours of such determination), Warner Chilcott must promptly provide a written notice to Actavis (a “Superior Proposal Notice”) advising Actavis that Warner Chilcott has received a Warner Chilcott Alternative Proposal that the board of directors of Warner Chilcott considers to be a Warner Chilcott Superior Proposal and specifying the material terms of such Warner Chilcott Alternative Proposal and the relevant third party. Warner Chilcott must then provide Actavis with an opportunity, for a period of three business days from the time of delivery to Actavis of the Superior Proposal Notice (the “Actavis Notice Period”) to propose to amend the terms and conditions of the Transaction Agreement such that the Warner Chilcott Superior Proposal no longer constitutes a Warner Chilcott Superior Proposal. In the event that during the Actavis Notice Period any material revision is made to the financial terms of the Warner Chilcott Superior Proposal, Warner Chilcott is required to deliver a new Warner Chilcott Superior Proposal Notice to Actavis and to comply with the match right requirements described above, except that the Actavis Notice Period will be the greater of 24 hours and the amount of time remaining in the initial Actavis Notice Period. See also “—Termination”.

Efforts to Consummate

Each of Actavis and Warner Chilcott agreed to use all reasonable endeavors to achieve satisfaction of the closing conditions as promptly as reasonably practicable following publication of the scheme of arrangement disclosure document and in any event no later than February 19, 2014, or, in circumstances in which the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions, May 19, 2014. Notwithstanding the foregoing obligations, neither Actavis nor Warner Chilcott nor any of its subsidiaries will be required to take any action if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of New Actavis (measured on the basis of New Actavis as it would exist following the effective time).

Financing

Actavis and its subsidiaries will use their reasonable best efforts to take or cause to be taken any appropriate action necessary, proper or advisable to consummate the financing of the transaction. Actavis will keep Warner Chilcott informed on a reasonably current basis of the status of its efforts to arrange the financing, including providing copies of all executed credit agreements.

Warner Chilcott and its subsidiaries, officers, employees, advisors and other representatives will use their reasonable best efforts to provide Actavis and its subsidiaries any assistance reasonably requested by Actavis that is customary in connection with the arranging, obtaining and syndication of the financing.

Conduct of Business Pending the Completion Date

At all times from the execution of the Transaction Agreement until the effective time, and subject to certain exceptions, except as required by law, expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Actavis and Warner Chilcott have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice in all material respects.

At all times from the execution of the Transaction Agreement until the effective time, except as required by law, expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions, Warner Chilcott has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares other than dividends paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice;

•

split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, or permit its subsidiaries to do the same;

•

(i) grant any options, share awards or any other equity awards, (ii) increase the compensation or other benefits payable or provided to Warner Chilcott’s current or former directors, executive officers or employees, (iii) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Warner Chilcott, (iv) terminate the employment of any officers with a title of VP or above or key employees other than for cause, (v) amend any performance targets with respect to any outstanding bonus or equity awards, (vi) amend the funding obligation or contribution rate of any Warner Chilcott benefit plan or change any underlying assumptions to calculate benefits payable under any such plan or (vii) establish, adopt, enter into, amend or terminate any Warner Chilcott benefit plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as required by existing written agreements or Warner Chilcott benefit plans in effect as of the date of the Transaction Agreement or as otherwise required by applicable law;

•

make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP, applicable law or SEC policy;

•

authorize, announce an intention to authorize or enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations;

•	amend the Memorandum and Articles of Association of Warner Chilcott or permit any of its subsidiaries to adopt any amendments to its organizational documents;

•

issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumberance of, any shares of capital, voting securities or other equity interest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase Warner Chilcott ordinary shares under any existing Warner Chilcott share award plan (except as otherwise provided by the express terms of any options outstanding on the date of the Transaction Agreement), subject to certain exceptions;

•

purchase, redeem or otherwise acquire any shares or rights to acquire shares of capital, except for acquisitions of Warner Chilcott ordinary shares tendered by holders of Warner Chilcott options and share awards to satisfy obligations to pay the exercise price and/or tax obligations with respect thereto;

•

redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities except for (A) Warner Chilcott intercompany indebtedness, (B) the refinancing of any existing indebtedness for borrowed money of Warner Chilcott or any of its subsidiaries maturing on or prior to the six-month anniversary of the date of such refinancing, (C) guarantees of indebtedness of Warner Chilcott or any subsidiary of Warner Chilcott, (D) indebtedness incurred pursuant to agreements entered into prior to the execution of the Transaction Agreement and set forth on the applicable schedule of the Transaction Agreement, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness not to exceed $10.0 million in aggregate principal amount outstanding at any time incurred by Warner Chilcott or any of its subsidiaries; provided that the making of guarantees and the entrance into letters of credit or surety bonds for commercial transactions in the ordinary course of business consistent with past practice will be permitted;

•

make any loans to any other person, except for Warner Chilcott intercompany loans, provided that such loans would not be reasonably expected to have adverse tax consequences or otherwise have material and adverse effects on Warner Chilcott or any of its subsidiaries or with respect to the transactions contemplated by the Transaction Agreement;

•

sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien, any of its material properties or assets, except (A) pursuant to existing agreements, (B) liens for permitted indebtedness, (C) sales of inventory in the ordinary course of business, (D) non-exclusive licenses of intellectual property in the ordinary course of business or (E) Warner Chilcott intercompany transactions, provided that Warner Chilcott and its subsidiaries may not engage in any such transaction that would be reasonably expected to have adverse tax consequences or otherwise have material and adverse effects on Warner Chilcott or any of its subsidiaries;

•

settle any material claim, litigation, investigation or proceeding pending against Warner Chilcott or any of its subsidiaries, or any of their officers and directors in their capacities as such, that is for an amount not to exceed, individually or in the aggregate, $5.0 million and does not impose any injunctive relief on Warner Chilcott or any of its subsidiaries;

•

make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a material amount of tax refund;

•	make any new capital expenditure or expenditures, or commit to do so, in excess of specified amounts in the disclosure schedule to the Transaction Agreement;

•

except in the ordinary course of business consistent with past practice, enter into a material contract, or materially amend or terminate any existing material contract or waive, release or assign any material rights or claims thereunder;

•	alter any intercompany arrangements or agreements or the ownership structure among Warner Chilcott and its wholly owned subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have tax consequences to Warner Chilcott or any of its subsidiaries or otherwise have material and adverse effects on Warner Chilcott or any of its subsidiaries; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

At all times from the execution of the Transaction Agreement until the effective time, and subject to certain exceptions, except as required by law, expressly contemplated or permitted by the Transaction Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) Actavis has generally agreed not to, and agreed not to allow its subsidiaries to:

•

authorize or pay, or permit its subsidiaries to authorize or pay, any dividend or distribution with respect to the outstanding shares of capital other than dividends paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice;

•

split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital, except for any such transaction by a wholly owned subsidiary of Actavis which remains a wholly owned subsidiary after consummation of such transaction;

•

authorize, announce an intention to authorize, or enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transaction;

•

amend the organizational documents of Actavis or New Actavis, or permit any of its subsidiaries to adopt any amendments to its organizational documents, in each case in any manner that would adversely affect the consummation of the transaction;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of capital, voting securities or other equity interest in Actavis or any subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase Actavis common shares under any existing Actavis share award plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), subject to certain exceptions; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Directors’ and Officers’ Indemnification and Insurance

New Actavis has agreed to continue all rights to indemnification, advancement of expenses or exculpation existing as of the date of the Transaction Agreement in respect of acts or omissions occurring at or prior to the effective time provided for in the organizational documents of Warner Chilcott, Actavis and their respective subsidiaries or in any agreement to which those entities are party in favor of the current or former directors, officers or employees of Warner Chilcott or Actavis or any of their respective subsidiaries. For six years after the effective time, New Actavis will maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the organizational documents of Warner Chilcott, Actavis and their respective subsidiaries or in any agreement to which those entities are party and will not amend, repeal or modify such provisions in any manner that would adversely affect the rights of any individuals who are entitled to such rights.

At and after the effective time, New Actavis and Warner Chilcott will indemnify and hold harmless each present and former director, officer and employee of Warner Chilcott and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Warner Chilcott or any of its subsidiaries occurring at or before the effective time, subject to the limitations of applicable law and the companies’ organizational documents.

Similarly, at and after the effective time, New Actavis and Actavis will indemnify and hold harmless each present and former director, officer and employee of Actavis and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Actavis or any of its subsidiaries occurring at or before the effective time, subject to the limitations of applicable law and the companies’ organizational documents.

For a period of six years from the closing of the transaction, New Actavis will maintain (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the effective time maintained by each of Warner Chilcott and its subsidiaries and Actavis and its subsidiaries with respect to matters arising on or before the effective time or (ii) a “tail” policy under each of Actavis’ and Warner Chilcott’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by each of Actavis’ and Warner Chilcott’s directors’ and officers’ insurance policy, respectively, in effect as of the date of the Transaction Agreement for actions and omissions occurring at or prior to the effective time; provided, however, that, after the effective time, New Actavis will not be required to pay annual premiums in excess of 300% of the last annual premium paid by either Warner Chilcott or Actavis prior to the date hereof in respect of the respective coverages required to be obtained, but in such case will purchase as much coverage as reasonably practicable for that amount.

Employee Benefits

The Transaction Agreement provides that, for a period of one year following the effective time, New Actavis will provide to each continuing Warner Chilcott employee (i) base compensation that is no less favorable than the base compensation provided to such Warner Chilcott employee immediately before the effective time, (ii) a cash bonus opportunity in accordance with the bonus opportunity described in a schedule to the Transaction Agreement and (iii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, to either those opportunities and benefits (A) generally made available to similarly situated Actavis employees under New Actavis’ and Actavis’ compensation and benefit plans and programs or (B) provided to such Warner Chilcott employee immediately prior to the effective time.

In addition, the Transaction Agreement provides that, for a period of 18 months following the effective time, New Actavis will provide to each continuing Warner Chilcott employee severance benefits in accordance with the severance benefits formula described in a schedule to the Transaction Agreement, giving full effect for each employee’s length of all service with Warner Chilcott, its subsidiaries and their respective predecessors prior to the effective time and all service with New Actavis and its affiliates following the effective time.

The Transaction Agreement also contains customary provisions providing for the granting of service credit, the waiving of preexisting condition limitations, exclusions and waiting periods (to the extent possible) and recognition of co-payments, deductibles and out-of-pocket expenses for purposes of participation by Warner Chilcott employees in New Actavis and Actavis benefit plans.

Finally, Actavis acknowledges that a “change of control” (or similar phrase) under certain of Warner Chilcott’s benefit plans and compensatory arrangements will occur at or immediately prior to the effective time.

The Transaction Agreement is not intended to confer upon any person other than Actavis and Warner Chilcott any rights or remedies with the exception of the rights of the specified directors, officers and employees to certain indemnification and insurance and certain rights provided to the financing sources of Actavis in the Transaction Agreement.

New Actavis Board of Directors

At the effective time, the board of directors of New Actavis will have no more than 12 members, consisting of: (i) no more than seven individuals who were members of the Actavis board of directors as of immediately prior to the effective time and (ii) five members of the board of directors of Warner Chilcott as of the date of the Transaction Agreement to be selected by the Actavis governance committee pursuant to the director nomination process set forth in Actavis’ proxy statement on Schedule 14A filed with the SEC on March 29, 2013; provided, that upon written notice from Actavis to Warner Chilcott, only four individuals who were members of the board of directors of Warner Chilcott as of the date of the Transaction Agreement will be designated to the board of directors of New Actavis, and the remaining director position will be filled by a new independent director to be selected by the Actavis governance committee.

Conditions to the Completion of the Acquisition and the Merger

The completion of the acquisition and the merger is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions on or prior to the effective time:

•	the approval of the Transaction Agreement by Actavis stockholders as required by the Nevada General Corporation Law and Article I of the Second Amended and Restated Bylaws of Actavis;

•	the approval of the scheme by the Warner Chilcott shareholders at the Court Meeting (or at any adjournment of such meeting);

•	certain of the EGM resolutions being duly passed by the Warner Chilcott shareholders at the EGM (or at any adjournment of such meeting);

•	the Irish High Court’s sanction of the scheme of arrangement (with or without modification) and confirmation of the reduction of capital and registration with the Registrar of Companies;

•

the NYSE having authorized, and not withdrawn its authorization, for listing all of the New Actavis ordinary shares to be issued in the acquisition and the merger, subject to satisfaction of any conditions to which such approval is expressed to be subject;

•	all applicable waiting periods under the HSR Act having expired or having been terminated, in each case in connection with the acquisition;

•

to the extent that the acquisition (which the parties agree is not a concentration within the scope of the EC Merger Regulation) becomes subject to the EC Merger Regulation by virtue of a European Union member state referral: (i) the European Commission declares the acquisition compatible with the common market under Article 6(1)(b), Article 8(1), or Article 8(2) of the EC Merger Regulation; and (ii) no formal indication having been made that a European Union or European Free Trade Association member state will take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the EC Merger Regulation in relation to the acquisition or its financing;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or been terminated (as appropriate), in each case in connection with the acquisition, under the antitrust, competition or foreign investment laws of Germany, France and any other applicable jurisdiction in which Actavis or Warner Chilcott conducts its operations that asserts jurisdiction over the Transaction Agreement, the acquisition or the Scheme if the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to New Actavis (following the consummation of the acquisition and the merger);

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any relevant authority which prohibits consummation of the acquisition or the merger shall have been entered and shall continue to be in effect; and

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order.

In addition, Actavis’ and Warner Chilcott’s obligation to effect the acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations and covenants under the Transaction Agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants.

If Actavis is required to make an offer for Warner Chilcott shares under the provisions of Rule 9 of the Irish Takeover Rules, Actavis may make such alterations to the conditions set forth above as are necessary to comply with the provisions of that rule. Additionally, as required by Rule 12(b)(i) of the Irish Takeover Rules, to the extent that the acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the scheme will lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a member state under article 9(1) of the EC Merger Regulation prior to the date of the special court-ordered meeting.

The acquisition is also conditioned on the scheme becoming effective and unconditional by not later than February 19, 2014, subject to an extension to May 19, 2014 in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions (or earlier if required by the Panel or later if the parties agree and, if required, the Panel consents and the Irish High Court allows). In addition, the scheme will lapse unless it is effective on or prior to February 19, 2014, subject to an extension to May 19, 2014 in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions. The merger is conditioned only upon the concurrent consummation and implementation of the scheme of arrangement and acquisition.

The complete text of the conditions appendix is attached as Annex B to this joint proxy statement/prospectus.

Survival of Representations and Warranties

None of the representations and warranties of the Transaction Agreement will survive the effective time or the termination of the Transaction Agreement.

Termination

The Transaction Agreement may be terminated at any time prior to the time the scheme becomes effective in any of the following ways:

•	by mutual written consent of Actavis and Warner Chilcott;

•	by either Actavis and Warner Chilcott:

•

if (i) after completion of the Warner Chilcott Court Meeting or the EGM, the applicable resolutions have not been approved by the requisite majorities, or (ii) after completion of the Actavis stockholders meeting, the Actavis stockholder approval has not been obtained;

•

if the transaction has not been consummated by 11:59 p.m., New York City time, on February 19, 2014, subject to an extension to May 19, 2014, in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions;

•	in certain circumstances if the Irish High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the Irish High Court shall be appealed; or

•	if an injunction that permanently restrains, enjoins or otherwise prohibits the consummation of the acquisition or the merger has become final and non-appealable;

•	by Warner Chilcott:

•

in certain circumstances if Actavis, New Actavis, IrSub, U.S. Holdco or MergerSub breaches or fails to perform in any material respect its representations, warranties, covenants or other agreements contained in the Transaction Agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by February 19, 2014;

•

if the Actavis board of directors withdraws or modifies in any manner adverse to Warner Chilcott (or publicly proposes to do the same) its recommendation that the stockholders of Actavis approve the Transaction Agreement in response to an Actavis Superior Proposal or material intervening event; or

•	if prior to obtaining shareholder approval, in order to enter into an agreement providing for a Warner Chilcott Superior Proposal;

•	by Actavis:

•

in certain circumstances if Warner Chilcott breaches or fails to perform in any material respect its representations, warranties, covenants or other agreements contained in the Transaction Agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by February 19, 2014; or

•

if the Warner Chilcott board of directors withdraws or modifies in any manner adverse to Actavis (or publicly proposes to do the same) its recommendation that the shareholders of Warner Chilcott approve the scheme or approves, recommends or declares advisable, or proposes publicly to do the same, a Warner Chilcott Alternative Proposal.

Expenses

Except as otherwise provided in the Transaction Agreement or in the Expenses Reimbursement Agreement (see “Expenses Reimbursement Agreement”, beginning on page 178 of this joint proxy statement/prospectus), all costs and expenses incurred in connection with the transaction will be paid by the party incurring such cost or expense, except the following: (i) the Panel’s document review fees, which will be paid one half by Actavis, on behalf of New Actavis, and one half by Warner Chilcott and (ii) the costs of, and associated with, the filing, printing, publication and posting of this joint proxy statement/prospectus and any other material required to be posted pursuant to SEC rules or the Takeover Rules, which shall be paid one half by Actavis, on behalf of New Actavis, and one half by Warner Chilcott, and (iii) the filing fees incurred in connection with notifications with any relevant authorities under any antitrust laws, which shall be paid one half by Actavis, on behalf of New Actavis, and one half by Warner Chilcott.

Reverse Termination Payment

Actavis has agreed to pay Warner Chilcott a reverse termination fee of $160 million in the event of a Specified Termination. A “Specified Termination” occurs when (a) Warner Chilcott terminates the Transaction Agreement because the Actavis board of directors or any committee thereof withdraws (or modifies in any manner adverse to Warner Chilcott), or publicly proposes to withdraw, its recommendation or approves, recommends or declares advisable, or publicly proposes to approve, recommend or declare advisable, any Actavis Alternative Proposal, (b) an Actavis Alternative Proposal is publicly disclosed or any person publicly announces an intention to make an Actavis Alternative Proposal prior to the Actavis stockholder meeting, the Actavis stockholder approval is not obtained, and a definitive agreement providing for any Alternative Proposal is entered into within nine months of termination of the Transaction Agreement (regardless of whether such Alternative Proposal is the same Actavis Alternative Proposal publicly disclosed and such Actavis Alternative Proposal is consummated), or (c) an Actavis Alternative Proposal is publicly disclosed prior to the Actavis stockholder meeting, the Transaction Agreement is terminated due to Actavis’ material uncured breach, and a definitive agreement providing for any Alternative Proposal is entered into within nine months of termination of the Transaction Agreement (regardless of whether such Alternative Proposal is the same Actavis Alternative Proposal publicly disclosed and such Actavis Alternative Proposal is consummated). In the event that an Actavis Change of Recommendation is made and Warner Chilcott does not terminate the Transaction Agreement within five business days thereafter, the amount of the reverse termination fee will be reduced by the amount of the documented third-party costs and expenses incurred by Actavis or on its behalf for the purposes of, in preparation for, or in connection with the acquisition including, but not limited to, arranging financing (in each case solely to the extent incurred after the Actavis Change of Recommendation) up to a maximum reduction of the reverse termination payment of $51 million.

Upon Warner Chilcott becoming entitled to a reverse termination payment, Actavis will have no further liability in connection with the termination of the Transaction Agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Actavis and Warner Chilcott dated February 15, 2012.

Amendment and Waiver

The Transaction Agreement may not be modified or amended except by an instrument in writing signed by each of the parties, except that following approval by the Warner Chilcott shareholders or Actavis stockholders there will be no further amendment which by law requires further approval by the Warner Chilcott shareholders or Actavis stockholders without such further approval. No delay or omission by either party to the Transaction Agreement in exercising any right, power or remedy provided by law or under the Transaction Agreement will operate as a waiver. Furthermore, certain provisions of the Transaction Agreement may not be amended without the prior written consent of sources of financing for the transaction.

Specific Performance; Third-Party Beneficiaries

All parties agreed in the Transaction Agreement that damages would not be an adequate remedy for any breach of the Transaction Agreement. Accordingly, each party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the Transaction Agreement.

The Transaction Agreement is not intended to confer upon any person other than Actavis and Warner Chilcott any rights or remedies with the exception of the rights of the specified directors, officers and employees to certain indemnification and insurance and certain rights provided to the financing sources of Actavis in the Transaction Agreement.

EXPENSES REIMBURSEMENT AGREEMENT

The following is a summary of certain material terms of the Expenses Reimbursement Agreement. This summary is qualified in its entirety by reference to the Expenses Reimbursement Agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex C. We encourage you to read the Expenses Reimbursement Agreement carefully and in its entirety.

Concurrently with the execution of the Transaction Agreement, Warner Chilcott and Actavis entered into the Expenses Reimbursement Agreement dated May 19, 2013. Under the Expenses Reimbursement Agreement, the terms of which have been consented to by the Panel for purposes of Rule 21.2 only, Warner Chilcott has agreed to reimburse all documented, specific and quantifiable third-party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the acquisition including (but not limited to) exploratory work carried out in contemplation of and in connection with the transaction, legal, financial and commercial due diligence, arranging financing and engaging advisors to assist in the process, up to 1% of the total value of the issued share capital of Warner Chilcott, or approximately $51 million, as ascribed by the terms of the acquisition. Warner Chilcott has agreed to so reimburse Actavis if:

(i)	the Transaction Agreement is terminated in any of the following circumstances:

•

by Actavis for the reason that the Warner Chilcott board of directors or any committee thereof (A) withdraws (or modifies in any manner adverse to Actavis), or proposes publicly to withdraw (or modify in any manner adverse to Actavis), its recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal; or

•

by Warner Chilcott, at any time prior to obtaining the Warner Chilcott shareholder approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal;

(ii)	all of the following occur:

•

prior to the Court Meeting, a Warner Chilcott Alternative Proposal (other than a Warner Chilcott Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in the following clause (it being understood that, for purposes of this clause and the third clause below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

•

the Transaction Agreement is terminated by either Warner Chilcott or Actavis for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite majorities; and

•

a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in the first clause above) and such Warner Chilcott Alternative Proposal is consummated; or

(iii)	all of the following occur:

•

prior to the Court Meeting, a Warner Chilcott Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in the second clause below (it being understood that, for purposes of this clause and the third clause below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

•

the Transaction Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the scheme or of the other conditions to the Actavis parties’ obligations to effect the acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’ intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that this clause shall not be deemed satisfied unless such breach or failure to perform was intentional); and

•

a Warner Chilcott Alternative Proposal is consummated, or a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in the first clause above).

Upon Actavis becoming entitled to a reimbursement payment, Warner Chilcott will have no further liability in connection with the termination of the Transaction Agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Warner Chilcott and Actavis dated February 15, 2012.

Deutsche Bank has confirmed in writing to the Panel that in the opinion of Deutsche Bank and Warner Chilcott in the context of the acquisition, the Expenses Reimbursement Agreement is in the best interests of Warner Chilcott and the Warner Chilcott shareholders.

FINANCING RELATING TO THE TRANSACTION

New Actavis intends to satisfy the cash components of the transaction (i.e., cash payments required under the Warner Chilcott Equity Award Holder Proposal) and pay certain transactional expenses on the closing date of the acquisition with cash on hand of New Actavis, Actavis and/or Warner Chilcott and drawings under available credit facilities.

Actavis intends to enter into (i) an amendment agreement (the “Revolver Amendment”) to amend and restate Actavis’ existing $750 million senior unsecured revolving credit loan facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to Credit Agreement and Joinder Agreement, dated as of May 21, 2012 (such facility, prior to its amendment and restatement pursuant to the Revolver Amendment, the “Existing Revolver”) and (ii) an amendment agreement (the “Term Loan Amendment” and, together with the Revolver Amendment, the “Amendments”) to amend and restate Actavis’ existing $1.8 billion senior unsecured term loan credit facility dated June 22, 2012 (such facility, prior to its amendment and restatement pursuant to the Term Loan Amendment, the “Existing Term Loan”).

The Amendments are expected to, among other things: (i) replace Actavis, as borrower, with LuxSub, (ii) add New Actavis and Actavis as guarantors, (iii) delete the springing minimum net worth financial maintenance covenant and (iv) revise certain representations and warranties, financial reporting requirements and other affirmative and negative covenants and events of default as will be more fully set out in the Amended and Restated Credit Facilities (as defined below). In addition, the Revolver Amendment is expected to extend the maturity of the Existing Revolver by one year, to September 16, 2017 (or if such day is not a business day, the next preceding business day). The Existing Revolver and the Existing Term Loan, as amended by the Amendments, are referred to herein collectively as the “Amended and Restated Credit Facilities”.

In addition, New Actavis intends to enter into a new senior unsecured term loan credit and guaranty agreement (the “New Term Loan Credit Facility”) pursuant to which the lenders party to the agreement would provide loans, on the closing date of the acquisition, to Warner Chilcott Corporation, a Delaware corporation (the “U.S. Borrower”), WC Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), organized under the laws of the Grand-Duchy of Luxembourg (the “Luxembourg Borrower”), and Warner Chilcott Company, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Puerto Rico Borrower” and, together with the U.S. Borrower and the Luxembourg Borrower, the “WC Borrowers”) in an aggregate amount not to exceed $2.0 billion, comprised of (i) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is three years after the closing date of the acquisition and (ii) a tranche pursuant to which loans will be made in U.S. dollars to, at the option of New Actavis, one or more of the WC Borrowers in an original aggregate principal amount of up to $1.0 billion and will mature on the date which is five years after the closing date of the acquisition. The proceeds from borrowings under the New Term Loan Credit Facility would be used to finance the repayment of the existing credit facilities of Warner Chilcott and pay transaction fees and expenses. The WC Borrowers and Warner Chilcott Finance LLC, as a guarantor, are expected to become parties to the New Term Loan Credit Facility on the closing date of the acquisition.

The effectiveness of the Amended and Restated Credit Facilities on the closing date of the acquisition is expected to be subject to several conditions, including (i) no “Warner Chilcott Material Adverse Effect” under the Transaction Agreement, (ii) consummation of the acquisition, (iii) receipt of customary closing documents and (iv) other customary closing conditions to be more fully set out in the Amended and Restated Credit Facilities.

Borrowings under the New Term Loan Credit Facility are expected to be subject to conditions that are substantially similar to those in the Amended and Restated Credit Facilities, and the final termination date for the availability of the loans under the New Term Loan Credit Facility is expected to be the “End Date” under the Transaction Agreement. However, the consummation of the acquisition is not conditioned upon the receipt of any financing.

CREATION OF DISTRIBUTABLE RESERVES OF NEW ACTAVIS

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in New Actavis’ unconsolidated balance sheet prepared in accordance with the Irish Companies Act 1963. Distributable reserves generally means the accumulated realized profits of New Actavis less accumulated realized losses of New Actavis and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of New Actavis are equal to, or in excess of, the aggregate of New Actavis’ called up share capital plus undistributable reserves and the distribution does not reduce New Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Please see “Description of New Actavis Ordinary Shares—Dividends” and “Description of New Actavis Ordinary Shares—Share Repurchases, Redemptions and Conversions”.

Immediately following the transaction, the unconsolidated balance sheet of New Actavis will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate par value of the New Actavis ordinary shares issued pursuant to the transaction) and “share premium” resulting from the issuance of New Actavis ordinary shares in the proposed transaction. The share premium arising shall be equal to (1) the sum of (a) the aggregate market value of the Warner Chilcott ordinary shares as of the close of trading on the NASDAQ on the day the transaction is completed, less the cash consideration paid to the Warner Chilcott shareholders pursuant to the acquisition, and (b) the subscription price for the New Actavis shares subscribed for by U.S. Holdco prior to the merger less (2) the nominal value of New Actavis’ ordinary share capital.

The Actavis common stockholders are being asked at the Actavis special meeting, and the Warner Chilcott shareholders are being asked at the Warner Chilcott EGM, to approve the creation of distributable reserves by reducing all of the share premium of New Actavis resulting from the issuance of New Actavis ordinary shares pursuant to the scheme. If both the stockholders of Actavis and the shareholders of Warner Chilcott approve the creation of distributable reserves and the transaction is completed, New Actavis intends to seek the approval of the Irish High Court to create distributable reserves of New Actavis, which is required for the creation of distributable reserves to be effective, as soon as practicable following the effective time. New Actavis is expected to obtain the approval of the Irish High Court within 15 weeks after the effective time.

The approval of the distributable reserves proposal is not a condition to the completion of the transaction and whether or not it is approved will have no impact on the completion of the transaction. Accordingly, if the shareholders of Warner Chilcott and the stockholders of Actavis approve the transaction but either the shareholders of Warner Chilcott or the stockholders of Actavis (or both) do not approve the distributable reserves proposal, the transaction will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of the New Actavis group, New Actavis will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transaction. In addition, although New Actavis is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

ACTAVIS STOCKHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Actavis is required to submit a proposal to its stockholders for a non-binding advisory vote at the special meeting on the compensation that may be paid or become payable to its named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Actavis is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Actavis’ named executive officers in connection with the transaction, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Transaction—Interests of Certain Persons in the Transaction—Actavis—Golden Parachute Compensation” including the associated narrative discussion and the footnotes to the tables, are hereby APPROVED”.

Required Vote

The vote on executive compensation payable in connection with the transaction is a vote separate and apart from the vote to approve the Transaction Agreement and the merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the Transaction Agreement and approve the merger and vice versa. The approval of the Transaction Agreement and the approval of the merger are not conditioned on approval of this proposal.

The affirmative vote of holders of a majority of the Actavis voting shares represented, in person or by proxy, at the special meeting is required to approve, on a non-binding advisory basis, the specified compensatory arrangements between Actavis and its named executive officers relating to the Transaction Agreement. Because the vote required to approve this proposal is based upon the majority of the shares represented in person or by proxy, abstentions and failures to vote will have the same effect as a vote against this proposal. Broker non-votes do not represent voting power and thus will have no impact on the outcome of this proposal.

This proposal is advisory and therefore not binding on Actavis or its board of directors.

Recommendation

The board of directors of Actavis recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the specified compensatory arrangements between Actavis and its named executive officers relating to the transaction.

In considering the recommendation of the board of directors of Actavis, you should be aware that certain directors and executive officers of Actavis will have interests in the proposed transaction that may be different from, or in addition to, the interests of Actavis’ stockholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus.

WARNER CHILCOTT SHAREHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Warner Chilcott is required to submit a proposal to its shareholders for a non-binding advisory vote at the EGM on the compensation that may be paid or become payable to its named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Warner Chilcott is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Warner Chilcott’s named executive officers in connection with the transaction, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott—Golden Parachute Compensation” including the associated narrative discussion and the footnotes to the tables, are hereby APPROVED”.

Required Vote

The vote on executive compensation payable in connection with the transaction is a vote separate and apart from the vote to approve the scheme. Accordingly, you may vote to approve the executive compensation and vote not to approve the scheme and vice versa. The approval of the scheme is not conditioned on approval of this proposal.

The affirmative vote of the holders of at least a majority of the votes cast by the holders of Warner Chilcott ordinary shares present and voting, either in person or by proxy, is required to approve, on a non-binding advisory basis, the specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction. Because the vote required to approve this proposal by Warner Chilcott shareholders is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on this proposal.

This proposal is advisory and therefore not binding on Warner Chilcott or its board of directors.

Recommendation

The board of directors of Warner Chilcott recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction.

In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus.

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Actavis common shares and Warner Chilcott ordinary shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Warner Chilcott by Actavis as if the transaction had occurred on June 30, 2013 for book value per share data and as of December 31, 2012 for net income per share data.

The pro forma per share balance sheet information combines Actavis’ June 30, 2013 unaudited condensed consolidated balance sheet with Warner Chilcott’s June 30, 2013 consolidated balance sheet. The pro forma per share income statement information for the year ended December 31, 2012 combines Actavis’ audited consolidated statement of income for the year ended December 31, 2012 with Warner Chilcott’s audited consolidated statement of operations for the year ended December 31, 2012. The pro forma per share income statement information for the six months ended June 30, 2013 combines Actavis’ consolidated statement of income for the six months ended June 30, 2013 with Warner Chilcott’s consolidated statement of operations for the six months ended June 30, 2013. Actavis Limited was formed in May 2013 for purposes of facilitating the acquisition and does not maintain any material balances nor has it had any material activity since formation. The Warner Chilcott pro forma equivalent data per common share financial information is calculated by multiplying the combined unaudited pro forma data per common share amounts by the exchange ratio (0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share).

The following information should be read in conjunction with the audited financial statements of Actavis and Warner Chilcott, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Information” and “Selected Historical Financial Data of Actavis” sections of this joint proxy statement/prospectus, beginning on pages 144 and 40, respectively, of this joint proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the six months ended June 30, 2013	As of and for the year ended December 31, 2012
Actavis Historical Data per Common Share
Earnings (loss) per share attributable to common shareholders
Basic	$(5.09)	$0.77
Diluted	(5.09)	0.76
Cash dividends declared per common share	0.00	0.00
Book value per common share	$26.58	$29.99

	As of and for the six months ended June 30, 2013	As of and for the year ended December 31, 2012
Warner Chilcott Historical Data per Ordinary Share
Net income from continuing operations per ordinary share
Basic	$0.89	$1.62
Diluted	0.88	1.61
Cash dividends declared per ordinary share	0.25	4.25
Book value per ordinary share	$(1.70)	$(2.40)

	As of and for the six months ended June 30, 2013	As of and for the year ended December 31, 2012

Actavis Combined Unaudited Pro Forma Data per Common Share
Earnings (loss) per share attributable to common shareholders
Basic	$(2.95)	$(0.09)
Diluted	(2.95)	(0.09)
Cash dividends declared per common share (1)	0.00	0.00
Book value per common share (2)	$48.62	N/A

	As of and for the six months ended June 30, 2013	As of and for the year ended December 31, 2012

Warner Chilcott Unaudited Pro Forma Equivalent Data per Ordinary Share
Net income from continuing operations per ordinary share
Basic	$(0.47)	$(0.01)
Diluted	(0.47)	(0.01)
Cash dividends declared per ordinary share	0.00	0.00
Book value per ordinary share (2)	$7.78	N/A

(1)	Same as Actavis historical as there has been no change in dividend policy.
(2)	Pro forma book value per share is not meaningful as of December 31, 2012, as purchase accounting adjustments were calculated as of June 30, 2013.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Actavis common shares are listed and traded on the NYSE under the symbol “ACT”. Warner Chilcott ordinary shares are listed and traded on the NASDAQ under the symbol “WCRX”. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Actavis common shares and Warner Chilcott ordinary shares, as reported on the NYSE and NASDAQ, respectively. In addition, the table also sets forth the cash dividends per share declared by Actavis with respect to its common shares and Warner Chilcott with respect to its ordinary shares. On July 30, 2013, the record date for the Actavis special meeting, there were 133,161,220 shares of Actavis common shares outstanding. On July 30, 2013, the record date for the Warner Chilcott special meetings, there were 251,198,538 Warner Chilcott ordinary shares outstanding.

	Actavis			Warner Chilcott
	High	Low	Dividends Declared	High	Low	Dividends Declared(1)
For the quarterly period ended:
2010
March 31, 2010	$42.50	$37.26	$0.00	$29.24	$24.85	$0.00
June 30, 2010	$44.97	$40.50	$0.00	$28.95	$21.75	$0.00
September 30, 2010	$45.15	$39.34	$0.00	$30.57	$20.31	$8.50
December 31, 2010	$52.20	$42.17	$0.00	$25.32	$19.01	$0.00
2011
March 31, 2011	$57.52	$50.47	$0.00	$25.07	$21.70	$0.00
June 30, 2011	$69.04	$56.13	$0.00	$25.92	$21.99	$0.00
September 30, 2011	$73.35	$56.84	$0.00	$24.65	$13.63	$0.00
December 31, 2011	$72.06	$59.50	$0.00	$19.00	$12.90	$0.00
2012
March 31, 2012	$67.50	$55.00	$0.00	$17.58	$15.46	$0.00
June 30, 2012	$77.73	$65.70	$0.00	$23.28	$15.17	$0.00
September 30, 2012	$86.07	$73.39	$0.00	$18.84	$12.62	$4.00
December 31, 2012	$91.47	$81.73	$0.00	$13.68	$10.85	$0.25
2013
March 31, 2013	$92.37	$82.02	$0.00	$15.21	$12.07	$0.00
June 30, 2013	$133.00	$91.88	$0.00	$20.75	$13.20	$0.25
September 30, 2013 (through July 30, 2013)	$136.29	$121.12	$0.00	$21.54	$19.17	$0.00

(1)	On September 8, 2010 and September 10, 2012, Warner Chilcott paid special cash dividends of $8.50 per share and $4.00 per share, respectively. On December 14, 2012 and June 14, 2013, Warner Chilcott paid semi-annual cash dividends under its dividend policy announced in August 2012, in each case in the amount of $0.25 per share. Any future dividends by Actavis, Warner Chilcott or New Actavis will be made at the discretion of such company’s board of directors, subject to the limitations in the Transaction Agreement in the case of Actavis and Warner Chilcott. Under the terms of the Transaction Agreement, until the effective time, without the consent of the other, neither Actavis nor Warner Chilcott is permitted to declare or pay any dividends (other than Warner Chilcott’s semi-annual cash dividend paid on June 14, 2013).

DESCRIPTION OF NEW ACTAVIS ORDINARY SHARES

The following description of New Actavis’ share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts 1963 – 2012 and the complete text of New Actavis’ memorandum and articles of association, which will be substantially in the form attached as Annex D to this joint proxy statement/prospectus. You should read those laws and documents carefully.

There are differences between Actavis’ regulations and articles of incorporation and New Actavis’ memorandum and articles of association as they will be in effect after the closing. See “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares”.

There are also differences between Warner Chilcott’s current memorandum and articles of association and New Actavis’ memorandum and articles of association as they will be in effect after the closing. Certain provisions of Warner Chilcott’s current memorandum and articles of association will not be replicated in the New Actavis memorandum and articles of association, and certain provisions will be included in the New Actavis memorandum and articles of association although they are not in Warner Chilcott’s current memorandum and articles of association. See “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares”.

Except where otherwise indicated, the description below reflects New Actavis’ memorandum and articles of association as those documents will be in effect as of the effective time. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of New Actavis as they will be in effect from and after the effective time.

Capital Structure

Authorized Share Capital

Immediately prior to the completion of the transaction, the authorized share capital of New Actavis will be €40,000 and $101,000 divided into 40,000 euro deferred ordinary shares with a par value of €1.00 per share, 1,000,000,000 ordinary shares with a par value of $0.0001 per share and 10,000,000 serial preferred shares with a par value of $0.0001 per share.

New Actavis may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of New Actavis may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or serial preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of New Actavis authorize the board of directors of New Actavis to issue new ordinary or serial preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which is expected to be effective before the completion of the acquisition.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in New Actavis’ articles of association. New Actavis’ articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by New Actavis, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, New Actavis’ articles of association will not provide for the issuance of fractional shares of New Actavis, and the official Irish register of New Actavis will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of New Actavis would result in any New Actavis shareholder becoming entitled to fractions of a share, the New Actavis board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the Board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Based on the number of Warner Chilcott shares outstanding as of the record date, New Actavis is expected to issue approximately 40 million ordinary shares with a nominal value of $0.0001 per share to the former shareholders of Warner Chilcott on completion of the transaction. In connection with the completion of the transaction, a number of ordinary shares with a par value of $0.0001 per share will be delivered to the Actavis stockholders that are equal to the number of Actavis common shares outstanding as of the closing date. All shares issued upon the effective time will be issued as fully paid-up and non-assessable.

Preemption Rights, Share Warrants and Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Actavis has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of New Actavis cast at a general meeting (referred to under Irish law as a “special resolution”), New Actavis’ articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Actavis on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of New Actavis provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which New Actavis is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. New Actavis will be subject to the rules of the NYSE and the Code that require shareholder approval of certain equity plan and share issuances. New Actavis’ board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the transaction, New Actavis will assume Actavis’ existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Actavis are equal to, or in excess of, the aggregate of New Actavis’ called up share capital plus undistributable reserves and the distribution does not reduce New Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Actavis has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of New Actavis. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of New Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although New Actavis will not have any distributable reserves immediately following the effective time, Warner Chilcott, Actavis and New Actavis are taking steps to create such distributable reserves, which includes the proposal to create distributable reserves on which Actavis and Warner Chilcott shareholders will vote at the relevant special meetings. Please see “Risk Factors”, “Creation of Distributable Reserves of New Actavis”, “The Special Meeting of Actavis’ Stockholders” and “The Special Meetings of Warner Chilcott’s Shareholders”.

New Actavis’ memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the New Actavis shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of New Actavis will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by New Actavis.

The directors of New Actavis may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Actavis in relation to the shares of New Actavis.

The directors may also authorize New Actavis to issue shares with serial preferred rights to participate in dividends declared by New Actavis. The holders of serial preferred shares may, depending on their terms, rank senior to the New Actavis ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends”.

Share Repurchases, Redemptions and Conversions

Overview

New Actavis memorandum and articles of association provide that any ordinary share which New Actavis has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by New Actavis will technically be effected as a redemption of those shares as described below under “Description of New Actavis Ordinary Shares—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by New Actavis”. If the articles of association of New Actavis did not contain such provision, all repurchases by New Actavis would be subject to many of the same rules that apply to purchases of New Actavis ordinary shares by subsidiaries described below under “Description of New Actavis Ordinary Shares—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of New Actavis” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange”. Neither Irish law nor any constituent document of New Actavis places limitations on the right of nonresident or foreign owners to vote or hold New Actavis ordinary shares. Except where otherwise noted, references elsewhere in this joint proxy statement/prospectus to repurchasing or buying back ordinary shares of New Actavis refer to the redemption of ordinary shares by New Actavis or the purchase of ordinary shares of New Actavis by a subsidiary of New Actavis, in each case in accordance with the New Actavis memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by New Actavis

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “Creation of Distributable Reserves of New Actavis”, New Actavis will not have any distributable reserves immediately following the effective time, however, it will take steps to create such distributable reserves. Please see also “Description of New Actavis Ordinary Shares—Dividends” and “Risk Factors”. New Actavis may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Actavis. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of New Actavis’ articles described above, shareholder approval will not be required to redeem New Actavis ordinary shares.

New Actavis may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Actavis’ subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Actavis at any time must not exceed 10% of the nominal value of the issued share capital of New Actavis. New Actavis may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Actavis or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Actavis

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of New Actavis either on-market or off-market. For a subsidiary of New Actavis to make on-market purchases of New Actavis ordinary shares, the shareholders of New Actavis must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of New Actavis ordinary shares is required. For an off-market purchase by a subsidiary of New Actavis, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of New Actavis.

In order for a subsidiary of New Actavis to make an on-market purchase of New Actavis’ ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NYSE, on which the shares of New Actavis will be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by the subsidiaries of New Actavis at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Actavis. While a subsidiary holds shares of New Actavis, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of New Actavis by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

New Actavis’ articles of association provide that New Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such New Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as New Actavis and will only be applicable to shares of New Actavis that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, New Actavis may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

New Actavis may, by ordinary resolution, reduce its authorized share capital in any way. New Actavis also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

New Actavis will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Actavis’ fiscal year-end. New Actavis plans to hold its first annual general meeting in 2014 if the transaction is consummated.

Notice of an annual general meeting must be given to all New Actavis shareholders and to the auditors of New Actavis. The articles of association of New Actavis provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of New Actavis may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of New Actavis carrying voting rights or (iii) on requisition of New Actavis’ auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all New Actavis shareholders and to the auditors of New Actavis. Under Irish law and New Actavis’ articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of New Actavis, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Actavis board of directors has 21 days to convene a meeting of New Actavis shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Actavis’ receipt of the requisition notice.

If the board of directors becomes aware that the net assets of New Actavis are not greater than half of the amount of New Actavis’ called-up share capital, the directors of New Actavis must convene an extraordinary general meeting of New Actavis shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of New Actavis provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of New Actavis ordinary shares, provided that if New Actavis has only one member, one member present in person or by proxy shall constitute a quorum.

Voting

New Actavis’ articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of New Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman (ii) at least three shareholders present in person or by proxy; (iii) any shareholder or shareholders present in person or by proxy and holding not less than one-tenth of the total voting rights of all members having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in New Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all the shares conferring that right.

In accordance with the articles of association of New Actavis, the directors of New Actavis may from time to time authorize New Actavis to issue serial preferred shares. These serial preferred shares may have a vote for each such share. Treasury shares or shares of New Actavis that are held by subsidiaries of New Actavis will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(a)	amending the objects or memorandum of association of New Actavis;

(b)	amending the articles of association of New Actavis;

(c)	approving a change of name of New Actavis;

(d)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(e)	opting out of preemption rights on the issuance of new shares;

(f)	re-registration of New Actavis from a public limited company to a private company;

(g)	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

(h)	purchase of own shares off-market;

(i)	reduction of issued share capital;

(j)	sanctioning a compromise/scheme of arrangement;

(k)	resolving that New Actavis be wound up by the Irish courts;

(l)	resolving in favor of a shareholders’ voluntary winding-up;

(m)	re-designation of shares into different share classes; and

(n)	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the New Actavis articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of New Actavis must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of New Actavis relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Actavis and any act of the Irish Government which alters the memorandum of New Actavis; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Actavis; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Actavis; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Actavis which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of New Actavis will also have the right to inspect all books, records and vouchers of New Actavis. The auditors’ report must be circulated to the shareholders with New Actavis’ financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at New Actavis’ annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

(a)	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b)	through a tender or takeover offer by a third party for all of the shares of New Actavis. Where the holders of 80% or more of New Actavis’ ordinary shares have accepted an offer for their shares in New Actavis, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of New Actavis were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

(c)	it is also possible for New Actavis to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If New Actavis is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to New Actavis shareholders is not all in the form of cash, New Actavis shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as New Actavis and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, New Actavis shareholders must notify New Actavis if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of New Actavis; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of New Actavis ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of New Actavis, the shareholder must notify New Actavis of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Actavis (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. New Actavis must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Actavis ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, New Actavis, under the Companies Acts, may, by notice in writing, require a person whom New Actavis knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Actavis’ relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the shares of New Actavis, to provide additional information, including the person’s own past or present interests in shares of New Actavis. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Actavis may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from New Actavis on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event New Actavis is in an offer period pursuant to the Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in New Actavis securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Actavis will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2007 (as amended) (the “Irish Takeover Rules” or the “Takeover Rules”) made thereunder and will be regulated by the Panel. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a)	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b)	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c)	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d)	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e)	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f)	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g)	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in New Actavis may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in New Actavis at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in New Actavis, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in New Actavis would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of New Actavis, the offer price must be no less than the highest price paid for New Actavis ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of New Actavis (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of New Actavis or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per New Actavis ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of New Actavis in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of New Actavis. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of New Actavis is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of New Actavis and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the New Actavis board of directors is not permitted to take any action which might frustrate an offer for the shares of New Actavis once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by New Actavis’ shareholders at a general meeting; or

(b)	the Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	New Actavis shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the New Actavis memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “Description of New Actavis Ordinary Shares—Capital Structure—Authorized Share Capital” (regarding issuance of serial preferred shares), “Description of New Actavis Ordinary Shares—Preemption Rights, Share Warrants and Options”, “Description of New Actavis Ordinary Shares—Disclosure of Interests in Shares”, “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares—Removal of Directors; Vacancies”, “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares—Amendments of Governing Documents”, “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares—Calling Special Meetings of Shareholders” and “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares—Notice Provisions”.

Corporate Governance

The articles of association of New Actavis allocate authority over the day-to-day management of New Actavis to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of New Actavis. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of New Actavis is Actavis Limited. New Actavis was incorporated in Ireland on May 16, 2013 as a private limited company, under the name Actavis Global Pharmaceuticals Limited (registration number 527629). New Actavis’ fiscal year ends on 31 December and New Actavis’ registered address is 70 Sir John Rogerson’s Quay, Dublin 2. For more information regarding New Actavis, see “Information About the Companies”.

Appointment of Directors

New Actavis’ articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any resolution passed increasing the number of directors) the number of directors will be not less than five and not more than fourteen.

At each annual general meeting of New Actavis, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i)	by the affirmative vote of two-thirds of the board of New Actavis;

(ii)	with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv)	by holders of any class or series of shares in New Actavis then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i)	by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii)	by the board in accordance with the articles of association; or

(iii)	so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Actavis in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. New Actavis may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; Dissolution; Rights upon Liquidation

New Actavis’ duration will be unlimited. New Actavis may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. New Actavis may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Actavis has failed to file certain returns.

The rights of the shareholders to a return of New Actavis’ assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Actavis’ articles of association or the terms of any serial preferred shares issued by the directors of New Actavis from time to time. The holders of serial preferred shares in particular may have the right to priority in a dissolution or winding up of New Actavis. If the memorandum and articles of association contain no specific provisions in respect of dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. New Actavis’ articles of association provide that the ordinary shareholders of New Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of ordinary shares of New Actavis will have the right upon request to require New Actavis to issue certificates for their shares. Subject to any such requests, New Actavis intends only to issue uncertificated ordinary shares.

Stock Exchange Listing

Actavis will file a listing application with the NYSE in respect of the New Actavis ordinary shares that the former shareholders of Warner Chilcott will receive pursuant to the acquisition and that holders of Actavis common shares will receive in the merger. It is expected that following the effective time, the New Actavis ordinary shares will be listed under the symbol “ACT”—the same symbol under which Actavis’ common shares are currently listed on the NYSE. New Actavis’ ordinary shares are not currently intended to be listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The New Actavis ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for New Actavis will maintain the share register, registration in which will be determinative of membership in New Actavis. A shareholder of New Actavis who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New Actavis’ official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on New Actavis’ official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on New Actavis’ official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of New Actavis ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. New Actavis’ articles of association allow New Actavis, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, New Actavis is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the New Actavis ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in New Actavis ordinary shares has been paid unless one or both of such parties is otherwise notified by New Actavis.

New Actavis’ memorandum and articles of association, as they will be in effect as of the effective time, delegate to New Actavis’ secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of New Actavis ordinary shares occurring through normal electronic systems, New Actavis intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that New Actavis notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from New Actavis for this purpose) or request that New Actavis execute an instrument of transfer on behalf of the transferring party in a form determined by New Actavis. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to New Actavis’ transfer agent, the buyer will be registered as the legal owner of the relevant shares on New Actavis’ official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

COMPARISON OF THE RIGHTS OF HOLDERS OF ACTAVIS COMMON SHARES AND

NEW ACTAVIS ORDINARY SHARES

The rights of the stockholders of Actavis and the relative powers of Actavis’ board of directors are governed by the laws of the State of Nevada, including the Nevada General Corporation Law (“NGCL”), and Actavis’ articles of incorporation and bylaws. As a result of the transaction, each outstanding Actavis common share and all associated rights will be canceled and automatically converted into the right to receive one New Actavis ordinary share. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. Because New Actavis will be, at the effective time, a public limited company organized under the laws of Ireland, the rights of the shareholders of New Actavis will be governed by applicable Irish law, including the Companies Acts, and by New Actavis’ memorandum and articles of association.

Many of the principal attributes of Actavis common shares and New Actavis’ ordinary shares will be similar. However, there are differences between the rights of stockholders of Actavis under Nevada law and the rights of shareholders of New Actavis following the transaction under Irish law. In addition, there are differences between Actavis’ articles of incorporation and regulations and New Actavis’ memorandum and articles of association as they will be in effect from and after the effective time. The material differences between the governing documents of Actavis and those of New Actavis are required by Irish law or are necessary in order to preserve the current rights of stockholders and powers of the board of directors of Actavis following the transaction.

The following is a summary comparison of the material differences between the rights of Actavis stockholders under the NGCL and the Actavis articles of incorporation and bylaws and the rights Actavis stockholders will have as shareholders of New Actavis under the Companies Acts and New Actavis’ memorandum and articles of association effective upon the effective time. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE listing requirements or on Actavis’ or New Actavis’ governance or other policies. Such rights, obligations or provisions generally apply equally to the Actavis common shares and the New Actavis ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Actavis’ articles of incorporation and regulations and New Actavis’ memorandum and articles of association as they will be in effect from and after the effective time. The form of New Actavis’ memorandum and articles of association substantially as they will be in effect from and after the effective time are attached as Annex D to this joint proxy statement/prospectus. The Actavis articles of incorporation and regulations are incorporated by reference herein. See “Where You Can Find More Information”. You are also urged to carefully read the relevant provisions of the NGCL and the Companies Acts for a more complete understanding of the differences between being a stockholder of Actavis and a shareholder of New Actavis.

	Actavis	New Actavis

Authorized and Outstanding Capital Stock

The authorized share capital of Actavis is 502,500,000 shares, of which 500 million are common shares, par value $0.0033 per share, and 2.5 million shares are preferred shares, without par value.

As of July 30, 2013, the record date for the special meeting, Actavis had 133,161,220 common shares issued and outstanding. There are no shares of preferred stock issued and outstanding. The Actavis articles of incorporation and Nevada law permit the board to issue new shares of authorized but unissued share capital, at such times and on such terms as the directors think proper, without obtaining additional stockholder approval up to the authorized maximum. The board of directors may determine the class, rights and other terms that will attach to the preferred shares.

Immediately prior to the completion of the transaction, the authorized share capital of New Actavis will be €40,000 and $101,000 divided into 40,000 euro deferred ordinary shares with a par value of €1.00 per share, 1,000,000,000 ordinary shares with a par value of $0.0001 per share and 10,000,000 serial preferred shares with a par value of $0.0001 per share.

The authorized share capital includes 40,000 euro deferred ordinary shares with a par value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Under Irish law, the directors of a company may issue new ordinary or serial preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, which does not have an analog under Nevada law, the articles of association of New Actavis authorize the board of directors of New Actavis to issue new ordinary or serial preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (which is expected to be effective in the second half of calendar year 2013), even though the Actavis regulations do not include an analogous provision.

	Actavis	New Actavis

Consolidation and Division; Subdivision	Under Nevada law, a corporation’s articles of incorporation must state the authorized number and par value of shares with par value and the authorized number of shares without par value. To alter the authorized number and par value, if any, of Actavis’ shares, the Actavis articles of incorporation must be amended or, on a pro rata basis, the board of directors may approve a resolution to increase or decrease the authorized shares and correspondingly increase or decrease the outstanding shares.	New Actavis’ articles of association provide that New Actavis may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital	Under Nevada law authorized capital of Actavis can decrease the authorized number of shares of any class or series to a number not less than the number of shares then outstanding by an amendment to Actavis’ articles of incorporation.	New Actavis may, by ordinary resolution, reduce its authorized but unissued share capital in any way. New Actavis also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Acts.

Preemption Rights, Share Warrants and Options	Actavis’ stockholders do not have preemption rights.	Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Actavis has opted out of these preemption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, and there is no analogous provision of Nevada law, New Actavis’ articles of association provide that this opt-out must be so renewed in accordance with Irish statutory requirements, even though Actavis’ bylaws do not include an analogous provision. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Actavis on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or

	Actavis	New Actavis
capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, New Actavis is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under Nevada law, the holders of Actavis common shares may receive distributions, in accordance with Nevada law, if, when and as declared by the board of directors.

Under Nevada law, Actavis cannot make a distribution to its stockholders if Actavis (i) would not be able to pay its debts as they become due in the usual course of business or (ii) Actavis’ assets would be less than the sum of its total liabilities plus the amount that would be needed if Actavis were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those stockholders receiving the distribution.

Under Nevada law, dividends may be paid in cash, property or authorized but unissued shares or treasury shares. Dividends may not be paid in violation of another class of shares’ rights.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Actavis are equal to, or in excess of, the aggregate of New Actavis’ called up share capital plus undistributable reserves and the distribution does not reduce New Actavis’ net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

Actavis	New Actavis

The determination as to whether or not New Actavis has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of New Actavis. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of New Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

New Actavis will be taking steps to create distributable reserves, which steps include the proposal to create distributable reserves on which Actavis’ stockholders will vote at its special meeting and on which Warner Chilcott’s shareholders will vote at the Warner Chilcott extraordinary general meeting.

New Actavis’ articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The New Actavis board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The New Actavis board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Actavis in relation to the shares of New Actavis.

Actavis	New Actavis

Repurchases / Redemptions	Repurchases / Redemptions

Under Nevada law, a corporation is prohibited from purchasing its own shares if such purchase would render the corporation insolvent.

Unless otherwise stated in the Articles of Incorporation, the Actavis board of directors may set terms for any redemption rights of shares.

Under Nevada law, Actavis may retire treasury shares.

New Actavis’ articles of association provide that, unless the board of directors determines otherwise, any ordinary share that New Actavis has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by New Actavis may technically be effected as redemption. Because Nevada law does not impose such requirements with respect to share repurchases by Actavis and the desire is to preserve the status quo with respect to share repurchases to the greatest extent possible after the Transaction, the New Actavis articles of association provide that any ordinary share that New Actavis has agreed to acquire shall be deemed to be a redeemable share, even though there is no analogous provision in the Actavis bylaws.

Under Irish law, New Actavis may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. New Actavis may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Actavis. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. New Actavis may also be given authority to purchase its own shares on market on a recognized stock exchange such as the NYSE or off market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Actavis’ subsidiaries.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Actavis at any time must not exceed 10% of the nominal value of the issued share capital of New Actavis.

Actavis	New Actavis
New Actavis may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Actavis or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Actavis

Under Irish law, New Actavis’ subsidiaries may purchase shares of New Actavis either on market on a recognized stock exchange such as NYSE or off market.

For a subsidiary of New Actavis to make on market purchases of New Actavis ordinary shares, the shareholders of New Actavis must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of New Actavis ordinary shares is required. For a purchase by a subsidiary of shares of New Actavis off market, the proposed purchase contract must be authorized by special resolution of New Actavis shareholders before the contract is entered into. The person whose New Actavis ordinary shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Actavis shareholders at the registered office of New Actavis.

The number of shares held by the subsidiaries of New Actavis at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Actavis. While a subsidiary holds shares of New Actavis, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of New Actavis ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

	Actavis	New Actavis

Dividends in Shares / Bonus Issues	Under Nevada law, Actavis is permitted to make non-cash distributions in the form of shares.	Under New Actavis’ articles of association, the board of directors may resolve to capitalize any amount for the time being standing to the credit of any of New Actavis’ reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of New Actavis who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Forfeiture of Shares	Not applicable.	Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The provision is a standard inclusion in the articles of association of an Irish public limited company such as New Actavis and will only be applicable to shares of New Actavis that have not been fully paid up.

Election of Directors

Under Nevada law, the number of directors may be fixed by the articles or the bylaws; the number so fixed shall not be less than one. The Actavis bylaws provide that the board will consist of at least seven and no more than 15 directors, as fixed from time to time by the board. Currently, the Actavis board of directors has 10 members.

Under Actavis’ Bylaws, a director is elected if the director receives more “yes” votes than “no” votes.

New Actavis’ articles of association provide that (subject to: (i) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and / or (ii) any resolution passed increasing the number of directors), the number of directors will be not less than five and not more than fourteen.

Though cumulative voting is permitted under Nevada law, Actavis has not provided for cumulative voting in its articles of incorporation.

Actavis currently has a classified board as permitted by Nevada law. Actavis is in the process of declassifying its board.

At each annual general meeting of New Actavis, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

Actavis	New Actavis

No person shall be appointed director unless nominated as follows:

(i) by the affirmative vote of two-thirds of the board of New Actavis;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in New Actavis then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i) by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii) by the board in accordance with the articles of association of New Actavis;

	Actavis	New Actavis

(iii) so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of New Actavis, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors; Vacancies	Removal of Directors Under Nevada law and Actavis’ bylaws, directors may be removed by a vote of the holders of 66-2/3% of the voting power entitled to elect directors so removed.

Removal of Directors

Under the Companies Acts and notwithstanding anything contained in New Actavis’ memorandum and articles of association or in any agreement between New Actavis and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Companies Acts, which does not have an analog under Nevada law, New Actavis’ articles of association do not include the same provisions in respect of removal of directors that are included in the Actavis bylaws; instead, the articles of association provide that New Actavis may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between New Actavis and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Actavis in respect of his removal.

	Actavis	New Actavis

Duties of Directors

Under Nevada law, a corporation’s directors must perform their duties as a director, including the duties as a member of any committee of the directors upon which the director may serve their powers in good faith and with a view to the interests of the corporation.

Under Nevada law, in considering the best interests of the corporation, directors may consider any of the following:

(i) the interests of employees, suppliers, customers and creditors;

(ii) the economy of the state and nation;

(iii) community and societal considerations; and

(iv) the short-term and long-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Under Nevada law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Under Nevada law, directors, in deciding matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation.

The directors of New Actavis have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of New Actavis (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like New Actavis, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

	Actavis	New Actavis

Conflicts of Interest of Directors

Under Nevada law, a director’s fiduciary duties require the director to avoid conflicts of interest. Under the NGCL, a transaction in which a director is interested is not void or voidable solely because of the conflict or because the interested director participates in the board meeting or the vote authorizing the transaction if:

(i) the material facts as to the relationship or interest and as to the contract, action or transaction are disclosed or are known to the board or committee of the board and the board authorizes the contract, action or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors;

(ii) the material facts as to his or her relationship or interest and as to the contract, action or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract, action or transaction is specifically approved by an affirmative majority vote of those stockholders (the votes of the common or interested directors or officers must be counted in any such vote of stockholders);

(iii) the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors for action; or

(iv) the contract, action or transaction is fair as to the corporation at the time it is authorized, approved or ratified.

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with New Actavis are required to declare the nature of their interest at a meeting of the board of directors of New Actavis. New Actavis is required to maintain a register of declared interests, which must be available for shareholder inspection.

New Actavis’ articles of association provide that a director must declare any interest he or she may have in a contract with New Actavis at a meeting of the board of directors or otherwise provide notice to the board of directors. No director shall be prevented by his or her office from contracting with New Actavis, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.

Under the New Actavis articles of association, a director of New Actavis may be a director of, other officer of, or otherwise interested in, any company promoted by New Actavis or in which New Actavis is interested, and such director will not be accountable to New Actavis for any remuneration received from such employment or other interest. The articles of association further provide that (i) no director will be prevented from contracting with New Actavis because of his or her position as a director, (ii) any contract entered into between a director and New Actavis will not be subject to avoidance and (iii) no director will be liable to account to New Actavis for any profits realized by virtue of any contract between such director and New Actavis because the director holds such office or the fiduciary relationship established thereby. A director of New Actavis will be at liberty to vote in respect of any transaction in which he or she is interested, provided

	Actavis	New Actavis
that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors

Nevada law allows corporations to indemnify a director or officer for expenses and damages if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (unless a court determines otherwise) or the director or officer is found to have breached his or her fiduciary duty and such breach resulted in certain unlawful loans, dividends or distribution of assets under Nevada law or a knowing violation of law.

The Actavis bylaws requires the indemnification of officers, directors or employees whether they are current, former or served at the request of the corporation, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of his or her service as a director, officer, employee or trustee. This indemnification is in connection with any threatened, pending or completed action, suit or proceeding of any nature to the full extent permitted by applicable law.

Under the Actavis bylaws, Actavis may purchase and maintain insurance or furnish similar protection on behalf of or for any officer, director, employee or trustee against any liability asserted or incurred by him or her in any such capacity or arising out of his or her status as such.

New Actavis’ articles of association confer an indemnity on its directors and Secretary that is more limited than the analogous indemnity in Actavis’ bylaws, because the Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Companies Acts does not apply to executives who are not directors or the secretary of New Actavis. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

New Actavis’ articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of New Actavis.

The directors of New Actavis may, on a case-by-case basis, decide at their discretion that it is in the best interests of New Actavis to indemnify an individual director from any liability arising from his or her position as a director of New Actavis. However, this discretion must be exercised bona fide in the best interests of New Actavis as a whole.

The Actavis bylaws also authorize Actavis to enter into agreements for advancement of expenses, insurance or other arrangements on behalf of officers, directors, employees, trustees or agents.

	Actavis	New Actavis

Limitation on Director Liability	Nevada law exculpates directors and officers from personal liability for their decisions made in the capacity of a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Under the articles of association of New Actavis, to the maximum extent permitted by Irish law, no director or officer of New Actavis shall be personally liable to New Actavis or its shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Annual Meetings of Shareholders	Nevada law provides that corporations are to hold annual meetings for the election of directors. The Actavis bylaws provide that meetings must be held annually at a time set by the Board.	As a matter of Irish law, New Actavis will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Actavis’ fiscal year-end. Because of the fifteen-month requirement described in this paragraph, which is different from the analogous provision of Nevada law, New Actavis’ articles of association include provisions reflecting this requirement of Irish law, even though the analogous provisions of Actavis’ bylaws differ in this respect.

	Actavis	New Actavis

Actavis’ bylaws and New Actavis’ articles have similar provisions with regard to the matters that may be brought before a meeting save that in New Actavis’ case business may be properly brought before a meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting.

The Actavis bylaws state meetings may be held within or without the state of Nevada.

New Actavis’ articles of association provide that meetings may be held in or outside of Ireland.

The provisions of the articles of association of New Actavis relating to general meetings shall apply to every such general meeting of the holders of any class of shares.

Calling Special Meetings of Shareholders

Under the Actavis bylaws, special meetings may be called by (i) the President or Secretary of Actavis; or (ii) a majority of the board of directors.

Under the Actavis bylaws, only business that is specified in the notice of meeting may be brought before the meeting.

As provided under Irish law, extraordinary general meetings of New Actavis may be convened (i) by the New Actavis board of directors, (ii) on requisition of New Actavis shareholders holding not less than 10% of the paid up share capital of New Actavis carrying voting rights, (iii) on requisition of New Actavis’ auditors or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the New Actavis shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Actavis board of directors has 21 days to convene a meeting of New Actavis shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Actavis board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them

	Actavis	New Actavis

representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Actavis’ receipt of the requisition notice. Because of requirements described in this paragraph, which are different from the analogous provisions of Nevada law, New Actavis’ articles of association include provisions reflecting these requirements of Irish law, even though the analogous provisions of Actavis’ bylaws differ in this respect.

If the New Actavis board of directors becomes aware that the net assets of New Actavis are not greater than half of the amount of New Actavis’ called-up share capital, it must convene an extraordinary general meeting of New Actavis’ shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Notice Provisions	Under the Actavis bylaws and Nevada law, not less than ten days nor more than sixty days’ notice to stockholders is required for a stockholder meeting (unless notice is waived in writing or by the stockholder’s presence at the meeting without protest).

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all New Actavis shareholders and to the auditors of New Actavis.

The New Actavis articles of association provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Ability of Shareholders to call Special Meeting	Pursuant to the Actavis bylaws, special meetings of the stockholders can be called by the president or secretary, or by a majority of the members of the board of directors acting with or without a meeting,	The Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “Extraordinary General Meetings of Shareholders” and “Description of New Actavis Ordinary Shares”.

	Actavis	New Actavis

Quorum at Shareholder Meetings	Under the Actavis bylaws, the stockholders holding a majority of the outstanding common shares present for a meeting in person or by proxy constitute a quorum for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation.	The New Actavis articles of association provide that a quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of New Actavis ordinary shares.

Adjournment of Shareholder Meetings	Under Nevada law and the Actavis bylaws, the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.	The articles of association of New Actavis provide that the chairman may with the consent of the meeting (and in certain circumstances without the consent of the meeting) and shall if so directed by the meeting adjourn a general meeting without notice, other than announcement at the meeting. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.

Voting Rights	Under the Actavis articles of incorporation, each holder of Actavis common shares is entitled to one vote for each share owned. For general corporate action of the stockholders of Actavis, the affirmative vote of a majority of the votes cast at a stockholders’ meeting is required for approval unless the matter is one upon which by express provision of the statutes or the articles of incorporation or the bylaws require a different vote then such express provision shall govern and control the decision.

Under New Actavis’ articles of association, each New Actavis shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holders of serial preferred shares may also be entitled to a vote depending on the terms upon which any such shares are issued.

Except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of New Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman; (ii) at least three shareholders present in person or by proxy; (iii) any shareholder or shareholders present in person or proxy and holding not less than one-tenth of the total voting rights of all members having the right to vote at such meeting; or (iv) any shareholder or shareholders holding shares in New Actavis conferring the right to vote at the

	Actavis	New Actavis

meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all the shares conferring that right.

Irish law requires approval of certain matters by “special resolutions” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Actavis’ shareholders cast at a general meeting at which a quorum is present.

Ordinary resolutions, by contrast, require a simple majority of the votes of New Actavis cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business”. Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business”.

Shareholder Action by Written Consent	Under the Actavis bylaws, stockholders may not act by written consent.	The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. New Actavis’ articles of association provide shareholders with the right to take action by unanimous written consent as permitted by Irish law.

Shareholder Suits	Generally, Actavis may be sued under federal securities law, and stockholders may bring derivative litigation against the corporation if the corporation does not enforce its own rights. Under federal and state procedural rules, a stockholder must make a demand upon the board before bringing a derivative suit unless demand is excused.	In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

	Actavis	New Actavis

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) Where an ultra vires or illegal act is perpetrated;

(ii) Where more than a bare majority is required to ratify the “wrong” complained of;

(iii) Where the shareholders’ personal rights are infringed;

(iv) Where a fraud has been perpetrated upon a minority by those in control; or

(v) Where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under Nevada law, a stockholder who has been a stockholder of record for six months or who has been authorized by stockholders holding at least 5% of the outstanding shares of a corporation have the right to demand a copy of the stockholder ledger setting forth an alphabetical list of the stockholders of record who are entitled to vote, their address and number of shares and, upon written demand by a stockholder of record holding at least 15% of the	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Actavis and any act of the Irish government that alters the memorandum of New Actavis; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Actavis; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory

	Actavis	New Actavis
	outstanding shares or is authorized by holders holding at least 15% of the outstanding shares, to inspect Actavis’ books of account and financial records, in both instances in person at a reasonable time and for a reasonable purpose, and to make copies thereof.	registers maintained by New Actavis; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Actavis that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Disclosure of Interests in Shares	Not applicable.	Under the Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A New Actavis shareholder therefore must make such a notification to New Actavis if, as a result of a transaction, the shareholder will be interested in 5% or more of the relevant share capital of New Actavis; or if, as a result of a transaction, a shareholder who was interested in more than 5% of the relevant share capital of New Actavis ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of New Actavis (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to New Actavis.

The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of New Actavis ordinary share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Actavis	New Actavis

Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, New Actavis, under the Companies Acts, may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in the company’s relevant share capital: (a) to indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in the shares of the company, to give such further information as may be required by New Actavis, including particulars of such person’s own past or present interests in New Actavis ordinary shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by New Actavis on a person who is or was interested in shares of the company and that person fails to give the company any of the requested information within the reasonable time specified, New Actavis may apply to the court for an order directing that the affected shares be subject to certain restrictions. Under the Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

	Actavis	New Actavis

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from the company on those shares, whether in respect of capital or otherwise.

Where the shares in the company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Rights of Dissenting Shareholders	Under Nevada law, dissenting stockholders are entitled to relief in connection with certain merger, consolidation or exchange transactions, unless the stockholders own shares that are deemed a covered security under Section 18(b)(1)(A) or (B) of the Securities Act or the corporation’s shares are traded in an organized market and has at least 2,000 stockholders and a market value of at least $20 million exclusive of the value of shares held by the corporation’s senior executives, directors and 10% stockholders. Notwithstanding the foregoing, dissenter’s rights will be available unless the terms of the corporate action require the stockholder to accept anything other than cash or shares of any class or any series of shares of any corporation or other entity that is are traded in an organized market and has at least 2,000 stockholders and a market value of at least $20 million exclusive of the value of shares held by the corporation’s senior executives, directors and 10% stockholders.	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as New Actavis and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

	Actavis	New Actavis

Anti-takeover Measures

Actavis is subject to Nevada statutes 78.411 to 78.444, which restrict certain business combinations between Actavis and an interested stockholder (beneficial ownership of 10% or more of the voting power of Actavis’ outstanding stock) for two years after the stockholder becomes an interested stockholder. The restrictions do not apply if the Actavis board of directors approved the combination before such stockholder became an interested stockholder, or the combination is approved by the affirmative vote of a majority of the outstanding voting stock of Actavis not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder at a meeting called for that purpose no earlier than two years after the person became an interested stockholder. Although Actavis may elect to exclude itself from the restrictions imposed by Nevada statutes 78.411 to 78.444 of the NRS by providing so in its articles of incorporation, its articles of incorporation do no currently do so and any such exclusionary amendment to the articles of incorporation would under Nevada law, not be effective for 18 months after approval by Actavis’ stockholders and would not apply to any combination with any person who first became an interested stockholder on or before the effective date of the amendment.

Actavis is also subject to Nevada statutes 78.378 to 78.3793, which limit the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses, and that does business in Nevada directly or indirectly through an affiliated corporation. Under these statutes, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Actavis will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is

	Actavis	New Actavis

vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under the statutes, a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person (i) acquires or offers to acquirer in an acquisition and (ii) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as “control shares.”

offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action,” as described in more detail under “Anti-takeover Measures”.

The control share provisions of NGCL do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person.

Rights Agreement	Nevada law permits the Actavis board of directors to unilaterally adopt a stockholder rights plan.	The New Actavis articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. New Actavis does not expect to have a rights plan in place upon completion of the transaction.

	Actavis	New Actavis

Variation of Rights Attaching to a Class or Series of Shares	Under the Actavis articles of incorporation, the board has the authority to make divisions of preferred shares into series and to determine the designation and the number of shares of any series and to determine the voting rights, preferences, limitations and special rights, if any, of the preferred shares of any series.	As a matter of Irish law, any variation of class rights attaching to the issued shares of New Actavis must be approved by in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Amendments of Governing Documents	The Actavis articles of incorporation may be amended by a majority voting power of the corporation, with the following exception: any amendment which adversely alters the preferences of a class or series must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series whose preferences are adversely affected unless the articles of incorporation deny the right to vote on such amendment.	New Actavis, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

The Actavis bylaws may be amended by a majority vote of the stockholders or by the Board unless the stockholders specified in the bylaws that a particular provision shall not be amended by the board.

Rights Upon Liquidation

Under Nevada law, following the payment or provision for the liabilities or obligations of a corporation, the assets of a dissolved corporation may be distributed among the stockholders subject to any liquidation preference to preferred stockholders set forth in a corporation’s articles of incorporation.

The merger or consolidation of Actavis into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or any part of the property or business of Actavis, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of preferred stockholders, priority rights.

The rights of New Actavis shareholders to a return of New Actavis’ assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Actavis’ memorandum and articles of association or the terms of any serial preferred shares issued by New Actavis from time to time. The holders of New Actavis serial preferred shares in particular may have the right to priority in a dissolution or winding up of New Actavis. If the New Actavis memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to New Actavis shareholders

	Actavis	New Actavis
in proportion to the paid-up nominal value of the shares held. The New Actavis articles of association provide that the ordinary shareholders of New Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

New Actavis may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. New Actavis may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Actavis has failed to file certain returns.

Enforcement of Civil Liabilities Against Foreign Persons	Not applicable.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

COMPARISON OF THE RIGHTS OF HOLDERS OF WARNER CHILCOTT ORDINARY SHARES AND NEW ACTAVIS ORDINARY SHARES

The following is a summary comparison of the material differences between the rights of Warner Chilcott shareholders under the Warner Chilcott memorandum and articles of association and the rights that Warner Chilcott shareholders will have as shareholders of New Actavis under New Actavis’ memorandum and articles of association effective at the effective time. The rights and obligations of Warner Chilcott shareholders currently are, and the rights and obligations of New Actavis ordinary shareholders as of the effective time will be, subject to the Companies Acts. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws, NASDAQ or NYSE listing requirements or on Warner Chilcott’s or New Actavis’ governance or other policies. Such rights, obligations or provisions generally apply equally to the Warner Chilcott ordinary shares and the New Actavis ordinary shares. The discussion in this section does not include a description of the rights of Warner Chilcott shareholders that will not materially change as a result of the transaction.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Warner Chilcott’s memorandum and articles of association and New Actavis’ memorandum and articles of association as they will be in effect from and after the effective time. The form of New Actavis’ memorandum and articles of association substantially as they will be in effect from and after the effective time are attached as Annex D to this joint proxy statement/prospectus. The Warner Chilcott memorandum and articles of association are incorporated by reference herein. See “Where You Can Find More Information”. You are also urged to carefully read the relevant provisions of the Companies Acts for a more complete understanding of the rights of holders of Warner Chilcott ordinary shares and New Actavis ordinary shares.

	Warner Chilcott	New Actavis

Authorized and Outstanding Capital Stock

The authorized share capital of Warner Chilcott is €40,000 and $6 million, divided into 40,000 ordinary shares with a par value of €1.00 per share, 500 million ordinary shares, par value of $0.01 per share and 100 million preferred shares, par value $0.01 per share.

As of July 30, 2013, the record date for the Warner Chilcott special meetings, Warner Chilcott had 251,198,538 ordinary shares, par value of $0.01 per share issued and outstanding. There are no preferred shares issued or outstanding.

Immediately prior to the completion of the transaction, the authorized share capital of New Actavis will be €40,000 and $101,000 divided into 40,000 euro deferred ordinary shares with a par value of €1.00 per share, 1,000,000,000 ordinary shares with a par value of $0.0001 per share and 10,000,000 serial preferred shares with a par value of $0.0001 per share.

The authorized share capital includes 40,000 euro deferred ordinary shares with a par value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Under Irish law, the directors of a company may issue new ordinary or serial preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five

	Warner Chilcott	New Actavis
years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, the articles of association of New Actavis authorize the board of directors of New Actavis to issue new ordinary or serial preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (which is expected to be effective in the second half of calendar year 2013).

Share certificates	The shares of Warner Chilcott may be either represented by certificates or, if the conditions of issue of the relevant shares so provide, by uncertificated shares. Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of holders of shares represented by certificates of the same class shall be identical.

New Actavis’ articles of association provide that the shares of New Actavis may be either represented by certificates, or, if the conditions of issue of the relevant shares so provide, by uncertified shares. Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class shall be identical.

Any person claiming a share certificate to have been lost, destroyed or stolen shall make an affidavit of this fact and if required by the board of New Actavis shall advertise same in such manner as the board requires and shall give New Actavis, its transfer agents and registrars a bond of indemnity satisfactory to the board of New Actavis, whereupon a new certificate may be executed and delivered for the same number of shares as the one alleged to have been lost, destroyed or stolen.

Election of Directors

1.      The board of directors of Warner Chilcott is divided into three classes, with one class of directors retiring from office at the annual general meeting in every year. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. There is no distinction in the voting or other powers and authorities of directors of different classes; the classifications are solely for the purposes of the retirement by rotation provisions set out in the

New Actavis’ articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and / or (b) any resolution passed increasing the number of directors), the number of directors will be not less than five and not more than fourteen.

Warner Chilcott	New Actavis

articles of association of Warner Chilcott. All directors are designated as either Class I, Class II or Class III directors. The board of directors from time to time by resolution determine the respective numbers of Class I, Class II and Class III directors.

(a)    Each Class I director (unless his office is vacated in accordance with the articles) serves until the conclusion of the annual general meeting of Warner Chilcott held in the calendar year 2010 and subsequently (unless his office is vacated in accordance with the articles) serves for three-year terms, each concluding at the third annual general meeting after the Class I directors were together last elected or re-elected.

(b)    Each Class II director (unless his office is vacated in accordance with the articles) serves until the conclusion of the annual general meeting of Warner Chilcott held in the calendar year 2011 and subsequently (unless his office is vacated in accordance with the articles) serves for three-year terms, each concluding at the third annual general meeting after the Class I directors were together last elected or re-elected.

(c)    Each Class III director (unless his office is vacated in accordance with the articles) serves until the conclusion of the annual general meeting of Warner Chilcott held in the calendar year 2012 and subsequently (unless his office is vacated in accordance with the articles) serves for three-year terms, each concluding at the third annual general

At each annual general meeting of New Actavis, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i) by the affirmative vote of two-thirds of the board of New Actavis;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of New Actavis and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in New Actavis then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i) by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii) by the board in accordance with the articles of association of New Actavis;

Warner Chilcott	New Actavis

meeting after the Class I directors were together last elected or re-elected.

2.      Only persons who are nominated in accordance with the procedures set out in the articles, or as provided by applicable law, are eligible to serve as directors. Nominations of persons for election to the board of Warner Chilcott may be made at an annual general meeting (a) by or at the direction of the directors or (b) by any shareholder of Warner Chilcott who is a holder of record at the time of giving of notice provided for in the articles, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the articles.

3.      A retiring director is eligible to be nominated for re-election at an annual general meeting.

4.      If a director stands for re-election, he is deemed to have been re-elected, unless at such meeting the ordinary resolution for the re-election of such director has been defeated.

5.      Warner Chilcott may from time to time by ordinary resolution increase or reduce the maximum number of directors. If the number of directors is altered pursuant to this article by ordinary resolution, such resolution apportions any increase or decrease

(iii) so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of New Actavis, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

among the classes of directors so as to maintain the number of directors in each class as equal as possible, but in no case will a reduction in the number of directors shorten the term of any incumbent director.

6.      Warner Chilcott may, by ordinary resolution, of which extended notice has been given, remove any director before the expiration of his period of office notwithstanding anything in the articles or in any agreement

	Warner Chilcott	New Actavis

between Warner Chilcott and such director. Such removal is without prejudice to any claim such director may have for damages for breach of any contract of service between him and Warner Chilcott.

7.      The directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles as the maximum number of directors. A director so appointed to fill a vacancy must be a member of the same class of directors as the director in whose place he is appointed. The board determines the class of any additional director so appointed.

8.      Warner Chilcott may by ordinary resolution elect another person in place of a director removed from office under the articles; and without prejudice to the powers of the directors under the articles, Warner Chilcott in general meeting may elect any person to be a director either to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles. A person elected in place of a director so removed or to fill such a vacancy must be a member of the same class of directors as the director in whose place he is elected.

Record Date	Under the articles of association of Warner Chilcott, the directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of Warner Chilcott. The record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the directors, the record date shall be the close of business on the day

New Actavis’ articles of association provide that New Actavis’ board of directors may from time to time fix a record date for the purpose of determining the rights of members to notice of and/or to vote at any general meeting of New Actavis.

The record date shall be not more than sixty before the date of such meeting. If no record date is fixed by the directors, the record date for determining members

	Warner Chilcott	New Actavis

	next preceding the day on which notice is given.	entitled to notice or to vote at a meeting of members shall be the day preceding the day on which notice is given.

Financial Assistance	Not Applicable.	New Actavis’ articles of association provide that New Actavis may give any form of financial assistance which is permitted by the Companies Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in New Actavis or in New Actavis’ holding company.

Shareholder Rights Plan	Not Applicable.	The New Actavis articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. New Actavis does not expect to have a rights plan in place upon completion of the transaction.

Limitation of Liability	Not Applicable.

New Actavis’ articles of association provide that to the maximum extent permitted by law, no director or officer of New Actavis shall be personally liable to New Actavis or its shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Merger Mechanism	Not Applicable.	The articles of association of New Actavis provide for the procedures to be followed on the merger of MergerSub with and into Actavis with Actavis surviving as the wholly owned subsidiary of New Actavis.

Company Seal	Warner Chilcott’s articles of association provide that the directors of the company shall ensure that the seal shall be used only by the authority of the directors or of a committee authorized by the directors.	New Actavis’ articles of association provide that any authorized person may affix the seal of New Actavis over his signature alone to any document of New Actavis required to be authenticated or executed under seal. Subject to the Companies Acts, any instrument to which a seal is affixed shall be signed by one authorized person. Authorized Person means (i) any director, the secretary or any assistant secretary and (ii) any other person authorized for such purpose by the board from time to time.

	Warner Chilcott	New Actavis

Officers	The articles of association of Warner Chilcott provide that the officers of the company must include either a President and a Vice President or a Chairman and a Deputy Chairman, as the directors may determine, who shall be elected by the directors as soon as possible after the annual general meeting. The officers shall serve for such term as the directors may determine or until the termination of the next annual general meeting following their appointment. The directors may appoint any person whether or not a director to hold such office.

The articles of association of New Actavis provide that the board may elect a chairman of the board and determine the period for which he is to hold office and may appoint any person to fill the position of chief executive officer.

The board may appoint one or more of its body to hold any office or position within New Actavis for such period and on such terms as the board may determine and may revoke or terminate any such appointment. Any person so appointed shall receive such remuneration, if any, as the board of New Actavis may determine.

The board may appoint any person, whether or not he is a director, to hold such executive or official position (except that of Auditor) as the board may from time to time determine.

The powers and duties of such persons elected to various positions shall be determined by the board.

Written Resolutions	Not Applicable.	The articles of association of New Actavis provide that anything which may be done by resolutions in general meeting may, without a meeting and without any previous notice being required, be done by resolution in writing, signed by all of the shareholders entitled generally to vote at general meetings who at the date of the resolution in writing would be entitled to attend the meeting and vote on the resolution. Such resolutions in writing may be signed in counterpart. The date of the resolution in writing is the date when the resolution is signed by, or on behalf of the last shareholder to sign. A resolution in writing is as valid as if it had been passed by New Actavis in general meeting.

LEGAL MATTERS

Matheson, Irish counsel for New Actavis, will provide an opinion regarding the validity of the New Actavis ordinary shares to be issued in the transaction.

EXPERTS

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and 2010, and for the years then ended and the combined/consolidated financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2010 and 2009, and for the years then ended have been incorporated by reference herein in reliance upon the reports of KPMG ehf., independent auditors and upon the authority of said firm as experts in accounting and auditing.

The financial statements incorporated in this joint proxy statement/prospectus by reference to Actavis, Inc.’s Current Report on Form 8-K dated June 17, 2013, and the financial statement schedule and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Actavis, Inc. for the year ended December 31, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Warner Chilcott Public Limited Company (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Public Limited Company for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

New Actavis is a private limited company incorporated in Ireland (registered number 527629), formed on May 16, 2013 with 10,000,000,000,000 authorized shares, par value $0.0001 for a total share capital of $1,000,000,000 and for the purpose of holding Warner Chilcott, Actavis, IrSub, LuxSub and U.S. Holdco as direct or indirect wholly owned subsidiaries following the effective time. To date, New Actavis has not conducted any activities other than those incidental to its formation, the execution of the Transaction Agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and certain activities in connection with arranging the financing for the repayment of indebtedness in connection with the consummation of the proposed transaction.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW ACTAVIS MAY BE NON-RESIDENTS OF THE U.S. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW ACTAVIS ARE LOCATED OUTSIDE THE U.S. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE U.S. UPON SUCH PERSONS OR NEW ACTAVIS, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW ACTAVIS IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE U.S. NEW ACTAVIS HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND AGAINST NEW ACTAVIS AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE U.S., IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE U.S.

FUTURE SHAREHOLDER PROPOSALS

New Actavis. Assuming consummation of the transaction, New Actavis shareholders will be entitled to present proposals for consideration at forthcoming New Actavis shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and New Actavis’ Memorandum and Articles of Association. The deadline for submission of all New Actavis shareholder proposals to be considered for inclusion in New Actavis’ proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Actavis. Stockholder nominations for director or proposals of other business at meetings of Actavis stockholders may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis Ordinary Shares—Notice Provisions” beginning on page 216 of this joint proxy statement/prospectus. Such stockholder notices should be delivered to Actavis, Inc., Attn: Secretary, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054.

Actavis will hold an annual meeting in the year 2014 only if the transaction is not completed. If the annual meeting is held, any proposal that an Actavis stockholder intends to present at the Actavis 2014 annual meeting of stockholders, must be received by the Actavis Secretary not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, the stockholder must provide written notice to Actavis’ Secretary no earlier than February 9, 2014 and no later than March 1, 2014 in order to provide timely notice. Such notice must contain the information required by Actavis’ Bylaws. In the event that the date of the 2014 Annual Meeting is advanced by more than twenty days, or delayed by more than seventy days from the anniversary date of the 2013 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the ninetieth day prior to the 2014 Annual Meeting and not later than the close of business on the later of the seventieth day prior to the 2014 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting is first made.

Warner Chilcott. Warner Chilcott will hold an annual general meeting in the year 2014 only if the transaction is not completed. If a shareholder desires to bring a matter before the 2014 annual general meeting, he or she may do so by following the procedures set forth in Warner Chilcott’s articles of association. Warner Chilcott’s articles of association establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in Warner Chilcott’s proxy statement or shareholder recommendations for nominees, to be brought before an annual general meeting of shareholders. In accordance with Warner Chilcott’s articles of association, in order to be properly brought before the 2014 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to Warner Chilcott Public Limited Company at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the notice convening Warner Chilcott’s 2013 annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Warner Chilcott’s articles of association require that shareholder recommendations for nominees to the board of directors must include the name of the nominee or nominees, a statement of the qualifications of the nominee and a consent signed by the nominee evidencing a willingness to serve as a director, if elected. To be presented at Warner Chilcott’s 2014 annual general meeting, such a proposal or nomination must be received by Warner Chilcott on or after November 6, 2013, but no later than December 6, 2013.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder or shareholder, as applicable, must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Each of Actavis and Warner Chilcott files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Actavis or Warner Chilcott files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.

Because Actavis’ shares are listed on the NYSE, its reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New Actavis in addition to being a proxy statement of Actavis and Warner Chilcott for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows Actavis and Warner Chilcott to “incorporate by reference” information into this joint proxy statement/prospectus. This means New Actavis can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Actavis or Warner Chilcott files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Actavis and Warner Chilcott have previously filed with the SEC. These documents contain important information, including about New Actavis.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Actavis, New Actavis or Warner Chilcott has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to stockholders of Actavis or shareholders of Warner Chilcott nor the issuance of ordinary shares of New Actavis in the transaction shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Actavis, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Actavis for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q of Actavis for the periods ended March 31, 2013 and June 30, 2013;

•

Current Reports on Form 8-K of Actavis (only to the extent “filed” and not “furnished”), filed on January 8, 2013, January 25, 2013 (2 reports), January 29, 2013, February 15, 2013, May 13, 2013, May 21, 2013, May 23, 2013, June 18, 2013, June 20, 2013, July 11, 2013, July 25, 2013 and July 26, 2013; and

•	Definitive Proxy Statement on Schedule 14A, filed on March 29, 2013.

The following documents, which have been filed with the SEC by Warner Chilcott, are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q of Warner Chilcott for the periods ended March 31, 2013 and June 30, 2013;

•

Current Reports on Form 8-K of Warner Chilcott (only to the extent “filed” and not “furnished”), filed on February 4, 2013, February 5, 2013, February 25, 2013, April 9, 2013, May 2, 2013, May 8, 2013, May 20, 2013, June 13, 2013, July 11, 2013, July 25, 2013 and July 29, 2013; and

•	Definitive Proxy Statement on Schedule 14A, filed on April 5, 2013.

All additional documents that either Actavis or Warner Chilcott may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Actavis special meeting and the Warner Chilcott special meetings, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of New Actavis, Actavis or Warner Chilcott, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a stockholder of Actavis, you can obtain any of the documents incorporated by reference through Actavis or the SEC. Documents incorporated by reference are available from Actavis without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Secretary

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

(862) 261-7000

In order to ensure timely delivery of the documents, Actavis stockholders must make their requests no later than five business days prior to the date of the special meeting of Actavis stockholders, or no later than September 3, 2013.

If you are a shareholder of Warner Chilcott, you can obtain any of the documents incorporated by reference through Warner Chilcott or the SEC. Documents incorporated by reference are available from Warner Chilcott without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Warner Chilcott

c/o Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Attention: Investor Relations

(973) 442-3200

In order to ensure timely delivery of the documents, Warner Chilcott shareholders must make their requests no later than five business days prior to the date of the Warner Chilcott special meetings, or no later than September 3, 2013.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For the purposes of the Irish Takeover Rules, the following specific information, relating to each of Actavis and Warner Chilcott, has been incorporated by reference and can be found in the following documents which are available at www.sec.gov:

Information	Actavis Source	Warner Chilcott Source

Revenue and net profit or loss before taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends, and earnings and dividends per share

Annual Report on Form 10-K of Actavis for the fiscal year ended December 31, 2012, page no. F-4

Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the fiscal year ended December 31, 2011, page no. F-4

Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the fiscal year ended December 31, 2010, page no. F-4

Quarterly Report on Form 10-Q of Actavis for the period ended June 30, 2013, page no. F-9

Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2012, page no. F-4

Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2011, page no. F-4

Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2010, page no. F-4

Quarterly Report on Form 10-Q of Warner Chilcott for the period ended June 30, 2013, page no. 3

A statement of net assets and liabilities shown in the latest published audited accounts

Annual Report on Form 10-K of Actavis for the fiscal year ended December 31, 2012, page no. F-3

Current Report on form 8-K of Actavis (only to the extent “filed” and not “furnished”), filed on June 18, 2013, page no. 43

Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2012, page no. F-3

A cash flow statement	Annual Report on Form 10-K of Actavis for the fiscal year ended December 31, 2012, page no. F-6	Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2012, page no. F-7

Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures	Annual Report on Form 10-K of Actavis for the fiscal year ended December 31, 2012, page no. F-8 to F-64	Annual Report on Form 10-K of Warner Chilcott for the fiscal year ended December 31, 2012, page no. F-8 to F-48

The information contained in Parts 2, 3 and 4 of this joint proxy statement/prospectus is not required to be included pursuant to the rules and regulations of the SEC but is included solely to comply with the requirements of The Companies Act 1963 of Ireland and the Irish Takeover Rules to provide the information required under such laws to Warner Chilcott shareholders.

PART 2—EXPLANATORY STATEMENT

(IN COMPLIANCE WITH SECTION 202 OF THE COMPANIES ACT 1963 OF IRELAND)

To Warner Chilcott Shareholders, and, for information only, to Warner Chilcott Equity Award Holders

RECOMMENDED ACQUISITION OF WARNER CHILCOTT SHARES BY MEANS OF A SCHEME OF ARRANGEMENT UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

1.	INTRODUCTION

As announced, on May 19, 2013, Actavis, Inc. (“Actavis”) entered into a Transaction Agreement with Warner Chilcott Public Limited Company (“Warner Chilcott”), Actavis Limited (“New Actavis”), Actavis Ireland Holding Limited, Actavis W.C. Holding LLC and Actavis W.C. Holding 2 LLC (“MergerSub”) pursuant to which New Actavis will acquire Warner Chilcott in a stock transaction that was valued at approximately $8.5 billion at the time of announcement.

Capitalized terms used but not defined in this “Part 2—Explanatory Statement” shall have the meanings ascribed to such terms in “Part 3—The Scheme of Arrangement”.

Your attention is drawn to the section of this joint proxy statement/prospectus captioned “Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction”, which sets forth the reasons why the board of Warner Chilcott, which has been so advised by Deutsche Bank, considers the terms of the acquisition to be fair to Warner Chilcott Shareholders and why the board of Warner Chilcott unanimously recommends that all Warner Chilcott Shareholders vote in favor of the acquisition and the Scheme at both the Court Meeting and the EGM, as the board of Warner Chilcott intend to do in respect of their own beneficial holdings of Warner Chilcott Shares, which represent, as of July 30, 2013, approximately 1.6 percent of the existing issued share capital of Warner Chilcott. In considering the recommendation of the board of directors of Warner Chilcott, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally. See “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott”. In providing its advice to the directors of Warner Chilcott, Deutsche Bank and its affiliates, including, Deutsche Bank AG (collectively, the “DB Group”), has taken into account the commercial assessments of the Warner Chilcott directors.

2.	THE ACQUISITION

The Acquisition will be effected by way of a Scheme of Arrangement between Warner Chilcott and the Scheme Shareholders pursuant to Section 201 of the Companies Act 1963 of Ireland. The Scheme is set out in full under “Part 3—The Scheme of Arrangement”. Under the terms of the Scheme (which will be subject to the conditions set out at Annex B to this joint proxy statement/prospectus), New Actavis will issue and allot 0.160 (the “Exchange Ratio”) of a New Actavis ordinary share to Scheme Shareholders for each Warner Chilcott Share held by the Scheme Shareholders in consideration for (i) the cancellation of their Cancellation Shares and/or (ii) the transfer to New Actavis of their Transfer Shares and (iii) the issue by Warner Chilcott to New Actavis, as fully paid up shares, of the New Warner Chilcott Shares. Each New Actavis ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Actavis, which are expected to be amended and restated prior to the effective time in the form attached hereto as Annex D. For a comparison of the rights and privileges of a holder of shares of New Actavis as compared to a holder of shares of Actavis or Warner Chilcott, please see “Comparison of the Rights of Holders of Actavis Common Shares and New Actavis

Ordinary Shares” and “Comparison of the Rights of Holders of Warner Chilcott Ordinary Shares and New Actavis Ordinary Shares” beginning on pages 201 and 227, respectively, of this joint proxy statement/prospectus.

The Scheme involves an application by Warner Chilcott to the Irish High Court to sanction the Scheme. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be automatically transferred to New Actavis in accordance with the terms of the Scheme. The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid New Warner Chilcott Shares to New Actavis in place of the Cancellation Shares cancelled pursuant to the Scheme. As a result of the Scheme, Warner Chilcott will become a wholly owned subsidiary of New Actavis. The Scheme and the Acquisition are subject to a number of conditions (summarized in paragraph 3 below and set out in full at Annex B to this joint proxy statement/prospectus).

The Scheme will require, among other things, approval by Scheme Shareholders as of the Voting Record Time at the Court Meeting, approval by Warner Chilcott Shareholders as of the Voting Record Time at the EGM and the hearing of the Irish High Court to sanction the Scheme (the “Court Hearing”).

Provided the conditions are satisfied or, to the extent applicable, waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the Irish High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM. It is expected that the Scheme will become effective and that the Acquisition will be completed during the second half of 2013.

3.	THE CONDITIONS

The Conditions to the Acquisition and the Scheme are set out in full at Annex B to this joint proxy statement/prospectus. In summary, the completion of the Acquisition and the Scheme is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions on or before the sanction of the Scheme by the Irish High Court pursuant to Section 201 of the Companies Act 1963:

•	the approval of the Transaction Agreement by Actavis stockholders holding over 50% of the outstanding voting shares of Actavis in a special stockholder meeting;

•

the approval of the Scheme by a majority in number of the Scheme Shareholders casting votes on the proposal representing 75% or more in value of the Scheme Shares held by such Scheme Shareholders at the Voting Record Time, present and voting either in person or by proxy at the Court Meeting (or at any adjournment of such meeting), and the approval by the requisite majorities of Warner Chilcott Shareholders of certain of the EGM resolutions at the EGM (or at any adjournment of such meeting);

•

the Irish High Court’s sanction of the Scheme of Arrangement and confirmation of the Reduction of Capital involved in such Scheme of Arrangement, and the delivery of an office copy of the Court Order and the minute required by Section 75 of the Companies Act 1963 to the Registrar of Companies and the registration of such Court Order and minute by the Registrar of Companies;

•

the NYSE having authorized, and not withdrawn its authorization, for listing of the New Actavis ordinary shares to be issued in the Acquisition and the proposed merger of MergerSub, an indirectly owned subsidiary of New Actavis, with and into Actavis (subject to satisfaction of any conditions to which such approval is expressed to be subject);

•

all applicable waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, having expired or having been terminated, in each case in connection with the Acquisition;

•

to the extent that the Acquisition (which the parties agree is not a concentration within the scope of the EC Merger Regulation) becomes subject to the EC Merger Regulation by virtue of a European Union member state referral: (i) the European Commission declares the Acquisition compatible with the common market under Article 6(1)(b), Article 8(1), or Article 8(2) of the EC Merger Regulation; and (ii) no formal indication having been made that a European Union or European Free Trade Association state member will take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the EC Merger Regulation in relation to the Acquisition or its financing;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of Germany, France, and any other applicable jurisdiction in which Actavis or Warner Chilcott conducts its operations that asserts jurisdiction over the Transaction Agreement, the Acquisition or the Scheme if the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to New Actavis (following the effective time);

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any governmental authority which prohibits consummation of the transaction having been entered and which is continuing to be in effect; and

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order.

In addition, Actavis’ and Warner Chilcott’s obligation to effect the Acquisition is conditioned, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations under the Transaction Agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

The Acquisition is also conditioned on the Scheme becoming effective and unconditional by not later than May 19, 2014 (or earlier if required by the Panel or later if the parties agree and (if required) the Panel consents and (if required) the Irish High Court allows). In addition, the scheme will lapse unless it is effective on or prior to February 19, 2014, subject to an extension to May 19, 2014, in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions. The merger is conditioned only upon the concurrent consummation and implementation of the Scheme and Acquisition. See “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page 174 of this joint proxy statement/prospectus for further information.

The complete text of the conditions appendix is attached as Annex B to this joint proxy statement/prospectus.

4.	CONSENTS AND MEETINGS

The Court Meeting is being held at the direction of the Irish High Court to seek the approval of the Scheme by Scheme Shareholders as of the Voting Record Time. The EGM is being convened to seek the approval of Warner Chilcott Shareholders as of the Voting Record Time with respect to certain resolutions that are necessary or desirable to effect and to implement the Scheme, as described below.

Whether or not a Scheme Shareholder votes in favor of the Scheme at the Court Meeting and/or a Warner Chilcott Shareholder votes in favor of the EGM resolutions at the EGM, if the Scheme becomes effective all Cancellation Shares will be cancelled and the Transfer Shares will be transferred to New Actavis in accordance with the terms of the Scheme and New Actavis will allot and issue the New Actavis

Consideration Shares to the former Scheme Shareholders (save that fractional entitlements to New Actavis Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements were sold).

Before the Irish High Court’s approval for the Scheme can be sought, the Scheme will require approval by the Scheme Shareholders as of the Voting Record Time at the Court Meeting and the passing of the requisite resolutions at the EGM. The Court Meeting will start at 8:00 a.m. (local time) and the EGM will start at 8:30 a.m. (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting) on that date.

Notices of the Court Meeting and the EGM are set out at the front of this joint proxy statement/prospectus. Entitlement to notice of and/or to vote at each meeting will be determined by reference to Register of Members of Warner Chilcott at the Voting Record Time. See “—Voting Your Ordinary Shares” and “—Voting Ordinary Shares Held in Street Name” below.

As of July 30, 2013, no Warner Chilcott Shares were in issue and held in treasury. Any Warner Chilcott Shares that are held in treasury will be cancelled on or prior to the Scheme becoming effective in accordance with Part XI of the Companies Act 1990.

As of July 30, 2013, 251,198,538 Warner Chilcott Shares were issued and outstanding and there were 1,096 registered Members whose names were registered in the Register of Members of Warner Chilcott.

4.1	Court Meeting

The Court Meeting has been convened for 8:00 a.m. (local time) on September 10, 2013 to enable Scheme Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and not a show of hands, and each Holder of Scheme Shares (other than Actavis or any of its affiliates) as of the Voting Record Time who is present (in person or by proxy) will be entitled to one vote for each Scheme Share held as of the Voting Record Time for the purposes of sub-paragraph (b) below. In order to conduct business at the Court Meeting a quorum must be present. At least two persons present in person and representing, in person or by proxy, more than 50% of the total issued voting rights of Warner Chilcott Shares will constitute a quorum for the transaction of business at the Court Meeting. The approval required at the Court Meeting is that those voting to approve the Scheme must:

(a)	represent a simple majority (being more than 50 percent) in number of those Scheme Shareholders as of the Voting Record Time present and voting in person or by proxy; and

(b)	also represent three-fourths (75 percent) or more in value of the Scheme Shares held by those Scheme Shareholders as of the Voting Record Time present and voting (in person or by proxy).

It is important that, for the Court Meeting, as many votes as possible are cast so that the Irish High Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders as of the Voting Record Time when it is considering whether to sanction the Scheme. You are therefore strongly urged to complete and return your Form of Proxy as soon as possible or submit a proxy by Internet or telephone in the manner provided below.

4.2	Extraordinary General Meeting

In addition, the EGM has been convened for 8:30 a.m. (local time) on September 10, 2013 (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting). A quorum must be present in order to conduct any business at the EGM. At least two persons present in person and representing, in person or by proxy, more than 50% of the total issued voting rights of Warner Chilcott Shares will constitute a quorum for the transaction of business at the EGM. The proposals to be voted upon by the Warner Chilcott Shareholders at the Voting Record Time at the EGM are set out in full under “The Special Meetings of Warner Chilcott’s Shareholders”. EGM resolutions #2 and #4, as described therein, are

“special resolutions”, which means that they require the approval of the Holders of at least 75 percent of the votes cast by the Holders of Warner Chilcott Shares as of the Voting Record Time present and voting, either in person or by proxy. The remaining EGM resolutions are “ordinary resolutions”, which means that they require the approval of the Holders of at least a majority of the votes cast by the Holders of Warner Chilcott Shares as of the Voting Record Time present and voting, either in person or by proxy. The merger and the Acquisition are conditioned on the approval of EGM resolutions #1 through #4. The merger and the Acquisition are not conditioned on the approval of EGM resolutions #5 through #7.

4.3	Court Hearing

Subject to the approval of the requisite resolutions proposed at the special meetings, the Court Hearing is expected to take place in the second half of 2013. Each Warner Chilcott Shareholder (but not a beneficial Holder or any Warner Chilcott Equity Award Holder) is entitled to be represented by counsel or a solicitor (at his or her own expense) at the Court Hearing to support or oppose the sanctioning of the Scheme. However, the Irish High Court has discretion to hear from interested parties.

4.4	Form of Proxy

Scheme Shareholders (with respect to the Court Meeting) and Warner Chilcott Shareholders (with respect to the EGM), in each case as of the Voting Record Time, have been sent the Form of Proxy. Scheme Shareholders and Warner Chilcott Shareholders are strongly urged to complete and return the Form of Proxy, as soon as possible and, in any event, no later than 11:59 p.m. (Eastern Time in the U.S.) on September 8, 2013. The Form of Proxy may also be handed to the chairman of the applicable meeting at the respective meetings on September 10, 2013 and will still be valid.

4.5	Voting Your Ordinary Shares

Scheme Shareholders or Warner Chilcott Shareholders, as applicable, may vote by proxy or in person at the Court Meeting and EGM. Warner Chilcott recommends that Scheme Shareholders and Warner Chilcott Shareholders submit their proxies even if they plan to attend either or both special meetings. If Scheme Shareholders or Warner Chilcott Shareholders vote by proxy, they may change their vote, among other ways, if they attend and vote at the special meetings.

If a Scheme Shareholder or Warner Chilcott Shareholder owns shares in his or her or its own name, such Scheme Shareholder or Warner Chilcott Shareholder is considered, with respect to those shares, the “shareholder of record”. If a shareholder’s shares are held in a stock brokerage account or by a bank or other nominee, such shareholder is considered the beneficial owner of shares held in “street name”.

If a Scheme Shareholder or Warner Chilcott Shareholder properly completes, signs, dates and returns a proxy card, such shareholder’s shares will be voted in accordance with his, her or its instructions. The named proxies will vote all shares at the special meetings for which proxies have been properly submitted and not revoked. If such shareholder signs and returns his, her or its proxy card appointing the chairman of the applicable special meeting as his, her or its proxy but does not mark the proxy card to tell the proxy how to vote on a voting item, such shares will be voted with respect to such voting item in accordance with the recommendations of the Warner Chilcott board of directors.

Scheme Shareholders of record and Warner Chilcott Shareholders of record may also vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 anytime up to 11:59 p.m. (Eastern Time in the U.S.) on September 8, 2013. Voting instructions are printed on the proxy card you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meetings.

4.6	Voting Ordinary Shares Held in Street Name

If shares are held in an account through a bank, broker or other nominee, the Holder must instruct the bank, broker or other nominee how to vote his, her or its shares by following the instructions that the bank, broker or other nominee provides to such Holder along with this joint proxy statement/prospectus. The bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote shares, so Scheme Shareholders and Warner Chilcott Shareholders should read carefully the materials provided to them by their banks, brokers or other nominees. Such shareholders may be eligible to submit such instructions electronically or by telephone.

If a shareholder who holds shares through a bank, broker or other nominee does not provide a signed voting instruction form (or otherwise submit his, her or its voting instructions in accordance with the procedures specified by his, her or its bank, broker or other nominee) to his, her or its bank, broker or other nominee, such shareholder’s shares will not be voted on any proposal on which the banks, brokers or other nominees do not have discretionary authority to vote. Brokers do not have discretionary authority to vote on any of the proposals.

Accordingly, if a shareholder who holds shares through a bank, broker or other nominee fails to provide a signed voting instruction form (or otherwise submit his, her or its voting instructions in accordance with the procedures specified by his, her or its bank, broker or other nominee) to his, her or its bank, broker or other nominee, his, her or its shares held through such bank, broker or other nominee will not be voted.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the special meetings, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals, if a beneficial owner of Warner Chilcott ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals.

5.	STRUCTURE OF SCHEME

It is proposed that, pursuant to the provisions of the Scheme, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be transferred to New Actavis in accordance with the terms of the Scheme.

The reserve arising from the cancellation of the Cancellation Shares will be capitalized and used to issue fully paid New Warner Chilcott Shares to New Actavis in place of the Cancellation Shares cancelled pursuant to the Scheme. Following the effective time, Warner Chilcott will be a wholly owned subsidiary of New Actavis.

6.	OPINION OF FINANCIAL ADVISOR TO WARNER CHILCOTT

Please see “The Transaction—Opinion of Warner Chilcott’s Financial Advisor”, beginning on page 96 of this joint proxy statement/prospectus.

7.	BOARD, MANAGEMENT AND EMPLOYEES

7.1	Generally

Upon the Scheme becoming effective, all of the Warner Chilcott directors intend to resign from the board of Warner Chilcott. Upon the Scheme becoming effective, one or more of the New Actavis directors will be appointed to the board of Warner Chilcott and five individuals who were members of the board of directors of Warner Chilcott as of the date of the Transaction Agreement will be appointed to the board of directors of New Actavis; provided however, that upon written notice from Actavis to Warner Chilcott, only four members of the board of directors of Warner Chilcott as of the date of the

Transaction Agreement shall be appointed to the board of directors of New Actavis and the remaining position shall be filled by a new independent director to be selected by the Actavis board of directors. Please see “The Transaction—Board of Directors and Management after the Transaction” beginning on page 119 of this joint proxy statement/prospectus.

7.2	Indemnification and Insurance

Indemnification rights in favor of each of the former and present directors and officers of Warner Chilcott are also included in Warner Chilcott’s articles of association.

Pursuant to the Transaction Agreement, New Actavis and Warner Chilcott have agreed to the continuation of certain existing indemnification rights in favor of each of the former and present directors and officers and employees of Warner Chilcott.

7.3	Employment and Benefits Matters

(a)	The Transaction Agreement provides that, for a period of one year following the effective time, New Actavis will provide to each continuing Warner Chilcott employee (i) base compensation that is no less favorable than the base compensation provided to such Warner Chilcott employee immediately before the effective time, (ii) a cash bonus opportunity in accordance with the bonus opportunity described in a schedule to the Transaction Agreement and (iii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, to either those opportunities and benefits (A) generally made available to similarly situated Actavis employees under New Actavis’ and Actavis’ compensation and benefit plans and programs or (B) provided to such Warner Chilcott employee immediately prior to the effective time.

(b)	In addition, the Transaction Agreement provides that, for a period of 18 months following the effective time, New Actavis will provide to each continuing Warner Chilcott employee severance benefits in accordance with the severance benefits formula described in a schedule to the Transaction Agreement, giving full effect for each employee’s length of all service with Warner Chilcott, its subsidiaries and their respective predecessors prior to the effective time and all service with New Actavis and its affiliates following the effective time.

(c)	The Transaction Agreement also contains customary provisions providing for the granting of service credit, the waiving of preexisting condition limitations, exclusions and waiting periods (to the extent possible) and recognition of co-payments, deductibles and out-of-pocket expenses for purposes of participation by Warner Chilcott employees in New Actavis and Actavis benefit plans.

(d)	Finally, Actavis acknowledges that a “change of control” (or similar phrase) under certain of Warner Chilcott’s benefit plans and compensatory arrangements will occur at or immediately prior to the effective time.

8.	WARNER CHILCOTT EQUITY AWARD HOLDERS

8.1	Treatment of Warner Chilcott Options

At the effective time, each outstanding option to purchase Warner Chilcott ordinary shares, whether or not vested, will be converted into an option to purchase, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such option immediately prior to the effective time, a number of New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the option immediately prior to the effective time by (b) 0.160, at a per share exercise price determined by dividing (x) the per share exercise price of such Warner Chilcott option immediately prior to the effective time by (y) 0.160 (rounded up to the nearest whole cent). Certain outstanding options will, by their terms, vest in connection with the transaction and be assumed by New Actavis in accordance with the preceding sentence. All fractional entitlements with respect to Warner Chilcott ordinary shares subject to options will be paid out in cash. Solely to the extent provided for in an award agreement evidencing an option to purchase Warner Chilcott ordinary shares, if an option becomes vested in connection with the scheme and the exercise price of an option exceeds or equals the Share Consideration Value (as defined below), the option will be cancelled and immediately terminated prior to the effective time without any payment therefor in accordance with the terms of the award agreement. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors (as defined below) of Warner Chilcott will become fully vested and exercisable and will be cancelled and converted into the right to receive from New Actavis 0.160 of a New Actavis ordinary share for each Net Share (as defined below) subject to the option immediately prior to the effective time, net of applicable tax withholdings. Further, each outstanding option to purchase Warner Chilcott ordinary shares held by Section 16 reporting officers and directors of Warner Chilcott with an exercise price that exceeds or equals the Share Consideration Value will be canceled and immediately terminated prior to the effective time without any payment therefor.

For the purpose of this joint proxy statement/prospectus, “Net Share” means a number of whole and partial Warner Chilcott ordinary shares (computed to the nearest five decimal places) equal to the quotient obtained by dividing (A) the product of (1) the number of Warner Chilcott ordinary shares subject to the option immediately prior to the effective time and (2) the excess of the Share Consideration Value (as defined below) over the exercise price per option immediately prior to the effective time by (B) the Share Consideration Value. “Section 16 reporting officers and directors” means those current and former officers and directors who are subject to the reporting requirements of Section 16(a) of the Exchange Act during the six-month period preceding the effective time. “Share Consideration Value” means the product of (x) 0.160 and (y) the average, rounded down to the nearest cent, of the closing sale price of an Actavis common share on the NYSE as reported by The Wall Street Journal for the five trading days preceding the day on which the effective time occurs.

8.2	Treatment of Other Warner Chilcott Equity Awards

At the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and restricted share units will be converted into the right to receive, on the same terms and conditions (including vesting and other lapse restrictions) as were applicable to such award immediately prior to the effective time, an award denominated in New Actavis ordinary shares (rounded down to the nearest whole share) determined by multiplying (a) the number of Warner Chilcott ordinary shares subject to the award immediately prior to the effective time by (b) 0.160. All fractional entitlements with respect to Warner Chilcott restricted ordinary shares and restricted share units will be paid out in cash. With respect to each award of Warner Chilcott performance-based restricted ordinary shares and restricted share units, the number of Warner Chilcott ordinary shares subject to such award will equal the number of Warner Chilcott ordinary shares subject to the award in accordance with the terms of the applicable award agreement (which deems performance to have been achieved at 100% of target upon a change in control). Certain Warner Chilcott restricted ordinary shares and restricted share units will, by their terms, vest in connection with the transaction. To the extent that an award of Warner Chilcott restricted ordinary shares or restricted share units will become vested in connection with the transaction, each such award will be converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time. Notwithstanding the foregoing, because of the adverse tax consequences of Section 4985, immediately prior to the effective time, each issued and outstanding award of Warner Chilcott restricted ordinary shares and restricted share units held by Section 16 reporting officers and directors of Warner Chilcott will become fully vested and will be cancelled and converted into the right to receive from New Actavis, net of applicable tax withholdings, 0.160 of a New Actavis ordinary share for each Warner Chilcott ordinary share subject to the award immediately prior to the effective time.

All holders of awards of Warner Chilcott restricted ordinary shares and restricted share units are entitled to dividend-equivalent cash bonus payments (or in certain jurisdictions, dividends) with respect to their outstanding awards in an amount equal to the amount of dividends paid by Warner Chilcott during the applicable vesting periods. These dividend-equivalent cash bonus payments (or dividends, as applicable) vest and become payable on the same schedule and in accordance with the same terms as the associated award of Warner Chilcott restricted ordinary shares or restricted share units.

9.	THE WARNER CHILCOTT DIRECTORS AND EXECUTIVE OFFICERS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

In considering the recommendation of the Warner Chilcott board of directors, you should be aware that certain directors and executive officers of Warner Chilcott will have interests in the proposed transaction that may be different from, or in addition to, the interests of Warner Chilcott’s shareholders generally and which may create potential conflicts of interest. These interests are described in more detail and quantified below. The Warner Chilcott board of directors was aware of these interests and considered them when it evaluated, negotiated and approved the Transaction Agreement and in making its recommendations to the shareholders of Warner Chilcott.

In addition to certain recent additions to its executive leadership team and board of directors, Warner Chilcott has experienced certain recent departures from its executive leadership team (including Marinus Johannes (“Hans”) van Zoonen, former President, Europe/International and Marketing, and Izumi Hara, former Senior Vice President, General Counsel and Secretary) and its board of directors (including Stephen Murray and Liam Fitzgerald). Pursuant to SEC rules, information regarding the interests of these former executive officers (who are each named executive officers of Warner Chilcott) and former non-employee directors is required to be provided in this joint proxy statement/prospectus, and therefore is included in the disclosure below as applicable. To the extent applicable, the equity holding information provided for each such individual is current as of the date that such individual ceased being an executive officer or director of Warner Chilcott, as applicable: Mr. van Zoonen (April 1, 2013); Ms. Hara (December 31, 2012); Mr. Murray (February 4, 2013); and Mr. Fitzgerald (May 2, 2013).

9.1	Equity

(a)	Pursuant to the Transaction Agreement, the ordinary shares and equity awards held by the directors and executive officers of Warner Chilcott will be treated as described in the preceding paragraph 8 captioned “Warner Chilcott Equity Award Holders”.

(b)

The estimated values of the ordinary shares and equity awards (including dividend-equivalent cash bonus payments (or dividends), as applicable) held by the directors and executive officers of Warner Chilcott are quantified below. The values assume that the effective time occurs on December 31, 2013, that the directors and executive officers will not sell or acquire Warner Chilcott ordinary shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013 and that Warner Chilcott will not declare and pay a semi-annual dividend in the second half of 2013 (although no determination with respect thereto has been made). Further, the values were calculated using a price per share of $20.08, the average closing market price of Warner Chilcott’s ordinary shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The value of each unvested option is calculated as the difference between (a) $20.08 and (b) its exercise price. No value has been included for options with a per share exercise price greater than or equal to $20.08 because “underwater” options will be cancelled without consideration. For non-employee directors, the estimated value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Bloem ($744,172), Mr. Fitzgerald ($214,464), Mr. King ($27,701,974) and Mr. O’Sullivan ($493,420); and the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is, for Messrs. Bloem, King and O’Sullivan and Ms. Howson ($159,497 each) (as noted above, for former directors, these values are based on equity holdings current as of the date that such individual ceased being a director of Warner Chilcott). For named executive officers, the estimated value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Boissonneault ($57,846,702), Mr. Herendeen ($6,832,104), Mr. Howard ($2,387,317), Mr. van Zoonen ($3,443,669), and Ms. Hara ($1,964,713) (as noted above, for former executive officers, these values are based on equity holdings current as of the date that such individual ceased being an executive officer of Warner Chilcott); and for the estimated value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time, see “—Golden Parachute Compensation” below. For executive officers who are not named executive officers, the estimated aggregate value of the Warner Chilcott ordinary shares and equity awards currently vested or scheduled to vest before the assumed effective time is approximately $13.6 million; and the estimated aggregate value in respect of equity awards that are expected to vest and be converted into New Actavis ordinary shares at the effective time is approximately $12.8 million.

9.2	Individual Agreements

(a)	Each of Warner Chilcott’s executive officers is party to individual agreements that provide for certain compensation and benefits in the event that his or her employment is terminated by Warner Chilcott without “Cause” or by the executive for “Good Reason” (as such terms are defined in the applicable agreement) (each, a “qualifying termination”), at any time within one year or two years, as applicable, following the effective time, and, in certain cases for non-named executive officers, upon the effective time. Warner Chilcott’s executive officers will be entitled to cash severance as follows: (a) if Mr. Howard or any of the executive officers who are not named executive officers experience a qualifying termination within one year following the effective time, such executive will be entitled to receive cash severance equal to the sum of one-and-one-half times (i) such executive’s base salary in effect on the date of termination of employment and (ii) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs or (b) if Messrs. Boissonneault or Herendeen experience a qualifying termination within two years following the effective time consummation of the scheme, such executive will be entitled to receive a cash lump sum equal to the sum of two times (i) such executive’s base salary in effect on the date of termination and (ii) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs. Upon a qualifying termination that occurs during the periods described above, the executive officer would be entitled to continued health and welfare benefits for 12 months (Mr. Boissonneault) or 18 months (Mr. Howard and each of the executive officers who are not named executive officers) following termination of employment. Mr. Herendeen is not entitled to continued health and welfare benefits following termination of employment. Upon a qualifying termination that occurs during the periods described above, the executive officers subject to Section 4999 would be eligible to receive a reimbursement for the excise tax (if any) imposed on the executives under Section 4999 on the value of the payments and benefits that they would receive in connection with the scheme.

(b)	For an estimate of the value of the payments and benefits described above that would be payable to each of Warner Chilcott’s named executive officers, see “—Golden Parachute Compensation” below. The estimated aggregate value of the cash payments, the health and welfare benefits continuation and the tax reimbursement payments described above that would be payable to all of Warner Chilcott’s executive officers who are not named executive officers if the effective time occurs on December 31, 2013 and all such executive officers experience a qualifying termination during the periods described above is approximately $12.7 million.

9.3	Prorated Bonuses

(a)	Pursuant to the Transaction Agreement, Warner Chilcott’s employees (including its executive officers) will be entitled to receive, to the extent that such individual’s 2013 bonus has not been previously paid and such individual experiences a qualifying termination, such individual’s 2013 annual bonus (prorated through the date of termination of employment and based on actual performance).

(b)	For an estimate of the payments described above that would be payable to each of Warner Chilcott’s named executive officers, see “—Golden Parachute Compensation” below. The estimated aggregate value of the prorated bonuses that would be payable to all of Warner Chilcott’s executive officers who are not named executive officers if the effective time occurs on December 31, 2013 and all such executive officers experience a qualifying termination during the periods described above is approximately $1.6 million.

9.4	Indemnification and Insurance

Pursuant to the terms of the Transaction Agreement, Warner Chilcott’s current and former directors and executive officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page 172 of this joint proxy statement/prospectus.

9.5	Actavis or New Actavis Arrangements

It is possible that, prior to the effective time, some or all of Warner Chilcott’s executive officers may discuss or enter into agreements, arrangements or understandings with New Actavis or Actavis or any of their respective affiliates regarding their continuing employment with New Actavis, Actavis or one or more of their respective affiliates. However, as of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into or discussed. No framework regarding compensation has been provided by New Actavis or Actavis beyond what is provided for in the Transaction Agreement (see “The Transaction Agreement—Covenants and Agreements—Employee Benefits” beginning on page 173 of this joint proxy statement/prospectus for a summary of New Actavis’ obligations to Warner Chilcott’s employees during the specified periods following the effective time).

9.6	Golden Parachute Compensation

The table below sets forth estimates of the compensation that is based on or otherwise relates to the scheme and that may become payable to each of Warner Chilcott’s named executive officers, assuming the effective time occurred on December 31, 2013, and, except for the named executive officers who are former executive officers, the executive officer experienced a qualifying termination on such date. See the footnotes to the tables for additional assumptions.

Warner Chilcott shareholders are being asked to approve, on a non-binding advisory basis, specified compensatory arrangements between Warner Chilcott and its named executive officers relating to the transaction (see “Warner Chilcott Shareholder Vote on Specified Compensatory Arrangements” beginning on page 183 of this joint proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding on either Warner Chilcott or Actavis. Accordingly, if the Transaction Agreement is approved by Warner Chilcott shareholders and the scheme is consummated, the compensation will be payable, subject only to the conditions applicable thereto (which are described in the footnotes to this table), regardless of the outcome of the vote to approve such compensation.

Name	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Current Executive Officers

Roger M. Boissonneault, President and Chief Executive Officer	5,625,784	13,582,266	25,000	5,233,902	24,466,952

Paul Herendeen, Executive Vice President and Chief Financial Officer	2,302,666	4,449,495	—	1,956,347	8,708,508

Alvin D. Howard, Senior Vice President, Regulatory Affairs	969,249	1,698,930	37,500	—	2,705,679

Former Executive Officers

Hans van Zoonen, Former President, Europe/International and Marketing (5)	—	780,120	—	—	780,120

Izumi Hara, Former Senior Vice President, General Counsel and Secretary (6)	—	—	—	—	—

(1)	Pursuant to their employment agreements, if Messrs. Boissonneault or Herendeen experience a qualifying termination within two years following the effective time, such executive would be entitled to receive cash severance in an amount equal to the sum of two times (a) such executive’s base salary in effect on the date of termination and (b) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs. The cash severance will be payable as a lump sum cash payment within 10 days after such executive’s last day of active employment. As a condition to the receipt of these payments, Messrs. Boissonneault and Herendeen each agrees to deliver an irrevocable release of claims in favor of Warner Chilcott and not to compete or solicit customers or employees for a period of 24 months following his termination of employment.

Pursuant to his severance agreement, if Mr. Howard experiences a qualifying termination within one year following the effective time, he would be entitled to receive cash severance in an amount equal to the sum of one-and-one-half times (a) his base salary in effect on the date of termination and (b) the annual cash bonus paid to him for the calendar year immediately preceding the year in which the date of termination occurs. The cash severance will be payable in equal monthly installments over a period of 18 months, except that an amount equal to the first two installments will be paid as a lump sum on the date that the payments commence following the delivery by him of an irrevocable release of claims (described below). As a condition to the receipt of these payments, he agrees to deliver an irrevocable release of claims in favor of Warner Chilcott and not to compete or solicit customers or employees for a period of 18 months following his termination of employment.

Pursuant to the Transaction Agreement, Warner Chilcott’s employees (including its named executive officers) will be entitled to receive, to the extent that such individual’s 2013 bonus has not been previously paid and such individual experiences a qualifying termination, such individual’s 2013 annual bonus (prorated through the date of termination of employment and based on actual performance). The prorated bonus will be paid in a lump sum on the date of termination of employment.

The following table sets forth the amount of base salary continuation payments, annual bonus payments and prorated bonus payments that each of the eligible named executive officers of Warner Chilcott would be entitled to receive if the executive experiences a qualifying termination as described above. These amounts are deemed to be “double-trigger” because they are conditioned upon a termination without cause or resignation of service for good reason.

Name	Base Salary ($)	Annual Bonus ($)	Prorated Bonus ($)	Total ($)
Roger M. Boissonneault	2,190,759	2,339,646	1,095,379	5,625,784
Paul Herendeen	1,058,224	847,608	396,834	2,302,666
Alvin D. Howard	586,976	186,614	195,659	969,249

(2)	The amounts in this column reflect the value of the accelerated vesting of the named executive officer’s unvested equity awards that would occur immediately prior to the effective time, as provided by the Transaction Agreement. In connection with the scheme, the named executive officers will be entitled to receive New Actavis ordinary shares in exchange for Warner Chilcott equity awards and not cash payments. The acceleration of these equity awards is deemed to be “single-trigger” because it will occur immediately prior to the effective time and is not conditioned upon a termination or resignation of service. The following table breaks down these amounts by type of award. The values in the following table assume that the named executive officers will not sell or acquire Warner Chilcott ordinary shares or equity awards between the date of this joint proxy statement/prospectus and December 31, 2013 and were calculated using a price per share of $20.08, the average closing market price of Warner Chilcott’s ordinary shares over the first five business days following the first public announcement of the signing of the proposed transaction on May 20, 2013. The value of each unvested option is calculated in accordance with SEC rules as the difference between (a) $20.08 (the price per share of Warner Chilcott ordinary shares, as determined above) and (b) its exercise price. No value has been included for options with a per share exercise price greater than or equal to $20.08 because “underwater” options will be cancelled without consideration. Further, the table assumes that Warner Chilcott will not declare and pay a semi-annual dividend in the second half of 2013 (although no determination with respect thereto has been made). All performance is deemed to have been achieved at 100% of target upon a change in control.

Name	Stock Options ($)	Restricted Shares ($)	Restricted Share Units ($)	Dividend Equivalents ($)	Total ($)
Roger M. Boissonneault	3,604,117	4,165,797	4,634,464	1,177,888	13,582,266
Paul Herendeen	1,173,425	1,401,945	1,492,546	381,579	4,449,495
Alvin D. Howard	452,705	501,116	612,239	132,870	1,698,930
Hans van Zoonen (a)	—	—	637,299	142,821	780,120

(a)	Although Mr. van Zoonen is no longer employed by Warner Chilcott, he holds unvested performance-based restricted share units that, pursuant to his separation arrangement, continue to be eligible to vest.

(3)	The amounts in this column reflect the value of continued health and welfare benefits that each eligible named executive officer is entitled to receive (including for his spouse and dependents) under his employment agreement or severance agreement, as applicable, upon a qualifying termination during the specified periods. Mr. Boissonneault would be entitled to receive 12 months of continued health and welfare benefits and Mr. Howard would be entitled to receive 18 months of continued health and welfare benefits. These amounts are deemed to be “double-trigger” because they are conditioned upon a termination without cause or resignation of service for good reason.
(4)	The amounts in this column reflect reimbursement of taxes that may be payable by the named executive officers pursuant to their employment agreements or severance agreements, as applicable. A 20% excise tax may be imposed on the named executive officers of Warner Chilcott under Section 4999 on the value of the payments and benefits that they receive in connection with the scheme. If the amount of the payments and benefits equals or exceeds three times the named executive officer’s average annual compensation for 2008 through 2012, the tax would be imposed on the amount of the payments and benefits to the extent that the amount exceeded one times the named executive officer’s average annual compensation for such period. Estimated excise tax reimbursements are subject to change based on the actual closing date of the scheme, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value that may be determined to be reasonable compensation for services provided after the effective time, which may reduce the amount of the potential excise tax reimbursements.
(5)	Mr. van Zoonen ceased to be a Warner Chilcott executive officer and employee on April 1, 2013.
(6)	Ms. Hara ceased to be a Warner Chilcott executive officer and employee on December 31, 2012.

10.	TAXATION

Please refer to “Certain Tax Consequences of the Transaction” beginning on page 125 of this joint proxy statement/prospectus for a description of the material U.S. and Irish tax consequences of the Scheme to Warner Chilcott shareholders.

11.	SETTLEMENT, LISTING AND DEALINGS

Following the consummation of the Acquisition, Warner Chilcott Shares will be delisted from NASDAQ and deregistered under the Exchange Act.

Actavis has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration to Scheme Shareholders.

11.1	Consideration

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled under the Acquisition will be effected within 14 days of the Effective Date by New Actavis allotting and issuing the New Actavis Consideration Shares to the persons entitled thereto, unless otherwise properly directed by the person entitled thereto.

11.2	General

(a)	Fractional entitlements to New Actavis Consideration Shares will be aggregated and sold in the market by the Exchange Agent with any sale proceeds being distributed in cash pro rata to the Scheme Shareholders whose fractional entitlements have been sold.

(b)	All payments shall be made in U.S. dollars ($).

(c)	New Actavis has confirmed that, except with the consent of the Panel, any consideration that a Warner Chilcott Shareholder is entitled to receive from New Actavis will be implemented in full without regard to any lien, right of set-off, counterclaim or other analogous right to which New Actavis may be, or claim to be, entitled against any such Warner Chilcott Shareholder.

(d)	All documents and remittances sent to Scheme Shareholders (or in accordance with their directions) will be dispatched at their own risk.

(e)	It is intended that all cheques issued by the Exchange Agent shall be drawn on a clearing bank in the State of New York.

11.3	Certain Effects of the Scheme

At the completion of the Acquisition, which is expected in the second half of 2013, Actavis and Warner Chilcott will be combined under a new company incorporated in Ireland, where Warner Chilcott is incorporated today, that will be named Actavis plc. New Actavis Ordinary Shares allotted and issued to former Scheme Shareholders will rank equally in all respects with the existing New Actavis Ordinary Shares and will be entitled to receive any dividends or other distributions declared or paid by New Actavis in respect of New Actavis Ordinary Shares with a record date on or after the date of their issue. Accordingly, former Scheme Shareholders will have an opportunity to share in the future earnings, dividends or growth, if any, of New Actavis.

12.	OVERSEAS SHAREHOLDERS

As regards overseas shareholders, the Acquisition may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This explanatory statement has been prepared for the purposes of complying with the laws of Ireland and the U.S. and the Takeover Rules and the rules of the SEC, respectively (to the extent applicable), and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside Ireland and the U.S.

Overseas shareholders are encouraged to consult their local tax advisor.

13.	ACTION TO BE TAKEN

Please refer to “The Special Meetings of Warner Chilcott’s Shareholders” beginning on page 53 of this joint proxy statement/prospectus for a summary of the actions to be taken.

14.	FURTHER INFORMATION

Your attention is drawn to the conditions and further terms of the Acquisition set out in the remaining parts of this document, all of which form part of this document.

PART 3—THE SCHEME OF ARRANGEMENT

2013 No. 322 COS

THE HIGH COURT

IN THE MATTER OF WARNER CHILCOTT PUBLIC LIMITED COMPANY

AND IN THE MATTER OF THE COMPANIES ACTS 1963 TO 2012

SCHEME OF ARRANGEMENT

(UNDER SECTION 201 OF THE COMPANIES ACT 1963)

BETWEEN

WARNER CHILCOTT PUBLIC LIMITED COMPANY

AND

THE HOLDERS OF THE SCHEME SHARES

(AS HEREINAFTER DEFINED)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Acquisition,” the proposed acquisition by New Actavis of Warner Chilcott;

“Act,” the Companies Acts 1963 to 2012 of Ireland;

“Actavis,” Actavis, Inc., a company incorporated in Nevada, United States of America;

“Business Day,” any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorized or required by law or executive order to be closed;

“Cancellation Record Time,” 10:00 p.m. (Irish time) on the day before the Irish High Court hearing to sanction the Scheme;

“Cancellation Shares,” any Warner Chilcott Shares in issue before the Cancellation Record Time, but excluding, in any case, the Transfer Shares, the Designated Shares and the Treasury Shares;

“Circular,” the joint proxy statement/prospectus dated July 31, 2013 sent by Warner Chilcott to Warner Chilcott Shareholders (and for information only, to Warner Chilcott Equity Award Holders) of which this Scheme forms part;

“Court Meeting,” the meeting or meetings of the Scheme Shareholders (and any adjournment thereof) convened by order of the Irish High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Order,” the order or orders of the Irish High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“Designated Shares,” means the seven Warner Chilcott Shares to be held by nominees appointed by New Actavis on behalf of New Actavis, in each case from a date prior to the date on which the Court Meeting is held;

“Effective Date,” the date on which this Scheme becomes effective in accordance with its terms;

“Exchange Agent,” American Stock Transfer & Trust Company LLC, or another bank or trust company appointed by Actavis (and reasonably acceptable to Warner Chilcott) to act as exchange agent for the payment of the scheme consideration;

“Extraordinary General Meeting” or “EGM,” the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Form of Proxy,” the Form of Proxy for the Court Meeting and the EGM;

“Holder,” in relation to any Warner Chilcott Share, the Member whose name is entered in the Register of Members as the holder of the share, and “Joint Holders” shall mean the Members whose names are entered in the Register of Members as the joint holders of the share, and includes any person(s) entitled by transmission;

“Irish High Court,” the High Court of Ireland;

“Members,” members of Warner Chilcott on its Register of Members at any relevant date (and each a “Member”);

“New Actavis,” Actavis public limited company, a public limited company incorporated in Ireland with registered number 527629 and having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2;

“New Actavis Consideration Shares,” the New Actavis Ordinary Shares proposed to be issued and credited as fully paid to Scheme Shareholders pursuant to the Scheme and forming part of the Scheme Consideration;

“New Actavis Ordinary Shares,” the ordinary shares of US$0.0001 each in the capital of New Actavis;

“New Warner Chilcott Shares,” the ordinary shares of US$0.01 each in the capital of Warner Chilcott to be issued credited as fully paid up to New Actavis;

“Reduction of Capital,” the reduction of the share capital of Warner Chilcott by the cancellation of the Cancellation Shares to be effected as part of the Scheme as referred to in Clause 1.1 of this Scheme;

“Register of Members,” the register of members maintained by Warner Chilcott pursuant to the Act;

“Registrar,” the Registrar of Companies in Dublin, Ireland;

“Restricted Jurisdiction,” any jurisdiction in relation to which Warner Chilcott is advised that the release, publication or distribution of the Circular or the related Form of Proxy or the allotment and issue of New Actavis Consideration Shares, would or might infringe the laws of that jurisdiction or would or might require compliance with any governmental or other consent or any registration, filing or other formality that Warner Chilcott is unable to comply with or regards as unduly onerous to comply with;

“Restricted Overseas Shareholder,” a Scheme Shareholder (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any Scheme Shareholder whom Warner Chilcott believes to be in, or resident in, a Restricted Jurisdiction;

“Scheme” or “Scheme of Arrangement,” the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court and agreed to by Actavis, New Actavis and Warner Chilcott;

“Scheme Consideration,” the New Actavis Consideration Shares;

“Scheme Record Time,” 10:00 p.m. (Irish time) on the day before the Effective Date;

“Scheme Shareholder,” a Holder of Scheme Shares;

“Scheme Shares,” the Cancellation Shares and the Transfer Shares;

“Transfer Shares,” Warner Chilcott Shares issued at or after the Cancellation Record Time and before the Scheme Record Time excluding, for the avoidance of doubt, the Designated Shares and Treasury Shares;

“Treasury Shares,” any shares held in Warner Chilcott by Warner Chilcott and/or any of its subsidiaries;

“US” or “United States,” the United States, its territories and possessions, any state of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US$,” “$” or “USD,” United States dollars, the lawful currency of the United States of America;

“Voting Record Time,” close of business (Eastern Time in the United States) on July 30, 2013;

“Warner Chilcott,” Warner Chilcott Public Limited Company incorporated in Ireland with registered number 471506 and having its registered address at 1 Grand Canal Square, Docklands Dublin 2, Ireland;

“Warner Chilcott Equity Award Holders,” the holders of Warner Chilcott Options and/or Warner Chilcott Share Awards;

“Warner Chilcott Option,” an option to purchase Warner Chilcott Shares;

“Warner Chilcott Share Award,” an award denominated in Warner Chilcott Shares, other than a Warner Chilcott Option;

“Warner Chilcott Shareholders,” the holders of Warner Chilcott Shares;

“Warner Chilcott Shares,” the ordinary shares of US$0.01 each in the capital of Warner Chilcott;

and references to Clauses are to Clauses of this Scheme.

(B)	The authorized share capital of Warner Chilcott at the date of this Scheme is €40,000 and US$6 million divided into 40,000 ordinary shares of €1.00 each, 500 million ordinary shares of US$0.01 each and 100 million preferred shares of US$0.01 each. As of July 30, 2013, 251,198,538 Warner Chilcott Shares in the share capital of Warner Chilcott (excluding any Treasury Shares) have been issued and are credited as fully paid and the remainder are unissued.

(C)	As of the close of business on the date of the Cancellation Record Time, New Actavis (and/or its nominees) owned the Designated Shares.

(D)	Actavis and New Actavis have agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to submit thereto. Actavis and New Actavis undertake to the Irish High Court to be bound by and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or them for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Cancellation of the Cancellation Shares

1.1	Pursuant to sections 72 and 201 of the Act and Article 46 of the articles of association of Warner Chilcott, the issued share capital of Warner Chilcott shall be reduced by cancelling and extinguishing all of the Cancellation Shares without thereby reducing the authorized share capital of Warner Chilcott.

1.2	Forthwith and contingently upon the Reduction of Capital taking effect:

(a)	the issued share capital of Warner Chilcott shall be increased to its former amount by the allotment and issue to New Actavis or its nominee (to be held on bare trust) of such number of New Warner Chilcott Shares in the capital of Warner Chilcott as shall be equal to the number of Cancellation Shares, with each such New Warner Chilcott Share having the same rights as the Cancellation Shares so cancelled; and

(b)	the reserve arising in the books of account of Warner Chilcott as a result of the said Reduction of Capital shall be capitalized and applied in paying up in full at par the New Warner Chilcott Shares allotted pursuant to Clause 1.2(a), which shall be allotted and issued credited as fully paid to New Actavis or its nominee (to be held on bare trust).

1.3	New Warner Chilcott Shares allotted and issued to New Actavis or its nominee (to be held on bare trust) pursuant to Clause 1.2(b) shall be credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

2.	Consideration for the Cancellation Shares, the Transfer Shares and the allotment of the New Warner Chilcott Shares

2.1	In consideration for the cancellation of the Cancellation Shares pursuant to Clause 1.1, the transfer of the Transfer Shares pursuant to Clause 4 and the allotment and issue of the New Warner Chilcott Shares as provided in Clause 1.2, New Actavis shall allot and issue credited as fully paid, in accordance with the provisions of Clause 5 below, to each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share 0.160 of a New Actavis Consideration Share.

Fractional entitlements to New Actavis Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro rata to the Scheme Shareholders in accordance with the fractional entitlements to which they would otherwise have been entitled; in each case, in accordance with the Scheme.

2.2	None of Actavis, New Actavis or Warner Chilcott shall be liable to any Scheme Shareholder for any cash payment, dividends or distributions with respect to Scheme Shares delivered to a public official in compliance with any abandoned property, escheat or law permitting attachment of money or property or similar law.

3.	New Actavis Consideration Shares

The New Actavis Consideration Shares shall:

3.1	be allotted and issued to each Holder credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever; and

3.2	rank equally in all respects with the existing or to-be-issued New Actavis Consideration Shares and shall be entitled to receive any dividends or other distributions declared or paid by New Actavis in respect of New Actavis Consideration Shares with a record date on or after the date of their issue.

4.	Acquisition of Transfer Shares

Contingently upon and immediately following the cancellation of the Cancellation Shares becoming effective in accordance with the terms of this Scheme, the allotment of the New Warner Chilcott Shares referred to in Clause 1.2(a) of this Scheme and the registration of such New Warner Chilcott Shares in the name of New Actavis or its nominee (to be held on bare trust for New Actavis), New Actavis shall automatically, and without any further action required, acquire the Transfer Shares (including the legal and beneficial interest therein) of each Holder appearing in the Register of Members at the Scheme Record Time as the Holder of Transfer Shares fully paid, free from all liens, equities, charges, encumbrances and other interests and together with all and any rights at the date of this Scheme or thereafter attached thereto including voting rights and the right to receive and retain in full all dividends and other distributions declared, paid or made thereon, on the Effective Date.

5.	Settlement of Consideration

5.1	Actavis has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration. For this purpose, on or immediately after the Completion, New Actavis shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Scheme Shareholders evidence of shares in book-entry form representing the aggregate New Actavis Consideration Shares.

5.2	Not later than 14 days after the Effective Date, New Actavis shall allot and issue the New Actavis Consideration Shares which it is required to allot and issue to the persons entitled thereto in accordance with Clause 2.1, unless otherwise properly directed by the person entitled thereto.

5.3

Each mandate in force on the Effective Date relating to the payment of dividends or other distributions on any Scheme Shares and other instructions given to Warner Chilcott by Holders shall, unless notice of revocation of such instructions is received by the Exchange Agent prior to the Scheme Record Time, be deemed to be an effective mandate or instruction to New Actavis to pay and dispatch the Scheme Consideration payable under Clause 2 in accordance with such mandate.

6.	Overseas Shareholders

6.1	The provisions of Clauses 2, 3, 4 and 5 shall be subject to any prohibition or condition imposed by law. Warner Chilcott may in its sole discretion determine that the New Actavis Consideration Shares will not be available in any Restricted Jurisdiction and/or that any Restricted Overseas Shareholder will not be entitled to require that the New Actavis Consideration Shares be registered in his/her name with an address in such jurisdiction.

6.2	Notwithstanding the provisions of Clause 6.1, Warner Chilcott retains the right to permit the release, publication or distribution of the Circular or the Form of Proxy to any Restricted Overseas Shareholder who satisfies Warner Chilcott (in its sole discretion) that doing so will not infringe the laws of the relevant Restricted Jurisdiction or require compliance with any governmental or other consent or any registration, filing or other formality that Warner Chilcott is unable to comply with or regards as unduly onerous to comply with.

7.	The Effective Date

7.1	This Scheme shall become effective as soon as an office copy of the Court Order and a copy of the minutes required by Section 75 of the Act shall have been duly delivered by the Company to the Registrar for registration and registered by him, all of which deliveries shall be subject to Clause 7.3.

7.2	The Acquisition will be conditioned upon the Scheme becoming effective and unconditional by not later than May 19, 2014, or such later date as Actavis and Warner Chilcott may, with (if required) the consent of the Panel, agree and (if required) the Irish High Court allows. In addition, the scheme will lapse unless it is effective on or prior to February 19, 2014, subject to an extension to May 19, 2014, in certain circumstances if the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions.

7.3	Warner Chilcott, Actavis and New Actavis have agreed that in certain circumstances the necessary actions to seek sanction of this Scheme may not be taken.

8.	Modification

8.1	The Company, Actavis and New Actavis may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or any condition that the Irish High Court may approve or impose.

9.	Costs

9.1	Warner Chilcott is authorized and permitted to pay all of its costs and expenses relating to the negotiation, preparation, approval and implementation of this Scheme.

10.	Governing Law

10.1	The Scheme shall be governed by, and construed in accordance with, the laws of Ireland and Warner Chilcott and the Scheme Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

Dated: July 31, 2013

PART 4—ADDITIONAL INFORMATION

(as required by the Irish Takeover Rules)

1.	Responsibility

1.1	The directors of Actavis accept responsibility for the information contained in this document, other than that relating to Warner Chilcott, its Associates (as defined in paragraph 4 below) and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Actavis (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The directors of Warner Chilcott accept responsibility for the information contained in this document relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Warner Chilcott (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and Registered Office

2.1	The Actavis directors are:

Paul M. Bisaro
Christopher W. Bodine
Michael J. Fedida
Michel J. Feldman
Albert F. Hummel
Catherine M. Klema
Jack Michelson
Ronald R. Taylor
Andrew L. Turner
Fred G. Weiss

Actavis’ Corporate Headquarters is located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054, U.S.

2.2	The Warner Chilcott directors are:

James H. Bloem
Roger M. Boissonneault
John P. Connaughton
Paul Herendeen
Tamar D. Howson
John A. King, Ph.D.
Patrick J. O’Sullivan

Warner Chilcott’s registered office is 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

3.	Certain Financial Effects of the Scheme

A.	The following tables show certain financial effects for a holder of 100 Warner Chilcott shares if the scheme becomes effective; in particular the effect on such shareholder’s capital and income position as a Warner Chilcott shareholder. The tables disregard tax effects arising as a result of the scheme becoming effective. In particular, they disregard the tax consequences of holding Warner Chilcott shares and New Actavis ordinary shares, as well as the tax consequences of the cancellation of Warner Chilcott shares if the scheme becomes effective. The tables are for illustrative purposes only and are made on the bases and assumptions set out in the notes below, assuming that the scheme becomes effective.

B.	Capital Value

	Notes	$

Market value of 100 Warner Chilcott shares	1	1,921
Market value of 16 New Actavis ordinary shares	2	2,062
Total value of scheme consideration		2,062
Increase in capital value		141
This represents an increase of approximately		7%

C.	Gross Income

	Notes	$

Gross dividend income from 100 Warner Chilcott shares	3, 4	50
Gross dividend income from 16 New Actavis ordinary shares	5	0
Total gross income from consideration		0
Decrease in gross income		(50)
This represents a decrease of approximately		(100%)

Notes:

1.	Based on the closing price of $19.21 per Warner Chilcott share on May 17, 2013 (being the last business day preceding the announcement of the transaction).
2.	Based on the closing price of $128.85 per Actavis common share on July 25, 2013 (being the last practicable date before the printing of this joint proxy statement/prospectus).
3.	The gross income on Warner Chilcott shares is based on Warner Chilcott’s semi-annual cash dividend of $0.25 per share paid on June 14, 2013, annualized for one year.
4.	No dividend subsequent to the June 2013 semi-annual dividend has been declared or is payable on Warner Chilcott shares. Warner Chilcott shares will be transferred “ex” any dividend for the purposes of Rule 24.2(b)(iv) of the Irish Takeover Rules.
5.	Actavis does not pay dividends and does not anticipate New Actavis doing so in the foreseeable future.

4.	Market Quotations

The following table shows the Closing Price of relevant Actavis securities and relevant Warner Chilcott securities as derived from the NYSE or the NASDAQ, respectively (i) on the first dealing day in each of the six months prior to the date of this joint proxy statement/prospectus; (ii) on Friday, May 17, 2013 (the last business day before the Transaction Agreement was announced); and (iii) at the close of business on the latest practicable date prior to the printing of this joint proxy statement/prospectus.

Date	Actavis	Warner Chilcott

Wednesday, January 2	$84.21	$12.40
Friday, February 1	$87.88	$14.05
Friday, March 1	$85.54	$13.39
Monday, April 1	$92.46	$13.43
Wednesday, May 1	$104.39	$14.21
Friday, May 17	$125.50	$19.21
Monday, June 3	$123.57	$19.14
Monday, July 1	$125.44	$19.71
Thursday, July 25	$128.85	$20.38

5.	Shareholders and Dealings

5.1	For the purposes of this paragraph 5:

5.1.1	Two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at

(1)	either:

(a)	the acquisition by any one or more of them of securities in the relevant company concerned; or

(b)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or

(2)	either:

(a)	acquiring control of the relevant company concerned; or

(b)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned;

and ‘acting in concert’ shall be construed accordingly;

5.1.2	arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which may be an inducement to deal or refrain from dealing;

5.1.3	associate of a company (being for the purposes of this definition either Warner Chilcott or Actavis) means:

(1)	a company’s holding company, subsidiaries, fellow subsidiaries and their associated companies and companies of which any such companies are associated companies (for this purpose, ownership or control of 20 percent or more of the equity share capital of a company is regarded as the test of associated company status);

(2)	a company’s connected advisors and persons controlling, controlled by or under the same control as such connected advisors;

(3)	the Warner Chilcott directors or the Actavis directors, as appropriate, and the directors of any company covered in (1) above (together in each case, with their spouse, close relatives and trustees of related trusts) and companies controlled by one or more such directors, their spouse, close relatives and trustees of related trusts;

(4)	a trustee of any pension scheme (other than an industry-wide scheme) in which the company or any company covered in (1) above participates;

(5)	a collective investment scheme or other person the investments of which the company or any associate of the company manages on a discretionary basis, in respect of the relevant investment accounts;

(6)	a person interested, or together with one or more persons acting in concert with that person, is interested in 5% or more of any class of relevant securities of the company;

(7)	a party to an arrangement with the company or an associate of the company in respect of relevant securities;

(8)	a person with a material business relationship with the company; or

(9)	a person (not covered by paragraphs (1) to (8) above) which is interested or deals in relevant securities of the company and has, in addition to that person’s normal interest as an investor in securities, an interest or potential interest, whether commercial, financial or personal, in the outcome of the Offer;

5.1.4	connected advisor means a bank or financial or other professional advisor (including a stockbroker) which is acting in relation to the acquisition for the company (being for the purposes of this definition either Warner Chilcott or Actavis) or for an associate of the company described in (1) of the definition of “associate” above (excluding a bank which is only providing normal commercial banking services or activities such as cash confirmation, the handling of acceptances and other registration work and excluding exempt market makers), provided that, in the case of an advisor which is a partnership, only partners and professional staff actively engaged in relation to the acquisition or who are customarily engaged in the affairs of the relevant client or who have engaged in these offices within two years prior to the start of the relevant offer period shall be deemed associates of the company;

5.1.5	control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate 30 percent or more of the voting rights in that company;

5.1.6	derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security;

5.1.7	disclosure date means July 25, 2013, being the latest practicable date before the posting of this document;

5.1.8	disclosure period means the period commencing on May 10, 2012 (being the date twelve (12) months before the commencement of the offer period) and ending on the disclosure date;

5.1.9	exempt fund manager means a discretionary fund manager which has been recognized by the Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;

5.1.10	exempt market maker means a person who, in relation to the securities concerned, is registered as a market-maker in those securities with the London Stock Exchange or is accepted by the Panel as a market-maker in those securities and who, in either case, has been recognized by the Panel as an exempt market-maker for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Panel and has not been notified by the Panel of the withdrawal of such recognition;

5.1.11	interest in or interested in a relevant security means:

(1)	for the purpose of determining whether a person has an “interest in a relevant security” or is “interested in a relevant security”;

(2)	that person shall be deemed to have an “interest,” or to be “interested,” in a relevant security if and only if he or she has a long position in that security; and

(3)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;
5.1.12	Long position and short position:

(1)	A person shall be deemed to have a long position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(a)	owns that security; or

(b)	has the right or option to acquire that security or to call for its delivery; or

(c)	is under an obligation to take delivery of that security; or

(d)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security,

or to the extent that none of sub-paragraphs (a) to (d) above applies to that person, if he or she:

(e)	will be economically advantaged if the price of that security increases; or

(f)	will be economically disadvantaged if the price of that security decreases, irrespective of:

(i)	how any such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and

(ii)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise,

provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraph (b) or (c) above, be treated as having an interest in the Relevant Securities that are the subject of the irrevocable commitment;

5.1.13	A person shall be deemed to have a short position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(1)	has the right or option to dispose of that security or to put it to another person; or

(2)	is under an obligation to deliver that security to another person; or

(3)	is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or to the extent that none of sub-paragraphs (1) to (3) above applies to that person if he or she:

(4)	will be economically advantaged if the price of that security decreases; or

(5)	will be economically disadvantaged if the price of that security increases, irrespective of:

(a)	how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and

(b)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;

5.1.14	relevant Actavis securities in relation to Actavis shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	equity share capital of Actavis; and

(2)	securities or any other instruments of Actavis conferring on their holders rights to convert into or to subscribe for any securities of the foregoing category;

5.1.15	relevant Warner Chilcott securities means in relation to Warner Chilcott shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	securities of Warner Chilcott which are the subject of the Scheme or which confer voting rights;

(2)	equity share capital of Warner Chilcott; and

(3)	securities or any other instruments of Warner Chilcott conferring on their holders rights to convert into or to subscribe for any new securities of the foregoing categories;

5.1.16	relevant period means the period commencing on May 10, 2013 and ending on the disclosure date; and

5.1.17	relevant securities means relevant Actavis securities or relevant Warner Chilcott securities, as appropriate, and relevant security shall be construed appropriately.

5.2	Interests and short positions in relevant Warner Chilcott securities

5.2.1	As at the close of business on the disclosure date, the Warner Chilcott directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Warner Chilcott securities (excluding options and other share awards which are disclosed in paragraph 5.2.2 below):

Share Ownership

Name	No. of Shares Owned
James H. Bloem	24,176
Roger M. Boissonneault	2,288,038
John P. Connaughton	—
Paul Herendeen	25,082
Tamar D. Howson	—
John A. King, Ph.D.	1,354,046
Patrick J. O’Sullivan	—

5.2.2	As at the close of business on the disclosure date, the following options or awards over Warner Chilcott shares have been granted to the following Warner Chilcott directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Warner Chilcott share plans and remain outstanding:

Stock Options

Name	No. of Shares Under Options	Exercise Price Per Share ($)	Expiration Date (mm/dd/yyyy)
James H. Bloem	9,640	14.41	05/12/2020
	10,100	21.57	05/16/2021
	28,660	12.96	09/13/2022
	14,680	14.99	05/06/2023
Roger M. Boissonneault	479,430	11.71	01/18/2015
	380,960	2.02	01/19/2019
	216,810	16.06	01/28/2020
	143,240	21.49	02/16/2021
	211,740	13.35	01/30/2022
	401,640	14.31	02/12/2023
John P. Connaughton	—	—	—
Paul Herendeen	479,430	11.71	04/01/2015
	111,920	2.02	01/19/2019
	56,710	16.06	01/28/2020
	49,180	21.49	02/16/2021
	73,330	13.35	01/30/2022
	129,340	14.31	02/12/2023
Tamar D. Howson	14,680	14.99	05/06/2023
John A. King, Ph.D.	1,341	5.68	06/29/2018
	15,300	4.74	08/04/2019
	9,640	14.41	05/12/2020
	10,100	21.57	05/16/2021
	28,660	12.96	09/13/2022
	14,680	14.99	05/06/2023
Patrick J. O’Sullivan	15,300	4.74	08/04/2019
	9,640	14.41	05/12/2020
	10,100	21.57	05/16/2021
	28,660	12.96	09/13/2022
	14,680	14.99	05/06/2023

Other Share Awards

Name	No. of Shares Subject to Awards
James H. Bloem (1)	4,170
Roger M. Boissonneault (2)	438,260
John P. Connaughton	—
Paul Herendeen (3)	144,148
Tamar D. Howson (1)	4,170
John A. King, Ph.D. (1)	4,170
Patrick J. O’Sullivan (1)	4,170

(1)	Includes Warner Chilcott restricted share units only.
(2)	Includes 207,460 Warner Chilcott restricted ordinary shares (of which 116,090 are time-based and 91,370 are performance-based) and 230,800 Warner Chilcott restricted share units (of which 117,120 are time-based and 113,680 are performance-based).
(3)	Includes 69,818 Warner Chilcott restricted ordinary shares (of which 38,263 are time-based and 31,555 are performance-based) and 74,330 Warner Chilcott restricted share units (of which 37,720 are time-based and 36,610 are performance-based).

5.2.3	Save as described in paragraph 5.2.1 and 5.2.2 above, as at the close of business on the disclosure date, no Warner Chilcott director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions in any relevant Warner Chilcott securities.

5.2.4	As at the close of business on the disclosure date, no associates of Warner Chilcott (by virtue of paragraph (1) of the definition of associate) were interested, or held any short positions in relevant Warner Chilcott securities.

5.2.5	As at the close of business on the disclosure date, no trustee of any pension scheme in which Warner Chilcott or any subsidiary of Warner Chilcott participates, was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.6	As at the close of business on the disclosure date, Deutsche Bank (financial advisor to Warner Chilcott) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Deutsche Bank, was interested, or held any short positions, in the following relevant Warner Chilcott securities:

Party	Type	Number of Warner Chilcott Shares	Interest in Warner Chilcott (%)
Deutsche Bank Securities Inc.	Holding	4,801	0.002

5.2.7	As at the close of business on the disclosure date, no partner or member of the professional staff of PricewaterhouseCoopers LLP (Warner Chilcott’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011 was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.8	As at the close of business on the disclosure date, no partner or member of the professional staff of Arthur Cox (Irish legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011 was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.9	As at the close of business on the disclosure date, no partner or member of the professional staff of Davis, Polk & Wardwell LLP (US legal advisor to Warner Chilcott) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011 were interested in any relevant Warner Chilcott securities.

5.2.10	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Warner Chilcott was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.11	Neither Warner Chilcott nor, so far as the Warner Chilcott directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Warner Chilcott securities or held any short positions in any relevant Warner Chilcott securities.

5.2.12	No Warner Chilcott director holds short positions in any relevant Warner Chilcott securities.

5.2.13	No indemnity or option arrangement, nor any agreement or understanding, formal or informal, between two or more persons relating to any relevant Warner Chilcott securities, which is or may be an inducement to one or more such persons to deal or refrain from dealing in the relevant Warner Chilcott securities exists between Actavis or any other person acting in concert with Actavis, and any other person.

5.2.14	As at the close of business on the disclosure date, Actavis did not hold any interest or short position in any relevant Warner Chilcott securities.

5.2.15	As at the close of business on the disclosure date no associates of Actavis (by virtue of paragraph (1) of the definition of associate) were interested in relevant Warner Chilcott securities or held any short positions in any relevant Warner Chilcott securities.

5.2.16	As at the close of business on the disclosure date, no Actavis director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.17	As at the close of business on the disclosure date, neither Greenhill (financial advisor to Actavis) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Greenhill, was interested in, or held any short positions, in any relevant Warner Chilcott securities.

5.2.18	As at the close of business on the disclosure date, BofA Merrill Lynch (financial advisor to Actavis) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as BofA Merrill Lynch, was interested in, or held short positions, in the following relevant Warner Chilcott securities:

Long Positions

Name	No. of Shares	No. of Options
Bank of America Merrill Lynch	1,075,216	—

Short Positions

Name	No. of Shares	No. of Options
Bank of America Merrill Lynch	34,891	—

5.2.19	As at the close of business on the disclosure date, no partner or member of the professional staff of Matheson (Irish legal advisor and tax counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011 was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.20	As at the close of business on the disclosure date, no partner or member of the professional staff of Latham & Watkins LLP (US legal advisor to Actavis) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Actavis since May 10, 2011, was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.21	As at the close of business on the disclosure date, no partner or member of the professional staff of Greenberg Traurig LLP (Nevada counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011 was interested, or held any short positions, in any relevant Warner Chilcott securities.

5.2.22	Save as disclosed in this paragraph 5.2, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Actavis, held any interest or any short position in any relevant Warner Chilcott securities.

5.2.23	The information in this paragraph 5.2 in respect of each member of Actavis and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Actavis directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.3	Dealings in relevant Warner Chilcott securities

5.3.1	The dealings during the disclosure period in relevant Warner Chilcott securities by the Warner Chilcott directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Director Dealings in Relevant Warner Chilcott Securities

Name	Nature of Transaction	Date (mm/dd/yyyy)	Number	Price (1)
James H. Bloem	Grant of options to purchase shares (“options”) under the Warner Chilcott Equity Incentive Plan (the “Plan”)	09/14/2012	28,660	$12.96
	Vesting of options granted under the Plan	05/06/2013	28,660	$12.96
	Grant of options under the Plan	05/07/2013	14,680	$14.99
	Grant of time-based restricted share units (“RSUs”) under the Plan	05/07/2013	4,170	N/A

Roger M.
Boissonneault	Vesting of time-based restricted shares granted under the Plan	01/20/2013	36,118	N/A
	Vesting of options granted under the Plan	01/20/2013	95,240	$2.02
	Sold shares to satisfy tax withholding obligations	01/22/2013	13,924	$13.50
	Vesting of time-based restricted shares granted under the Plan	01/29/2013	21,955	N/A
	Vesting of options granted under the Plan	01/29/2013	54,202	$16.06
	Sold shares to satisfy tax withholding obligations	01/30/2013	8,470	$13.38
	Vesting of time-based restricted shares granted under the Plan	01/31/2013	21,435	N/A
	Vesting of options granted under the Plan	01/31/2013	52,935	$13.35
	Sold shares to satisfy tax withholding obligations	02/01/2013	9,125	$14.18
	Grant of options under the Plan	02/13/2013	401,640	$14.31
	Grant of time-based RSUs under the Plan	02/13/2013	117,120	N/A
	Grant of performance-based RSUs under the Plan	02/13/2013	113,680	N/A
	Vesting of time-based restricted shares granted under the Plan	02/17/2013	14,915	N/A
	Vesting of options granted under the Plan	02/17/2013	35,810	$21.49
	Sold shares to satisfy tax withholding obligations	02/19/2013	7,928	$14.53
	Vesting of performance-based restricted shares granted under the Plan	02/27/2013	35,283	N/A
	Sold shares to satisfy tax withholding obligations	02/28/2013	18,730	$13.46

Name	Nature of Transaction	Date (mm/dd/yyyy)	Number	Price (1)
John P.
Connaughton (2)	Distribution of shares held by the Bain Entities in connection with certain charitable gifts	09/05/2012	1,109,551	N/A
	Sale of shares held by the Bain Entities	09/11/2012	12,890,449	$13.10
	Distribution of shares held by the Bain Entities in connection with certain charitable gifts	03/04/2013	901,014	N/A
	Sale of shares held by the Bain Entities	03/04/2013	10,590,608	$13.47

Paul Herendeen	Sold shares	09/11/2012	309,240	$13.10
	Vesting of time-based restricted shares granted under the Plan	01/20/2013	10,613	N/A
	Vesting of options granted under the Plan	01/20/2013	27,980	$2.02
	Sold shares to satisfy tax withholding obligations	01/22/2013	4,305	$13.50
	Vesting of time-based restricted shares granted under the Plan	01/29/2013	5,742	N/A
	Vesting of options granted under the Plan	01/29/2013	14,177	$16.06
	Sold shares to satisfy tax withholding obligations	01/30/2013	2,208	$13.38
	Vesting of time-based restricted shares granted under the Plan	01/31/2013	7,425	N/A
	Vesting of options granted under the Plan	01/31/2013	18,332	$13.35
	Sold shares to satisfy tax withholding obligations	02/01/2013	2,840	$14.18
	Grant of options under the Plan	02/13/2013	129,340	$14.31
	Grant of time-based RSUs under the Plan	02/13/2013	37,720	N/A
	Grant of performance-based RSUs under the Plan	02/13/2013	36,610	N/A
	Vesting of time-based restricted shares granted under the Plan	02/17/2013	5,123	N/A
	Vesting of options granted under the Plan	02/17/2013	12,295	$21.49
	Sold shares to satisfy tax withholding obligations	02/19/2013	1,969	$14.53
	Vesting of performance-based restricted shares granted under the Plan	02/27/2013	12,175	N/A
	Sold shares to satisfy tax withholding obligations	02/28/2013	4,674	$13.46

Tamar D. Howson	Grant of options under the Plan	05/07/2013	14,680	$14.99
	Grant of time-based RSUs under the Plan	05/07/2013	4,170	N/A

John A. King	Grant of options under the Plan	09/14/2012	28,660	$12.96
	Vesting of options granted under the Plan	05/06/2013	28,660	$12.96
	Grant of options under the Plan	05/07/2013	14,680	$14.99
	Grant of time-based RSUs under the Plan	05/07/2013	4,170	N/A

Patrick J. O’Sullivan	Grant of options under the Plan	09/14/2012	28,660	$12.96
	Vesting of options granted under the Plan	05/06/2013	28,660	$12.96
	Grant of options under the Plan	05/07/2013	14,680	$14.99
	Grant of time-based RSUs under the Plan	05/07/2013	4,170	N/A

(1)	The price listed represents, for options, the current exercise price of such option, and for sales of shares, the price at which such shares were disposed of.
(2)	Mr. Connaughton is a managing director of Bain Capital Investors, LLC (“BCI”), which is the general partner of Bain Capital Integral Investors II, L.P. (“Integral”), which owns Bain Capital (WC) Luxembourg S.a.r.l. (“Bain Lux”), which in turn owns Bain Capital (WC) Netherlands B.V. (“Bain Netherlands”). BCI is also the managing general partner of BCIP Associates-G (“BCIP-G” and together with BCI, Integral, Bain Lux and Bain Netherlands, the “Bain Entities”). By virtue of the relationships described above, Mr. Connaughton may be deemed to share voting and dispositive power with respect to all of Warner Chilcott’s securities held by the Bain Entities. Mr. Connaughton disclaims beneficial ownership of Warner Chilcott’s securities held by each of the Bain Entities except to the extent of his pecuniary interest therein.

5.3.2	During the disclosure period, Warner Chilcott has not redeemed or purchased any relevant Warner Chilcott securities.

5.3.3	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any associate of Warner Chilcott (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Warner Chilcott or any subsidiary of Warner Chilcott participates.

5.3.4	During the relevant period, there were no dealings in relevant Warner Chilcott securities by Deutsche Bank (financial advisor to Warner Chilcott) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Deutsche Bank.

5.3.5	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of PricewaterhouseCoopers LLP (auditors to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011.

5.3.6	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of Arthur Cox (Irish legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011.

5.3.7	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of Davis, Polk and Wardwell LLP (US legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011.

5.3.8	During the relevant period, there were no dealings in relevant Warner Chilcott securities by a fund manager (other than an exempt fund manager) connected with Warner Chilcott.

5.3.9	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any person that has an arrangement with Warner Chilcott or with any associate of Warner Chilcott.

5.3.10	During the disclosure period, Actavis had no dealings in any relevant Warner Chilcott securities.

5.3.11	During the relevant period, there were no dealings in relevant Warner Chilcott securities by any associate of Actavis (within the meaning of paragraph (1) of the definition of associate).

5.3.12	During the disclosure period, no Actavis director had any dealings in any relevant Warner Chilcott securities.

5.3.13	During the disclosure period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of Matheson (Irish legal advisor and tax counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.3.14	During the disclosure period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of Latham & Watkins LLP (US legal advisor to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.3.15	During the disclosure period, there were no dealings in relevant Warner Chilcott securities by any partner or member of the professional staff of Greenberg Traurig LLP (Nevada counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.3.16	During the disclosure period, there were no dealings in relevant Warner Chilcott securities by any person that has an arrangement with Actavis or with any person acting in concert with Actavis.

5.3.17	During the disclosure period, there were no dealings in relevant Warner Chilcott securities by Greenhill (financial advisor to Actavis) or any persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Greenhill.

5.3.18	The dealings during the disclosure period in relevant Warner Chilcott securities by BofA Merrill Lynch (financial advisor to Actavis) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as BofA Merrill Lynch were as follows:

Shares

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price/Price Range
Share	10/05/2012 - 09/08/2012	Purchases	4,074,853	16.14	22.10
Share		Sales	3,969,889	16.17	22.10
Share	10/08/2012 - 09/11/2012	Purchases	6,540,442	11.22	17.62
Share		Sales	6,957,665	11.22	17.63
Share	10/11/2012 - 09/02/2013	Purchases	4,197,096	10.00	15.21
Share		Sales	4,029,399	10.00	15.13
Share	10/02/2013 - 09/03/2013	Purchases	1,813,170	12.00	14.74
Share		Sales	1,732,144	11.00	14.75
Share	10/03/2013 - 09/04/2013	Purchases	1,350,088	13.21	14.12
Share		Sales	1,236,004	13.22	14.13
Share	10/04/2013 - 09/05/2013	Purchases	1,258,548	13.34	15.22
Share		Sales	1,385,953	13.36	15.27
Share	10/05/2013 – 25/07/2013	Purchases	1,844,756	13.00	20.66
Share		Sales	884,704	14.00	20.38

Options other than swaps

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Exercise Price Range		Expiry Date Range		Option Price Range
Call	10/05/2012 - 09/08/2012	Purchases	7,380	18.00	28.00	21-Jul-12	20-Oct-12	0.02	2.90
Call		Sales	3,000	22.00	22.00	16-Jun-12	21-Jul-12	0.43	1.09
Put		Purchases	1,500	17.00	22.00	16-Jun-12	20-Oct-12	2.00	2.14
Put		Sales	5,292	15.00	16.00	21-Jul-12	20-Oct-12	0.45	1.33
Call	10/08/2012 - 09/11/2012	Purchases	2,500	14.00	16.00	22-Sep-12	19-Jan-13	0.05	0.14
Call		Sales	24,500	11.00	20.00	22-Sep-12	19-Jan-13	0.06	0.78
Put		Purchases	23,504	12.00	20.00	18-Aug-12	19-Jan-13	0.05	3.15
Put		Sales	2,620	11.00	16.00	22-Sep-12	19-Jan-13	0.10	3.30
Call	10/11/2012 - 09/02/2013	Purchases	14,021	10.00	13.00	17-Nov-12	16-Feb-13	0.15	3.40
Call		Sales	14,605	10.00	15.00	19-Jan-13	16-Feb-13	0.28	2.20
Call	10/02/2013 - 09/03/2013	Purchases	2,500	14.00	14.00	16-Feb-13	16-Feb-13	0.71	0.71
Call		Sales	2,500	14.00	14.00	16-Mar-13	16-Mar-13	1.11	1.11
Put		Purchases	1,366	11.00	13.00	20-Apr-13	20-Apr-13	0.15	0.75
Put		Sales	1,746	11.00	11.00	20-Apr-13	20-Apr-13	0.15	0.23
Call	10/04/2013 - 09/05/2013	Purchases	2,705	13.00	16.00	18-May-13	20-Jul-13	0.43	2.08
Call		Sales	2,900	14.00	15.00	18-May-13	20-Jul-13	0.85	1.20
Put		Purchases	1,268	14.00	15.00	20-Jul-13	20-Jul-13	0.54	1.10
Call	10/05/2013 – 25/07/2013	Purchases	537	17.00	20.00	18-May-13	18-May-13	0.25	3.40
Call		Sales	976	17.00	17.00	18-May-13	18-May-13	0.70	3.40
Put		Purchases	500	16.00	16.00	22-Jun-13	22-Jun-13	0.65	0.65
Put		Sales	2,244	15.00	16.00	22-Jun-13	20-Jul-13	0.65	0.76

Swaps

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price/Price Range
Swap	10/05/2012 - 09/08/2012	Purchases	400	16.56	16.71
Swap		Sales	500	16.85	18.25
Swap	10/08/2012 - 09/11/2012	Purchases	951,045	11.29	17.56
Swap		Sales	248,972	11.82	16.88
Swap	10/11/2012 - 09/02/2013	Purchases	291,438	11.56	14.54
Swap		Sales	212,327	11.59	14.37
Swap	10/02/2013 - 09/03/2013	Purchases	88,610	13.39	14.53
Swap		Sales	40,306	13.38	14.62
Swap	10/03/2013 - 09/04/2013	Purchases	11,600	13.34	14.02
Swap		Sales	488,104	13.42	13.98
Swap	10/04/2013 - 09/05/2013	Purchases	42,300	13.65	15.00
Swap		Sales	42,366	13.55	15.08
Swap	10/05/2013 – 25/07/2013	Sales	600	16.88	16.88

5.3.19	Save as disclosed in this paragraph 5.3, as at close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Actavis dealt in any relevant Warner Chilcott securities.

5.3.20	The information in this paragraph 5.3 in respect of each member of Actavis and all persons controlling, controlled by, or under the same control as each of them has been included subject to Actavis directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.4	Interests and short positions in relevant Actavis securities

5.4.1	As of the close of business on the disclosure date, the Actavis directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Actavis securities (excluding options which are disclosed in paragraph 5.4.2 below):

Share Ownership

Name	No. of Shares Owned
Bisaro, Paul M.	316,093
Bodine, Christopher W.	14,629
Fedida, Michael J.	25,382
Feldman, Michel J.	13,441
Hummel, Albert F.	132,776
Klema, Catherine M.	29,609
Michelson, Jack.	7,941
Taylor, Ronald R.	27,942
Turner, Andrew L.	5,441
Weiss, Fred G.	27,275

5.4.2	As at the close of business on the disclosure date, the following options or awards over Actavis shares have been granted to the following Actavis directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Actavis share plans and remain outstanding:

Stock Options

Name	No. of Shares Under Options	Exercise Price Per Share	Expiration Date (mm/dd/yyyy)
Paul M. Bisaro	13,044	$30.66	09/04/2017
	3,261	$30.66	09/04/2017
	396,739	$30.66	09/04/2017
	114,156	$30.66	09/04/2017
Christopher W. Bodine	—	—	—
Michael J. Fedida	—	—	—
Michel J. Feldman	10,000	$36.57	05/17/2014
Albert F. Hummel	5,000	$29.03	05/05/2016
	5,000	$30.12	06/29/2015
Catherine M. Klema	—	—	—
Jack Michelson	—	—	—
Ronald R. Taylor	5,000	$29.03	05/05/2016
Andrew L. Turner	—	—	—
Fred G. Weiss	—	—	—

Other Share Awards

Name	No. of Shares Subject to Awards

Paul M. Bisaro (1)	312,933
Christopher W. Bodine (2)	1,877
Michael J. Fedida (2)	1,877
Michel J. Feldman (2)	1,877
Albert F. Hummel (2)	1,877
Catherine M. Klema (2)	1,877
Jack Michelson (2)	1,877
Ronald R. Taylor (2)	1,877
Andrew L. Turner (2)	1,877
Fred G. Weiss (2)	1,877

(1)	Includes 125,981 shares of Actavis time-based restricted stock, 16,712 shares of Actavis performance-based restricted stock and 170,240 shares of Actavis performance-based restricted share units.
(2)	Includes shares of Actavis time-based restricted stock only.

5.4.3	Save as described in paragraph 5.4.1 and 5.4.2 above, as at the close of business on the disclosure date, no Actavis director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Actavis securities.

5.4.4	As at the close of business on the disclosure date, no associates of Actavis (by virtue of paragraph (1) of the definition of associate) were interested, or held any short positions in relevant Actavis securities.

5.4.5	As at the close of business on the disclosure date, no trustee of any pension scheme in which Warner Chilcott or any subsidiary of Warner Chilcott participates, was interested, or held any short positions, in any relevant Actavis securities.

5.4.6	As at the close of business on the disclosure date, no partner or member of the professional staff of PricewaterhouseCoopers LLP (Actavis’ auditor and Warner Chilcott’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis or Warner Chilcott since May 10, 2011 was interested, or held any short positions, in any relevant Actavis securities.

5.4.7	As at the close of business on the disclosure date, neither Greenhill (financial advisor to Actavis) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Greenhill, was interested, or held any short positions, in any relevant Actavis securities.

5.4.8	As at the close of business on the disclosure date, BofA Merrill Lynch (financial advisor to Actavis) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as BofA Merrill Lynch, was interested, or held short positions, in the following relevant Actavis securities:

Long Positions

Name	No. of Shares	No. of Options
Bank of America Merrill Lynch	647,493	65,200

Short Positions

Name	No. of Shares	No. of Options
Bank of America Merrill Lynch	10,036	134,600

5.4.9	As at the close of business on the disclosure date, no partner or member of the professional staff of Matheson (Irish legal advisor and tax counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011 was interested, or held any short positions, in any relevant Actavis securities.

5.4.10	As at the close of business on the disclosure date, no partner or member of the professional staff of Latham & Watkins LLP (US legal advisor to Actavis) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Actavis since May 10, 2011, was interested, or held any short positions, in any relevant Actavis securities.

5.4.11	As at the close of business on the disclosure date, no partner or member of the professional staff of Greenberg Traurig LLP (Nevada counsel to Actavis) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011 was interested, or held any short positions, in any relevant Actavis securities.

5.4.11	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Warner Chilcott was interested, or held any short positions, in any relevant Actavis securities.

5.4.12	Neither Warner Chilcott nor, so far as the Actavis directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Actavis securities or held any short positions in any relevant Actavis securities.

5.4.13	No Actavis director holds short positions in any relevant Actavis securities.

5.4.14	As at the close of business on the disclosure date, Warner Chilcott did not hold any interest or short position in any relevant Actavis securities.

5.4.15	As at the close of business on the disclosure date no associates of Warner Chilcott (by virtue of paragraph (1) of the definition of associate) were interested in relevant Actavis securities or held any short positions in any relevant Actavis securities.

5.4.16	As at the close of business on the disclosure date, no Warner Chilcott director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Actavis securities.

5.4.17	As at the close of business on the disclosure date, Deutsche Bank (financial advisor to Warner Chilcott) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Deutsche Bank, was interested, or held any short positions, in the following relevant Actavis securities:

Party	Type	Number of Actavis shares	Interest in Actavis (%)
Deutsche Bank Securities Inc.	Holding	41,900	0.031
DWS Concept Sicav	Holding	3,138	0.002
Deutsche Bank Trust Company National Association	Holding	1,500	0.001
Pharma Wealth Management Company SA	Holding	1,500	0.001

5.4.18	As at the close of business on the disclosure date, no partner or member of the professional staff of Arthur Cox (Irish legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011 was interested, or held any short positions, in any relevant Actavis securities.

5.4.19	As at the close of business on the disclosure date, no partner or member of the professional staff of Davis, Polk and Wardwell LLP (US legal advisor to Warner Chilcott) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011, was interested in any relevant Actavis securities.

5.4.20	Save as disclosed in this paragraph 5.4, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Warner Chilcott, held any interest or any short position in any relevant Actavis securities.

5.4.21	The information in this paragraph 5.4 in respect of each shareholder of Warner Chilcott and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Warner Chilcott directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.5	Dealings in relevant Actavis securities

5.5.1	The dealings during the disclosure period in relevant Actavis securities by the Actavis directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Director Dealing in Relevant Actavis Securities

Name	Nature of Transaction	Date (mm/dd/yyyy)	Number	Price ($)
Paul M. Bisaro	Grant of performance-based restricted stock units under the Fourth Amendment and Restatement of the 2001 Incentive Award Plan of Actavis, Inc., as amended (the “Plan”)	03/06/2013	46,051	N/A
	Grant of shares of time-based restricted stock under the Plan	03/06/2013	23,026	N/A
	Vesting of restricted stock granted under the Plan (1)	03/05/2013	40,591	N/A
	Shares withheld by Actavis to satisfy tax withholding obligations	03/05/2013	19,068	86.46
	Vesting of restricted awards granted under the Plan (2)	03/02/2013	50,566	N/A
	Shares withheld by Actavis to satisfy tax withholding obligations	03/02/2013	24,683	85.54

Christopher W. Bodine	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Michael J. Fedida	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Sold shares	03/12/2013	8,000	89.00
	Exercised option to purchase shares	06/08/2012	5,000	30.12
	Exercised option to purchase shares	06/08/2012	5,000	29.03
	Sold shares	06/08/2012	5,000	70.04
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177	N/A
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Michel J. Feldman	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan.	05/10/2013	1,877	N/A
	Sold shares	08/30/2012	5,000	81.46
	Sold shares	08/30/2012	500	81.78
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177	N/A
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Name	Nature of Transaction	Date (mm/dd/yyyy)	Number	Price ($)
Albert F. Hummel	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Sold shares	05/29/2012	19,000	73.74
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177	N/A
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Catherine M. Klema	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Exercised option to purchase shares	07/31/2012	11,700	44.14
	Exercised option to purchase shares	07/31/2012	5,000	30.12
	Exercised option to purchase shares	07/31/2012	5,000	29.03
	Sold shares	07/31/2012	11,700	78.38
	Sold shares	07/31/2012	5,000	78.38
	Sold shares	07/31/2012	5,000	78.38
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177	N/A
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Jack Michelson	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Exercised option to purchase shares	06/07/2012	10,000	36.80
	Sold shares	06/07/2012	10,000	69.79
	Sold shares	06/07/2012	10,000	69.80
	Vesting of time-based restricted stock granted under the Plan	05/13/2012	3,177	N/A
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Ronald R. Taylor	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Exercised option to purchase shares	05/30/2012	30,000	36.80
	Sold shares	05/30/2012	30,000	72.58
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Andrew L. Turner	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Sold shares	03/04/2013	2,500	85.76
	Exercised option to purchase shares	05/29/2012	20,000	36.80
	Sold shares	05/29/2012	20,000	73.58
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

Fred G. Weiss	Vesting of time-based restricted stock granted under the Plan	05/11/2013	2,887	N/A
	Grant of shares of time-based restricted stock under the Plan	05/10/2013	1,877	N/A
	Exercised option to purchase shares	07/30/2012	30,000	36.57
	Sold shares	07/30/2012	30,000	78.78
	Grant of shares of time-based restricted stock under the Plan	05/11/2012	2,887	N/A

(1)	Consists of 18,425 shares of time-based restricted stock and 22,166 shares of performance-based restricted stock.
(2)	Consists of 33,855 shares of time-based restricted stock and 16,711 shares of performance-based restricted stock units.

5.5.2	During the disclosure period Actavis has redeemed or repurchased the following relevant Actavis securities:

Nature of Transaction	Quantity	Date	Price Per Unit
Redemption	200,000	December 2, 2012	$1,000.00

5.5.3	During the disclosure period, there were no dealings in relevant Actavis securities by any associate of Actavis (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Actavis or any subsidiary of Actavis participates.

5.5.4	During the disclosure period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of PricewaterhouseCoopers LLP (auditors to Actavis) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.5.5	During the disclosure period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of Matheson (Irish legal advisor to Actavis) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.5.6	During the disclosure period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of Latham & Watkins LLP (US legal advisor to Actavis) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.5.7	During the disclosure period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of Greenberg Traurig LLP (Nevada counsel to Actavis) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Actavis since May 10, 2011.

5.5.8	During the disclosure period, there were no dealings in relevant Actavis securities by Greenhill (financial advisor to Actavis) or any persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Greenhill.

5.5.9	The dealings during the disclosure period in relevant Actavis securities by BofA Merrill Lynch (financial advisor to Actavis) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as BofA Merrill Lynch were as follows:

Shares

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price Range
Share	10/05/2012 -09/08/2012	Purchases	3,686,501	65.00	80.12
Share		Sales	3,248,192	67.69	80.09
Share	10/08/2012 - 09/11/2012	Purchases	873,539	78.06	89.85
Share		Sales	975,868	78.18	89.86
Share	10/11/2012 - 09/02/2013	Purchases	612,225	81.76	91.05
Share		Sales	1,164,446	81.95	91.12
Share	10/02/2013 - 09/03/2013	Purchases	168,251	82.03	87.58
Share		Sales	257,364	82.04	87.61
Share	10/03/2013 - 09/04/2013	Purchases	291,224	87.23	98.36
Share		Sales	144,402	82.04	98.36
Share	10/04/2013 - 09/05/2013	Purchases	318,030	96.08	110.50
Share		Sales	304,826	96.01	110.50
Share	10/05/2013 - 25/07/2013	Purchases	251,877	105.00	123.92
Share		Sales	374,818	105.00	132.00

Options other than swaps

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Exercise Price Range		Expiry Date Range		Option Price Range
Call	10/05/2012 - 09/08/2012	Purchases	15,690	65.00	80.00	19-May-12	16-Jun-12	0.10	8.20
Call		Sales	9,219	70.00	80.00	19-May-12	16-Jun-12	0.10	3.45
Put		Purchases	500	70.00	70.00	19-May-12	19-May-12	0.50	0.50
Call	10/08/2012 - 09/11/2012	Sales	1,125	80.00	80.00	18-Aug-12	18-Aug-12	0.30	0.30
Put	10/11/2012 - 09/02/2013	Purchases	493	80.00	80.00	19-Jan-13	19-Jan-13	1.15	1.15
Put		Sales	1,116	75.00	75.00	19-Jan-13	19-Jan-13	0.40	0.40
Call	10/04/2013 - 09/05/2013	Purchases	2,495	105.00	110.00	18-May-13	22-Jun-13	3.29	5.70
Call		Sales	3,017	105.00	115.00	18-May-13	22-Jun-13	1.50	5.60
Put		Purchases	1,127	105.00	105.00	18-May-13	22-Jun-13	2.60	4.60
Call	10/05/2013 - 25/07/2013	Purchases	1,009	110.00	130.00	22-Jun-13	17-Aug-13	0.75	8.10
Call		Sales	1,649	110.00	115.00	18-May-13	17-Aug-13	2.10	10.50

Swaps

Name	Date (dd/mm/yyyy) - (dd/mm/yyyy)	Transaction	Number	Price Range
Swap	10/05/2012 - 09/08/2012	Purchases	29,851	69.15	79.85
Swap		Sales	25,617	67.88	76.55
Swap	10/08/2012 - 09/11/2012	Purchases	9,188	79.27	87.47
Swap		Sales	2,639	82.67	87.44
Swap	10/11/2012 - 09/02/2013	Purchases	12,658	83.84	90.34
Swap		Sales	18,036	84.00	87.93
Swap	10/02/2013 - 09/03/2013	Purchases	7,814	83.30	87.61
Swap		Sales	13,899	83.00	86.40
Swap	10/03/2013 - 09/04/2013	Purchases	22,771	88.19	97.86
Swap		Sales	4,600	89.90	96.63
Swap	10/04/2013 - 09/05/2013	Purchases	3,900	96.96	107.62
Swap		Sales	11,341	96.47	107.33
Swap	10/05/2013 - 25/07/2013	Purchases	498	115.71	115.71
Swap		Sales	100	106.63	106.63

5.5.10	During the disclosure period, there were no dealings in relevant Actavis securities by a fund manager (other than an exempt fund manager) connected with Actavis.

5.5.11	During the disclosure period, there were no dealings in relevant Actavis securities by any person that has an arrangement with Actavis or with any person acting in concert with Actavis.

5.5.12	During the disclosure period, Warner Chilcott had no dealings in any relevant Actavis securities.

5.5.13	During the relevant period, there were no dealings in relevant Actavis securities by any associate of Warner Chilcott (within the meaning of paragraph (1) of the definition of associate).

5.5.14	During the disclosure period, no Warner Chilcott director had any dealings in any relevant Actavis securities.

5.5.15	The dealings during the relevant period in relevant Actavis securities by Deutsche Bank (financial advisor to Warner Chilcott) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Deutsche Bank were as follows:

Party	Date (dd/mm/yyyy)	Transaction Type	Number of shares	Price (US$)
Deutsche Bank Securities Inc.	14/05/2013	Purchase	4,104	121.68
	14/05/2013	Purchase	3,024	121.68
	20/05/2013	Purchase	25,776	127.15
	24/05/2013	Sale	12,780	127.23
	04/06/2013	Sale	12,780	119.91
	05/06/2013	Sale	6,390	120.34
	21/06/2013	Sale	12,780	120.22
	24/06/2013	Sale	6,121	120.25
	24/06/2013	Purchase	60	120.22
	24/06/2013	Purchase	1,440	120.22
	24/06/2013	Purchase	4,320	120.22
	24/06/2013	Purchase	144	120.22
	28/06/2013	Purchase	70	126.22
	01/07/2013	Sale	1,349	125.44
	05/07/2013	Sale	3,168	126.37
	08/07/2013	Sale	1,810	126.31
	08/07/2013	Purchase	929	126.49
	08/07/2013	Purchase	19	126.49
	09/07/2013	Sale	9	127.05
	09/07/2013	Purchase	18	126.56
	09/07/2013	Sale	57	125.71
	18/07/2013	Purchase	2,520	124.35
	19/07/2013	Purchase	405	125.22
	19/07/2013	Purchase	7,200	125.22
	19/07/2013	Purchase	600	125.22
	19/07/2013	Purchase	500	125.22
	19/07/2013	Purchase	400	125.22
	19/07/2013	Purchase	400	125.22
	19/07/2013	Purchase	400	125.22
	19/07/2013	Purchase	400	125.22
	19/07/2013	Purchase	864	125.22
	19/07/2013	Purchase	864	125.22

Party	Date (dd/mm/yyyy)	Transaction Type	Number of shares	Price (US$)
	19/07/2013	Purchase	100	125.22
	19/07/2013	Purchase	715	125.22
	19/07/2013	Purchase	314	125.22
	19/07/2013	Purchase	130	125.22
	19/07/2013	Purchase	2,598	125.22
	19/07/2013	Purchase	2,598	125.22
	19/07/2013	Purchase	2,800	125.22
	19/07/2013	Purchase	933	125.22
	19/07/2013	Purchase	720	124.35
	23/07/2013	Purchase	5,400	126.41

5.5.16	During the relevant period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of Arthur Cox (Irish legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011.

5.5.17	During the relevant period, there were no dealings in relevant Actavis securities by any partner or member of the professional staff of Davis, Polk and Wardwell LLP (US legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Warner Chilcott since May 10, 2011.

5.5.18	During the relevant period, there were no dealings in relevant Actavis securities by any person that has an arrangement with Warner Chilcott or with any associate of Warner Chilcott.

5.5.19	Save as disclosed in this paragraph 5.5, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Warner Chilcott dealt in any relevant Actavis securities.

5.5.20	The information in this paragraph 5.5 in respect of each shareholder of Warner Chilcott and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Warner Chilcott directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

6.	Material Contracts

6.1	As required by Rule 24.2(a)(i)(10) of the Irish Takeover Rules, save as disclosed in this paragraph 6, neither Actavis nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.1.1	Transaction Agreement: On May 19, 2013, Actavis entered into a Transaction Agreement with, amongst other parties, Warner Chilcott for the purposes of implementing the acquisition. Further details regarding the Transaction Agreement are set forth in this joint proxy statement/prospectus.

6.1.2	Expenses Reimbursement Agreement: On May 19, 2013, Actavis entered into an Expenses Reimbursement Agreement with Warner Chilcott in connection with the acquisition. Further details regarding the Expenses Reimbursement Agreement are set forth in this joint proxy statement/prospectus.

6.1.3	Share Purchase Agreement, dated May 25, 2011 by and among Watson Pharmaceuticals, Inc. and each of the shareholders of Paomar PLC (“Paomar”), incorporated by reference to Exhibit 2.4 to the Company’s May 27, 2011 Form 8-K.

On May 25, 2011, Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and each of the shareholders (together, the “Sellers”) of Paomar PLC (“Paomar”), a company incorporated under the laws of Cyprus and the owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (ABEE) (“Specifar”), a company organized under the laws of Greece, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Company purchased all of the outstanding equity of Paomar (the “Stock Purchase”). Pursuant to the Stock Purchase Agreement, in exchange for the outstanding equity of Paomar, the Company paid to the Sellers €400 million (approximately $562 million) in cash at a closing (the “Closing”) that occurred simultaneously with the signing of the Stock Purchase Agreement. The purchase price paid at Closing is subject to a customary working capital adjustment. In addition, the Stock Purchase Agreement provides that the Sellers will have the right to receive certain contingent consideration (not to exceed an aggregate total of €40 million) after the Closing based on the gross profits on sales of Esomeprazole tablets developed by Specifar during its first five years of sales in countries including major markets in Europe, Asia and Latin America, as well as in Canada. Of the €400 million paid to the Sellers at the Closing, €40 million has been placed in an indemnity escrow account. On the earlier of the date that is three months following the launch of Specifar’s Esomeprazole product in France or two years following the Closing, the Sellers will be entitled to receive any amounts remaining in the escrow account that are not subject to then existing indemnity claims by the Company. The Sellers’ maximum liability for indemnification claims under the Stock Purchase Agreement is capped at an aggregate total of €100 million (other than with respect to claims relating to certain fundamental Sellers’ warranties, including having title to the shares being sold and due authorization to enter into the transaction, for which the Sellers’ maximum liability is capped at the purchase price).

6.1.4	Share Purchase Agreement, dated January 24, 2012 by and among Watson Pharmaceuticals, Inc., Strides Pharma Limited, I-Investments Pty Ltd, Strides Arcolab Limited, Ascent Pharmahealth Limited and Dennis Bastas incorporated by reference to Exhibit 2.1 to the Company’s January 26, 2012 Form 8-K.

On January 23, 2012, Watson Pharmaceuticals, Inc. (the “Company”), Strides Pharma Limited (“SPL”), I-Investments Pty Ltd (“I-Investments”) (SPL together with I-Investments, the “Sellers”), Strides Arcolab Limited (“SPL Guarantor”), Dennis Bastas and Ascent Pharmahealth Limited (“Ascent”) entered into a definitive Share Purchase Agreement (the “Share Purchase Agreement”). Pursuant to the Share Purchase Agreement, the Company acquired all of the outstanding equity of Ascent (the “Share Purchase”) from the Sellers and thereby acquired the Australia and Southeast Asia generic pharmaceutical business of Strides Arcolab Ltd for a cash payment of AUD$ 375 million paid at the closing of the Share Purchase on the same date (the “Closing”).

The Share Purchase Agreement provides that the Sellers and their affiliates agree for a period of three years after the Closing not to (1) with certain limited exceptions, engage or participate in any business in competition with the business of Ascent and its subsidiaries in Australia, Singapore, Malaysia and Hong Kong (except that the Share Purchase Agreement does not prohibit SPL Guarantor from engaging in the global development, manufacturing and marketing of pharmaceutical products for sale to other pharmaceutical companies, so long as SPL Guarantor does not solicit or approach any customer of Ascent and its subsidiaries as of the Closing for the purpose of persuading the customer to cease or reduce the amount of business that the customer would normally do with Ascent), and (2) solicit certain employees, customers or suppliers of Ascent or any of its subsidiaries.

6.1.5	Sale and Purchase Agreement, dated as of April 25, 2012 by and among Nitrogen DS Limited, Landsbanki Islands hf., ALMC Eignarhaldsfélag ehf., ALMC hf, Argon

Management S.à.r.l., the Managers party thereto, Deutsche Bank AG, London Branch, Actavis Acquisition Debt S.à.r.l., Watson Pharma S.à.r.l., and Watson Pharmaceuticals, Inc. incorporated by reference to Exhibit 2.1 to the Company’s April 30, 2012 Form 8-K.

On April 25, 2012, Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Watson Pharma S.à r.l., a company incorporated in Luxembourg and wholly-owned subsidiary of the Company (the “Purchaser”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Actavis Acquisition Debt S.à r.l., a company incorporated in Luxembourg (the “Vendor”), Nitrogen DS Limited, a company incorporated in the British Virgin Islands (“Nitrogen”), Landsbanki Islands hf., a company incorporated in Iceland (“Landsbanki”), ALMC Eignarhaldsfélag ehf., a company incorporated in Iceland (“ALMC”, together with Nitrogen and Landsbanki, the “Indirect Equity Holders”), ALMC hf., a company incorporated in Iceland, Argon Management S.à r.l., a company incorporated in Luxembourg, the Managers party thereto, Deutsche Bank AG, London Branch, a branch of a company incorporated under the laws of the Federal Republic of Germany (“DB”, together with Landsbanki, the “Debt Holders” and the Debt Holders together with the Indirect Equity Holders and the Managers, the “Indirect Interest Holders”).

Pursuant to the Purchase Agreement, the Purchaser acquired (i) the entire issued share capital of Actavis, Inc., a Delaware corporation, Actavis Pharma Holding 4 ehf., a company incorporated in Iceland, and Actavis S.à r.l., a company incorporated in Luxembourg (collectively, the “Companies”) and (ii) all the rights of the Vendor in certain indebtedness of the Companies (the “Intra Group Debt” and, together with the shares of the Companies, the “Interests”), in exchange for the following consideration: (1) a cash payment of €4.15 billion, payable at completion of the purchase of the Interests, as adjusted based upon, among other things, the net working capital of the Companies at Completion, (2) assumption of the obligation to pay at Completion up to €100 million of indebtedness of the Vendor, and (3) the potential right to receive contingent consideration payable in the form of up to 5.5 million newly issued shares of Common Stock, $0.0033 par value per share, of the Company or, under certain circumstances, in cash, based on the Companies’ financial performance in 2012 as described in the Purchase Agreement.

The Vendor and the Indirect Interest Holders have agreed to procure that the Companies and their respective subsidiaries conduct their respective businesses in the ordinary course, consistent with past practice, cooperate with the Company in the Company’s efforts to obtain financing for the acquisition and not take certain specified actions through Completion. The Company will have recourse against a €75 million covenant escrow for losses relating to breaches of these covenants, subject to certain limitations. This escrow will also be available to cover the Company’s losses relating to certain other matters, including certain uninsured warranty breaches and fraud-related claims. The Indirect Interest Holders are also responsible for reimbursing the Company for certain payments made by the Companies and their subsidiaries to the Vendor or the Indirect Interest Holders between January 1, 2012 and Completion.

6.1.6	Deed of Modification and Withdrawal from Escrow Accounts, dated as of October 31, 2012, to the Sale and Purchase Agreement, dated April 25, 2012, by and among Nitrogen DS Limited, Landsbanki Islands hf., ALMC Eignarhaldsfélag ehf., ALMC hf., Argon Management S.à r.l., the Managers party thereto, Deutsche Bank AG, London Branch, Actavis Acquisition Debt S.à r.l., Watson Pharma S.à r.l. and Watson Pharmaceuticals, Inc. incorporated by reference to the Company’s November 2, 2012 Form 8-K.

On October 31, 2012, Watson Pharma S.à r.l. (the “Purchaser”), a company incorporated in Luxembourg and wholly-owned subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation (“Watson”), Nitrogen DS Limited, a company incorporated in the British Virgin Islands (“Nitrogen”), Landsbanki Islands hf., a company incorporated in Iceland

(“Landsbanki”) and Deutsche Bank AG, London Branch, a branch of a company incorporated under the laws of the Federal Republic of Germany (“DB”), entered into an amendment (the “Purchase Agreement Amendment”) to that certain Sale and Purchase Agreement (the “Purchase Agreement”), dated as of April 25, 2012 (summarized at paragraph 3 above), by and among, Watson, the Purchaser, Actavis Acquisition Debt S.à r.l., a company incorporated in Luxembourg (the “Vendor”), Nitrogen, Landsbanki, ALMC Eignarhaldsfélag ehf., a company incorporated in Iceland (“ALMC”, together with Nitrogen and Landsbanki, the “Indirect Equity Holders”), ALMC hf., a company incorporated in Iceland, Argon Management S.à r.l., a company incorporated in Luxembourg, the Managers party thereto and DB (together with Landsbanki, the “Debt Holders” and the Debt Holders together with the Indirect Equity Holders and the Managers, the “Indirect Interest Holders”) pursuant to which the parties amended certain provisions of the Purchase Agreement relating to the mechanics by which the novation of the Vendor’s rights and obligations under the Purchase Agreement occurs, such that following completion of the acquisition of the interests purchased under the Purchase Agreement and the assumption of a payable (“Completion”) and upon the Vendor’s election, all of the rights and obligations of the Vendor under the Purchase Agreement shall be novated and ultimately transferred to Nitrogen, Landsbanki, DB and the Managers party to the Purchase Agreement, who shall then assume responsibility in pre-determined proportions for the performance of the Vendor’s obligations (subject to the same limitations incumbent on the Vendor’s obligations in the Purchase Agreement) (the “Novation”).

The Purchase Agreement Amendment also provides that following the Novation, Landsbanki and DB may withdraw their respective proportions of monies paid into escrow accounts established at Completion to settle any liability for claims by the Purchaser in respect of their proportionate liability for completion account adjustments and breaches of the interim covenants or Vendor’s warranties, such that the Purchaser may only seek recovery for their proportionate liability directly from Landsbanki and DB in the event of any such claims.

6.1.7	Stock Purchase Agreement, dated as of January 19, 2013, by and among Actavis, Inc., Watson Pharma Actavis S.a.r.l. and each of the shareholders of Uteron Pharma SA incorporated by reference to the Company’s January 25, 2013 Form 8-K.

On January 19, 2013, Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.), a Nevada corporation (“Actavis”), Watson Pharma Actavis S.à r.l. (the “Purchaser”), a company incorporated in Luxembourg and wholly-owned subsidiary of Actavis, and each of the shareholders (together, the “Sellers”) of Uteron Pharma SA (“Uteron”), a company incorporated in Belgium, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Purchaser purchased all of the outstanding equity of Uteron (the “Stock Purchase”). Pursuant to the Stock Purchase Agreement, in exchange for the outstanding equity of Uteron, the Purchaser paid to the Sellers $150 million in cash at the closing of the transaction (the “Closing”), which occurred on January 23, 2013. The purchase price paid at Closing is subject to a customary working capital adjustment.

In addition, the Stock Purchase Agreement provides that the Sellers will have the right to receive certain potential future payments (each a “Milestone Payment”) (not to exceed an aggregate total of $155 million) after the Closing contingent on Uteron’s achievement of certain commercialization milestones with respect to the Diafert, Estelle, Colvir, Vaginate and Alyssa products (or versions of such products derived from the intellectual property of Uteron directly relating to the product at issue and existing as of the Closing). A Milestone Payment is also payable with respect to the Estelle product in the event that a non-infringing manufacturing process for the active pharmaceutical ingredient of such product achieving specific estretol yields has been developed by or on behalf of Uteron or its affiliate within a prescribed timeframe.

Of the amount paid to the Sellers at the Closing, $15 million has been placed in an escrow account to cover any closing account adjustment, as well as warranty and indemnity claims. As of the date that is two years following the Closing, the Sellers will be entitled to receive any amounts remaining in the escrow account that are not subject to then existing claims by Actavis. The Stock Purchase Agreement provides for certain time periods within which the Purchaser may make claims against the Sellers, including seven years for claims relating to tax, two years for most warranty claims and six years for claims under certain fundamental warranties (including title to the shares being sold, due authorization to enter into the transaction and certain intellectual property warranties). In addition to amounts available under the escrow arrangement, the Purchaser is also entitled to offset any Milestone Payment amounts due to the Sellers against indemnity claims made within the relevant period following the Closing. The Sellers’ maximum liability for indemnification claims under the Stock Purchase Agreement is capped at an aggregate total of $100 million (other than with respect to claims relating to certain fundamental Sellers’ warranties, including having title to the shares being sold, due authorization to enter into the transaction and certain intellectual property warranties for which the Sellers’ maximum liability is capped at the purchase price).

6.1.8	Credit Agreement, dated September 16, 2011, by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and a syndicate of Lenders, incorporated by reference to Exhibit 99.1 to the Company’s September 19, 2011 Form 8-K.

On September 16, 2011 (the “Closing Date”), Watson Pharmaceuticals, Inc. (the “Company”) entered into a credit agreement (the “Revolving Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and a syndicate of banks establishing a senior unsecured revolving credit facility (the “Revolving Credit Facility”). On the Closing Date, the Revolving Credit Facility provided an aggregate principal amount of $500 million in senior unsecured revolving loans. The revolving loans may be borrowed, repaid and re-borrowed for a term of five years and, subject to certain minimum amounts, may be prepaid in whole or in part without premiums or penalties. Amounts borrowed under the Revolving Credit Facility may be used to finance working capital and other general corporate purposes. On the Closing Date, the Company borrowed $125 million under the Revolving Credit Facility and used cash on hand to repay the then amount outstanding under, and to terminate, the Company’s existing credit agreement dated as of November 3, 2006 (as amended on July 1, 2009) among the Company, Canadian Imperial Bank of Commerce as Administrative Agent, Wachovia Capital Markets, LLC as Syndication Agent and a syndicate of banks.

Committed borrowings under the Revolving Credit Facility bear interest at the Company’s choice of a per annum rate equal to either a base rate or Eurocurrency rate, plus an applicable margin. The base rate is the higher of (a) the Federal Funds Rate plus 0.50%, (b) prime rate as publicly announced by the Administrative Agent, or (c) one-month London Interbank Offered Rate plus 1.00%. The applicable margin is a percentage determined in accordance with a pricing grid based on the Company’s credit rating and is initially set at 0.25% for base rate loans and 1.25% for Eurocurrency rate loans. Additionally, to maintain availability of funds, the Company pays an unused commitment fee, which according to the pricing grid is initially set at 0.15% of the unused portion of the Revolving Credit Facility. The Company is subject to, and, on the Closing Date was in compliance with, all financial and operational covenants under the terms of the Revolving Credit Agreement. The Revolving Credit Agreement also imposes certain customary restrictions including, but not limited to, limits on the incurrence of debt or liens upon the assets of the Company or its subsidiaries, investments and restricted payments.

6.1.9	Amendment No. 1 to Credit Agreement and Joinder Agreement by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto, dated May 21, 2012 incorporated by reference to Exhibit 10.1 to the Company’s May 23, 2012 Form 8-K.

On May 21, 2012, Watson Pharmaceuticals, Inc. (the “Company”) entered into that certain Amendment No. 1 to Credit Agreement and Joinder Agreement (the “Amendment”) to the Company’s existing credit agreement (the “Revolving Credit Agreement”), dated as of September 16, 2011(summarized at paragraph 6.1.8 above), with Bank of America, N.A., as Administrative Agent and a syndicate of banks participating as lenders in the Company’s senior unsecured revolving credit facility (the “Revolving Credit Facility”).

Pursuant to the Amendment, the aggregate commitment of lenders to make senior unsecured revolving loans under the Revolving Credit Facility was increased from $500 million to $750 million.

In addition, in connection with the Company’s proposed acquisition of the Actavis Group and to permit the Company to incur indebtedness to finance the proposed acquisition, the Amendment modified certain negative covenants, including limitations on incurring indebtedness and transactions with affiliates, and revised the terms of the Company’s total leverage maintenance covenant in the Revolving Credit Agreement.

Specifically with respect to the maximum Consolidated Leverage Ratio (as such term is defined in the Revolving Credit Agreement) covenant, the Amendment provided that, the aggregate principal amount of Acquisition Indebtedness (as such term is defined in the Amendment) that includes a “special mandatory redemption” provision (or other similar provision) requiring the Company to redeem such Acquisition Indebtedness was excluded for purposes of determining Consolidated Total Debt at any time prior to the proposed acquisition of the Activis Group as more fully set forth in the Amendment. The Amendment also provided that (a) during the period prior to the date on which the Company’s proposed acquisition of the Actavis Group was consummated (such date, the “Acquisition Date”), the Company was permitted to have a maximum Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Company of up to 3.50 to 1.00; and (b) as of the Acquisition Date and thereafter, the Company is permitted to have a maximum Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Company of up to (i) with respect to the four consecutive fiscal quarters from the Acquisition Date through December 31, 2013, 4.25 to 1.00; (ii) with respect to the four consecutive fiscal quarters from January 1, 2014 through December 31, 2014, 4.00 to 1.00; and (iii) with respect to periods of four consecutive fiscal quarters ending from January 1, 2015 and thereafter, 3.50 to 1.00.

6.1.10	Term Loan Credit Agreement by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto, dated June 22, 2012 incorporated by reference to Exhibit 10.1 to the Company’s June 26, 2012 Form 8-K.

On June 22, 2012, Watson Pharmaceuticals, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent and a syndicate of banks participating as lenders entered into a senior unsecured Term Loan Credit Agreement (the “Credit Agreement”) pursuant to which the lenders party to the agreement provided the Company with a senior unsecured term facility in an aggregate amount of $1,800,000,000. The proceeds from borrowings under the credit facility were used (i) to finance the Company’s acquisition (the “Acquisition”) of the Actavis Group and all the rights in certain indebtedness of the Actavis Group, and (ii) to pay fees and expenses incurred in connection with the Acquisition and related financing transactions.

6.1.11	Third Supplemental Indenture between the Company and Wells Fargo Bank, N. A., as trustee, dated as of October 2, 2012, to the Base Indenture, dated as of August 24, 2009, incorporated by reference to Exhibit 4.2 to the Company’s October 2, 2012 Form 8-K.

On October 2, 2012, Actavis, Inc. (formerly known as Watson Pharmaceuticals, Inc.) (the “Company”) issued $1,200 million aggregate principal amount of its 1.875% Senior Notes due 2017 (the “2017 Notes”), $1,700 million aggregate principal amount of its 3.250% Senior Notes due 2022 (the “2022 Notes”) and $1,000 million aggregate principal amount of its 4.625% Senior Notes due 2042 (the “2042 Notes” and together with the 2017 Notes and 2022 Notes, the “Notes”) in a registered offering pursuant to an effective Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”). The Notes were issued pursuant to an indenture, dated as of August 24, 2009 (the “Base Indenture”), the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the third supplemental indenture, dated as of October 2, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, as amended and supplemented, the “Indenture”), between the Company and the Trustee. The 2017 Notes, 2022 Notes and 2042 Notes bear interest at a rate of 1.875%, 3.250% and 4.625% per annum, respectively, which is payable semi-annually in arrears on each April 1 and October 1, respectively. The 2017 Notes will mature on October 1, 2017, the 2022 Notes will mature on October 1, 2022 and the 2042 Notes will mature on October 1, 2042.

The Company may redeem the 2012 Senior Notes, in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of 100% of the principal amount of notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2012 Senior Notes being redeemed discounted on a semi-annual basis at the Treasury Rate plus 20 basis points in the case of the 2017 Notes, 25 basis points in the case of the 2022 Notes and 30 basis points in the case of the 2042 Notes, plus in each case accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, the Company may redeem the 2022 Notes on or after July 1, 2022 (three months prior to their maturity date), and the 2042 Notes on or after April 1, 2042 (six months prior to their maturity date) in each case, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the 2012 Senior Notes being redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, upon certain change of control triggering events, combined with a downgrade of the 2012 Senior Notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, the Company will be required to make an offer to purchase each of the 2012 Senior Notes at a price equal to 101% of the principal amount of the 2012 Senior Notes to be repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Company had previously issued $450 million aggregate principal amount of 5.000% Senior Notes due 2014 (the “2014 Notes”) and $400 million aggregate principal amount of 6.125% Notes due 2019 (the “2019 Notes”) with substantially similar terms as the Notes. The Notes, the 2014 Notes and the 2019 Notes constitute senior, unsecured obligations of the Company.

6.1.12	Letter Agreement, dated February 10, 2012 amending the Purchase and Collaboration Agreement, dated as of March 3, 2010, by and among Columbia Laboratories, Inc., Coventry Acquisition, Inc. and Watson Pharmaceuticals, Inc. incorporated by reference to Exhibit 10.23B to the Company’s 2011 Form 10-K.

Pursuant to the terms of the Letter Agreement dated February 10, 2012, the parties to the Purchase and Collaboration Agreement, dated as of March 3, 2010, by and among Columbia Laboratories, Inc., Coventry Acquisition, Inc. and Watson Pharmaceuticals, Inc. (the

“Collaboration Agreement”) agreed to waive a certain condition required by the Collaboration Agreement in order to effectuate a Second Closing under the Collaboration Agreement.

6.1.13	Commitment Letter, dated as of April 25, 2012, by and among Watson Pharmaceuticals, Inc., Bank of America, N.A., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated incorporated by reference to Exhibit 10.1 to the Company’s April 30, 2012 Form 8-K.

On April 25, 2012, Watson Pharmaceuticals, Inc. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, Wells Fargo Bank and Wells Fargo Securities, the “Commitment Parties”). Pursuant to the Commitment Letter, the Commitment Parties committed to provide (i) $450 million of an up to $2.0 billion senior unsecured term loan facility of the Company (the “Senior Credit Facility”) and (ii) to the extent the Senior Credit Facility was not syndicated and/or the Company did not issue other debt at Completion, up to $6.0 billion in senior unsecured loans.

6.1.14	Actavis, Inc. (f/k/a Watson Pharmaceuticals, Inc., the “Company”) expects that it, Bank of America, N.A. and a syndicate of banks participating as lenders will enter into (i) an amendment agreement (the “Revolver Amendment”) to amend and restate the Company’s existing $750 million senior unsecured revolving credit loan facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to Credit Agreement and Joinder Agreement, dated as of May 21, 2012 (such facility, prior to its amendment and restatement pursuant to the Revolver Amendment, the “Existing Revolver”) and (ii) an amendment agreement (the “Term Loan Amendment”) to amend and restate the Company’s existing $1.8 billion senior unsecured term loan credit facility dated June 22, 2012 (such facility, prior to its amendment and restatement pursuant to the Term Loan Amendment, the “Existing Term Loan”). The Revolver Amendment and the Term Loan Amendment are referred to collectively herein as the “Amendments”. The Existing Revolver and the Existing Term Loan as amended by the Revolver Amendment and the Term Loan Amendment are referred to herein as the “Amended and Restated Revolver” and the “Amended and Restated Term Loan”, respectively, and, collectively, as the “Amended and Restated Credit Facilities”.

The Amendments are expected to, among other things: (i) replace the Company, as borrower, with a newly-formed Luxembourg company, Actavis WC Holding S.à r.l. (the “ACT Borrower”), that will be a direct or indirect parent of the Company and a direct or indirect wholly-owned subsidiary of Actavis Limited which, prior to the closing date of the acquisition, will be converted into a public limited company and renamed Actavis plc (“Parent”), (ii) add Parent and the Company as guarantors, (iii) delete the springing minimum net worth financial maintenance covenant and (iv) revise certain representations and warranties, financial reporting requirements and other affirmative and negative covenants and events of default as will be more fully set forth in the Amended and Restated Credit Facilities. In addition, the Revolver Amendment is expected to extend the maturity of the Existing Revolver by one year, to September 16, 2017.

The Amended and Restated Term Loan is expected to provide that loans thereunder will bear interest, at the ACT Borrower’s choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 1.00% per annum depending on the publicly announced debt ratings for non-credit-enhanced, senior unsecured long-term indebtedness of the Parent (such applicable debt rating the “Debt Rating”) or (b) a Eurodollar rate, plus an applicable margin varying from 1.00% per annum to 2.00% per annum depending on the Debt Rating.

The Amended and Restated Revolver is expected to provide that loans thereunder will bear interest, at the ACT Borrower’s choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 0.75% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 0.875% per annum to 1.75% per annum depending on the Debt Rating.

6.2	As required by Rule 25.6 of the Irish Takeover Rules, save as disclosed in this paragraph 6, neither Warner Chilcott nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.2.1	Transaction Agreement: On May 19, 2013, Warner Chilcott entered into a Transaction Agreement with, amongst other parties, Actavis, for the purposes of implementing the acquisition. Further details regarding the Transaction Agreement are set forth in this joint proxy statement/prospectus.

6.2.2	Expenses Reimbursement Agreement: On May 19, 2013, Warner Chilcott entered into an Expenses Reimbursement Agreement with Actavis in connection with the acquisition. Further details regarding the Expenses Reimbursement Agreement are set forth in this joint proxy statement/prospectus.

6.2.3	WC Credit Agreement: On March 17, 2011, certain of Warner Chilcott’s subsidiaries entered into a credit agreement (the “WC Credit Agreement”) with a syndicate of lenders in order to refinance Warner Chilcott’s prior senior secured credit facilities. Pursuant to the WC Credit Agreement, the lenders provided senior secured credit facilities in an aggregate amount of $3,250 million, comprised of $3,000 million in aggregate term loan facilities and a $250 million revolving credit facility. At the closing, Warner Chilcott borrowed a total of $3,000 million under the term loan facilities and made no borrowings under the revolving credit facility. The proceeds of the term loans, together with approximately $279 million of cash on hand, were used to make an optional prepayment of $250 million in aggregate term loans under Warner Chilcott’s prior senior secured credit facilities, repay the remaining $2,969 million in aggregate term loans outstanding under such prior senior secured credit facilities, terminate such prior senior secured credit facilities and pay certain related fees, expenses and accrued interest. On August 20, 2012, certain of Warner Chilcott’s subsidiaries entered into an amendment to the WC Credit Agreement, pursuant to which the lenders thereunder provided additional term loans in an aggregate principal amount of $600 million, which, together with cash on hand, were used to fund the 2012 Special Dividend and to pay related fees and expenses. The WC Credit Agreement contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements and, in each case, subject to certain exceptions.

7.	Directors and Service Contracts

7.1	Save as disclosed in this paragraph 7.1, none of the directors of Warner Chilcott has a service contract with Warner Chilcott or its subsidiaries or associated companies, save for:

7.1.1	Fourth Amended and Restated Employment Agreement, dated as of August 4, 2011, between Warner Chilcott (US), LLC and Roger M. Boissonneault and Second Amended and Restated Employment Agreement, dated as of August 4, 2011, between Warner Chilcott (US), LLC and Paul Herendeen.

Pursuant to their employment agreements, Messrs. Boissonneault and Herendeen’s employment will continue unless terminated by either party to the applicable agreement in accordance with the terms of such agreement.

In the event that Messrs. Boissonneault or Herendeen’s employment is terminated by Warner Chilcott without “Cause” or by the executive for “Good Reason” (as such terms are defined in the applicable agreement) (each, a “qualifying termination”), each executive will be entitled to receive cash severance equal to the sum of two times (a) such executive’s base salary in effect on the date of termination and (b) the annual cash bonus paid to such executive for the calendar year immediately preceding the year in which the date of termination occurs. As of the date hereof, Messrs. Boissonneault and Herendeen had base salaries of $1,095,379 and $529,112, respectively. The cash severance will be paid in 24 equal monthly installments or, in the event the executive experiences a qualifying termination within two years following a change in control, a cash lump sum within 10 days after such executive’s last day of active employment. Under his employment agreement, Mr. Boissonneault is entitled to receive (including for his spouse and dependents) 12 months of continued health and welfare benefits upon a qualifying termination (including a qualifying termination within two years following a change in control). Mr. Herendeen is not entitled to continued health and welfare benefits following termination of employment. The employment agreements provide that, upon a qualifying termination within two years following a change in control, Messrs. Boissonneault or Herendeen would be eligible to receive a reimbursement for the excise tax (if any) imposed on the executives under Section 4999 on the value of the payments and benefits that they would receive in connection with the change in control.

No amendments to the aforementioned agreements have been made during the six months preceding the disclosure date.

7.2	Save as disclosed in “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus, no proposal exists in connection with the acquisition that any payment or other benefit will be made or given by Actavis to any director of Warner Chilcott as compensation for loss of office or as consideration for or in connection with his retirement from office.

7.3	Save as disclosed in “The Transaction—Interests of Certain Persons in the Transaction—Actavis” beginning on page 110 of this joint proxy statement/prospectus, the compensation of the board of directors of Actavis will not be affected by the transaction.

8.	Material Changes

8.1	Save as disclosed in the Quarterly Reports on Form 10-Q of Actavis for the periods ended March 31, 2013 and June 30, 2013, the directors of Actavis are not aware of any material change in the financial or trading position of Actavis since December 31, 2012 (the date to which the last published audited accounts of Actavis were prepared).

8.2	Save as disclosed in the Quarterly Reports on Form 10-Q of Warner Chilcott for the periods ended March 31, 2013 and June 30, 2013, the directors of Warner Chilcott are not aware of any material change in the financial or trading position of Warner Chilcott since December 31, 2012 (the date to which the last published audited accounts of Warner Chilcott were prepared).

8.3	Save as disclosed in this document there has been no material change in information previously published by Actavis or Warner Chilcott in connection with the Acquisition since the commencement of the Offer Period.

9.	Consents

BofA Merrill Lynch has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Greenhill has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Deutsche Bank has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Matheson has given and not withdrawn its written consent to the inclusion in this joint proxy statement/prospectus of the references to its name in the form and context in which they appear and to the inclusion of its form of opinion as to the validity of the New Actavis ordinary shares, as an exhibit to this document.

PricewaterhouseCoopers LLP has given and not withdrawn its written consent, as Exhibit 23.2 and 23.4, to the inclusion in this document of the references to its name in the form and context in which they appear.

KPMG ehf. has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.

10.	Sources and Bases of Information

10.1	In this joint proxy statement/prospectus, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

10.1.1	the historical share price is sourced from the NASDAQ or the NYSE;

10.1.2	the value of the whole of the existing issued share capital of Warner Chilcott is based upon the entire issued ordinary share capital at July 30, 2013 (the last practicable date before the printing of this joint proxy statement/prospectus), namely 251,198,538 Warner Chilcott Shares;

10.1.3	references to a percentage of Warner Chilcott shares are based on the number of Warner Chilcott shares in issue as set out at paragraph 10.1.2 above;

10.1.4	the value of the whole of the existing issued share capital of Actavis is based upon the entire issued ordinary share capital at July 30, 2013 (the last practicable date before the printing of this joint proxy statement/prospectus), namely 133,161,220 Actavis Shares;

10.1.5	reference to transaction equity value is based on the fully diluted share capital of Warner Chilcott;

10.1.6	references to the arrangements in place between Warner Chilcott and Actavis regarding an Expenses Reimbursement Agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel;

10.1.7	the entire issued and to be issued share capital fully diluted share capital of Warner Chilcott is calculated on the basis of:

10.1.7.1	the number of issued Warner Chilcott Shares, as set out in paragraph 10.1.2 above;

10.1.7.2	6,116,438 Warner Chilcott Options and 3,556,077 Warner Chilcott Share Awards outstanding under the Warner Chilcott Share Plans; and

10.1.7.3	full exercise of the outstanding options and vesting of outstanding share awards under the Warner Chilcott Share Plans (and assumes satisfaction of performance targets in respect of performance related awards);

10.1.8	the entire issued and to be issued share capital (fully diluted share capital) of Actavis is calculated on the basis of:

10.1.8.1	the number of issued Actavis Shares, as set out in paragraph 10.1.4 above;

10.1.8.2	1,184,379 Actavis Options and 2,545,731 Actavis Share Awards outstanding under the Actavis Share Plan; and

10.1.8.3	full exercise of the outstanding options and vesting of outstanding share awards under the Actavis Share Plan (and assumes satisfaction of performance targets in respect of performance-related awards);

10.1.9	save where otherwise stated, financial and other information concerning Warner Chilcott and Actavis have been extracted from published sources or from audited financial results of Warner Chilcott and Actavis; and

references to the arrangements in place between Warner Chilcott and Actavis regarding a Transaction Agreement are sourced from the Transaction Agreement;

10.1.10	the statement that the Acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future period financial period will necessarily match or be greater than those for the relevant preceding financial period;

10.1.11	the bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs. Synergy statements have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules;

10.1.12	the expected sources of the anticipated after-tax operational synergies and related cost reductions and tax savings are:

10.1.12.1	primarily resulting from the integration of the women’s health and urology sales force, the elimination of redundant marketing expenses, the consolidation of corporate general and administrative functions and research and development, and procurement savings;

10.1.13	tax savings resulting from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations;

10.1.14	when evaluating the potential after-tax operational synergies and related cost reductions and tax savings the Actavis Board has assumed the following:

10.1.14.1	that the Scheme will become effective and New Actavis will acquire 100% of the issued and to be issued share capital of Warner Chilcott on completion of the Acquisition;

10.1.14.2	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

10.1.14.3	that there will be no material change to the market dynamics affecting Actavis and/or Warner Chilcott following completion of the Acquisition;

10.1.14.4	that there will be no material change to exchange rates following completion of the Acquisition; and

10.1.14.5	there will be no material change to income tax laws or regulations affecting Actavis and/or Warner Chilcott following completion of the Acquisition;

10.1.15	in establishing the estimate of after-tax operation synergies and related cost reductions and tax savings the Actavis Board has assumed that Warner Chilcott’s operations, processes and procedures are comparable to those of Actavis’ related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Warner Chilcott to Actavis indicated otherwise. Actavis’ management, aided by its previous integration experience and through an understanding of Warner Chilcott’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Warner Chilcott, has determined the source and scale of potential after-tax operational synergies and resultant tax benefits. The after-tax operational synergies and related cost reductions, and tax savings are incremental to Actavis’ and, to the best of Actavis’ knowledge, Warner Chilcott’s existing plans. In addition to information from Actavis’ and Warner Chilcott’s respective management teams, the sources of information that Actavis has used to arrive at the estimate of potential after-tax operational synergies and resultant tax benefits, include:

10.1.15.1	Warner Chilcott’s annual report and accounts;

10.1.15.2	Warner Chilcott’s presentations to analysts;

10.1.15.3	Warner Chilcott’s website;

10.1.15.4	analysts’ research;

10.1.15.5	other public information;

10.1.15.6	Actavis’ knowledge of the industry and of Warner Chilcott; and

10.1.15.7	Actavis’ experience of synergies from previous transactions, in particular, the acquisitions by Watson of Actavis;

10.1.16	there remains an inherent risk in the synergy forward-looking statements. No synergy statement in the Announcement should be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and/or Warner Chilcott for the relevant preceding financial period or any other period.

11.	Concert Parties

11.1	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Actavis in connection with the acquisition:

11.1.1	the directors of Actavis;

11.1.2	the subsidiaries and associated companies of Actavis;

11.1.3	Actavis Limited (formerly known as Actavis Global Pharmaceuticals Limited), a private limited company, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland;

11.1.4	Actavis Ireland Holding Limited, a private limited company, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (wholly owned subsidiary of Actavis Limited);

11.1.5	Actavis WC Holding S.à r.l., a private limited company incorporated in, Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-18555 Luxembourg (wholly owned subsidiary of Actavis Ireland Holding Limited);

11.1.6	Actavis W.C. Holding LLC, a Delaware Corporation, having its principle executive office at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19081 U.S.A. (wholly owned subsidiary of Actavis WC Holding S.à r.l.);

11.1.7	Actavis W.C. Holding II LLC, a Nevada corporation, having its principal executive office at c/o The Corporation Trust Company of Nevada, 311S Division St Carson City, NV 89703, U.S.A. (MergerSub and wholly owned subsidiary of Actavis W.C. Holding LLC);

11.1.8	BofA Merrill Lynch, a Delaware corporation, having its principal executive offices at One Bryant Park, New York, NY 10036 U.S.A. (joint financial advisor to Actavis);

11.1.9	Greenhill, a New York limited liability company, having its principal executive offices at 300 Park Avenue, New York, NY 10022 U.S.A. (joint financial advisor to Actavis);

11.1.10	partners and members of the professional staff of PricewaterhouseCoopers LLP (auditors to Actavis, Inc.) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Actavis or who have been engaged in those affairs since May 10, 2011;

11.1.11	partners and members of the professional staff of Latham & Watkins LLP (U.S. legal advisor to Actavis) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Actavis or who have been engaged in those affairs since May 10, 2011;

11.1.12	partners and members of the professional staff of Matheson (Irish legal advisor and tax counsel to Actavis) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Actavis or who have been engaged in those affairs since May 10, 2011;

11.1.13	partners and members of the professional staff of Greenberg Traurig LLP (Nevada counsel to Actavis) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Actavis or who have been engaged in those affairs since May 10, 2011;

11.1.14	MacKenzie Partners Inc. (Actavis proxy solicitor) and any persons controlling, controlled by or under the same control as MacKenzie Partners Inc.

11.2	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Warner Chilcott in connection with the acquisition:

11.2.1	the directors of Warner Chilcott;

11.2.2	the subsidiaries and associated companies of Warner Chilcott;

11.2.3	Deutsche Bank having its principal executive offices at 60 Wall Street, New York, NY 10005 (financial advisor to Warner Chilcott);

11.2.4	partners and members of the professional staff of PricewaterhouseCoopers LLP (auditors to Warner Chilcott) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Warner Chilcott or who have been engaged in those affairs since May 10, 2011;

11.2.5	partners and members of the professional staff of Arthur Cox (Irish legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Warner Chilcott or who have been engaged in those affairs since May 10, 2011;

11.2.6	partners and members of the professional staff of Davis Polk & Wardwell LLP (U.S. legal advisor to Warner Chilcott) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Warner Chilcott or who have been engaged in those affairs since May 10, 2011;

11.2.7	Georgeson Inc. (Warner Chilcott proxy solicitor).

12.	Other Information

12.1

Save as disclosed in “The Transaction—Interests of Certain Persons in the Transaction—Warner Chilcott” beginning on page 113 of this joint proxy statement/prospectus, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon the Acquisition exists between Actavis or any person Acting in Concert with Actavis or any of its associates and any of the directors or recent directors of Warner Chilcott, stockholders, recent stockholders or any person interested in or recently interested in relevant Warner Chilcott securities. In this paragraph 12, “recent” means within the disclosure period (as defined in paragraph 5 of this Part 4 above).

12.2	No agreement, arrangement or understanding exists whereby ownership of any Warner Chilcott shares acquired in pursuance of the Acquisition will be transferred to any other person, but Actavis reserves the right to transfer any Warner Chilcott shares to any other member of its group.

12.3	No Arrangement exists between Actavis or any person acting in concert with Actavis Group or its affiliates and any other person. So far as the directors of Actavis are aware, there are no Arrangements between other associates of Actavis and any other person.

12.4	No Arrangement exists between Warner Chilcott, or any person who is an associate of Warner Chilcott (within the meaning of any of the paragraphs (1) to (7) of the definition of “associate” in the Takeover Rules as set out in paragraph 5 of this Part 4, Additional Information), and any other person. So far as the directors of Warner Chilcott are aware, there are no Arrangements between other associates of Warner Chilcott and any other person.

12.5	For the purposes of this paragraph 12, “Arrangement” means any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature between two or more persons, relating to relevant securities of Warner Chilcott or Actavis which is or may be an inducement to one or more such persons to deal or refrain from dealing in such securities.

13.	Documents Available For Inspection

13.1	Copies of the following documents will be available for inspection during usual business hours on any Business Day from the date of this document until completion of the acquisition at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland:

13.1.1	the Rule 2.5 Announcement made on May 20, 2013;

13.1.2	this document dated July 31, 2013;

13.1.3	the Memorandum and Articles of Association of Warner Chilcott;

13.1.4	the charter documents of Actavis;

13.1.5	Warner Chilcott’s annual report on Form 10-K for the fiscal year ended December 31, 2012;

13.1.6	Warner Chilcott’s annual report on Form 10-K for the fiscal year ended December 31, 2011;

13.1.7	Warner Chilcott’s annual report on Form 10-K for the fiscal year ended December 31, 2010;

13.1.8	Warner Chilcott’s quarterly report on Form 10-Q for the period ended March 31, 2013;

13.1.9	Warner Chilcott’s quarterly report on Form 10-Q for the period ended June 30, 2013;

13.1.10	Actavis’ current report on Form 8-K filed June 18, 2013;

13.1.11	Actavis’ annual report on Form 10-K for the fiscal year ended December 31, 2012;

13.1.12	Actavis’ annual report on Form 10-K for the fiscal year ended December 31, 2011;

13.1.13	Actavis’ annual report on Form 10-K for the fiscal year ended December 31, 2010;

13.1.14	Actavis’ quarterly report on Form 10-Q for the period ended March 31 2013;

13.1.15	Actavis’ quarterly report on Form 10-Q for the period ended June 30, 2013;

13.1.16	the letters of consent referred to in paragraph 9;

13.1.17	the material contracts referred to in paragraph 6;

13.1.18	the service contracts referred to in paragraph 7.1;

13.1.19	a full list of each entity’s holding and dealings in respect of which the Panel has consented to aggregation.

13.1.20	a full list of each entity’s holding and dealings in respect of which the Panel has consented to aggregation;

13.1.21	form of opinion of Matheson, as to the validity of the New Actavis ordinary shares;

13.1.22	the reports pursuant to Rule 28.3 of the Takeover Rules by (i) PricewaterhouseCoopers LLP US and (ii) BofA Merrill Lynch and Greenhill on the Actavis, Inc. Profit Forecast set forth on pages 297 to 298 of this joint proxy statement/prospectus;

13.1.23	the reports pursuant to Rule 28.3 of the Takeover Rules by (i) PricewaterhouseCoopers Ireland and (ii) Deutsche Bank on the Warner Chilcott Profit Forecast set forth on pages 299 to 300 of this joint proxy statement/prospectus;

13.1.24	the reports pursuant to Rule 19.3(b)(ii) of the Takeover Rules by (i) PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH, United Kingdom, (ii) BofA Merrill Lynch and (iii) Greenhill on the Actavis merger benefits statement set forth on pages 301 to 302 of this joint proxy statement/prospectus;

13.1.25	the Expenses Reimbursement Agreement; and

13.1.26	the Transaction Agreement.

14.	Actavis’ Current Trading and Prospects

On July 25, 2013, Actavis announced its 2013 second quarter financial results, highlights of which are set out below.

Actavis has three reportable segments: Actavis Pharma, Actavis Specialty Brands, and Anda Distribution. The Actavis Pharma segment includes off-patent pharmaceutical products that are therapeutically equivalent to proprietary products. The Actavis Specialty Brands segment includes patent-protected products and certain trademarked off-patent products that Actavis sells and markets as brand pharmaceutical products. The Anda Distribution segment mainly distributes generic pharmaceutical products manufactured by third parties, as well as by Actavis, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales by Anda of products developed, acquired, or licensed by the Actavis Pharma and Actavis Specialty Brands segments.

During the quarter reported net revenue increased 46.8 percent to $1.99 billion for the second quarter 2013, compared to $1.36 billion in the second quarter 2012. On a GAAP basis, Actavis reported a loss per share for the second quarter 2013 of $4.27, compared to a loss per share of $0.49 in the prior year period. The current quarter GAAP results include an impairment charge following routine annual impairment testing. The accounting related non-cash charge resulted from combining the company’s legacy Arrow business, which was acquired in 2009, with the legacy Actavis Group, which was acquired in 2012. The combined assets were subsequently restructured from one global reporting unit into four new reporting units, resulting in an impairment to goodwill within Actavis’ European reporting unit.

Net revenues within our Actavis Pharma segment increased 57.7% or $574.2 million to $1,569.2 million for the three months ended June 30, 2013 compared to net revenues of $995.0 million in the prior year period. The increase in net revenues is primarily due to the Actavis Group acquisition in October 2012 partially offset by lower unit sales of the authorized generic version of Lipitor® (atorvastatin), which the Company ceased distributing in the first quarter 2013 ($106.2 million).

Net revenues within our Actavis Specialty Brands segment increased 21.4% or $25.5 million to $144.8 million for the three months ended June 30, 2013 compared to net revenues of $119.3 million in the prior year period. The increase in net revenues was due to sale of Kadian® acquired as part of the acquisition of the Actavis Group and continued product sales growth from Generess™ Fe and Rapaflo®. The quarter also included sales to Merck of launch quantities of Oxytrol OTC as they prepare to commercialize the product.

Net revenues within our Anda Distribution segment increased 14.5% or $34.9 million to $275.8 million for the three months ended June 30, 2013 compared to net revenues of $240.9 million in the prior year period. The increase was primarily due to increased sales of third party brand products ($29.4 million).

15.	Governing Law

15.1	The acquisition shall be governed by, and construed in accordance with, the laws of Ireland. The Company and the Warner Chilcott Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

16.	Takeover Rules and Panel

16.1	The acquisition is subject to the provisions of the Takeover Panel Act, Takeover Rules and the jurisdiction of the Panel.

ACTAVIS, INC. PROFIT FORECAST

Profit Forecast including Bases and Assumptions

1. General

Actavis, Inc. issued the following 2013 full year financial forecast (updated from the prior 2013 full year financial forecast issued on May 2, 2013) in a public statement on July 25, 2013 within its second quarter 2013 earnings release:

2013 Full Year Financial Forecast (in millions, except per share amounts)

Non-GAAP Net Income	$1,094 to $1,141 (1)(4)
Non-GAAP Earnings Per Diluted Share	$8.15 to $8.50 (2)(4)
Adjusted EBITDA	$1,955 to $2,030 (3)(4)

[1]

Non-GAAP net income represents GAAP net income adjusted, on an after tax basis, for the effects of: amortization, the Company’s global supply chain initiative, acquisition and licensing charges, interest accretion on contingent liabilities, (non-cash) impairment charges, non-recurring (gains)/losses, and legal settlements.

[2]	Non-GAAP diluted earnings per share is based on 134.2 million fully diluted ordinary shares.
[3]

Adjusted EBITDA represents GAAP net income adjusted for the effects of: interest expense, interest income, income tax expense, depreciation (including accelerated depreciation), amortization, the Company’s global supply chain initiative, acquisition and licensing charges, (non-cash) impairment charges, non-recurring (gains)/losses, legal settlements, accretion income and expenses and share-based compensation.

[4]

Other GAAP charges that may be excluded from Non-GAAP net income and Adjusted EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed

The forecast above regarding Non-GAAP Net Income, Non-GAAP earnings per diluted share and Adjusted EBITDA for the year ending December 31, 2013 constitutes a profit forecast (“Actavis, Inc. Profit Forecast”) for the purposes of Rule 28 of the Irish Takeover Rules (Irish Takeover Panel Act, 1997 Takeover Rules, 2007).

2. Basis of preparation

The Actavis, Inc. Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Actavis, Inc. which are in accordance with U.S. GAAP, as applicable, and those adopted in the preparation of the interim financial statements for the six months ended June 30, 2013, and those expected to be adopted in the financial statements for the year ending December 31, 2013.

The Actavis, Inc. Profit Forecast was based on the interim unaudited accounts for the six months ended June 30, 2013 and a forecast for the six months ending December 31, 2013, and does not take into account any effects of the proposed acquisition of Warner Chilcott plc (including any costs related to the completion of the transaction).

3. Assumptions

The principal assumptions upon which the Actavis, Inc. Profit Forecast is based are set out below:

Specific assumptions adopted by the Actavis Directors:

•	A launch of our generic versions of Pulmicort® and Exalgo® in the fourth quarter

•	No change in our generic Concerta® estimates from the previous forecast, which includes an additional competitor in the third quarter

•	An exclusive launch and marketing of our generic version of Lidoderm®

•	No additional competition in 2013 on generic versions of Adderall XR®

•	No additional competitors on our generic version of Zovirax®

•	No material specialty brand launches in the second half of the year

•	We expect higher R&D investment spending on biosimilars

•	We forecast our non-GAAP effective tax rate to be between 27% and 29%

•	Forecast is on a standalone basis and does not include any results from Warner Chilcott

Factors outside the influence or control of the Actavis Directors

•

There will be no changes beyond what has already been contemplated, in general trading conditions, economic conditions, competitive environment or levels of market demand, in the markets in which Actavis, Inc. operates or trades which would materially affect Actavis’ business

•	There will be no material acquisitions or disposals of businesses during the financial year ending December 31, 2013

•	There will be no material changes in Actavis’ management, existing operational strategies, or accounting policies and methodologies during the year ending December 31, 2013

•

There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements from those currently prevailing that would have a material impact on Actavis’ operations or its accounting policies

•

There will be no material adverse events that affect Actavis’ key products, including any unanticipated loss of patent protection, competition from new generic variants, product recalls, product liability claims or discovery of previously unknown side effects

Reports on Actavis, Inc. Profit Forecast

The reports on the Actavis, Inc. Profit Forecast as required by Rule 28.3 of the Takeover Rules have been prepared by (i) PricewaterhouseCoopers LLP US, (ii) BofA Merrill Lynch and (iii) Greenhill.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Actavis and Warner Chilcott entitled “Profit Forecasts”, provided as a separate document.

WARNER CHILCOTT PROFIT FORECAST

Profit Forecast including Bases and Assumptions

1. General

Warner Chilcott issued the following 2013 full year financial guidance (updated from the prior 2013 full year financial guidance issued on May 10, 2013) in a public statement on July 24, 2013 within its second quarter 2013 earnings release:

2013 Full Year Financial Guidance (in millions of U.S. dollars, except per share amounts)

GAAP Net Income	$366 to $391
Adjusted CNI	$834 to $859(1)
Adjusted CNI per share	$3.30 to $3.40(1)(2)

(1)

A reconciliation of 2013 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization and impairment of intangibles ($417 million), (ii) the amortization and write-off of deferred loan costs ($33 million), (iii) fees incurred through June 30, 2013 ($11 million) and additional non-contingent fees ($7 million), in each case in connection with the Actavis Transaction, (iv) the Western European restructuring income ($2 million) and (v) litigation-related charges ($2 million).

(2)

Expected adjusted CNI per share is based on 252.6 million fully diluted ordinary shares. Warner Chilcott did not redeem any ordinary shares under its current $250 million share redemption program in the six months ended June 30, 2013, and the 2013 calculation of fully diluted ordinary shares does not include the impact of any ordinary shares that may be redeemed after June 30, 2013 pursuant to such share redemption program or otherwise.

The guidance above regarding GAAP net income, adjusted CNI and adjusted CNI per share for the year ending December 31, 2013 constitutes a profit forecast (“Warner Chilcott Profit Forecast”) for the purposes of Rule 28 of the Takeover Rules.

2. Basis of preparation

The Warner Chilcott Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Warner Chilcott, which are in accordance with U.S. GAAP, and those adopted in the preparation of the interim financial statements for the six months ended June 30, 2013, and those expected to be adopted in the financial statements for the year ending December 31, 2013.

The Warner Chilcott Profit Forecast does not take into account any effects of the Actavis Transaction (other than as expressly set forth in Footnote 1 above to the Warner Chilcott Profit Forecast).

3. Assumptions

The principal assumptions upon which the Warner Chilcott Profit Forecast is based are set out below:

The assumptions that are within Warner Chilcott’s control are:

The Warner Chilcott Profit Forecast:

•	does not assume the launch of any new products not yet approved by the U.S. Food and Drug Administration;

•

does not account for the impact of any future acquisitions, dispositions, partnerships or in-license transactions or any changes to Warner Chilcott’s existing capital structure, business model, partnerships or in-license transactions; and

•	does not include the impact of any ordinary shares that may be redeemed after June 30, 2013 pursuant to Warner Chilcott’s current $250 million share redemption program or otherwise.

The assumptions that are not within Warner Chilcott’s influence or control are:

The Warner Chilcott Profit Forecast:

•

assumes that there will be no material change in the ownership or control of Warner Chilcott pursuant to the Actavis Transaction or otherwise, and does not account for any fees payable contingent upon consummation of any such transaction;

•

assumes that there will be no change in general trading, economic, competitive or market conditions in the industry in which Warner Chilcott operates which would materially adversely affect Warner Chilcott’s business;

•

assumes that there will be no material adverse events that affect Warner Chilcott’s key products, including the introduction of any new or additional generic equivalents of Warner Chilcott’s ASACOL 400 mg/DELZICOL, ESTRACE Cream, LOESTRIN 24 FE or DORYX products;

•	does not account for any adverse outcome to any litigation, regulatory matter or government investigation;

•	assumes that there will be no business interruptions that materially adversely affect Warner Chilcott, its key customers or its key suppliers;

•	assumes that there will be no material adverse change to Warner Chilcott’s customers’ ability or willingness to meet their obligations to Warner Chilcott; and

•

assumes that there will be no changes in exchange rates, interest rates, including increases in the LIBOR rates on Warner Chilcott’s variable-rate indebtedness above the applicable floor amounts, tax laws or interpretations or legislative or regulatory requirements that would have a material adverse impact on Warner Chilcott’s operations.

Reports on Warner Chilcott Profit Forecast

The reports on the Warner Chilcott Profit Forecast as required by Rule 28.3 of the Takeover Rules have been prepared by (i) PricewaterhouseCoopers Ireland and (ii) Deutsche Bank AG, London Branch.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Actavis and Warner Chilcott entitled “Profit Forecasts”, provided as a separate document.

MERGER BENEFIT STATEMENT

The Rule 2.5 Announcement dated May 20, 2013 (the “Announcement”) included the following statements regarding the synergies that may result from the acquisition (the “Synergy Statements”):

Actavis anticipates that the acquisition will provide after tax operational synergies and related cost reductions and tax savings of more than $400 million. The majority of savings are expected to be realized in 2014, with full effect during 2015. The majority of these are operational, and the estimate excludes any revenue, manufacturing or interest rate synergies or savings.

Subject to the scheme becoming effective, Warner Chilcott shareholders will be able to share in the synergies resulting from the acquisition by means of the consideration they will receive.

There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with the key assumptions underlying the estimates.

The estimate of synergies set out in the Announcement has been reported on for the purposes of Rule 19.3(b)(ii) of the Takeover Rules by (i) PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH, United Kingdom; (ii) Greenhill; and (iii) BofA Merrill Lynch. Copies of their respective reports are included in Appendix IV and Appendix V to the Announcement. Each of PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH, United Kingdom, Greenhill and BofA Merrill Lynch has given and not withdrawn its consent to the issue of the Announcement with the inclusion of its report.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Actavis entitled “Merger Benefit Statement”.

The Synergy Statements should not be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and/or Warner Chilcott for the relevant preceding financial period or any other period.

Assumptions

1.	The bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs. The Synergy Statements have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules.

2.	The expected sources of the anticipated after-tax operational synergies and related cost reductions and tax savings are:

(a)	primarily resulting from the integration of the women’s health and urology sales force, the elimination of redundant marketing expenses, the consolidation of corporate general and administrative functions and research and development, and procurement savings; and

(b)	tax savings resulting from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations.

3.	When evaluating the potential after-tax operational synergies and related cost reductions and tax savings the Actavis board of directors has assumed the following:

(a)	that the scheme will become effective and New Actavis will acquire 100% of the issued and to be issued share capital of Warner Chilcott on completion of the acquisition;

(b)	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

(c)	that there will be no material change to the market dynamics affecting Actavis and/or Warner Chilcott following completion of the acquisition;

(d)	that there will be no material change to exchange rates following completion of the acquisition; and

(e)	there will be no material change to income tax laws or regulations affecting Actavis and/or Warner Chilcott following completion of the acquisition.

4.	In establishing the estimate of after-tax operational synergies and related cost reductions and tax savings the Actavis board of directors has assumed that Warner Chilcott’s operations, processes and procedures are comparable to those of Actavis’ related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Warner Chilcott to Actavis indicated otherwise. Actavis’ management, aided by its previous integration experience and through an understanding of Warner Chilcott’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Warner Chilcott, has determined the source and scale of potential after-tax operational synergies and resultant tax benefits. The after-tax operational synergies and related cost reductions, and tax savings are incremental to Actavis’ and, to the best of Actavis’ knowledge, Warner Chilcott’s existing plans. In addition to information from Actavis’ and Warner Chilcott’s respective management teams, the sources of information that Actavis has used to arrive at the estimate of potential after-tax operational synergies and resultant tax benefits, include:

(a)	the Warner Chilcott annual report and accounts;

(b)	Warner Chilcott’s presentations to analysts;

(c)	Warner Chilcott’s website;

(d)	Analysts’ research;

(e)	Other public information;

(f)	Actavis’ knowledge of the industry and of Warner Chilcott; and

(g)	Actavis’ experience of synergies from previous transactions, in particular, the acquisition by Watson of Actavis.

5.	There remains an inherent risk in the synergy forward-looking statements. No Synergy Statement in the Announcement should be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and/or Warner Chilcott for the relevant preceding financial period or any other period.

Annex A

DATED MAY 19, 2013

WARNER CHILCOTT PLC,

ACTAVIS, INC.,

ACTAVIS LIMITED

ACTAVIS IRELAND HOLDING LIMITED,

ACTAVIS W.C. HOLDING LLC,

AND

ACTAVIS W.C. HOLDING 2 LLC

TRANSACTION AGREEMENT

DUBLIN

THIS AGREEMENT is made on May 19, 2013

AMONG:

(1)	ACTAVIS, INC., a company incorporated in Nevada (hereinafter called “Actavis”),

(2)	ACTAVIS LIMITED, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “Holdco”),

(3)

ACTAVIS IRELAND HOLDING LIMITED, a company incorporated in Ireland with registered number 527630 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “IrSub”),

(4)	ACTAVIS W.C. HOLDING LLC, a limited liability company organized in Delaware (hereinafter called “U.S. Holdco”),

(5)	ACTAVIS W.C. HOLDING 2 LLC, a limited liability company organized in Nevada (hereinafter called “MergerSub”), and

(6)

WARNER CHILCOTT PLC, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (hereinafter called “Warner Chilcott”).

RECITALS:

(A)	Actavis has agreed to make a proposal to cause Holdco to acquire Warner Chilcott on the terms set out in the Rule 2.5 Announcement (as defined below).

(B)	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties.

(C)

The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent of the Panel (where required) be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

(D)

The Parties intend that for U.S. federal income tax purposes, (i) the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code, and (ii) the receipt of the Holdco Shares in exchange for the Actavis Shares pursuant to the Merger will be a fully taxable transaction to the holders of the Actavis shares.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Warner Chilcott by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Actavis”, shall have the meaning given to that term in the Preamble;

“Actavis Alternative Proposal”, shall have the meaning given to that term in Clause 5.4(g);

“Actavis Articles of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Actavis Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Actavis Group;

“Actavis Board”, the board of directors of Actavis;

“Actavis Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Actavis Bylaws”, the Second Amended and Restated Bylaws of Actavis;

“Actavis Capitalisation Date”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Actavis Change of Recommendation”, shall have the meaning given to that term in Clause 5.4(c);

“Actavis Closing Price”, the average, rounded to the nearest cent, of the closing sale prices of an Actavis Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Actavis Directors”, the members of the board of directors of Actavis;

“Actavis Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Actavis Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Actavis Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Actavis Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Actavis Group”, Actavis and all of its Subsidiaries;

“Actavis Healthcare Laws”, shall have the meaning given to that term in Clause 6.2(m)(ii);

“Actavis Indemnified Parties” (and “Actavis Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Actavis Leased Real Property”, shall have the meaning given to that term in Clause 6.2(q)(ii);

“Actavis Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Actavis and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Actavis and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Actavis or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Actavis Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of this Agreement, or (vi) resulting from actions of Actavis or any of its Subsidiaries which Warner Chilcott has expressly requested in writing or to which Warner Chilcott has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Actavis is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Actavis Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is an Actavis Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Actavis’s representations and warranties in Clause 6.2(c)(iii));

“Actavis Material Contracts”, shall have the meaning given to that term in Clause 6.2(t)(i);

“Actavis Merger Parties”, collectively Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis Owned Real Property”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Actavis Parties”, collectively, Actavis, Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Actavis Permitted Lien”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Actavis Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Actavis or any of its Subsidiaries and all Products with respect to which Actavis or any of its Subsidiaries has royalty rights;

“Actavis Recommendation”, the recommendation of the Actavis Board that Actavis Shareholders vote in favour of the approval of this Agreement;

“Actavis Regulatory Agency”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Actavis Regulatory Permits”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Actavis Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Actavis Reserve Capitalisation Date”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Actavis Share Award”, an award denominated in Actavis Shares, other than an Actavis Share Option;

“Actavis Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Actavis Share Plans”, the 1995 Non-Employee Directors’ Stock Option Plan, 2001 Incentive Award Plan, First Amendment and Restatement of the 2001 Incentive Award Plan, the Second Amendment and Restatement of the 2001 Incentive Award Plan, the Third Amendment and Restatement of the 2001 Incentive Award Plan and the Fourth Amendment and Restatement of the 2001 Incentive Award Plan, as amended;

“Actavis Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Actavis Shareholders”, the holders of Actavis Shares;

“Actavis Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Actavis Shares”, the common shares of Actavis, par value US$0.0033 per share;

“Actavis Superior Proposal”, shall have the meaning given to that term in Clause 5.4(h);

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to any payment made in connection with the cancellation or conversion of a Warner Chilcott Option or Warner Chilcott Share Award or the payment of any dividend equivalents with respect thereto, as applicable;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Warner Chilcott operates;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Certificate of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“COBRA”, shall have the meaning given to that term in Clause 6.1(i)(i);

“Code”, shall have the meaning given to that term in the Recitals;

“Companies Acts”, the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, all enactments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Part A of Appendix III to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Warner Chilcott and Actavis dated February 15, 2012, as it may be amended from time to time;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Warner Chilcott Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(h);

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Warner Chilcott, changes to the articles of association of Warner Chilcott and such other matters as Warner Chilcott reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“EMA”, European Medicines Agency;

“End Date”, the date that is nine months after the date of this Agreement; provided, that if as of such date all Conditions (other than Conditions 2(c), 2(d), 3(c), 3(d) and 3(e)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of this Agreement;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liabilities” (and “Environmental Liability”), shall have the meaning given to that term in Clause 6.1(h);

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1(h);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Evaluation Material”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, a bank or trust company appointed by Actavis (and reasonably acceptable to Warner Chilcott) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated May 19, 2013 between Actavis and Warner Chilcott, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FCPA”, United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, the United States Food and Drug Administration;

“FDCA”, United States Food, Drug and Cosmetic Act of 1938, as amended;

“Financing”, third-party debt financing that is necessary, or that is otherwise incurred or intended to be incurred by any of Holdco, Actavis, any of the Actavis Merger Parties or any of the Subsidiaries of Actavis, to refinance or refund any existing indebtedness for borrowed money of Warner Chilcott, Actavis or any of their Subsidiaries, including the offering or private placement of debt securities;

“Financing Information”, shall have the meaning given to that term in Clause 7.10(a);

“Financing Sources”, the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case for the avoidance of doubt the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.11(a);

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the ordinary shares of US$0.0001 each in the capital of Holdco;

“Holdco Subscriber Shares”, the 7 (seven) Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties” (and “Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(p);

“Intervening Event”, with respect to Warner Chilcott or Actavis, as applicable, a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Warner Chilcott Board or Actavis Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Warner Chilcott Board or Actavis Board, as applicable, before the Warner Chilcott Shareholder Approval or Actavis Shareholder Approval, as applicable; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, a

Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have a Warner Chilcott Material Adverse Effect (if such other Party is Actavis) or an Actavis Material Adverse Effect (if such other Party is Warner Chilcott), (iii) in no event shall the receipt, existence of or terms of a Warner Chilcott Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Warner Chilcott and (iv) in no event shall the receipt, existence of or terms of any Actavis Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Actavis.

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IRS”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“IrSub”, shall have the meaning given to that term in the Preamble;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Warner Chilcott, the actual knowledge, after due inquiry, of the executive officers of Warner Chilcott listed in Clause 1.1(a) of the Warner Chilcott Disclosure Schedule, and in relation to Actavis, the actual knowledge, after due inquiry, of the executive officers of Actavis listed in Clause 1.1(a) of the Actavis Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Marketing Material”, shall have the meaning given to that term in Clause 7.10(a);

“Merger”, the merger of MergerSub with and into Actavis in accordance with Clause 8.2;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b); provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“NASDAQ”, the NASDAQ Global Select Market;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“NGCL”, the Nevada General Corporation Law, as amended;

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE”, the New York Stock Exchange;

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, memorandum and articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Actavis Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Actavis Share-Based Awards”, shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Warner Chilcott and the Actavis Parties and “Party” shall mean either Warner Chilcott, on the one hand, or Actavis or the Actavis Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“PHSA”, Public Health Service Act, as amended;

“Products”, all “drugs” and “devices” as those terms are defined in Section 201 of the FDCA, including all biological, pharmaceutical and drug candidates, compounds or products;

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registrar of Companies”, the Registrar of Companies in Dublin;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Actavis Share”, shall have the meaning given to that term in Clause 8.3(a)(ii);

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(e);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Warner Chilcott Shareholders and, for information only, to Warner Chilcott Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Warner Chilcott and Actavis shall agree;

“Scheme Recommendation”, the recommendation of the Warner Chilcott Board that Warner Chilcott Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Share Consideration Value”, means the product obtained by multiplying (x) the Exchange Ratio by (y) the Actavis Closing Price;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Matters” shall mean any investigations, criminal or civil, and any civil suits (whether or not brought in the name of, or on behalf of, any governmental entity), including any qui tam action, arising from or relating to the matters referenced under “Governmental Investigations” (or any future inquiries, investigations or subpoenas arising from, related to or developing as a result of such matters or the underlying business activities of Warner Chilcott with respect thereto) as set forth in Note 16 to the Financial Statements of Warner Chilcott of the 2012 Annual Report of Warner Chilcott on Form 10-K, filed with the SEC as of February 22, 2013, as well as any matters specified on Section 6.1(g) of the Warner Chilcott Disclosure Schedule;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Actavis Merger Parties shall be deemed to be Subsidiaries of Actavis for purposes of this Agreement);

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Warner Chilcott (other than any Warner Chilcott Shares beneficially owned by Actavis or any member of the Actavis Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Actavis elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Warner Chilcott Shareholders and others by Actavis (or Holdco) containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Actavis and Warner Chilcott and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

“U.S. Holdco”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Warner Chilcott Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Warner Chilcott Group;

“Warner Chilcott Board”, the board of directors of Warner Chilcott;

“Warner Chilcott Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Warner Chilcott Directors”, the members of the board of directors of Warner Chilcott;

“Warner Chilcott Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Warner Chilcott Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Warner Chilcott Employees”, the employees of Warner Chilcott or any Subsidiary of Warner Chilcott who remain employed after the Effective Time;

“Warner Chilcott Equity Award Holder Proposal”, the proposal of Actavis to the Warner Chilcott Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Warner Chilcott Share Plan;

“Warner Chilcott Equity Award Holders”, the holders of Warner Chilcott Options and/or Warner Chilcott Share Awards;

“Warner Chilcott Equity Schedule”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Warner Chilcott Euro-Denominated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Warner Chilcott Group”, Warner Chilcott and all of its Subsidiaries;

“Warner Chilcott Healthcare Laws”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Warner Chilcott Indemnified Parties” (and “Warner Chilcott Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Warner Chilcott Leased Real Property”, shall have the meaning given to that term in Clause 6.1(q)(ii);

“Warner Chilcott Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Warner Chilcott and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Warner Chilcott and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Warner Chilcott or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Warner Chilcott Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of this Agreement, or (vi) resulting from actions of Warner Chilcott or any of its Subsidiaries which Actavis has expressly requested in writing or to which Actavis has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Warner Chilcott is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Warner Chilcott Shares on the NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Warner Chilcott Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Warner Chilcott’s representations and warranties in Clause 6.1(c)(iii));

“Warner Chilcott Material Contracts”, shall have the meaning given to that term in Clause 6.1(t)(i);

“Warner Chilcott Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Warner Chilcott Option”, an option to purchase Warner Chilcott Shares;

“Warner Chilcott Owned Real Property”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Warner Chilcott Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Warner Chilcott Permitted Lien”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Warner Chilcott Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Warner Chilcott or any of its Subsidiaries and all Products with respect to which Warner Chilcott or any of its Subsidiaries has royalty rights;

“Warner Chilcott Regulatory Agency”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Warner Chilcott Regulatory Permits”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Warner Chilcott SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Warner Chilcott Share Award”, an award denominated in Warner Chilcott Shares, other than a Warner Chilcott Option;

“Warner Chilcott Share Plan”, the Warner Chilcott Equity Incentive Plan;

“Warner Chilcott Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Warner Chilcott Shareholders representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Warner Chilcott Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Warner Chilcott Shareholders”, the holders of Warner Chilcott Shares;

“Warner Chilcott Shares”, the ordinary shares of US$0.01 each in the capital of Warner Chilcott;

“Warner Chilcott Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h); and

“Warner Chilcott Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i).

1.2	Construction

(a)

In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)

In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)

In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)

In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)

In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)

In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to Irish times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND WARNER CHILCOTT EQUITY AWARD HOLDER PROPOSAL

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)

Forthwith upon the execution of this Agreement, Warner Chilcott and Actavis shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on May 20, 2013, or such later time as may be agreed between the Parties in writing.

(c)

The obligations of Warner Chilcott and Actavis under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on May 20, 2013.

(d)

Warner Chilcott confirms that, as of the date hereof, the Warner Chilcott Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Warner Chilcott Board has resolved to recommend to the Warner Chilcott Shareholders that they vote in favour of the Resolutions. The recommendation of the Warner Chilcott Board that the Warner Chilcott Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Warner Chilcott Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Warner Chilcott Shareholders in connection with the Acquisition to the extent required by the Takeover Rules.

(e)

Actavis confirms that, as of the date hereof, the Actavis Board considers that the terms of the Merger as contemplated by this Agreement are fair and reasonable and that the Actavis Board has resolved to recommend to the Actavis Shareholders that they vote in favour of the approval of this Agreement. The recommendation of the Actavis Board that the Actavis Shareholders vote in favour of the approval of this Agreement are set out in the Rule 2.5 Announcement and, subject to Clause 5.4, shall be incorporated in the Joint Proxy Statement and any other document sent to Actavis Shareholders in connection with the Acquisition to the extent required by the applicable Law.

(f)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

Subject to Clause 3.6:

(a)	Warner Chilcott agrees that it will put the Scheme to the Warner Chilcott Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)

each of Actavis and Holdco agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Warner Chilcott to the Warner Chilcott Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)

each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Warner Chilcott Shares or Actavis Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Warner Chilcott Shares or the Actavis Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Warner Chilcott Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4	Warner Chilcott Equity Award Holder Proposal

(a)

Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Warner Chilcott Equity Award Holder Proposal will be made to Warner Chilcott Equity Award Holders in respect of their respective holdings of Warner Chilcott Options and/or Warner Chilcott Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Warner Chilcott Share Plan.

(b)

The Warner Chilcott Equity Award Holder Proposal shall be issued as a joint letter from Warner Chilcott and Actavis and the Parties shall agree the final form of the letter to be issued in respect of the Warner Chilcott Equity Award Holder Proposal and all other documentation necessary to effect the Warner Chilcott Equity Award Holder Proposal.

(c)

Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Warner Chilcott Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; ACTAVIS SHAREHOLDERS MEETING

3.1	Responsibilities of Warner Chilcott in Respect of the Scheme

Warner Chilcott shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)

for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Actavis and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Warner Chilcott or their responsibilities under the Takeover Rules);

(c)

as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Warner Chilcott shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(d)

as promptly as reasonably practicable, notify Actavis of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)

as promptly as reasonably practicable, notify Actavis upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Warner Chilcott Equity Award Holder Proposal and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(f)

prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Warner Chilcott shall:

(i)	as promptly as reasonably practicable provide Actavis with an opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Actavis and include in such document or response all comments reasonably proposed by Actavis;

(g)

provide Actavis with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Warner Chilcott for submission to the High Court in connection with the Scheme prior to their filing, and afford Actavis reasonable opportunities to review and make comments on all such documents and include in such documents all comments reasonably proposed by Actavis;

(h)

as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as practicable following the publication of the Rule 2.5 Announcement), and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(i)

procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Warner Chilcott Shareholders on the register of members of Warner Chilcott on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Warner Chilcott Options or Warner Chilcott Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(j)

unless the Warner Chilcott Board has effected a Warner Chilcott Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Warner Chilcott Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

(k)	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)

prior to the Court Meeting, keep Actavis reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the request of Actavis or its Representatives;

(m)

notwithstanding any Warner Chilcott Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Actavis, such agreement not to be unreasonably withheld, conditioned or delayed;

(n)	afford all such cooperation and assistance as may reasonably be requested of it by Actavis in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Actavis of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Actavis may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Warner Chilcott Shareholders or filed with the High Court or in any announcement;

(o)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(p)

following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Warner Chilcott to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(q)	give such undertakings as are required by the High Court in connection with the Scheme as Warner Chilcott determines to be reasonable.

3.2	Responsibilities of Actavis and Holdco in Respect of the Scheme

Actavis shall, and in the case of Clauses 3.2(a), 3.2(b), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) Holdco shall:

(a)

instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Actavis or Holdco;

(b)

if, and to the extent that, it or any of its Associates owns or is interested in Warner Chilcott Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Associates shall exercise all rights, in respect of such Warner Chilcott Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Warner Chilcott held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Warner Chilcott Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)

procure that the other members of the Actavis Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are reasonably necessary or desirable in order to implement the Scheme;

(d)

keep Warner Chilcott reasonably informed and consult with Warner Chilcott as to the performance of the obligations and responsibilities required of Actavis and Holdco pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(e)

afford all such cooperation and assistance as may reasonably be requested of it by Warner Chilcott in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Warner Chilcott of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Warner Chilcott may reasonably request (including for the purposes of preparing the Joint Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Warner Chilcott Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

(g)

as promptly as reasonably practicable, notify Warner Chilcott of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)

If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Warner Chilcott Shareholders and, for information only, if required, to the holders of the Warner Chilcott Options or Warner Chilcott Share Awards; and

(b)

Warner Chilcott, Actavis and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with Completion.

3.4	Dealings with the Panel

(a)

Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)

Each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Warner Chilcott;

(ii)	as necessary to comply with contractual obligations; and

(iii)	as necessary to address reasonable privilege or confidentiality concerns.

(c)

Warner Chilcott undertakes, if so reasonably requested by Actavis, to issue as promptly as reasonably practicable its written consent to Actavis and to the Panel in respect of any application made by Actavis to the Panel:

(i)

to redact any commercially sensitive or confidential information specific to Actavis’s financing arrangements for the Acquisition (“Actavis Financing Information”) from any documents that Actavis is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(ii)

for a derogation from the requirement under the Takeover Rules to disclose Actavis Financing Information in the Scheme Document, any supplemental document or other document sent to Warner Chilcott Shareholders, the holders of the Warner Chilcott Options or Warner Chilcott Share Awards pursuant to the Takeover Rules.

(d)

Actavis undertakes, if so requested by Warner Chilcott, to issue as promptly as reasonably practicable its written consent to Warner Chilcott and to the Panel in respect of any application made by Warner Chilcott to the Panel to permit entering into and effecting the arrangements contemplated by Clauses 4.1, 4.2, 5.1(b)(i), 5.1(b)(iii), 6(i)(v) and 7.4(a) of the Warner Chilcott Disclosure Schedule.

(e)

Each of the Parties covenants and undertakes that it shall promptly comply with any requirements, directions, rulings and decisions of the Panel, including any requirement to release a new announcement under Rule 2.5 of the Takeover Rules if required. Each Party further agrees that without the prior consent of the other party, not to be unreasonably withheld, delayed or conditioned, it will not initiate any litigation, seek any application for additional review or otherwise appeal any ruling of the Panel.

(f)	Notwithstanding the foregoing provisions of this Clause 3.4, Warner Chilcott shall not be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel, (ii) Warner Chilcott has received a Warner Chilcott Superior Proposal or (iii) Warner Chilcott has made or is considering making a Warner Chilcott Change of Recommendation.

(g)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Warner Chilcott

Save as required by Law, the High Court and/or the Panel, Warner Chilcott shall not:

(a)	amend the Scheme;

(b)

adjourn or postpone the Court Meeting or the EGM (provided, however, that Warner Chilcott may, without the consent of Actavis, adjourn or postpone the Court Meeting or EGM (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Warner Chilcott Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Warner Chilcott Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Warner Chilcott Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Warner Chilcott Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Warner Chilcott Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Warner Chilcott Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document);

after despatch of the Scheme Document without the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)

In the event (and only in the event) that Actavis reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Actavis may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)	Save where there has been a Warner Chilcott Change of Recommendation, if Actavis elects to implement the Acquisition by way of the Takeover Offer, Warner Chilcott

undertakes to provide Actavis as promptly as reasonably practicable with all such information about the Warner Chilcott Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Actavis elects to implement the Acquisition by way of a Takeover Offer, Warner Chilcott agrees:

(i)

that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Actavis and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Warner Chilcott Shareholders (except for the 80 per cent acceptance condition contemplated by Paragraph 9 of Part A of Appendix III to the Rule 2.5 Announcement) and the holders of Warner Chilcott Options and Warner Chilcott Share Awards and Warner Chilcott Employees as those which would apply in relation to the Scheme;

(ii)

save where there has been a Warner Chilcott Change of Recommendation, to reasonably co-operate and consult with Actavis in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)

that, subject to the obligations of the Warner Chilcott Board under the Takeover Rules, and unless the Warner Chilcott Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Warner Chilcott or the Takeover Rules, the Takeover Offer shall incorporate a recommendation to the holders of the Warner Chilcott Shares from the Warner Chilcott Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)

Save where there has been a Warner Chilcott Change of Recommendation, if Actavis elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)

to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e)

If the Takeover Offer is consummated, Actavis shall cause Holdco to effect as promptly as reasonably practicable a compulsory acquisition of any Warner Chilcott Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)

For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Clause 3.6 shall require Warner Chilcott to provide Actavis with any information with respect to, or to otherwise take or fail to take any action in connection with Warner Chilcott’s consideration of or response to, any Warner Chilcott Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Actavis Shareholders Meeting

(a)

As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Warner Chilcott Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Actavis Shareholders at the Actavis Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law.

Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC. Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Warner Chilcott Shareholders and the Actavis Shareholders.

(b)

Actavis shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Actavis Shareholders (the “Actavis Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the approval of this Agreement by the holders of Actavis Shares as required by the NGCL and Article I of the Actavis Bylaws and to approve the Actavis Distributable Reserves Resolution (the “Actavis Shareholder Approval”). Save as required by Law, Actavis shall not adjourn or postpone the Actavis Shareholders Meeting after filing of the Form S-4 without the consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Actavis may, without the consent of Warner Chilcott, adjourn or postpone the Actavis Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Actavis Shareholders or to permit dissemination of information which is material to shareholders voting at the Actavis Shareholders Meeting, but only for so long as the Actavis Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Actavis Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Actavis Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Actavis Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Actavis Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Actavis Shares represented to constitute a quorum or (B) voting for the Actavis Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Actavis Shares to obtain the Actavis Shareholder Approval. Subject to Clause 5.4, Actavis shall (i) use all reasonable endeavours to obtain from the Actavis Shareholders the Actavis Shareholder Approval and (ii) through the Actavis Board, make the Actavis Recommendation to the Actavis Shareholders and include the Actavis Recommendation in the Joint Proxy Statement.

Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Actavis Shareholders at the Actavis Shareholders Meeting for the purpose of obtaining the Actavis Shareholder Approval, and nothing contained herein shall be deemed to relieve Actavis of such obligation.

(c)

Actavis shall, prior to the Actavis Shareholders Meeting, keep Warner Chilcott reasonably informed in the two (2) weeks prior to the Actavis Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Actavis Shareholders Meeting, and in any event shall provide such number promptly upon the request of Warner Chilcott or its Representatives.

(d)	Each of the Parties shall use all reasonable endeavours to cause the Actavis Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Warner Chilcott Options Granted under the Warner Chilcott Share Plan

In accordance with the terms of the Warner Chilcott Share Plan and applicable option award agreements evidencing the outstanding Warner Chilcott Options, each Warner Chilcott Option granted under the Warner Chilcott Share Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Option, be assumed by Holdco and converted into an option to acquire, on the same terms and conditions as were applicable under such Warner Chilcott Option immediately prior to the Effective Time, a number of Holdco Shares determined by multiplying the number of Warner Chilcott Shares subject to the Warner Chilcott Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share (any Fractional Entitlements shall be treated in accordance with Clause 4.7), at a per share exercise price determined by dividing the per share exercise price of such Warner Chilcott Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that (A) each Warner Chilcott Option (i) that is an “incentive stock option” (as defined in Code Section 422) shall be adjusted in accordance with the requirements of Code Section 424, and (ii) shall be adjusted in a manner that complies with Code Section 409A, and (B) solely to the extent provided for in the option award agreement evidencing a Warner Chilcott Option, if the exercise price per Warner Chilcott Share subject to such Warner Chilcott Option exceeds the Share Consideration Value, such Warner Chilcott Option shall be cancelled and terminated immediately prior to the Effective Time without any payment therefor in accordance with the terms of the option award agreement.

4.2	Warner Chilcott Share Awards Granted under the Warner Chilcott Share Plan

In accordance with the terms of the Warner Chilcott Share Plan and applicable award agreements evidencing the outstanding Warner Chilcott Share Awards, each Warner Chilcott Share Award granted under the Warner Chilcott Share Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Share Award, be assumed by Holdco and converted into the right to receive, on the same terms and conditions as were applicable under such Warner Chilcott Share Award immediately prior to the Effective Time, a number of share awards denominated in Holdco Shares determined by multiplying the number of Warner Chilcott Shares subject to the Warner Chilcott Share Award immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share (any Fractional Entitlements shall be treated in accordance with Clause 4.7); provided, however, that to the extent that any Warner Chilcott Share Award shall become vested as a result of the transactions contemplated by the Scheme, such Warner Chilcott Share Award shall become vested immediately prior to the Effective Time and, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Share Award, be converted into the right to receive from Holdco the Scheme Consideration in accordance with Clause 8.1(c)(i), less the Applicable Withholding Amount, no later than seven calendar days following the Effective Date.

For any performance-based Warner Chilcott Share Award covered by this Clause 4.2, the number of Warner Chilcott Shares subject to such Warner Chilcott Share Award shall equal the number of Warner Chilcott Shares subject to such Warner Chilcott Share Award in accordance with the terms of such Warner Chilcott Share Award.

4.3	Other Actions in Connection With Assumption of Warner Chilcott Options and Warner Chilcott Share Awards

(a)

Not later than fifteen (15) days prior to the Effective Time, Warner Chilcott shall deliver to the holders of Warner Chilcott Options and Warner Chilcott Share Awards appropriate notices setting forth such holders’ rights pursuant to the Warner Chilcott Share Plan, and the agreements evidencing the grants of such Warner Chilcott Options and Warner Chilcott Share Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by Clauses 4.1 and 4.2 after giving effect to the Merger and the assumption by Holdco as set forth above).

(b)

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Warner Chilcott Options and Warner Chilcott Share Awards assumed by it in accordance with Clauses 4.1 and 4.2. As of the Effective Time, if requested by Warner Chilcott prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Warner Chilcott Options and Warner Chilcott Share Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Warner Chilcott Options and Warner Chilcott Share Awards remain outstanding.

(c)

Notwithstanding the provisions of this Clause 4, the Warner Chilcott Options and Warner Chilcott Share Awards described in Sections 4.1 and 4.2 of the Warner Chilcott Disclosure Schedule shall be treated as provided therein.

4.4	Assumption of Actavis Share Plans

(a)

As of the Effective Time, Holdco will assume all Actavis Share Plans and the awards granted thereunder in accordance with Clause 8.3 and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Actavis Share Plans covering the reserved but unissued Actavis Shares, except that (i) Actavis Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Actavis Shares will be changed to references to Holdco Shares.

(b)

As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Actavis Board (or, if appropriate, any committee administering Actavis’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.4 subject to any adjustments that may be required by Irish law or by virtue of the fact that Holdco will be an Irish public limited company.

4.5	Reasonable Endeavours

Each of the Parties shall use reasonable endeavours to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards adopt resolutions necessary to effect the foregoing.

4.6	Amendment of Articles

Warner Chilcott shall procure that a special resolution be put before the Warner Chilcott Shareholders at the EGM proposing that the Articles of Association of Warner Chilcott be amended so that any Warner Chilcott Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Warner Chilcott Share as shall be payable to Warner Chilcott Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Warner Chilcott Shares issued on the exercise of Warner Chilcott Options or vesting or settlement of Warner Chilcott Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Warner Chilcott Share will be bound by the terms of the Scheme.

4.7	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.2, and all Fractional Entitlements in respect of Warner Chilcott Options or Warner Chilcott Share Awards shall be aggregated and sold in the market with the net proceeds of any such sale distributed pro-rata to the holders of such Warner Chilcott Options or Warner Chilcott Share Awards in accordance with the Fractional Entitlements to which they would otherwise have been entitled.

5.	WARNER CHILCOTT AND ACTAVIS CONDUCT

5.1	Conduct of Business by Warner Chilcott

(a)

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Warner Chilcott Disclosure Schedule, or with the prior written consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), Warner Chilcott shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects.

(b)

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Warner Chilcott Disclosure Schedule, or with the prior written consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), Warner Chilcott:

(i)

shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Warner Chilcott or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice;

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Warner Chilcott Options, Warner Chilcott Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Warner Chilcott’s current or former directors, officers, or employees, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Warner Chilcott, (D) terminate the employment of any officers with a title of VP or above or key employees other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Warner Chilcott Benefit Plan or change any underlying assumptions to calculate benefits payable under any Warner Chilcott Benefit Plan, or (G) establish, adopt, enter into, amend or terminate a Warner Chilcott Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of sub-clauses (A) through (G) of this Clause 5.1(b)(iii) as required by existing written agreements or Warner Chilcott Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv)

shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP, applicable Law or SEC policy;

(v)

shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Warner Chilcott Disclosure Schedule;

(vi)	shall not amend the Warner Chilcott Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any amendments to its Organisational Documents;

(vii)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Warner Chilcott or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Warner Chilcott Option under any existing Warner Chilcott Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Warner Chilcott Shares in respect of any exercise of Warner Chilcott Options or the vesting or settlement of Warner Chilcott Share Awards outstanding on the date hereof or set forth in Section 5.1(b)(iii) of the Warner Chilcott Disclosure Schedule, (B) withholding of Warner Chilcott Shares to satisfy Tax obligations pertaining to the exercise of Warner Chilcott Options or the vesting or settlement of Warner Chilcott Share Awards or to satisfy the exercise price with respect to Warner Chilcott Options or to effectuate an optionee direction upon exercise, and (C) issuances of Warner Chilcott Shares pursuant to Warner Chilcott’s dividend reinvestment plan;

(viii)

shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for acquisitions of Warner Chilcott Shares tendered by holders of Warner Chilcott Options and Warner Chilcott Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ix)

shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not incur any such indebtedness if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such indebtedness in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Warner Chilcott or any of its Subsidiaries maturing on or prior to the six-month anniversary of the date of such refinancing, (C) guarantees by Warner Chilcott of indebtedness for borrowed money of Subsidiaries of Warner Chilcott or guarantees by Warner Chilcott’s Subsidiaries of indebtedness for borrowed money of Warner Chilcott or any Subsidiary of Warner Chilcott, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Warner Chilcott or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Warner Chilcott Disclosure Schedule, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Warner Chilcott or any of its Subsidiaries other than in accordance with sub-clauses (A) - (E), inclusive; provided that nothing contained herein shall prohibit Warner Chilcott and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)

shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except for loans among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not make any such loan if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such loan in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse);

(xi)

shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Warner Chilcott Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) non-exclusive licenses of Intellectual Property in the ordinary course of business and (E) for transactions among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not engage in any such transaction if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such transaction in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse);

(xii)

shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against Warner Chilcott or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $5,000,000 and (y) does not impose any injunctive relief on Warner Chilcott and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction;

(xiii)

shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

(xiv)

shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1(b)(xiv) of the Warner Chilcott Disclosure Schedule;

(xv)

except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Warner Chilcott Material Contract, or materially modify, materially amend or terminate any Warner Chilcott Material Contract or waive, release or assign any material rights or claims thereunder;

(xvi)

shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have tax consequences to Warner Chilcott or any of its Subsidiaries or otherwise have effects upon the Warner Chilcott Group that are material and adverse; and

(xvii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Actavis

(a)

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Actavis Disclosure Schedule, or with the prior written consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed), Actavis shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects.

(b)

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Actavis Disclosure Schedule, or with the prior written consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed), Actavis:

(i)

shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Actavis or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice;

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Actavis which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition);

(iv)

shall not amend the Actavis Articles of Incorporation, the Actavis Bylaws or the Holdco Memorandum and Articles of Association, and shall not permit any of the other Actavis Merger Parties to amend any of the Other Actavis Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement;

(v)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Actavis or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Actavis Share Option under any existing Actavis Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Actavis Shares in respect of any exercise of Actavis Share Options or the vesting or settlement of Actavis Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5.2(b), (B) grants of Actavis Share Options and Actavis Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Actavis Shares to satisfy Tax obligations pertaining to the exercise of Actavis Share Options or the vesting or settlement of Actavis Share Awards or to satisfy the exercise price with respect to Actavis Share Options or to effectuate an optionee direction upon exercise; and (D) transactions among Actavis and its wholly owned Subsidiaries or among Actavis’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement); and

(vi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation Applicable to Warner Chilcott

(a)	Subject to any actions which Warner Chilcott is required to take so as to comply with the requirements of the Takeover Rules, Warner Chilcott agrees that neither it nor any

Subsidiary of Warner Chilcott shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Warner Chilcott not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Warner Chilcott Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Warner Chilcott Alternative Proposal with, or furnish any nonpublic information regarding a Warner Chilcott Alternative Proposal to, any person that has made or, to Warner Chilcott’s knowledge, is considering making a Warner Chilcott Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Warner Chilcott or any of its Subsidiaries (provided that Warner Chilcott shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Warner Chilcott shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Warner Chilcott Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Warner Chilcott Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.3(a), if Warner Chilcott receives a bona fide written Warner Chilcott Alternative Proposal or enquiry or proposal from a person who is intending on making a Warner Chilcott Alternative Proposal and the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the director’s fiduciary duties under applicable Law, and which Warner Chilcott Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Warner Chilcott may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Warner Chilcott Alternative Proposal (provided that all such information has previously been provided to Actavis or is provided to Actavis substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Warner Chilcott receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Warner Chilcott Alternative Proposal. Warner Chilcott will promptly (and in any event within 24 hours of receipt) notify Actavis orally and in writing of the receipt of any Warner Chilcott Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Warner Chilcott Alternative Proposal and shall, in the case of any such notice to Actavis as to receipt of a Warner Chilcott Alternative Proposal, indicate the material terms and conditions of such Warner Chilcott Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Warner Chilcott Alternative Proposal and thereafter shall promptly keep Actavis reasonably informed on a reasonably current basis of any material change to the terms and status of any such Warner Chilcott Alternative Proposal. Warner Chilcott shall provide to Actavis as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Warner Chilcott or any of its Subsidiaries and the person making a Warner Chilcott Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Warner Chilcott Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Warner Chilcott shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Warner Chilcott from providing such information to Actavis.

(c)

Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Warner Chilcott Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Actavis), or propose publicly to withdraw (or modify in any manner adverse to Actavis), the Scheme Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal (any action in this subclause (i) being referred to as a “Warner Chilcott Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Warner Chilcott Change of Recommendation and (y) for the avoidance of doubt, the provision by Warner Chilcott to Actavis of notice or information in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Warner Chilcott Change of Recommendation) or (ii) cause or allow Warner Chilcott or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Warner Chilcott Alternative Proposal, or requiring, or reasonably expected to cause, Warner Chilcott to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.3(i)(i) and other than a confidentiality agreement referred to in Clause 5.3(b)).

(d)

Nothing in this Agreement shall prohibit or restrict the Warner Chilcott Board, at any time prior to obtaining the Warner Chilcott Shareholder Approval, from making a Warner Chilcott Change of Recommendation if the Warner Chilcott Board has concluded in good faith (after consultation with Warner Chilcott’s outside legal counsel and financial advisors) (i) that a Warner Chilcott Alternative Proposal constitutes a Warner Chilcott Superior Proposal and (ii) that the failure to make a Warner Chilcott Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Warner Chilcott shall have provided prior written notice to Actavis, at least three Business Days in advance, of the Warner Chilcott Board’s intention to make such Warner Chilcott Change of Recommendation, and provided, further, that the Warner Chilcott Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Actavis in response to such prior written notice or otherwise, and during such three Business Day period Warner Chilcott shall engage in good faith negotiations with Actavis regarding any changes to the terms of this Agreement proposed by Actavis.

(e)

Nothing in this Agreement shall prohibit or restrict the Warner Chilcott Board, in response to an Intervening Event, from making a Warner Chilcott Change of Recommendation at any time prior to obtaining the Warner Chilcott Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Warner Chilcott shall have provided prior written notice to Actavis, at least three Business Days in advance, of the Warner Chilcott Board’s intention to make such Warner Chilcott Change of Recommendation, and provided, further, that the Warner Chilcott Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Actavis in response to such prior written notice or otherwise, and during such three Business Day period Warner Chilcott shall engage in good faith negotiations with Actavis regarding any changes to the terms of this Agreement proposed by Actavis. Notwithstanding any Warner Chilcott Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Warner Chilcott shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Warner Chilcott Shareholders, and nothing contained herein shall be deemed to relieve Warner Chilcott of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Warner Chilcott or the Warner Chilcott Board from (i) taking and disclosing to the Warner Chilcott Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Warner Chilcott Shareholders if in the good faith judgment of the Warner Chilcott Board (after consultation with Warner Chilcott’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Warner Chilcott Board with respect to this Agreement or a Warner Chilcott Alternative Proposal shall be deemed to be a Warner Chilcott Change of Recommendation unless Warner Chilcott in connection with such disclosure publicly states that the Warner Chilcott Board expressly rejects the applicable Warner Chilcott Alternative Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Warner Chilcott Board, without disclosing any Warner Chilcott Change of Recommendation.

(g)	As used in this Agreement, “Warner Chilcott Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its Associates or any person Acting in Concert with Actavis pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Warner Chilcott and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Warner Chilcott Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)

As used in this Agreement “Warner Chilcott Superior Proposal” shall mean a written bona fide Warner Chilcott Alternative Proposal made by any person that the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favourable to the Warner Chilcott Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott Board considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)

Warner Chilcott may terminate this Agreement, at any time prior to obtaining the Warner Chilcott Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal, provided that (x) promptly upon the Warner Chilcott Board’s determination that a Warner Chilcott Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Warner Chilcott has provided a written notice to Actavis (a “Warner Chilcott Superior Proposal Notice”) advising Actavis that Warner Chilcott has received a Warner Chilcott Alternative Proposal and specifying the information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Warner Chilcott Board that the Warner Chilcott Alternative Proposal constitutes a Warner Chilcott Superior Proposal, (y) Warner Chilcott has provided Actavis with an opportunity, for a period of three Business Days from the time of delivery to Actavis of the Warner Chilcott Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Actavis Notice Period”), to propose to amend (the “Actavis Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Actavis Revised Acquisition”), such that the Warner Chilcott Superior Proposal no longer constitutes a Warner Chilcott Superior Proposal, and (z) at the end of such Actavis Notice Period, the Warner Chilcott Board has determined that the Warner Chilcott Superior Proposal continues to be a Warner

Chilcott Superior Proposal notwithstanding the Actavis Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Actavis Notice Period. In the event that during the Actavis Notice Period any material revision is made to the financial terms of the Warner Chilcott Superior Proposal, Warner Chilcott shall be required, upon each such revision, to deliver a new Warner Chilcott Superior Proposal Notice to Actavis and to comply with the requirements of this Clause 5.3(i)(i) with respect to such new Warner Chilcott Superior Proposal Notice, except that the Actavis Notice Period shall be the greater of 24 hours and the amount of time remaining in the initial Actavis Notice Period; and

(ii)

in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Actavis and a third party or parties, Warner Chilcott shall use reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Actavis’s rights and the obligations of Warner Chilcott and the Warner Chilcott Board pursuant to this Clause 5.3(i), and Warner Chilcott shall, to the extent reasonably practicable, keep Actavis reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4	Non-Solicitation Applicable to Actavis

(a)

Actavis agrees that neither it nor any Subsidiary of Actavis shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Actavis not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Actavis Alternative Proposal, (ii) participate in any discussions or negotiations regarding an Actavis Alternative Proposal with, or furnish any nonpublic information regarding an Actavis Alternative Proposal to, any person that has made or, to Actavis’s knowledge, is considering making an Actavis Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Actavis or any of its Subsidiaries (provided that Actavis shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Actavis Board determines in good faith (after consultation with Actavis’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Actavis shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Actavis Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to an Actavis Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)	Notwithstanding the limitations set forth in Clause 5.4(a), if Actavis receives a bona fide written Actavis Alternative Proposal or enquiry or proposal from a person who is intending on making an Actavis Alternative Proposal and the Actavis Board determines in good faith (after consultation with Actavis’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the director’s fiduciary duties under applicable Law, and which Actavis Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Actavis may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Actavis Alternative Proposal (provided that all such information has previously been provided to Warner Chilcott or is provided to Warner Chilcott substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Actavis receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Actavis Alternative Proposal. Actavis will promptly (and in any event within 24 hours of receipt) notify Warner Chilcott orally and in writing of the receipt of any Actavis Alternative Proposal or any communication or proposal that may reasonably be expected to lead to an Actavis Alternative Proposal and shall, in the case of any such notice to Warner Chilcott as to receipt of an Actavis Alternative Proposal, indicate the material terms and conditions of such Actavis Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Actavis Alternative Proposal and thereafter shall promptly keep Warner Chilcott reasonably informed on a reasonably current basis of any material change to the terms and status of any such Actavis Alternative Proposal. Actavis shall provide to Warner Chilcott as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Actavis or any of its Subsidiaries and the person making an Actavis Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Actavis Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Actavis shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Actavis from providing such information to Warner Chilcott.

(c)

Except as set forth in Clauses 5.4(d), (e) and (f) below, neither the Actavis Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Warner Chilcott), or propose publicly to withdraw (or modify in any manner adverse to Warner Chilcott), the Actavis Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Actavis Alternative Proposal (any action in this subclause (i) being referred to as an “Actavis Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute an Actavis Change of Recommendation and (y) for the avoidance of doubt, the provision by Actavis to Warner Chilcott of notice or information in connection with an Actavis Alternative Proposal or Actavis Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute an Actavis Change of

Recommendation) or (ii) cause or allow Actavis or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Actavis Alternative Proposal, or requiring, or reasonably expected to cause, Actavis to abandon, terminate, delay or fail to consummate the Acquisition (other than a confidentiality agreement referred to in Clause 5.4(b)).

(d)

Nothing in this Agreement shall prohibit or restrict the Actavis Board, at any time prior to obtaining the Actavis Shareholder Approval, from making an Actavis Change of Recommendation if the Actavis Board has concluded in good faith (after consultation with Actavis’s outside legal counsel and financial advisors) (i) that an Actavis Alternative Proposal constitutes an Actavis Superior Proposal and (ii) that the failure to make an Actavis Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Actavis shall have provided prior written notice to Warner Chilcott, at least three Business Days in advance, of the Actavis Board’s intention to make such Actavis Change of Recommendation, and provided, further, that the Actavis Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Warner Chilcott in response to such prior written notice or otherwise, and during such three Business Day period Actavis shall engage in good faith negotiations with Warner Chilcott regarding any changes to the terms of this Agreement proposed by Warner Chilcott.

(e)

Nothing in this Agreement shall prohibit or restrict the Actavis Board, in response to an Intervening Event, from making an Actavis Change of Recommendation at any time prior to obtaining the Actavis Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Actavis shall have provided prior written notice to Warner Chilcott, at least three Business Days in advance, of the Actavis Board’s intention to make such Actavis Change of Recommendation, and provided, further, that the Actavis Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Warner Chilcott in response to such prior written notice or otherwise, and during such three Business Day period Actavis shall engage in good faith negotiations with Warner Chilcott regarding any changes to the terms of this Agreement proposed by Warner Chilcott. Notwithstanding any Actavis Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Actavis shall hold the Actavis Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Actavis Shareholder Approval, and nothing contained herein shall be deemed to relieve Actavis of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Actavis or the Actavis Board from (i) taking and disclosing to the Actavis Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Actavis Shareholders if in the good faith judgment of the Actavis Board (after consultation with Actavis’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Actavis Board with respect to this Agreement or an Actavis Alternative Proposal shall be deemed to be an Actavis Change of Recommendation unless Actavis in connection with such disclosure publicly states that the Actavis Board expressly rejects the applicable Actavis Alternative Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Actavis Board, without disclosing any Actavis Change of Recommendation.

(g)

As used in this Agreement, “Actavis Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Actavis by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Actavis and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Actavis’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Actavis Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Actavis as a result of which the holders of Actavis Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)

As used in this Agreement “Actavis Superior Proposal” shall mean a written bona fide Actavis Alternative Proposal made by any person that the Actavis Board determines in good faith (after consultation with Actavis’s financial advisors and legal counsel) is more favourable to the Actavis Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Actavis Board considers to be appropriate (it being understood that, for purposes of the definition of “Actavis Superior Proposal”, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”).

6.	REPRESENTATIONS AND WARRANTIES

6.1	Warner Chilcott Representations and Warranties

Except as disclosed in the Warner Chilcott SEC Documents filed or furnished with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Warner Chilcott to Actavis immediately prior to the execution of this Agreement (the “Warner Chilcott Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Warner Chilcott Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Warner Chilcott represents and warrants to Actavis as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Warner Chilcott and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect. Warner Chilcott has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Warner Chilcott (the “Warner Chilcott Memorandum and Articles of Association”) as amended to the date hereof. The Warner Chilcott Memorandum and Articles of Association are in full force and effect and Warner Chilcott is not in violation of the Warner Chilcott Memorandum and Articles of Association.

(i)

Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Warner Chilcott have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Warner Chilcott free and clear of all Liens, other than Warner Chilcott Permitted Liens.

(b)	Capital.

(i)

The authorised capital of Warner Chilcott consists of 40,000 ordinary shares, par value €1.00 per share (“Warner Chilcott Euro-Denominated Shares”), 500,000,000 Warner Chilcott Shares and 100,000,000 preference shares, par value $0.01 per share (“Warner Chilcott Preferred Shares”). As of May 15, 2013 (the “Warner Chilcott Capitalisation Date”), (A) (i) 250,922,431 Warner Chilcott Shares were issued and outstanding and (ii) no Warner Chilcott Euro-Denominated Shares were issued or outstanding, (B) (i) no Warner Chilcott Shares were held in treasury and (ii) no Warner Chilcott Shares were held by Subsidiaries of Warner Chilcott, (C) 16,511,077 Warner Chilcott Shares were reserved for issuance pursuant to the Warner Chilcott Share Plan and (D) no Warner Chilcott Preferred Shares were issued or outstanding. All the outstanding Warner Chilcott Shares are, and all Warner Chilcott Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in sub-clause (i) above, as of the date hereof: (A) Warner Chilcott does not have any shares of capital in issue or outstanding other than Warner Chilcott Shares that have become outstanding after the Warner Chilcott Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Warner Chilcott or any of Warner Chilcott’s Subsidiaries is a party obligating Warner Chilcott or any of Warner Chilcott’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Warner Chilcott or any Subsidiary of Warner Chilcott or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Warner Chilcott or a wholly owned Subsidiary of Warner Chilcott); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)

Neither Warner Chilcott nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Warner Chilcott Shareholders on any matter.

(iv)

There are no voting trusts or other agreements or understandings to which Warner Chilcott or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Warner Chilcott or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Warner Chilcott has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Warner Chilcott Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.11(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Warner Chilcott Board and, except for (A) the Warner Chilcott Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Warner Chilcott are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Warner Chilcott Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Warner Chilcott and the Warner Chilcott Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Warner Chilcott Board under the Takeover Rules, the

Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Warner Chilcott and, assuming this Agreement constitutes the valid and binding agreement of the Actavis Parties, constitutes the valid and binding agreement of Warner Chilcott, enforceable against Warner Chilcott in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) any applicable requirements of the NYSE and NASDAQ and (H) the Clearances set forth on Clause 6.1(c)(ii) of the Warner Chilcott Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Warner Chilcott of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have individually or in the aggregate, a Warner Chilcott Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Actavis or its Affiliates or Laws or contracts binding on Actavis or its Affiliates.

(iii)

The execution and delivery by Warner Chilcott of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Warner Chilcott or any of Warner Chilcott’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Warner Chilcott or any of Warner Chilcott’s Subsidiaries, other than Warner Chilcott Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Warner Chilcott or any of Warner Chilcott’s Subsidiaries or (C) conflict with or violate any Laws applicable to Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Actavis or its Affiliates or Laws or contracts binding on Actavis or its Affiliates.

(d)	Reports and Financial Statements.

(i)

From December 31, 2010 through the date of this Agreement, Warner Chilcott has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Warner Chilcott SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Warner Chilcott SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Warner Chilcott SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Warner Chilcott included in the Warner Chilcott SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Warner Chilcott and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Warner Chilcott has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Warner Chilcott’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Warner Chilcott in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Warner Chilcott’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(f)

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Warner Chilcott’s consolidated balance sheet (or the notes thereto) as of March 31, 2013 included in the Warner Chilcott SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and

(iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Warner Chilcott nor any Subsidiary of Warner Chilcott has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Warner Chilcott and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)

Warner Chilcott and each of Warner Chilcott’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Warner Chilcott, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)

Warner Chilcott and Warner Chilcott’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Warner Chilcott and Warner Chilcott’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Warner Chilcott Permits”), except where the failure to have any of the Warner Chilcott Permits would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. All Warner Chilcott Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(iii)

Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d), 6.1(e) or 6.1(m), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)

Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect: (i) Warner Chilcott and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Warner Chilcott or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Warner Chilcott or any of its Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) neither Warner Chilcott nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Warner Chilcott or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Warner Chilcott nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Warner Chilcott has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, (A) each of the Warner Chilcott Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Warner Chilcott Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Warner Chilcott Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Warner Chilcott or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Warner Chilcott, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Warner Chilcott, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Warner Chilcott Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Warner Chilcott or its Subsidiaries as of the Effective Time pursuant to each Warner Chilcott Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP or applicable international accounting standards; (G) neither Warner Chilcott nor any of its Subsidiaries has engaged in a transaction in connection with which Warner Chilcott or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Warner Chilcott, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Warner Chilcott Benefit Plans or any trusts related thereto that would result in a material liability.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, each of the Warner Chilcott Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Actavis.

(iii)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Warner Chilcott Group under any Warner Chilcott Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Warner Chilcott Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)

Since December 31, 2012, no Warner Chilcott Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Warner Chilcott Group.

(v)

Section 6.1(i)(v) of the Warner Chilcott Disclosure Schedule sets forth with respect to each Warner Chilcott Share Plan (A) the aggregate number of Warner Chilcott Shares that are subject to Warner Chilcott Options, (B) the aggregate number of Warner Chilcott Shares that are subject to performance-based Warner Chilcott Share Awards, assuming target performance and assuming maximum performance and the aggregate amount of any corresponding dividend equivalents and (C) the aggregate number of Warner Chilcott Shares that are subject to Warner Chilcott Share Awards that do not include performance-based vesting criteria and the aggregate amount of any corresponding dividend equivalents (such schedule, the “Warner Chilcott Equity Schedule”), in each case as of May 15, 2013. Warner Chilcott shall provide Actavis with an updated Warner Chilcott Equity Schedule within three (3) business days prior to Completion to reflect any changes occurring between May 15, 2013 and the applicable date of delivery.

(j)

Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Warner Chilcott and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices. Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. From December 31, 2012 through the date of this Agreement, neither Warner Chilcott nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)

Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Warner Chilcott, threatened) by any Relevant Authority with respect to Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Warner Chilcott, threatened) against Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(l)

Information Supplied. The information relating to Warner Chilcott and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Warner Chilcott Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Actavis Shareholders Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Warner Chilcott Directors are responsible under the Takeover Rules and any related filings for which the Warner Chilcott Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Warner Chilcott with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Warner Chilcott.

(m)	Regulatory Matters.

(i)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, (i) each of Warner Chilcott and the Warner Chilcott Subsidiaries holds all Warner Chilcott Permits and Clearances, including (x) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Warner Chilcott Products (any such Relevant Authority, a “Warner Chilcott Regulatory Agency”) necessary for the lawful operating of the businesses of Warner Chilcott or any of the Warner Chilcott Subsidiaries (the “Warner Chilcott Regulatory Permits”); (ii) all such Warner Chilcott Regulatory Permits are valid and in full force and effect; and (iii) Warner Chilcott is in compliance with the terms of all Warner Chilcott Regulatory Permits. All Warner Chilcott Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, the businesses of each of Warner Chilcott and the Warner Chilcott Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Warner Chilcott Healthcare Laws”). Since January 1, 2011, neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries has received any written notification or communication from any Warner Chilcott Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Warner Chilcott or the Warner Chilcott Subsidiaries under, any Warner Chilcott Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(iii)

Warner Chilcott and the Warner Chilcott Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Warner Chilcott Regulatory Agency.

(iv)

All pre-clinical and clinical investigations conducted or sponsored by each of Warner Chilcott and the Warner Chilcott Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Warner Chilcott Regulatory Agencies, including without limitation (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(v)

Since January 1, 2011, neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Warner Chilcott Regulatory Agency.

(vi)

Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Warner Chilcott Regulatory Agency by Warner Chilcott and the Warner Chilcott Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Warner Chilcott Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Warner Chilcott Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Warner Chilcott or any of the Warner Chilcott Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Warner Chilcott Regulatory Agency to invoke any similar policy. Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)

As to each Warner Chilcott Product or Warner Chilcott Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Warner Chilcott or any of the Warner Chilcott Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, each such Warner Chilcott Product or Warner Chilcott Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the Knowledge of Warner Chilcott, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Warner Chilcott Product or Warner Chilcott Product candidate by Warner Chilcott or any of the Warner Chilcott Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(viii)

Since January 1, 2011, each of Warner Chilcott and the Warner Chilcott Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Warner Chilcott Product. To the Knowledge of Warner Chilcott, there are no facts which are reasonably likely to cause, and Warner Chilcott has not received any written notice from the FDA or any other Warner Chilcott Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Warner Chilcott Product sold or intended to be sold by Warner Chilcott or the Warner Chilcott Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Warner Chilcott Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Warner Chilcott Products, or (iv) a negative change in reimbursement status of a Warner Chilcott Product.

(ix)

Notwithstanding anything contained in this Clause 6.1(m), no representation or warranty shall be deemed to be made in this Clause 6.1(m) in respect of environmental, employee benefits or labour Law matters.

(n)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect:

(A)

all Tax Returns that are required to be filed by or with respect to Warner Chilcott or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(B)

Warner Chilcott and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with US GAAP on the financial statements of Warner Chilcott and its Subsidiaries;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Warner Chilcott or any of its Subsidiaries;

(D)

the income and other material Tax Returns of Warner Chilcott and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Warner Chilcott annual financial statement;

(E)	neither Warner Chilcott nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)

all Taxes due and payable by Warner Chilcott or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Warner Chilcott and its Subsidiaries for all periods ending on or before the date hereof;

(G)

neither Warner Chilcott nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)

none of Warner Chilcott or any of its Subsidiaries has any liability for Taxes of any Person (other than Warner Chilcott or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Warner Chilcott or any of its Subsidiaries, except for Warner Chilcott Permitted Liens;

(J)

no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Warner Chilcott or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired;

(K)

neither Warner Chilcott nor any of its Subsidiaries has knowledge of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(L)	Warner Chilcott is in compliance with the 2006 and 2009 Tax Grants, as amended, issued from the Commonwealth of Puerto Rico Department of State Office of Industrial Tax Exemption.

(ii)

As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, and (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Revenue Commissioner and any similar state, local, or non-U.S. revenue agency).

(o)	Labour Matters.

(i)

As of the date hereof, no member of the Warner Chilcott Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Warner Chilcott Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. To the knowledge of Warner Chilcott, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Warner Chilcott Group, except for those the formation of which would not have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)

Except as set forth in Section 6.1(o)(ii) of the Warner Chilcott Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Warner Chilcott Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(p)

Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, either Warner Chilcott or a Subsidiary of Warner Chilcott owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Warner Chilcott, threatened claims against Warner Chilcott or its Subsidiaries by any person alleging infringement by Warner Chilcott or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, to the knowledge of Warner Chilcott, the conduct of the businesses of Warner Chilcott and its Subsidiaries does not infringe upon any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Warner Chilcott or any Subsidiary as of the date hereof (such property collectively, the “Warner Chilcott Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, either Warner Chilcott or a Subsidiary of Warner Chilcott has good and valid title to such Warner Chilcott Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Warner Chilcott or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Warner Chilcott or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub- clauses (A) through (E), a “Warner Chilcott Permitted Lien”). As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Warner Chilcott there is no threatened, condemnation proceeding with respect to any Warner Chilcott Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)

Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, (A) each material lease, sublease and other agreement under which Warner Chilcott or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Warner Chilcott and its Subsidiaries are conducted as of the date hereof (the “Warner Chilcott Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Warner Chilcott or, if applicable, its Subsidiary or, to the knowledge of Warner Chilcott, the landlord thereunder exists with respect to any Warner Chilcott Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, Warner Chilcott and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Warner Chilcott Leased Real Property, free and clear of all Liens, except for Warner Chilcott Permitted Liens. As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Warner Chilcott, there is no threatened, condemnation proceeding with respect to any Warner Chilcott Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(r)

Opinion of Financial Advisor. The Warner Chilcott Board has received the opinion of Deutsche Bank Securities Inc., dated the date of this Agreement, as to the fairness, from a financial point of view, of the Exchange Ratio to the Warner Chilcott Shareholders.

(s)

Required Vote of Warner Chilcott Shareholders. The Warner Chilcott Shareholder Approval is the only vote of holders of securities of Warner Chilcott which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders).

(t)	Material Contracts.

(i)

Except for this Agreement or any contracts filed as exhibits to the Warner Chilcott SEC Documents, as of the date hereof, neither Warner Chilcott nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.1(t)(i), other than Warner Chilcott Benefit Plans, being referred to herein as “Warner Chilcott Material Contracts”).

(ii)

Neither Warner Chilcott nor any Subsidiary of Warner Chilcott is in breach of or default under the terms of any Warner Chilcott Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. To the knowledge of Warner Chilcott, as of the date hereof, no other party to any Warner Chilcott Material Contract is in breach of or default under the terms of any Warner Chilcott Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, each Warner Chilcott Material Contract is a valid and binding obligation of

Warner Chilcott or the Subsidiary of Warner Chilcott which is party thereto and, to the knowledge of Warner Chilcott, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)

Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Warner Chilcott and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Warner Chilcott nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(v)

Finders or Brokers. Except for Deutsche Bank Securities Inc. and Goldman, Sachs & Co., neither Warner Chilcott nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Warner Chilcott Material Adverse Effect:

(i)

neither Warner Chilcott nor any Warner Chilcott Subsidiary, nor any director, manager or employee of Warner Chilcott or any Warner Chilcott Subsidiary has in the last five (5) years, in connection with the business of Warner Chilcott or any Warner Chilcott Subsidiary, itself or, to Warner Chilcott’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Warner Chilcott or any Warner Chilcott Subsidiary, taken any action in violation of the FCPA, since 1 July 2011 the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)

neither Warner Chilcott nor any Warner Chilcott Subsidiary, nor any director, manager or employee of Warner Chilcott or any Warner Chilcott Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Warner Chilcott or any Warner Chilcott Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and since 1 July 2011 only the Bribery Act;

(iii)

Warner Chilcott and every Warner Chilcott Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Warner Chilcott and every Warner Chilcott Subsidiary as required by the FCPA in all material respects;

(iv)

Warner Chilcott and every Warner Chilcott Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)	no officer, director, or employee of Warner Chilcott or any Warner Chilcott Subsidiary is a Government Official.

(x)

No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Warner Chilcott in connection with the Completion pursuant to Condition 4(c), Actavis acknowledges that neither Warner Chilcott nor any Representative of Warner Chilcott makes any other express or implied representation or warranty with respect to Warner Chilcott or any of its Subsidiaries or with respect to any other information provided or made available to Actavis in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Actavis or to Actavis’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Actavis Representations and Warranties

Except as disclosed in the Actavis SEC Documents filed or furnished with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Actavis to Warner Chilcott immediately prior to the execution of this Agreement (the “Actavis Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Actavis Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Actavis and Holdco jointly and severally represent and warrant to Warner Chilcott as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Actavis and its Subsidiaries and each of the Actavis Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect. Actavis has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Actavis (the “Actavis Articles of Incorporation”) as amended to the date hereof. The Actavis Articles of Incorporation are in full force and effect and Actavis is not in violation of the Actavis Articles of Incorporation.

(i)

Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Actavis have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Actavis free and clear of all Liens, other than Actavis Permitted Liens.

(ii)	Actavis Merger Parties.

(A)

Since their respective dates of formation, none of the Actavis Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)

As of the date hereof, the authorised share capital of Holdco consists of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, and 40,000 deferred shares, par value €1.00 each, of which 7 ordinary shares, par value US$0.0001 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and, except to the extent contemplated by Exhibit 8.1(b)(ii), are owned directly by Matsack Trust Limited, Matsack Nominees Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady, Pat English and Patrick Spicer (1 share each), free and clear of any Lien. As of the date of the sanction by the High Court of the Scheme, the authorised share capital of Holdco will consist of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, 2,500,000 preferred shares, par value US$0.0001 each, and 40,000 deferred shares, par value €1.00 each. The authorised share capital of IrSub consists of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, of which one ordinary share is currently issued. The authorised membership interests of U.S. Holdco consists of 100 units, of which 100 units are currently issued to Holdco. All of the issued units in U.S. Holdco have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. All of the membership interests of MergerSub are owned directly by Holdco free and clear of any Lien and have been validly issued and are fully paid and nonassessable. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)	Actavis has made available to Warner Chilcott, prior to the date of this Agreement, complete and accurate copies of the Memorandum and

Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Actavis Merger Parties (the “Other Actavis Merger Party Organisational Documents”) as amended to the date hereof. The Actavis Articles of Incorporation, the Actavis Bylaws, the Holdco Memorandum and Articles of Association and the Other Actavis Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Actavis Merger Parties are not in violation of the Other Actavis Merger Party Organisational Documents.

(b)	Capital Stock.

(i)

The authorised capital stock of Actavis consists of 500,000,000 Actavis Shares and 2,500,000 preferred shares, no par value (“Actavis Preferred Shares”). As of the May 10, 2013 (the “Actavis Capitalisation Date”), (A) 133,305,212 Actavis Shares were issued and outstanding, (B) 10,506,332 Actavis Shares were held in treasury and (C) no Actavis Preferred Shares were issued or outstanding. As of December 31, 2012 (the “Actavis Reserve Capitalisation Date”), 7.7 million Actavis Shares were reserved for issuance pursuant to the Actavis Share Plans All the outstanding Actavis Shares are, and all Actavis Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in sub-clause (i) above, as of the date hereof: (A) Actavis does not have any shares of capital stock issued or outstanding other than Actavis Shares that have become outstanding after the Actavis Capitalisation Date or Actavis Reserve Capitalisation Date, as applicable, but were reserved for issuance as set forth in sub-clause (i) above, and (B) other than as issued or reserved for in the ordinary course pursuant to the Actavis Share Plans since the Actavis Reserve Capitalisation Date, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Actavis or any of Actavis’s Subsidiaries is a party obligating Actavis or any of Actavis’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Actavis or any Subsidiary of Actavis or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Actavis or a wholly owned Subsidiary of Actavis); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)

None of Actavis nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Actavis Shareholders on any matter.

(iv)

There are no voting trusts or other agreements or understandings to which Actavis or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Actavis or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Actavis and each Actavis Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Actavis, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Actavis Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Actavis Board and (in the case of this Agreement) the board of directors of each Actavis Merger Party and, except for (A) the Actavis Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Actavis or any Actavis Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Actavis Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Actavis and the Actavis Shareholders and has adopted a resolution to make the Actavis Recommendation. This Agreement has been duly and validly executed and delivered by Actavis and each Actavis Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Warner Chilcott, constitutes the valid and binding agreement of Actavis and each Actavis Merger Party, enforceable against Actavis and each Actavis Merger Party in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of the Antitrust Laws, (G) the requirement to file a certificate of merger with the Secretary of State of the State of Nevada, (H) any applicable requirements of the NYSE and the NASDAQ and (I) the Clearances forth on Clause 6.2(c)(ii) of the Actavis Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Actavis and each Actavis Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Warner Chilcott or its Affiliates or Laws or contracts binding on Warner Chilcott or its Affiliates.

(iii)

The execution and delivery by Actavis and each Actavis Merger Party of this Agreement and (in the case of Actavis) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Actavis or any of Actavis’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Actavis or any of Actavis’s Subsidiaries, other than Actavis Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Actavis or any of Actavis’s Subsidiaries or the Actavis Merger Parties or (C) conflict with or violate any Laws applicable to Actavis or any of Actavis’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Actavis Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Warner Chilcott or its Affiliates or Laws or contracts binding on Warner Chilcott or its Affiliates.

(d)	Reports and Financial Statements.

(i)

From December 31, 2010 through the date of this Agreement, Actavis has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Actavis SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Actavis SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Actavis SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Actavis included in the Actavis SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Actavis and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Actavis has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13-a 15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Actavis’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Actavis in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Actavis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Actavis’s consolidated balance sheet (or the notes thereto) as of March 31, 2013 included in the Actavis SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Actavis nor any Subsidiary of Actavis has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Actavis and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Actavis Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)

Actavis and each of Actavis’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Actavis, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)

Actavis and Actavis’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Actavis and Actavis’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Actavis Permits”), except where the failure to have any of the Actavis Permits would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. All Actavis Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(iii)

Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d), 6.2(e) or 6.2(m), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)

Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect: (i) Actavis and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Actavis or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) neither Actavis nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Actavis or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Actavis nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Actavis has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, (A) each of the Actavis Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Actavis Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Actavis Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Actavis or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Actavis, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Actavis, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Actavis Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Actavis or its Subsidiaries as of the Effective Time pursuant to each Actavis Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Actavis nor any of its Subsidiaries has engaged in a transaction in connection with which Actavis or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Actavis, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Actavis Benefit Plans or any trusts related thereto that would result in a material liability.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, each of the Actavis Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Warner Chilcott.

(iii)

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Actavis Group under any Actavis Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Actavis Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)

Since December 31, 2012, no Actavis Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Actavis Group.

(j)

Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Actavis and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(k)

Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Actavis, threatened) by any Relevant Authority with respect to Actavis or any of Actavis’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Actavis, threatened) against Actavis or any of Actavis’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(l)

Information Supplied. The information relating to Actavis, its Subsidiaries and the Actavis Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Actavis Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Actavis Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Actavis Directors are responsible under the Takeover Rules and any related filings for which the Actavis Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Actavis with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Actavis.

(m)	Regulatory Matters.

(i)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, (i) each of Actavis and the Actavis Subsidiaries holds all Actavis Permits and Clearances, including (x) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Actavis Products (any such Relevant Authority, a “Actavis Regulatory Agency”) necessary for the lawful operating of the businesses of Actavis or any of the Actavis Subsidiaries (the “Actavis Regulatory Permits”); (ii) all such Actavis Regulatory Permits are valid and in full force and effect; and (iii) Actavis is in compliance with the terms of all Actavis Regulatory Permits. All Actavis Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, the businesses of each of Actavis and the Actavis Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Actavis Healthcare Laws”). Since January 1, 2011, neither Actavis nor any of the Actavis Subsidiaries has received any written notification or communication from any Actavis Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Actavis or the Actavis Subsidiaries under, any Actavis Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(iii)

Actavis and the Actavis Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Actavis Regulatory Agency.

(iv)

All pre-clinical and clinical investigations conducted or sponsored by each of Actavis and the Actavis Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Warner Chilcott Regulatory Agencies, including without limitation (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have an Actavis Material Adverse Effect.

(v)

Since January 1, 2011, neither Actavis nor any of the Actavis Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Actavis Regulatory Agency.

(vi)

Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Actavis Regulatory Agency by Actavis and the Actavis Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits and notices would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse

Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Actavis Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Actavis Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Actavis or any of the Actavis Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Actavis Regulatory Agency to invoke any similar policy. Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)

As to each Actavis Product or Actavis Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Actavis or any of the Actavis Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, each such Actavis Product or Actavis Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the Knowledge of Actavis, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Actavis Product or Actavis Product candidate by Actavis or any of the Actavis Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect.

(viii)

Since January 1, 2011, each of Actavis and the Actavis Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Actavis Product. To the Knowledge of Actavis, there are no facts which are reasonably likely to cause, and Actavis has not received any written notice from the FDA or any other Actavis Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Warner Chilcott Product sold or intended to be sold by Actavis or the Actavis Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Actavis Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Actavis Products, or (iv) a negative change in reimbursement status of an Actavis Product.

(ix)

Notwithstanding anything contained in this Clause 6.2(m), no representation or warranty shall be deemed to be made in this Clause 6.2(m) in respect of environmental, employee benefits or labour Law matters.

(n)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect:

(i)

all Tax Returns that are required to be filed by or with respect to Actavis or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(ii)

Actavis and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with US GAAP on the financial statements of Actavis and its Subsidiaries;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Actavis or any of its Subsidiaries;

(iv)

the income and other material Tax Returns of Actavis and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Actavis annual financial statement;

(v)	neither Actavis nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)

all Taxes due and payable by Actavis or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Actavis and its Subsidiaries for all periods ending on or before the date hereof;

(vii)

neither Actavis nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)

none of Actavis or any of its Subsidiaries has any liability for Taxes of any Person (other than Actavis or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non- U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Actavis or any of its Subsidiaries, except for Actavis Permitted Liens;

(x)

no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Actavis or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired; and

(xi)

neither Actavis nor any of its Subsidiaries has knowledge of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)	Labour Matters.

(i)

As of the date hereof, no member of the Actavis Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Actavis Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, an Actavis Material Adverse Effect. To the knowledge of Actavis, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Actavis Group, except for those the formation of which would not have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)

Except as set forth in Section 6.2(o)(ii) of the Actavis Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Actavis Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(p)

Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, either Actavis or a Subsidiary of Actavis owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Actavis, threatened claims against Actavis or its Subsidiaries by any person alleging infringement by Actavis or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, to the knowledge of Actavis, the conduct of the businesses of Actavis and its Subsidiaries does not infringe upon any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Actavis nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Actavis or any Subsidiary as of the date hereof (such property collectively, the “Actavis Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, either Actavis or a Subsidiary of Actavis has good and valid title to such Actavis Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Actavis or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Actavis or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), “Actavis Permitted Lien”). As of the date hereof, neither Actavis nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Actavis there is no threatened, condemnation proceeding with respect to any Actavis Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, (A) each material lease, sublease and other agreement under which Actavis or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Actavis and its Subsidiaries are conducted as of the date hereof (the “Actavis Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Actavis or, if applicable, its Subsidiary or, to the knowledge of Actavis, the landlord thereunder exists with respect to any Actavis Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, Actavis and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Actavis Leased Real Property, free and clear of all Liens, except for Actavis Permitted Liens. As of the date hereof, neither Actavis nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Actavis, there is no threatened, condemnation proceeding with respect to any Actavis Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(r)

Opinion of Financial Advisors. The Actavis Board has received an opinion from each of Bank of America Merrill Lynch and Greenhill & Co., dated the date of this Agreement, as to the fairness, from a financial point of view, of the Merger Consideration (taking into account the Acquisition) to the Actavis Shareholders.

(s)

Required Vote of Actavis Shareholders. The Actavis Shareholder Approval is the only vote of holders of securities of Actavis which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Actavis Distributable Reserves Resolution by the Actavis Shareholders).

(t)	Material Contracts.

(i)

Except for this Agreement or any contracts filed as exhibits to the Actavis SEC Documents, as of the date hereof, neither Actavis nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2(t)(i), other than Actavis Benefit Plans, being referred to herein as “Actavis Material Contracts”).

(ii)

Neither Actavis nor any Subsidiary of Actavis is in breach of or default under the terms of any Actavis Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. To the knowledge of Actavis, as of the date hereof, no other party to any Actavis Material Contract is in breach of or default under the terms of any Actavis Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, each Actavis Material Contract is a valid and binding obligation of Actavis or the

Subsidiary of Actavis which is party thereto and, to the knowledge of Actavis, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)

Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Actavis and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Actavis nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(v)

Finders or Brokers. Except for Bank of America Merrill Lynch and Greenhill & Co., neither Actavis nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(w)

Financing. At the date of the Effective Time, Holdco will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to make all required payments payable in connection with the transactions contemplated under this Agreement, including (x) the refinancing of any indebtedness in connection therewith and (y) those payments required under the Warner Chilcott Equity Award Holder Proposal.

(x)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have an Actavis Material Adverse Effect:

(i)

neither Actavis nor any Actavis Subsidiary, nor any director, manager or employee of Actavis or any Actavis Subsidiary has in the last five (5) years, in connection with the business of Actavis or any Actavis Subsidiary, itself or, to Actavis’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Actavis or any Actavis Subsidiary, taken any action in violation of the FCPA, since 1 July 2011 the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Actavis nor any Actavis Subsidiary, nor any director, manager or employee of Actavis or any Actavis Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Actavis or any Actavis Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and since 1 July 2011 only the Bribery Act;

(iii)

Actavis and every Actavis Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Actavis and every Actavis Subsidiary as required by the FCPA in all material respects; and

(iv)	no officer, director, or employee of Actavis or any Actavis Subsidiary is a Government Official.

(y)

No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Actavis in connection with the Completion pursuant to Condition 5(c), Warner Chilcott acknowledges that neither Actavis nor any Representative of Actavis makes any other express or implied representation or warranty with respect to Actavis or with respect to any other information provided or made available to Warner Chilcott in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Warner Chilcott or to Warner Chilcott’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)

Each of Warner Chilcott and Actavis shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning. Notwithstanding the foregoing, neither Warner Chilcott nor Actavis shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)

The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

(c)	The Parties agree that, prior to Completion:

(i) Warner Chilcott shall, and shall cause its Subsidiaries and shall direct its Representatives to, promptly, and in any event within three (3) Business Days, remit to the General Counsel of Actavis all significant mail, correspondence, notices, filings, records, documentation or other written (or descriptions of material oral) communications received by them relating to the Specified Matters;

(ii) Warner Chilcott shall keep Actavis reasonably informed of all material changes or developments with respect to the Specified Matters, including without limitation any settlement related discussions, and to promptly provide any information reasonably requested by Actavis in relation to the Specified Matters;

(iii) to the extent permissible, Actavis shall be entitled, at its sole cost and expense, to participate in and consult in good faith with respect to all significant actions, decisions (including the bringing of claims or counter-claims and the entry into settlements) and negotiations relating to the Specified Matters and the defense thereof, including in connection with sending notices or executing documentation (including dispute or objection notices, settlements, pleadings or other documentation), and otherwise in defending the Specified Matters, and Warner Chilcott shall, and shall cause its Subsidiaries and shall direct its Representatives to, reasonably cooperate and consult with Actavis in connection with the foregoing, provided that to the extent (and solely to such extent) it is not practicable to comply with the foregoing due to exigent circumstances Warner Chilcott shall instead promptly inform Actavis of any such actions, decisions or negotiations;

(iv) Actavis shall have the right to review, consent to and approve (which approval shall not be unreasonably withheld, conditioned or delayed) any significant decisions with respect to the defense of the Specified Matter and any Actions related thereto, including, without limitation, any discussions relating to the settlement of the Specified Matters; and

(v) in furtherance of and not in limitation of the foregoing, in no event will Warner Chilcott consent to the entry of any judgment or enter into any settlement with respect to the Specified Matters without the prior written consent of Actavis which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that any refusal to provide consent due to material restrictions upon the businesses of Holdco from and after Completion shall not be deemed unreasonable);

provided, that nothing in this Section 7.1(c) shall require Warner Chilcott or any of its Subsidiaries or Representatives to share any information or take any action to the extent (but solely to such extent) in the opinion of outside counsel to Warner Chilcott (following consultation with outside counsel for Actavis) (1) the joint defense privilege is not reasonably likely to apply, and (2) such action is reasonably likely to cause a risk of a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege or could constitute a violation of any applicable Law.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)

Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Warner Chilcott, Actavis and each Actavis Merger Party shall use all reasonable endeavours to:

(i)

take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition) as promptly as practicable;

(ii)

as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Warner Chilcott or Actavis or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition);

(iii)

as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition), including (A) under the HSR Act no later than 15 Business Days after the date hereof (or later if mutually agreed by the Parties), (B) under any other Antitrust Laws or foreign investment Laws, (C) under the Takeover Rules and the Act or (D) as required by the High Court; and

(iv)

as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Warner Chilcott or Actavis or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Warner Chilcott or Actavis or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition) under any contract or agreement.

(d)

Subject to the terms and conditions hereof, including Clause 7.2(h), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition) under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, Actavis shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Warner Chilcott is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)

Subject to the provisos in Clause 7.2(d), Actavis and Warner Chilcott shall (i) promptly advise each other of (and Actavis or Warner Chilcott shall so advise with respect to communications received by any Subsidiary of Actavis or Warner Chilcott, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Warner Chilcott or Actavis or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Actavis shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without considering in good faith the views of Warner Chilcott and Warner Chilcott shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Actavis, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

(f)

Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition and the Merger.

(g)

In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the date that is one year after the date of this Agreement, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the date that is one year after the date of this Agreement, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, Actavis and Warner Chilcott agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Actavis or Warner Chilcott (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Actavis or Warner Chilcott (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Actavis or Warner Chilcott or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Actavis’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Actavis or Warner Chilcott (including any of their respective Subsidiaries) or any equity interest in any joint venture held by Actavis or Warner Chilcott (or any of their respective Subsidiaries), in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist Actavis in complying with its obligations set forth in this Clause 7.2, Warner Chilcott shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Actavis to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Warner Chilcott’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Warner Chilcott or any of its Subsidiaries or any equity interest in any joint venture held by Warner Chilcott or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Actavis or Warner Chilcott (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Acquisition and the Merger, Holdco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Holdco (following consummation of the Acquisition and the Merger).

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Warner Chilcott or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Warner Chilcott or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Warner Chilcott and its Subsidiaries or in any agreement to which Warner Chilcott or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Warner Chilcott or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this

Clause 7.3(a) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Warner Chilcott and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(b)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Actavis or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Actavis or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Actavis and its Subsidiaries or in any agreement to which Actavis or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Actavis or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Actavis and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(c)

At and after the Effective Time, each of Holdco and Warner Chilcott shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Warner Chilcott or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Warner Chilcott or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Warner Chilcott Indemnified Party” and, collectively, the “Warner Chilcott Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Warner Chilcott Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Warner Chilcott or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Warner Chilcott or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)

At and after the Merger Effective Time, each of Holdco and Actavis shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Actavis or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Actavis or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Actavis Indemnified Party” and, collectively, the “Actavis Indemnified Parties” and, collectively with the Warner Chilcott Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Actavis Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Actavis or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Actavis or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)

For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Warner Chilcott and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Warner Chilcott may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Warner Chilcott) under Warner Chilcott’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Warner Chilcott’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Warner Chilcott’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Warner Chilcott’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Warner Chilcott prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)

For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Actavis and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Actavis may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Actavis) under Actavis’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Actavis’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Actavis’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Actavis’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Actavis prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)

The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Warner Chilcott or any of its Subsidiaries or the Organisational Documents of Actavis or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)

In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)

For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Warner Chilcott Employee (i) base compensation that is no less favourable to such Warner Chilcott Employee than the base compensation provided to such Warner Chilcott Employee prior to the Effective Time; (ii) a cash bonus opportunity in accordance with the Bonus Opportunity set forth in Section 7.4(a) of the Warner Chilcott Disclosure Schedule; and (iii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Actavis employees under Holdco’s and Actavis’s compensation and benefit plans and programs, or (B) to those provided to such Warner Chilcott Employee immediately prior to the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, Holdco shall provide, or shall cause to be provided, during the 18-month period following the Effective Time, severance benefits in accordance with the Severance Benefits Formula set forth in Section 7.4(a) of the Warner Chilcott Disclosure Schedule, giving full credit for each Warner Chilcott Employee’s length of all service with the Warner Chilcott Group and its predecessors prior to the Effective Time and all service with Holdco and its Affiliates following the Effective Time.

(b)

For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Actavis providing benefits to any Warner Chilcott Employee after the Effective Time (the “New Plans”), each Warner Chilcott Employee shall be credited with his or her years of service with the Warner Chilcott Group and its predecessors before the Effective Time, to the same extent as such Warner Chilcott Employee was entitled, before the Effective Time, to credit for such service under any similar Warner Chilcott Benefit Plan in which such Warner Chilcott Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to any benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Warner Chilcott Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Warner Chilcott Benefit Plan in which such Warner Chilcott Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Warner Chilcott Employee, Holdco shall use reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)

Holdco and Actavis hereby acknowledge that a “change of control” (or similar phrase) for the purpose of each Warner Chilcott Benefit Plan set forth on Schedule 7.4(c) will occur at or immediately prior to the Effective Time.

(d)

Actavis and Warner Chilcott shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Warner Chilcott or any Subsidiary of Warner Chilcott in accordance with all applicable Laws and bargaining agreements, if any.

(e)

Nothing in this Agreement shall confer upon any Warner Chilcott Employee any right to continue in the employ or service of Holdco or Actavis or any Affiliate of Actavis, or shall interfere with or restrict in any way the rights of Holdco or Actavis or any Affiliate of Actavis, which rights are hereby expressly reserved, to discharge or terminate the services of any Warner Chilcott Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, and without narrowing the provisions of Clause 10.14, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Warner Chilcott Benefit Plan or employee benefit plan of Holdco, Actavis, or (y) create any third party rights in any current or former service provider or employee of Holdco, Actavis, Warner Chilcott or any of their respective Affiliates (or any beneficiaries or dependents thereof).

7.5	Tax Matters

(a)

Prior to the Effective Time, and, if the tax opinion of Davis Polk & Wardwell LLP referred to in Clause 7.5(b) below is obtained, following the Effective Time, none of Actavis, Holdco, Warner Chilcott or any of their Subsidiaries shall with knowledge take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to the Effective Time, Actavis, Holdco, Warner Chilcott and their respective Subsidiaries shall use all reasonable endeavours to take or cause to be taken any action necessary for the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the tax opinion of Davis Polk & Wardwell LLP referred to in Clause 7.5(b) below is obtained, then each of Holdco and Warner Chilcott will report the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme as a “reorganization” within the meaning of Section 368(a) of the Code for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)

Warner Chilcott shall use reasonable endeavours to obtain a tax opinion of Davis Polk & Wardwell LLP, counsel to Warner Chilcott, dated the Effective Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the

Code. Such counsel shall be entitled to rely upon, and Warner Chilcott and Holdco shall use reasonable endeavours to provide, customary representation letters from each of Holdco and Warner Chilcott, in each case, in form and substance reasonably satisfactory to such counsel and to Actavis, dated as of the Effective Date.

7.6	Stock Exchange Listing

Holdco and Actavis shall use all reasonable endeavours to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Completion Date.

7.7	Holdco Board of Directors

Actavis and the Actavis Board and Holdco and the Holdco Board shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be no more than twelve, and such board of directors shall upon the Effective Time consist of (i) no more than seven individuals of the Actavis Board as of immediately prior to the Effective Time and (ii) five individuals who shall be members of the Warner Chilcott Board as of the date of this Agreement, to be selected by the Governance Committee of the Actavis Board pursuant to the director nomination process set forth in Actavis’s proxy statement on Schedule 14A filed with the SEC on March 29, 2013; provided, however, that upon written notice from Actavis to Warner Chilcott, only four individuals who shall be members of the Warner Chilcott Board as of the date of this Agreement shall be designated to the Holdco Board, and the remaining position on the Holdco Board shall be filled by a new independent director to be selected by the Governance Committee of the Actavis Board. In the event that, prior to the Effective Time, any designee of Warner Chilcott to the Holdco Board is unable to serve on such board of directors, a replacement shall be similarly selected by the Governance Committee of the Actavis Board from the existing members of the Warner Chilcott Board as designated by Warner Chilcott.

7.8	Financing

(a)

From and after the date hereof, in a timely manner so as not to delay the Completion, the Actavis Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing. The Actavis Parties shall keep Warner Chilcott informed on a reasonably current basis of the status of their efforts to arrange the Financing, including providing copies of all executed credit agreements; provided that in no event will the Actavis Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Actavis Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

(b)

Notwithstanding anything contained in this Agreement to the contrary, the Actavis Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the Actavis Parties obtaining the Financing or any other financing.

7.9	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Warner Chilcott and Actavis shall take all such steps as may be required to cause (a) any disposition of Warner Chilcott Shares or Actavis Shares (including derivative securities with respect to Warner Chilcott Shares or Actavis Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Warner Chilcott or Actavis immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Actavis Shares or Warner Chilcott Shares (including derivative securities with respect to Holdco Shares, Actavis Shares or Warner Chilcott Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10	Financing Cooperation

(a)

Until the Completion, Warner Chilcott shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting, of Warner Chilcott and its Subsidiaries to use their reasonable best efforts, to provide to Actavis and its Subsidiaries such assistance as may be reasonably requested by Actavis that is customary in connection with the arranging, obtaining and syndication of the Financing, including (i) participating in and assisting with the syndication or other marketing of the Financing, including, but not limited to, (A) the direct participation by the senior management of Warner Chilcott in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (B) assisting with the preparation of materials for offering documents, private placement memoranda, bank information memoranda, prospectuses(collectively, “Marketing Material”) and due diligence sessions related thereto and (C) the delivery of customary authorization letters, confirmations, and undertakings in connection with the Marketing Material; (ii) timely furnishing Actavis and its Financing Sources with financial and other information that is reasonably available to or readily obtainable by the Company (collectively, the “Financing Information”) with respect to business, operations, financial condition, projections and prospects regarding Warner Chilcott and its Subsidiaries as may be reasonably requested by Actavis or its Financing Sources and are customary to assist in preparation of Marketing Material, including all financial statements and financial and other data in respect of Warner Chilcott and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-3 under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), including audits thereof to the extent so required (which audits shall be unqualified; provided that Actavis acknowledges that no audits other than those set forth in the Scheme Document, the Joint Proxy Statement or the Form S-4 are required); (iii) providing to legal counsel and its independent auditors such documents and other information relating to Warner Chilcott and its Subsidiaries as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to the Financing; (iv) causing its independent auditors to cooperate with the Financing and using reasonable best efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of Warner Chilcott and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing; (v) using reasonable best efforts to obtain Warner Chilcott’s independent auditors’ customary comfort letters and assistance with the due diligence activities of the Financing Sources; (vi) using reasonable best efforts to ensure that the Financing benefits from the existing lender relationships of Warner Chilcott and its Subsidiaries; (vii) participation by senior management of Warner Chilcott in the execution and delivery of the definitive documentation in connection with the Financing to which any member of the Warner Chilcott Group is a party; (viii) taking such actions that are reasonably requested by Actavis or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (ix) providing documents reasonably requested by Actavis or the Financing Sources relating to the repayment, refinancing or amendment of any indebtedness or other obligations of Warner Chilcott or any of its Subsidiaries to be repaid, refinanced or otherwise amended on the Completion Date and the release of related liens and/or guarantees effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness, in each case in accordance with the terms of the definitive documents governing such indebtedness; (x) procuring consents to the reasonable use of all of Warner Chilcott’s logos in connection with the Financing; and (xi) providing such documentation and other information about Warner Chilcott and its Subsidiaries as is reasonably requested in writing by Actavis reasonably in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that (A) none of Warner Chilcott nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by Actavis upon request by Warner Chilcott under Clause 7.10(b)) in connection with the Financing prior to the Completion Date (or, without limitation of the foregoing, execute any definitive financing documents (except customary secretary and officer certificates or similar customary certificates, which will not be effective prior to the Completion Date, and the authorization letter delivered pursuant to the foregoing clause (i)(C)) prior to the Completion Date or any other agreement, certificate, document or instrument that would be effective prior to the Completion), (B) the Warner Chilcott Board and officers of Warner Chilcott and the directors and officers of the Subsidiaries of Warner Chilcott shall not be required prior to the Completion Date to (i) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained or (ii) take any corporate actions to permit the consummation of the Financing, and (C) nothing in this Clause 7.10(a) shall (I) require cooperation to the extent that it would interfere unreasonably with the business or operations of Warner Chilcott or its Subsidiaries or (II) require Warner Chilcott or any of its Subsidiaries or Representatives to take any action that would cause a risk of loss of privilege, if Warner Chilcott shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. Actavis shall cause all non-public or other confidential information provided by or on behalf of Warner Chilcott or any of its Subsidiaries or Representatives pursuant to this Clause 7.10 to be kept confidential in accordance with the Confidentiality Agreement.

(b)

Actavis shall, promptly upon request by Warner Chilcott, reimburse Warner Chilcott for all reasonable documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by Warner Chilcott in connection with such cooperation and shall indemnify and hold harmless Warner Chilcott, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them in connection with this Clause 7.10 (other than to the extent resulting from (x) information provided by Warner Chilcott or its Subsidiaries in accordance with the terms hereof or (y) Warner Chilcott’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence).

7.11	Creation of Distributable Reserves

(a)

Unless Actavis and Warner Chilcott otherwise agree, (i) Actavis shall use all reasonable endeavours to submit to the vote of the Actavis Shareholders at the Actavis Shareholders Meeting a resolution (the “Actavis Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Warner Chilcott shall use all reasonable endeavours to submit to the vote of the Warner Chilcott Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Warner Chilcott Distributable Reserves Resolution”).

(b)

The Parties agree that none of the approval of the Actavis Distributable Reserves Resolution, the approval of the Warner Chilcott Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

(c)

Subject to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders, Actavis and Holdco shall:

(i)

prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under Section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

7.12	Certain Holdco Shareholder Resolutions

Prior to Completion, Actavis and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(a)	the reregistration of Holdco as a public limited company;

(b)	the acquisition of ordinary shares of Holdco denominated in euro; and

(c)	the purchase of its own shares and reissue of treasury shares.

7.13	Holdco’s Obligations

Actavis agrees that it will (i) cause Holdco to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of Holdco under this Agreement.

7.14	Transaction Litigation

Subject to any fiduciary duties of the board of directors of Warner Chilcott or any of its Subsidiaries, Warner Chilcott shall consult and cooperate with Actavis in Warner Chilcott’s defence or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Warner Chilcott or any of its Affiliates are adverse to those of Actavis, any Actavis Merger Party or any of their respective Affiliates) against Warner Chilcott or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement, and Warner Chilcott agrees that it will not settle or compromise any such litigation without the written consent of Actavis, such consent not to be unreasonably withheld or delayed.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1	Completion

(a)	Completion Date:

(i)

Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition).

(ii)	Completion shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022.

(b)	On or prior to Completion:

(i)

Warner Chilcott shall procure that a meeting of the Warner Chilcott Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to Holdco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Warner Chilcott provided for in the Scheme;

(B)	the removal of the directors of Warner Chilcott as Holdco shall determine; and

(C)	the appointment of such persons as Holdco may nominate as the directors of Warner Chilcott.

(ii)

Actavis shall procure the consummation of the steps set out on Exhibit 8.1(b)(ii) in accordance therewith; provided, however, that Actavis shall have the right to implement reasonable modifications to the steps set forth in such exhibit, subject to the consent of Warner Chilcott which consent shall not be unreasonably delayed, conditioned or withheld; and provided, further, that the procedures set forth on Exhibit 8.1(b)(ii) regarding review and approval of the instruments in Steps 9 and 11 shall control for purposes of such instruments.

(c)	On Completion:

(i)

Holdco shall, in respect of each Warner Chilcott Share subject to the Scheme, issue 0.160 (the “Exchange Ratio”) of a Holdco Share (the “Share Consideration” and, together with any cash in lieu of Fractional Entitlements due to a Warner Chilcott Shareholder, the “Scheme Consideration”) to the applicable Warner Chilcott Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Warner Chilcott Shareholders under this Clause 8.1(c)(i), and all Fractional Entitlements that would otherwise have been due to any Warner Chilcott Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Warner Chilcott Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled; in each case, in accordance with the Scheme; and

(ii)	Warner Chilcott shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Warner Chilcott in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Warner Chilcott or the Warner Chilcott Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Warner Chilcott to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

(iii)

Warner Chilcott shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)

Actavis and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

(d)	Exchange of Warner Chilcott Shares

(i)

Exchange Agent. On or immediately after the Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Warner Chilcott Shareholders, (i) evidence of shares in book entry form representing the aggregate Share Consideration and (ii) cash in lieu of Fractional Entitlements due to a Warner Chilcott Shareholder. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Warner Chilcott Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Warner Chilcott Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Warner Chilcott Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Warner Chilcott Shares in exchange for payment of the Scheme Consideration therefor. Upon surrender of Warner Chilcott Shares, which at the Effective Time were cancelled and converted into the right to receive the Scheme Consideration, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Warner Chilcott Shares shall be entitled to receive in exchange therefor: (a) the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to

Clause 8.1(c)(i) and (b) that number of Holdco Shares into which such holder’s properly surrendered Warner Chilcott Shares were converted pursuant to Clause 8.1(c)(i). No interest shall be paid or shall accrue for the benefit of holders of the Warner Chilcott Shares on the Scheme Consideration payable in respect of the Warner Chilcott Shares.

(iii)

Termination of Warner Chilcott Exchange Fund. Any portion of the Warner Chilcott Exchange Fund which has not been transferred to the holders of Warner Chilcott Shares as of the one-year anniversary of the Effective Time shall be delivered to Holdco or its designee, upon demand. Any holder of Warner Chilcott Shares who has not complied with this Clause 8.1(d) prior to the one-year anniversary of the Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Scheme Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(iv)

No Liability. None of the Actavis Merger Parties, Actavis or Warner Chilcott or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Warner Chilcott Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)

Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Warner Chilcott Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by Holdco or the Exchange Agent with respect to any Person, Holdco shall be treated as having satisfied its obligation to deliver the Scheme Consideration in full to such Person by delivering the Scheme Consideration net of such withheld amounts and such Person shall not have any claim or entitlement with respect to the Scheme Consideration attributable to such withheld amounts.

8.2	Merger

(a)

Completion of Merger. The Merger shall be conditioned only upon the concurrent consummation and implementation of the Scheme and the Acquisition. On Completion, and in accordance with the NGCL, MergerSub shall be merged with and into Actavis at the Merger Effective Time (as defined in Clause 8.2(b)). Following the Merger, the separate corporate existence of MergerSub shall cease and Actavis shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, each outstanding share of the Surviving Corporation shall be owned by U.S. Holdco and the Surviving Corporation shall become an indirect, wholly owned subsidiary of Holdco.

(b)	Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the NGCL shall be duly executed by

Actavis and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the Secretary of State of the State of Nevada (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Nevada or at such later time as may be designated jointly by Actavis and Warner Chilcott and specified in such Certificate of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)

Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Actavis and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Actavis and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)

Governing Documents. The Articles of Incorporation and Regulations of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the Articles of Incorporation and Regulations of MergerSub as in effect immediately prior to the Merger Effective Time, except for the incorporator and except that the Surviving Corporation shall retain Actavis’s name.

(e)

Officers and Directors. From and after the Merger Effective Time, the officers of Actavis immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time.

(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)

Conversion of Actavis Common Stock. Each Actavis Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Holdco Share from U.S. Holdco and any cash in lieu of Fractional Entitlements due to an Actavis Shareholder (the “Merger Consideration”); provided, however, that no Fractional Entitlements shall be due from U.S. Holdco to any Actavis Shareholders under this Clause 8.2(f)(i), and all Fractional Entitlements that would otherwise have been due to any Actavis Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Actavis Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Actavis Shares (the “Actavis Certificates”) and each holder of record of a non-certificated outstanding Actavis Share represented by book entry (“Actavis Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Actavis Shares represented by such Actavis Certificate or Actavis Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Clause 8.2(g).

(ii)

MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one hundred (100) fully paid and nonassessable shares of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by U.S. Holdco.

(iii)

Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(iv)

Actavis-Owned Shares. Each Actavis Share held by Actavis as treasury stock or owned by Actavis immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)

Exchange Agent. At the Merger Effective Time, U.S. Holdco shall deposit with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing all of the Holdco Shares in issue immediately prior to the Merger Effective Time (other than the Holdco Subscriber Shares). All certificates representing Holdco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Actavis Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of an Actavis Certificate and to each holder of record of an Actavis Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Actavis Certificates shall pass, only upon delivery of the Actavis Certificates to the Exchange Agent or, in the case of Actavis Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Actavis Certificates and Actavis Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Actavis Certificates or Actavis Book Entry Shares (as applicable) for cancellation to the Exchange

Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Actavis Certificates or Actavis Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Holdco Shares into which such holder’s Actavis Shares represented by such holder’s properly surrendered Actavis Certificates or Actavis Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Actavis Certificates or Actavis Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(viii)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iii) and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(f)(i). No interest shall be paid or shall accrue for the benefit of holders of the Actavis Certificates or Actavis Book Entry Shares on the Merger Consideration payable in respect of the Actavis Certificates or Actavis Book Entry Shares.

(iii)

Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Actavis Certificate is registered, it shall be a condition of payment or issuance that the Actavis Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Actavis Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Actavis Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Actavis Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Actavis Certificate the applicable Merger Consideration payable in respect of the Actavis Shares represented by the Actavis Certificate pursuant to this Clause 8.2.

(iv)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Actavis Certificate or Actavis Book Entry Shares (as applicable) with respect to the Actavis Shares represented thereby until such Actavis Certificate or Actavis Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of any such Actavis Certificate or Actavis Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Holdco Shares to which such record holder was entitled pursuant to this

Clause 8.2 and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(f)(i), (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)

No Further Ownership Rights in Actavis Shares. Until surrendered as contemplated hereby, each Actavis Certificate or Actavis Book Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Actavis converted in the Merger. At the Merger Effective Time, the stock transfer books of Actavis shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Actavis Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Actavis Certificates or Actavis Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)

Termination of Actavis Exchange Fund. Any portion of the Actavis Exchange Fund which has not been transferred to the holders of Actavis Certificates or Actavis Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Actavis Certificates or Actavis Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)

No Liability. None of the Actavis Merger Parties, Actavis or Warner Chilcott or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Actavis Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)

Withholding. U.S. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Actavis Shares immediately prior to the Merger Effective Time such amounts as U.S. Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by U.S. Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.3	Actavis Share Awards

(a)	The Actavis Board or the appropriate committee thereof shall take all action necessary so that:

(i)

Each option or other right to acquire Actavis Shares granted under any Actavis Share Plan (an “Actavis Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire Actavis Shares and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Actavis Share Option (but taking into account any changes thereto provided for in the applicable Actavis Share Plan, in any applicable award agreement or in such option), that number of Holdco Shares equal to the number of Actavis Shares subject to such Actavis Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Actavis Share Option immediately prior to the Effective Time;

(ii)

Each issued and outstanding Actavis Share subject to vesting or other lapse of restrictions pursuant to the Actavis Share Plans immediately prior to the Effective Time (a “Restricted Actavis Share”) shall, as of the Effective Time, cease to represent a right to acquire an Actavis Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Actavis Share in respect of which it was issued; and

(iii)

Each stock-based award, other than an Actavis Share Option or Restricted Actavis Share (“Other Actavis Share-Based Awards”), granted under any Actavis Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Actavis Shares and shall be converted into an award based on a number of Holdco Shares equal to the number of Actavis Shares covered by such Other Actavis Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Actavis Share-Based Award in respect of which it was issued.

(b)

As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Actavis Share Plans, and the agreements evidencing the grants of such Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)

Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards assumed by it in accordance with this Clause 8.3. As of the Effective Time, if requested by Actavis prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Actavis equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Actavis equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Actavis Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Actavis Share Plan complied with such rule prior to the Merger.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Warner Chilcott or Actavis if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Actavis Shareholders Meeting shall have been completed and the Actavis Shareholder Approval shall not have been obtained;

(ii)

by either Warner Chilcott or Actavis if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)	by either Warner Chilcott or Actavis if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(iv)

by either Warner Chilcott or Actavis if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(v)	by Warner Chilcott, if any Actavis Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the date that is nine months after the date of this Agreement, provided that, Warner Chilcott shall have given Actavis written notice, delivered at least 30 days prior to such termination, stating Warner Chilcott’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach or failure shall not have been remedied as of 30 days following the delivery of such written notice;

(vi)

by Actavis, if Warner Chilcott shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the date that is nine months after the date of this Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach or failure shall not have been remedied as of 30 days following the delivery of such written notice;

(vii)	by Actavis, in the event that a Warner Chilcott Change of Recommendation shall have occurred;

(viii)	by Warner Chilcott, in the event that an Actavis Change of Recommendation shall have occurred;

(ix)	by Warner Chilcott, pursuant to Clause 5.3(i)(i); and

(x)	by mutual written consent of Warner Chilcott and Actavis.

(b)

Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement or Clause 9.2. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)

Actavis becoming entitled to an Actavis Reimbursement Payment, neither Warner Chilcott nor any of its Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Actavis Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Actavis, its Representatives or its shareholders; or

(ii)	Warner Chilcott becoming entitled to the Reverse Termination Payment, none of the Actavis Parties nor any of their Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Reverse Termination Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to any of the Warner Chilcott Parties or their Representatives or shareholders. Notwithstanding anything to the contrary contained herein, none of the Warner Chilcott Parties or their Representatives or shareholders (other than the Actavis Parties) shall have any rights or claims against any Financing Source in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any of the Warner Chilcott Parties or their Representatives or shareholders (other than the Actavis Parties) in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Acquisition, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2	Certain Effects of Termination

In the event of a Specified Termination, then Actavis shall pay to Warner Chilcott one hundred sixty million dollars ($160,000,000) (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter; provided, that in the event that an Actavis Change of Recommendation shall have occurred and Warner Chilcott shall not have terminated this Agreement within five Business Days thereafter in accordance with Clause 9.1(a)(viii), the amount of the Reverse Termination Payment shall be reduced by the amount of the documented, specific and quantifiable third party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, arranging financing, in each case solely to the extent incurred from and after the date of the Actavis Change of Recommendation, up to a maximum reduction of the Reverse Termination Payment of fifty-one million dollars ($51,000,000).

“Specified Termination” means:

(a)	this Agreement is terminated: by Warner Chilcott for the reason that the Actavis Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Warner

Chilcott), or proposes publicly to withdraw (or modify in any manner adverse to Warner Chilcott), the Actavis Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Actavis Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Actavis to Warner Chilcott of notice or information in connection with an Actavis Alternative Proposal or Actavis Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 9.2(a)).

(b)	all of the following occur:

(i)

prior to the Actavis Shareholders Meeting, an Actavis Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Actavis Alternative Proposal and, in each case, not publicly withdrawn at the time this Agreement is terminated under the circumstances specified in Clause 9.2(b)(ii) (it being understood that, for purposes of this Clause 9.2(b)(i) and Clause 9.2(b)(iii) below, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”); and

(ii)

this Agreement is terminated by either Warner Chilcott or Actavis for the reason that the Actavis Shareholders Meeting shall have been completed and the Actavis Shareholder Approval shall not have been obtained; and

(iii)

a definitive agreement providing for an Actavis Alternative Proposal is entered into within nine months after such termination (regardless of whether such Actavis Alternative Proposal is the same Actavis Alternative Proposal referred to in Clause 9.2(b)(i)) and such Actavis Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)

prior to the Actavis Shareholders Meeting, an Actavis Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Actavis Alternative Proposal and, in each case, not publicly withdrawn at the time this Agreement is terminated under the circumstances specified in Clause 9.2(c)(ii) (it being understood that, for purposes of this Clause 9.2(c)(i) and Clause 9.2(c)(iii) below, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”); and

(ii)

this Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to Warner Chilcott’s obligation to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Warner Chilcott shall have given Actavis written notice, delivered at least 30 days prior to such termination, stating Warner Chilcott’s intention to terminate this Agreement for such reason and the basis for such termination (provided that this Clause 9.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)

an Actavis Alternative Proposal is consummated, or a definitive agreement providing for an Actavis Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Actavis Alternative Proposal is the same Actavis Alternative Proposal referred to in Clause 9.2(c)(i)).

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Actavis and Warner Chilcott shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Actavis that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)

Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Actavis, to:

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Fax:              +1 (862) 261-8043

Attention:     Chief Legal Officer - Global

with copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Fax:              +1 (714) 540-1235

Attention:	Charles Ruck

 R. Scott Shean

 Stephen B. Amdur

and

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Fax:              +353 1 232 320

Attention:     Patrick Spicer

 George Brady

(ii)	if to Warner Chilcott, to:

Warner Chilcott

100 Enterprise Drive

Rockaway, New Jersey 07866

Fax:              +1 (973) 442-3310

Attention:     General Counsel

with copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Fax:              (212) 701-3800

Attention:     Michael Davis

 H. Oliver Smith

and

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2, Ireland

Fax:              +353 (0) 1 618 0618

Attention:     Geoff Moore

 Maura McLaughlin

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)

if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 pm (addressee’s local time), shall be deemed to have been received at 9:00 am (addressee’s local time) on the next Business Day).

10.3	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that Actavis may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Actavis of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Warner Chilcott Shareholders or the Actavis Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Warner Chilcott Shareholders or the Actavis Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Clause 10.5 and Clauses 9.1(c)(ii), 10.13(c) and 10.13(d) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Clauses) and the definition of “Warner Chilcott Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.5 and shall be entitled to the protections of the provisions contained in this Clause 10.5 as if they were a party to this Agreement).

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Actavis and Warner Chilcott in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Actavis and Warner Chilcott with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

(a)

If any term, provision, covenant or condition of this Agreement or the Acquisition (including any such term, provision, covenant or condition that is expressly subject to the consent of a Relevant Authority) is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable law.

(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)

Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one half by Warner Chilcott),

(b)

the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Warner Chilcott Shareholders or Actavis Shareholders pursuant SEC rules or the Takeover Rules (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one-half by Warner Chilcott); and

(c)

the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one half by Warner Chilcott);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)

This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Nevada, be governed by, and construed in accordance with, the Laws of the State of Nevada.

(b)

Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c)

Notwithstanding the foregoing, each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction (other than sections 5-1401 and 5-1402 of the New York General Obligations Law) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)

Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement, the Financing, or the performance of services thereunder or related thereto (including any action, proceeding or counterclaim) against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13(c)(i) in any such court described in Clause 10.13(c)(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(d) and shall be entitled to enforce the provisions contained in this Clause 10.13(d) as if they were a party to this Agreement).

10.14	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 7.10;

(c)	as provided in Clause 9.1(c)(ii);

(d)	as provided in Clause 10.5;

(e)	as provided in Clause 10.13(c); and

(f)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Warner Chilcott and the Actavis Parties any rights or remedies under or by reason of this Agreement.

10.15	Non survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal

of WARNER CHILCOTT PLC

/s/ Roger Boissonneault
Name: Roger Boissonneault
Title: President and Chief Executive Officer

/s/ Michael Halstead
Name: Michael Halstead
Title: Senior Vice President, Corporate Development

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ACTAVIS, INC.

/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President and Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ACTAVIS LIMITED by:

/s/ R. Todd Joyce
R. TODD JOYCE

as its lawfully appointed attorney in the presence of:

/s/ Sheldon Hirt
Name: Sheldon Hirt

Morris Corp. Center III,

400 Interpace Parkway

Parsippany, NJ 07054

(Witness’ Address)

Attorney
(Witness’ Occupation)

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ACTAVIS IRELAND HOLDING LIMITED by:

/s/ R. Todd Joyce
R. TODD JOYCE

as its lawfully appointed attorney in the presence of:

/s/ Sheldon Hirt
Name: Sheldon Hirt

Morris Corp. Center III,

400 Interpace Parkway

Parsippany, NJ 07054

(Witness’ Address)

Attorney
(Witness’ Occupation)

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ACTAVIS W.C. HOLDING LLC

/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President and Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

ACTAVIS W.C. HOLDING 2 LLC

/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President and Chief Executive Officer

[Signature Page to Transaction Agreement]

Annex B

APPENDIX III

Conditions of the Acquisition and the Scheme

Part A

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended) (the “Exchange Act”), and are subject to the conditions set out in this announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgement. For purposes of this Appendix III, to the extent the usage of such term is not clear, capitalized terms shall have the meanings set forth in Part C of this Appendix III, save where those capitalized terms are otherwise defined in Appendix II of this announcement.

The Acquisition and the Scheme will be subject to the following conditions:

1.

The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Actavis and Warner Chilcott may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)

the approval of the Scheme by a majority in number of the Warner Chilcott Shareholders representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b)

the EGM Resolutions being duly passed by the requisite majority of Warner Chilcott Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(c)

the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court on or before the End Date (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)

office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.

The Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the approval of the Transaction Agreement by the holders of Actavis Shares as required by the Nevada General Corporation Law and Article I of the Second Amended and Restated Bylaws of Actavis;

(b)

the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Acquisition;

(d)

to the extent that the Acquisition (which the Parties agree is not a concentration within the scope of the EC Merger Regulation) becomes subject to the EC Merger Regulation by virtue of an EU Member State referral:

(i)	the European Commission declares the Acquisition compatible with the common market under Article 6(1)(b), Article 8(1), or Article 8(2) of the EC Merger Regulation; and

(ii)

no formal indication having been made that an EU or EFTA state will take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the EC Merger Regulation in relation to the Acquisition or its financing;

(e)

all required regulatory Clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of (i) Germany, France and, to the extent applicable, Canada and (ii) any other applicable jurisdiction in which Actavis or Warner Chilcott conducts its operations that asserts jurisdiction over the Transaction Agreement, the Acquisition or the Scheme if the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to Holdco (following the consummation of the Acquisition and the Merger);

(f)

no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been entered and shall continue to be in effect; and

(g)	the Form S-4 shall have become effective under the United States Securities Act of 1933 (as amended), and shall not be the subject of any stop order or proceedings seeking any stop order.

4.

The Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, the Actavis Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Actavis) on or before the Sanction Date:

(a) (i)

The representations and warranties of Warner Chilcott set forth in the Transaction Agreement which are identified in Part B, Schedule 1, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Warner Chilcott set forth in the Transaction Agreement which are identified in Part B, Schedule 1, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Warner Chilcott Representations”),

(ii)

the representations and warranties of Warner Chilcott set forth in the Transaction Agreement (other than the Specified Warner Chilcott Representations) which are qualified by a “Warner Chilcott Material Adverse Effect” qualification and which are identified in Part B, Schedule 1, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii)

the representations and warranties of Warner Chilcott set forth in the Transaction Agreement (other than the Specified Warner Chilcott Representations) which are not qualified by a “Warner Chilcott Material Adverse Effect” qualification and which are identified in Part B, Schedule 1, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)

Warner Chilcott shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date; and

(c)

Warner Chilcott shall have delivered to Actavis a certificate, dated as of the Sanction Date and signed by an executive officer of Warner Chilcott, certifying on behalf of Warner Chilcott to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.

Subject to the consent of the Panel(1), the Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, Warner Chilcott’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Warner Chilcott) on or before the Sanction Date:

(a) (i)

The representations and warranties of Actavis set forth in the Transaction Agreement which are identified in Part B, Schedule 2, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Actavis set forth in the Transaction Agreement which are identified in Part B, Schedule 2, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Actavis Representations”),

(ii)

the representations and warranties of Actavis set forth in the Transaction Agreement (other than the Specified Actavis Representations) which are qualified by a “Actavis Material Adverse Effect” qualification and which are identified in Part B, Schedule 2, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii)	the representations and warranties of Actavis set forth in the Transaction Agreement (other than the Specified Actavis Representations) which are not qualified by a “Actavis Material Adverse Effect” qualification and which are identified in Part B, Schedule 2, Section D shall be true and correct at and as of the date of

(1)	This consent has been expressly granted by the Panel.

the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Actavis Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)

The Actavis Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date; and

(c)

Actavis shall have delivered to Warner Chilcott a certificate, dated as of the Sanction Date and signed by an executive officer of Actavis, certifying on behalf of Actavis to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)

Actavis and Warner Chilcott reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver; provided, further, that, notwithstanding the foregoing, Actavis may, (i) with Warner Chilcott’s consent, not to be unreasonably withheld, waive the condition in paragraph 3(e)(i), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties and (ii) after consulting in good faith with Warner Chilcott, waive the condition in paragraph 3(e)(ii), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties);

(b)	Actavis reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4); and

(c)	Warner Chilcott reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to the End Date.

8.

If Actavis is required to make an offer for Warner Chilcott Shares under the provisions of Rule 9 of the Takeover Rules, Actavis may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.

Actavis reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Warner Chilcott Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Warner Chilcott Shares to which such an offer relates and which are not already in the beneficial ownership of Actavis so far as applicable) as those which would apply in relation to the Scheme.

10.

As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

Conditions of the Acquisition and the Scheme

Part B

Schedule 1, Section A

Transaction Agreement Clause Reference
Clause 6.1(b)(i) (Capital)
Clause 6.1(b)(ii) (to the extent relating to shares in the capital of Warner Chilcott) (Capital)
6.1(v) (Finders or Brokers)
The second sentence of Clause 6.1(j) (Absence of Certain Changes or Events)

Schedule 1, Section B

Transaction Agreement Clause Reference
Clause 6.1(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Schedule 1, Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.1(a) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(c)(ii) and Clause 6.1(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.1(f) (No Undisclosed Liabilities)
Clause 6.1(g) (Compliance with Law; Permits)
Clause 6.1(h) Environmental Laws and Regulations
Clause 6.1(i)(i), Clause 6.1(i)(ii) and Clause 6.1(i)(iii) (Employee Benefit Plans)
Clause 6.1(k) (Investigations; Litigation)
Clause 6.1(m) (Regulatory Matters)
Clause 6.1(n) (Tax Matters)
The second and third sentences of Clause 6.1(o)(i) and all of Clause 6.1(o)(ii) (Labour Matters)
Clause 6.1(p) (Intellectual Property)
Clause 6.1(q) (Real Property)
Clause 6.1(t)(ii) (Material Contracts)
Clause 6.1(u) (Insurance)
Clause 6.1(w) (FCPA and Anti-Corruption)

Schedule 1, Section D

Transaction Agreement Clause Reference
Clause 6.1(a) (other than the first sentence) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(b)(ii) (to the extent not relating to shares in the capital of Warner Chilcott), Clause 6.1(b)(iii) and Clause 6.1(b)(iv) (Capital)
Clause 6.1(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.1(d) (Reports and Financial Statements)

Clause 6.1(e) (Internal Controls and Procedures)
Clause 6.1(i)(iv) and Clause 6.1(i)(v) (Employee Benefit Plans)
The first and third sentences of Clause 6.1(j) (Absence of Certain Changes or Events)
Clause 6.1(l) (Information Supplied)
The first sentence of Clause 6.1(o)(i) (Labour Matters)
Clause 6.1(r) (Opinion of Financial Advisor)
Clause 6.1(s) (Required Vote of Warner Chilcott Shareholders)
Clause 6.1(t)(i) (Material Contracts)
Clause 6.1(v) (Finders or Brokers)

Part B

Schedule 2, Section A

Transaction Agreement Clause Reference
Clause 6.2(b)(i) (Capital)
Clause 6.2(b)(ii) (to the extent relating to shares in the capital of Actavis) (Capital)
6.2(v) (Finders or Brokers)
The second sentence of Clause 6.2(j) (Absence of Certain Changes or Events)

Schedule 2, Section B

Transaction Agreement Clause Reference
Clause 6.2(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Schedule 2, Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.2(a) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.2(c)(ii) and Clause 6.2(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)

Clause 6.2(f) (No Undisclosed Liabilities)
Clause 6.2(g) (Compliance with Law; Permits)
Clause 6.2(h) Environmental Laws and Regulations
Clause 6.2(i)(i), Clause 6.2(i)(ii) and Clause 6.2(i)(iii) (Employee Benefit Plans)
Clause 6.2(k) (Investigations; Litigation)
Clause 6.2(m) (Regulatory Matters)
Clause 6.2(n) (Tax Matters)
The second and third sentences of Clause 6.2(o)(i) and all of Clause 6.2(o)(ii) (Labour Matters)
Clause 6.2(p) (Intellectual Property)
Clause 6.2(q) (Real Property)
Clause 6.2(t)(ii) (Material Contracts)
Clause 6.2(u) (Insurance)
Clause 6.2(x) (FCPA and Anti-Corruption)

Schedule 2, Section D

Transaction Agreement Clause Reference
Clause 6.2(a) (other than the first sentence) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.2(b)(ii) (to the extent not relating to shares in the capital of Actavis), Clause 6.2(b)(iii) and Clause 6.2(b)(iv) (Capital)
Clause 6.2(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.2(d) (Reports and Financial Statements)
Clause 6.2(e) (Internal Controls and Procedures)
Clause 6.2(i)(iv) and Clause 6.2(i)(v) (Employee Benefit Plans)
The first and third sentences of Clause 6.2(j) (Absence of Certain Changes or Events)
Clause 6.2(l) (Information Supplied)

The first sentence of Clause 6.2(o)(i) (Labour Matters)
Clause 6.2(r) (Opinion of Financial Advisor)
Clause 6(s) (Required Vote of Actavis Shareholders)
Clause 6.2(t)(i) (Material Contracts)
Clause 6.2(v) (Finders or Brokers)

Conditions of the Acquisition and the Scheme

Part C

For the purpose of these conditions, capitalized terms shall have the meanings set forth in Appendix III to this announcement, as set forth above in these conditions, and:

“Actavis Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Actavis and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Actavis and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Actavis or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Actavis Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of the Transaction Agreement, or (vi) resulting from actions of Actavis or any of its Subsidiaries which Warner Chilcott has expressly requested in writing or to which Warner Chilcott has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Actavis is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Actavis Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is an Actavis Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby or the performance of and the compliance with the Transaction Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Actavis’s representations and warranties in Clause 6.2(c)(iii) of the Transaction Agreement);

“Actavis Parties”, collectively, Actavis, Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Shareholders”, the holders of Actavis Shares;

“Antitrust Laws”, the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade;

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Community”, the European Community;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004;

“EFTA”, the European Free Trade Association;

“End Date”, the date that is nine months after the date of the Transaction Agreement; provided, that if as of such date all conditions (other than paragraphs 2(c), 2(d), 3(c), 3(d) and 3(e) of Part A) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of the Transaction Agreement;

“EU”, the European Union;

“EU Member State”, a state that is party to treaties of the EU and thereby subject to the privileges and obligations of membership to the EU;

“European Commission”, the executive body of the EU responsible for proposing legislation, implementing decisions, and upholding the EU’s treaties;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FDA”, the United States Food and Drug Administration;

“Form S-4”, a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger;

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party;

“High Court”, the High Court of Ireland;

“Holdco Shares”, the ordinary shares of $0.0001 each in the capital of Holdco;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Parties”, Warner Chilcott and the Actavis Parties and “Party” shall mean either Warner Chilcott, on the one hand, or Actavis or the Actavis Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Warner Chilcott Shareholders and, for information only, to Warner Chilcott

Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Warner Chilcott and Actavis shall agree;

“Share Consideration”, means 0.160 of a Holdco Share;

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Warner Chilcott Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Warner Chilcott and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Warner Chilcott and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Warner Chilcott or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Warner Chilcott Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of the Transaction Agreement, or (vi) resulting from actions of Warner Chilcott or any of its Subsidiaries which Actavis has expressly requested in writing or to which Actavis has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Warner Chilcott is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Warner Chilcott Shares on the NASDAQ Global Select Market or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Warner Chilcott Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby or the performance of and the compliance with the Transaction Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Warner Chilcott’s representations and warranties in Clause 6.1(c)(iii) of the Transaction Agreement); and

“US GAAP”, U.S. generally accepted accounting principles.

Annex C

DATED MAY 19, 2013

WARNER CHILCOTT PLC

AND

ACTAVIS, INC.

EXPENSES REIMBURSEMENT AGREEMENT

THIS AGREEMENT is made as a deed on May 19, 2013

BETWEEN:

(1)	Actavis, Inc., a company incorporated in Nevada (hereinafter called “Actavis”), and

(2)

Warner Chilcott plc, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (hereinafter called “Warner Chilcott”).

RECITALS:

(A)

Actavis has agreed to make a proposal to acquire Warner Chilcott on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Warner Chilcott has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Actavis, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

(B)

This Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Warner Chilcott of certain expenses incurred and to be incurred by Actavis for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by Holdco of Warner Chilcott by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the issuance by Holdco of the aggregate Holdco share consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act;

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Actavis”, shall have the meaning given to that term in the Preamble;

“Actavis Parties”, Actavis, Holdco, US Holdco, IrSub and Merger Sub;

“Actavis Payment Events”, shall have the meaning given to that term in Clause 3.2;

“Actavis Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in Clause 3.1;

“Confidentiality Agreement”, the confidentiality agreement between Warner Chilcott and Actavis dated February 15, 2012, as it may be amended from time to time;

“Court Meeting”, the meeting or meetings of the Warner Chilcott Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Warner Chilcott, changes to the articles of association of Warner Chilcott and such other matters as Warner Chilcott reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“High Court”, the High Court of Ireland;

“Holdco”, Actavis Limited, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“IrSub”, Actavis Ireland Holding Limited, a company organized under the laws of Ireland and a wholly owned subsidiary of Holdco;

“MergerSub”, Actavis W.C. Holding 2 LLC, a limited liability company incorporated in Nevada and a wholly owned subsidiary of Holdco;

“Panel”, the Irish Takeover Panel;

“Parties”, Warner Chilcott and Actavis and “Party” shall mean any one of them (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Warner Chilcott Board that Warner Chilcott Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Actavis Parties shall be deemed to be Subsidiaries of Actavis for purposes of the Transaction Agreement);

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes;

“Transaction Agreement”, the transaction agreement dated May 19, 2013 by and among Actavis, Holdco, US Holdco, MergerSub, IrSub and Warner Chilcott;

“US Holdco”, Actavis W.C. Holding LLC, a limited liability company incorporated in Delaware and a wholly owned subsidiary of Holdco;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010;

“Warner Chilcott”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its Associates or any person Acting in Concert with Actavis pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement or takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Warner Chilcott and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Warner Chilcott Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Warner Chilcott Shareholders”, the holders of Warner Chilcott Shares;

“Warner Chilcott Shares”, the ordinary shares of US$0.01 each in the capital of Warner Chilcott; and

“Warner Chilcott Superior Proposal”, a written bona fide Warner Chilcott Alternative Proposal made by any person that the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favourable to the Warner Chilcott Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott Board considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”).

1.2	Construction

(a)

In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)

In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)

In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)

In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)

In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)

In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	ACTAVIS REIMBURSEMENT

3.1

Subject to Clause 2 and to the provisions of this Agreement, Warner Chilcott agrees to pay to Actavis, if any Actavis Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Actavis Reimbursement Payments”); provided that the gross amount payable to Actavis pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Warner Chilcott that is the subject of the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of Warner Chilcott held by Actavis or any Associate of Actavis) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Warner Chilcott to Actavis under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Actavis attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Actavis (or any member of the VAT Group of which Actavis is a member). Upon Actavis becoming entitled to an Actavis Reimbursement Payment, Warner Chilcott shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay Actavis Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Actavis or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

3.2	The “Actavis Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)

by Actavis for the reason that the Warner Chilcott Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Actavis), or proposes publicly to withdraw (or modify in any manner adverse to Actavis), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Warner Chilcott to Actavis of notice or information in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)

by Warner Chilcott, at any time prior to obtaining the Warner Chilcott Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal; or

(b)	all of the following occur:

(i)

prior to the Court Meeting, a Warner Chilcott Alternative Proposal (other than a Warner Chilcott Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(b)(ii) (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

(ii)

the Transaction Agreement is terminated by either Warner Chilcott or Actavis for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)

a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in Clause 3.2(b)(i)) and such Warner Chilcott Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)

prior to the Court Meeting, a Warner Chilcott Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(c)(ii) (it being understood that, for purposes of this Clause 3.2(c)(i) and Clause 3.2(c)(iii) below, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”); and

(ii)

the Transaction Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to the Actavis Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’ intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that this Clause 3.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)

a Warner Chilcott Alternative Proposal is consummated, or a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3	Each request by Actavis for an Actavis Reimbursement Payment shall be:

(a)	submitted in writing to Warner Chilcott no later than 45 calendar days following the occurrence of any of the Actavis Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for an Actavis Reimbursement Payment; and

(c)

subject to satisfactory compliance with Clause 3.2(b), satisfied in full by payment in full by Warner Chilcott to Actavis in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.4

If and to the extent that any relevant Tax Authority determines that any Actavis Reimbursement Payment is consideration for a taxable supply and that Warner Chilcott (or any member of a VAT Group of which Warner Chilcott is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)

the amount payable by Warner Chilcott by way of any Actavis Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)

to the extent that Warner Chilcott has already paid an amount in respect of any Actavis Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Actavis shall repay to Warner Chilcott the portion of the Irrecoverable VAT in excess of the Cap.

4.	GENERAL

4.1

This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3

Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Actavis, to:

Actavis,	Inc.
Morris	Corporate Center III
400 Interpace Parkway
Parsippany,	NJ 07054
Fax:	+1 (862) 261-8043
Attention:	Chief Legal Officer - Global

with copy to:

Latham	& Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Fax:	+1 (714) 540-1235
Attention:	Charles Ruck

R. Scott Shean

Stephen B. Amdur

and

Matheson

70 Sir John Rogerson’s Quay

Dublin	2
Ireland
Fax:	+353 1 232 320
Attention:	Patrick Spicer

George Brady

(ii)	if to Warner Chilcott, to:

Warner Chilcott

100 Enterprise Drive

Rockaway,	New Jersey 07866
Fax:	+1 (973) 442-3310
Attention:	General Counsel

with copy to:

Davis Polk & Wardell LLP

450 Lexington Avenue

New York, NY 10017

Fax:	+1 (212) 701-5800
Attention:	Michael Davis

H. Oliver Smith

and

Arthur	Cox
Earlsfort	Centre
Earlsfort	Terrace
Dublin	2, Ireland
Fax:	+353 (0) 1 618 0618
Attention:	Geoff Moore

Maura McLaughlin

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)

if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6

Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

GIVEN under the common seal

of WARNER CHILCOTT PLC

and DELIVERED as a DEED

/s/ Roger Boissonneault Name: Roger Boissonneault Title: President and Chief Executive Officer

/s/ Michael Halstead Name: Michael Halstead Title: Senior Vice President, Corporate Development

[Signature Page to Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

SIGNED for and on behalf of

ACTAVIS, INC.

and DELIVERED as a DEED

/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President and Chief Executive Officer

[Signature Page to Expenses Reimburse Agreement]

Annex D

Companies Acts 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

-of-

ACTAVIS PUBLIC LIMITED COMPANY

(Amended and restated by special resolution dated [    ] 2013)

1	The name of the Company is Actavis public limited company.

2	The Company is to be a public limited company.

3	The objects for which the Company is established are

3.1

(a)	To carry on the business of a pharmaceuticals company, and to research, develop, design, manufacture, produce, supply, buy, sell, distribute, import, export, provide, promote and otherwise deal in pharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a pharmaceutical or healthcare character and to hold intellectual property rights and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)	To carry on the business of a holding company and to co-ordinate the administration, finances and all other activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company including the incorporation of any one or more subsidiaries and in particular to carry on the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)	To acquire the whole of the issued share capital of Warner Chilcott public limited company, a company incorporated under the laws of Ireland (registered number 471506).

3.2	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4

To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.5	To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.6	To sell, lease, exchange, grant, convey, transfer or otherwise dispose of any or all of the property, investment or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.7	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.8	To apply for, register, purchase, lease, hold, use, control, license or otherwise acquire any patents, brevets d’invention, copyrights, trademarks, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other inventing information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.9	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.10	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.11	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.12	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.13

To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by section 155 of the Act or a subsidiary as therein defined of any such holding company or otherwise associated with the Company in business.

3.14	To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the provision of a guarantee or by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.15	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.16	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.17	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.18	To constitute any trusts with a view to the issue of preferred and, deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.19	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.20	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.21	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company or any of its subsidiary or associated companies and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.22	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.23	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.24	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.25	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.26	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.27	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.28	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.29	To procure the Company to be registered or recognised in any foreign country or in any colony or dependency of any such foreign country or that the central management and control of the Company be located in any country.

3.30	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.31	To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute and alternate directors.

3.32	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are capable of being conveniently carried on in connection therewith.

3.33	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.34	To make or receive gifts by way of capital contribution or otherwise.

3.35	To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purchase of shares in or debentures of the Company or any corporation which is at any given time the Company’s holding company.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except, where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

NOTE:	It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4	The liability of the members is limited.

5	The share capital of the Company is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each.

6	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Name, address and description of subscriber	Number of shares taken by the subscriber
Signed: Patrick Spicer For and on behalf of Matsack Nominees Limited 70 Sir John Rogerson’s Quay Dublin 2 Ireland Body Corporate	1 (One)

Total shares taken	1 (One)

Dated 16 day of May 2013

Witness to the above signature: Name: Amelia Drumm Address: 70 Sir John Rogerson’s Quay, Dublin 2 Occupation: Company Secretary

COMPANIES ACTS 1963 TO 2012

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

ACTAVIS PUBLIC LIMITED COMPANY

(Adopted by special resolution dated [    ] 2013)

Preliminary

1	The regulations contained in Table A in the First Schedule to the Companies Act 1963 shall not apply to the Company.

2

2.1	In these articles:

“1983 Act”	the Companies (Amendment) Act 1983.

“1990 Act”	means the Companies Act 1990.

“Act”	means the Companies Act 1963.

“Actavis Certificates”	has the meaning set out in article 157.

“Actavis Exchange Fund”	has the meaning set out in article 157.

“Actavis Share(s)”	means the common share(s) of Actavis, Inc., par value US$0.0033.

“Acts”	means the Companies Acts 1963 to 2012, and all statutory instruments which are to be read as one with, or construed, or to be read together with such Acts.

“address”	includes any number or address used for the purposes of communication, including by way of electronic mail or other electronic communication.

“Adoption Date”	has the meaning set out in article 3.3.

“Applicable Escheatment Laws”	has the meaning set out in article 170.2.

“Approved Nominee”	means a person holding shares or rights or interests in shares in the Company on a nominee basis who has been determined by the Company to be an “Approved Nominee”.

“Assistant Secretary”	means any person appointed by the Secretary or the Board from time to time to assist the Secretary.

“Auditor” or “Auditors”	means the auditor or auditors at any given time of the Company.

“Clear Days”	in relation to the period of notice to be given under these articles, that period excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect.

“Company Shares”	has the meaning set out in article 157.

“Company Subscriber Shares”	has the meaning set out in article 157.

“Covered Person”	has the meaning set out in article 169.

“electronic communication”	has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature”	has the meaning given to those words in the Electronic Commerce Act 2000.

“Euro Deferred Shares” or “deferred ordinary shares”	means euro deferred shares of nominal value €1.00 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Agent”	has the meaning set out in article 157.

“Member Associated Person”	of any member means (A) any person controlling, directly or indirectly, or acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with, such member, (B) any beneficial owner of shares of the Company owned of record or beneficially by such member and (C) any person controlling, controlled by or under common control with such Member Associated Person.

“Merger”	means the merger of MergerSub with and into Actavis, Inc., with Actavis, Inc. surviving the merger as a wholly owned subsidiary of the Company.

“Merger Consideration”	has the meaning set out in article 157.

“Merger Effective Time”	has the meaning set out in article 157.

“MergerSub”	means Actavis W.C. Holding 2 LLC, a company organized in Nevada.

“Ordinary Resolution”	means an ordinary resolution of the Company’s members within the meaning of section 141 of the Act.

“Ordinary Shares” or “ordinary shares”	means ordinary shares of nominal value US$0.0001 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles.

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act.

“Register”	means the register of members to be kept as required in accordance with section 116 of the Act.

“Section 81 Notice”	shall mean a notice given to a member in accordance with section 81 of the 1990 Act.

“Share”	“Share” and “share” mean, unless specified otherwise or the context otherwise requires, any share in the capital of the Company.

“Shareholder” or “the Holder”	means in relation to any share, the person whose name is entered in the Register as the holder of the share or, where the context permits, the persons whose names are entered in the Register as the joint holders of shares.

“Special Resolution”	means a special resolution of the Company’s members within the meaning of section 141 of the Act.

“the Company”	means the company whose name appears in the heading to these articles.

“the Directors” or “the Board”	means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“the Office”	means the registered office from time to time and for the time being of the Company.

“the seal”	means the common seal of the Company.

“the Secretary”	means any person appointed to perform the duties of the secretary of the Company.

“these articles”	means the articles of association of which this article forms part, as the same may be amended from time to time and for the time being in force.

“US Holdco”	Actavis W.C. Holding LLC, a limited liability company organized in Nevada.

2.2	Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and / or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt or issuance of any electronic communications shall, be limited to receipt or issuance in such manner as the Company has approved or as set out in these articles. Notwithstanding the foregoing, all written communication by the Company and the Directors may for the purposes of these articles, to the extent permitted by law, be in electronic form.

2.3	Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

2.4	References herein to any enactment shall mean such enactment as the same may be amended and may be from time to time and for the time being in force.

2.5	The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

2.6	Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

Share capital and variation of rights

3

3.1	The share capital of the Company is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each.

3.2	The rights and restrictions attaching to the ordinary shares shall be as follows:

(a)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and / or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(b)	the right to participate pro rata in all dividends declared by the Company; and

(c)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3.4.

3.3	The rights and restrictions attaching to the Euro Deferred Shares shall be as follows:

(a)	The holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any meeting of some or all of the Shareholders of the Company. On a return of assets, whether on liquidation or otherwise, the Euro Deferred Shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the Euro Deferred Shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

(b)	The special resolution passed on the date of adoption of these articles (the “Adoption Date”) shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

(i)	to acquire all or any of the fully paid Euro Deferred Shares otherwise than for valuable consideration in accordance with section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

(ii)	to appoint any person to execute on behalf of the holders of the Euro Deferred Shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

(iii)	to cancel any acquired Euro Deferred Shares; and

(iv)	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such Euro Deferred Shares.

(c)	In accordance with section 43(3) of the 1983 Act the Company shall, not later than three years after any acquisition by it of any Euro Deferred Shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the issued share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with sections 72 and 73 of the 1963 Act including passing resolutions in accordance with section 43(5) of the 1983 Act.

(d)	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the Euro Deferred Shares nor the redemption thereof nor the cancellation thereof by the Company in accordance with this article shall constitute a variation or abrogation of the rights or privileges attached to the Euro Deferred Shares, and accordingly the Euro Deferred Shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the holders of the Euro Deferred Shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

3.4

The Board is authorised to issue all or any of the authorised but unissued preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

(a)	redeemable at the option of the Company, or the Holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(b)	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(c)	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company;

(d)	convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine; or

(e)	entitled to the right, voting separately as a class or with other Holders, to elect or appoint directors generally or in certain circumstances,

which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this article 3.3. The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.

3.5	An ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

4	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this article, the Company may:

4.1	pursuant to section 207 of the 1990 Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors;

4.2	subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to section 211 of the 1990 Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in section 209 of the 1990 Act) and may reissue any such shares as shares of any class or classes; or

4.3	pursuant to section 210 of the 1990 Act, convert any of its shares into Redeemable Shares.

5	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6

6.1

Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting the provisions of article 52 shall apply.

6.2	The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders where the redemption or purchase of the preferred shares has been authorised solely by a resolution of the ordinary Holders.

6.3	The issue, redemption or purchase of any of the 10,000,000 serial preferred shares of US$0.0001 each shall not constitute a variation of the rights of the Holders of ordinary shares.

6.4	The issue of preferred shares or any class of preferred shares which rank junior to any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8

8.1	Subject to the provisions of these articles relating to new shares, the unissued shares of the Company shall be at the disposal of the Directors, and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

8.2	Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

8.3	The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these articles of association.

8.4	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by article 8.3 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph had not expired.

8.5	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

10	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

11	The shares of the Company may be either represented by certificates or, if the conditions of issue of the relevant shares so provide, by uncertificated shares. Except as required by law, the rights and obligations of the Holders of uncertificated shares and the rights and obligations of the Holders of shares represented by certificates of the same class shall be identical.

12	Any person claiming a share certificate to have been lost, destroyed or stolen, shall make an affidavit or affirmation of that fact, and if required by the Board shall advertise the same in such manner as the Board may require, and shall give the Company, its transfer agents and its registrars a bond of indemnity, in form and with one or more sureties satisfactory to the Board or anyone designated by the Board with authority to act thereon, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or stolen.

Disclosure of beneficial ownership

13	If at any time the Directors are satisfied that any member, or any other person appearing to be interested in shares held by such member:

13.1	(x) has been duly served with a Section 81 Notice and is in default for the prescribed period (as defined in article 13.6(b)) in supplying to the Company the information thereby required; or (y) in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Directors may, in their absolute discretion at any time thereafter by notice (a “direction notice”) to such member direct that:

(a)	in respect of the shares in relation to which the default occurred (the “default shares”) the member shall not be entitled to attend or to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company; and

(b)	where the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of the class concerned, then the direction notice may additionally direct that:

(i)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the member;

(ii)	no other distribution shall be made on the default shares; and / or

(iii)	no transfer of any of the default shares held by such member shall be registered unless:

(1)	the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Directors may in their absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(2)	the transfer is an approved transfer (as defined in article 13.6(c)).

The Company shall send to each other person appearing to be interested in the shares the subject of any direction notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.

13.2	Where any person appearing to be interested in the default shares has been duly served with a direction notice or copy thereof and the default shares which are the subject of such direction notice are held by an Approved Nominee, the provisions of this article shall be treated as applying only to such default shares held by the Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee.

13.3	Where the member upon whom a Section 81 Notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company shall be limited to disclosing to the Company such information as has been recorded by it relating to any person appearing to be interested in the shares held by it.

13.4	Any direction notice shall cease to have effect:

(a)	in relation to any shares which are transferred by such member by means of an approved transfer; or

(b)	when the Directors are satisfied that such member, and any other person appearing to be interested in shares held by such member, has given to the Company the information required by the relevant Section 81 Notice.

13.5	The Directors may at any time give notice cancelling a direction notice.

13.6	For the purposes of this article:

(a)	a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a Section 81 Notice which either (a) names such person as being so interested or (b) fails to establish the identities of all those interested in the shares and (after taking into account the said notification and any other relevant Section 81 Notice) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(b)	the prescribed period is 28 days from the date of service of the said Section 81 Notice unless the nominal value of the default shares represents at least 0.25 per cent of the nominal value of the issued shares of that class, when the prescribed period is 14 days from that date; and

(c)	a transfer of shares is an approved transfer if but only if:

(i)	it is a transfer of shares to an offeror by way or in pursuance of acceptance of an offer made to all the Holders (or all the Holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them; or

(ii)	the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(iii)	the transfer results from a sale made through a stock exchange on which the Company’s shares are normally traded.

(d)	Nothing contained in this article shall limit the power of the Company under section 85 of the 1990 Act.

(e)	For the purpose of establishing whether or not the terms of any notice served under this article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

Lien

14	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called or payable at a fixed time or in accordance with the terms of issue of such share in respect of such share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation. The Company’s lien on a share shall extend to all dividends payable thereon.

15	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable, nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the Holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

16	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the Holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. Where a share, which is to be sold as provided for in article 26, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1990 Act (Uncertificated Securities) Regulations 1996 to change such share into certificated form prior to its sale.

17	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

18	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Register as held either jointly or solely by any Holder or in respect of any dividends, bonuses or other moneys due or payable or accruing due or which may become due or payable to such Holder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Holder and whether in consequence of:

(a)	the death of such Holder;

(b)	the non-payment of any income tax or other tax by such Holder;

(c)	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Holder or by or out of his estate; or

(d)	any other act or thing;

in every such case (except to the extent that the rights conferred upon Holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(a)	the Company shall be fully indemnified by such Holder or his executor or administrator from all liability;

(b)	the Company shall have a lien upon all dividends and other moneys payable in respect of the shares registered in the Register as held either jointly or solely by such Holder for all moneys paid or payable by the Company in respect of such shares or in respect of any dividends or other moneys as aforesaid thereon or for or on account or in respect of such Holder under or in consequence of any such law together with interest at the rate of fifteen percent per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other moneys payable as aforesaid any moneys paid or payable by the Company as aforesaid together with interest as aforesaid;

(c)	the Company may recover as a debt due from such Holder or his executor or administrator wherever constituted any moneys paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other moneys as aforesaid then due or payable by the Company;

(d)	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Holder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other moneys as aforesaid then due or payable by the Company, until such excess is paid to the Company.

(e)	Subject to the rights conferred upon the Holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Holder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

Calls on shares

19	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times or in accordance with such terms of allotment, and each member shall (subject to receiving at least 14 days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

20	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.

21	The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

23	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purpose of these regulations be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these regulations as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such sum had become payable by virtue of a call duly made and notified.

24	The Directors may, on the issue of shares, differentiate between the Holders as to the amount of calls to be paid and the time of payment.

25	The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting otherwise directs) fifteen per cent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

Transfer of Shares

26

26.1	Subject to compliance with the Acts and to any applicable restrictions contained in these articles, applicable law, including U.S. securities laws, and any agreement binding on such Holder as to which the Company is aware, any Holder may transfer all or any of its shares by an instrument of transfer in the usual common form or in any other form or by any other method permissible under applicable law, as may be approved by the Directors. The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, Assistant Secretary or any duly authorised delegate or attorney of the Secretary or Assistant Secretary (whether an individual, a corporation or other body of persons, whether corporate or not, and whether in respect of specific transfers or pursuant to a general standing authorisation) and the Secretary or Assistant Secretary or a relevant authorised delegate shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred and the date of the agreement to transfer shares, shall, once executed by the transferor or the Secretary or Assistant Secretary or relevant authorised delegate as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

26.2	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

26.3	Notwithstanding the provisions of these articles and subject to any regulations made under section 239 of the 1990 Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

27	Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

28	The Directors in their absolute discretion and without assigning any reason therefor may decline to register any transfer of a share which is not fully paid. The Directors may also decline to recognise any instrument of transfer unless:

28.1	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Directors shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer,

28.2	the instrument of transfer is in respect of only one class of share, and

28.3	they are satisfied that all applicable consents, authorisations, permissions or approvals required to be obtained pursuant to any applicable law or agreement prior to such transfer have been obtained or that no such consents, authorisations, permissions or approvals are required.

29	If the Directors refuse to register a transfer they shall, within three months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

30	In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

31	Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of section 121 of the Act.

32	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

Transmission of Shares

33	In the case of the death of a member, the survivor or survivors, where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons. For greater certainty, where two or more persons are registered as joint Holders of a share or shares, then in the event of the death of any joint Holder or Holders the remaining joint Holder or Holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint Holder except in the case of the last survivor of such joint Holders.

34	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

35	A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 60 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

Forfeiture of Shares

36	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

37	The notice shall name a further day (not earlier than the expiration of 14 days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

38	If the requirements of any such notice as aforesaid are not complied with any shares in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

39	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before the forfeiture, the Holder thereof or entitled thereto or to any other person on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the Holder of the share, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice.

41	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

42	A statutory declaration that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the Holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

43	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

44	The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

Financial assistance

45	The Company may give any form of financial assistance which is permitted by the Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding company.

Alteration of Capital

46	The Company may from time to time by Ordinary Resolution increase its authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

47	The Company may by Ordinary Resolution:

47.1	reduce its authorised share capital;

47.2	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

47.3	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to section 68(1)(d) of the Act;

47.4	make provision for the issue and allotment of shares which do not carry any voting rights;

47.5	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled; and

47.6	subject to applicable law, change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation or sub-division under this article 47, the Directors may settle the same as they think expedient and in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Holders who would have been entitled to the fractions, and for this purpose the Directors may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings related to the sale.

48	The Company may by Special Resolution reduce its issued share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised, and consent required, by law.

General Meetings

49	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next. Subject to section 140 of the Act, all general meetings of the Company may be held outside of Ireland.

50	All general meetings other than annual general meetings shall be called extraordinary general meetings.

51	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided in section 132 of the Act.

52	All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

52.1	the necessary quorum shall be two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) more than 50% of the total issued-voting rights of the Company’s shares, provided, however, that if the class of shares shall have only one Holder, one Holder present in person or by proxy shall constitute the necessary quorum;

52.2	any Holder of shares of the class present in person or by proxy may demand a poll; and

52.3	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

53	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

Notice of General Meetings

54

54.1	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice.

54.2	Notice of every general meeting shall be given in any manner permitted by these articles to all Shareholders (other than those who, under the provisions of these articles or the terms of issue of the shares which they hold, are not entitled to receive such notice from the Company) and to each Director and to the Auditors.

54.3	Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for election or re-election as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for election or re-election as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the Holders of any class of shares of the Company as of the record date set by the Directors other than shares which, under the terms of these articles or the terms of allotment of such shares, are not entitled to receive such notice from the Company, and to the Directors and the Company’s auditors.

54.4	The Board may fix a future time not exceeding 60 days preceding any meeting of Shareholders as a record date for the determination of the Shareholders entitled to attend and vote at any such meeting or any adjournments thereof, and, in such case, only Shareholders of record at the time so fixed shall be entitled to notice of and to vote at such meetings or any adjournment thereof. Subject to section 121 of the Act, the Board may close the Register against transfers of Shares during the whole or part of the period between the record date so fixed and the date of such meeting or the date to which such meeting is adjourned. If no record date is fixed, the record date for determining the Shareholders who are entitled to vote at a meeting of Shareholders shall be close of business on the date preceding the day on which notice is given.

54.5	The accidental omission to give notice of a meeting to, or, in cases where instruments of proxy are sent out without the notice, the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or instrument of proxy by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

54.6	A Holder of shares present, either in person or by proxy, at any meeting of the Company or of the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where required, of the purposes for which it was called.

54.7

Upon request in writing of Shareholders holding such number of shares as is prescribed by section 132 of the Act, delivered to the Office, it shall be the duty of the Directors to convene a general meeting to be held within two months from the date of the deposit of the requisition in accordance with the section 132 of the

Act. If such notice is not given within two months after the delivery of such request, the requisitionists, or any one of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date and any notice of such meeting shall be in compliance with these articles.

55

55.1	The Directors may postpone a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 132 of the Act or where the postponement of which would be contrary to the Acts or a court order pursuant to the Acts) after it has been convened, and notice of such postponement shall be served in accordance with article 54 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with article 54.

55.2	The Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 132 of the Act or where the cancellation of which would be contrary to the Acts or a court order pursuant to the Acts) after it has been convened, and notice of such cancellation shall be served in accordance with article 54 upon all members entitled to notice of the meeting so cancelled.

Proceedings at General Meetings

56	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Except as otherwise provided in these articles, a quorum shall be two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) more than 50% of the total issued voting rights of the Company’s shares, provided that if the Company has only one member, one member present in person or by proxy shall constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

57	If within five minutes from the time appointed for a general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case it shall stand adjourned to such other day and such other time and place as the chairman of the meeting shall determine. The Company shall give not less than five days’ notice of any meeting adjourned through want of a quorum.

58	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

59	A meeting of the members or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limitation of the foregoing, by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence at such meeting.

60	No business may be transacted at a meeting of members, other than business that is either proposed by or at the direction of the Directors; proposed at the direction of the High Court of Ireland; proposed on the requisition in writing of such number of members as is prescribed by, and is made in accordance with, the relevant provisions of the Acts and, in respect of an annual general meeting only, these articles; or the chairman of the meeting determines in his absolute and sole discretion that the business may properly be regarded as within the scope of the meeting. For business or nominations to be properly brought by a member at any general meeting, the member proposing such business must be a Holder of record at the time of giving of the notice provided for in articles 54 and 55 and must be entitled to vote at such meeting and any proposed business must be a proper matter for member action.

61

61.1	Subject to the Acts, a resolution may only be put to a vote at a general meeting of the Company if:

(a)	it is specified in the notice of the meeting; or

(b)	it is otherwise properly brought before the meeting by the chairman of the meeting or by or at the direction of the Board; or

(c)	it is proposed at the direction of a court of competent jurisdiction; or

(d)	it is proposed with respect to an extraordinary general meeting in the requisition in writing for such meeting made by such number of Shareholders as is prescribed by (and such requisition in writing is made in accordance with) section 132 of the Act; or

(e)	in the case of an annual general meeting, it is proposed in accordance with article 70; or

(f)	it is proposed in accordance with article 118; or

(g)	the chairman of the meeting in his discretion decides that the resolution may properly be regarded as within the scope of the meeting.

62	No amendment may be made to a resolution at or before the time when it is put to a vote unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

63	If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order, as the case may be, the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive, subject to any subsequent order by a court of competent jurisdiction.

64	The Chairman, if any, of the Board, shall preside as chairman at every meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

65	If at any meeting no Director is willing to act as chairman of the meeting or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be chairman of the meeting.

66	The chairman of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for three months or more, notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

67	The Board may, and at any general meeting or meeting of a class of members, the chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of the meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting or meeting of a class of members, the chairman of such meeting, is entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

68

68.1

The Board may make such arrangements as it considers appropriate to enable the members to participate in any general meeting by means of two-way, audio-visual electronic facilities, so as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

68.2	The Board may, and at any general meeting or meeting of a class of members, the chairman of such meeting may make any arrangement and impose any requirement as may be reasonable for the purpose of verifying the identity of members participating by way of electronic facilities, as described in article 68.1.

69	Subject to section 141 of the Act and the requirements of the Acts, anything which may be done by resolution in general meeting may, without a meeting and without any previous notice being required, be done by resolution in writing, signed by all of the Shareholders entitled generally to vote at general meetings who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution and if described as a Special Resolution shall be deemed to be a Special Resolution or a Special Resolution of the class, as applicable. Such resolution in writing may be signed in as many counterparts as may be necessary. This article 69 shall not apply to those matters required by the Acts to be carried out in a meeting.

69.1	For the purposes of any written resolution under this article 69, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last Shareholder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this article 69, a reference to such date.

69.2	A resolution in writing made in accordance with this article 69 is as valid as if it had been passed by the Company in general meeting.

Advance notice of member business and nominations for Annual General Meetings

70	In addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a member, such member must have given timely notice thereof in proper written form to the Secretary of the Company.

71	To be timely for an annual general meeting, a member’s notice to the Secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at the Office not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the notice convening the Company’s annual general meeting for the prior year (and in the case of the Company’s first annual general meeting, references to the preceding year’s annual general meeting shall be to the annual meeting of Actavis, Inc. in that preceding year); provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, notice by the Shareholder must be so delivered not later than the close of business on the 15th calendar day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a member’s notice as described in articles 72 and 73.

72	A member’s notice to the Secretary must set forth as to each matter such member proposes to bring before the meeting:

72.1	a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the articles of the Company, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

72.2	as to the member giving the notice:

(a)	the name and address, as they appear in the Register, of such member and any Member Associated Person covered by clauses (b) and (c) below;

(b)	(A) the class and number of shares of the Company which are held of record or are beneficially owned by the member and by any Member Associated Person with respect to the Company’s securities; (B) a description of any agreement, arrangement or understanding in connection with the proposal of such business between or among such member and any Member Associated Person, any of their respective affiliates or associates, and any others (including their names) acting as a “group” (as such term is used in Rule 13d-5(b) under the Exchange Act) with any of the foregoing; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned securities) that has been entered into, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such member or such Member Associated Person, with respect to shares of the Company; (D) a representation that the member is a Holder of shares of the Company (either of record or beneficially) entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (E) a representation whether the member or the Member Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and / or form of proxy to Holders of at least the percentage of the Company’s outstanding shares required to adopt the proposal and / or (y) otherwise to solicit proxies from members in support of such proposal. If requested by the Company, the information required under clauses (A), (B) and (C) of the preceding sentence shall be supplemented by such member and any Member Associated Person not later than ten days after the later of the record date for the meeting or the date notice of the record date is first publicly disclosed to disclose such information as of the record date; and

(c)	any material interest of the member or any Member Associated Person in such business.

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this article, and if any proposed business is not in compliance with this article, to declare that such defective proposal shall be disregarded. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge that a proposal that is not made in compliance with the procedure specified in this article, and any such proposal not properly brought before the meeting, be considered.

73	A member’s notice to the Secretary must set forth as to each nomination such member proposes to bring before the meeting:

73.1	as to each person whom the member proposes to nominate for election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or its otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as nominee and to serving as director if elected); and

(a)	the name and address, as they appear in the Register, of such member and any Member Associated Person covered by clauses (b) and (c) below; and

(b)

(A) the class and number of shares of the Company which are held of record or are beneficially owned by the member and by any Member Associated Person with respect to the Company’s securities; (B) a description of any agreement, arrangement or understanding in connection with the nomination between or among such member and any Member Associated Person, any of their respective affiliates or associates, and any others (including their names) acting as a “group” (as such term is used in Rule I3d-5(b) under the Exchange Act) with any of the foregoing; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned securities) that has been entered into as of the date of the member’s notice by, or on behalf of, such member and any Member Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such member or such Member Associated Person, with respect to shares of the Company; (D) a representation that the member is a Holder of shares of the Company (either of record or beneficially) entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (E) a representation whether the member or the Member Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and / or form of proxy to Holders of at least the percentage of the Company’s outstanding shares required to adopt the proposal and / or (y) otherwise to solicit proxies from members in support of such proposal. If requested by the Company, the information required under clauses (A), (B) and (C) of the preceding sentence shall be supplemented by such member and any Member Associated Person not later than ten days after the later of the record date for the meeting or the date notice of the record date is first publicly disclosed to disclose such information as of the record date.

The Company may require any proposed nominee to furnish such other information as it may reasonably require, including the completion of any questionnaires to determine the eligibility of such proposed nominee to serve as a Director of the Company and the impact that such service would have on the ability of the Company to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Company or its Directors.

The chairman of the meeting shall have the power and duty to determine whether a nomination to be brought before the meeting was made or proposed in accordance with the procedures set forth in this article, and if any proposed nomination is not in compliance with this article, to declare that such defective nomination shall be disregarded. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge a nomination that is not made in compliance with the procedure specified in this article, and any such nomination not properly brought before the meeting shall not be considered.

74	Notwithstanding the foregoing provisions of articles 72 and 73, unless otherwise required by law, if the member (or a qualified representative of the member) does not appear at the annual general meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of articles 72 and 73, to be considered a qualified representative of the member, a person must be a duly authorized officer, manager or partner of such member or must be authorized by a writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the meeting of member and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting of members.

75	In addition, if the member intends to solicit proxies from the members of the Company, such member shall notify the Company of this intent in accordance with Rule 14a-4 and / or Rule 14a-8 under the Exchange Act. Any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to member nominations or proposals as to any other business to be considered pursuant to these articles and compliance with these articles shall be the exclusive means for a member to make nominations or submit proposals for any other business to be considered at an annual general meeting (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, or any successor rule). Nothing in these articles shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act.

Voting, proxies and corporate representatives

76	Except where a greater majority is required by the Acts or these articles, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

77	Subject to any rights or restrictions attached to any class of shares, at any meeting of the Company each member present in person shall be entitled to one vote on any question to be decided on a show of hands and each member in person or by proxy shall be entitled on a poll to one vote for each share held by him.

78	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:

78.1	the chairman of the meeting; or

78.2	by at least three members present in person or represented by proxy; or

78.3	by any member or members present in person or represented by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

78.4	by a member or members holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

79	Except as provided in article 80, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

80	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

81	When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

82	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

83	No member shall be entitled to vote at any general meeting unless any calls or other sums immediately payable by him in respect of shares in the Company have been paid.

84

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

85	A Holder entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

86	If:

86.1	any objection shall be raised as to the qualification of any voter; or

86.2	any votes have been counted which ought not to have been counted or which might have been rejected; or

86.3	any votes are not counted which out to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

87	Votes may be given either personally or by proxy.

88

88.1	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve.

88.2	Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or Internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

89	Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

90	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

91

Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates. A standing proxy shall be valid for all meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received by the Company. Where a standing proxy exists, its operation shall be deemed to have been suspended at any meeting or adjournment thereof at which the Holder is present or in respect to which the Holder has specially appointed a proxy. The Directors may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy and the operation of any such standing proxy shall be deemed to be suspended until such time as the Directors determine that they have received the requested evidence or other evidence satisfactory to it.

92	A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts PROVIDED HOWEVER, that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

93	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

94	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

Directors

95	The number of Directors shall (subject to: (a) automatic increases to accommodate the exercise of the rights of Holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series of shares; and / or (b) any resolution passed in accordance with article 121) not be less than five nor more than fourteen. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment.

96	Each Director shall be entitled to receive such fees for his services as a Director, if any, as the Board may from time to time determine. Each Director shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director, including his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or any committee of the Board or general meetings.

97	The Board may from time to time determine that, subject to the requirements of the Acts, all or part of any fees or other remuneration payable to any Director of the Company shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

98

If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

99	No shareholding qualification for Directors shall be required. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

100	Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

Borrowing powers

101	Subject to Part III of the 1983 Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock, guarantees and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

Powers and duties of the Directors

102	Subject to the provisions of the Acts and these articles, the Board shall manage the business and affairs of the Company and may exercise all of the powers of the Company as are not required by the Acts or by these articles to be exercised by the Company in general meeting. No alteration of these articles shall invalidate any prior act of the Board which would have been valid if that alteration had not been made. The powers given by this article shall not be limited by any special power given to the Board by these articles and, except as otherwise expressly provided in these articles, a meeting of the Board at which a quorum is present shall be competent to exercise all of the powers, authorities and discretions vested in or exercisable by the Board.

103	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

104	The Company may exercise the powers conferred by section 41 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

105	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 194 of the Act.

106	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the Acts and these articles with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present, but the resolution with respect to the contract, transaction or arrangement will fail unless it is approved by a majority of the disinterested Directors voting on the resolution.

106.1	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

106.2	For the purposes of this article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

106.3	The Company by Ordinary Resolution may suspend or relax the provisions of this article to any extent or ratify any transaction not duly authorised by reason of a contravention of this article.

107	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

108	So long as, where it is necessary, a Director declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these articles allow him to be appointed or from any transaction or arrangement in which these articles allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

109	To the maximum extent permitted from time to time under the laws of Ireland, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Directors, officers or members or the affiliates of the foregoing, other than those Directors, officers or members or affiliates who are employees of the Company. No amendment or repeal of this article shall apply to or have any effect on the liability or alleged liability of any such Director, officer or member or affiliate of the Company for or with respect to any opportunities of which such Director, officer or member or affiliate becomes aware prior to such amendment or repeal.

110	The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

111	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor for the Company.

112	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

113	The Directors shall cause minutes to be made in books provided for the purpose:

113.1	of all appointments of officers made by the Directors;

113.2	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

113.3	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

114	The Directors, on behalf of the Company, may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the Predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

Disqualification of Directors

115	The office of a Director shall be vacated ipso facto if the Director:

115.1	is restricted or disqualified to act as a Director under the provisions of Part VII of the 1990 Act; or

115.2	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

115.3	is removed from office under article 122.

Appointment, rotation and removal of Directors

116	At each annual general meeting of the Company, all the Directors shall retire from office and be re-eligible for re-election.

117	Upon the resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising.

118

118.1	No person shall be appointed a Director, unless nominated in accordance with the provisions of this article 118. Nominations of persons for appointment as Directors may be made:

(a)	by the affirmative vote of two-thirds of the Board; or

(b)	with respect to election at an annual general meeting, by any Shareholder who holds Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company, who is a Shareholder at the time of the giving of the notice provided for in article 70 and at the time of the relevant annual general meeting, and who timely complies with the notice procedures set forth in this articles 71 - 73; or

(c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Act, by a Shareholder or Shareholders who hold Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company and who make such nomination in the written requisition of the extraordinary general meeting and in compliance with the other provisions of these articles and the Acts relating to nominations of Directors and the proper bringing of special business before an extraordinary general meeting; or

(d)	by Holders of any class or series of shares in the Company then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue

(sub-clauses (b), (c) and (d) being the exclusive means for a Shareholder to make nominations of persons for election to the Board).

118.2	For nominations of persons for election as Directors at an extraordinary general meeting to be in proper written form, a Shareholder’s notice must comply with the requirements outlined in articles 72 and 73.

118.3	The determination of whether a nomination of a candidate for election as a Director of the Company has been timely and properly brought before such meeting in accordance with this article 118 will be made by the presiding officer of such meeting. If the presiding officer determines that any nomination has not been timely and properly brought before such meeting, he or she will so declare to the meeting and such defective nomination will be disregarded.

119	A retiring Director shall be eligible to be nominated for re-election at an annual general meeting.

120	If a Director stands for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

121	The Company may from time to time by Ordinary Resolution increase or reduce the maximum number of Directors[1].

122	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the Act, remove any Director before the expiration of his period of office notwithstanding anything in these regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

123	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

124	The Company may by Ordinary Resolution elect another person in place of a Director removed from office under article 122; and without prejudice to the powers of the Directors under article 123 the Company in general meeting may elect any person to be a Director either to fill a vacancy or an additional Director, subject to the maximum number of Directors set out in article 95.

Officers

125	The Board may elect a chairman of the Board and determine the period for which he is to hold office and may appoint any person (whether or not a Director) to fill the position of chief executive officer (who may be the same person as the chairman of the Board). The chairman of the Board shall vacate that office if he vacates his office as a Director (otherwise than by the expiration of his term of office at a general meeting of the Company at which he is re-appointed).

126

The Board may from time to time appoint one or more of its body to hold any office or position with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company that may be involved in such revocation or termination or otherwise. Any person so appointed shall receive such remuneration, if any (whether by way of salary, commission, participation in profits or otherwise), as the Board may determine.

127	In addition, the Board may appoint any person, whether or not he is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office or executive or official position.

128	Any person elected or appointed pursuant to this article 128 shall hold his office or other position for such period and on such terms as the Board may determine and the Board may revoke or vary any such election or appointment at any time by resolution of the Board. Any such revocation or variation shall be without prejudice to any claim for damages that such person may have against the Company or the Company may have against such person for any breach of any contract of service between him and the Company which may be involved in such revocation or variation. If any such office or other position becomes vacant for any reason, the vacancy may be filled by the Board.

129	Except as provided in the Acts or these articles, the powers and duties of any person elected or appointed to any office or executive or official position pursuant to this article 129 shall be such as are determined from time to time by the Board.

130	The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Acts.

131	The Secretary (including one or more deputy or assistant secretaries) shall be appointed by the Directors at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Directors.

131.1	It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company.

131.2	A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

Proceedings of Directors

132

132.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes. Each director present and voting shall have one vote.

132.2	Any Director may participate in a meeting of the Directors by means of telephonic or other similar communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any director may be situated in any part of the world for any such meeting.

132.3	A meeting of the Directors or any committee appointed by the Directors may be held by means of such telephone, electronic or other communication facilities (including, without limiting the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

133	The President or Chairman, as the case may be, or any four Directors, may, and the Secretary on the requisition of the President or Chairman, as the case may be, or any four Directors shall, at any time summon a meeting of the Directors.

134	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

135	The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Adequate provision shall be made for notice to members of all meetings of committees; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

136	A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

137	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

138	Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail not less than 48 hours before the date of the meeting, by telephone, email, or any other electronic means on not less than 24 hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Any director may waive any notice required to be given under these articles, and the attendance of a director at a meeting shall be deemed to be a waiver by such Director.

139	A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

Rights plan

140	Subject to applicable law, the Board is hereby expressly authorised to adopt any shareholder rights plan or similar plan, agreement or arrangement pursuant to which, under circumstances provided therein, some or all Shareholders will have rights to acquire Shares or interests in Shares at a discounted price, upon such terms and conditions as the Board deems expedient and in the best interests of the Company.

The seal

141	The Company, in accordance with article 104, may have for use in any territory outside Ireland one or more additional Seals, each of which shall be a duplicate of the Seal with or without the addition on its face of the name of one or more territories, districts or places where it is to be used and a securities seal as provided for in the Companies (Amendment) Act 1977.

142	Any Authorised Person may affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated or executed under Seal. Subject to the Acts, any instrument to which a Seal is affixed shall be signed by one or more Authorised Persons. As used in this article 142, “Authorised Person” means (i) any Director, the Secretary or any Assistant Secretary, and (ii) any other person authorised for such purpose by the Board from time to time (whether, in the case of this clause (ii), identified individually or collectively and whether identified by name, title, function or such other criteria as the Board may determine).

Dividends and reserves

143	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

144	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

145	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

146	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

147	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

148	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

149	Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend, bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

150	Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

151	No dividend shall bear interest against the Company.

152	If the Directors so resolve, any dividend which has remained unclaimed for six years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

Accounts

153

153.1	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

(a)	correctly record and explain the transactions of the Company;

(b)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(c)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

(d)	will enable the accounts of the Company to be readily and properly audited.

Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

153.2	The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

153.3	In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

153.4

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

Capitalisation of profits

154	The Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). In pursuance of any such resolution under this article 154, the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

Amendment of articles

155	Subject to the provisions of the Acts, the Company may by Special Resolution alter or add to its articles.

Audit

156	Auditors shall be appointed and their duties regulated in accordance with sections 160 to 163 of the Act or any statutory amendment thereof.

Merger mechanism

157

Pursuant to the terms of the Merger, at the time the Merger becomes effective (the “Merger Effective Time”), US Holdco shall deposit with the exchange agent (the “Exchange Agent”) certificates or, at the Company’s option, evidence of shares in book entry form, representing all of the ordinary shares of US$0.0001 each in the capital of the Company (the “Company Shares”) in issue immediately prior to the Merger Effective Time (other than the seven Company Shares in issue at [—] 2013 (the “Company Subscriber Shares”)). All certificates or evidence of shares in book entry form representing the Company Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Actavis Exchange Fund”. As soon as reasonably practicable after the Merger Effective Time and in any event within four business days after the Merger Effective Time, the Company shall cause the

Exchange Agent to mail to each Holder of record of a certificate or certificates, which immediately prior to the Merger Effective Time represented outstanding Actavis Shares (the “Actavis Certificates”); and to each Holder of record of non-certificated outstanding Actavis Shares represented by book entry (the “Actavis Book Entry Shares”), which at the Merger Effective Time were converted into the right to receive, for each such Actavis Share, one Company Share (the “Merger Consideration”):

158

158.1	a letter of transmittal which shall specify that delivery shall be effected, and that risk of loss and title to the Actavis Certificates shall pass, only upon delivery of the Actavis Certificates to the Exchange Agent or, in the case of the Actavis Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and

158.2	instructions for use in effecting the surrender of the Actavis Certificates and the Actavis Book Entry Shares (as applicable), in exchange for payment of the Merger Consideration therefor.

159	Upon surrender of Actavis Certificates and / or Actavis Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Holder of such Actavis Certificates or Actavis Book Entry Shares (as applicable) shall be entitled to receive in exchange therefore (i) that number of Company Shares into which such Holder’s Actavis shares represented by such Holder’s properly surrendered Actavis Certificates or Actavis Book Entry Shares (as applicable) were converted pursuant to the Merger, and (ii) a cheque in an amount of US dollars equal to any cash dividends or other distributions that such Holder has a right to receive and the amount of any cash payable in lieu of any fractions of shares in the Company that such Holder has the right to receive pursuant to the Merger. In the event of transfers of ownership of shares of Actavis common stock which are not registered in the transfer records of Actavis, the proper number of Company Shares may be transferred to a person other than the person in whose name the Actavis Certificate or the Actavis Book Entry Shares (as applicable) so surrendered is registered, if such Actavis Certificate or the Actavis Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the transfer of Company Shares to a person other than the registered Holder of such Actavis Certificate or Actavis Book Entry Shares (as applicable) or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Any portion of the Actavis Exchange Fund which has not been transferred to the Holders of the Actavis Certificates or the Actavis Book Entry Shares (as applicable) as of the one year anniversary of the Merger Effective Time, shall be delivered to the Company or its designee, upon demand, and the Company Shares included therein shall be sold at the best price reasonably obtainable at that time. Any Holder of Actavis Certificates or Actavis Book Entry Shares (as applicable) who has not complied with the applicable exchange procedures or duly completed and validly executed the applicable documents necessary to receive the Merger Consideration, prior to the one year anniversary of the Merger Effective Time shall thereafter look only to the Company for payment of such Holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable laws), such claim only being a claim for cash equal to the amount of monies received by the Company for sale of the Company Shares to which such Holder had been entitled pursuant to the Merger.

Notices

160	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

161

161.1	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company:

(a)	by handing same to him or his authorised agent;

(b)	by leaving the same at his registered address;

(c)	by sending the same by the post in a pre-paid cover addressed to him at his registered address;

(d)	by sending the same by courier in a pre-paid cover addressed to him at his registered address; or

(e)	by sending, with the consent of the member, the same by means of electronic mail or facsimile or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

161.2	For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

161.3	Where a notice or document is given, served or delivered pursuant to article 161.1(b) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

161.4	Where a notice or document is given, served or delivered pursuant to article 161.1(c) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after the cover containing it was posted. Where a notice or document is given, served or delivered pursuant to article 161.1(d) of this article the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 24 hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

161.5	Where a notice or document is given, served or delivered pursuant to article 161.1(e) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 12 hours after dispatch.

161.6	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to article 161.1(e) of this article, if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

161.7	Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

161.8	Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form PROVIDED HOWEVER that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

161.9	Without prejudice to the provisions of articles 161.1(a) and 161.1(b), if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

162	A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

163

163.1	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

163.2	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

164	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

Winding up

165	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

166

166.1	In case of a sale by the liquidator under section 260 of the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

166.2	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

167

If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

Limitation on liability

168	To the maximum extent permitted by law, no Director or officer of the Company shall be personally liable to the Company or its Shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Indemnity

169

169.1	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

169.2	The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in section 200 of the Act.

169.3	As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

169.4

In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

169.5	Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

169.6	As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

169.7	It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (i) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (ii) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

Untraced Holders

170

170.1	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

(a)	for a period of six years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other the last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(b)	at the expiration of the said period of six years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in article 170.1 is located of its intention to sell such share or stock;

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission; and

(d)	if so required by the rules of any securities exchange upon which the shares in question are listed, notice has been given to that exchange of the Company’s intention to make such sale.

170.2	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

170.3	The Company may only exercise the powers granted to it in this article 170 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

170.4	If during any six year period referred to in article 170.1, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this article (other than the requirement that they be in issue for six years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

170.5	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share.

170.6	The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

Destruction of documents

171	The Company may destroy:

171.1	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

171.2	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration;

171.3	all share certificates which have been cancelled at any time after the expiration of one year from the date of cancellation thereof;

171.4	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment thereof;

171.5	all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one year from the date of such use;

171.6	all instruments of proxy which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded; and

171.7	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(a)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(b)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) are not fulfilled; and

(c)	references in this article to the destruction of any document include references to its disposal in any manner.

Name, address and description of subscriber	Number of shares taken by the subscriber
Signed: Patrick Spicer For and on behalf of Matsack Nominees Limited 70 Sir John Rogerson’s Quay Dublin 2 Ireland Body Corporate	1 (One)

Total shares taken	1 (One)

Dated 16 day of May 2013

Witness to the above signature: Name: Amelia Drumm Address: 70 Sir John Rogerson’s Quay, Dublin 2 Occupation: Company Secretary

Annex E

Merrill Lynch, Pierce, Fenner & Smith Incorporated

May 19, 2013

The Board of Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Members of the Board of Directors:

We understand that Actavis, Inc. (“Actavis”) proposes to enter into a Transaction Agreement, dated May 19, 2013 (the “Agreement”), among Actavis, Actavis Limited (“Holdco”), Actavis Ireland Holding Limited, a wholly owned subsidiary of Holdco, Actavis W.C. Holding LLC, a wholly owned subsidiary of Holdco (“US Holdco”), Actavis W.C. Holding 2 LLC, a wholly owned subsidiary of Holdco (“Merger Sub’’), and Warner Chilcott plc (“Warner Chilcott”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement. The Agreement provides for, among other things, the following (collectively, the “Transaction”):

•

the acquisition by Holdco of each outstanding ordinary share, par value $0.01 per share, of Warner Chilcott (“Warner Chilcott Shares”) (other than Warner Chilcott Shares beneficially owned by Actavis or any member of the Actavis Group) pursuant to a Scheme of Arrangement (the “Acquisition”), pursuant to which each Warner Chilcott Share will be cancelled and the holder thereof will have the right to receive 0.160 of an ordinary share, par value $0.0001 per share, of Holdco (each a “Holdco Share”), and Warner Chilcott will become a direct wholly owned subsidiary of Holdco; and

•

the merger of MergerSub with and into Actavis, as a result of which each share of the common stock, par value $0.0033 per share, of Actavis (“Actavis Common Stock”) (other than shares held by Actavis as treasury stock or owned by Actavis) will be cancelled and converted into the right to receive one Holdco Share (the “Exchange Ratio”), and Actavis will become a direct subsidiary of US Holdco, and an indirect, wholly owned subsidiary of Holdco.

The terms and conditions of the Transaction are more fully set forth in the Agreement and the announcement to be issued by Holdco pursuant to Rule 2.5 of the Irish Takeover Rules on or around the date hereof (the “Rule 2.5 Announcement”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Actavis Common Stock of the Exchange Ratio (taking into account the Acquisition).

In connection with this opinion, we have, among other things:

The Board of Directors

Actavis, Inc.

(1)	reviewed certain publicly available business and financial information relating to Warner Chilcott and Actavis;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Warner Chilcott furnished to or discussed with us by the management of Warner Chilcott, including certain financial forecasts relating to Warner Chilcott prepared by the management of Warner Chilcott (such forecasts, the “Warner Chilcott Forecasts”);

(3)

reviewed an alternative version of the Warner Chilcott Forecasts incorporating certain adjustments thereto made by the management of Actavis (the “Adjusted Warner Chilcott Forecasts”) and discussed with the management of Actavis its assessments as to the relative likelihood of achieving the future financial results reflected in the Warner Chilcott Forecasts and the Adjusted Warner Chilcott Forecasts;

(4)

reviewed the following financial forecasts relating to Actavis (the “Actavis Public Forecasts”): for 2013, financial forecasts publicly disclosed by Actavis on February 19, 2013 (the “2013 Actavis Guidance”), for 2014 and 2015, certain publicly available financial forecasts, and for 2016 and 2017, financial forecasts extrapolated from such publicly available forecasts at the direction of management of Actavis;

(5)	reviewed certain estimates as to the amount and timing of cost savings and tax benefits (collectively, the “Synergies”) anticipated by the management of Actavis to result from the Transaction;

(6)	discussed with the management of Actavis its assessment as to the products, product candidates and technology of Warner Chilcott;

(7)

discussed the past and current business, operations, financial condition and prospects of Warner Chilcott with members of senior managements of Warner Chilcott and Actavis, and discussed the past and current business, operations, financial condition and prospects of Actavis with members of senior management of Actavis;

(8)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Holdco, including the potential effect on Holdco’s estimated earnings per share;

(9)

reviewed the trading histories for Warner Chilcott Shares and Actavis Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(10)	compared certain financial and stock market information of Warner Chilcott and Actavis with similar information of other companies we deemed relevant;

(11)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors

Actavis, Inc.

(12)	reviewed the Agreement, the Expenses Reimbursement Agreement, dated May 19, 2013, between Warner Chilcott and Actavis, the Rule 2.5 Announcement and certain related documents; and

(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Actavis and Warner Chilcott that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Warner Chilcott Forecasts, we have been advised by Warner Chilcott, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Warner Chilcott as to the future financial performance of Warner Chilcott. With respect to the Adjusted Warner Chilcott Forecasts and the Synergies, we have assumed, at the direction of Actavis, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Actavis as to the future financial performance of Warner Chilcott and the other matters covered thereby and, based on the assessments of the management of Actavis as to the relative likelihood of achieving the future financial results reflected in the Warner Chilcott Forecasts and the Adjusted Warner Chilcott Forecasts, we have relied, at the direction of Actavis, on the Adjusted Warner Chilcott Forecasts for purposes of our opinion. We have relied, at the direction of Actavis, on the assessments of the management of Actavis as to Holdco’s ability to achieve the Synergies and have been advised by Actavis, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have been advised by Actavis and have assumed that the Actavis Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of Actavis and, at the direction of the management of Actavis, we have used the Actavis Public Forecasts in performing our analyses. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Warner Chilcott or Actavis, nor have we made any physical inspection of the properties or assets of Warner Chilcott or Actavis. Except to the extent reflected in the Adjusted Warner Chilcott Forecasts, at your direction we have not taken into account any potential financial impact of the governmental investigations or litigations to which Warner Chilcott is subject and have assumed that any such financial impact would not be material to our analyses or opinion. In addition, at your direction, we have not taken into account for purposes of our analyses any costs arising as a result of taxes that may be payable in connection with the Transactions. We have not evaluated the solvency or fair value of Warner Chilcott or Actavis under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Actavis, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Warner Chilcott, Actavis or the contemplated benefits of the Transaction.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio (taking into account the Acquisition) to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of Actavis Common Stock of the Exchange Ratio (taking into account the Acquisition) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed

The Board of Directors

Actavis, Inc.

with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Holdco Shares to be received by the holders of Actavis Common Stock in the Transaction. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Holdco Shares actually will be when issued or the prices at which Holdco Shares, Actavis Common Stock or Warner Chilcott Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as a financial advisor to the Board of Directors of Actavis in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Actavis has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Holdco, Actavis, Warner Chilcott and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Actavis and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager and/or arranger for various debt offerings and (iii) book-running manager, lead arranger and/or agent bank for, and lender under, certain credit facilities, as well as having provided or providing certain cash and treasury management services.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Warner Chilcott and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) manager or arranger for various equity offerings and (ii) arranger and/or agent bank for, and lender under, certain credit facilities.

It is understood that this letter is for the benefit and use of the Board of Directors of Actavis (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

Actavis, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio (taking into account the Acquisition) is fair, from a financial point of view, to the holders of Actavis Common Stock.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex F

Greenhill &Co., LLC

300 Park Avenue

New York, NY 10022

(212)389-1500

(212) 389-1700 Fax

CONFIDENTIAL

May 19, 2013

Board of Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Members of the Board of Directors:

We understand that Actavis, Inc. (the “Company”) proposes to cause Actavis Limited (“New ACT”) to acquire Warner Chilcott plc (“Warner Chilcott”) on the terms set out in the announcement to be issued by New ACT pursuant to Rule 2.5 of the Irish Takeover Rules (the “Acquisition”) on or around the date hereof (the “Rule 2.5 Announcement”). We further understand that the Company, New ACT, Actavis Ireland Holding Limited, Actavis W.C. Holding LLC, Actavis W.C. Holding 2 LLC and Warner Chilcott propose to enter into a Transaction Agreement, dated May 19, 2013 (the “Transaction Agreement”), which provides, among other things, for (i) the merger (the “Merger”, and together with the Acquisition, the “Transactions”) of MergerSub with and into the Company, as a result of which each outstanding common share, par value US$0.0033 per share (the “Company Common Stock”), of the Company (not owned by the Company or held in treasury by the Company), will be cancelled and converted into the right to receive one ordinary share (the “Exchange Ratio”) of US$0.0001 in the capital of New ACT (each a “New ACT Share”), and (ii) under the terms of the Acquisition, each outstanding ordinary share, par value per US$0.01 per share (the “Warner Chilcott Shares”), of Warner Chilcott (not owned by Warner Chilcott or its Affiliates), will be acquired by New ACT in exchange for the right to receive 0.160 of a New ACT Share. The terms and conditions of the Transactions are more fully set forth in the Rule 2.5 Announcement and the Transaction Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Transaction Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio (taking into account the Acquisition) is fair, from a financial point of view, to the holders of Company Common Stock.

For purposes of the opinion set forth herein, we have:

1.	reviewed the Rule 2.5 Announcement, the Transaction Agreement, the Expenses Reimbursement Agreement, dated May 19, 2013, between the Company and Warner Chilcott, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company and Warner Chilcott;

3.	reviewed certain other publicly available business and financial information relating to the Company and Warner Chilcott that we deemed relevant;

4.

reviewed certain information, including financial forecasts and other financial and operating data concerning Warner Chilcott, prepared by the management of Warner Chilcott (the “Warner Chilcott Forecasts”);

5.

reviewed an alternative version of the Warner Chilcott Forecasts incorporating certain adjustments thereto made by the management of the Company (the “Adjusted Warner Chilcott Forecasts”) and discussed with the management of the Company its rationale for the changes to the Warner Chilcott Forecasts;

6.

reviewed the following financial forecasts relating to the Company (the “Company Public Forecasts”): for 2013, financial forecasts publicly disclosed by the Company on February 19, 2013 (the “2013 Company Guidance”), for 2014 and 2015, certain publicly available financial forecasts prepared by certain research analysts, and for 2016 and 2017, financial forecasts extrapolated from such publicly available forecasts at the direction of management of the Company;

7.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

8.	discussed the past and present operations and financial condition and the prospects of Warner Chilcott with Warner Chilcott’s financial advisor;

9.	reviewed information regarding certain strategic, financial, tax and operational benefits anticipated from the Transactions (“Synergies”) prepared by the management of the Company;

10.	reviewed the pro forma impact of the Transactions on New ACT’s earnings, cash flow, consolidated capitalization and financial ratios;

11.	reviewed the historical market prices and trading activity for the Company Common Stock and the Warner Chilcott Shares and analyzed their implied valuation multiples;

12.	compared the value of the consideration to be paid in the Acquisition with that paid in certain publicly available acquisition transactions that we deemed relevant;

13.	compared the financial performance of Warner Chilcott with the trading valuations of certain publicly traded companies that we deemed relevant;

14.

compared the value of the consideration to be paid in the Acquisition to the valuation derived by discounting future cash flows and a terminal value of the business of Warner Chilcott based upon the Adjusted Warner Chilcott Forecasts at discount rates we deemed appropriate;

15.

compared a valuation of the shares of Company Common Stock derived by discounting future cash flows and a terminal value of the business of the Company to a valuation of the New ACT Shares to be issued in the Merger in exchange for shares of Company Common Stock derived by discounting future cash flows and a terminal value of the business of New Act after giving effect to the Transactions, in each case applying discount rates we deemed appropriate;

16.	compared certain market prices for the Company Common Stock prior to the Transaction to illustrative prices for New ACT Shares after giving effect to the Transactions;

17.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Warner Chilcott and its legal and financial advisors; and

18.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Warner Chilcott for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Warner Chilcott, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the 2013 Company Guidance, the Adjusted Warner Chilcott Forecasts, the Synergies and other data that have been furnished or otherwise provided to us, we have assumed that such guidance, forecasts, Synergies, and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such guidance, forecasts, Synergies, and data in arriving at our opinion. We have been advised by the Company and have assumed that the Company Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of the Company and, at the direction of the management of the Company, we have used the Company Public Forecasts in arriving at our opinion. We express no opinion with respect to the 2013 Company Guidance, the Adjusted Warner Chilcott Forecasts, the Synergies, the Company Public Forecasts and other data or the assumptions upon which they are based. Except to the extent reflected in the Adjusted Warner Chilcott Forecasts, at your direction we have not taken into account any potential financial impact of the governmental investigations or litigations to which Warner Chilcott is subject and have assumed that any such financial impact would not be material to our analyses or opinion. In addition, at your direction, we have not taken into account for purposes of our analyses any costs arising as a result of taxes that may be payable in connection with the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Warner Chilcott, nor have we been furnished with any such appraisals. We have assumed that the Transactions will be consummated in accordance with the terms set forth in the Rule 2.5 Announcement and the Transaction Agreement and without waiver of any material terms or conditions set forth in the Rule 2.5 Announcement and the Transaction Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any effect on the Company, Warner Chilcott, the Transactions or the contemplated benefits of the Transactions material to our analyses. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as a financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Transactions and will receive a fee for rendering this opinion and for other services rendered in connection with the Transactions, a portion of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Transactions (other than in connection with the Transactions).

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Transactions and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Transactions. We are not expressing an opinion as to any aspect of the Transactions, other than the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio (taking into account the Acquisition). In particular, we express no opinion as to the prices at which the Company Common Stock or the New ACT Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the New ACT Shares to be received by the holders of the Company Common Stock in the Transactions or with respect to the fairness of any such compensation. No opinion is expressed as to the relative merits of the Transactions in comparison to any alternative transactions or strategies that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transactions. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transactions, the Rule 2.5 Announcement or the Transaction Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Transactions or any other matter at any meeting of the stockholders convened in connection with the Transactions.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio (taking into account the Acquisition) is fair, from a financial point of view, to the holders of Company Common Stock.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Ashish K. Contractor
Ashish K. Contractor
Managing Director

Annex G

May 19, 2013	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Board of Directors

Warner Chilcott plc

1 Grand Canal Square

The Docklands, Dublin 2 Ireland

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Warner Chilcott plc (the “Company”) in connection with the Transaction Agreement, dated as of May 19, 2013 (the “Transaction Agreement”), among Actavis, Inc. (“Actavis”), Actavis Limited (“Holdco” ), Actavis Ireland Holding Limited, Actavis W.C. Holding LLC, Actavis W.C. Holding 2 LLC (“MergerSub”) and the Company, which provides, among other things, for (i) the acquisition of the Company by Holdco (the “Acquisition”) pursuant to a Scheme of Arrangement (the “Scheme”) or a takeover offer (the “Takeover Offer”) under Irish law and (ii) the merger of Merger Sub with and into Actavis (the “Merger”), as a result of which each of the Company and Actavis will become a wholly owned subsidiary of Holdco (the “Transaction”). As set forth more fully in the Transaction Agreement, as a result of the Scheme, Holdco shall, in respect of each ordinary share of US$0.01 each in the capital of the Company (the “Company Shares”) subject to the Scheme, issue 0.160 (the “Exchange Ratio”) of an ordinary share of US$0.0001 each in the capital of Holdco (“Holdco Shares”), and holders of Company Shares will receive the number of whole shares resulting from converting their Company Shares into Holdco Shares at the Exchange Ratio, plus cash in lieu of any fractional share to which such holder would be entitled (such Holdco Shares and cash, if any, together being the “Scheme Consideration”). As further set forth more fully in the Transaction Agreement, as a result of the Merger, each share of common stock, par value US$0.0033 per share, of Actavis (the “Actavis Common Stock”) will be converted into the right to receive one Holdco Share (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of the outstanding Company Shares.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Actavis, and certain internal analyses, financial forecasts and other information relating to the Company and Actavis prepared by the respective managements of the Company and Actavis. We have also held discussions with certain senior officers and other representatives and advisors of the Company and Actavis regarding the businesses and prospects of the Company and Actavis. In addition, we have (i) reviewed the reported prices and trading activity for the Company Shares and the Actavis Common Stock, (ii) compared certain financial and stock market information for the Company and Actavis with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Transaction Agreement and certain related documents, including the Rule 2.5 Announcement to be issued in connection therewith, (v) reviewed information relating to, and a range of estimates of, certain potential strategic, tax, financial and operational benefits anticipated to result from the Transaction, based on public estimates and estimates prepared by the management

Board of Directors, Warner Chilcott plc

May 19, 2013

of Actavis, and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Actavis, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Actavis or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. We were advised by the management of the Company that the financial forecasts made available to us regarding the Company were prepared for certain internal planning purposes and do not incorporate a risk adjustment related to potential loss of exclusivity on key marketed products or the approval of key pipeline products that are expected to be launched during the projection period. Accordingly, we were directed by management of the Company and by you to use in our analyses, and to rely primarily on, a set of forecasts based on publicly available consensus estimates of the future financial performance of the Company. We were advised by the management of the Company, and we have assumed, that these consensus estimates are reflective of potential risk adjustments related to the potential loss of exclusivity on key marketed products and the approval of key pipeline products that are expected to be launched during the projection period, and that such estimates are a reasonable basis upon which to evaluate the future financial performance of the Company. With respect to Actavis, we were instructed to use, and we have with your knowledge and permission used, a set of forecasts based on publicly available estimates of the future financial performance of Actavis provided to us by the management of Actavis and its representatives. We were advised by the management of Actavis, and we have assumed, that these consensus estimates are a reasonable basis upon which to evaluate the future financial performance of Actavis. We have assumed, with your consent, that the financial results reflected in these forecasts will be realized in the amounts and at the times projected. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Transaction Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

Board of Directors, Warner Chilcott plc

May 19, 2013

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Shares as of the date hereof. This opinion relates to the relative values of the Company and Actavis. We are not expressing any opinion as to what the value of the Holdco Shares will be when issued pursuant to the Scheme or the price at which the Holdco Shares will trade at any time. This opinion does not address any other terms of the Transaction or the Transaction Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Company Shares should vote with respect to the Scheme or whether or not any holder of Company Shares should tender shares pursuant to the Takeover Offer, if any. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Scheme Consideration to be received by the holders of Company Shares.

We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative transactions or business strategies.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Actavis or its affiliates for which they have received, and in the future may receive, compensation, including having served as lender to Watson Pharmaceuticals, Inc., the predecessor to Actavis, in September 2011 on a $500 million revolving credit facility; having served as lender to Watson Pharmaceuticals, Inc. in June 2012 on a $1.8 billion term loan facility; having served as underwriter in September 2012 on an offering of $3.9 billion aggregate principal amount of notes; and having served as financial advisor to the former Actavis plc in connection with its October 2012 sale to Watson Pharmaceuticals, Inc. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having served as co-manager in March 2011 of a secondary offering of approximately $580 million of Company Shares; and having served as Co-Lead Arranger and Joint Bookrunner in March 2011 on term loan and revolving credit facilities totaling $3.25 billion. In connection with the consummation of the Transaction, it is anticipated that indebtedness of the Company which has been extended in part by one or more members of the DB Group will be repaid or refinanced. The DB Group may also provide investment and commercial banking services to Holdco and its affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course

Board of Directors, Warner Chilcott plc

May 19, 2013

of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Actavis, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:  /s/ Deutsche Bank Securities Inc.

Annex H

List of Relevant Territories for DWT Purposes

1. Albania	36. Macedonia
2. Armenia	37. Malaysia
3. Australia	38. Malta
4. Austria	39. Mexico
5. Bahrain	40. Moldova
6. Belarus	41. Montenegro
7. Belgium	42. Morocco
8. Bosnia & Herzegovina	43. Netherlands
9. Bulgaria	44. New Zealand
10. Canada	45. Norway
11. Chile	46. Pakistan
12. China	47. Panama
13. Croatia	48. Poland
14. Cyprus	49. Portugal
15. Czech Republic	50. Qatar
16. Denmark	51. Romania
17. Egypt	52. Russia
18. Estonia	53. Saudi Arabia
19. Finland	54. Serbia
20. France	55. Singapore
21. Georgia	56. Slovak Republic
22. Germany	57. Slovenia
23. Greece	58. South Africa
24. Hong Kong	59. Spain
25. Hungary	60. Sweden
26. Iceland	61. Switzerland
27. India	62. Turkey
28. Israel	63. Ukraine
29. Italy	64. United Arab Emirates
30. Japan	65. United Kingdom
31. Korea	66. USA
32. Kuwait	67. Uzbekistan
33. Latvia	68. Vietnam
34. Lithuania	69. Zambia
35. Luxembourg

H-1